As filed with the Securities and Exchange Commission on July 3, 2019.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Intercorp Financial Services Inc.

(Exact name of Registrant as specified in its charter)

Republic of Panama	6029	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Intercorp Financial Services Inc.

Torre Interbank, Av. Carlos Villarán 140

La Victoria

Lima 13, Peru

(51) (1) 615-9011

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Corporation Service Company

1180 Avenue of the Americas, Suite 210

New York, NY 10036

(212) 299-5600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Antonia E. Stolper, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 (212) 848-5009	Juan Francisco Méndez, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2579

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by a check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed Maximum Aggregate Offering Price (2)	Amount of registration fee
Common Shares(1)	U.S.$486,450,000	U.S.$58,958

(1)

Includes common shares that the underwriters have the option to purchase, if any, and common shares that are to be offered outside the United States but that may be resold from time to time in the United States in transactions requiring registration under the Securities Act. Offers and sales of common shares outside the United States are being made pursuant to Regulation S and are not covered by the Registration Statement

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell, nor does it seek an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 3, 2019

PRELIMINARY    PROSPECTUS

9,000,000 Shares

Common Stock

This is a public offering of 9,000,000 shares of Intercorp Financial Services, Inc. (“IFS”) by IFS, one of our subsidiaries identified in this prospectus, and the selling shareholders named herein. We will not receive any of the proceeds from the sale of the common shares by the selling shareholders. The sale of our shares by our subsidiary will be treated as a sale by us of treasury shares.

Our common shares are listed on the Lima Stock Exchange (Bolsa de Valores de Lima) under the symbol “IFS”. On July 2, 2019, the last reported sales price of IFS common shares on the Lima Stock Exchange was U.S.$46.01 per share. The initial public offering price of our common shares in the offering is expected to be between US$44.00 and US$50.00 per share. We are applying to have the common shares listed on the New York Stock Exchange under the symbol “IFS.”

We have granted the underwriters an option for a period of 30 days to purchase up to an aggregate of 1,350,000 additional common shares.

Investing in the common shares involves risks. See “Risk Factors” beginning on page 30.

	Price to Public	Underwriting Commissions(1)	Proceeds to Company(2)	Proceeds to the Selling Shareholders
Per Share	U.S.$	U.S.$	U.S.$	U.S.$
Total	U.S.$	U.S.$	U.S.$	U.S.$

(1)	See “Underwriting” for a description of all compensation payable to the underwriters.
(2)	Represents proceeds to us and to one of our subsidiaries from the sale of our shares in the offering.

Delivery of the common shares will be made on or about                 , 2019.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This offering has not and will not be registered in the Republic of Peru and therefore is not and will not be subject to Peruvian laws applicable to public offerings in Peru. Neither this offering nor the common shares have been or will be registered in the Republic of Panama and therefore are not and will not be subject to the Panamanian laws applicable to public offerings in Panama. The information contained in this prospectus has not been and will not be approved or disapproved by the Peruvian Securities Commission (Superintendencia del Mercado de Valores, or “SMV”), the Lima Stock Exchange, or the Panamanian Superintendency of the Securities Market (Superintendencia del Mercado de Valores, or “Panamanian SMV”). The common shares may not be sold in Peru or Panama except in compliance with the securities laws of Peru and Panama, respectively.

Global Coordinators and Joint Bookrunners

BofA Merrill Lynch	J.P. Morgan

Joint Bookrunner

Itaú BBA

Structuring Agent

Inteligo SAB

The date of this prospectus is                 , 2019.

We are responsible for the information contained in this prospectus. We have not authorized anyone to give you any other information and we take no responsibility for any other information that others may give you.

This prospectus has been prepared on the basis that any offer of common shares in any Member State of the European Economic Area will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of common shares. Accordingly, any person making or intending to make an offer in that Member State of the European Economic Area of common shares which are the subject of the offering contemplated in this prospectus, may only do so in circumstances in which no obligation arises for us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of common shares in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended), and includes any relevant implementing measure in each Member State.

The distribution of this prospectus and the offering and sale of common shares in certain jurisdictions may be restricted by law. Persons who receive this prospectus must inform themselves about and observe any such restrictions. This prospectus does not constitute an offer of, or an invitation to purchase, any of the common shares in any jurisdiction in which such offer or invitation would be unlawful.

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PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Certain Definitions

All references to “we”, “us”, “our company”, and “IFS” in this prospectus are to Intercorp Financial Services Inc., a corporation (sociedad anónima) organized under the laws of the Republic of Panama (“Panama”).

In this prospectus, we refer to our principal subsidiaries as follows: (i) in our banking segment: Banco Internacional del Perú, S.A.A.—Interbank, an open-stock corporation (sociedad anónima abierta) organized under the laws of Peru, as “Interbank”; (ii) in our insurance segment: Interseguro Compañía de Seguros, S.A., a corporation (sociedad anónima) organized under the laws of Peru, as “Interseguro”; and (iii) in our wealth management segment: Inteligo Group Corp., a corporation (sociedad anónima) organized under the laws of Panama, as “Inteligo”, Inteligo Bank Ltd., a corporation organized under the laws of The Bahamas, as “Inteligo Bank”, Inteligo Sociedad Agente de Bolsa S.A., a corporation (sociedad anónima) organized under the laws of Peru, as “Inteligo SAB” and Interfondos S.A. Sociedad Administradora de Fondos, a corporation organized under the laws of Peru, as “Interfondos SAFM” or “Interfondos”.

In this prospectus, we also refer to our parent company, Intercorp Perú Ltd. (“Intercorp Peru” or “Intercorp”), a holding company for a group of companies operating mainly in Peru under the name “Intercorp”. Intercorp Peru’s main subsidiaries include our company and Intercorp Retail Inc. (“Intercorp Retail”). Intercorp Retail acts as a holding company for the retail and real estate operations of Intercorp Peru in Peru. Through its subsidiary InRetail Peru Corp whose shares are listed on the Lima Stock Exchange under the symbol “INRETAILC1,” Intercorp Retail has controlling stakes in (i) Supermercados Peruanos S.A. (“Supermercados Peruanos”), a supermarket chain, primarily operating under the: “Plaza Vea,” “Vivanda” and “MASS” brands, (ii) InRetail Pharma S.A., consisting of a chain of pharmacies operating under the “Inkafarma” and “MiFarma” brands with a distribution and marketing business as well as manufacturing some pharmaceutical products and (iii) InRetail Real Estate Corp., an owner, developer and operator of shopping malls under the “Real Plaza” brand. Intercorp Retail also controls directly (a) Tiendas Peruanas S.A., a department store chain operating under the “Oechsle” brand that started operations in 2009, (ii) Financiera Oh! S.A., a consumer finance company that started operations in 2010, and (iii) Homecenters Peruanos S.A. (“Homecenters Peruanos”), a home improvement company operating under the “Promart” brand. Our parent company Intercorp Peru also controls the following companies involved in the private education and healthcare businesses under the following brands: “Innova Schools,” “Zegel IPAE,” “UTP” “IDAT” and “Aviva”.

Financial Statements

Our audited annual consolidated financial statements as of December 31, 2018 and 2017 and as of January 1, 2017 and for each of the three years ended December 31, 2018, 2017 and 2016 included in this prospectus have been prepared in soles and in accordance with International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”) and audited by Paredes, Burga & Asociados Sociedad Civil de Responsabilidad Limitada, a member firm of Ernst & Young Global Limited.

Our unaudited interim condensed consolidated financial statements as of March 31 2019 and for the three months ended March 31, 2019 and March 31, 2018 included in this prospectus have been prepared in soles and in accordance with International Accounting Standard (“IAS”) 34 “Interim Financial Reporting”.

The accounting principles used in the preparation of our unaudited interim condensed consolidated financial statements are the same as those used in the preparation of our audited annual consolidated financial statements. For new accounting pronouncements effective January 1, 2019, see Note 2(c) to our unaudited interim condensed consolidated financial statements. In addition, our unaudited interim condensed consolidated financial statements do not include all the information and disclosures required in our audited consolidated financial statements and accordingly should be read in conjunction with them.

For regulatory purposes, including regulations of the Banco Central de Reserva del Perú (the “Central Reserve Bank of Peru”) and regulations and the reporting requirements of the SMV, our Peruvian subsidiaries, Interbank and Interseguro, also prepare in Spanish and make available to shareholders statutory financial statements as prescribed by the Peruvian Superintendency of Banks, Insurance and Private Pension Fund Administrators (Superintendencia de Banca, Seguros y AFPs, or “SBS”), hereinafter “SBS GAAP”.

We have included in this prospectus certain information reported by the SBS for the Peruvian banking and insurance sectors as a whole as well as for individual financial institutions in Peru, including Interbank and Interseguro, which report to the SBS in SBS GAAP. The information under SBS GAAP has been presented for comparative market purposes. All statements in this prospectus regarding our relative market position and financial performance vis-à-vis the financial services and insurance sectors in Peru are based, out of necessity, on information obtained from the SBS and the SMV. With respect to comparative banking information we typically compare ourselves against certain peer banks or against the system as a whole. With respect to comparative insurance information we typically compare ourselves against the industry as a whole. Statements in this prospectus regarding our relative market position and financial performance, however, do not include information relating to Inteligo as Inteligo is not regulated by and does not report to the SBS or the SMV.

Certain comparative financial information related to our compound annual growth rate (“CAGR”) included in this prospectus has been prepared based on information reported pursuant to SBS GAAP, except for Inteligo. Compound Annual Growth Rate (“CAGR”) is calculated by (i) dividing the value of a variable on year X (ending value) by the value of this same variable on year Y (beginning value), then (ii) raising this to an exponent of one divided by (X-Y) and (iii) subtracting one from the result. In addition, our Peruvian subsidiaries pay dividends to us on the basis of the SBS GAAP financial statements as further described in this prospectus. See “Dividends and Dividend Policy” and “Risk Factors—We are a holding company and all of our operations are conducted through our subsidiaries. Our ability to pay dividends to you will depend on the ability of our subsidiaries to pay dividends and make other distributions to us.”

IFRS differs in certain significant respects from SBS GAAP. Consequently, information presented in this prospectus in accordance with SBS GAAP or based on information from the SBS or SMV may not be comparable with our financial information prepared in accordance with IFRS. Unless otherwise indicated, all financial information provided in this prospectus has been prepared in accordance with IFRS.

Comparability of 2018 audited consolidated financial statements to prior years and financial statements restatement

As a result of the adoption of IFRS 9 beginning January 1, 2018, our audited consolidated financial statements for 2018 and related ratios are not comparable to prior years. See Note 4.7 to our audited annual consolidated financial statements.

In 2018, the SBS published new Peruvian mortality and morbidity tables to be used in mathematical reserve calculations of pensions. These tables gather updated information and show the recent changes in the life expectancy in Peru. We decided to use these new tables for our pension reserve calculation, as they show the recent changes in mortality rates and life expectancy. According to IAS 8, this change in mortality and morbidity tables represents a change in our accounting estimate regarding pension reserve calculation whose effects have been recognized prospectively, affecting the results of the year and not prior periods. See Note 4.6 to our audited annual consolidated financial statements.

Until December 31, 2017, our subsidiary Interseguro recognized in its income statements the effect of the change in the value of liabilities coming from retirement, disability and survivor’s pensions, caused by the variation in the market interest rates used to discount these liabilities. During 2018, Interseguro voluntarily modified its accounting policy in order to show the effect of the change in market interest rates in the statements of other comprehensive income, providing more accurate and relevant information. The resulting impact was retrospectively recorded, restating unrealized results, net and retained earnings of our consolidated statements of financial position as of December 31, 2017, 2016, 2015 and 2014 and for the years then ended included in this prospectus. Restated line items due to the voluntary change in accounting policy for 2015 and 2014 have not been audited. See Note 4.2.1(i) to our audited annual consolidated financial statements and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” for a discussion of the impact of this change. In addition, minor reclassifications for comparative purposes were made for the periods presented. See Note 4.4(a.i) to our audited annual consolidated financial statements.

Additionally, our acquisition of Seguros Sura in November 2017 affected the comparability of the financial information for our subsidiary Interseguro for 2018 to prior years.

Currency Translation

The term “sol” and the symbol “S/” refer to the legal currency of Peru, and the term “U.S. dollar” and the symbol “U.S.$” refer to the legal currency of the United States.

We have translated some of the soles amounts contained in this prospectus into U.S. dollars for convenience purposes only. Unless otherwise indicated or the context otherwise requires, the rate used to translate soles amounts to U.S. dollars as of March 31, 2019 and as of December 31, 2018 was S/3.318 = U.S.$1.00, which was the exchange rate reported for March 31, 2019 by the SBS. The Federal Reserve Bank of New York does not report a noon buying rate for soles. The U.S. dollar equivalent information presented in this prospectus is provided solely for convenience of investors and should not be construed as implying that the soles or other currency amounts represent, or could have been or could be converted into, U.S. dollars at such rates or at any other rate. See “Exchange Rates” for information regarding historical exchange rates of soles to U.S. dollars.

Effect of Rounding

Certain figures included in this prospectus and in our consolidated financial statements have been rounded for ease of presentation. Percentage figures included in this prospectus have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in our consolidated financial statements. Certain numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them due to rounding.

Market and Industry Data

In this prospectus, unless otherwise indicated, all macroeconomic data relating to Peru is based on information published by the SBS, the Central Reserve Bank of Peru, the Peruvian Ministry of the Economy and Finance (Ministerio de Economía y Finanzas, or “MEF”), and the Peruvian National Institute of Statistics and Information Processing (Instituto Nacional de Estadística e Informática, or “INEI”). References in this prospectus to “GDP” refer to real gross domestic product, except for GDP per capita and penetration ratios of loan products.

References in this prospectus to “peer countries” in Latin America refer to Brazil, Chile, Colombia and Mexico. Certain information about peer countries in Latin America have been derived from the Economist Intelligence Unit (“EIU”), the Chilean Superintendency of Banks and Financial Institutions (Superintendencia de Bancos e Instituciones Financieras, or “SBIF”), the Central Bank of Brazil (Banco Central do Brasil), the Colombian Financial Superintendency (Superintendencia Financiera de Colombia), and the Mexican Commission for Banking and Securities (Comisión Nacional Bancaria y de Valores). References in this prospectus to the “four largest banks in Peru” or the “four largest Peruvian banks” refer to Banco de Crédito del Perú (“BCP”), BBVA Continental, Interbank and Scotiabank Perú S.A.A.

Unless otherwise indicated, statistical information in this prospectus relating to our Peruvian subsidiaries Interbank and Interseguro, regarding market share, ranking, and other measures, as well as information on other Peruvian financial institutions and the Peruvian financial system generally, has been derived from reports and information published by the SBS, the SMV, the Central Reserve Bank of Peru, the Association of Peruvian Banks (Asociación de Bancos del Perú, or “ASBANC”), Swiss Re Sigma’s report “World Insurance in 2017: solid, but mature life markets weigh on growth” (“Swiss Re Sigma 2017 Report”) or from other publicly available sources and industry publications.

Socioeconomic levels are determined based on the data collected by INEI in their national annual survey Encuesta Nacional de Hogares (“ENAHO”). INEI assigns a score to each household based on their ranking on the following four factors: (i) characteristics of the household living space, (ii) level of living space overcrowding, (iii) level of education of household head and (iv) ownership of durable goods/properties; and then groups them in five socioeconomic segments (A, B, C, D, E).

Other market share information and other statistical information and quantitative statements in this prospectus regarding our market position relative to our competitors, except where otherwise indicated, is not based on published statistical data or information obtained from independent third parties. Rather, such information and statements reflect management estimates based upon our internal records and surveys, statistics published by providers of industry data, information published by our competitors, and information published by trade and business organizations and associations and other sources within the industry in which we operate. We have not independently verified any data produced by third parties or industry or general publications, although we believe such data and publications are reliable. In addition, while we believe our internal data and surveys to be reliable, such data and surveys have not been verified by any independent sources.

Loan Portfolio Data

Unless otherwise indicated, references in this prospectus to performing loans refer to loans in compliance with their original contractual obligations. References to past-due loans refer to overdue loans defined as follows: commercial loans are considered past-due once amortization payments are 15 days overdue; loans to micro-businesses are considered past-due once amortization payments are 30 days overdue; and in the case of consumer, mortgage and leasing loans, the amortization portion of a coupon is considered past-due once 30 days overdue and the total amount of the loan is considered past-due once an amortization payment is 90 days overdue. For IFRS 7 and IFRS 9 disclosure purposes, the entire loan balance is considered past due when debtors have failed to make a payment when contractually due. Past-due loans do not include refinanced and restructured loans. References to total gross loans include total loans outstanding, including past-due loans, refinanced loans and restructured loans, and references to total net loans refer to gross loans plus accrued interest less allowances for loan losses and deferred interest.

Certain Financial Definitions and Conventions

We present return on assets, or “ROA”, return on equity or “ROE”, net interest margin or “NIM”, risk adjusted net interest margin or “risk adjusted NIM”, cost of risk and efficiency ratio in this prospectus. We define our ROA as net profit for the period divided by average total assets; our ROE as net profit for the period divided by average shareholders’ equity; NIM as (x) net interest and similar income divided by average interest earning assets; risk adjusted NIM as net interest margin after impairment loss on loans, net of recoveries; Cost of risk is defined as impairment loss on loans, net of recoveries divided by average gross loans; and Efficiency ratio as the division of (x) salaries and employee benefits plus administrative expenses plus depreciation and amortization by (y) net interest and similar income plus other income, plus net premiums earned.

We present average balances and nominal average interest rates in this prospectus. Except as otherwise indicated, average balances are based on quarterly balances. Nominal average interest rates have been calculated by dividing interest earned on assets or paid on liabilities by the corresponding average balances on such assets or liabilities.

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We present ROA, ROE, and NIM as of March 31, 2019 and March 31, 2018 on an annualized basis. ROA as of March 31, 2019 and March 31, 2018 is calculated as net profit for the three months ended March 31 of each respective year multiplied by four and divided by average total assets. ROE as of March 31, 2019 and March 31, 2018 is calculated as net profit for the three months ended March 31 of each respective year multiplied by four and divided by average shareholders’ equity. Annualized NIM as of March 31, 2019 and March 31, 2018 is calculated as gross financial margin for the period multiplied by four and divided by average of interest earning assets.

Non-GAAP Financial Measures

In this prospectus, we present adjusted net profit, adjusted ROE and adjusted ROA, which are non-GAAP financial measures. A non-IFRS financial measure does not have a standardized meaning prescribed by IFRS. A non-GAAP financial measure is generally defined as a numerical measure of an issuer’s historical or future financial performance, financial position or cash flows that: (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with IFRS in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the issuer; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

For the year ended December 31, 2018, we define adjusted net profit as net (loss) / profit for the year plus the effect on our insurance technical reserves of the adoption of new mortality tables published by the SBS through Resolution No. 886-2018 in March, 2018. The Resolution adopts the new Peruvian mortality and morbidity tables to be used in mathematical reserve calculations of pensions. These tables gather updated information and show the recent changes in the life expectancy in Peru. As international actuarial and accounting standards, mortality tables need to be updated on a regular basis with information reflecting the reality of the insured, beginning June 1, 2018, we decided to use these new tables for Interseguro’s pension reserve calculation. See Note 15(e) to the audited annual consolidated financial statements. As a result we had a negative impact of S/144.8 million due to the aggregate effect recorded in technical reserves on insurance policies issued prior to the date of adoption of the new mortality tables. We believe that the adoption of further changes to the mortality tables within the next two years is not reasonably likely to occur. We believe that by excluding this effect, supplemental information is provided for our management and investors to analyze our core operating performance on a consistent basis from period to period. The technical reserves calculation is recorded on the income statement in the caption “total net premiums, earned.” See Note 23 to our audited annual consolidated financial statements.

For the three months ended March 31, 2019, in our segment information, we define adjusted net profit as net profit of the banking segment excluding the gain on the sale of Interfondos to Inteligo of S/32.4 million after taxes, which is eliminated upon consolidation. See “Management’s discussion and Analysis of Results of Operations and Financial Condition—Results of Operations for the Three Months Ended March 31, 2019 Compared to the Three Months Ended March 31, 2018.”

Additionally, we define for our banking segment: (i) adjusted ROE as adjusted net profit for the three months ended March 31, 2019, divided by average shareholders’ equity, and (ii) adjusted ROA as adjusted net profit for the three months ended March 31, 2019, divided by average total assets. See “Selected Consolidated Financial Information—Non-GAAP Financial Measures.”

We define adjusted ROE as adjusted net profit for the period divided by average shareholders’ equity, and adjusted ROA as adjusted net profit for the period divided by average total assets. Also, we present adjusted net profit, adjusted ROE and adjusted ROA for segment information. See “Selected Consolidated Financial Information—Non-GAAP Financial Measures.”

There may be limits in the usefulness of these measures to investors. As a result, we encourage readers to consider the consolidated financial statements and other financial information contained in this prospectus in their entirety, and not to rely on any single financial measure.

SUMMARY

This summary highlights selected information about us and should be read as an introduction to the more detailed information included in this prospectus. You should carefully read this prospectus in its entirety before investing in our common shares, including “Presentation of Financial and Other Information,” “Risk Factors,” “Selected Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our unaudited interim condensed consolidated financial statements and our audited annual consolidated financial statements and related notes. Unless otherwise indicated, all financial information provided in this section has been prepared in accordance with IFRS except for certain information such as CAGR and other comparative market information which is presented under SBS GAAP. We have included in this summary and elsewhere in this prospectus certain information reported by the SBS for the Peruvian banking and insurance sectors as a whole as well as for individual financial institutions in Peru, including Interbank and Interseguro, which report to the SBS and the SMV in SBS GAAP. The information under SBS GAAP has been presented for comparative market purposes only.

Overview

IFS is a leading provider of banking, insurance and wealth management services for retail customers and commercial clients in Peru. Our purpose is to empower all Peruvians to achieve financial well-being, and as such, we have built an integrated financial services platform in the fast-growing, underpenetrated and profitable Peruvian financial system. We have invested in building a leading and scalable digital platform (mobile and online), which is rapidly being adopted by existing and new customers. Our digital platform is complemented by one of the largest distribution networks in the country which includes financial stores, ATMs, correspondent agents, dedicated sales forces, financial advisors, and call centers. Together our digital platform and distribution network provide our more than three million customers and a potential market of more than 30 million Peruvians and 9 million businesses with access to our products and services and a distinctive and convenient customer experience.

We manage our business in three segments, banking, insurance and wealth management, that complement each other and represent diversified sources of revenue. Our banking segment operates through our subsidiary Interbank, which is the second largest provider of consumer loans in Peru, according to the SBS. Interbank provides a full range of retail banking and commercial banking products, and services to individuals, large companies, and small and medium enterprises. Our insurance segment operates through our subsidiary Interseguro, which is the leading provider of annuities in Peru by premiums and one of the leading life insurance companies in the country according to the SBS. Interseguro provides a wide range of retirement, savings, life, unemployment and other insurance products mainly to retail customers. Our wealth management segment operates through our subsidiaries Inteligo Bank, Inteligo SAB and Interfondos, which together provide wealth management, private banking, financing, brokerage, advisory and other investment services mainly to high net worth individuals.

Our key strategic priority is to achieve digital excellence for our customers by providing them with a world-class, flexible and secure digital platform. We believe our digital transformation is vital to our continued growth and profitability, and for this reason we have been investing in developing the capabilities necessary to offer digital products and services to our customers. In March 2019, more than 975,000 retail customers used our digital platform compared to more than 450,000 in December 2016 and more than 380,000 retail customers no longer utilize physical channels other than ATMs in March 2019. We are aiming to allow our customers to have a 100% digital relationship with us in an efficient and secure manner. We have also streamlined our physical presence and reduced the number of branches by approximately 9% since 2016, focusing on educating our customers in the use of our digital platform. To accompany this transformation we are in the process of redesigning our physical presence in order to better serve the evolving needs of our customers. We have substantially increased migration of low-value-added transactions to more efficient digital channels, and we have increased sales of products to existing customers, as well as increased new customer acquisition of which a growing number are being acquired digitally or “born-digital.” This process of digital customer acquisition and sales has been accelerating, for example, in March 2019, 17% of new retail clients were acquired digitally compared to 3% in March 2018, and more than 37% of sales of new products to retail customers were performed digitally compared to 28% in March 2018.

We aim to be the company that best knows the needs of Peruvians. Our advanced analytics and CRM capabilities are being enriched with new sources of data and new tools that technology offers, such as cloud, real-time decision, machine learning and artificial intelligence. We believe that a deep knowledge of our current and potential customers allows us to offer them the best solutions for their financial needs across our banking, insurance and wealth management segments. Through this deep knowledge we have also been able to enhance our risk models, helping us to propel growth and continue to improve our profitability.

The following table shows the evolution of our reported net profit, dividends, ROE and ROA and our adjusted net profit, ROE and ROA, from 2016 through 2018 and for the three months ended March 31, 2019 and 2018:

	For the three months ended March 31, (unaudited)			For the years ended December 31,
	2019	2019	2018	2018	2018	2017	2016
	(U.S.$ in millions) (3)	(S/ in millions)		(U.S.$ in millions) (3)	(S/ in millions)
Net profit	106.3	352.7	290.0	328.9	1,091.4	1,033.5	950.2
Adjusted net profit (1)	—	N/A	N/A	372.6	1,236.2	N/A	N/A
Dividends declared for the year (2)	—	—	—	—	654.5	510.7	475.8
ROE (4)	—	19.0%	19.1%	—	16.6%	19.3%	19.9%
Adjusted ROE (1)	—	N/A	N/A	—	18.6%	N/A	N/A
ROA (4)	—	2.2%	1.9%	—	1.8%	2.0%	1.9%
Adjusted ROA (1)	—	N/A	N/A	—	2.0%	N/A	N/A

(1)

Net profit, ROA and ROE for the year ended December 31, 2018, excluding S/144.8 million, which is the aggregate effect recorded in our insurance segment’s technical reserves due to a change in accounting estimates driven by the publication by the SBS of new mortality tables. Net profit was not adjusted for 2017 and 2016. See Note 4.4 (d) and 4.6 to our audited annual consolidated financial statements. Adjusted net profit, adjusted ROA and adjusted ROE are non-GAAP accounting measures and should not be considered in isolation or as a substitute for net profit, ROA or ROE, or other performance measures. See “Presentation of financial and other information—Non-GAAP financial measures” and “Selected Consolidated Financial Information—Non-GAAP financial measures”.

(2)

Dividends are declared and paid in U.S. dollars. Dividends declared for fiscal years 2018, 2017 and 2016 were paid in 2019, 2018 and 2017 and amounted to U.S.$197.2 million, U.S.$157.7 million and U.S.$146.5 million, respectively. See “Dividends and Dividend Policy.”

(3)

Amounts stated in U.S. dollars as of and for the three months ended March 31, 2019 and as of and for the year ended December 31, 2018 have been translated from soles at the exchange rate of S/3.318 = U.S.$1.00. See “Exchange Rates”.

(4)	Annualized for each interim period.

As of March 31, 2019, we had total assets of S/65.8 billion (approximately U.S.$19.8 billion), total gross loans of S/34.7 billion (approximately U.S.$10.5 billion), total deposits of S/34.8 billion (approximately U.S.$10.5 billion) and shareholders’ equity of S/7.7 billion (approximately U.S.$2.3 billion).

We operate the following three business segments:

•

Banking: Interbank is the second largest provider of consumer loans in Peru with a 22.6% market share in terms of total gross consumer loans outstanding as of March 31, 2019, according to the SBS. Interbank is the largest provider of credit card loans with a 26.3% market share and the largest provider (among non-government owned banks) of payroll deduction loans to public sector employees with a 23.5% market share as of March 31, 2019, according to the SBS. Additionally, it is the fourth largest bank in Peru in terms of retail mortgages and commercial lending, as well as total deposits and total assets. Interbank has built one of the most convenient and extensive retail banking distribution platforms in Peru including, online banking, mobile applications, a total of 264 financial stores, more than 1,900 ATMs and more than 2,500 correspondent agents, as of March 31, 2019.

As of and for the three months ended March 31, 2019, Interbank represented 74.9% of our total assets and 85.0% of our net profit. As of and for the year ended December 31, 2018, Interbank represented 74.4% of our total assets, 92.6% of our net profit and 81.8% of our adjusted net profit. For the 2018 fiscal year, Interbank declared a dividend of S/467.0 million (or approximately U.S.$140.8 million) of which S/463.8 million (or approximately U.S.$139.8 million) were paid to IFS, and represents 66.0% of total dividends received by IFS.

With a significant focus on the emerging middle class, Interbank has a higher percentage of retail loans, which account for 54.0% and 53.2% of its total loan portfolio, compared to the banking system’s average of 35.7% and 35.1%, as of March 31, 2019 and December 31, 2018, respectively. This contributes to a higher risk-adjusted net-interest margin than the banking system’s average.

Interbank’s CAGR in loans, deposits and obligations, and net profit between 2014 and 2018 was 10.5%, 10.3%, and 9.0%, respectively. For 2018, Interbank’s net profit was S/1,010.9 million and ROE was 20.2% and for the three months ended March 31, 2019 its net profit was S/299.7 million and annualized ROE was 22.1%.

•

Insurance: Interseguro is the leading provider of annuities (excluding private annuities) in Peru, with a 30.2% market share as measured by total premiums collected during 2018 and a 32.3% market share as measured by total premiums collected in the three months ended March 31, 2019, according to the SBS, and is one of the leading life insurance companies in Peru. In addition, Interseguro offers private annuities, individual life insurance, disability and survivorship insurance, as well as low premium retail insurance products, including credit life, mandatory traffic accident insurance (“SOAT”) and credit card protection insurance, through a comprehensive multi-channel distribution platform which includes Interseguro’s sales force. Interseguro also distributes through Interbank and retailers. According to the SBS, for 2018, Interseguro was the largest insurance company measured by reserves, driven both by organic growth and the acquisition of Seguros Sura in November 2017 which both improved its ROE and doubled its asset size.

As of and for the three months ended March 31, 2019 Interseguro represented 19.7% of our total assets and 8.2% of our net profit and as of and for the year ended December 31, 2018, Interseguro represented 19.7% of our total assets, negative 5.6% of our net profit and 6.7% of our adjusted net profit. For the 2018 fiscal year, Interseguro declared a dividend of S/138.0 million (or U.S.$41.6 million), which represents 19.6% of total dividends received by IFS.

Interseguro’s CAGR in gross premiums plus collections was 8.3% between 2014 and 2018. For 2018, Interseguro’s net loss was S/61.5 million and its adjusted net profit was S/83.3 million, while its ROE was negative 7.6% and its adjusted ROE was 9.4%. For the three months ended March 31, 2019 Interseguro’s net profit was S/28.9 million and annualized ROE was 12.8%.

•

Wealth management: Inteligo is a provider of wealth management services, which includes banking, financing, brokerage and investing activities for high net worth individuals through three operating subsidiaries, Inteligo Bank, Inteligo SAB (brokerage) and Interfondos (mutual funds). As of and for the three months ended March 31, 2019, Inteligo represented 5.7% of our total assets and 22.2% of our net profit and as of and for the year ended December 31, 2018, Inteligo represented 6.0% of our total assets, 18.1% of our net profit and 16.0% of our adjusted net profit. For the 2018 fiscal year, Inteligo Bank declared a dividend of U.S.$40.0 million (or S/132.7 million), of which S/99.5 million (or U.S.$30.0 million) were paid to IFS and represents 14.4% of total dividends received by IFS.

Inteligo’s CAGR in assets under management was 11.8% between 2014 and 2018. In addition, for the year ended December 31, 2018, Inteligo’s net profit was S/197.5 million and ROE was 25.7% and for the three months ended March 31, 2019, Inteligo’s net profit was S/78.3 million and annualized ROE was 38.1%.

The following tables provide certain financial and other information about our three business segments for the periods indicated.

	As of and for the three months ended March 31, 2019
	Assets		Equity		Net Profit/(Loss)
	(S/ in millions)%		(S/ in millions)%		(S/ in millions)%
Banking (1)	49,231.1	74.9%	5,380.3	69.6%	299.7	85.0%
Insurance	12,967.5	19.7%	1,028.6	13.3%	28.9	8.2%
Wealth management	3,754.2	5.7%	830.3	10.7%	78.3	22.2%
Holding and eliminations (2)	(196.7)	(0.3)%	487.6	6.3%	(54.2)	(15.4)%

Total	65,756.2	100.0%	7,726.8	100.0%	352.7	100.0%

(1)	Equity and Net Profit figures include the S/32.4 million gain on the sale of Interfondos to Inteligo, net of taxes. This gain was eliminated in the consolidated financial statements.
(2)	Holding and eliminations corresponds to expenses of IFS and elimination of intercompany transactions. See Note 20 to our unaudited interim condensed consolidated financial statements.

	As of and for the year ended December 31, 2018
	Assets		Equity		Net Profit/(Loss)		Adjusted Net Profit (Loss) (1)
	(S/ in millions)%		(S/ in millions)%		(S/ in millions)%		(S/ in millions)%
Banking	47,440.4	74.4%	5,454.0	76.9%	1,010.9	92.6%	1,010.9	81.8%
Insurance	12,572.4	19.7%	777.1	11.0%	(61.5)	(5.6)%	83.3	6.7%
Wealth management	3,808.9	6.0%	812.8	11.5%	197.5	18.1%	197.5	16.0%
Holding and eliminations (2)	(77.3)	(0.1)%	44.7	0.6%	(55.6)	(5.1)%	(55.6)	(4.5)%

Total	63,744.4	100.0%	7,088.5	100.0%	1,091.4	100.0%	1,236.2	100%

(1)

Adjusted net profit for the year ended December 31, 2018, is calculated excluding S/144.8 million, which is the aggregate effect recorded in our insurance segment’s technical reserves due to a change in accounting estimates driven by the publication by the SBS of new mortality tables. Net profit was not adjusted in 2017 and 2016. See Note 4.4 (d) and 4.6 to our audited annual consolidated financial statements. Adjusted net profit is a non-GAAP financial measure and should not be considered in isolation or as a substitute for net profit, or other performance measures. See “Presentation of financial and other information—Non-GAAP financial measures” and “Selected Consolidated Financial Information—Non-GAAP Financial Measures.”
(2)	Holding and eliminations corresponds to expenses of IFS and elimination of intercompany transactions. See Note 29 to our audited annual consolidated financial statements.

The following table provides relevant information about dividends declared by each of our subsidiaries:

	SBS GAAP						IFRS
	Banking (Interbank)			Insurance (Interseguro)			Wealth Management (Inteligo) (3)
	For the years ended December 31,
	2018	2017	2016	2018	2017	2016	2018	2017	2016
	(S/ in millions)						(U.S.$ in millions)
Net profit for the period (1)	1,040.1	902.0	875.1	361.1	103.7	85.8	56.2	58.1	51.0
Dividends declared (2)	467.0	405.9	393.7	138.0	100.0	42.5	40.0	46.5	40.5
Payout ratio	44.9%	45.0%	45.0%	38.2%	96.4%	49.5%	71.2%	80.0%	79.4%

(1)

For Interbank and Interseguro, this information is calculated using SBS GAAP. This table is presented in this manner because our Peruvian subsidiaries pay dividends to us on the basis of SBS GAAP and Inteligo pays dividends to us on the basis of IFRS. In all cases, the information is derived from stand-alone information from each entity.

(2)	Represents dividends for the fiscal year which are declared and paid in the following year.
(3)	Wealth Management includes Inteligo Bank, Interfondos and Inteligo SAB. Wealth Management dividends were declared/paid by Inteligo Bank only.

The following tables provide certain financial and other information about our consolidated business.

	As of and for the three months ended March 31, (unaudited)			As of and for the year ended December 31,
	2019	2019	2018	2018	2018	2017 (restated) (1)	2016 (restated) (1)	2015 (restated) (1)	2014 (restated) (1)
	(U.S.$ in millions) (2)(3)	(S/ in millions) (3)		(U.S.$ in millions) (2)(3)	(S/ in millions) (3)
Balance Sheet and Income Statement Items
Total assets	19,818.0	65,756.2	60,635.0	19,211.7	63,744.4	60,394.5	51,719.4	50,000.9	40,365.2
Total gross loans	10,463.8	34,719.0	29,780.2	10,263.8	34,055.2	29,174.7	27,907.5	26,757.7	23,197.1
Total deposits and obligations	10,485.2	34,790.0	31,220.4	10,151.3	33,682.0	32,607.6	30,097.9	28,487.7	23,381.4
Total equity, net	2,328.7	7,726.8	6,412.4	2,136.4	7,088.5	5,836.9	4,998.3	4,460.9	4,302.3
Net profit (attributable to IFS’ shareholders)	105.7	350.6	288.2	326.8	1,084.3	1,027.4	944.6	1,013.7	891.5
Other Information
Adjusted net profit (attributable to IFS’ shareholders) (4)	N/A	N/A	N/A	370.4	1,229.1	N/A	N/A	N/A	N/A

	As of and for the three months ended March 31, (unaudited)		As of and for the year ended December 31,
	2019	2018	2018	2017 (restated) (1)	2016 (restated) (1)
Profitability Ratios
Net interest margin (5)(6)	5.4%	5.3%	5.4%	5.3%	5.4%
Risk adjusted NIM (6)(7)	4.2%	4.1%	4.3%	3.7%	3.8%
Efficiency ratio (8)	33.7%	34.0%	35.6%	36.8%	38.0%
ROA (6)	2.2%	1.9%	1.8%	2.0%	1.9%
Adjusted ROA (4)(6)	N/A	N/A	2.0%	N/A	N/A
ROE (6)	19.0%	19.1%	16.6%	19.3%	19.9%
Adjusted ROE (4)(6)	N/A	N/A	18.6%	N/A	N/A

	As of and for the three months ended March 31, (unaudited)		As of and for the year ended December 31,
	2019	2018	2018	2017 (restated) (1)	2016 (restated) (1)
Asset Quality and Capitalization
Past-due-loans as a % of total gross loans (9)	2.5%	2.6%	2.5%	2.7%	2.5%
Cost of risk (6)(10)	2.2%	2.3%	2.1%	2.9%	2.9%
Core equity tier 1 ratio of Interbank (11)	10.2%	10.2%	10.6%	10.1%	9.4%

	As of and for the three months ended March 31,		As of and for the year ended December 31,
	2019	2018	2018	2017	2016	2015	2014
Distribution Network and Customers
Financial stores	264	272	270	273	289	283	284
ATMs	1,953	1,994	1,973	2,052	2,159	2,297	2,324
Correspondent agents (12)	2,513	2,514	2,506	2,505	2,935	3,001	3,238
Number of digital customers (13)	975,269	667,506	882,437	620,448	454,194	296,184	234,224
Percentage of digital users (13)(14)	56%	43%	53%	40%	30%	—	—

(1)

Our consolidated financial information for 2017, 2016, 2015 and 2014 was restated as a result of a voluntary change in accounting policy regarding our method of accounting the variation in market interest rates on insurance contract liabilities. See Note 4.2.1(i) to our audited annual consolidated financial statements. The financial information presented for 2014 and 2015 was restated after issuance of the financial statements for those years due to a voluntary change in accounting policy with a negative impact of S/57.6 million for 2014 and S/218.1 million for 2015 in the line Total net premiums earned minus claims and benefits in the consolidated income statement.

(2)

Amounts stated in U.S. dollars as of and for the three months ended March 31, 2019 and as of and for the year ended December 31, 2018 have been translated from soles at the exchange rate of S/3.318 = U.S.$1.00. See “Exchange Rates”.

(3)	Except for percentages and ratios and distribution and customer data.
(4)

Adjusted net profit, adjusted ROA and adjusted ROE for the year ended December 31, 2018, are calculated excluding the effect of S/144.8 million due to a change in accounting estimates driven by the publication by the SBS of new mortality tables. Net profit was not adjusted for 2017 and 2016. See Notes 4.4 (d) and 4.6 to our audited annual consolidated financial statements. Adjusted net profit, adjusted ROE and adjusted ROA are non-GAAP financial measures and should not be considered in isolation or as a substitute for net profit, ROE or ROA, or other performance measures. See “Presentation of financial and other information—Non-GAAP financial measures” and “Selected Consolidated Financial Information—Non-GAAP Financial Measures.”

(5)	Net interest margin is defined as (x) net interest and similar income divided by (y) average interest-earning assets. See “Selected Statistical Information.”
(6)	Annualized for each interim period.
(7)	Risk adjusted net interest margin is defined as net interest margin after impairment loss on loans, net of recoveries.
(8)

Efficiency ratio is calculated by dividing (x) salaries and employee benefits plus administrative expenses plus depreciation and amortization by (y) net interest and similar income plus other income plus net premiums earned.

(9)	At end of period. See “Presentation of financial and other information—Loan Portfolio Data.”
(10)

Cost of risk is defined as impairment loss on loans, net of recoveries divided by average gross loans. Cost of risk includes an S/81.0 million recovery of provisions related to the construction sector at Interbank for 2018.

(11)	Calculated for Interbank only pursuant to SBS regulations.
(12)	ASBANC estimates, for 2014-2017 and Company estimates for 2018.
(13)	In the month of December for each full year and in the month of March for each interim period.
(14)	Percentage of digital users over total clients that interact with Interbank.

Market Opportunity

We believe that the ongoing growth of the Peruvian economy, the expanding middle class, the growth of private wealth creation in Peru, the low penetration of financial services and the well-capitalized and profitable Peruvian financial system offer significant opportunities for our continued growth. Moreover, new technological developments are opening up new opportunities for growth, enabling us to efficiently acquire and serve more clients, while providing distinctive and convenient customer service and greater access and inclusion to financial services to previously underserved Peruvians.

High growth economy with strong macroeconomic fundamentals

According to the EIU, Peru’s average GDP growth rate was 3.2% between 2014 and 2018, which is higher than the growth rate of each of the peer countries in Latin America during the same period (Colombia at 2.8%, Mexico at 2.6%, Chile at 2.2%, and Brazil at negative 0.8%). Additionally, Peru’s average inflation rate was 2.9% between 2014 and 2018, which was lower than the inflation rates of each of the peer countries in Latin America during the same period (Brazil at 6.2%, Colombia at 4.6%, Mexico at 4.1% and Chile at 3.5%). The Peruvian government’s prudent management of the economy, conservative fiscal policy, coupled with the Central Reserve Bank of Peru’s cautious management of inflation and international reserves have contributed to economic development, increased internal consumption and strong macroeconomic fundamentals, including low levels of public debt, low inflation, low fiscal deficit and high levels of international reserves. Peru’s strong track record of macroeconomic policy credibility, consistency and ability to adapt to changes has helped it to achieve investment grade ratings of A3 by Moody’s Investor Service (“Moody’s”), BBB+ by Standard & Poor’s Rating Services (“S&P”) and BBB+ by Fitch Ratings Ltd. (“Fitch”) as of December 31, 2018. In its most recent forecast as of March 2019, the Central Reserve Bank of Peru has estimated real GDP growth for Peru of 4.0% for both 2019 and 2020, in line with 2018 growth.

Expansion of the middle class and affluent population

The core of our customer base is Peru’s growing middle class and affluent population. According to INEI, the poverty rate in Peru has declined to 20.5% in 2018, from 30.8% in 2010, and GDP per capita in U.S. dollars has grown from U.S.$5,051 in 2010 to U.S.$6,907 in 2018, according to EIU. Peru has a total population of 32.2 million, and according to the Asociación Peruana de Empresas de Investigación de Mercados (APEIM), Peru’s middle and upper socioeconomic segments (segments A, B and C) have significantly expanded and, as of 2017, represented 50% of the population compared to 42% in 2010. We believe that the increase in the number of people belonging to the middle class and affluent population creates a greater need for financial services, particularly for increasingly sophisticated banking, insurance and wealth management products. The expansion of these segments of the population drives growth and profitability across our business. Additionally, based on macroeconomic trends, we expect the number of high net worth individuals in Peru and the size of their investable assets to continue to grow and further increase the market for wealth management services.

Low financial services penetration

We believe that growth potential in Peru’s financial services sector continues to be significant. Despite sustained recent growth of 8.8% CAGR in total gross loans between 2014 and 2018, banking penetration in Peru, measured as the ratio of loans-to-GDP, was 36.6% as of December 31, 2018, according to the SBS and the Central Reserve Bank of Peru, below the average ratio of 51.2% for the group of peer countries in Latin America according to the EIU, the SBIF, the Central Bank of Brazil, the Colombian Financial Superintendency, and the Mexican Commission for Banking and Securities. In addition, it was less than half of the 93.0% ratio for Chile. We believe that penetration potential is even more significant in retail banking. Total retail loans including credit cards per inhabitant in Peru, is well below its peer countries in Latin America. As of December 31, 2018, the estimated total number of debit and credit cards per inhabitant in Peru was 0.9 as compared to 2.3 cards per inhabitant for Chile, according to the SBS and the SBIF, respectively. The ratio of retail loans-to-GDP in Peru was 13.0%, while the penetration of retail loans in Chile was 39.6% and the average for the group of peer countries in Latin America was 26.3%, as of December 31, 2018. Furthermore, as of December 31, 2018, there were approximately 0.2 million mortgages outstanding in Peru for a population of approximately 32.2 million, compared to approximately 1.6 million mortgages outstanding in Chile for a population of approximately 18.2 million. Similarly, insurance penetration in Peru, measured as the ratio of premiums-to-GDP as of December 31, 2017, is estimated to be 1.6%, which is lower than the average ratio of 3.5% for the group of peer countries in Latin America, and less than half the ratio of 4.9% for Chile, according to the Swiss Re Sigma 2017 Report.

Healthy, well-capitalized and profitable financial system

As a result of sound regulation and prudent management, the Peruvian financial system is healthy, well-capitalized and profitable, according to figures published by the SBS. Gross loans in Peru (measured in soles) have grown at a CAGR of 8.8% between December 31, 2014 and December 31, 2018, and 8.5% between March 31, 2018 and March 31, 2019, while the banking system’s asset quality has remained strong with a ratio of past-due loans as a percentage of total gross loans of 3.0% and a ratio of impairment allowance for loans as a percentage of past-due loans of 153.0% as of March 31, 2019, according to the SBS. Capitalization of the Peruvian banking system has consistently been well above regulatory requirements in the last five years with a total capital ratio of the banking system of 15.3% as of March 31, 2019, according to the SBS, as compared to a minimum requirement established by the SBS of 10.0% plus a 2.3% additional capital requirement. Interbank’s capitalization ratio was 16.4% and Interseguro’s regulatory solvency ratio was 130.4%, according to the SBS as of March 31, 2019. Furthermore, the banking and insurance industries in Peru remain profitable, with an 18.3% annualized ROE for the banking system and a 19.7% annualized ROE for the insurance industry for the three months ended March 31, 2019, according to the SBS.

Development of new technologies and distribution channels

There are many technological trends currently impacting the financial services industry worldwide. For example, the penetration of cell phones, Internet and the 4G mobile network, the ability to process large quantities of data through big data, cloud and machine learning, and the opportunity to utilize robotics and artificial intelligence. As a result, many large banks have started digital transformations with large increases in their level of technological investments and are working on developing their product offerings.

Due to improved technology, banks are now able to offer a better value proposition to their customers that include better solutions with features tailored to the customer’s needs, contextual banking (whereby the customer is offered a connected banking experience, including tailored product offerings), enhanced 24 hour customer support and access and faster approval and response times, all at a lower per capita cost. Additionally, banks are now able to reach a broader base of customers both in terms of income levels and geographic locations and will be able to gradually offer them more products and services and make them a part of the banked segment of the Peruvian population, which constitutes a very important growth opportunity in the country.

Competitive Strengths

We have established a premier financial group with leading market positions in each of our primary business segments. We believe that our market share, focus on targeted and profitable segments, scale and highly recognized and trusted brands, combined with adoption of innovative technologies and increasing integration across our business segments, strongly position us to capitalize on the future expansion of the Peruvian economy.

Leading financial services provider focused on retail customers and highly attractive businesses

We target retail customers and growing and profitable businesses in Peru. We have highly recognized and trusted brands in each of our segments, Interbank in banking, Interseguro in insurance and Inteligo in wealth management. Within our banking segment, Interbank focuses primarily on retail banking, where we believe we are able to obtain higher profitability, with 54.0% of its loan portfolio constituting retail loans, compared to 35.7% for the Peruvian banking system, as of March 31, 2019, according to the SBS. Interbank is the second largest provider of consumer loans among banks in Peru, with a 22.6% market share as measured by gross consumer loans as of March 31, 2019, compared with 24.7% for BCP, 17.1% for Scotiabank and 11.6% for BBVA. Interbank is also the largest provider of credit card loans among banks in Peru, with a 26.3% market share by credit card loans, and the largest privately owned bank provider of payroll deduction loans to public sector employees, with a 23.5% market share by payroll deduction loans, in each case as of March 31, 2019.

We believe that our focus on the retail market has allowed Interbank to obtain a higher ROE than the banking system on average. This higher ROE is driven by a balanced consumer loan portfolio where two of our most profitable products are credit cards and payroll deduction loans. Interbank has one of the highest net interest margins when compared to the three largest banks in Peru, due to its higher weighting in retail banking and credit cards when compared to its peers. Low delinquency rates on our payroll deduction loans reduce the overall credit risk exposure of our consumer loans portfolio. For the three months ended March 31, 2019, Interbank’s NIM was 135 basis points higher than the average for the three largest Peruvian banks and for the three months ended March 31, 2019, Interbank’s risk adjusted NIM was 69 basis points higher than the average for the three largest Peruvian banks, according to the SBS. Under IFRS, Interbank’s net interest margin for the three months ended March 31, 2019 was 5.5%.

Our commercial banking business serves a range of clients spanning large corporates, mid-corporates and SMEs. We are focusing on increasing our market share in mid-corporates and SMEs while maintaining our large corporate business with a profit-oriented approach. This market provides an additional growth opportunity given our 8.4% market share for mid-corporates and 4.0% market share for small businesses as of March 31, 2019, according to the SBS. Moreover, our overall commercial loan portfolio provides us with a lower risk component that balances our total loan portfolio.

We believe that Interseguro provides us with a fast-growing and profitable business. In our insurance segment, Interseguro is the leading provider of annuities in Peru, with a market share of total annuities (excluding private annuities) of 32.3% as measured by premiums collected for the three months ended March 31, 2019, according to the SBS. We focus on the middle class and affluent population in Peru, a segment we believe is substantially underpenetrated in insurance services. During April 2016, the Peruvian Congress enacted a law that allowed retirees to withdraw up to 95.5% of their accumulated capital in cash in their mandatory pension account upon retirement, resulting in a significant reduction of retirement annuities sold by Peruvian insurance companies, including Interseguro. In this context, in order to keep its position as a leading provider in annuities, in 2016, Interseguro launched its private annuities product which allows retirees to receive a fixed income either for life or a fixed period. As of the date of this prospectus, most of the customers of private annuities and their funds originate from retirees who choose to buy a product from an insurance company rather than from a private pension fund. Interseguro is also a leading provider of life insurance with the acquisition of Seguros Sura and we believe this market provides an additional opportunity for growth.

Within our wealth management segment, Inteligo is well positioned to capture an increasing share of the growing number of wealthy individuals, resulting from economic growth and wealth creation in Peru. Inteligo’s CAGR in assets under management was 11.8% between December 31, 2014 and December 31, 2018. We believe that Inteligo’s position as a provider of tailored wealth management services as well as its ability to provide its customers with both local and international investment products will help increase its share of wallet among high net worth individuals, while delivering high levels of growth and profitability.

Track record of sustained growth supported by our strong market share and high profitability

Our strong track record of growth is supported by our increased market share, improvements in efficiency, and high profitability across our business segments. At Interbank, we have gained significant market share over the years. Our market share in total gross loans has increased from 9.4% in 2007, to 11.3% in 2014, and to 12.0% in 2018, while our market share in total deposits has grown from 9.3% in 2007, to 11.6% in 2014, and to 12.8% in 2018. We are focused primarily on retail banking because we believe that it presents significant growth opportunities and higher profitability. In retail banking, Interbank’s outstanding retail loans, including consumer and mortgage loans, achieved a 17.3% growth between March 2018 and March 2019, higher than the 10.9% registered for the Peruvian banking system, according to the SBS. Our market share was 26.3% in credit card loans in March 2019, the largest in the market. In the same period, Interbank has held a strong position across retail products, with market shares of 17.0% and 18.7% of total retail loans in 2014 and March 2019, respectively, according to the SBS. With respect to mortgage loans, Interbank’s market share increased from 12.7% in 2014 to 14.4% in March 2019, according to the SBS. Interbank’s increasing market shares have been accompanied by high profitability, with ROE averaging 23.5% compared to 19.8% for the Peruvian banking system, from 2014 to 2018. The commercial banking division at Interbank has also grown faster than the Peruvian banking system. Interbank’s outstanding commercial loans achieved a 16.1% growth between March 2018 and March 2019, higher than the 5.1% and 7.2% registered for BCP and the Peruvian banking system, respectively according to the SBS.

Interseguro is a leading and growing insurance company in Peru, which achieved a CAGR of 8.3% in premiums, compared to the Peruvian insurance industry’s 6.1%, between December 31, 2014 and December 31, 2018, according to the SBS. Furthermore, in the same period Interseguro’s positioning in the industry increased, with market shares in annuities by premiums (excluding private annuities) of 22.7% in 2007, 24.6% in 2014 and 32.3% in March 2019. Interseguro’s assets increased at a CAGR of 27.2% compared to 10.1% for the insurance industry between 2014 and 2018. Between 2014 and 2018, Interseguro’s ROE averaged 30.0% compared to 15.8% for the insurance industry, both according to the SBS. Interseguro’s recent results have been driven in large part by the acquisition of Seguros Sura. Interseguro’s ROE was 22.1% for the three months ended March 31, 2019, according to the SBS.

Inteligo’s assets under management grew at a CAGR of 11.8% between 2014 and 2018. Similarly, net profit grew at a CAGR of 7.4% between December 31, 2014 and December 31, 2018, supported by strong fees on assets under management. Inteligo’s ROE averaged 26.5% for the three-year period ended December 31, 2018. Inteligo’s ROE was 38.1% for the three months ended March 31, 2019.

Digital suite of products and services with rapidly increasing levels of adoption

IFS is striving to reshape the banking space in Peru, creating a new digital experience driven by convenience and simplicity. Although we believe physical channels are still necessary in an underpenetrated financial system like Peru’s, our digital platform has substantially increased our customers’ interactions with Interbank and provided us with new business opportunities to build on consumer loyalty and cross-sell services, as well as accelerate new customer acquisition and inclusion of previously underserved segments of the population, including individuals, entrepreneurs and micro-businesses. We have a wide offering of digital products and services for existing and new clients, enabling them to get what they want, when they want it, and how they want it.

We believe our digital platform provides us with a competitive advantage as evidenced by our increased market share and improvement in net promoter score (“NPS”). As of March 31, 2019, 95% of total functionalities at Interbank, which include day-to-day transactions, new products and self-service features, are available digitally. Our digital users have reached 56% of total retail customers who interact with the bank in

March 2019, and our 100% digital customers have reached 22% of total retail customers in March 2019 compared to the 10% reached in 2016. Our digital transformation allows our customers to interact more frequently with us. As a result, our customers’ monthly interactions through our digital platform have increased substantially, from 10 million in March 2017 to 18 million in March 2019, while interactions in branches remained stable at 2 million in the same periods. Our penetration of digital sales and self-service transactions increased to 31% of total retail sales and self-service interactions in March 2019, from 21% in March 2018.

Furthermore, digital customer acquisition, or clients that were ‘born digital’, reached approximately 11,500 in March 2019, or 17% of new individual clients, compared to approximately 1,600 in March 2018, or 3% of new individual clients. Similarly, we are continuously improving our digital capabilities for SME and corporate clients, enhancing our value-added proposition and tools to foster our commercial customers’ growth. For example, we have streamlined our account opening process for businesses from fifteen days to a digital thirty-minute process. This innovation has driven growth in new customer acquisition for small companies through our digital platform, accounting for 38% of our total new small business accounts in March 2019 compared to 0% in March 2018.

We have also increased the cross-selling of products supported by our digital platform. The number of products owned by our digital customers has increased 49% from March 2018 to March 2019, which resulted in a higher cross-selling of products, from 1.84 products per digital customer in March 2018 to 1.92 products per digital customer in March 2019; compared to an increase of 15% in the total number of products owned by our customers, and a growth in the cross-selling of total products from 1.61 products per customer in March 2018 to 1.66 products per customer in March 2019. Accordingly, the number of products per digital customer is 1.15 times the total number of products per costumer in March 2019.

Further, the total number of products sold increased 33%, from approximately 332,000 in March 2018 to approximately 440,000 in March 2019. Products sold digitally more than tripled, from approximately 35,000 to approximately 113,000, representing 26% of total sales in March 2019, compared to 10% in March 2018; compared to an increase of 10% for products sold through non-digital channels, which represented 74% of our total sales in March 2019, compared to 90% in March 2018. Per specific product, in March 2019, approximately 25,000 saving accounts were opened digitally, which represented 24% of total savings accounts opened, compared to approximately 2,000 saving accounts opened digitally in March 2018, or 3% of total savings accounts opened. Similarly, approximately 2,000 extra cash loans were sold digitally in March 2019, or 15% of total sales of such product, compared to approximately 1,000 extra cash loans sold digitally in March 2018, which represented 7% of total sales. Credit card line increases also grew due to our focus on our digital platform. In March 2019, approximately 38,000 credit card line increases were performed digitally, representing 68% of total credit card line increases, higher than approximately 11,000 credit card line increases performed digitally in March 2018, or 35% of total credit card line increases. Digital sale of credit cards grew from approximately 200 credit cards sold in March 2018, to approximately 25,000 in March 2019, increasing its share in the total number of credit cards sold from 1% to 8% in the corresponding period.

As part of our digital transformation, we have introduced new technologies and processes which enable us to improve time-to-market of new solutions. We have also made significant changes in the way we work. We are currently working with more than 80 teams using an agile framework on a number of projects, ranging from applications, digital products, new functionalities, and we are currently exploring different solutions targeting new customer segments and piloting new initiatives. For example, we have an innovation lab called “LaBentana”, which focuses on continuous innovation and development of new ideas and pilot initiatives, using design thinking methodologies developed together with the consulting firm IDEO.

Convenient and innovative nationwide omni-channel distribution network with a distinctive customer-oriented approach

We believe that our convenient and innovative nationwide retail distribution network together with a dedicated sales force and financial advisors, allow us to better reach our customers, and this combination has differentiated us from our competitors. Interbank has one of the most convenient and extensive retail banking distribution networks in Peru and is currently present in almost all of Peru’s regions. Our focus on digital transformation allows to help our customers to interact with us in an easier and more efficient way, and allows customers to migrate from the use of physical infrastructure to digital platforms. For instance, we have shifted monetary transactions operated through our branches to digital channels. Total monetary transactions have been increasing at a CAGR of 5.6% from 2015 to 2018 driven by monetary transactions through our mobile and internet banking which have increased at a 62.1% CAGR for the corresponding period, even though monetary transactions through our financial stores have been decreasing at a CAGR of 3.9% from 2015 to 2018. We believe this optimization of our distribution footprint has enabled us to reach our clients more efficiently, allowing them to perform transactions when and how they want to, at lower marginal costs for Interbank. This has also allowed us to improve our NPS for digital clients, which was 42 as of March 31, 2019, 16 points higher than NPS for traditional clients.

Interbank has built a convenient omni-channel distribution network in Peru, serving over three million customers. As of March 31, 2019, Interbank had 264 financial stores and operated the third-largest ATM network in Peru with more than 1,953 ATMs, which includes the largest out-of-branch ATM network (under our Global Net brand). Interbank has the largest number of financial stores inside supermarkets in Peru, which are open seven days a week from 9:00 a.m. to 9:00 p.m. Moreover, with the intention of providing underserved customers with more convenient services, Interbank operates a network of correspondent agents, called Interbank Agentes. The correspondent agent concept consists of providing third-party commercial establishments with low-cost electronic terminals which allow Interbank’s customers to perform basic cash-based operations such as cash withdrawals, credit card and bill payments, and deposits at a lower marginal cost to Interbank relative to transactions performed in our financial stores. As of March 31, 2019, Interbank had over 2,500 correspondent agents.

Since 2013 and in line with our strategy, we have implemented a profitability model for financial stores and ATMs which ranks them according to certain profitability metrics relevant to each distribution channel. This has allowed us to identify the less profitable units in order to close them and to prioritize new openings in more strategic locations with higher demand for value-added financial services. As a result, the number of financial stores, which peaked at 290 in 2016, has decreased to 264 as of March 31, 2019, while productivity of financial stores, measured as the volume of retail deposits per branch, has increased. This drove retail deposits per branch to grow from approximately S/32 million per branch as of December 2014 to approximately S/55 million per branch as of March 2019. Additionally, the number of monetary transactions per branch has increased from approximately 39,000 monetary transactions per branch in December 2014 to approximately 50,000 monetary transactions per branch in March 2019. Similarly, the number of ATMs has decreased to 1,953 in March 2019 from 2,297 in 2015, while monetary transactions kept growing year over year in this channel. Furthermore, the number of Interbank and Interseguro sales agents has decreased from 897 in 2016 to 803 in March 2019, while call center agents decreased from 390 to 353 in the same period.

Interseguro offers and sells its annuities and individual life insurance products through its own dedicated sales force to ensure the delivery of high-quality service and advice to customers. Interseguro’s specialized sales force is trained to provide a differentiated service for various customer types. As of March 31, 2019, Interseguro employed 117 agents exclusively dedicated to selling annuities and 273 agents to selling other insurance products. In addition to its own sales force, Interseguro leverages on the retail distribution capabilities of Interbank and those of Intercorp and of Intercorp Retail to offer simple low-cost premium insurance products, such as credit life insurance, mandatory traffic accident insurance (“SOAT”), card protection, loan protection, extended warranty and accident insurance.

Inteligo has developed a proprietary financial advisory model that has been a key pillar in sustaining its growth. The model takes into account the financial objectives of its customers and emphasizes risk analysis and continuous monitoring with portfolio rebalancing. Along with this, Inteligo has been able to successfully serve its customer base in order to deliver tailored products and advice.

Prudent risk management resulting in high asset quality, strong liquidity and high investment returns

Risk management has been and will continue to be a primary focus of our operations and at the center of our culture. Our experienced risk management teams focus on monitoring and managing risks across all business areas, including credit, market, liquidity and operational risks, among others. We believe our risk management expertise has allowed us to achieve strong asset quality and high investment returns. Our prudent management has allowed us to build up sufficient capital to allow us to grow strategically, invest in opportunities and pay dividends to our shareholders.

Interbank’s underwriting procedures are based on strong analytics and proprietary models. Additionally Interbank’s investments in technology and improvements in its ability to process and apply data have enriched our risk models and enhanced their accuracy and predictiveness. These models, which have increased eight times in number since 2017, along with the risk management skills of its experienced risk management team, provide Interbank with a competitive advantage. Interbank’s credit risk policies are approved by its risk committee and board of directors. Despite Interbank’s concentration in retail loans, which tend to have higher levels of delinquency, Interbank’s past-due loans as a percentage of total gross loans ratio as of March 31, 2019 was 2.6%, lower than the 3.1% average of the three largest banks in Peru. As of March 31, 2019, Interbank’s past-due loans coverage ratio was 177.0%, which compares favorably with the average for the Peruvian banking system of 153.0%, according to the SBS.

Interbank’s capitalization ratio, which is calculated as Interbank’s regulatory capital divided by its risk-weighted assets, was the highest compared to the other three largest banks. Additionally as of March 31, 2019, Interbank’s capitalization ratio stood at 16.4% as compared to 15.3% for the Peruvian banking system, according to the SBS. The minimum capitalization ratio required by Peruvian banking regulations is 10.0% plus an additional capital requirement which depends on certain levels of loan concentration in each institution. For Interbank, this additional capital requirement amounts to 1.7% as of March 31, 2019, compared to 2.3% for the Peruvian banking system. Interbank’s core equity tier 1 ratio was 10.2% as of March 31, 2019.

Interseguro’s investment team and its investment management approach have achieved a 6.9% investment return for the three months ended March 31, 2019, compared to the Peruvian insurance industry’s 7.3%, according to the SBS, while maintaining prudent levels of risk and following the SBS risk guidelines.

Inteligo’s lending services are offered through Inteligo Bank to complement its wealth management business. The decision to make loans to wealth management customers only results in Inteligo’s loan portfolio being fully collateralized by its customers’ assets and which to date have had no delinquencies. Regarding the management of capital, Inteligo Bank’s capitalization ratio, which is calculated as Inteligo Bank’s regulatory capital divided by its risk-weighted assets, was 26.9% as of March 31, 2019, above the minimum capitalization ratio required by the Central Bank of Bahamas of 8.0%.

Increasingly integrated business platform with synergy potential supported by a strong parent group

Since the introduction of our insurance and wealth management operations alongside our banking operations, we have strived to share and leverage key resources and capabilities across all three segments, which has resulted in enhanced revenues.

Our banking operations remain our core competency that binds together all our operations, while our insurance and wealth management operations are expected to continue supporting our growth. We believe that our continuous efforts to better integrate our three segments, combined with our focus on digital transformation, our existing distribution channels, experience and knowledge of our customer base and the Peruvian market, is a significant competitive advantage.

Furthermore, our parent company, Intercorp Peru, is one of Peru’s largest economic conglomerates, with activities spanning financial services, retail, education and real estate, among others. In 2018, Intercorp Peru’s businesses represented approximately 3.3% of Peru’s GDP, while generating U.S.$7,529.7 million in revenues. We believe that being part of this group gives us a competitive edge, because of the group’s deep knowledge of the Peruvian consumer, extensive focus and know-how in the Peruvian retail market, highly visible in-country presence and rapid decision-making capabilities. Intercorp provides significant synergy and cross-selling opportunities for IFS. For example, starting in 2018, we, jointly with Intercorp Peru, launched an effort to strengthen our presence and commercial efforts in seven of Peru’s main regions: Arequipa, Cusco, Trujillo, Chiclayo, Ica, Huancayo and Piura, by leveraging on Intercorp’s already established network.

Diversified funding base with strength in retail deposits

IFS has a competitive funding structure. We have access to diverse sources of funding, including deposits and debt securities placed in local and international capital markets. The majority of our funding comes from low cost customer deposits, which demonstrate our customers’ trust in our franchise and enables us to achieve attractive lending spreads. At Interbank, as of March 31, 2019, 78% of our total funding base was comprised of deposits. Interbank’s deposit base is broad and fragmented, such that we are not dependent on a certain type of customer, which provides Interbank with an average cost of funding of 3.0% for the three months ended March 31, 2019 and 2.5% for the corresponding period of 2018.

Interbank has been a significant player in the Peruvian banking industry with a market share of demand, savings, and term deposits of 12.8%, 15.0%, and 11.1%, respectively, as of March 31, 2019, according to SBS. Moreover, our strategic focus on retail has allowed Interbank to gain market share in retail deposits over the years reaching 13.2% as of March 31, 2019 compared to 12.1% as of December 31, 2014, providing us with a healthy funding base.

Interbank’s strong asset quality and capital and liquidity position have resulted in two of the highest local ratings levels possible, which have allowed it to secure local funding through local short-term and long-term debt market issuances.

Experienced management team with proven ability to foster a merit-based culture and a highly motivated work force

We believe that the strength of our senior and middle management team has enhanced and will continue to be a key driver of our successful business model. We benefit from an experienced, diverse and talented management team. Most of the members of our senior management have held management positions with other major financial institutions in the United States, Latin America and Europe.

We are focused on attracting, developing and retaining highly qualified personnel and believe that a merit-based culture that emphasizes teamwork enables us to maintain a motivated workforce that delivers high-quality service. Interbank is the only Peruvian company that has been chosen by the Peruvian Great Place to Work Institute as one of the 20 best places to work in Peru for the past 17 consecutive years and one of the top 20 places to work in Latin America in the past nine years. In the most recent rankings, Interbank was selected number two best company to work for in Peru in the large size category (2018), number three in Latin America

(2019), number two for women in Peru (2019) and number three for millennials in Peru (2018). Similarly, Interseguro is the only Peruvian insurance company that has been chosen as one of the top ten best places to work in Peru (medium-size category) by the Peruvian Great Place to Work Institute for the past eight consecutive years. Additionally, Inteligo SAB has been ranked among the top 15 companies in its category (companies with 30 to 250 employees) in Peru since it started participating in the Great Place to Work Institute survey in 2011, and is currently the only Peruvian brokerage house included in the ranking. Inteligo Bank’s branch in Panama began participating in the Great Place to Work Institute survey in 2014 and since 2015 has been ranked among the top 10 companies in its category (companies with 30 to 250 employees) in Panama.

Strategy

Our purpose is to empower all Peruvians to achieve financial well-being. Our aim is to become the top-of-mind partner for Peruvians, individuals and enterprises, when they think about both day-to-day financial needs and medium-term goals and dreams. To achieve this goal and to continue being a fast growing and profitable company, we have defined our key strategic priorities as follows:

Become the foremost financial services company in the heart and mind of Peruvians by putting them at the center of our ecosystem

We aim to become the preferred option for our individual and commercial customers helping them to achieve financial well-being and growth by deeply knowing and anticipating their needs, by building trust and providing transparency in our relationship with them, and by delivering a superior experience which is simple, mobile, agile and suited to that particular customer. We have highly recognized and trusted brands in each of our segments, Interbank in banking, Interseguro in insurance and Inteligo in wealth management.

We help our individual customers throughout their journeys with a personalized approach based on customer segment, which includes Joven, Preferente, Emprendedor, Premium and Select within Interbank and Certia and Private within Inteligo. The customer journey begins with new client acquisition and on-boarding, continues with customer development and loyalty, and finally, we focus on maintaining our customer base through retention and our win-back efforts. We have been implementing a number of initiatives aimed at improving the complete customer relationship. As of March 31, 2019, in retail banking, NPS increased to 33, compared to 11 as of March 31, 2018. In commercial banking, as of March 31, 2019, NPS remained stable at 32 compared to March 31, 2018.

We are continuously improving our value proposition for different customer segments including improvements to basic products such as accounts, payments and financing; introducing new special digital features, such as the loyalty program Interbank Benefit, the budget tool Smart, the digital savings account Piggybank, and the customer relationship program Interbank Cares. We are also developing additional ecosystems such as a financial health platform for customers and other tailored experiences. Towards this end, we use design thinking methodologies, learned through the consulting firm IDEO, that have been deployed in a number of projects.

Additionally, we are creating a payment ecosystem that seeks to create a strong bond with our customers, by focusing on four pillars: (i) increasing current person to business (“P2B”) offline business by extending merchant coverage, improving customer experience and banking the unbanked, (ii) increasing current P2B online business by optimizing adoption and fostering usage, (iii) improving the convenience of person to person (“P2P”) payments for customers by developing a better experience, and (iv) eliminating cash by banking the unbanked through pre-paid cards and through our open APIs that allow partners to access our account opening and basic financial-transaction services. Our goal is to develop an ecosystem which creates loyalty from customers and allows us to fulfill their financial needs digitally.

Within commercial banking our priority is also growth with a strong focus on profitability. We aim to provide the best self-service credit experience for commercial clients, by digitally providing them with the information and features necessary to manage their financial needs, and by offering the easiest and most transparent means of managing their cash flow and payments. For this purpose, we are in the process of implementing a new internet banking platform that will deliver most of these features.

For commercial banking we have three client groups based on volume of sales and employ different strategies accordingly. For large corporates we focus our efforts on generation of fees from cash management and corporate finance; for medium-sized companies we focus on growth, productivity and cash management; and for small companies we focus on sustainable growth and productivity with a strong support from analytics and collections. For small businesses, we now can open a Cuenta Negocios account within 30 minutes and have seen the number of new clients opening this account digitally, increasing from no accounts for 2017 to more than 9,700 accounts as of March 2019 since its introduction in August 2018. Moreover, we are testing an application which provides an alternative way of financing based on digital tools and information.

Be the company with the deepest knowledge of Peruvians providing personalized and real-time solutions

Our advanced analytics and CRM capabilities are being enriched with new sources of data and new tools that technology offers, such as cloud, real-time decision, machine learning and artificial intelligence. We aim to have the deepest understanding of Peruvians, both individuals and companies, as we believe that a deep knowledge of our current and potential customers’ characteristics and adapting to their behavior is important to better serve them, and to offer them the best solutions for their needs and risk profile.

Investments in technology represent the pillar of this strategic initiative, and we are working on a variety of areas to achieve this goal, including data and infrastructure, advanced analytics for marketing, and risk profiling and pricing models, as well as improving our CRM capabilities, including contextual marketing. With the support of our team of data scientists, we centrally design and distribute most of our sales campaigns, and have substantially improved our campaign effectiveness and are currently employing real-time decision making on certain campaigns. This combination of investments has helped make us more dynamic, and to be able to approach customers in real time.

These efforts also include different actions undertaken to have a better understanding of the self-employed segment of the population, which constitute a significant opportunity for financial services given the current low penetration levels. We are working on alternative risk profile models for new customer acquisition using new sources and non-traditional sources of data.

Our analytics vision is to have a fully deployed online customer management system which relies on real-time data, cloud processing, automated and reusable variables, real-time decision and actions, and an integrated infrastructure to support these new processes.

Attract and retain customers with a superior experience, which seamlessly integrates our physical and digital platform

We want to deliver a seamless and superior experience to our customers that integrates our physical and digital platforms. We believe this combination will allow us to more effectively serve our customers, enabling them to get what they want, when they want it, and how they want it.

At Interbank, we have developed the digital capabilities to perform more than 95% of all the functionalities a customer needs within Interbank as of March 31, 2019. These include transactions, sale of new products, and self-service features. The percentage of transactions performed off branches has continued to increase, reaching 95% as of March 31, 2019. Digital sales and other self-service interactions have significantly increased during the last 12 months reaching 31% in March 2019, from 21% in March 2018. This represents a growth of 72% in the volume of digital sales and self-service interactions.

Through our physical channels we continue to focus on providing a superior customer experience and are improving productivity and efficiency through new paperless and digital processes, tools and more advanced analytics. Additionally, we continue to invest in educating our customers to encourage the use of digital and other channels. Deposits, withdrawals, payments of bills and credit cards are being redirected to other more cost-efficient channels.

Furthermore, we are currently redesigning our physical distribution platform to better suit the new digitally-influenced customer needs. Our idea is to focus more on high value-added activities, which include advisory and complex product sales, and less on transactions and simple product sales. For this purpose, we are in the process of redesigning our branch formats and distribution presence, including branches, correspondent agents, contact center and ATMs.

In digital, we are focusing our efforts on expanding the products and self-service interactions, continuing to foster the adoption of digital channels by our customers, adding new features, such as chat robots for employees and customers, and ensuring that interactions with our customers are safe and secure.

At Interseguro, we are expanding our product offering through our digital platform, which started with the launch of the online sale of SOAT in 2016, and continued with the sale of new digital products, such as travel insurance and car insurance. In 2018, premiums sold through digital channels accounted for 1.5% of gross premiums and for the three months ended March 31, 2019 accounted for 2.7% of gross premiums. At Inteligo, we introduced Certia, which focuses on onshore wealth management, and launched a digital platform that allows on-boarding, financial planning, advisory and execution services to our customers.

Create and scale-up new businesses by targeting new customers, segments and businesses

We seek to accelerate growth in the underpenetrated Peruvian market. For this purpose, we carry out thorough research through our lab LaBentana, alongside consumers, to identify areas for improvement and develop a variety of new initiatives to address pain points and make our offering more seamless. This allows us to target new customer segments, aiming to develop new revenue sources and accelerate our digital transformation.

Examples of these initiatives include the piloting of a digital payments solution for users and merchants. It targets cash payments at points of sale and cash peer-to-peer transfers, which account for the majority of total transactions. It offers in store payments through QR codes, online mobile top-ups and peer-to-peer transfers using only the mobile phone number.

Another initiative aims at finding alternative methods to provide access to loans to small and micro enterprises. Through a fully digital experience, which makes it cost-efficient and scalable, it allows small entrepreneurs to request and, if approved, get a loan disbursed in maximum of four hours. Once these initiatives have scaled up, we integrate them into our operations and digital platform, as have been the cases for the Piggybank and the expedited opening of accounts for small businesses through Cuenta Negocios.

Focus on efficiency and productivity

We will continue to focus on our digital transformation to enhance efficiency through the automation of internal processes and use of technology. Our goal is to be more efficient while utilizing fewer resources in our customer interactions by focusing our efforts on four main areas: (i) becoming paperless, (ii) implementing more independent robot usage which includes artificial intelligence features, (iii) digitalizing end-to-end customer processes and (iv) eliminating low value-added activities.

During 2017 and 2018, we focused on reducing paper-based processes mainly targeting intensive back-office processes and branch processes. During 2018, we implemented our first 38 robotic process automations at Interbank with the aim of improving customer and operational processing times (in particular for low value-added processes) and reducing operational errors. Our target is to implement more than 100 robotic process automations during 2019 at Interbank.

Our focus on profitability has helped us to improve our efficiency ratio from 38.0% in 2016 to 35.6% in 2018, and 33.7% in the three months ended March 31, 2019 with initiatives spanning from branch and ATM rationalization to increases of sales productivity. We will continue to pursue such initiatives which are bolstered by new digital features and processes.

Provide a scalable platform that our customers can trust with world-class technology

A scalable, flexible, stable and secure technological platform is key to achieve our purpose. We believe that we have deployed the key initial investments necessary to scale our platform and are committed to continue improving by maintaining our current levels of investment.

The first phase of investments from 2015 to 2017 consisted of (i) new mobile and internet banking platforms for retail customers, (ii) a new internet banking platform for commercial customers, (iii) investment in data, (iv) significant investment in our core infrastructure and applications to guarantee the stability and operational efficiency needed to support increasing transactional volumes coming from our digital strategy, including the outsourcing of our data centers, and (v) cybersecurity to safeguard our operations and our customers. See “Business—Information Technology Unit” for further information.

Beginning in 2018, in the second phase we have been increasing our efforts on advanced analytics development, including big data, machine-learning, cloud and real time decisions, by working together with world-class partners to build capabilities to serve our customers throughout the life cycle digitally and to explore new business opportunities. We have bolstered our investments in cybersecurity as we believe it is fundamental to provide a secure platform to be able to continue with our digital transformation.

We have moved from working with 17 agile teams in 2017 to more than 80 in 2018, allowing us to substantially decrease time-to-market, being 14 times faster, and to develop more innovative ideas. We also have an internal innovation lab working with design thinking methodologies implemented together with the consulting firm IDEO to further accelerate the development of new ideas using new technologies.

Our ongoing focus is based on four main areas of work: (i) development of a new digital platform based on open technologies and APIs, (ii) focus on the high performance and stability of our technological platforms, including cloud services, (iii) new processes for continuous delivery of new developments, and (iv) focus on cybersecurity.

Be a great place to work with a unique culture and strong sense of achievement for new talent

We believe that a motivated workforce leads to high-quality customer service, which leads to satisfied customers and better results. Our commitment to fostering a motivated workforce and performance-based culture is demonstrated by being ranked among the top Peruvian and Latin American companies in all our core segments by the Great Place to Work Institute and recently also in the specific rankings for women and millennials.

In the past years, we have been focusing on changing the way we work to agile methodologies, developing digital and analytical capabilities and changing the mindset of our talent. For this purpose, we have introduced a series of initiatives such as Demo Days, Expo Analytics, Interbank Hackathon, Innovaton, Interbank Datathon, as well as our Innovation Day at the Intercorp Peru level. We have also created training programs including the Agile Academy, Tribk, and the Interbank Tek program.

Interbank, Interseguro and Inteligo will continue their efforts to attract, develop and retain highly qualified personnel and to maintain a performance-based culture that emphasizes teamwork to keep a motivated workforce that delivers high-quality service and strong results.

Risks and Challenges

Our ability to leverage our strengths and successfully pursue the strategies described above is subject to a high degree of risk. See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider before deciding to invest in our common shares. Such risks include, but are not limited to, the following:

•	We are a holding company, and all of our operations are conducted by our subsidiaries. Our ability to pay dividends to you will depend on the ability of our subsidiaries to pay dividends to us.

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Economic, social and political developments in Peru, including political instability, corruption investigations, inflation and unemployment, could have a material adverse effect on our results of operations and financial condition.

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Weather related events can cause material losses. Peru is affected by El Niño, an oceanic and atmospheric phenomenon that causes a warming of the temperature in the Pacific Ocean. The effects of this phenomenon include flooding and the destruction of fish populations and agriculture, which can have a negative impact on Peru’s economy and the banking system.

•	A devaluation of the sol could have a material adverse effect on our financial condition and results of operations.

•	Changes in accounting standards and capital requirements could affect our business and results of operations and our ability to distribute dividends.

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Our subsidiaries are subject to extensive supervision and regulation. Changes in existing regulations or the implementation of future regulations may adversely affect our business and results of operations.

•	Interest rate changes could have a material adverse effect on our financial condition and results of operations.

•	Currency mismatches between deposits and loans could cause losses.

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The investment activities of our subsidiaries are subject to factors beyond their control and losses from their exposures, including concentration of exposure to Peruvian sovereign debt, could result in a material adverse effect on our financial condition and results of operations.

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Our subsidiaries face intense competition from other banking, insurance, financial institutions and new online fintech entrants, and, if they are unable to compete successfully, our business and results of operations could be materially and adversely affected.

•	We may not succeed in keeping up with changes in technology or our digital products may not be adopted in the way or at the rate we expect.

•	Cybersecurity attacks and similar technology and security risks.

•	We could sustain losses if our asset quality declines.

•	Anti-money-laundering, sanctions, corruption and other similar compliance risks could cause losses and damage our reputation.

•

Actual mortality and morbidity rates and other factors may differ from those assumed in the calculation of technical reserves and may have a material adverse effect on Interseguro’s financial condition and results of operations.

•

The operations of our subsidiaries require the maintenance of banking, insurance and other licenses and any non-compliance with applicable license and operating obligations could have an adverse effect on our business, financial condition and results of operation.

•	We may not be able to continue to grow the size and market share of our subsidiaries in the future at the same rates as their historical rates of growth.

Corporate Information

Our principal executive offices are located at Av. Carlos Villarán 140, 5th Floor, Urbanización Santa Catalina, La Victoria, Lima 13, Peru. Our telephone number is +(511) 615-9011. Our website address (the contents of which are not part of, and are not incorporated into, this prospectus) is www.ifs.com.pe.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING INFORMATION

The following table sets forth our summary consolidated financial information. The consolidated income statements data for the years ended December 31, 2018, 2017 and 2016 and the consolidated statements of financial position data as of December 31, 2018 and 2017 are derived from our audited annual consolidated financial statements and related notes included elsewhere in this prospectus. Our consolidated financial information for 2014 and 2015 is derived from our audited consolidated financial statements for those years restated for the change in accounting policy as described under “Presentation of Financial and Other Information—Comparability of 2018 audited consolidated financial statements to prior years and financial statements restatement.” All years presented have been prepared in accordance with IFRS as issued by the IASB. The consolidated income statements data for the three months ended March 31, 2019 and March 31, 2018 and the consolidated statements of financial position data as of March 31, 2019 are derived from our unaudited interim condensed consolidated financial statements and related notes included elsewhere in this prospectus. Interim data may not be representative of full year results.

Until December 31, 2017, our subsidiary Interseguro recognized in its income statements the effect of the change in the value of liabilities coming from retirement, disability and survivor’s pensions, caused by the variation in the market interest rates used to discount these liabilities. During 2018, Interseguro voluntarily modified its accounting policy in order to show the effect of the change in market interest rates in the statements of other comprehensive income, providing more accurate and relevant information. The resulting impact was retrospectively recorded restating unrealized results, net and retained earnings of our consolidated statements of financial position as of December 31, 2017, 2016, 2015 and 2014 and for the years then ended. For more information about the change in our insurance accounting policy, see Note 4.2.1(i) of our audited annual consolidated financial statements. In addition, minor reclassifications for comparative purposes were made for the periods presented. See Note 4.4(a.i) to our audited annual consolidated financial statements.

As a result of the adoption of IFRS 9 beginning January 1, 2018, our audited consolidated financial statements for 2018 and related ratios are not comparable to prior years.

On January 1, 2019, we adopted for the first time IFRS 16 “Leases” which established that at the commencement date of a lease, a lessee will recognize a liability to reflect lease payments and the asset that represents the right-of-use of the underlying leased asset during the lease term will be recorded. Lessees will be required to separately recognize the interest expense on the lease liability and the depreciation expense on the right-of-use asset. As permitted by the transitional provisions of IFRS 16, we elected to apply the modified retrospective approach and we have not restated comparative figures. See Note 2(c) to our unaudited interim condensed consolidated financial statements.

The results included below are not necessarily indicative of our future performance and should not be construed as such. The summary financial and operating information presented below should be read in conjunction with “Presentation of Financial and Other Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited annual consolidated financial statements and related notes included elsewhere in this prospectus.

Consolidated Income Statements

	For the three months ended March 31, (unaudited)			For the years ended December 31,
	2019	2019	2018	2018	2018	2017 (Restated)	2016 (Restated)	2015(1) (Restated)	2014(1) (Restated)
	(U.S.$ in millions) (2)(3)	(S/ in millions) (2)		(U.S.$ in millions) (2)(3)	(S/ in millions) (2)
Interest and similar income	351.6	1,166.7	1,036.3	1,302.4	4,321.3	3,809.0	3,704.8	3,342.7	2,828.7
Interest and similar expenses	(101.2)	(335.8)	(266.9)	(352.8)	(1,170.6)	(1,119.9)	(1,081.9)	(921.7)	(788.9)

Net interest and similar income	250.4	831.0	769.4	949.6	3,150.7	2,689.1	2,623.0	2,421.0	2,039.8
Impairment loss on loans, net of recoveries	(56.2)	(186.4)	(172.9)	(198.9)	(660.1)	(827.9)	(783.6)	(645.8)	(425.5)
Recovery (loss) due to impairment of financial investments	0.6	1.9	2.3	3.9	13.1	(20.8)	(28.3)	(78.3)	(20.2)

Net interest and similar income after impairment loss	194.8	646.4	598.8	754.6	2,503.7	1,840.4	1,811.0	1,696.9	1,594.1
Other income
Fee income from financial services, net	67.2	223.0	216.6	263.5	874.4	849.2	809.5	770.6	668.8
Net gain on foreign exchange transactions	12.4	41.3	40.9	68.8	228.2	201.8	264.2	521.2	216.8
Net gain on sale of financial investments	9.0	29.9	25.3	4.3	14.2	184.8	103.3	134.9	128.1
Net gain (loss) on financial assets at fair value through profit or loss	11.2	37.1	13.2	3.6	12.0	18.4	(47.9)	(111.8)	22.3
Net gain on investment property	3.6	11.9	3.2	25.7	85.3	25.4	23.1	43.5	98.9
Other	5.6	18.7	14.4	20.8	69.0	87.4	64.1	75.3	55.7

Total other income	109.1	361.9	313.5	386.7	1,283.1	1,367.2	1,216.3	1,433.6	1,190.7
Insurance premiums and claims
Premiums assumed	52.9	175.5	167.0	229.7	762.1	533.6	730.6	905.0	680.5
Adjustment of technical reserves	(22.1)	(73.3)	(42.6)	(95.5)	(316.8)	(240.2)	(404.9)	(628.7)	(572.7)
Premiums ceded to reinsurers	(1.3)	(4.2)	(28.1)	(35.2)	(116.7)	(34.1)	(138.3)	(129.9)	(4.9)
Net claims and benefits incurred for life insurance contracts and others	(51.8)	(172.0)	(175.1)	(221.8)	(736.0)	(412.3)	(318.2)	(258.9)	(181.1)

Total net premiums earned minus claims and benefits	(22.3)	(74.1)	(78.9)	(122.8)	(407.5)	(152.9)	(130.8)	(112.6)	(78.1)
Other expenses
Salaries and employee benefits	(58.9)	(195.4)	(182.4)	(227.8)	(755.9)	(714.6)	(711.3)	(692.5)	(647.4)
Administrative expenses	(53.3)	(176.7)	(180.4)	(233.7)	(775.3)	(730.6)	(688.9)	(700.7)	(627.7)
Depreciation and amortization	(19.0)	(62.9)	(37.6)	(49.6)	(164.7)	(145.2)	(130.1)	(111.1)	(105.4)
Other	(14.1)	(46.7)	(43.4)	(42.8)	(141.6)	(120.3)	(102.1)	(115.4)	(87.2)

Total other expenses	(145.2)	(481.7)	(443.9)	(553.8)	(1,837.5)	(1,710.6)	(1,632.4)	(1,619.6)	(1,467.7)
Income before translation result and income tax	136.4	452.5	389.5	464.7	1,541.9	1,344.1	1,264.0	1,398.4	1,239.0
Translation result	3.0	10.1	6.0	(10.5)	(35.0)	15.9	20.1	(25.1)	(25.0)
Income tax	(33.1)	(109.9)	(105.5)	(125.2)	(415.5)	(326.5)	(333.9)	(352.6)	(309.1)

Net profit for the period	106.3	352.7	290.0	328.9	1,091.4	1,033.5	950.2	1,020.7	904.9

Attributable to:
IFS’ shareholders	105.7	350.6	288.2	326.8	1,084.3	1,027.4	944.6	1,013.7	891.5
Non-controlling interest	0.7	2.2	1.8	2.1	7.1	6.1	5.6	7.0	13.4
Earnings per share	0.955	3.167	2.628	2.911	9.818	9.625	8.715	9.295	8.149
Weighted Average number of shares outstanding	—	110.7	109.7	—	110.4	106.7	108.4	109.1	109.4

Consolidated Statements of Financial Position

	As of March 31, (unaudited)			As of December 31,
	2019	2019	2018	2018	2018	2017 (Restated)	2016 (Restated)	2015 (Restated)	2014 (Restated)
	(U.S.$ in millions) (2)(3)	(S/ in millions) (2)		(U.S.$ in millions) (2)(3)	(S/ in millions) (2)
Assets
Cash and due from banks	2,911.6	9,660.6	9,616.6	2,525.7	8,380.4	11,204.8	11,761.8	12,431.8	6,358.5
Inter-bank funds	21.1	70.0	179.1	149.2	495.0	403.5	5.0	245.0	310.0
Financial investments	5,380.6	17,852.8	18,050.0	5,313.2	17,629.4	16,924.1	10,209.8	8,651.9	8,409.0
Loans, net of unearned interest	10,554.2	35,019.0	30,021.7	10,345.3	34,325.7	29,406.3	28,192.6	27,035.8	23,436.9
Impairment allowance for loans	(420.8)	(1,396.2)	(1,258.1)	(411.3)	(1,364.8)	(1,202.1)	(1,166.8)	(1,041.6)	(819.7)
Investment property	298.3	989.6	943.5	297.3	986.5	1,118.6	745.2	713.3	652.9
Property, furniture and equipment, net (4)	285.9	948.5	597.5	187.6	622.5	612.6	589.8	579.2	577.2
Intangibles and goodwill, net	285.4	946.8	903.0	287.7	954.5	921.6	267.4	199.4	145.8
Other assets (5)	501.8	1,665.2	1,581.7	516.9	1,715.0	1,005.0	1,114.4	1,186.1	1,294.6

Total assets	19,818.0	65,756.2	60,635.0	19,211.7	63,744.4	60,394.5	51,719.4	50,000.9	40,365.2
Liabilities and equity
Deposits and obligations	10,485.2	34,790.0	31,220.4	10,151.3	33,682.0	32,607.6	30,097.9	28,487.7	23,381.4
Inter-bank funds	32.1	106.5	129.5	—	—	30.0	332.3	—	—
Due to banks and correspondents	1,123.0	3,726.1	4,141.4	1,294.0	4,293.4	4,407.4	5,328.6	6,191.7	3,140.9
Bonds, notes and other obligations	2,008.2	6,663.2	6,240.2	1,958.0	6,496.8	5,602.4	4,769.4	4,925.4	4,565.3
Insurance contract liabilities	3,136.6	10,407.2	10,536.9	3,104.4	10,300.5	10,514.5	5,010.5	4,477.1	3,743.0
Other liabilities (4)(6)	704.1	2,336.4	1,954.2	567.6	1,883.4	1,395.7	1,182.4	1,458.0	1,232.3

Total liabilities	17,489.3	58,029.4	54,222.6	17,075.3	56,655.9	54,557.6	46,721.0	45,539.9	36,062.9
Equity, net
Equity attributable to IFS’ shareholders	2,316.7	7,686.8	6,377.7	2,124.2	7,048.1	5,800.5	4,879.1	4,345.6	4,191.0
Non-controlling interest	12.0	40.0	34.7	12.2	40.4	36.4	119.2	115.4	111.2

Total equity, net	2,328.7	7,726.8	6,412.4	2,136.4	7,088.5	5,836.9	4,998.3	4,460.9	4,302.3

Total liabilities and equity net	19,818.0	65,756.2	60,635.0	19,211.7	63,744.4	60,394.5	51,719.4	50,000.9	40,365.2

Selected Ratios and Operational Data

	As of and for the three months ended March 31, (unaudited)		As of and for the year ended December 31,
	2019	2018	2018	2017	2016
Performance Ratios
Net interest margin (7)(8)	5.4%	5.3%	5.4%	5.3%	5.4%
Efficiency ratio (9)	33.7%	34.0%	35.6%	36.8%	38.0%
ROA (8)(10)	2.2%	1.9%	1.8%	2.0%	1.9%
Adjusted ROA (11)	—	—	2.0%	—	—
ROE (8)	19.0%	19.1%	16.6%	19.3%	19.9%
Adjusted ROE (12)	—	—	18.6%	—	—
Risk adjusted NIM (8)(13)	4.2%	4.1%	4.3%	3.7%	3.8%
Cost of risk (8)(14)	2.2%	2.3%	2.1%	2.9%	2.9%
Capital and Balance Sheet Structure
Average total equity as a percentage of average total assets	11.4%	10.1%	10.7%	10.1%	9.5%
Total loans, net as a percentage of total deposits	96.6%	92.1%	97.9%	86.5%	89.8%
Core equity tier 1 ratio (15)	10.2%	10.2%	10.6%	10.1%	9.4%
Capitalization ratio of Interbank (16)	16.4%	17.5%	15.8%	16.1%	15.9%
Solvency ratio of Interseguro (17)	130.4%	143.4%	137.9%	134.9%	145.5%
Capitalization ratio of Inteligo Bank (18)	26.9%	28.3%	25.5%	32.6%	24.5%
Credit Quality
Past-due loans as a percentage of total gross loans (at end of period)	2.5%	2.6%	2.5%	2.7%	2.5%
Provision expense as a percentage of total gross loans	2.2%	2.3%	2.1%	2.9%	2.9%
Other Data
Assets under management of Inteligo	17,769.0	16,210.7	17,592.7	16,229.9	15,398.3
Inteligo deposits	2,533.1	2,152.5	2,608.7	2,253.3	3,226.1
Dividends declared/paid (19)	—	—	654.5	510.7	475.8
Declared/paid dividends per share (20)	—	—	5.8	4.5	4.2
Exchange rate (S/ per U.S.$1.00 at end of period)	3.318	3.227	3.373	3.241	3.356
Financial stores	264	272	270	273	289
ATMs	1,953	1,994	1,973	2,052	2,159
Correspondent agents (21)	2,513	2,514	2,506	2,505	2,935
Number of digital clients (22)	975,269	667,506	882,437	620,448	454,194
Percentage of digital users (22)(23)	56%	43%	53%	40%	30%

(1)

Our financial information for 2017, 2016, 2015 and 2014 was restated as a result of a voluntary change in accounting policy regarding our method of accounting the variation in market interest rates on insurance contract liabilities. See Note 4.2.1(i) to our audited annual consolidated financial statements. The financial information presented for 2014 and 2015 were restated after issuance of the financial statements for those years due to a voluntary change in accounting policy with a negative impact of S/57.6 million for 2014 and S/218.1 million for 2015 in the line Total net premiums earned minus claims and benefits in the consolidated income statement. See “Management Discussion and Analysis of Results of Operations and Financial Condition—Change in Accounting Policy.

(2)	Except for percentages and ratios, and operational data.
(3)

Amounts stated in U.S. dollars as of and for the three months ended March 31, 2019 and as of and for the year ended December 31, 2018 have been translated from soles at the exchange rate of S/3.318 = U.S.$1.00. See “Exchange Rates”.

(4)

Due to the adoption of IFRS 16 we have recorded a S/341.7 million, increase in the caption “Property, furniture and equipment (Right-of-use assets)” and recorded simultaneously, an increase for the same amount, in the caption “Accounts payable, provisions and other liabilities (Lease liabilities)”. See Note 2 (c) to our unaudited interim condensed consolidated financial statements.

(5)	“Other assets” is defined as due from customers on acceptances, accounts receivable and other assets, net and deferred income tax assets, net.
(6)	“Other liabilities” is defined as due from customers on acceptances, accounts payable, provisions and other liabilities and deferred income tax liabilities, net.
(7)	“Net interest margin” is defined as (x) net interest and similar income divided by (y) average interest-earning assets. See “Selected Statistical Information”.
(8)	Annualized for each interim period.
(9)

“Efficiency ratio” is calculated by dividing (x) salaries and employee benefits plus administrative expenses plus depreciation and amortization by (y) net interest and similar income plus other income, plus net premiums earned.

(10)	ROA is calculated as net profit as a percentage of average assets, computed as the simple average of the quarterly balances from December of the previous year to the date as of calculation.
(11)

Adjusted ROA for 2018, is calculated as adjusted net profit as a percentage of average assets, computed as the simple average of the quarterly balances from December of the previous year to the date as of calculation. Adjusted net profit excludes S/144.8 million, which is the aggregate effect recorded in technical reserves due to a change in accounting estimates driven by the publication by the SBS of new mortality tables. Net profit was not adjusted for 2017 and 2016. See Note 4.4 (d) and 4.6 to our audited annual consolidated financial statements. Adjusted net profit and Adjusted ROA are non-GAAP financial measures and should not be considered in isolation or as a substitute for net profit or ROA, or other performance measures. See “Presentation of financial and other information—Non-GAAP financial measures” and “Selected Consolidated Financial Information—Non-GAAP Financial Measures”.

(12)

Adjusted ROE for 2018 is calculated as adjusted net profit as a percentage of average shareholders’ equity, computed as the simple average of the quarterly balances from December of the previous year to the date as of calculation. Adjusted net profit excludes S/144.8 million, which is the aggregate effect recorded in technical reserves due to a change in accounting estimates driven by the publication by the SBS of new mortality tables. Net profit was not adjusted for 2017 and 2016. See Note 4.4 (d) and 4.6 to our audited annual consolidated financial statements. Adjusted ROE is a non-GAAP financial measures and should not be considered in isolation or as a substitute for Net Profit or ROE, or other performance measures. See “Presentation of financial and other information—Non-GAAP financial measures” and “Selected Consolidated Financial Information—Non-GAAP financial measures.”

(13)	Risk adjusted net interest margin is defined as net interest margin after impairment loss on loans, net of recoveries.
(14)

Cost of risk is defined as impairment loss on loans, net of recoveries divided by average gross loans. Cost of risk includes an S/81.0 million recovery of provisions related to the construction sector at Interbank for 2018.

(15)	Calculated for Interbank only under SBS GAAP.
(16)

Regulatory capital for Interbank is calculated in accordance with the guidelines of the Basel II Accord, as adopted by the SBS and is based on information from Interbank’s financial statements prepared under SBS GAAP. See “Regulation and Supervision—Banking Regulation and Supervision—Capital Adequacy Requirements Basel II”.

(17)

Solvency ratio for Interseguro is calculated in accordance with SBS guidelines and is based on information from Interseguro’s financial statements prepared under SBS GAAP. See “Regulation and Supervision—Insurance Regulation and Supervision—Solvency Requirements and Regulatory Capital”.

(18)	Capitalization Ratio for Inteligo Bank is calculated in accordance with the guidelines promulgated by the Central Bank of The Bahamas.
(19)

Dividends declared for fiscal years 2018, 2017 and 2016 were paid in 2019, 2018 and 2017 and amounted to U.S.$197.2 million, U.S.$157.7 million and U.S.$ 146.5 million, respectively. See “Dividends and Dividend Policy”.

(20)

Corresponds to dividends declared divided by outstanding shares for each period reported. Dividends per share amounted to U.S.$1.75, U.S.$1.40 and U.S.$ 1.30 for years 2018, 2017 and 2016. See “Dividends and Dividend Policy”.

(21)	ASBANC estimates, for 2014-2017 and company estimates for 2018.
(22)	In the month of December for each full year and in the month of March for each interim period.
(23)	Percentage of digital users over total clients that interact with Interbank.

Non-GAAP Financial Measures

In this prospectus, we use adjusted net profit, adjusted ROE and adjusted ROA. These measures are not calculated in accordance with IFRS and we collectively refer to these as non-GAAP financial measures. For more information see “Presentation of Financial and other information – Non-GAAP Financial Measures”.

The following table reflects the reconciliation of adjusted net profit, adjusted ROE and adjusted ROA for our banking segment as of and for the three month period ended March 31, 2019:

	As of March 31, 2019
	Net profit	Adjustment (2)	Adjusted Net Profit	Average total assets	ROA	Adjusted ROA	Average total equity	ROE	Adjusted average total equity	Adjusted ROE
Banking	299.7	(32.4)	267.3	48,335.7	2.5%	2.2%	5,417.1	22.1%	5,384.7	19.8%
Insurance	28.9	—	28.9	12,770.0	0.9%	0.9%	902.8	12.8%	902.8	12.8%
Wealth Management	78.3	—	78.3	3,781.6	8.3%	8.3%	821.6	38.1%	821.6	38.1%
Holding and eliminations	(54.2)	32.4	(21.8)	(137.0)	—	—	266.1		298.5

Total	352.7	—	352.7	64,750.3	2.2%	2.2%	7,407.6	19.0%	7,407.6	19.0%

(1)

Adjusted net profit of the banking segment, for the three months ended March 31, 2019, is calculated excluding the gain on the sale of Interfondos S/32.4 million after taxes which is eliminated upon consolidation. Adjusted net profit is a non-GAAP financial measure and should not be considered in isolation or as a substitute for net profit, or other performance measures. See “Presentation of financial and other information—Non-GAAP financial measures.”

The following tables reflect the reconciliation of adjusted net profit, adjusted ROE and adjusted ROA on a consolidated basis and also for our insurance segment as of and for the year ended December 31, 2018.

For the year ended
2018
(S/ in millions)
Net profit (A)	1,091.4
Adjustment of new mortality tables in Total net premiums earned minus claims and benefits (B)	144.8

Adjusted net profit (C) = (A) + (B)	1,236.2
Average total equity (D)	6,558.8
ROE (A) / (D)	16.6%
Adjusted average total equity (E)	6,645.6
Adjusted ROE (C) / (E)	18.6%
Average total assets (F)	61,072.6
ROA (A) / (F)	1.8%
Adjusted ROA (C) / (F)	2.0%

	As of December 31, 2018
	Net profit	Adjustment (1)	Adjusted Net Profit	Average total assets	ROA	Adjusted ROA	Average total equity	ROE	Adjusted average total equity	Adjusted ROE
Banking	1,010.9	—	1,010.9	45,515.7	2.2%	2.2%	4,994.3	20.2%	4,994.3	20.2%
Insurance	(61.5)	144.8	83.3	12,388.1	(0.5)%	0.7%	803.7	(7.6)%	890.5	9.4%
Wealth Management	197.5	—	197.5	3,314.3	6.0%	6.0%	768.0	25.7%	768.0	25.7%
Holding and eliminations	(55.6)	—	(55.6)	(145.5)			(7.3)		(7.3)

Total	1,091.4	144.8	1,236.2	61,072.6	1.8%	2.0%	6,558.8	16.6%	6,645.6	18.6%

(1)

Change in accounting estimates recorded in Total net premiums-earned minus claims and benefits driven by the publication by the SBS of new mortality’ tables. See Note 4.4 (d) to our audited annual consolidated financial statements and “Presentation of financial and other information – Non-GAAP financial measures”.

THE OFFERING

The following is a brief summary of the terms of this offering and should be read together with the more detailed information and financial data and statements contained elsewhere in this prospectus. For a more complete description of our common shares, see “Description of Common Shares” in this prospectus.

Issuer	Intercorp Financial Services Inc.

Sellers	IFS, our subsidiary Interbank, and Intercorp Peru and NWI Emerging Market Fixed Income Master Fund Ltd. (“EMFI” and, together with Intercorp Peru, the “Selling Shareholders”).

Securities Offered	9,000,000 Common shares

Offering Price	We expect that the offering price for the offering will be between US$44.00 and US$50.00 per share.

Option to Purchase Additional Common Shares	We are granting the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of 1,350,000 additional common shares, at the public offering price listed on the cover page of this prospectus.

Use of Proceeds	We estimate that the net proceeds to us will be approximately U.S.$ , or approximately U.S.$ if the underwriters exercise their option to purchase additional common shares in full from us, to Interbank will be approximately U.S.$ , to Intercorp Peru will be approximately U.S.$ and to EMFI will be approximately U.S.$ . We will not receive any proceeds from the sale of shares by the selling shareholders.

We and Interbank expect to each use any net proceeds from the sale of shares by us and Interbank for general corporate purposes. In particular, Interbank expects to use the proceeds to strengthen its capital position and increase business activity, and IFS expects to use the proceeds to invest in strengthening its digital and analytical capabilities across its platform by developing a common data infrastructure and new digital products and services.

Lock-up	We, the selling shareholders, and certain of our directors and officers, collectively owning 72.4% of our common shares as of July 2, 2019 (after giving effect to the offering assuming no exercise of the option), have agreed, subject to limited exceptions, not to sell any of our common shares for a period of 180 days (and in the case of EMFI for a period of 90 days) after the date of this prospectus without the prior approval of the representatives of the underwriters. See “Underwriting”.

Shares Outstanding Immediately Prior to and Following the Offering	Immediately following the offering assuming no exercise of the underwriters’ option to purchase additional shares, we will have 114,260,864 common shares issued and outstanding. If the underwriters’ option is exercised in full, we will have 115,610,864 common shares issued and outstanding.

Dividends and Dividend Policy	We are a holding company and, as such, our ability to pay dividends is subject to the ability of our subsidiaries to pay dividends to us. See “Dividends and Dividend Policy” for further information on our dividend policy.

Listing	Our common shares are listed on the Lima Stock Exchange under the symbol “IFS”. We are applying to list our common shares on the New York Stock Exchange under the symbol “IFS”.

Taxation	For a discussion of the material Peruvian, U.S. federal and Panamanian income tax consequences relating to an investment in our common shares, see “Taxation”.

Risk Factors	Investing in our common shares involves risks. See “Risk Factors” beginning on page 30 and the other information included in this prospectus for a discussion of factors you should consider before deciding to invest in our common shares.

RISK FACTORS

An investment in our common shares involves a high degree of risk. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors before purchasing our common shares. If any of the possible events described below occurs, our businesses, financial condition, results of operations or prospects could be materially and adversely affected. As a result, the market prices of our common shares could decline and you could lose all or part of your investment. The risks and uncertainties below are those known to us and that we currently believe may materially affect us and our common shares. We may face additional risks and uncertainties not currently known to us or which as of the date of this prospectus we might not consider significant, which may also adversely affect our businesses.

Risks Relating to Our Businesses

We are a holding company and all of our operations are conducted through our subsidiaries. Our ability to pay dividends to you will depend on the ability of our subsidiaries to pay dividends and make other distributions to us.

As a holding company, all of our operations are conducted through our subsidiaries. Accordingly, our ability to pay dividends to you will depend upon our receipt of dividends and other distributions from our subsidiaries.

There are various regulatory restrictions in Peru and other jurisdictions that may limit our subsidiaries’ ability to pay dividends or make other payments to us, such as their obligations to maintain minimum regulatory capital and minimum liquidity. In addition, our Peruvian subsidiaries pay dividends to us on the basis of the SBS GAAP financial statements, which differ from IFRS. For example, whereas Interseguro had a net loss of S/7.8 million under IFRS in 2018, it had a net profit of S/361.1 million under SBS GAAP and paid to us a related dividend of S/138.0 million in 2018. There is no assurance that the differences in accounting treatment will not render the opposite result, namely that lower or no dividends would be payable to us by any of our Peruvian subsidiaries under SBS GAAP than what it would appear to be able to pay under IFRS, or that dividends will continue to be payable under SBS GAAP in the future.

Furthermore, our subsidiaries may incur indebtedness or enter into other arrangements containing terms that may restrict or prohibit the payment of dividends, the making of other distributions, or the making of loans to us. We cannot assure you that the agreements governing the future indebtedness of our subsidiaries will permit them to provide us with sufficient dividends, distributions or the making of loans to fund dividend payments.

To the extent our subsidiaries do not have funds available or are otherwise restricted from paying dividends to us, our ability to pay dividends to our shareholders will be adversely affected.

As a holding company, our right to receive any distribution of assets of our subsidiaries will be effectively subordinated to the rights of our subsidiaries’ creditors, and you may have limited recourse against our subsidiaries’ assets in case of our liquidation.

As a holding company, our right to receive any distribution of assets of our subsidiaries upon any subsidiary’s liquidation or reorganization or otherwise will be subject to the prior claims of creditors of that subsidiary, except to the extent that any claims by us as a creditor of such subsidiary may be recognized as such. Accordingly, holders of our common shares will have rights that will effectively be subordinated to all existing and future indebtedness of our subsidiaries, and, in the event of any claim against us, our shareholders may have recourse only against our assets, and not those of our subsidiaries, for payments. The only significant assets that we currently hold are our equity interests in our subsidiaries.

Our subsidiaries are subject to extensive regulation and supervision, and changes in existing regulations or the implementation of future regulations may have a material adverse effect on our financial condition and results of operations.

Interbank and Interseguro are subject to extensive regulation and supervision by the SBS. The SBS also oversees all of Interbank’s and Interseguro’s subsidiaries and their operations as well as Interbank’s branch in Panama. Interbank is also subject to regulation and oversight by the Central Reserve Bank of Peru, which, together with the SBS, has general administrative responsibilities over banks and other financial institutions, including the authority to set loan loss provisions, limits on fees, regulatory capital requirements and other minimum capital adequacy and reserve requirements. In addition, banks are required to provide the SBS, on a periodic basis, with all information necessary to allow for its evaluation of the bank’s financial performance. Similarly, insurance companies are required to periodically provide the SBS, with all information necessary for the SBS to evaluate the company’s management, measure systems, solvency, profitability and liquidity.

Similarly, Inteligo’s subsidiaries are regulated by governmental entities in several jurisdictions, such as The Bahamas, Panama and Peru. Inteligo Bank is subject to the regulation and supervision of the Central Bank of The Bahamas, and its branch is subject to regulation by the Superintendency of Banks of Panama (Superintendencia de Bancos de Panamá), while Inteligo SAB is subject to the regulation and supervision of the SMV in Peru. Also, Interbank and Interseguro are subject to the regulations of the SMV. In addition, Interbank, Interseguro, Inteligo Bank and Inteligo SAB are subject to other regulations, such as the U.S. Foreign Account Tax Compliance Act (FATCA), which could increase compliance costs and, in case of non-compliance could result in liability, additional costs or sanctions imposed by the U.S. Internal Revenue Service.

Changes in the regulation and supervision of Interbank, Interseguro and Inteligo could have a material adverse effect on our financial condition and results of operations. For example, the SBS and the Central Reserve Bank of Peru regulate, and have in the past changed, capital structure and deposit reserve requirements, interest paid on deposit reserves, the amount of deposit reserves for which no interest is payable, rules regarding provisions for loan losses and legal lending limits applicable to Peruvian commercial banks. In addition, Interbank could be subject to limits on the commissions charged to clients. Furthermore, Interbank could be required to increase its level of provisions in response to pro-cyclical provisioning requirements that could be activated by regulators under certain favorable macroeconomic conditions.

Since annuities began to be offered by insurance companies in 1993, the SBS has implemented major changes affecting reserve requirements for insurance companies, such as Interseguro. For example, recent changes by the SBS to mortality tables used for calculating reserves for new annuities in March 2018 resulted in a higher reserve requirement, which in turn could adversely affect Interseguro’s results of operations, or could result in lowered implied interest rates on Interseguro’s annuities. For further information, see Notes 4.6(a) and 4.6(b) to our audited annual consolidated financial statements. New legislation or regulations applicable to the insurance industry may adversely affect Interseguro’s ability to underwrite and price risks accurately as well as affect its revenues and net income. For example, whereas retirees formerly had to choose between remaining with their pension fund or choosing an annuity, since 2016 a law has allowed retirees to withdraw 95.5% of their capital accumulated in cash upon retirement, which has resulted in a significant reduction of annuities sold by Peruvian insurance companies, including Interseguro. In addition, the SBS may change the types of and limits on eligible investments, which could force Interseguro to liquidate current investments on less favorable terms than if they were held to maturity and restrict Interseguro from making investments that its management deems to be beneficial.

The Bahamas has enacted the Commercial Entities (Substance Requirements) Act, 2018 which requires substantial economic presence in The Bahamas for certain Bahamian entities that conduct relevant activities. A relevant activity includes the business of banking as conducted by Inteligo Bank. However Inteligo Bank intends to seek exemption from this legislation as it considers itself to be tax resident in another jurisdiction, Panama, despite being a licensed bank in The Bahamas. As a tax resident in Panama, Inteligo Bank would be exempt from the requirements of the Commercial Entities (Substance Requirements) Act, 2018 if it fulfills certain disclosure and governance requirements of the applicable legislation. If Inteligo Bank is not considered to be tax resident in Panama, or does not fulfill the requirements of the applicable legislation, it will have to enhance its economic and business presence in The Bahamas in order to comply with the Commercial Entities (Substance Requirements) Act, 2018.

Changes in existing regulations or the implementation of future regulations may also restrict our existing operations, limit the expansion of our business and require extensive system and operating changes that may be difficult or costly to implement.

We cannot predict whether and to what extent new laws and regulations, or changes to existing laws and regulations, affecting our subsidiaries’ business will be adopted in the future, the timing of any such adoption and what effect such events would have on our financial condition and results of operations.

The operations of our subsidiaries require the maintenance of banking, insurance and other licenses and any non-compliance with applicable license and operating obligations could have a material adverse effect on our business, financial condition and results of operations.

All banks and insurance companies established in Peru require certain authorizations issued by the SBS in order to operate in Peru. In addition, all brokerage firms operating in Peru require certain authorizations issued by the SMV in order to operate in Peru. In The Bahamas and Panama, all banks require a license to operate. Governmental authorities, such as the SBS or the Central Reserve Bank of Peru, the Central Bank of The Bahamas, or the Superintendency of Banks of Panama, have general administrative responsibilities over banks and other financial institutions, including authority to set loan loss provisions, limits on fees, regulatory capital requirements and other minimum capital adequacy and reserve requirements. In addition, banks are generally required to provide the relevant banking supervisory agency, on a periodic basis, with all information that is necessary to allow for its evaluation of a bank’s financial performance. Insurance companies are regulated and supervised by the SBS which has the ability, among other things, to set reserve requirements for insurance companies. Similarly, the SMV has general administrative responsibilities over brokerage firms, including the authority to set minimum capital requirements.

Our subsidiaries currently have the required licenses in order to conduct their operations in their corresponding jurisdictions for all of their operations. Although we believe our subsidiaries are currently in compliance with their respective existing material license and reporting obligations, there is no assurance that our subsidiaries will be able to maintain the necessary licenses in the future. We cannot assure you that future changes to existing laws and regulations, or stricter interpretation or enforcement of existing laws and regulations, will not impair our ability to comply with such laws and regulations and thus with the terms of our licenses.

The loss of a license, a breach of the terms of a license by any of our subsidiaries or the failure to obtain any further required licenses in the future could have a material adverse effect on our business, financial condition and results of operations. If any of our subsidiaries loses its licenses or is required to seek additional licenses, then such subsidiary will be unable to perform its operations as it is currently authorized.

Under certain circumstances, the SBS, the SMV, the Superintendency of Banks of Panama or the Central Bank of The Bahamas, as applicable, may intervene in our subsidiaries’ operations in order to prevent, control and reduce the effects of a failure of our operations.

Under the Peruvian Banking and Insurance Law and the regulations thereunder, the SBS may intervene in Interbank’s and Interseguro’s operations upon the occurrence of any of the following events:

•	Interbank or Interseguro suspends payment of its obligations or is unable to pay its obligations as they come due;

•	Interbank or Interseguro breaches any of their respective commitments to the SBS under a surveillance regime imposed by the SBS;

•	Interbank’s regulatory capital is less than 50% of the minimum regulatory capital required under the Peruvian Banking and Insurance Law;

•	Interbank or Interseguro experiences a deficit or reduction of more than 50% of its regulatory capital during the preceding 12-month period; or

•	Interseguro experiences a deficit or reduction of the regulatory capital of more than 50% of its solvency equity.

In the event of an intervention, the SBS has the power to institute measures, such as limiting the decisions that could be taken at a shareholders’ meeting, suspending our normal activities and segregating certain of Interbank’s or Interseguro’s assets and liabilities for transfer to third parties, among others. Furthermore, the SBS has the power under the Peruvian Banking and Insurance Law to declare the wind-up or liquidation of any bank or insurance company if an intervention extends for longer than 45 days, which period may be extended for another 45 days at the sole discretion of the SBS, and/or upon the occurrence of a wind-up or liquidation pursuant to the Peruvian General Corporations Law (Ley General de Sociedades).

Under Peruvian capital markets law and the regulations thereunder, the SMV may revoke the license of Inteligo SAB and/or Interfondos, among others, upon the occurrence of (i) significant irregularities that put the companies at risk to carry out their operations as permitted by law or (ii) significant violations of the law, statutes and regulations promulgated by the SMV.

Under Bahamian banking regulations, the Central Bank of The Bahamas may intervene in Inteligo Bank’s operations under the occurrence of any of the following events:

•	Inteligo Bank carries on its business in a manner detrimental to the public interest or the interests of its depositors or other creditors; or

•

it contravenes the provisions of Bahamian banking law or any other law, order or regulation made thereunder, or any term or condition subject to which its license was issued, either in The Bahamas or elsewhere.

Under Law Decree 9 of 1998, as amended, the Superintendency of Banks of Panama may seize administrative and operating control of the branch of Inteligo Bank in Panama, based on any of the following grounds:

•	upon a reasoned request of Inteligo Bank itself;

•	if Inteligo Bank cannot continue operations without endangering the interests of the depositors;

•	as a consequence of the evaluation of the report submitted by an appointed advisor;

•	non-compliance with the corrective measures ordered by the Superintendency of Banks of Panama;

•	if Inteligo Bank carries out its operations in an illegal, negligent or fraudulent manner;

•	if Inteligo Bank has suspended payment on its obligations; or

•	if the Superintendency of Banks of Panama confirms that the capital adequacy, solvency or liquidity of Inteligo Bank has deteriorated so as to require action by the Superintendency of Banks of Panama.

The adoption of new international banking and insurance guidelines may cause our subsidiaries to require additional capital and could cause their cost of funds to increase, which could have a material adverse effect on our financial condition and results of operations.

In December 2009, the Basel Committee announced its intention to issue a new framework (“Basel III”), related to the regulation, supervision and risk management of the banking industry. Among the changes adopted by Basel III were raising the quality, consistency and transparency of the capital base; enhancing risk coverage; reducing pro-cyclicality and promoting countercyclical buffers; and addressing systemic risk and interconnectedness.

In July 2011, the SBS issued SBS Resolution No. 8425-2011, establishing the final methodologies in the calculation and the implementation schedule of the additional capital requirements to be implemented in Peru, which, although not completely consistent with Basel III, includes requirements to cover concentration, interest rate and systemic risk, as well as certain pro-cyclical capital requirements. These additional requirements were fully implemented in July 2016. As of the date of this prospectus, we are fully compliant with these additional capital requirements.

In February 2016, the SBS issued Resolution No. 975-2016, which aims to improve the quality of the total regulatory capital and align Peruvian regulations towards Basel III. This resolution changed the conditions that subordinated debt must meet in order to be considered in the calculation of additional capital and the calculation methodology applicable to risk-weighted assets. This resolution is applicable to subordinated debt incurred or created from the date of its approval. However, as established in this regulation, subordinated debt incurred or created prior to its approval (and which does not meet the requirements of this new regulation) will still be considered in the calculation of regulatory capital, subject to certain rules specified therein.

Interbank expects to continue to be in compliance with these additional capital requirements; however, Interbank’s assumptions with respect to compliance may turn out to be incorrect, and, consequently, have a material adverse effect on its financial condition and results of operations. In addition, the complete adoption of the new Basel III framework may have a material adverse effect on Interbank’s financial condition and results of operations.

With respect to Interseguro, Solvency II, a new regulatory framework for the European insurance industry implemented in early 2016, is under consideration by international regulatory bodies, which could result in the SBS raising solvency ratio requirements for insurance companies in Peru in the future.

With respect to Inteligo Bank, The Bahamas currently adheres to Basel I, and has effectively implemented Pillar I and Pillar II of the Basel II framework. The Pillar I framework focuses on the capital adequacy ratio requirements and Pillar II focuses on the ICAAP (the guidelines in relation to the ICAAP were released in August 2016). The Central Bank of The Bahamas has rolled out the capital component of the Basel III framework. In 2018, the Central Bank of The Bahamas published two discussion papers focused on Minimum Disclosures (Pillar III of the Basel II framework) and the Net Stable Funding Ratio and the Liquidity Coverage Ratio (main components of Basel III). It should be noted that the Basel III implementation timeline with respect to these ratios extends to 2020.

We cannot assess the compliance with, or the completion, or the implementation of, the above-mentioned requirements and the impact of any such requirements in the future on our financial condition or results of operations.

Our controlling shareholder, Intercorp Peru, is subject to capital requirements imposed by the SBS, and Intercorp Peru’s failure to comply with these requirements could have a material adverse effect on our financial condition and results of operations.

The SBS has established minimum capital requirements for financial services holding companies on a fully consolidated basis, which the SBS evaluates on an annual basis. As a result of its direct and indirect equity interest in Interbank and Interseguro, our controlling shareholder, Intercorp Peru, is subject to these minimum capital requirements. Intercorp Peru owns other businesses in addition to ours, and financial information relating to both our business and those other businesses is used to determine compliance with the minimum capital requirements.

According to Peruvian regulations, the subsidiaries directly and indirectly owned by Intercorp Peru qualify as a mixed conglomerate. Pursuant to Peruvian regulations, Intercorp Peru must maintain a higher regulatory capital requirement than the regulatory capital requirements for its groups.

If Intercorp Peru fails to comply with these requirements, the SBS may request Intercorp Peru to take certain corrective actions to ensure compliance. If Intercorp Peru fails to take such actions, the SBS could suspend or revoke Interbank’s and Interseguro’s licenses to operate in Peru, which would have a material adverse effect on our financial condition and results of operations.

Our subsidiaries face intense competition from other banking, insurance and financial institutions, and from other players including providers of emerging financial technologies and failure to compete successfully could have a material adverse effect on our financial condition and results of operations.

The banking market in Peru is highly competitive. Interbank has experienced strong competition from local and foreign banks, including new entrants attracted by Peru’s low banking penetration, as well as from department stores that offer credit cards, from emerging financial technology companies that offer digital banking and other services both on a regulated and unregulated basis, and from the local and international capital markets that lend to commercial customers. Competition may reduce the average interest rates that Interbank can charge its customers, increase the average rates Interbank must pay on its deposits, and may negatively affect its loan growth and place pressure on margins. Some of Interbank’s competitors may have access to greater resources and be more successful in the development of products and services that compete directly with Interbank’s products and services. If Interbank’s competitors are successful in developing products and services that are more effective or less expensive than the products and services offered by it, Interbank may be unable to compete successfully. Even if Interbank’s products and services prove to be more effective than those developed by other competitors, such other competitors may be more successful in marketing their products and services because of their greater financial resources or marketing strategies, among other factors. Interbank may not be able to grow or maintain its market share if it is not able to match its competitors’ pricing or keep pace with their development of new products, services and technological innovation/developments.

The Peruvian insurance market, particularly the annuity and life insurance sectors, is also highly competitive. Interseguro’s principal competitors are large insurance companies that may have greater resources and offer a wider range of products. These insurance companies may have better access to independent brokers who sell insurance to customers. In addition, Interseguro may also face competition from private pension funds (AFPs), which could in the future be allowed to offer annuities. Moreover, under the private pension system, upon retirement, retirees have the option of choosing to remain with their pension fund, choose an annuity or, since 2016, withdraw 95.5% of their capital accumulated in cash, which potentially reduces demand for Interseguro’s annuities. Any adverse impact on Interseguro resulting from increased competition, as well as a reform of the private pension system, could have a material adverse effect on our financial condition and results of operations.

Similarly, if Inteligo Bank’s competitors are successful in developing products and services that are more effective or less expensive than the products and services offered by Inteligo Bank, it may be unable to compete successfully. Even if Inteligo Bank’s products and services prove to be more effective than those developed by other competitors, such other competitors may be more successful in marketing their products and services because of their greater financial resources or marketing strategies, and other factors. Competitors may also dedicate greater resources to, and be more successful in, the development of products and services that may compete directly with Inteligo Bank’s products and services. Inteligo Bank competes in a global market for wealth management services, including wealth management divisions of global banks. Such competition would adversely affect the acceptance of Inteligo Bank’s products and/or lead to adverse changes in the investing habits of Inteligo Bank’s customer base. Inteligo Bank may not be able to grow or maintain its market share if it is not able to keep pace with its competitors’ development of new products and services. Any adverse impact on Inteligo Bank resulting from increased competition could have a material adverse effect on our financial condition and results of operations.

Our failure to effectively anticipate or adapt to emerging technologies or changes in customer behavior could have a material adverse effect on our financial conditions and results of operations.

Our failure to effectively anticipate or adapt to emerging technologies or changes in customer behavior, including among younger customers, could delay or prevent our access to new digital-based markets. Furthermore, the widespread adoption of new technologies, including payment systems, could require substantial expenditures to modify or adapt our existing products and services as we continue to grow our digital capabilities. Our customers may choose to conduct business or offer products on alternative or emerging platforms. Such new technologies could negatively impact our investments in bank premises, equipment and personnel for our branch network, or if we do not properly anticipate trends, render our existing investments in our digital platform moot. If we fail to adapt to changes in technologies or changes in customer behavior, it may have an adverse impact on Interbank resulting from increased competition, which could have a material adverse effect on our financial condition and results of operations.

The banking and insurance markets are exposed to macroeconomic shocks that may negatively impact household income and, consequently, could have a material adverse effect on our financial condition and results of operations.

Interbank’s strategy is to focus on the retail and commercial banking sectors and to grow and gain market share profitably. As a result, Interbank’s loan portfolio will become increasingly vulnerable to macroeconomic shocks that could negatively impact the household income of Interbank’s customers and result in increased loan losses. Furthermore, because the penetration of bank lending products in the Peruvian retail sector has been historically low, there is no basis on which to evaluate how the retail sector will perform in the event of an economic crisis, such as a recession or a significant devaluation of the sol, and Interbank’s historical loan loss experience may not be indicative of the performance of its loan portfolio in the future. In addition, our commercial clients could be negatively affected by global and local macroeconomic trends. For example in past years, our provisions for loan losses, in particular related to credit cards granted to certain vulnerable sectors of the Peruvian economy, have significantly increased during slowdowns of the Peruvian economy. Additionally, in part due to the de-dollarization policy sponsored by the Peruvian government there is a mismatch between our dollar denominated deposits and sol denominated loans. See “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Depreciation and Appreciation of the Sol”.

In the event of a macroeconomic shock, the value of Interseguro’s investments may also suffer losses, including in its investment property. In addition, the amount of savings available to potential annuity holders may be negatively impacted by unemployment or a decline in wages. A macroeconomic shock may also negatively impact wealth generation in Peru and, in turn, impact the demand for our wealth management services.

Our loans, our deposits and our profits have all experienced substantial growth, benefitting from growth in the Peruvian economy. We may not be able to continue our historically strong growth.

We have experienced significant growth over the last ten years and our loans, our deposits and our profits have all experienced substantial growth. We may not be able to continue to grow strongly or at all in the future due to factors beyond our control, in particular considering the slowdown of the Peruvian economy, which could have a material adverse effect on our financial condition and results of operations.

We could sustain losses if Interbank’s asset quality declines.

Our earnings are significantly affected by Interbank’s ability to properly originate, underwrite and service loans. We could sustain losses if Interbank incorrectly assesses the creditworthiness of its borrowers or fails to detect or respond to deterioration in asset quality in a timely manner. Problems with asset quality could cause our net interest and similar income to decrease and our provisions for loan losses to increase, which could adversely affect our financial condition and results of operations.

Reduced diversification in Interbank’s loan portfolio could have a material adverse effect on our financial condition and results of operations.

While loan portfolio risk associated with lending to certain economic sectors or clients in certain market segments can be mitigated through adequate diversification policies, Interbank’s pursuit of opportunities in which it can charge higher interest rates may reduce diversification of the loan portfolio and expose Interbank to greater credit risk. Reduced diversification could expose Interbank to greater risks in the event of a decline in asset quality. In addition, given the relatively small size of the Peruvian economy, Interbank’s lending diversification is by necessity lower than that of banks with operations in larger economies. Moreover, certain concentrations of borrowers’ commercial sectors may be unavoidable in Peru—principally the natural resources, fishing, agriculture and mining sectors—and deteriorations in such sectors could have a material adverse effect on Interbank’s deposits, loan performance and other businesses.

Furthermore, as of March 31, 2019 and December 31, 2018, retail banking loans accounted for approximately 54.0% and 53.2% of Interbank’s loan portfolio, respectively. Higher than average exposure to retail banking could be accompanied by greater credit risk due to higher risk profiles compared, particularly, to loans to large corporate customers. Given the significant recent growth of Interbank’s loan portfolio, historical loss experience may not be indicative of future doubtful loan experience.

The allowances of Interbank for impairment losses may not be adequate to cover the future losses to its loan portfolio or other assets, which could have a material adverse effect on our financial condition and results of operations.

Interbank records allowances for impairment losses on loans and other assets. The amount of allowances recorded is based on Interbank’s current assessment of and expectations concerning various factors affecting the quality of its loan portfolio. These factors include, among other things, Interbank’s borrowers’ financial condition, repayment abilities and repayment intentions, the realizable value of any collateral, the prospects for support from any guarantor, Peru’s economy, government macroeconomic policies, interest rates and the legal and regulatory environment. Many of these factors are beyond Interbank’s control. In addition, as these factors evolve, the models Interbank uses to determine the appropriate level of allowance for impairment losses on loans and other assets require recalibration, which can lead to increased allowances. For example, allowances for impairment losses on loans have significantly increased mainly as a result of the slowdown of the Peruvian economy. If Interbank’s assessment of and expectations concerning the above-mentioned factors differ from actual developments, or if the quality of its loan portfolio deteriorates or the future actual losses exceed its estimates, Interbank’s allowance for impairment losses may not be adequate to cover actual losses and it may need to make additional allowances for impairment losses, which could have a material adverse effect on our financial condition and results of operations.

Our financial results may be negatively affected by changes to IFRS accounting standards.

We report our results and financial position in accordance with IFRS as issued by the IASB. Changes to IFRS thereof may cause our future reported results and financial position to differ from current expectations, or historical results to differ from those previously reported due to the adoption of new accounting standards on a retrospective basis. We monitor potential accounting changes and, when possible, we determine their potential impact and disclose significant future changes in our financial statements that we expect as a result of those changes. Currently, there are a number of issued but not yet effective IFRS changes, as well as potential IFRS changes, some of which are expected to impact our reported results and financial position in the future. For further information, see Notes 4.2 and 4.5 to our audited annual consolidated financial statements and Note 2 (c) to our unaudited interim condensed consolidated financial statements.

In particular, IFRS 9 “Financial Instruments,” which went into effect on January 1, 2018, introduced the concept of expected credit loss, whereas the previous model (IAS 39) was based on incurred loss. Retrospective application is required, but comparative information is not compulsory except for hedging accounting requirements which are generally prospectively applied. The impact of the first adoption of IFRS 9 expected credit loss model for IFS and its subsidiaries amounted to an impact of S/43.9 million and S/57.3 million recorded in the captions unrealized results, net and retained earnings, respectively, as of January 1, 2018. For further information on IFRS 9, see Note 4.7 to our audited annual consolidated financial statements.

Also, IFRS 17 “Insurance Contracts”, which will go in to effect on January 1, 2021, provides a comprehensive accounting model for all types of insurance contracts that provides a more consistent framework for insurers, covering all relevant aspects as recognition, measurement, presentation and disclosures, whereas the requirements in IFRS 4 are largely based on grandfathering local accounting policies. For further information on IFRS 17, see Note 4.5 to our audited annual consolidated financial statements.

IFRS 16 “Leases” which became effective on January 1, 2019, established that at the commencement date of a lease, a lessee will recognize a liability to reflect lease payments and the asset that represents the right-of-use of the underlying leased asset during the lease term will be recorded. Lessees will be required to separately recognize the interest expense on the lease liability and the depreciation expense on the right-of-use asset. As permitted by the transitional provisions of IFRS 16, we elected to apply the modified retrospective approach and we have not restated comparative figures. Under this method, we recognized lease liabilities for an amount equivalent to the present value of future payments agreed as of January 1, 2019. The effect of the adoption of IFRS 16 as of January 1, 2019 amounted to S/341.7 million, increasing the caption “Property, furniture and equipment (Right-of-use assets)” and simultaneously, for the same amount, the caption “Accounts payable, provisions and other liabilities (Lease liabilities)”. The adoption of IFRS 16 had no impact on the consolidated statements of changes in equity as of January 1, 2019. For the three months ended March 31, 2019, we have recorded S/0.8 million as interest expense on the lease liabilities and S/19.4 million as depreciation expense on a right-of-use asset, which were recorded in captions “interest and similar expense” and “depreciation and amortization”, respectively, of the unaudited interim condensed consolidated statements of income. For further information on IFRS 16, see Note 2 (c) to our unaudited interim condensed consolidated financial statements.

For further information about developments in financial accounting and reporting standards, see Note 4.7 to our audited annual consolidated financial statements.

Our financial results may be negatively affected by investment losses.

The investment activities of our subsidiaries are subject to factors beyond their control, and losses from their exposures could result in a material adverse effect on our financial condition and results of operations.

As part of its treasury operations, Interbank trades various financial instruments and other assets, including debt, equity, fixed income, currency and related derivatives, as both agent and principal, and derives a proportion of its non-financial income from trading profits. Interbank has established position limits for sol and foreign currency-denominated securities in accordance with its overall risk management policy and with the SBS requirements. However, Interbank is exposed to numerous factors that are beyond its control, including overall market trading activity, interest rate levels, the credit risk of its counterparties and general market volatility. In addition, a significant part of Interbank’s trading is related to customer transactions, and Interbank could be exposed to a number of risks related to the movement of market prices in the underlying instruments, including the risk of unfavorable market price movements relative to its long or short positions, a decline in the market liquidity of the related instruments, volatility in market prices, interest rates or foreign currency exchange rates relating to these positions, and the risk that the instruments with which Interbank chooses to hedge certain positions do not track the fair value of those positions. If Interbank incurs any losses from these exposures, it could reduce Interbank’s trading profits or cause it to suffer losses from trading activities, either of which could have a material adverse effect on our financial condition and results of operations.

Inteligo Bank is exposed to similar investment and trading risks as Interbank.

Interseguro is exposed to the risk of a decrease in the value of its investments due to volatility in market conditions, real estate prices, equity values and interest rates, among other factors, many of which are beyond Interseguro’s control. In addition, as a holder of a large portfolio of debt investments and fixed income securities, Interseguro is exposed to the risk that the issuers of its fixed income securities may default.

Furthermore, in all of our segments, our investments may be subject to impairment, due to mark-to-market which could cause volatility in our financial condition and results of operations.

Interest rate changes could have a material adverse effect on our financial condition and results of operations.

Interbank’s and Inteligo’s financial condition and results of operations depend to a large extent on their financial margin, which in turn depends on their ability to charge interest on interest-earning assets, such as loans to customers, that is higher than the interest they pay on interest-bearing liabilities, such as deposits. Market interest rates are sensitive to many factors beyond their control, including the interest rate policies of the Central Reserve Bank of Peru and the U.S. Federal Reserve. It is unclear whether interest rates on U.S. dollars will continue to rise in the future. Increases in market interest rates in Peru could require Interbank to increase the interest rates it pays on deposits. If Interbank or Inteligo were unable to implement commensurate and timely increases in interest rates on loans they originate, their margins would decline. In addition, Interbank’s primary sources of funds are retail deposits with no specific or contractual maturity, and a substantial portion of the loans it originates have a longer term. The difference in maturities between deposits and loans could magnify the effect of any interest rate mismatch, as well as pose a liquidity risk if Interbank were not able to obtain funding as its liabilities mature.

Interseguro faces interest rate risk as a result of the potential variation in interest rates when it reinvests debt instruments to cover its obligations. Interseguro may reinvest when the term of its investments differs from that of its obligations. Interseguro tries to match the cash flows of its obligations with the maturities of its portfolio, but the shortage of instruments with the appropriate maturity profile may result in mismatches with its obligations and, as a result, expose it to interest rate risk.

Interseguro is exposed to the impact of changes in interest rates on other comprehensive income.

Before the second quarter of 2018, Interseguro estimated its technical reserves within the income statement under IFRS by using a discount rate that reflected the interest rate performance of the debt instruments in its portfolio, adjusted for credit risk, and the company’s asset-liability mismatch. As a consequence, Interseguro’s results of operations under IFRS were affected by the volatility in the interest rate.

However, starting in the second quarter of 2018, Interseguro estimates its technical reserves under IFRS on the basis of an updated discount risk-free rate obtained by a matching adjustment methodology. See Note 4.4(d) to our audited annual consolidated financial statements. The volatility of this interest rate is reflected in Interseguro’s balance sheet, under other comprehensive income which could have a material adverse effect on our balance sheet. See Note 11(a) to our audited annual consolidated financial statements.

Interbank may not be able to obtain the funding required to support growth and implement its strategy.

Interbank’s strategy to grow its loan portfolio will require it to continue to have an active funding strategy. Interbank’s access to funding will depend on many factors, including factors beyond our control, such as any credit crunch or other conditions in global capital markets and investors’ perceptions of the risks of investing in Peru and emerging markets generally. The 2008 and 2009 global financial and economic crisis, the debt crisis in Europe and general market volatility, for example, had a negative impact on the liquidity of global financial markets. In the case of similar events, any equity or debt financing, if available at all, may be on terms that are not favorable to Interbank. If access to funding is limited, Interbank may not be able to implement its strategy, which could have a material adverse effect on our financial condition and results of operations.

A reduction in our subsidiaries’ credit ratings could increase their cost of borrowing funds and make their ability to raise new funds and renew maturing debt more difficult.

Our subsidiaries’ credit ratings are an important component of their respective liquidity profile. Among other factors, Interbank’s credit ratings are based on its financial strength, the credit quality and concentrations in its loan portfolio, the level and volatility of its earnings, its capital adequacy, the quality of management, the liquidity of its balance sheet, the availability of a significant base of core retail and commercial deposits and its ability to access a broad array of funding sources. In addition, our subsidiaries’ lenders may be sensitive to the risk of a ratings downgrade, which could increase the cost of refinancing their existing obligations, raising funds in the capital markets and borrowing funds from private lenders, and could in turn have a material adverse effect on our financial condition and results of operations.

The significant share ownership of our controlling shareholder may conflict with your interests and may have an adverse effect on the future market price of our shares.

Prior to this offering, our controlling shareholder, Intercorp Peru, owned, directly and indirectly, approximately 74.3% of our outstanding common shares. Following this offering, we expect that Intercorp Peru will own, directly and indirectly, approximately 70.6% of our outstanding common shares assuming no exercise of the underwriters’ option to purchase additional shares. Actions by Intercorp Peru with respect to the disposition of our common shares that it beneficially owns or the perception that such actions will occur, may negatively affect the trading prices of our common shares.

In addition, Intercorp Peru will continue to be able to elect a majority of the members of our board of directors and thus determine our business strategies, as well as determine the outcome of actions that require shareholder approval, including the approval of mergers and other extraordinary transactions and the payment of dividends. The controlling shareholder of Intercorp Peru may have interests that differ from yours and may take actions that may be adverse to your interests. The concentration of ownership may also delay, prevent or deter a change in control of our company, could deprive our shareholders of an opportunity to receive a premium for their common shares as part of a sale of our company and might ultimately affect the market price of our common shares.

In addition, we and our subsidiaries engage in numerous related party transactions with companies controlled by Intercorp Peru as well as other affiliated companies. Although Peruvian, Panamanian and Bahamian law regulate the amount of credit exposure our subsidiaries are permitted to have with our related parties, conflicts of interest may arise in the future. See “Related Party Transactions.”

Actual mortality and morbidity rates and other factors may differ from those assumed in the calculation of technical reserves and may have a material adverse effect on Interseguro’s financial condition and results of operations.

Actual mortality and morbidity rates may differ from those assumed in the initial calculation of annuity reserves at the time of the issuance of the policy and their periodic adjustments. If Interseguro’s assumptions differ materially from actual mortality and morbidity rates, Interseguro could be required to make payments under its annuities for a longer period of time than originally estimated, and existing reserves could fall short of actual payments. Significant shortfalls could have a material adverse effect on our financial condition and results of operations.

Before the second quarter of 2018, Interseguro used the mortality tables approved by the Chilean Superintendency of Securities and Insurance (Superintendencia de Valores y Seguros) and the Chilean Superintendency of Pensions (Superintendencia de Pensiones) which incorporated more up-to-date mortality information than the ones prescribed by the SBS before the approval of Resolution No. 886-2018 by the SBS on March 2018.

Starting the second quarter of 2018, Interseguro adopted new mortality tables approved by the SBS, which showed recent changes in Peruvian life expectancy and longer estimated lives for the calculation of the annuities reserves. As a result, Interseguro had an adjustment of S/144.8 million in technical reserves during the second quarter of 2018. Future changes in mortality tables could have a material adverse effect on our financial condition and results of operations.

Interseguro’s failure to underwrite and price insurance premiums accurately for the products it offers would have a material adverse effect on its financial condition and results of operations.

Interseguro’s financial condition and results of operations depend on its ability to underwrite insurance policies and set premium rates accurately. Interseguro must generate sufficient premiums to offset claim losses and cover operating and underwriting expenses to make a profit. In order to price insurance policies accurately, Interseguro must collect and analyze a substantial volume of data, develop, test and apply appropriate rating formulae, closely monitor changes in trends in a timely fashion and project both severity and frequency of loss with reasonable accuracy. If Interseguro fails to assess accurately the risks that it assumes or does not reinsure an appropriate level of risk, it may fail to establish adequate premium rates, which could reduce income and have a material adverse effect on its financial condition and results of operations.

Interbank’s and Interseguro’s reliance on Peruvian sovereign and global bonds in their respective investment portfolios leaves us vulnerable to a default on such debt.

A substantial portion of our investment portfolio consists of Peruvian sovereign and global bonds and Central Reserve Bank of Peru certificates of deposit, which represented 38.8% and 39.2% of our investment portfolio (before accrued interest) as of March 31, 2019 and December 31, 2018, respectively. A default on Peruvian sovereign debt could have a material adverse effect on our financial condition and results of operations.

Interseguro may suffer losses in its investment portfolio because of risks associated with its real estate investments.

Interseguro’s investment portfolio includes real estate investments located solely in Peru. As of March 31, 2019, Interseguro’s investments in real estate projects totaled S/989.6 million, which represented 8.5% of Interseguro’s total investment portfolio. As of December 31, 2018, Interseguro’s investments in real estate projects totaled S/986.5 million, which represented 8.8% of Interseguro’s total investment portfolio. Real estate investments are relatively illiquid, and Interseguro’s ability to vary its portfolio of properties in response to changes in economic and other conditions is limited. If Interseguro wants or needs to sell a property, it may not be able to do so in the desired time period or on favorable terms, which could have a material adverse effect on our financial condition and results of operations.

Furthermore, Interseguro is exposed to risk in respect of its real estate investments that are under development, including delays in receiving zoning permits, construction delays, changes in regulation or lack of demand.

Interseguro also faces credit risks with respect to its real estate investments. Interseguro generally invests in land in order to develop commercial real estate projects. For these projects, Interseguro enters into long-term leases with anchor stores (typically 25 to 30 years) and medium-term leases with smaller stores in shopping malls (typically two to five years). In the case of long- and medium-term leases, Interseguro’s tenants may experience a downturn in their businesses, which could weaken their financial condition and result in the tenants’ inability to make lease payments to Interseguro in a timely manner or at all.

Interseguro’s investment properties are carried at fair value, which could result in the value of such investment properties declining if market conditions deteriorate. As a result, we could suffer an adverse impact on our financial condition and results of operations.

Tax exemptions applicable to a substantial portion of Interseguro’s investment earnings could be changed in the future.

Interseguro pays no income tax, primarily because its investment earnings in respect of its life insurance technical reserves are entirely exempt from income tax. Future changes in tax laws or regulations limiting or eliminating the current tax exemption could have an adverse effect on our financial condition and results of operations.

We and our subsidiaries are dependent on key personnel.

Our development, operation and growth have depended significantly upon the efforts and experience of our and our subsidiaries’ board of directors, senior management and key personnel. Most of the members of our senior management have held management positions with other major financial institutions in the United States, Latin America and Europe. Although we currently expect that our and our subsidiaries’ board of directors and other senior managers will continue in their positions, the loss of their services, or our inability to attract and retain qualified personnel to replace them, could have a material adverse effect on our financial condition and results of operations.

Interruption, mismanagement or failure in our subsidiaries’ information technology systems may adversely affect their operations.

As financial and insurance institutions, our success depends on the efficient and uninterrupted operation of our subsidiaries’ computer and communications hardware systems and our applications, including systems and applications that support the operation of Interbank’s financial stores, ATMs, Interbank Agente (correspondent agents), mobile applications and website, as well as the infrastructure components that support our operations (communication devices, networking, etc.). Our subsidiaries’ computer and communications systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, sabotage, computer viruses, cyber-attacks, physical or electronic break-ins and similar events or disruptions. Any of these events could cause system interruptions, delays and losses of critical data and could prevent our subsidiaries from operating at optimal levels or at all.

Any failure, interruption or breach in security of our subsidiaries’ information systems could result in failures or interruptions in their risk management, general ledger, deposit servicing, loan organization and/or other important operations, as applicable. Although our subsidiaries have developed back-up systems and a disaster recovery center, and may continue some of their operations in case of emergency, if their information systems fail, even for a short period of time, then they may be unable to serve some or all of their customers’ needs on a timely basis. Likewise, a temporary shutdown of our subsidiaries’ information systems could result in additional costs for information retrieval and verification. In addition, failure to update and develop our subsidiaries’ existing information systems as effectively as their competitors may result in a loss of the competitive advantages that each subsidiary believes its information systems provide. Furthermore, our subsidiaries may not have adequate insurance coverage or insurance limits to be compensated for losses from a major interruption.

If our subsidiaries experience a data security breach and confidential customer information is disclosed to or accessed by third parties, their customers could be adversely affected. The collection of data and processing of transactions require our subsidiaries to receive and store a large amount of personally identifiable data. This type of data is subject to legislation and regulation in various jurisdictions, including Peru. Data security breaches suffered by well-known companies and institutions have attracted a substantial amount of media attention, prompting U.S. state and federal legislative proposals addressing data privacy and security. Our Peruvian subsidiaries are subject to requirements to protect the personally identifiable information that they process in connection with their services. Our Peruvian subsidiaries may become exposed to potential liabilities with respect to the data that they collect, manage and process, and may incur legal costs if their information security policies and procedures are not effective or if they are required to defend their methods of collection, processing and storage of personal data. Security breaches, lawsuits or adverse publicity relating to our subsidiaries’ methods of handling personal data could have a material adverse effect on their business, financial condition and results of operations due to the costs and negative market reaction relating to such developments.

In addition, our current strategy involves significant investments to expand and develop our IT, applications and systems in order to unify and simplify them, and increase the volume of transactions and operations performed online by our personnel and clients. We have also contracted with a third-party provider to ensure the stability and security of our systems and IT infrastructure and to also bear the risk of the failure of that third party. However, there can be no assurance that such strategy or its implementation will be successful, or whether it will result in failures, shutdowns or damage to our business and operations.

The occurrence of any failures or interruptions in our subsidiaries’ IT systems, or the failure of our subsidiaries to adequately address them if they do occur, as well as data security breaches incurred by our subsidiaries, could have a material adverse effect on our reputation, financial condition and results of operations, including as a result of facing significant fines, customer notice obligations or costly litigation, maintaining or upgrading their IT systems, or performing other IT services on a timely basis.

Cyber-security events could negatively affect our reputation or results of operations and may result in litigation.

Information security risks have generally increased in recent years as a result of the proliferation of new technologies and the increased sophistication and activities of cyber-attacks as well as increased connections of equipment and systems to the internet. Recently, data security breaches suffered by well-known companies and institutions have attracted a substantial amount of media attention, prompting U.S. state and federal legislative proposals addressing data privacy and security. We depend on a variety of internet-based data processing applications, communication, and information exchange platforms and networks as part of our operations and our digital strategy. Although we are in the process of assessing and improving the effectiveness and security of our systems, we cannot assure you that all of our systems are free from vulnerability or in line with the security standards of companies operating in more developed markets. In the event of a cyber-attack, we could have our business operations disrupted, experience losses and incur response costs, and could be subject to litigation and damage to our reputation. A cyber-attack could have a material adverse effect on our business, financial condition and results of operations. For further information on our cybersecurity protections, see “Business – Information Technology Unit.”

Our subsidiaries are susceptible to fraud, unauthorized transactions and operational errors.

Our subsidiaries are susceptible to, among other things, fraud or bad faith by employees or outsiders, unauthorized transactions by employees and other operational errors (including clerical or record keeping errors and errors resulting from faulty computer or telecommunications systems). Given a high volume of transactions that may occur at a financial institution, errors could be repeated or compounded before they are discovered and remedied. In addition, a number of transactions are not fully automated, which may further increase the risk that human error or employee tampering will result in losses that may be difficult to detect quickly or at all.

While our subsidiaries maintain a system of internal controls designed to monitor and control operational risk, losses from the failure of their system of internal controls to discover and rectify such risks could have a material adverse effect on our reputation, our financial condition and results of operations.

Our existing insurance coverage may be insufficient and future coverage may be difficult or expensive to obtain.

Although we believe that our insurance policies provide adequate coverage for the risks inherent in our businesses, these insurance policies typically exclude certain risks and are subject to certain thresholds and limits. We cannot assure you that our properties, equipment, inventories and other assets will not suffer damage due to unforeseen events or that the proceeds available from our insurance policies will be sufficient to protect us from all possible loss or damage resulting from such events. Our subsidiaries renew our insurance policies on an annual basis. The cost of coverage may increase to an extent that we may choose to reduce our policy limits or agree to certain exclusions from our coverage. Among other factors, adverse political developments, security concerns and natural disasters may materially adversely affect available insurance coverage and result in increased premiums for available coverage and additional exclusions from coverage. As a result, our insurance coverage may prove to be inadequate for events that may cause significant disruption to our operations, which could have a material adverse effect on our financial condition and results of operations.

Our employees could join labor unions and we could be subject to organized labor actions, including work stoppages that could have a material adverse effect on our business.

Even though the employees of our subsidiaries are not unionized and have not entered into any collective bargaining agreement, nothing prevents them from doing so in the future. Conflicts with our employees and organized labor actions such as work disruptions or stoppages or requirements to increase employee salaries and/or benefits as a result of future collective bargaining agreements, governmental regulations or policies or otherwise could cause us to suffer a material adverse effect on our financial condition and results of operations.

Our trademarks and trade names may be misappropriated or challenged by others.

We own the material trademark and trade name rights used in connection with our brands and businesses and the marketing and sale of their respective products and services. We believe our brand names and related intellectual property are important to our continued success. We attempt to protect our trademarks and trade names by exercising our rights under applicable trademark and copyright laws. Any infringement of our intellectual property rights would likely result in a commitment of our time and resources to protect these rights through litigation or otherwise, which could be expensive and time-consuming. If we were to fail to protect our intellectual property rights for any reason, it could have a material adverse effect on our financial condition and results of operations.

Any failure to comply with anti-corruption, anti-bribery, anti-money laundering, anti-terrorist financing and antitrust laws and regulations could damage our reputation or expose us to penalties.

We are subject to anti-corruption, anti-bribery, anti-money laundering, anti-terrorist financing, antitrust and other international laws and regulations and are required to comply with the applicable laws and regulations of Peru and certain other jurisdictions. In addition, we are subject to economic sanctions regulations that restrict our dealings with certain sanctioned countries, individuals and entities. The Peruvian regulatory regime related to anti-bribery and anti-corruption legislation is still developing and could be less stringent than anti-bribery and anti-corruption legislation which has been implemented in other jurisdictions. We believe our subsidiaries are in compliance with the applicable anti-money laundering and counter-terrorist financing laws and regulations and have adopted policies and procedures, including a “know-your-client” client identification program, and enhanced their due diligence procedures, internal controls, quality assurance and anticorruption program. Our compliance program is based upon the applicable Peruvian, Panamanian and Bahamian laws and best international practices. In addition, we perform due diligence on financial institutions to ensure that they have the same standard on anti-money laundering policies and procedures. Although these measures mitigate money laundering and terrorist financing risks, these risks are not fully eliminated. Therefore, when subsidiaries identify suspicious activities, such activities are reported to the authorities as well as risks included in an internal “black list” to block future transactions and protect us against reputational risk. However, these measures, procedures and compliance may not be completely effective in preventing third parties from using any of our subsidiaries (and our correspondent banks) as a conduit for money laundering (including illegal cash operations) or terrorist financing without our (and our correspondent banks’ and reinsurance institutions’) knowledge. If any of our subsidiaries were to be associated with money laundering (including illegal cash operations) or terrorist financing, their reputation could suffer and/or they could become subject to fines, sanctions or legal enforcement, including being added to any “blacklists” that would prohibit certain parties from engaging in transactions with us, which could have a material adverse effect on our business, financial condition and results of operations. Additionally, we are the correspondent bank for certain global banks, and our failure to comply with anti-corruption, anti-bribery, anti-money laundering, anti-terrorist financing and antitrust laws and regulations could also affect our relationship with these global banks.

Our subsidiaries have not been subject to fines or other penalties, and we have not suffered business or other reputational impact, as a result of alleged money laundering activities in the past. However, there can be no assurance that our internal policies and procedures will be sufficient to prevent or detect all inappropriate practices, fraud or violations of law by our affiliates, employees, directors, officers, partners, agents and service providers or that any such persons will not take actions in violation of our policies and procedures. We may in the future discover instances in which we have failed to comply with applicable laws and regulations or internal controls. If any of our employees, contractors, agents, officers or other persons with whom we conduct business engage in fraudulent, corrupt or other improper or unethical business practices or otherwise violate applicable laws, regulations or our own internal compliance systems, we could become subject to one or more enforcement actions by Peruvian or foreign authorities (including the U.S. Department of Justice) or otherwise be found to be in violation of such laws, which may result in penalties, fines and sanctions and in turn adversely affect our reputation, business, financial condition and results of operations.

We are subject to litigation and other legal, administrative and regulatory proceedings.

We are regularly party to litigation and other legal proceedings relating to claims resulting from our operations in the normal course of business. Even though we do not have any material litigation, the interpretation and enforcement of certain provisions of our existing or any additional agreements may result in disputes among us and our customers or third-parties. Litigation is subject to inherent uncertainties, and unfavorable rulings may occur. We cannot assure you that the legal, administrative and regulatory proceedings in which we are involved will not materially and adversely affect our ability to conduct our business in the manner that we expect or otherwise adversely affect our results of operations and financial position should an unfavorable ruling occur.

Legal restrictions on our clients may reduce the demand for our services.

We may be materially affected not only by regulations applicable to us, but also by regulations and changes in enforcement practices applicable to our clients. Our business could be affected by, among other things, existing and proposed tax legislation, antitrust and competition policies, corporate governance initiatives, consumer protection laws, data use regulation and other governmental regulation and policies, and changes in the interpretation or enforcement of existing laws and rules, that affect our clients’ businesses and the financial markets. For example, a focus on tax compliance and changes in enforcement practices could lead to asset outflows from our private banking businesses, including at our subsidiary Inteligo.

Risks Relating to Peru

Economic, social and political developments in Peru, including political instability, inflation and unemployment, could have a material adverse effect on our businesses.

Substantially all of the operations and customers of our subsidiaries are located in Peru. Accordingly, our financial condition and results of operations will be dependent on the level of economic activity in Peru. Our financial condition and results of operations could be affected by changes in economic and other policies of the Peruvian government (which has exercised and continues to exercise substantial influence over many aspects of the private sector) and by other economic and political developments in Peru, including devaluation, currency exchange controls, inflation, economic downturns, corruption scandals, social unrest and terrorism.

In the past, Peru has experienced political instability that has included a succession of regimes with differing economic policies and programs. At present, Peru is a stable democracy having completed a peaceful transition from the administration of President Ollanta Humala to President Pedro Pablo Kuczynski, who took office in July 2016 and to President Martin Vizcarra after President Kuczynski’s resignation. Previous governments have imposed controls on prices, exchange rates, local and foreign investment and international trade, restricted the ability of companies to dismiss employees, expropriated private sector assets and prohibited the remittance of profits to foreign investors. We cannot be certain whether the Peruvian government will continue to pursue business-friendly and open-market economic policies that stimulate economic growth and social stability.

During the 1980s and the early 1990s, Peru experienced severe terrorist activity targeted against, among others, the government and the private sector. Despite the suppression of terrorist activity, a resurgence of terrorism in Peru may occur, which could disrupt the economy of Peru and our business. In addition, Peru has, from time to time, experienced social and political turmoil, including riots, nationwide protests, strikes and street demonstrations.

During the past 18 years, Peru has experienced a period of relative economic and political stability as compared to the period between 1980 and 2000. Peru’s GDP growth rates, low inflation, and external surplus reflect, in part, the strength of Peru’s economic fundamentals. However, a deterioration of the global economy or a sharp decrease in commodity prices may adversely affect Peru’s economy. In addition, an economic contraction or weak economic growth in Peru’s trading partners may have an adverse effect on Peru’s economy. Despite Peru’s ongoing economic growth and stabilization, the social and political tensions and high levels of poverty and unemployment continue. There can be no assurance that Peru will not face political, economic or social problems in the future or that these problems will not adversely affect our business, financial condition and results of operations. Future government policies to preempt or respond to social unrest could include, among other things, expropriation, nationalization, suspension of the enforcement of creditors’ rights and new taxation policies.

Furthermore, some of the measures proposed by the current administration may generate political and social opposition, which may in turn prevent the government from adopting such measures as proposed. Political parties opposed to the current administration retained a majority of the seats in the Peruvian Congress in the recent elections, which has required the current administration to seek political support from such opposition parties for its economic proposals.

The resignation of former President Kuczynski and the political landscape in Peru could materially and adversely affect us.

On March 22, 2018, President Pedro Pablo Kuczynski presented his resignation, in response to allegations of corruption for vote-buying in connection with the impeachment proceedings against him. On March 23, Congress accepted his resignation and his first vice president, Martín Vizcarra, was sworn in as acting president. President Vizcarra may not remain in office for the remainder of the presidential term, which ends in July 2021. If President Vizcarra and the current second vice president both resign, the president of Congress would become acting president and Congress would call for new elections, which may include both new presidential and congressional elections. The political instability caused by these events could affect macroeconomic conditions in the country, including currency volatility, as well as have a material adverse effect on our business, prospects, financial condition, results of operations or cash flows.

When the term of President Martín Vizcarra began, political opposition held the majority of the seats in the Peruvian Congress and prevented the new administration from adopting measures it originally proposed. President Martín Vizcarra sought the support of the public and presented four proposals to reform the Constitution through a popular referendum. On December 9, 2018, three out of the four proposals were approved with more than 80% of the popular vote; the remaining proposal was rejected by 80% of the public after the President requested that the public reflect it as the proposal had been altered by the Peruvian Congress. Currently, President Martín Vizcarra has popular approval of the Peruvian public and minor opposition by other political parties. There can be no assurance that this support will continue. Moreover, should President Martín Vizcarra or any official of his administration become involved in corruption practices or scandals, this may affect popular support and alter the political landscape. The foregoing political uncertainty and presidential decisions could further increase interest rate and currency volatility, as well as adversely and materially affect the Peruvian economy and thus could have a material adverse effect on our financial condition and results of operations

Our board of directors is comprised of prominent business persons in Peru, several of whom have also held high level government positions in prior administrations. In Peru, it is common for public officials to be the subject of investigation by the Congress, the Public Ministry or the Judiciary branch. These investigations may be reported by the press and as a result the company’s name might be referenced therein which may result in negative publicity for the company.

Fluctuations in the value of the sol could have a material adverse effect on our financial condition and results of operations.

As the Peruvian banking system is highly dollarized, with 31.7% of outstanding loans and 39.6% of deposits denominated in U.S. dollars as of March 31, 2019, and 31.5% of outstanding loans and 39.5% of deposits denominated in U.S. dollars as of December 31, 2018, devaluation of the sol against the U.S. dollar could have a negative impact on the ability of Interbank’s clients to repay loans and make premium payments. Within our insurance segment, a similar adverse effect could occur on Interseguro’s local debt holdings denominated in foreign currency. Despite any devaluation, and absent any change in foreign exchange regulations, Interbank and Interseguro would be required to continue to repay dollar-denominated deposits in U.S. dollars. In addition, while we seek to manage the gap between Interbank’s and Interseguro’s foreign currency-denominated assets and liabilities, by matching, for example, the volumes and maturities of Interbank’s sol-denominated loans against Interbank’s sol-denominated deposits, we may not be successful in doing so. Therefore, any significant devaluation of the sol against the U.S. dollar could have a material adverse effect on our financial condition and results of operations. In addition, a devaluation of the sol against the U.S. dollar would decrease the dollar value of any dividends paid to us by our subsidiaries, and, as a result, our ability to pay dividends could be materially and adversely affected. An appreciation of the sol could also have an adverse impact on our results of operations as reported in soles, as Inteligo’s operations are denominated in U.S. dollars but our reporting currency is in soles.

Potential exchange controls implemented by the Peruvian government could adversely affect our ability to pay dividends and have a material adverse effect on our financial condition and results of operations.

Since 1991, the Peruvian economy has undergone a major transformation from a highly protected and regulated system to a free market economy. During this period, protectionist and interventionist laws and policies have been dismantled gradually to create a liberal economy dominated by the private sector. Exchange controls and restrictions on remittances of profits, dividends and royalties have ceased. Prior to 1991, Peru exercised control over the foreign exchange markets by imposing multiple exchange rates and placing restrictions on the possession and use of foreign currencies. The Peruvian economy has responded to this transformation by growing at a compound average annual rate of 9.7% during the period from 1994 to 2013, which growth rate has slowed down in recent years. Currently, foreign exchange rates are determined by market conditions, with regular open-market operations by the Central Reserve Bank of Peru in the foreign exchange market to reduce volatility in the value of Peru’s currency against the U.S. dollar.

Any dividends paid to us by Interbank, Interseguro and Inteligo SAB will be paid in soles. Peruvian law does not impose any restrictions on the ability of companies having operations in Peru to transfer foreign currencies from Peru to other countries, except for restrictions applicable to companies that have been convicted or have admitted to and/or acknowledged committing crimes against the Peruvian public administration or money laundering or equivalent crimes, as set forth in Urgency Decree No. 003-2017 (Urgency Decree to Ensure Continuity of Public Utility Investment Projects and Safeguard Compensation to the State in Cases of Corruption), which restricts the transfer of both local and foreign currency abroad. Except for the restrictions set forth in such Urgency Decree, companies having operations in Peru may freely transfer foreign currency from Peru to other countries. If the Peruvian government were to implement restrictive exchange rate controls in the future, we might be obligated to seek an authorization from the Peruvian government to make dividend payments. We cannot assure you that such an authorization would be obtained. Any such exchange rate restrictions or the failure to obtain such an authorization could materially and adversely affect our ability to pay our shareholders.

Increased inflation in Peru could have an adverse effect on the Peruvian long-term credit market as well as the Peruvian economy generally and, therefore, on our financial condition and results of operations.

In the past, Peru has suffered through periods of high and hyper-inflation, which has materially undermined the Peruvian economy and the government’s ability to create conditions that support economic growth. In response to increased inflation, the Central Reserve Bank of Peru, which sets the Peruvian basic interest rate, may increase or decrease the basic interest rate in an attempt to control inflation or foster economic growth. Increases in the base interest rate could adversely affect our results of operations, increasing the cost of certain funding. Additionally, a return to a high inflation environment would also undermine Peru’s foreign competitiveness, with negative effects on the level of economic activity and employment, while increasing our operating costs and adversely impacting our operating margins.

The stability of the Peruvian financial system depends on public confidence in Peruvian banking and financial institutions.

Financial institutions, including Interbank and Interseguro, depend on public confidence in the Peruvian financial system. In the event of adverse developments affecting Peru’s economic, political or social conditions or if a bank faces liquidity problems, the general public may withdraw deposits and savings from the troubled bank or from banks generally, thereby precipitating a liquidity crisis, as occurred in Peru in the late 1990s.

If depositors withdraw significant holdings from banks generally, including Interbank, there will be a substantial adverse impact on the manner in which financial institutions, including Interbank and Interseguro, conduct their business, on their ability to operate as financial intermediaries and on their financial condition, which could have a material adverse effect on our financial condition and results of operations.

The Peruvian economy could be adversely affected by economic developments in regional or global markets.

Financial and securities markets in Peru are influenced by economic and market conditions in regional or global markets. Although economic conditions vary from country to country, investors’ perceptions of the events occurring in one country may adversely affect cash flows and securities from issuers in other countries, including Peru. For example, the Peruvian economy was adversely affected by the political and economic events that occurred in several emerging economies in the 1990s, including in Mexico in 1994, which impacted the fair value of securities issued by companies from markets throughout Latin America. The crisis in the Asian markets beginning in 1997 also negatively affected markets throughout Latin America. Similar adverse consequences resulted from the economic crisis in Russia in 1998, the Brazilian devaluation in 1999 and the Argentine crisis in 2001. In addition, Peru’s economy continues to be affected by events in the economies of its major regional partners and in developed economies that are trading partners or that affect the global economy.

The 2008 and 2009 global financial and economic crisis, principally driven by the subprime mortgage market in the United States, substantially affected the international financial system, including Peru’s securities market and economy. Additionally, the debt crisis in Europe, which began with the financial crises in Greece, Spain, Italy and Portugal, reduced the confidence of foreign investors, which caused volatility in the securities markets and affected the ability of companies to obtain financing globally. Doubts about the pace of global growth, particularly in the United States, contributed to already weak international growth in 2011, 2012 and 2013. More recently Brexit has contributed to increased volatility and uncertainty in a number of financial markets. In addition, the crisis affecting emerging markets that began in the second quarter of 2018 as a result of the rise in interest rates by the U.S. Federal Reserve and the trade war between the United States and China, among other factors, could have an impact on the Peruvian economy. Any interruption to the recovery of the developed economies, the continued effects of the global crisis in 2008 and 2009, a worsening or resurgence of the debt crisis in Europe, impacts due to Brexit or a new economic and/or financial crisis, or a combination of the above, could affect the Peruvian economy, and, consequently, materially adversely affect our business. In particular, the Peruvian economy has recently suffered the effects of lower commodity prices in the international markets, a decrease in export volumes, a decrease in foreign direct investment inflows and, as a result, a decline in foreign reserves and an increase in its current account deficit. Our business is particularly sensitive to economic and market conditions which affect products of various export industries, including textile, fishing, and agriculture. In addition, we are active in the real estate sector, which can also be highly sensitive to macroeconomic developments. Although we have relatively little exposure to the mining sector, a decline in commodity prices could negatively affect the Peruvian economy as a whole. Any increase in the number of delinquencies or defaults would result in higher levels of non-performing assets and provisions for loan losses, which could have a material adverse effect on our financial condition and results of operations.

Additionally, adverse developments in regional or global markets or an increase in the perceived risks associated with investing in emerging markets in the future could adversely affect the Peruvian economy and, as a result, adversely affect our businesses.

A decline in the prices of certain commodities in the international markets could have a material adverse effect on our financial condition and results of operations.

In 2018, traditional exports, in particular mineral products, fishing products, agricultural products and petroleum and its derivatives, represented 72.6% of Peru’s total exports, according to the Central Reserve Bank of Peru figures. A decline in commodity prices in the international markets, especially traditional minerals which represented 58.9% of exports by value in 2018, may have an adverse impact on government finances, which could affect both investor confidence and the sustainability of government expenditure and social programs. Thus, a decline in commodity prices could, ultimately, affect the political environment in Peru, especially as regional and local governments are particularly reliant on tax revenue from mining concerns. By potentially affecting private sector demand and investor confidence, lower commodity prices could also affect the banking and insurance sector, leading to, for example, lower credit demand, deteriorating asset quality and currency devaluation. A decline in commodity prices could also materially affect the finances of some of our clients that rely on revenue from natural resources.

The market volatility generated by distortions in the international financial markets may affect the Peruvian capital markets and the Peruvian banking system.

The global financial and economic crisis of 2008 and 2009 adversely affected and increased the volatility of the performance of the Lima Stock Exchange. In recent years, the Lima Stock Exchange has experienced increased participation from local and international retail investors that react rapidly to the effects from international markets. The general index of the Lima Stock Exchange increased by 58.1% in 2016, increased by 28.3% in 2017 and decreased by 3.1% in the 2018. The volatility in the international markets may adversely affect the Peruvian capital markets and could therefore impact our ability to raise funds from local capital markets at a level necessary to fund our operations.

The Peruvian banking system has not experienced any significant liquidity problems as a result of the recent international liquidity environment, primarily because the major source of funds for local banks, including Interbank, is represented by the deposit base. Future market volatility, however, may affect the Peruvian banking system, including Interbank, and such volatility could have a material adverse effect on our financial condition and results of operations.

The operations of Interbank, Interseguro, Interfondos and Inteligo SAB could be adversely affected by an earthquake or other natural disasters.

Peru is affected by El Niño, an oceanic and atmospheric phenomenon that causes a warming of temperatures in the Pacific Ocean, resulting in heavy rains off the coast of Peru and various other effects in other parts of the world. The effects of El Niño, which typically occurs every two to seven years, include flooding and the destruction of fish populations and agriculture, and it accordingly can have a negative impact on Peru’s economy. For example, in early 2017, El Niño adversely affected agricultural production, transportation services, tourism and commercial activity, caused widespread damage to infrastructure and displaced people and resulted in a 1.5% drop in GDP growth in 2017 relative to 2016 figures. The Peruvian government estimated that El Niño caused U.S.$2.8 billion in damages in affected regions in the first half of 2017. In particular, El Niño has affected and could in the future affect our loan activity and asset quality, as loan agreements typically allow borrowers to extend payments for a certain amount of time due to El Niño and it could ultimately affect their payment capacity when the extensions run out.

Peru is also located in an area that experiences seismic activity and occasionally is affected by earthquakes. For example, in 2007, an earthquake with a magnitude of 7.9 on the Richter scale struck the central coast of Peru, severely damaging the region south of Lima. Although Interbank’s, Interseguro’s and Inteligo’s headquarters and financial stores in Peru have not been materially affected by an earthquake, a major earthquake could damage the infrastructure necessary to their operations.

Although we have insured against damage caused by an earthquake and other natural disasters, accidents and other similar events (including coverage for losses due to resulting business interruption), the occurrence of an earthquake in particular and any other natural disasters in general could adversely affect our results of operations and financial condition and we may be subject to further requirements from the SBS in order to provide temporary measures for the victims of the natural disasters, such as re-scheduling their credit payments. Further, any natural disaster will increase the probability of Interseguro having to pay the corresponding indemnification to customers under insurance policies that Interseguro sold, which would negatively affect its operating margins.

Corruption and ongoing high profile corruption investigations may hinder the growth of the Peruvian economy and have a negative impact on our business and operations.

Peruvian authorities are currently conducting several high profile corruption investigations relating to the activities of certain Brazilian companies and their Peruvian partners in the construction and infrastructure sectors, which have resulted in suspension or delay of important infrastructure projects, which were otherwise operational and permitted. In 2018, Peru suffered the worst institutional crisis since 2000 due, among others, to the resignation of former President Pedro Pablo Kuczynski, several corruption scandals involving prominent members of the judicial system and the public ministry who are now facing prosecution, and the fragmentation of the most prominent political party in Congress. We expect that, due to the cooperation agreement signed between the Peruvian government and Odebrecht S.A. in 2019, additional investigations and/or corruption scandals may arise. We cannot predict how these or future corruption scandals or investigations may affect the Peruvian economy, hinder the growth of the Peruvian economy and indirectly have a material adverse effect on our business, financial condition and results of operations.

Changes in tax laws may increase our tax liabilities and, as a result, have a material and adverse effect on us.

The Peruvian government regularly implements changes to its tax regulations and interpretations. Potential changes may include modifications in the taxable events, the taxable bases or the tax rates, or the enactment of temporary taxes that, in some cases, could become permanent taxes. These changes could, if enacted, indirectly affect us. The Peruvian government has recently introduced several changes related, among others, to thin capitalization rules and the general anti-avoidance rule, or GAAR, which may have an impact on our taxable base. We are currently unable to estimate the impact that such reforms may have on our business. The effects of any tax reform that could be proposed in the future and any other changes that could result from the enactment of additional reform or changes in interpretation have not been, and cannot be, quantified. Any changes to the Peruvian tax regime may increase our and our subsidiaries’ tax liabilities or overall compliance costs, which could have a material adverse impact on our business, financial condition and results of operations.

Risks Relating to the Common Shares and the Offering

There may be a lack of liquidity and market for our common shares.

Prior to this offering, there has not been a public market for our common shares in the United States. We have applied to list our common shares on the New York Stock Exchange. We cannot predict whether an active liquid public trading market for our common shares in the United States will develop or be sustained. Active, liquid trading markets generally result in lower price volatility and respond more efficiently to orders from investors to purchase or sell securities. Liquidity of a securities’ market is often a function of the volume of the underlying shares that are publicly-held by unrelated parties. Our common shares are listed on the Lima Stock Exchange, which is generally a less liquid trading market than the New York Stock Exchange.

In addition, investing in securities traded in emerging market countries, such as Peru, frequently involves a greater degree of risk when compared to investments in securities of issuers located in international securities markets with more stable economic conditions and are generally considered being more speculative in nature.

These factors may affect your ability to sell our common shares at your desired price and time, which could have a material adverse effect on the price of our common shares. In the event an active and liquid market for our common shares does not develop or is not maintained, the market price of our common shares that could be negatively impacted.

The price of our common shares may be volatile.

The trading price of our common shares following this offering may fluctuate substantially and may be higher or lower than the price you pay, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose part or all of your investment in our common shares. The factors that could cause fluctuations include, but are not limited to, the following:

•	overall price and volume fluctuations affecting the stock exchanges on which our common shares are listed;

•	significant volatility in the market price and trading volume of banking or insurance company securities generally, which are not necessarily related to the operating performance of these companies;

•	actual or anticipated changes in our earnings, fluctuations in our operating results or the failure to meet the expectations of financial market analysts and investors;

•	risks relating to the global economy and the economies of the United States, Peru and the other countries in which we operate;

•	investors’ perceptions of the banking and insurance industries in general and our company in particular;

•	potential differences between our actual financial condition and results of operations and those expected by investors;

•	additions or departures of key management personnel;

•	announcements by us or our competitors of significant acquisitions, divestitures, strategic partnerships, joint ventures or capital commitments;

•	increase in interest rates in Peru and the United States;

•	reputational issues;

•	the operating and stock performance of comparable companies;

•	general economic conditions and trends;

•	catastrophic events;

•	changes in accounting standards, policies, guidance, interpretation or principles;

•	regulatory changes;

•	loss of external funding sources; or

•	sales of large blocks of our stock or sales by insiders.

We may raise additional capital in the future through the issuance of equity securities, which may result in dilution of the interests of our shareholders.

We may need to raise additional capital and may opt for obtaining such capital through the public or private placement of common shares or securities convertible into our common shares. Our articles of incorporation do not provide for preemptive rights for our shareholders in the event of a public or private equity raise, or financing through the issuance of securities convertible into our common shares, such additional funds may dilute the percentage interests of investors in our common shares.

Sales of additional common shares, including by us, the selling shareholders, our controlling shareholder, or our directors and officers, following expiration or early release of certain lock-up agreements, could cause the price of our common shares to decline.

Sales of additional common shares, including by us, the selling shareholders, our controlling shareholder, or our directors and officers, following expiration or early release of certain lock-up agreements, could cause the price of our common shares to decline. Sales of substantial amounts of our common shares in the public market, or the availability of such shares for sale, by us, the selling shareholders, our controlling shareholder, or our directors and officers, could adversely affect the price of our common shares. In connection with the offering of our common shares, we, the selling shareholders, and certain of our directors and officers, have entered into lock-up agreements for a period of 180 days (and in the case of EMFI for a period of 90 days) following the date of this prospectus. These lock-up agreements are subject to certain exceptions and described under “Underwriting—No Sales of Similar Securities”. Upon the expiration of such lock-up agreements, we, the selling shareholders, our controlling shareholder and our directors and officers, will be free to sell additional common shares subject to complying with applicable securities laws.

You may have fewer and less well defined rights than shareholders of a company organized in other jurisdictions, such as the United States.

We are a sociedad anónima (corporation) organized under the laws of Panama. Our corporate affairs are governed by our organizational documents and the laws of Panama. Under such documents and laws, our shareholders, and therefore holders of our common shares, may have fewer or less well defined rights than they might have as shareholders of a corporation incorporated in other jurisdictions, such as in the United States.

You may have difficulty enforcing judgments against us, our officers and directors.

Substantially all of our directors, officers and certain of the experts named herein reside outside the United States, and all or substantial portions of our assets are located outside the United States. As a result, it may not be possible for you to effect service of process within the United States upon such persons or upon us, including with respect to matters arising under the federal securities laws of the United States, or to enforce against such persons or against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States.

We have been advised by our Peruvian counsel that any final and conclusive judgment for a fixed and final sum obtained against us in any foreign court having jurisdiction in respect of any suit, action or proceeding against us for the enforcement of any of the obligations assumed under this prospectus would, upon request, will be deemed valid and enforceable in Peru through an exequatur judiciary proceeding (which does not involve the reopening of the case), provided that (a) there is in effect a treaty between the country where said foreign court sits and Peru regarding the recognition and enforcement of foreign judgments or, (b) in the absence of such a treaty, the original judgment is ratified by the Peruvian courts under such exequatur proceeding, subject to the provisions of the Peruvian Civil Code and the Peruvian Civil Procedure Code, provided, further, that the following conditions and requirements are met: (i) the foreign judgment does not resolve matters under the exclusive jurisdiction of Peruvian courts, (ii) such foreign court had jurisdiction under its own private international conflicts of law rules and under general principles of international procedural jurisdiction, (iii) the defendant was served in accordance with the laws of the place where such proceeding took place, was granted a reasonable opportunity to appear before such foreign court and was guaranteed due process rights, (iv) the foreign judgment has the status of res judicata in the jurisdiction of the court rendering such judgment, (v) there is no pending litigation in Peru between the same parties for the same dispute, which shall have been initiated before the commencement of the proceeding that concluded with the foreign judgment, (vi) the foreign judgment is not incompatible with another judgment that fulfills the requirements of recognition and enforceability established by Peruvian law unless such foreign judgment was rendered first, (vii) the foreign judgment is not contrary to public order (orden público) or good morals (buenas costumbres), (viii) it is not proven that such foreign court denies enforcement of Peruvian judgments or engages in a review of the merits thereof, (ix) the judgment has been (a) duly apostilled by the competent jurisdiction of the issuing court, in case of jurisdictions that are parties to the Hague Apostille Convention, or (b) certified by Peruvian consular authorities, in case of jurisdictions that are not parties to the Hague Apostille Convention, and is accompanied by a certified and officially translated copy of such judgment into Spanish, and (x) the applicable court taxes and filing fees have been paid.

We have been advised by our Panamanian counsel that there is uncertainty as to the enforceability in original actions in Panamanian courts of liabilities predicated solely on the U.S. federal securities laws and as to the enforceability in Panamanian courts of judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of the federal securities laws of the United States. There is no existing treaty between the United States and Panama for the reciprocal enforcement of foreign judgments of courts outside Panama, including without limitation, judgments of U.S. courts. Panamanian courts, however, have enforced judgments rendered in the United States based on legal principles of reciprocity and comity. We have been advised by our Panamanian counsel that judgments rendered by foreign courts may only be recognized and enforced by the courts of Panama in the event that the Supreme Court of Panama validates such judgment by the issuance of a writ of exequatur. Subject to a writ of exequatur, any final judgment rendered by any U.S. court will be recognized, conclusive and enforceable in the courts of Panama without reconsideration of the merits, provided that: (i) such foreign court grants reciprocity to the enforcement of judgments of the courts of Panama; (ii) the party against which the judgment was rendered was personally served (service by mail not being sufficient) in such action within such foreign jurisdiction; (iii) the judgment arises out of a personal action against the defendant; (iv) the obligation in respect of which the judgment was rendered is lawful in Panama and does not contradict the public policy of Panama; (v) the judgment is properly authenticated by diplomatic or consular officers of Panama or pursuant to the 1961 Hague Convention on the Legalization of Documents; and (vi) a copy of the final judgment is translated into Spanish by a licensed translator in Panama. We have no reason to believe that any of our obligations relating to the shares would be contrary to Panamanian law.

In addition, our articles of incorporation contain a general indemnification provision for our officers and directors for any loss, change or payment arising out of any claim or right of action, both individually and on our behalf, against any of them. Directors and officers and their successors and their property will be compensated for and kept safe, during the time devoted to the Company in relation to any of the affairs thereof, from any action, costs, charges, losses, damages and expenses which any of them may incur or sustain by reason of any act or omission done in the performance of their duties, and none of them will be liable for the acts, neglect or omissions of others, even if his signature or action has been provided as internal or external requirement. The indemnity provision does not cover any damage or loss resulting from malice or inexcusable negligence on the part of any of our officers or directors.

Judgments of Peruvian courts with respect to our common shares will be payable only in soles.

If proceedings are brought in the courts of Peru seeking to enforce our obligations in respect of our common shares, we will not be required to discharge our obligations in a currency other than soles. Under Peruvian exchange control limitations, an obligation in Peru to pay amounts denominated in a currency other than soles may be satisfied in Peruvian currency only at the exchange rate, as determined by the Central Reserve Bank of Peru, in effect on the date the judgment is obtained, and such amounts are then adjusted to reflect exchange rate variations through the effective payment date. The then prevailing exchange rate may not afford non-Peruvian investors with full compensation for any claim arising out of or related to our obligations under our common shares.

Peru has different corporate disclosure and accounting standards than those you may be familiar with in the United States.

Financial reporting and securities disclosure requirements in Peru differ in certain significant respects from those required in the United States. There are also material differences among IFRS, SBS GAAP and U.S.

GAAP. Accordingly, the information about us available to you will not be the same as the information available to holders of shares issued by a U.S. company. Furthermore, we recently adopted IFRS 9 and, as a result, some of our financial data may not be easily comparable from period to period.

In addition, the Peruvian Securities Market Law, which governs open or publicly listed companies, such as us, imposes disclosure requirements that are more limited than those in the U.S. in certain important respects. Although Peruvian law imposes restrictions on insider trading and price manipulation, applicable Peruvian laws are different from those in the United States, and the Peruvian securities markets are not as highly regulated and supervised as the U.S. securities markets.

We could be considered a passive foreign investment company for U.S. federal income tax purposes, which could result in adverse U.S. tax consequences for U.S. investors.

Based on our current expectations regarding the value and nature of our assets, the sources and nature of our income, relevant market and shareholder data and our current business plans, we believe that we will not be treated as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes with respect to our 2018 and current taxable year, and we do not anticipate becoming a PFIC in the future. Characterization as a PFIC could result in adverse U.S. tax consequences to you if you are a U.S. investor. Certain elections may be available to mitigate the consequences if we are treated as a PFIC for U.S. federal income tax purposes. See “Taxation—United States Federal Income Tax Considerations—Passive Foreign Investment Companies” included elsewhere in this prospectus.

One or more of our subsidiaries could be classified as a PFIC for U.S. federal income tax purposes.

As discussed in more detail in “Taxation—United States Federal Income Tax Considerations,” U.S. investors face unique U.S. tax issues from indirectly owning interests in a PFIC that may result in adverse U.S. tax consequences to them. See “Taxation—United States Federal Income Tax Considerations—Passive Foreign Investment Companies” included elsewhere in this prospectus.

If we are unable to implement and maintain effective internal control over financial reporting in the future, our results of operations and the price of our common shares could be adversely affected.

We are not currently required to comply with Section 404 of the U.S. Sarbanes-Oxley Act of 2002 and, therefore, we have not made a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Section 404 of the U.S. Sarbanes-Oxley Act of 2002 will require us to document and test the effectiveness of our internal control over financial reporting in accordance with an established internal control framework and to report on our conclusion as to the effectiveness of our internal controls. It will also require an independent registered public accounting firm to test our internal control over financial reporting and to report on and attest to the effectiveness of our internal control over financial reporting. Any delays or difficulty in satisfying our requirements could adversely affect our future results of operations and the price of our common shares. Moreover, it may cost us more than we expect to comply with these control-and procedure-related requirements. Failure to comply with Section 404 could potentially subject us to sanctions or investigations by the SEC, the New York Stock Exchange or other regulatory authorities.

Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we are unable to conclude that we have effective internal control over financial reporting, or if our independent registered public accounting firm is unable to provide us with an unqualified opinion regarding the effectiveness of our internal control over financial reporting as of December 31, 2020 and in subsequent years as required by Section 404, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our common shares.

Our status as a foreign private issuer allows us to follow alternate standards to the corporate governance standards of the NYSE, which may limit the protections afforded to investors.

We are a “foreign private issuer” within the meaning of the New York Stock Exchange (“NYSE”) corporate governance standards. Under NYSE rules, a foreign private issuer may elect to comply with the practices of its home country and not comply with certain corporate governance requirements applicable to U.S. companies with securities listed on the exchange. We currently follow certain Panamanian and most Peruvian practices concerning corporate governance and intend to continue to do so. Accordingly, holders of our common shares will not have the same protections afforded to shareholders of companies that are subject to all of the NYSE corporate governance requirements.

For example, the New York Stock Exchange listing standards provide that the board of directors of a U.S. listed company must have a majority of independent directors at the time the company ceases to be a “controlled company”. The listing standards for the NYSE also require that U.S. listed companies, at the time they cease to be “controlled companies,” have a nominating/corporate governance committee and a compensation committee (in addition to an audit committee). Each of these committees must consist solely of independent directors and must have a written charter that addresses certain matters specified in the listing standards. Under both Panamanian and Peruvian law, companies may, but are not required to, form special governance committees, which may be composed partially or entirely of non-independent directors. In addition, NYSE rules require the independent non-executive directors of U.S. listed companies to meet on a regular basis without management being present. There is no similar requirement under Peruvian and Panamanian law.

The NYSE’s listing standards also require U.S. listed companies to adopt and disclose corporate governance guidelines. In December 2013, the SMV published the new Code of Good Governance for Peruvian Companies. Although we have implemented most of these measures, those principles are not mandatory and therefore we are not legally required to comply with the corporate governance guidelines, but are required to disclose whether or not we are in compliance. We are fully compliant with Panamanian corporate law and are part of the Index of Good Corporate Governance (Índice de Buen Gobierno Corporativo) maintained by the Lima Stock Exchange.

If securities or industry analysts do not actively follow our business, or if they publish unfavorable research about our business, the price and trading volume of our common shares could decline.

The trading market for our common shares will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. If analysts do not cover our company, the trading price for our common shares may be negatively impacted. If one or more of the analysts who covers us downgrades our common shares or publishes unfavorable research about our business, the price of our common shares would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our common shares could decrease, which could cause the price and trading volume of our common shares to decline.

Future offerings of debt or preferred securities may limit our operating and financial flexibility and may materially adversely affect the market price of, and dilute the value of, the common shares.

If we decide to issue debt or preferred securities in the future or otherwise incur indebtedness, it is possible that these debt or preferred securities or indebtedness will be governed by an indenture or credit agreement or other instrument containing covenants restricting our operating flexibility and limiting our ability to make distributions to holders of the common shares. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges, including with respect to distributions, more favorable than those of the common shares and may result in dilution to holders of the common shares. Because our decision to issue securities in any future offering or otherwise incur indebtedness will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings or financings, any of which could materially reduce the market price of the common shares and dilute the value of the common shares.

Peruvian corporations, including our subsidiaries, may be jointly and severally liable for any unpaid Peruvian capital gains tax related to the transfer of the common shares.

Peruvian corporations, including our subsidiaries, may be jointly and severally liable for any unpaid Peruvian capital gains tax related to the transfer of shares issued by their foreign holding company. Capital gains resulting from the offering are tax exempted as described in “Taxation.”

In accordance with Peruvian income tax laws and regulations, in the case of the direct or indirect transfer by a non-Peruvian resident of shares issued by a Peruvian corporation, the Peruvian corporation whose shares were directly or indirectly transacted will be jointly liable with the non-Peruvian transferor for any unpaid capital gain tax obligations (plus accrued interest and penalties) arising from such sale/purchase, if during any of the twelve months preceding the transaction, inter alia, (i) the non-Peruvian transferor held an indirect or direct interest of more than 10% in the equity of the Peruvian corporation that issued the shares being directly or indirectly transferred, or (ii) the non-Peruvian transferor and the Peruvian corporation that issued the shares being transferred consolidate financial statements. If such a transfer were to occur and the resulting Peruvian capital gains tax were not paid by the transferor, it could have a material adverse effect on our business, financial condition or results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. All statements other than statements of historical facts included in this prospectus regarding our business, financial condition, results of operations and certain of our plans, objectives, assumptions, projections, expectations or beliefs and statements regarding other future events or prospects are forward-looking statements. These statements include, without limitation, those concerning: our strategy and our ability to achieve it; expectations regarding sales, profitability and growth; our possible or assumed future results of operations; capital expenditures and investment plans; adequacy of capital; and financing plans. In addition, this prospectus includes forward-looking statements relating to our potential exposure to various types of market risks, such as macroeconomic risk, Peru specific risks, foreign exchange rate risk, interest rate risks and other risks related to our financial performance. The words “aim,” “may,” “will,” “expect,” “is expected to,” “anticipate,” “believe,” “future,” “continue,” “help,” “estimate,” “plan,” “schedule,” “intend,” “should,” “would be,” “seeks,” “estimates,” “shall,” or the negative or other variations thereof, as well as other similar expressions regarding matters that are not historical facts, are or may indicate forward–looking statements.

We have based these forward-looking statements on our management’s current views with respect to future events and financial performance. These views reflect the best judgment of our management but involve a number of risks and uncertainties which could cause actual results to differ materially from those predicted in our forward–looking statements and from past results, performance or achievements. Although we believe that the estimates reflected in the forward-looking statements are reasonable, such estimates may prove to be incorrect. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. These factors include, among other things:

•	our holding company structure;

•	economic, business and political developments in Peru and globally;

•	changes in Peruvian, Panamanian and Bahamian and other foreign laws and regulations, including the adoption of new capital requirements for banks or insurance companies;

•	increased competition in the Peruvian financial services and insurance markets;

•	increased inflation;

•	exchange rate instability and government measures to control foreign exchange rates;

•	developments affecting the purchasing power of middle income consumers or consumer spending generally;

•	increases in interest rates;

•	downturns in the capital markets and changes in capital markets in general that affect policies or attitudes towards lending to Peru or Peruvian companies or securities issued by Peruvian companies;

•	our ability to keep up with technological changes;

•	the inability to obtain the capital we need for further expansion of our businesses;

•	the inability to attract and retain key personnel;

•	changes in tax laws;

•	severe weather, natural disasters and adverse climate changes;

•	changes in regional or global markets;

•	dependence on sovereign debt in our investment portfolios;

•	credit and other risks of lending, such as increases in defaults of borrowers;

•	increased costs of funding or our inability to obtain additional debt or equity financing on attractive terms or at all;

•	a deterioration in the quality of our assets;

•	allowances for impairment losses may be inadequate;

•	changes to accounting standards;

•	changes in actuarial assumptions upon which our annuity business is based;

•	failure to adequately price insurance premiums;

•	decreases in the spread between investment yields and implied interest rates in annuities;

•	dependence on information technology (“IT”) systems and cybersecurity risks; and

•	other risks and uncertainties described in “Risk Factors”.

We urge you to read the sections of this prospectus entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” for a more complete discussion of the factors that could affect our future performance and the industries in which we operate. Additionally, new risks and uncertainties can emerge from time to time, and it is not possible for us to predict all future risks and uncertainties, nor can we assess their potential impact. Accordingly, you should not place undue reliance on forward-looking statements as a prediction of actual results.

All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. We undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law. All other written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

EXCHANGE RATES

The Peruvian sol is freely traded in the exchange market. Current Peruvian regulations on foreign investment allow foreign equity holders of Peruvian companies to receive and repatriate 100% of the cash dividends distributed by these companies. Non-Peruvian equity holders are allowed to purchase foreign currency at free market currency rates through any member of the Peruvian banking system and transfer such foreign currency outside Peru without restriction. Peruvian law in the past, however, has imposed restrictions on the conversion of Peruvian currency and the transfer of funds abroad, and we cannot assure you that Peruvian law will continue to permit such payments, transfers, conversions or remittances without restrictions. In addition, under Panamanian law, there are currently no exchange control restrictions imposed on payments made in U.S. dollars. There can be no assurance, however, that Peruvian and Panamanian laws will continue to permit such payments, transfers, conversions or remittances without restrictions.

The following tables set forth the high, low, average and period-end exchange rates for the periods indicated, expressed in sol per U.S. dollar. Exchange rates are derived from the selling rate exchange rates reported by the SBS for sol per U.S. dollar. The Federal Reserve Bank of New York does not report a noon buying rate for sol.

	sol per U.S.$
	High	Low	Average (1)	Period-End
Year ended December 31,
2014	2.988	2.761	2.839	2.986
2015	3.411	2.982	3.185	3.411
2016	3.537	3.249	3.375	3.356
2017	3.392	3.231	3.262	3.241
2018	3.384	3.207	3.286	3.373

(1)	Represents the average of exchange rates on each day of each month during the periods indicated.

	sol per U.S.$
	High	Low	Average (1)	Period-End
Month Ended
January 2019	3.373	3.317	3.345	3.334
February 2019	3.340	3.303	3.321	3.303
March 2019	3.318	3.291	3.305	3.318
April 2019	3.331	3.291	3.304	3.309
May 2019	3.369	3.302	3.332	3.369

(1)	Represents the average of the daily exchange rates during each day of the respective month indicated.

USE OF PROCEEDS

We will not receive any of the net proceeds from the sale of our common shares by the selling shareholders. We expect that the net proceeds from the sale of our common shares by us and Interbank will be used by each of us and Interbank for general corporate purposes. In particular, Interbank expects to use the proceeds to strengthen its capital position and increase business activity, and IFS expects to use the proceeds to invest in strengthening its digital and analytical capabilities across its platform by developing a common data infrastructure and new digital products and services.

CAPITALIZATION

The following table sets forth our total consolidated capitalization as of March 31, 2019, derived from our unaudited interim condensed consolidated financial statements prepared in accordance with IAS 34 as adjusted for the sale of our common shares by Interbank and us, based on the midpoint of the estimated price range. We will not receive any proceeds from the sale of our common shares by the selling shareholders.

This table should be read in conjunction with, and is qualified in its entirety by reference to, “Presentation of Financial and Other Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Statistical Information,” our unaudited interim condensed consolidated financial statements and our audited annual consolidated financial statements and the related notes included elsewhere in this prospectus.

	As of March 31, 2019 (unaudited)
	Actual		As Adjusted
	(U.S.$ in millions) (1)	(S/in millions)	(U.S.$ in millions) (1)	(S/in millions)
Indebtedness:
Long-term indebtedness (2)	2,593.0	8,603.4	2,593.0	8,603.4
Shareholders’ equity:
Capital stock	290.4	963.4	301.5	1,000.5
Treasury stock	(62.7)	(208.2)	(0.0)	(0.0)
Capital surplus	80.8	268.1	122.6	406.7
Reserves	1,416.5	4,700.0	1,416.5	4,700.0
Retained earnings	469.0	1,556.2	518.1	1,719.0
Unrealized results, net	122.7	407.2	122.7	407.2
Equity attributable to our shareholders	2,316.7	7,686.8	2,481.5	8,233.5
Non-controlling interest	12.0	40.0	12.0	40.4

Total equity	2,328.7	7,726.8	2,493.5	8,273.9

Total capitalization (3)	4,921.7	16,330.2	5,086.5	16,877.4

(1)	Calculated based on an exchange rate of S/3.318 to U.S.$1.00 as of March 31, 2019.
(2)

Calculated as “due to banks and correspondents”, “bonds, notes and other obligations” plus “lease liabilities” excluding the current portion of long-term debt, which totaled S/2,116.1 million (approximately U.S.$637.8 million) as of March 31, 2019.

(3)	Total capitalization is defined as long-term indebtedness and total equity.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth our summary consolidated financial information. The consolidated income statements data for the years ended December 31, 2018, 2017 and 2016 and the consolidated statements of financial position data as of December 31, 2018 and 2017, are derived from our audited annual consolidated financial statements and related notes included elsewhere in this prospectus. Our consolidated financial information for 2014 and 2015 is derived from our audited consolidated financial statements for those years restated for the change in accounting policy as described under “Presentation of Financial and Other Information—Comparability of 2018 audited consolidated financial statements to prior years and financial statements restatement. All years presented have been prepared in accordance with IFRS as issued by the IASB.

The consolidated income statements data for the three months ended March 31, 2019 and March 31, 2018 and the consolidated statements of financial position data as of March 31, 2019, are derived from our unaudited interim condensed consolidated financial statements and related notes included elsewhere in this prospectus. Interim data may not be representative of full year results.

As a result of the adoption of IFRS 9 beginning January 1, 2018, our audited consolidated financial statements for 2018 and related ratios are not comparable to prior years.

On January 1, 2019, we adopted for the first time IFRS 16 “Leases” which established that at the commencement date of a lease, a lessee will recognize a liability to reflect lease payments and the asset that represents the right-of-use of the underlying leased asset during the lease term will be recorded. Lessees will be required to separately recognize the interest expense on the lease liability and the depreciation expense on the right-of-use asset. As permitted by the transitional provisions of IFRS 16, we elected to apply the modified retrospective approach and we have not restated comparative figures. See Note 2(c) to our unaudited interim condensed consolidated financial statements.

Until December 31, 2017, our subsidiary Interseguro recognized in its income statements the effect of the change in the value of liabilities coming from retirement, disability and survivor’s pensions, caused by the variation in the market interest rates used to discount these liabilities. During 2018, Interseguro voluntarily modified its accounting policy in order to show the effect of the change in market interest rates in the statements of other comprehensive income, providing more accurate and relevant information. The resulting impact was retrospectively recorded restating unrealized results, net and retained earnings of our consolidated statements of financial position as of December 31, 2017, 2016, 2015 and 2014 and for the years then ended. For more information about the change in our insurance accounting policy, see Note 4.2.1(i) of our audited annual consolidated financial statements. In addition, minor reclassifications for comparative purposes were made for the periods presented. See Note 4.4(a.i) to our audited annual consolidated financial statements.

The results included below are not necessarily indicative of our future performance and should not be construed as such. The summary financial and operating information presented below should be read in conjunction with “Presentation of Financial and Other Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited annual consolidated financial statements and related notes included elsewhere in this prospectus.

Consolidated Income Statements

	For the three months ended March 31, (unaudited)			For the years ended December 31,
	2019	2019	2018	2018	2018	2017 (Restated)	2016 (Restated)	2015(1) (Restated)	2014(1) (Restated)
	(U.S.$ in millions) (2)(3)	(S/ in millions) (2)		(U.S.$ in millions) (2)(3)	(S/ in millions) (2)
Interest and similar income	351.6	1,166.7	1,036.3	1,302.4	4,321.3	3,809.0	3,704.8	3,342.7	2,828.7
Interest and similar expenses	(101.2)	(335.8)	(266.9)	(352.8)	(1,170.6)	(1,119.9)	(1,081.9)	(921.7)	(788.9)

Net interest and similar income	250.4	831.0	769.4	949.6	3,150.7	2,689.1	2,623.0	2,421.0	2,039.8
Impairment loss on loans, net of recoveries	(56.2)	(186.4)	(172.9)	(198.9)	(660.1)	(827.9)	(783.6)	(645.8)	(425.5)
Recovery (loss) due to impairment of financial investments	0.6	1.9	2.3	3.9	13.1	(20.8)	(28.3)	(78.3)	(20.2)

Net interest and similar income after impairment loss	194.8	646.4	598.8	754.6	2,503.7	1,840.4	1,811.0	1,696.9	1,594.1
Other income
Fee income from financial services, net	67.2	223.0	216.6	263.5	874.4	849.2	809.5	770.6	668.8
Net gain on foreign exchange transactions	12.4	41.3	40.9	68.8	228.2	201.8	264.2	521.2	216.8
Net gain on sale of financial investments	9.0	29.9	25.3	4.3	14.2	184.8	103.3	134.9	128.1
Net gain (loss) on financial assets at fair value through profit or loss	11.2	37.1	13.2	3.6	12.0	18.4	(47.9)	(111.8)	22.3
Net gain on investment property	3.6	11.9	3.2	25.7	85.3	25.4	23.1	43.5	98.9
Other	5.6	18.7	14.4	20.8	69.0	87.4	64.1	75.3	55.7

Total other income	109.1	361.9	313.5	386.7	1,283.1	1,367.2	1,216.3	1,433.6	1,190.7
Insurance premiums and claims
Premiums assumed	52.9	175.5	167.0	229.7	762.1	533.6	730.6	905.0	680.5
Adjustment of technical reserves	(22.1)	(73.3)	(42.6)	(95.5)	(316.8)	(240.2)	(404.9)	(628.7)	(572.7)
Premiums ceded to reinsurers	(1.3)	(4.2)	(28.1)	(35.2)	(116.7)	(34.1)	(138.3)	(129.9)	(4.9)
Net claims and benefits incurred for life insurance contracts and others	(51.8)	(172.0)	(175.1)	(221.8)	(736.0)	(412.3)	(318.2)	(258.9)	(181.1)

Total net premiums earned minus claims and benefits	(22.3)	(74.1)	(78.9)	(122.8)	(407.5)	(152.9)	(130.8)	(112.6)	(78.1)
Other expenses
Salaries and employee benefits	(58.9)	(195.4)	(182.4)	(227.8)	(755.9)	(714.6)	(711.3)	(692.5)	(647.4)
Administrative expenses	(53.3)	(176.7)	(180.4)	(233.7)	(775.3)	(730.6)	(688.9)	(700.7)	(627.7)
Depreciation and amortization	(19.0)	(62.9)	(37.6)	(49.6)	(164.7)	(145.2)	(130.1)	(111.1)	(105.4)
Other	(14.1)	(46.7)	(43.4)	(42.8)	(141.6)	(120.3)	(102.1)	(115.4)	(87.2)

Total other expenses	(145.2)	(481.7)	(443.9)	(553.8)	(1,837.5)	(1,710.6)	(1,632.4)	(1,619.6)	(1,467.7)
Income before translation result and income tax	136.4	452.5	389.5	464.7	1,541.9	1,344.1	1,264.0	1,398.4	1,239.0
Translation result	3.0	10.1	6.0	(10.5)	(35.0)	15.9	20.1	(25.1)	(25.0)
Income tax	(33.1)	(109.9)	(105.5)	(125.2)	(415.5)	(326.5)	(333.9)	(352.6)	(309.1)

Net profit for the period	106.3	352.7	290.0	328.9	1,091.4	1,033.5	950.2	1,020.7	904.9

Attributable to:
IFS’ shareholders	105.7	350.6	288.2	326.8	1,084.3	1,027.4	944.6	1,013.7	891.5
Non-controlling interest	0.7	2.2	1.8	2.1	7.1	6.1	5.6	7.0	13.4
Earnings per share	0.955	3.167	2.628	2.911	9.818	9.625	8.715	9.295	8.149
Weighted Average number of shares outstanding	—	110.7	109.7	—	110.4	106.7	108.4	109.1	109.4

Consolidated Statements of Financial Position

	As of March 31, (unaudited)			As of December 31,
	2019	2019	2018	2018	2018	2017 (Restated)	2016 (Restated)	2015 (Restated)	2014 (Restated)
	(U.S.$ in millions) (2)(3)	(S/ in millions) (2)		(U.S.$ in millions) (2)(3)	(S/ in millions) (2)
Assets
Cash and due from banks	2,911.6	9,660.6	9,616.6	2,525.7	8,380.4	11,204.8	11,761.8	12,431.8	6,358.5
Inter-bank funds	21.1	70.0	179.1	149.2	495.0	403.5	5.0	245.0	310.0
Financial investments	5,380.6	17,852.8	18,050.0	5,313.2	17,629.4	16,924.1	10,209.8	8,651.9	8,409.0
Loans, net of unearned interest	10,554.2	35,019.0	30,021.7	10,345.3	34,325.7	29,406.3	28,192.6	27,035.8	23,436.9
Impairment allowance for loans	(420.8)	(1,396.2)	(1,258.1)	(411.3)	(1,364.8)	(1,202.1)	(1,166.8)	(1,041.6)	(819.7)
Investment property	298.3	989.6	943.5	297.3	986.5	1,118.6	745.2	713.3	652.9
Property, furniture and equipment, net (4)	285.9	948.5	597.5	187.6	622.5	612.6	589.8	579.2	577.2
Intangibles and goodwill, net	285.4	946.8	903.0	287.7	954.5	921.6	267.4	199.4	145.8
Other assets (5)	501.8	1,665.2	1,581.7	516.9	1,715.0	1,005.0	1,114.4	1,186.1	1,294.6

Total assets	19,818.0	65,756.2	60,635.0	19,211.7	63,744.4	60,394.5	51,719.4	50,000.9	40,365.2
Liabilities and equity
Deposits and obligations	10,485.2	34,790.0	31,220.4	10,151.3	33,682.0	32,607.6	30,097.9	28,487.7	23,381.4
Inter-bank funds	32.1	106.5	129.5	—	—	30.0	332.3	—	—
Due to banks and correspondents	1,123.0	3,726.1	4,141.4	1,294.0	4,293.4	4,407.4	5,328.6	6,191.7	3,140.9
Bonds, notes and other obligations	2,008.2	6,663.2	6,240.2	1,958.0	6,496.8	5,602.4	4,769.4	4,925.4	4,565.3
Insurance contract liabilities	3,136.6	10,407.2	10,536.9	3,104.4	10,300.5	10,514.5	5,010.5	4,477.1	3,743.0
Other liabilities (4)(6)	704.1	2,336.4	1,954.2	567.6	1,883.4	1,395.7	1,182.4	1,458.0	1,232.3

Total liabilities	17,489.3	58,029.4	54,222.6	17,075.3	56,655.9	54,557.6	46,721.0	45,539.9	36,062.9
Equity, net
Equity attributable to IFS’ shareholders	2,316.7	7,686.8	6,377.7	2,124.2	7,048.1	5,800.5	4,879.1	4,345.6	4,191.0
Non-controlling interest	12.0	40.0	34.7	12.2	40.4	36.4	119.2	115.4	111.2

Total equity, net	2,328.7	7,726.8	6,412.4	2,136.4	7,088.5	5,836.9	4,998.3	4,460.9	4,302.3

Total liabilities and equity net	19,818.0	65,756.2	60,635.0	19,211.7	63,744.4	60,394.5	51,719.4	50,000.9	40,365.2

Selected Ratios and Operational Data

	As of and for the three months ended March 31, (unaudited)		As of and for the year ended December 31,
	2019	2018	2018	2017	2016
Performance Ratios
Net interest margin (7)(8)	5.4%	5.3%	5.4%	5.3%	5.4%
Efficiency ratio (9)	33.7%	34.0%	35.6%	36.8%	38.0%
ROA (8)(10)	2.2%	1.9%	1.8%	2.0%	1.9%
Adjusted ROA (11)	—	—	2.0%	—	—
ROE (8)	19.0%	19.1%	16.6%	19.3%	19.9%
Adjusted ROE (12)	—	—	18.6%	—	—
Risk adjusted NIM (8)(13)	4.2%	4.1%	4.3%	3.7%	3.8%
Cost of risk (8)(14)	2.2%	2.3%	2.1%	2.9%	2.9%
Capital and Balance Sheet Structure
Average total equity as a percentage of average total assets	11.4%	10.1%	10.7%	10.1%	9.5%
Total loans, net as a percentage of total deposits	96.6%	92.1%	97.9%	86.5%	89.8%
Core equity tier 1 ratio (15)	10.2%	10.2%	10.6%	10.1%	9.4%
Capitalization ratio of Interbank (16)	16.4%	17.5%	15.8%	16.1%	15.9%
Solvency ratio of Interseguro (17)	130.4%	143.4%	137.9%	134.9%	145.5%
Capitalization ratio of Inteligo Bank (18)	26.9%	28.3%	25.5%	32.6%	24.5%
Credit Quality
Past-due loans as a percentage of total gross loans (at end of period)	2.5%	2.6%	2.5%	2.7%	2.5%
Provision expense as a percentage of total gross loans	2.2%	2.3%	2.1%	2.9%	2.9%
Other Data
Assets under management of Inteligo	17,769.0	16,210.7	17,592.7	16,229.9	15,398.3
Inteligo deposits	2,533.1	2,152.5	2,608.7	2,253.3	3,226.1
Dividends declared/paid (19)	—	—	654.5	510.7	475.8
Declared/paid dividends per share (20)	—	—	5.8	4.5	4.2
Exchange rate (S/ per U.S.$1.00 at end of period)	3.318	3.227	3.373	3.241	3.356
Financial stores	264	272	270	273	289
ATMs	1,953	1,994	1,973	2,052	2,159
Correspondent agents (21)	2,513	2,514	2,506	2,505	2,935
Number of digital clients (22)	975,269	667,506	882,437	620,448	454,194
Percentage of digital users (22)(23)	56%	43%	53%	40%	30%

(1)

Our financial information for 2017, 2016, 2015 and 2014 was restated as a result of a voluntary change in accounting policy regarding our method of accounting the variation in market interest rates on insurance contract liabilities. See Note 4.2.1(i) to our audited annual consolidated financial statements. The financial information presented for 2014 and 2015 were restated after issuance of the financial statements for those years due to a voluntary change in accounting policy with a negative impact of S/57.6 million for 2014 and S/218.1 million for 2015 in the line Total net premiums earned minus claims and benefits in the consolidated income statement. See “Management Discussion and Analysis of Results of Operations and Financial Condition—Change in Accounting Policy.

(2)	Except for percentages and ratios, and operational data.
(3)

Amounts stated in U.S. dollars as of and for the three months ended March 31, 2019 and as of and for the year ended December 31, 2018 have been translated from soles at the exchange rate of S/3.318 = U.S.$1.00. See “Exchange Rates”.

(4)

Due to the adoption of IFRS 16 we have recorded a S/341.7 million, increase in the caption “Property, furniture and equipment (Right-of-use assets)” and recorded simultaneously, an increase for the same amount, in the caption “Accounts payable, provisions and other liabilities (Lease liabilities)”. See Note 2 (c) to our unaudited interim condensed consolidated financial statements.

(5)	“Other assets” is defined as due from customers on acceptances, accounts receivable and other assets, net and deferred income tax assets, net.

(6)	“Other liabilities” is defined as due from customers on acceptances, accounts payable, provisions and other liabilities and deferred income tax liabilities, net.
(7)	“Net interest margin” is defined as (x) net interest and similar income divided by (y) average interest-earning assets. See “Selected Statistical Information”.
(8)	Annualized for each interim period.
(9)

“Efficiency ratio” is calculated by dividing (x) salaries and employee benefits plus administrative expenses plus depreciation and amortization by (y) net interest and similar income plus other income, plus net premiums earned.

(10)	ROA is calculated as net profit as a percentage of average assets, computed as the simple average of the quarterly balances from December of the previous year to the date as of calculation.
(11)

Adjusted ROA for 2018, is calculated as adjusted net profit as a percentage of average assets, computed as the simple average of the quarterly balances from December of the previous year to the date as of calculation. Adjusted net profit excludes S/144.8 million, which is the aggregate effect recorded in technical reserves due to a change in accounting estimates driven by the publication by the SBS of new mortality tables. Net profit was not adjusted for 2017 and 2016. See Note 4.4 (d) and 4.6 to our audited annual consolidated financial statements. Adjusted net profit and Adjusted ROA are non-GAAP financial measures and should not be considered in isolation or as a substitute for net profit or ROA, or other performance measures. See “Presentation of financial and other information—Non-GAAP financial measures” and “Selected Consolidated Financial Information—Non-GAAP Financial Measures”.

(12)

Adjusted ROE for 2018 is calculated as adjusted net profit as a percentage of average shareholders’ equity, computed as the simple average of the quarterly balances from December of the previous year to the date as of calculation. Adjusted net profit excludes S/144.8 million, which is the aggregate effect recorded in technical reserves due to a change in accounting estimates driven by the publication by the SBS of new mortality tables. Net profit was not adjusted for 2017 and 2016. See Note 4.4 (d) and 4.6 to our audited annual consolidated financial statements. Adjusted ROE is a non-GAAP financial measures and should not be considered in isolation or as a substitute for Net Profit or ROE, or other performance measures. See “Presentation of financial and other information—Non-GAAP financial measures” and “Selected Consolidated Financial Information—Non-GAAP financial measures.”

(13)	Risk adjusted net interest margin is defined as net interest margin after impairment loss on loans, net of recoveries.
(14)

Cost of risk is defined as impairment loss on loans, net of recoveries divided by average gross loans. Cost of risk includes an S/81.0 million recovery of provisions related to the construction sector at Interbank for 2018.

(15)	Calculated for Interbank only under SBS GAAP.
(16)

Regulatory capital for Interbank is calculated in accordance with the guidelines of the Basel II Accord, as adopted by the SBS and is based on information from Interbank’s financial statements prepared under SBS GAAP. See “Regulation and Supervision—Banking Regulation and Supervision—Capital Adequacy Requirements Basel II”.

(17)

Solvency ratio for Interseguro is calculated in accordance with SBS guidelines and is based on information from Interseguro’s financial statements prepared under SBS GAAP. See “Regulation and Supervision—Insurance Regulation and Supervision—Solvency Requirements and Regulatory Capital”.

(18)	Capitalization Ratio for Inteligo Bank is calculated in accordance with the guidelines promulgated by the Central Bank of The Bahamas.
(19)

Dividends declared for fiscal years 2018, 2017 and 2016 were paid in 2019, 2018 and 2017 and amounted to U.S.$197.2 million, U.S.$157.7 million and U.S.$ 146.5 million, respectively. See “Dividends and Dividend Policy”.

(20)

Corresponds to dividends declared divided by outstanding shares for each period reported. Dividends per share amounted to U.S.$1.75, U.S.$1.40 and U.S.$ 1.30 for years 2018, 2017 and 2016. See “Dividends and Dividend Policy”.

(21)	ASBANC estimates, for 2014-2017 and company estimates for 2018.
(22)	In the month of December for each full year and in the month of March for each interim period.
(23)	Percentage of digital users over total clients that interact with Interbank.

Non-GAAP Financial Measures

In this prospectus, we use adjusted net profit, adjusted ROE and adjusted ROA. These measures are not calculated in accordance with IFRS and we collectively refer to these as non-GAAP financial measures. For more information see “Presentation of Financial and other information – Non-GAAP Financial Measures”.

The following table reflects the reconciliation of adjusted net profit, adjusted ROE and adjusted ROA for our banking segment as of and for the three month period ended March 31, 2019:

	As of March 31, 2019
	Net profit	Adjustment (2)	Adjusted Net Profit	Average total assets	ROA	Adjusted ROA	Average total equity	ROE	Adjusted average total equity	Adjusted ROE
Banking	299.7	(32.4)	267.3	48,335.7	2.5%	2.2%	5,417.1	22.1%	5,384.7	19.8%
Insurance	28.9	—	28.9	12,770.0	0.9%	0.9%	902.8	12.8%	902.8	12.8%
Wealth Management	78.3	—	78.3	3,781.6	8.3%	8.3%	821.6	38.1%	821.6	38.1%
Holding and eliminations	(54.2)	32.4	(21.8)	(137.0)	—	—	266.1	—	298.5	—

Total	352.7	—	352.7	64,750.3	2.2%	2.2%	7,407.6	19.0%	7,407.6	19.0%

(1)

Adjusted net profit of the banking segment, for the three months ended March 31, 2019, is calculated excluding the gain on the sale of Interfondos S/32.4 million after taxes which is eliminated upon consolidation. Adjusted net profit is a non-GAAP financial measure and should not be considered in isolation or as a substitute for net profit, or other performance measures. See “Presentation of financial and other information—Non-GAAP financial measures.”

The following tables reflect the reconciliation of adjusted net profit, adjusted ROE and adjusted ROA on a consolidated basis and also for our insurance segment as of and for the year ended December 31, 2018.

For the year ended
2018
(S/ in millions)
Net profit (A)	1,091.4
Adjustment of new mortality tables in Total net premiums earned minus claims and benefits (B)	144.8

Adjusted net profit (C) = (A) + (B)	1,236.2
Average total equity (D)	6,558.8
ROE (A) / (D)	16.6%
Adjusted average total equity (E)	6,645.6
Adjusted ROE (C) / (E)	18.6%
Average total assets (F)	61,072.6
ROA (A) / (F)	1.8%
Adjusted ROA (C) / (F)	2.0%

	As of December 31, 2018
	Net profit	Adjustment (1)	Adjusted Net Profit	Average total assets	ROA	Adjusted ROA	Average total equity	ROE	Adjusted average total equity	Adjusted ROE
Banking	1,010.9	—	1,010.9	45,515.7	2.2%	2.2%	4,994.3	20.2%	4,994.3	20.2%
Insurance	(61.5)	144.8	83.3	12,388.1	(0.5)%	0.7%	803.7	(7.6)%	890.5	9.4%
Wealth Management	197.5	—	197.5	3,314.3	6.0%	6.0%	768.0	25.7%	768.0	25.7%
Holding and eliminations	(55.6)	—	(55.6)	(145.5)			(7.3)		(7.3)

Total	1,091.4	144.8	1,236.2	61,072.6	1.8%	2.0%	6,558.8	16.6%	6,645.6	18.6%

(1)

Change in accounting estimates recorded in Total net premiums-earned minus claims and benefits driven by the publication by the SBS of new mortality’ tables. See Note 4.4 (d) to our audited annual consolidated financial statements and “Presentation of financial and other information – Non-GAAP financial measures”.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF

OPERATIONS AND FINANCIAL CONDITION

The following discussion should be read in conjunction with our audited annual consolidated financial statements, together with the notes thereto, included elsewhere in this prospectus. Unless otherwise indicated, all financial information provided in this section has been prepared in accordance with IFRS.

Overview

IFS is a leading provider of banking, insurance and wealth management services for retail customers and commercial clients in Peru. Our purpose is to empower all Peruvians to achieve financial well-being, and as such, we have built an integrated financial services platform in the fast-growing, underpenetrated and profitable Peruvian financial system. We have invested in building a leading and scalable digital platform (mobile and online), which is rapidly being adopted by existing and new customers. Our digital platform is complemented by one of the largest distribution networks in the country which includes financial stores, ATMs, correspondent agents, dedicated sales forces, financial advisors, and call centers. Together our digital platform and distribution network provide our more than three million customers and a potential market of more than 30 million Peruvians and 9 million businesses with access to our products and services and a distinctive and convenient customer experience.

We manage our business in three segments, banking, insurance and wealth management, that complement each other and represent diversified sources of revenue. Our banking segment operates through our subsidiary Interbank, which is the second largest provider of consumer loans in Peru, according to the SBS. Interbank provides a full range of retail banking and commercial banking products, and services to individuals, large companies, and small and medium enterprises. Our insurance segment operates through our subsidiary Interseguro, which is the leading provider of annuities in Peru by premiums and one of the leading life insurance companies in the country according to the SBS. Interseguro provides a wide range of retirement, savings, life, unemployment and other insurance products mainly to retail customers. Our wealth management segment operates through our subsidiaries Inteligo Bank, Inteligo SAB and Interfondos, which together provide wealth management, private banking, financing, brokerage, advisory and other investment services mainly to high net worth individuals.

Our key strategic priority is to achieve digital excellence for our customers by providing them with a world-class, flexible and secure digital platform. We believe our digital transformation is vital to our continued growth and profitability, and for this reason we have been investing in developing the capabilities necessary to offer digital products and services to our customers. In March 2019, more than 975,000 retail customers used our digital platform compared to more than 450,000 in December 2016 and more than 380,000 retail customers no longer utilize physical channels other than ATMs in March 2019. We are aiming to allow our customers to have a 100% digital relationship with us in an efficient and secure manner. We have also streamlined our physical presence and reduced the number of branches by approximately 9% since 2016, focusing on educating our customers in the use of our digital platform. To accompany this transformation we are in the process of redesigning our physical presence in order to better serve the evolving needs of our customers. We have substantially increased migration of low-value-added transactions to more efficient digital channels, and we have increased sales of products to existing customers, as well as increased new customer acquisition of which a growing number are being acquired digitally or “born-digital.” This process of digital customer acquisition and sales has been accelerating, for example, in March 2019, 17% of new retail clients were acquired digitally compared to 3% in March 2018, and more than 37% of sales of new products to retail customers were performed digitally compared to 28% in March 2018.

We aim to be the company that best knows the needs of Peruvians. Our advanced analytics and CRM capabilities are being enriched with new sources of data and new tools that technology offers, such as cloud, real-time decision, machine learning and artificial intelligence. We believe that a deep knowledge of our current and potential customers allows us to offer them the best solutions for their financial needs across our banking, insurance and wealth management segments. Through this deep knowledge we have also been able to enhance our risk models, helping us to propel growth and continue to improve our profitability.

As of March 31, 2019, we had total assets of S/65.8 billion (approximately U.S.$19.8 billion), total gross loans of S/34.7 billion (approximately U.S.$10.5 billion), total deposits of S/34.8 billion (approximately U.S.$10.5 billion) and shareholders’ equity of S/7.7 billion (approximately U.S.$2.3 billion).

We operate the following three business segments:

•

Banking: Interbank is the second largest provider of consumer loans in Peru with a 22.6% market share in terms of total gross consumer loans outstanding as of March 31, 2019, according to the SBS. Interbank is the largest provider of credit card loans with a 26.3% market share and the largest provider (among non-government owned banks) of payroll deduction loans to public sector employees with a 23.5% market share as of March 31, 2019, according to the SBS. Additionally, it is the fourth largest bank in Peru in terms of retail mortgages and commercial lending, as well as total deposits and total assets. Interbank has built one of the most convenient and extensive retail banking distribution platforms in Peru including, online banking, mobile applications, a total of 264 financial stores, more than 1,900 ATMs and more than 2,500 correspondent agents, as of March 31, 2019.

As of and for the three months ended March 31, 2019, Interbank represented 74.9% of our total assets and 85.0% of our net profit. As of and for the year ended December 31, 2018, Interbank represented 74.4% of our total assets, 92.6% of our net profit and 81.8% of our adjusted net profit. For the 2018 fiscal year, Interbank declared a dividend of S/467.0 million (or approximately U.S.$140.8 million) of which S/463.8 million (or approximately U.S.$139.8 million) were paid to IFS, and represents 66.0% of total dividends received by IFS.

With a significant focus on the emerging middle class, Interbank has a higher percentage of retail loans, which account for 54.0% and 53.2% of its total loan portfolio, compared to the banking system’s average of 35.7% and 35.1%, as of March 31, 2019 and December 31, 2018, respectively. This contributes to a higher risk-adjusted net-interest margin than the banking system’s average.

Interbank’s CAGR in loans, deposits and obligations, and net profit between 2014 and 2018 was 10.5%, 10.3%, and 9.0%, respectively. For 2018, Interbank’s net profit was S/1,010.9 million and ROE was 20.2% and for the three months ended March 31, 2019 its net profit was S/299.7 million and annualized ROE was 22.1%.

•

Insurance: Interseguro is the leading provider of annuities (excluding private annuities) in Peru, with a 30.2% market share as measured by total premiums collected during 2018 and a 32.3% market share as measured by total premiums collected in the three months ended March 31, 2019, according to the SBS, and is one of the leading life insurance companies in Peru. In addition, Interseguro offers private annuities, individual life insurance, disability and survivorship insurance, as well as low premium retail insurance products, including credit life, mandatory traffic accident insurance (“SOAT”) and credit card protection insurance, through a comprehensive multi-channel distribution platform which includes Interseguro’s sales force. Interseguro also distributes through Interbank and retailers. According to the SBS, for 2018, Interseguro was the largest insurance company measured by reserves, driven both by organic growth and the acquisition of Seguros Sura in November 2017 which both improved its ROE and doubled its asset size.

As of and for the three months ended March 31, 2019 Interseguro represented 19.7% of our total assets and 8.2% of our net profit and as of and for the year ended December 31, 2018, Interseguro represented 19.7% of our total assets, negative 5.6% of our net profit and 6.7% of our adjusted net profit. For the 2018 fiscal year, Interseguro declared a dividend of S/138.0 million (or U.S.$41.6 million), which represents 19.6% of total dividends received by IFS.

Interseguro’s CAGR in gross premiums plus collections was 8.3% between 2014 and 2018. For 2018, Interseguro’s net loss was S/61.5 million and its adjusted net profit was S/83.3 million, while its ROE was negative 7.6% and its adjusted ROE was 9.4%. For the three months ended March 31, 2019 Interseguro’s net profit was S/28.9 million and annualized ROE was 12.8%.

•

Wealth management: Inteligo is a provider of wealth management services, which includes banking, financing, brokerage and investing activities for high net worth individuals through three operating subsidiaries, Inteligo Bank, Inteligo SAB (brokerage) and Interfondos (mutual funds). As of and for the three months ended March 31, 2019, Inteligo represented 5.7% of our total assets and 22.2% of our net profit and as of and for the year ended December 31, 2018, Inteligo represented 6.0% of our total assets, 18.1% of our net profit and 16.0% of our adjusted net profit. For the 2018 fiscal year, Inteligo Bank declared a dividend of U.S.$40.0 million (or S/132.7 million), of which S/99.5 million (or U.S.$30.0 million) were paid to IFS and represents 14.4% of total dividends received by IFS.

Inteligo’s CAGR in assets under management was 11.8% between 2014 and 2018. In addition, for the year ended December 31, 2018, Inteligo’s net profit was S/197.5 million and ROE was 25.7% and for the three months ended March 31, 2019, Inteligo’s net profit was S/78.3 million and annualized ROE was 38.1%

Factors Affecting Our Results of Operations

Substantially all of our subsidiaries’ operations are conducted in Peru. Accordingly, our results of operations and financial condition are dependent on economic conditions, consumer spending and investment levels in Peru. During the 1980s, Peru experienced a severe economic crisis and high levels of inflation. Beginning in the 1990s, however, the Peruvian government implemented a series of structural reforms, which helped stabilize the Peruvian economy and foster continued GDP growth, lower inflation and interest rates, more stable currency and significantly improved public finances. Moreover, and as a result of the financial instability in 2008 and 2009, which was accompanied by the worst global economic downturn in many decades, the Peruvian economy, while affected, was one of the few economies in Latin America to experience growth in 2009. Peru’s real GDP grew at a rate of 1.0% in 2009, supported by the Peruvian government’s fiscal stimulus programs.

Nonetheless, the country has experienced a slowdown in recent years, mainly explained by lower domestic demand, as a result of a lower growth in private investment. This slowdown was intensified during 2017 due to three factors: (i) a strong El Niño phenomenon, which adversely affected agricultural production, transportation services, tourism and commercial activity, and resulted in a 1.5 percentage point drop in GDP growth in 2017 relative to 2016 figures; (ii) corruption scandals related to the activities of certain Brazilian and Peruvian companies in the construction sector, which have resulted in suspension or delay of important infrastructure projects, which were otherwise under construction and had their permits; and (iii) political disputes between the government and the opposition, which resulted in the resignation of former President Pedro Pablo Kuczynski in March 2018 and the appointment of former Vice-President Martin Vizcarra as the new President of Peru. Despite these factors and subsequent corruption scandals related to the Peruvian judiciary system and other political figures, the Peruvian economy saw a recovery during 2018, reaching growth levels similar to those seen in 2016, supported by strong growth in domestic demand.

The table below sets forth additional details regarding Peru’s recent economic performance.

	March 2019	2018		2017		2016		2015		2014
Peruvian real GDP growth rate	2.3%	4.0%		2.5%		4.0%		3.3%		2.4%
Domestic demand growth	1.7%	4.3%		1.4%		1.1%		2.6%		2.2%
Private consumption growth	3.4%	3.8%		2.6%		3.7%		4.0%		3.9%
Fixed private investment (real growth)	2.9%	4.4%		0.2%		(5.4%	)	(4.2%	)	(2.2%	)
Reference interest rate	2.8%	2.8%		3.3%		4.3%		3.8%		3.5%
Fiscal (deficit) (% of GDP)	3.6%	(2.3%	)	(3.0%	)	(2.3%	)	(1.9%	)	(0.2%	)
Variation in Consumer Price Index (“CPI”)	2.2%	2.2%		1.4%		3.2%		4.4%		3.2%
Unemployment rate	7.5%	5.7%		6.9%		7.0%		6.2%		5.5%
Disposable income growth	0.5%	4.0%		3.2%		3.7%		1.7%		2.7%
Public external debt as a percentage of Peruvian GDP	8.7%	8.8%		8.8%		10.4%		11.2%		8.8%
Net international reserves (U.S.$ in millions)	63,091	60,121		63,621		61,686		61,485		62,308

Sources: Central Reserve Bank of Peru and INEI.

In this context, Peru continues to have its sovereign debt rated investment grade by S&P, Fitch and Moody’s. The Peruvian government’s conservative fiscal policy, coupled with the Central Reserve Bank of Peru’s responsible management of inflation and international reserves has helped Peru to maintain its investment grade ratings by Moody’s (A3), S&P (BBB+) and Fitch (BBB+). Peru’s credit ratings are subject to periodic review, and may be revised or lowered in the future.

Taking this into consideration, in March 2019, the Central Reserve Bank of Peru estimated a real GDP growth for Peru of 4% for both 2019 and 2020, supported by the development of mining and infrastructure projects, as well as higher private expenditures.

Interest Rates

In general, increases in prevailing interest rates result in more interest revenue from loans. An increase of prevailing interest rates may, however, adversely affect Interbank as a result of reduced overall demand for loans and greater risk of default by its clients. In addition, relatively high interest rates affect Interbank’s funding costs, and can adversely affect spreads on its loan portfolio if Interbank is unable to pass on the increased funding costs to its clients. On the other hand, a decrease in interest rates can reduce Interbank’s revenue from its loan portfolio. This revenue decrease may be offset by an increase in the volume of loans resulting from higher demand and/or a decrease in Interbank’s funding costs.

Increases in interest rates negatively affect the value of Interseguro’s fixed income portfolio. However, higher rates allow Interseguro to reinvest new annuities at a higher yield. At the same time, increases in interest rates result in an increase in the discount rate Interseguro uses to calculate its reserve requirements, which has the effect of reducing Interseguro’s required technical reserves. Conversely, if interest rates fall, Interseguro’s portfolio will have a lower average interest rate, resulting in Interseguro having to record higher technical reserves. See Note 4.6(b) to our audited annual consolidated financial statements.

Similar to Interbank, an increase in prevailing interest rates may adversely affect Inteligo as a result of reduced overall demand for loans, as well as lower interest margins if Inteligo is unable to pass on higher funding costs to its clients. On the other hand, a decrease in interest rates may reduce Inteligo’s revenue from its loan portfolio. Furthermore, a portion of Inteligo’s revenues corresponds to earnings from its investment portfolio and is therefore exposed to interest rates fluctuations that may affect revenue from fixed-income instruments. Increases in interest rates result in additional interest income from Inteligo’s variable-rate investments, but may also result in capital losses on its fixed-rate investments.

Inflation

Our performance may be impacted by inflation, because substantially all of our assets are not adjusted for the effects of inflation. During the 1980s, Peru experienced hyperinflation, negative economic growth and substantial currency devaluation. Inflation rates in Peru began to decrease in the 1990s and in the last 14 years Peru had one of the lowest average inflation rates in the region, partly due to the monetary policy implemented by the Central Reserve Bank of Peru and partly due to the conservative fiscal policy of the Peruvian government. In 2002, in order to maintain low inflation rates, the Central Reserve Bank of Peru established an annual inflation target of 2.5% within a range of one percentage point. In 2007, the target was lowered to 2%, within a range of one percentage point. The Central Reserve Bank of Peru has maintained its target inflation range ever since. The inflation rate in Peru, as measured by changes in the consumer price index by the INEI, was 3.2% in 2014, 4.4% in 2015, 3.2% in 2016, 1.4% in 2017 and 2.2% in 2018 and 2.2% in the three months ended March 31, 2019. In its most recent forecast as of March 2019, the Central Reserve Bank of Peru has estimated Peru’s inflation to be 2% in both 2019 and 2020.

Depreciation and Appreciation of the Sol

The sol floats freely against other currencies. Nevertheless, the Central Reserve Bank of Peru participates in the market (buying or selling soles) in order to avoid any large fluctuations in the exchange rate because of the effects that it could have on the Peruvian economy, which remains partly dollarized. Because a significant portion of our subsidiaries’ assets and liabilities are denominated in U.S. dollars and our audited annual consolidated financial statements are prepared in soles, the results reflected in our audited annual consolidated financial statements are affected by fluctuations in the exchange rates between the sol and the U.S. dollar.

In 2015 the sol depreciated significantly against the U.S. dollar. Since then, the sol has remained relatively stable. Any future changes in the value of the sol against the U.S. dollar and other foreign currencies could adversely affect our financial condition and results of operations to the extent that our subsidiaries maintain a gap between foreign denominated assets and liabilities. See “Exchange Rates.”

The Peruvian government adopted a policy to encourage the de-dollarization of the Peruvian economy. This policy included promoting the development of a sol capital market and local currency yield curves. The proportion of outstanding loans in the banking system denominated in U.S. dollars has fallen from 51.0% as of December 31, 2011 to 31.7% as of March 31, 2019, according to figures published by the SBS. However, the percentage of deposits in the banking system denominated in U.S. dollars was approximately 47.3% as of December 31, 2011 compared to 39.6% as of March 31, 2019. Interbank’s proportion of loans in soles grew from 53.2% as of December 31, 2011 to 73.4% as of March 31, 2019, while deposits in soles increased from 56.8% as of December 31, 2011 to 60.3% as of March 31, 2019.

As of March 31, 2019, 63.2% of Interseguro’s investment portfolio was invested in soles and 36.8% was invested in U.S. dollars. According to Interseguro’s investment policy, it allocates the currency of its investment portfolio to mitigate potential currency volatility between its investment assets and its insurance liabilities.

Substantially all of Inteligo’s financial assets and liabilities are denominated in U.S. dollars.

Monetary Policy

In April 2010, as a result of significant economic growth, the Central Reserve Bank of Peru began tightening its monetary policy, raising the reference rate and increasing reserve requirements. This tightening policy had the goal of mitigating speculative capital inflows and cooling the expansion of credit.

However, since the beginning of 2017, the Central Reserve Bank of Peru started loosening its monetary policy. In this context, from January 2017 up to July 2018, the minimum legal reserve requirements were reduced from 70.0% to 35.0% in foreign currency and from 6.5% to 5.0% in local currency; while the reference rate decreased from 4.25% to 2.75%, where they have remained to date.

Competition

We face intense competition in all of our segments, which can affect our margins, growth and profitability. See “Industry”.

Demographic and Socioeconomic Trends

Peru’s economic growth has been supported by favorable demographic trends. According to INEI, the poverty rate in Peru has declined to 20.5% in 2018, from 30.8% in 2010, while GDP per capita in U.S. dollars has increased from U.S.$5,051 in 2010 to U.S.$6,907 in 2018, reflecting a robust increase in purchasing power, according to the EIU. Peru’s middle and upper socioeconomic segments (segments A, B and C) have significantly expanded and, as of 2017, represented 53% of the population compared to 42% in 2010. From 2008 to 2018, 72,000 people retired under the Peruvian private pension system compared to a total of 619,000 and more than 3.9 million expected retirees over the next 10 and 30 years, respectively, according to the SBS. In addition, the increase in the number of people retiring from the Peruvian private pension fund system will benefit our annuities business, considering the new products launched by Interseguro in 2016.

Impact of Acquisition of Seguros Sura

We acquired 100% of the capital stock of Seguros Sura on November 2, 2017 for an initial base price of U.S.$268 million. Seguros Sura was an important player in the retirement annuities and individual life insurance business in Peru and as of December 31, 2016 represented 12% of the insurance industry’s assets and 17% of the insurance industry’s total annuity premiums, according to the SBS. The acquisition of Seguros Sura and its incorporation to Interseguro’s operations in November 2017 affected Interseguro’s and IFS’ results in particular in the following ways: (i) results from investments increased as a result of the incorporation of Seguros Sura’s portfolio, which increased Interseguro’s investments by 110.4%; (ii) interest and similar expenses grew related to the financing of the acquisition; (iii) net premiums increased, mainly related to annuities, individual life and disability and survivorship insurance; (iv) adjustment of technical reserves and net claims and benefits incurred also grew related to these products; and (v) other expenses increased due to the write-off of certain intangible assets at Seguros Sura.

Regulatory Changes

In April 2016, a new law entered in force which allows retirees to withdraw 95.5% of their pension funds as a one-time transaction. As a second stage of this law, in October 2016, retirees were allowed to withdraw their pension fund in several transactions whenever desired. This regulatory change resulted in a 36% yearly contraction for the Peruvian insurance system in purchases of regular and private annuities from 2015 to 2016, according to the SBS. Interseguro was negatively affected by the law, with annuities collected of S/337.8 million in 2016, a 38% reduction compared to 2015.

However, as of March 2019, the annuities market seems to be stabilizing with the introduction of private annuities, a new type of annuity created to fill the loophole left by the law. This new product, pioneered by Interseguro in October 2016 and soon followed by other providers, helped the industry recover a portion of the lost market. In 2018, private annuities accounted for 50% of the premiums collected in 2018 for the insurance industry. For Interseguro, private annuities represented 40% of its S/438.9 million in collections in annuities in 2018 and 40% of its S/130.2 million collections in annuities as of March 31, 2019.

In December 2016, the Peruvian government passed a tax amnesty bill to promote the declaration and/or repatriation of funds held by Peruvians in offshore jurisdictions. This bill had a negative impact on Inteligo’s assets under management in 2017, although it did not have a significant impact in 2018.

Change in Accounting Estimates

Adoption of new mortality tables

Through SBS Resolution No.886-2018 dated March 7, 2018, the SBS published the new Peruvian mortality and morbidity tables to be used in mathematical reserve calculations of pensions. These tables gather updated information and show the recent changes in the life expectancy in Peru. Considering that, according to international actuarial and accounting standards, mortality tables need to be updated on a regular basis with information reflecting the reality of the insured, beginning June 1, 2018, we decided to use these new tables for our pension reserve calculation, as they show the recent changes in mortality rates and life expectancy. The effect of the first application of these tables amounted to an impact of S/144.8 million; which, in accordance with IAS 8, has been recognized prospectively, affecting the results of 2018 in the line total net premiums earned minus claims and benefits. See Note 4.6 to our audited annual consolidated financial statements.

Changes in the assumptions used in calculating interest rates to discount pension reserves

From the second quarter 2018, we modified the estimation used in calculating interest rates to discount pension reserves, using the risk-free rate due to the currency of Peruvian government’s sovereign yield curves plus an illiquidity premium as a portion of the corporate bonds spread that is not related to loss given default or the cost of credit rating downgrade. These corporate bond spreads are calculated based on the performance of our insurance asset portfolio designated to cover our pension obligations.

The purpose of changing the method to calculate the interest rate is to show the nature of the insurance business over the long term, therefore preventing changes in liability values in the short term caused by the fluctuation of the interest rate, which occurs due to market volatility, the speculative component and economic cycles.

The effects of the first application of interest rates as of June 1, 2018, amount to S/423,080,000, which, according to IAS 8, has been prospectively recognized and is part of the 2018’s movement in equity. See Note 4.6 to our audited annual consolidated financial statements.

Changes of accounting policies

Until December 31, 2017, we recognized in our consolidated income statements the effect of the change in the value of liabilities coming from retirement, disability and survivor’s pensions, caused by the variation in the market interest rates used to discount these liabilities. In 2018, we decided to modify voluntarily our accounting policy in order to show the effect of the change in market interest rates on the statements of other comprehensive income. This change was made to reduce volatility in the profits or losses associated to the effect of changes in market interest rates, as the financial assets supporting such insurance liabilities are measured at fair value through other comprehensive income. According to IAS 8, as the aforementioned change constitutes a voluntary change in the accounting policy of the Company and, in compliance with the standard, must be applied retrospectively to previously released balances. See Note 4.2.1 to our audited annual consolidated financial statements.

We have adopted for the first time IFRS 9 and IFRS 15, effective for annual periods beginning on or after January 1, 2018. The adoption of IFRS 15 did not have a material effect on our audited annual consolidated financial statements.

IFRS 9

As explained in Note 4.2.2 to our audited annual consolidated financial statements, we have adopted for the first time IFRS 9 “Financial Instruments”, effective for annual periods beginning on or after January 1, 2018. IFRS 9 replaces IAS 39 “Financial Instruments: Recognition and Measurement” for annual periods starting on or after January 1, 2018.

The adoption of IFRS 9 has fundamentally changed our classification of financial instruments and the accounting for loan loss impairments by replacing the incurred loss approach under IAS 39 with a forward-looking expected credit loss (ECL) approach. IFRS 9 requires us to record an allowance for expected credit loss for all loans and other debt financial assets not held at fair value through profit or loss, together with financial guarantee contracts. The allowance is based on the expected credit loss associated with the probability of default in the next twelve months unless there has been a significant increase in credit risk since origination. If the financial asset meets the definition of purchased or originated credit impaired (POCI), the allowance is based on the change in the expected credit loss over the life of the asset.

As permitted by IFRS 9, we have not restated the comparative information for 2017 and prior periods for financial instruments within the scope of IFRS 9. Therefore, the comparative information for 2017 and prior periods is reported under IAS 39 and is not comparable to the information presented for 2018. Differences arising from the adoption of IFRS 9 totaling a charge to equity of S/83.3 million net of deferred income taxes have been recognized directly in the captions “retained earnings” and “unrealized results, net” as of January 1, 2018, and are disclosed in Note 4.7 to the audited annual consolidated financial statements included in this prospectus.

IFRS 16

As explained in note 2(c) to our unaudited interim condensed consolidated financial statements, we adopted for the first time IFRS 16 “Leases” which became effective on January 1, 2019. IFRS 16 established that at the commencement date of a lease, a lessee will recognize a liability to reflect lease payments and the asset that represents the right-of-use of the underlying leased asset during the lease term will be recorded. Lessees will be required to separately recognize the interest expense on the lease liability and the depreciation expense on the right-of-use asset. As permitted by the transitional provisions of IFRS 16, we elected to apply the modified retrospective approach and have not restated comparative figures. Under this method, we recognized lease liabilities for an amount equivalent to the present value of future payments agreed as of January 1, 2019. The effect of the adoption of IFRS 16 as of January 1, 2019 amounted to S/341.7 million, increasing the caption “Property, furniture and equipment (Right-of-use assets)” and simultaneously, for the same amount, the caption “Accounts payable, provisions and other liabilities (Lease liabilities)”. The adoption of IFRS 16 had no impact on the consolidated statements of changes in equity as of January 1, 2019. For the three months ended March 31, 2019, we have recorded S/0.8 million as interest expense on the lease liabilities and S/19.4 million as depreciation expense on the right-of-use asset, which were recorded in captions “interest and similar expenses” and “depreciation and amortization”, respectively, of the unaudited interim condensed consolidated statements of income.

Critical accounting estimates and judgments

In preparing our audited annual consolidated financial statements in accordance with International Financial Reporting Standards (IFRS), as issued by the International Accounting Standards Board (IASB), we apply judgment and make estimates and assumptions that may involve significant uncertainty at the time they are made. We regularly reassess those estimates and assumptions, which encompass historical experience, expectations of the future and other pertinent factors, to determine their continuing relevance based on current conditions, and we update them as necessary. Changes in estimates and assumptions may have a significant effect on our audited annual consolidated financial statements. Furthermore, our actual results may differ significantly from our estimates, which could result in significant losses to us or our subsidiaries, beyond what we anticipated or provided for.

Key areas involving a high degree of judgment and areas where estimates and assumptions are significant to the audited annual consolidated financial statements include:

•	the calculation of the impairment of the portfolio of loans and financial investments;

•	the measurement of the fair value of the financial investments and investment properties;

•	the assessment of the impairment of the goodwill;

•	the liabilities for insurance contracts and the measurement of the fair value of derivative financial instruments;

•	the estimated useful life of intangible assets, property, furniture and equipment, and

•	the estimation of assets and liabilities for deferred income tax.

We believe that the judgments, estimates and assumptions we have made are appropriate under the circumstances and that our audited annual consolidated financial statements fairly present, in all material respects, the financial positions of IFS as of March 31, 2019, December 31, 2018 and 2017 and the results of our operations and cash flows for three-month periods ended March 31, 2019 and 2018, and for the years ended December 31, 2018, 2017 and 2016 in accordance with IFRS or IAS 34, as applicable.

For more information about our critical accounting estimates and judgments, see:

•	“Note 4 Significant accounting policies” to our audited annual consolidated financial statements for more information;

•

“Note 4.6 Significant accounting judgments, estimates and assumptions” to our audited annual consolidated financial statements for more information on estimations and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of significant events in the notes to the audited annual consolidated financial statements;

•	“Note 31.1 Credit Risk” and “Note 31.2 Market Risk management” for a discussion of risk and sensitivity of certain items;

•	the “Risk factors” section of this prospectus for more information.

Principal Line Items in Consolidated Income Statements

Below is a description of certain significant line items:

•

interest and similar income includes interest from our loan portfolio plus interest and dividends from our investment portfolio and is composed of the following line items: (i) interest on loans, (ii) interest on financial investments, (iii) interest on due from banks and inter-bank funds, and (iv) other interest and similar income. See Note 20(a) to our audited annual consolidated financial statements and Note 14(a) to our unaudited interim condensed consolidated financial statements;

•

interests and similar expenses includes all financial expenses incurred to fund our operations and is composed of the following line items: (i) interest on deposits and obligations, (ii) interest on bonds, notes and other obligations, and (iii) interest and fees on obligations with financial institutions. See Note 20(a) to our audited annual consolidated financial statements and Note 14(a) to our unaudited interim condensed consolidated financial statements;

•

impairment loss on loans, net of recoveries includes provisions recognized as expense, net of recoveries. See Note 7(d) to our audited annual consolidated financial statements and Note 5(c) to our unaudited interim condensed consolidated financial statements;

•

recovery (loss) due to impairment of financial investments includes impairment loss recognized as expense, net of recoveries. See Notes 6(c) and 6(i) to our audited annual consolidated financial statements and Note 5(c) to our unaudited interim condensed consolidated financial statements;

•

fee income from financial services, net includes primarily commissions and other fees we charge to our customers, net from related expenses, and is composed of the following line items: (i) maintenance and mailing of accounts, interchange fees, transfers and credit and debit card services, (ii) funds management, (iii) commissions from banking services, (iv) fees for indirect loans, (v) collection services, and (vi) brokerage and custody services. See Note 21 to our audited annual consolidated financial statements and Note 15 to our unaudited interim condensed consolidated financial statements;

•

other income includes: (i) net gain on foreign exchange transactions, (ii) net gain on financial investments, (iii) net gains (losses) on financial assets at fair value through profit or loss, (iv) net gain on investment property;

•

total net premiums earned minus claims and benefits includes: (i) net premiums earned, (ii) adjustment of technical reserves, and (iii) net claims and benefits incurred for life insurance contracts and others. See Notes 23 and 24 to our audited annual consolidated financial statements and Note 17 to our unaudited interim condensed consolidated financial statements; and

•

other expenses include: (i) salaries and employee benefits, (ii) administrative expenses, (iii) depreciation and amortization, (iv) sundry technical insurance expenses and commission from insurance activities and (v) expenses related to rental income. See Notes 10(a), 19(a), 22, 25, and 26 to our audited annual consolidated financial statements and Note 16 to our unaudited interim condensed consolidated financial statements.

Financial Condition as of March 31, 2019 Compared to December 31, 2018

The following table sets forth the principal components of our consolidated statement of financial position as of March 31, 2019 and December 31, 2018.

	As of March 31, 2019	As of December 31, 2018	Change
	(S/ in millions)		(S/ in millions)%
Assets
Cash, due from banks and inter-banks funds	9,730.6	8,875.4	855.2	9.6%
Financial investments	17,852.8	17,629.4	223.3	1.3%
Loans, net of unearned interest	35,019.0	34,325.7	693.3	2.0%
Impairment allowance for loans	(1,396.2)	(1,364.8)	(31.4)	2.3%
Investment property	989.6	986.5	3.1	0.3%
Property, furniture and equipment, net	948.5	622.5	326.0	52.4%
Intangibles and goodwill, net	946.8	954.5	(7.8)	(0.8)%
Other assets	1,665.2	1,715.0	(49.8)	(2.9)%
Total assets	65,756.2	63,744.4	2,011.8	3.2%
Liabilities and equity
Deposits and obligations	34,790.0	33,682.0	1,108.0	3.3%
Due to banks and correspondents and inter-bank funds	3,832.6	4,293.4	(460.7)	(10.7)%
Bonds, notes and other obligations	6,663.2	6,496.8	166.4	2.6%
Insurance contract liabilities	10,407.2	10,300.5	106.8	1.0%
Other liabilities	2,336.4	1,883.4	453.0	24.1%
Total liabilities	58,029.4	56,655.9	1,373.5	2.4%
Equity, net
Equity attributable to IFS’s shareholders	7,686.8	7,048.1	638.7	9.1%
Non-controlling interest	40.0	40.4	(0.4)	(1.1)%
Total equity, net	7,726.8	7,088.5	638.3	9.0%
Total liabilities and equity net	65,756.2	63,744.4	2,011.8	3.2%

Our assets were S/65.8 billion as of March 31, 2019, a 3.2% increase from S/63.7 billion as of December 31, 2018. This was mainly driven by growth of 9.6% in cash, due from banks and inter-bank funds, 2.0% in loans, net of unearned interest, 1.3% in financial investments, and 52.4% in property, furniture and equipment,.

The increase in cash, due from banks and inter-bank funds was mainly due to higher reserve funds and deposits at the Central Reserve Bank of Peru from Interbank.

The increase in loans, net of unearned interest was mainly a result of higher retail and commercial loans balances at Interbank. The increase in retail loans was due to growth in credit cards, other consumer loans and mortgages. Growth in commercial loans was due to higher short- and medium-term loans, mostly in medium-sized companies.

The increase in financial investments was mainly explained by a higher volume of Interseguro’s investment portfolio, partially offset by lower balances of sovereign and global bonds at Interbank.

The increase in property, furniture and equipment was mainly explained by the effect of the adoption of IFRS 16 as of January 1, 2019, which amounted to S/341.7 million.

Our liabilities reached S/58.0 billion as of March 31, 2019, a 2.4% increase from S/56.7 billion as of December 31, 2018. This was mainly driven by a 3.3% growth in deposits and obligations, mostly explained by higher commercial and retail deposits at Interbank partially offset by a decrease in due to banks and correspondents and inter-bank funds.

Our net equity was S/7.7 billion as of March 31, 2019, a 9.0% increase from S/7.1 billion as of December 31, 2018, mainly driven by higher unrealized results at Interseguro.

For more information of our liquidity, capital resources and commitments and obligations, see “—Commitments and Contractual Obligations” and “—Liquidity and Capital Resources.”

Results of Operations for the Three Months Ended March 31, 2019 Compared to the Three Months Ended March 31, 2018

The following table sets forth the principal components of our consolidated profit for the three months ended March 31, 2019 and 2018.

	For the three months ended March 31, (Unaudited)
	2019	2018	Change
	(S/ in millions)		(S/ in millions)%
Interest and similar income	1,166.7	1,036.3	130.5	12.6%
Interest and similar expenses	(335.8)	(266.9)	(68.9)	25.8%

Net interest and similar income	831.0	769.4	61.6	8.0%
Impairment loss on loans, net of recoveries	(186.4)	(172.9)	(13.5)	7.8%
Recovery (loss) due to impairment of financial investments	1.9	2.3	(0.4)	(16.4)%

Net interest and similar income after impairment loss	646.4	598.8	47.7	8.0%
Fee income from financial services, net	223.0	216.6	6.4	3.0%
Other income	138.9	96.9	42.0	43.3%
Total net premiums earned minus claims and benefits	(74.1)	(78.9)	4.8	6.1%
Total other expenses	(481.7)	(443.9)	(37.9)	8.5%

Income before translation result and income tax	452.5	389.5	63.0	16.2%
Translation result	10.1	6.0	4.1	68.6%
Income Tax	(109.9)	(105.5)	(4.4)	4.1%

Net profit for the period	352.7	290.0	62.7	21.6%

Attributable profit to:
IFS’ shareholders	350.6	288.2	62.4	21.6%
Non-controlling interest	2.2	1.8	0.4	21.5%

Our net profit was S/352.7 million in the three months ended March 31, 2019, a 21.6% increase compared to the corresponding period in 2018. This was mainly driven by growth of S/61.6 million in net interest and similar income, S/42.0 million in other income, S/6.4 million in fee income from financial services, and S/4.8 million in total premiums earned less claims and benefits. Moreover, a higher positive translation result and a lower effective tax rate also contributed to our net profit increase compared to the three months ended March 31, 2018. These effects were partially offset by increases of S/37.9 million in other expenses and S/13.5 million in impairment loss on loans.

Furthermore, in the three months ended March 31, 2019, we consolidated our wealth management activities with the sale of Interfondos, Interbank’s previous mutual funds subsidiary, to Inteligo, where asset management is the core business. This sale resulted in a S/52.6 million income at Interbank, net of taxes and workers’ profit sharing for S/20.2 million. The S/52.6 million income at Interbank from the sale of Interfondos to Inteligo was eliminated upon consolidation. At a consolidated level, the sale of Interfondos from Interbank to Inteligo had a negative impact on our profit of S/20.2 million from taxes paid and workers’ profit sharing.

The increase in net interest and similar income was mainly due to higher interest on loans and interest on due from banks and inter-bank funds at Interbank, as well as higher investments in fixed income securities that contributed with incremental coupons at Inteligo as further described in the discussion of our segments below.

The increase in other income was mainly explained by an increase in mark-to-market valuations on Inteligo’s proprietary portfolio and strong market conditions caused by the market rebound in the three months ended March 31, 2019, that prompted the sale of certain financial investments, in addition to increases in net gain on financial assets at fair value, net gain on investment property and rental income at Interseguro.

The increase in fee income from financial services was mainly a result of an 8.3% increase in commissions from credit card services at Interbank, associated with a higher volume of transactions in this product, as well as lower net debtor’s life insurance premiums, partially offset by decreases in other fee income lines.

The increase in total premiums earned minus claims and benefits was due to a S/32.3 million increase in net premiums assumed less premiums ceded to reinsurers, partially explained by a S/23.9 million reduction in premiums ceded, as well as a S/3.1 million reduction in net claims and benefits incurred, partially offset by a S/30.7 million increase in adjustment of technical reserves.

The increase in other expenses was mainly due to growth in workers’ profit sharing, variable costs related to credit cards and IT services at Interbank.

The increase in impairment loss on loans was mainly related to a higher volume of loans, especially in credit cards, partially offset by lower requirements in payroll deduction loans and by a release of provisions in medium-sized companies, all at Interbank.

Recovery due to impairment of financial investments was S/1.9 million for the three months ended March 31, 2019, a slight S/0.4 million decrease, since a S/0.5 million loss due to impairment of financial investments at Inteligo was offset by a higher recovery at Interseguro.

Our effective tax rate decreased, from 26.7% for the three months ended March 31, 2018 to 23.8% for the corresponding period in 2019, due to a higher contribution from Interseguro and Inteligo to our profit, due to applicable tax exemptions on their results.

Our annualized ROE was 19.0% for the three months ended March 31, 2019, below the 19.1% for the corresponding period of 2018. Our annualized ROA was 2.2%, compared to 1.9% for the corresponding period of 2018.

Results of Operations by Segment

The following table presents an overview of certain consolidated income statement data for each of our segments for the three months ended March 31, 2019 and 2018.

	Banking		Insurance		Wealth Management		Holding and eliminations		Consolidated
	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018
					(S/ in millions)
Interest and similar income	965.0	843.1	156.8	157.6	45.6	33.7	(0.6)	1.8	1,166.7	1,036.3
Interest and similar expenses	(307.4)	(242.5)	(13.6)	(13.7)	(14.9)	(9.1)	0.1	(1.6)	(335.8)	(266.9)

Net interest and similar income	657.6	600.7	143.2	143.9	30.7	24.6	(0.5)	0.2	831.0	769.4
Impairment loss on loans, net of recoveries	(186.3)	(173.3)	0.0	0.0	(0.1)	0.4	0.0	0.0	(186.4)	(172.9)
Recovery (loss) due to impairment of financial investments	(0.0)	(0.1)	2.4	0.1	(0.5)	2.3	0.0	0.0	1.9	2.3

Net interest and similar income after impairment loss	471.2	427.3	145.5	144.0	30.2	27.3	(0.5)	0.2	646.4	598.8
Fee income from financial services, net	193.4	179.7	(1.0)	(1.7)	38.9	43.1	(8.3)	(4.5)	223.0	216.6
Other income (1)	133.1	90.2	24.8	11.8	36.8	1.1	(55.8)	(6.2)	138.9	96.9
Total net premiums earned minus claims and benefits	0.0	0.0	(74.1)	(78.9)	0.0	0.0	0.0	0.0	(74.1)	(78.9)
Total other expenses	(390.8)	(362.1)	(70.7)	(61.8)	(26.9)	(26.4)	6.7	6.5	(481.7)	(443.9)

Income (loss) before translation result and income tax	406.9	335.1	24.6	13.5	79.0	45.0	(57.9)	(4.1)	452.5	389.5

Translation result	0.2	1.9	4.4	1.0	0.7	0.5	4.8	2.5	10.1	6.0
Income tax	(107.4)	(94.5)	0.0	0.0	(1.4)	(1.6)	(1.1)	(9.5)	(109.9)	(105.5)

Net profit (loss) for the year	299.7	242.6	28.9	14.5	78.3	44.0	(54.2)	(11.0)	352.7	290.0

Attributable to:
IFS’ shareholders	299.7	242.6	28.9	14.5	78.3	44.0	(56.4)	(12.8)	350.6	288.2
Non-controlling interest	0.0	0.0	0.0	0.0	0.0	0.0	2.2	1.8	2.2	1.8

(1)	For the Banking segment “other income” for the three months ended March 31, 2019, includes the S/52.6 million gain on the sale of Interfondos to Inteligo, which is eliminated upon consolidation.

The discussion below covers each of our reported segments, and corresponds to information before adjustments and eliminations for consolidation, as of and for the three months ended March 31, 2019 and 2018, in accordance with IFRS.

Banking

Interbank’s net profit reached S/299.7 million for the three months ended March 31, 2019, a 23.6% increase compared to the corresponding period in 2018. The main factors that contributed to this result were growth of 47.5% in other income, mainly as a result of the sale of Interfondos, 9.5% in net interest and similar income, and 7.6% in fee income from financial services. These factors were partially offset by increases of 7.9% in other expenses and 7.5% in impairment loss on loans.

Interbank’s net interest margin was 5.5% for the three months ended March 31, 2019, compared to 5.4% for the corresponding period in 2018.

Interbank’s annualized ROE was 22.1% for the three months ended March 31, 2019 and its adjusted ROE was 19.8%, lower than the 20.6% reported in the corresponding period of 2018.

Interest and Similar Income

The following table presents the components of interest and similar income for our banking segment for the three months ended March 31, 2019 and 2018.

	For the three months ended March 31, (Unaudited)
	2019	2018	Change
	(S/ in millions)		(S/ in millions)%
Interest and similar income
Interest on loan portfolio	888.0	780.9	107.1	13.7%
Interest on financial investments	51.8	51.9	(0.1)	(0.2)%
Interest on due from banks and inter-bank funds	25.2	10.3	14.9	N/M

Total	965.0	843.1	121.9	14.5%

Nominal average rate	8.1%	7.5%

Interest and similar income grew 14.5% due to more than two-fold increases in interest on due from banks and inter-bank funds and 13.7% in interest on loan portfolio, while interest on financial investments remained relatively stable.

Interest on due from banks and inter-bank funds grew S/14.9 million, explained by an 80 basis point increase in the nominal average rate, partially offset by a 13.9% decrease in the average volume. The increase in the nominal average rate was due to higher returns on deposits and reserve funds at the Central Reserve Bank of Peru, while the reduction in the average volume was due to lower balances of such components.

The increase in interest on loan portfolio was due to a 16.7% growth in the average volume of loans, partially offset by a 30 basis point contraction in the average yield, from 11.0% in the three months ended March 31, 2018 to 10.7% in the corresponding period in 2019.

The higher average volume of loans was attributed to growth of 16.9% in commercial loans and 16.6% in retail loans. In the commercial portfolio, volumes increased 40.3% in trade finance loans and 16.9% in short and medium-term loans, while leasing operations declined 1.0%. In the retail portfolio, the higher average volume was mainly due to increases of 24.8% in credit cards, 15.0% in payroll deduction loans and 12.2% in mortgages. The decrease in the average rate on loans was explained by reductions of 40 basis points in retail loans and 20 basis points in commercial loans.

Interest on financial investments remained stable as the 8.8% reduction in the average volume was offset by a 40 basis point increase in the average rate, from 3.3% in the three months ended March 31, 2018 to 3.7% in the corresponding period in 2019. The decrease in the average volume was the result of lower balances of Central Reserve Bank Certificates of Deposits (“CDBCR”) and global bonds, while the growth in the average rate was due to higher returns on corporate bonds from non-financial institutions and sovereign bonds.

The nominal average yield on interest-earning assets increased 60 basis points, from 7.5% in the three months ended March 31, 2018 to 8.1% in the corresponding period in 2019, mainly explained by higher nominal average rates on due from banks and investments, as well as by a higher proportion of loans within interest-earning assets, since they contribute a higher average yield than the rest of components, even if their nominal average rate reduced when compared to the three months ended March 31, 2018.

Interest and Similar Expenses

The following table presents the components of interest and similar expenses for our banking segment for the three months ended March 31, 2019 and 2018.

	For the three months ended March 31, (Unaudited)
	2019	2018	Change
	(S/ in millions)		(S/ in millions)%
Interest and similar expenses
Interest and fees on deposits and obligations	(179.1)	(130.9)	(48.2)	36.8%
Interests on bonds, notes and other obligations	(89.3)	(67.8)	(21.5)	31.6%
Interest and fees on obligations with financial institutions and others	(39.0)	(43.7)	4.7	(10.8)%

Total	(307.4)	(242.5)	(65.0)	26.8%

Nominal average rate	3.0%	2.5%

Interest and similar expenses increased 26.8% due to growth of 36.8% in interest and fees on deposits and obligations and 31.6% in interest on bonds, notes and other obligations, partially offset by a 10.8% decrease in interest and fees on obligations with financial institutions and others.

Interest and fees on deposits and obligations increased S/48.2 million, or 36.8%, explained by growth of 40 basis points in the nominal average cost and 6.9% in the average volume. The increase in the average cost, from 1.8% in the three months ended March 31, 2018 to 2.2% in the corresponding period in 2019, was due to higher rates paid to institutional, commercial and retail deposits. The higher average volume was explained by growth in retail and commercial deposits, partially offset by a decrease in institutional deposits. By currency, average balances of soles deposits grew 10.0% while average dollar deposits increased 2.1%.

Interest on bonds, notes and other obligations grew S/21.5 million, or 31.6%, as a result of the issuances of senior bonds in January 2018 and March 2019. Additionally, a 3.4% depreciation of the exchange rate with respect to the three months of ended March 31, 2018 resulted in an increase in the value of bonds issued in dollars.

The S/4.7 million, or 10.8% decrease in interest and fees on obligations with financial institutions and others was explained by a 12.0% reduction in the average volume, partially offset by a 10 basis point increase in the average cost. The decrease in the average volume was mainly due to lower funding provided by the Central Reserve Bank of Peru, COFIDE and correspondent banks abroad. The increase in the nominal average cost was explained by higher rates on funding from banks abroad, inter-bank funds and COFIDE.

The average cost of funds increased 50 basis points, from 2.5% in the three months ended March 31, 2018 to 3.0% in the corresponding period in 2019, mainly due to the higher costs of deposits and due to banks and correspondents.

Impairment Loss on Loans, Net of Recoveries

The following table presents the components of impairment loss on loans, net of recoveries for our banking segment for the three months ended March 31, 2019 and 2018.

	For the three months ended March 31, (Unaudited)
	2019	2018	Change
	(S/ in millions)		(S/ in millions)%
Impairment loss on loans, net of recoveries	(186.3)	(173.3)	(13.1)	7.5%
Past-due loan ratio (at period end)	2.6%	2.7%
Provision expense as a percentage of average total loans (annualized)	2.3%	2.5%
Coverage ratio (at period end)	161.0%	160.9%
Impairment allowance for loans (at period end)	1,396.1	1,257.6

Impairment loss on loans, net of recoveries increased 7.5% for the three months ended March 31, 2019 when compared to the corresponding period of 2018. In the three months ended March 31, 2019, impairment loss was driven by a higher volume of loans, especially in credit cards, partially offset by lower requirements in payroll deduction loans and by a release of provisions in medium-sized companies associated with a reduction in balances in such segment.

Interbank’s coverage ratio for the three months ended March 31, 2019 remained relatively stable as compared to the corresponding period of 2018.

Fee Income from Financial Services, Net

The following table presents the components of fee income from financial services, net for our banking segment for the three months ended March 31, 2019 and 2018.

	For the three months ended March 31, (Unaudited)
	2019	2018	Change
	(S/ in millions)		(S/ in millions)%
Income
Maintenance and mailing of accounts, transfer fees and commissions on credit and debit card	154.5	150.4	4.1	2.7%
Commissions for banking services	76.5	81.4	(4.9)	(6.1)%
Funds management fees	0.0	0.0	0.0	N/M
Fees from indirect loans	13.8	15.2	(1.4)	(9.3)%
Collection services fees	9.9	8.5	1.4	16.7%
Brokerage and custody services fees	0.0	0.0	0.0	N/M
Others	8.3	7.5	0.8	10.4%

Total	263.0	263.1	(0.1)	0.0%
Expenses
Credit cards	(24.4)	(24.1)	(0.3)	1.2%
Debtor’s life insurance premiums	(27.1)	(41.8)	14.7	(35.2)%
Fees paid to foreign banks	(3.7)	(3.3)	(0.4)	12.5%
Brokerage and custody services	0.0	0.0	0.0	N/M
Others	(14.5)	(14.2)	(0.3)	2.1%

Total	(69.7)	(83.4)	13.7	(16.4)%

Net	193.4	179.7	13.6	7.6%

The 7.6% increase in fee income from financial services, net was mainly attributable to higher commissions from credit card services. This factor was partially offset by slight reductions in other components. The S/14.7 million decrease in debtor’s life insurance premiums was partially offset by a S/8.1 million reduction in insurance income within certain income lines.

Other Income

The following table presents the components of other income for our banking segment for the three months ended March 31, 2019 and 2018.

	For the three months ended March 31, (Unaudited)
	2019	2018	Change
	(S/ in millions)		(S/ in millions)%
Net gain on foreign exchange transactions	41.3	40.9	0.4	1.0%
Net gain on sale of financial investments	11.5	11.6	(0.0)	(0.4)%
Net gains on financial assets at fair value through profit or loss	8.0	20.6	(12.6)	(61.1)%
Other	72.2	17.2	55.0	N/M

Other income	133.1	90.2	42.8	47.5%

Other income increased 47.5%, mainly due to the S/52.6 million gain from the sale of Interfondos to Inteligo within the caption “Other” in the three months ended March 31, 2019, partially offset by a S/12.6 million decrease in net gains on financial assets at fair value.

Other Expenses

The following table presents the components of other expenses for our banking segment for the three months ended March 31, 2019 and 2018.

	For the three months ended March 31, (Unaudited)
	2019	2018	Change
	(S/ in millions)		(S/ in millions)%
Salaries and employee benefits	(162.3)	(150.8)	(11.4)	7.6%
Administrative expenses	(157.9)	(164.4)	6.5	(4.0)%
Depreciation and amortization	(55.4)	(34.1)	(21.3)	62.3%
Other	(15.3)	(12.7)	(2.5)	19.8%

Total other expenses	(390.8)	(362.1)	(28.7)	7.9%

Other expenses increased 7.9% mainly due to growth in workers profit sharing, variable costs related to credit cards and IT services. IFS adopted IFRS 16 which modified the presentation of our operating leases, principally branches. For the three months ended March 31, 2019, instead of recognizing an expense for rental of these leases, IFS recognizes the associated depreciation. The impact of this change resulted in lower administrative expenses and higher depreciation and amortization totaling approximately S/18.6 million.

Our efficiency ratio improved from 40.1% in the three months ended March 31, 2018 to 38.2% in the corresponding period of 2019, mainly explained by higher other income due to the gain on the sale of Interfondos.

Income Before Translation Result and Income Tax

Income before translation result and income tax increased 21.4% for the three months ended March 31, 2019, which was then positively affected by a lower effective tax rate, from 28.0% for the three months ended March 31, 2018 to 26.4% in the corresponding period of 2019, partially offset by a lower positive translation result. As a result of the above, profit for the period increased 23.6% for the three months ended March 31, 2019, compared to the corresponding period in 2018.

Insurance

Interseguro’s profit attributable to shareholders for the three months ended March 31, 2019 was S/28.9 million, an almost two-fold increase compared to the corresponding period in 2018. The main factors that contributed to this result were a more than two-fold growth in other income, mainly explained by higher rental income and gain on financial assets at fair value, as well as a 6.1% increase in total premiums earned minus claims and benefits, and a S/2.3 million recovery due to impairment of financial investments, partially offset by a 14.4% increase in other expenses.

Net Interest and Similar Income

The following table presents the components of net interest and similar income for our insurance segment for the three months ended March 31, 2019 and 2018.

	For the three months ended March 31, (Unaudited)
	2019	2018	Change
	(S/ in millions)		(S/ in millions)%
Interest and similar income	156.8	157.6	(0.8)	(0.5)%
Interest and similar expense	(13.6)	(13.7)	0.1	(0.6)%

Net interest and similar income	143.2	143.9	(0.7)	(0.5)%

Net interest and similar income decreased 0.5% as a result of a S/0.8 million reduction in interest and similar income, while interest and similar expense remained relatively stable. The slight reduction in net interest and similar income is mainly explained by a stabilization in results from investments due to the portfolio re-allocation after the acquisition of Seguros Sura.

Other Income, Net

The following table presents the components of other income for our insurance segment for the three months ended March 31, 2019 and 2018.

	For the three months ended March 31, (Unaudited)
	2019	2018	Change
	(S/ in millions)		(S/ in millions)%
Net (loss) gain on sale of financial investments	(6.2)	2.1	(8.3)	N/M
Net gain on financial assets at fair value through profit or loss	15.5	2.9	12.6	N/M
Rental income	10.6	6.7	3.8	57.0%
Gain on sale of investment property	0.0	1.6	(1.6)	N/M
Net gain (loss) on investment property	1.3	(5.1)	6.4	N/M
Other	3.6	3.7	(0.1)	(1.6)%

Other income, net	24.8	11.8	13.0	N/M

Other income increased S/13.0 million mainly due to growth of S/12.6 million in net gain on financial assets at fair value, S/6.4 million in net gain on investment property and S/3.8 million in rental income, partially offset by a decrease of S/8.3 million in sale of financial investments.

Recovery (Loss) due to Impairment of Financial Investments

Interseguro registered a S/2.4 million recovery mainly due to a S/2.2 million recovery in the impairment of certain bonds in Interseguro’s portfolio, due to a lower expected loss on such bonds.

Total Net Premiums Earned Minus Claims and Benefits

The following table presents the components of total premiums earned minus claims and benefits for our insurance segment for the three months ended March 31, 2019 and 2018.

	For the three months ended March 31, (Unaudited)
	2019	2018	Change
	(S/ in millions)		(S/ in millions)%
Premiums assumed	175.5	167.0	8.5	5.1%
Premiums ceded to reinsurers	(4.2)	(28.1)	23.9	84.9%
Adjustment of technical reserves	(73.3)	(42.6)	(30.7)	72.0%
Net claims and benefits incurred for life insurance contracts and others	(172.0)	(175.1)	3.1	(1.8)%

Total net premiums earned minus claims and benefits	(74.1)	(78.9)	4.8	(6.1)%

Total net premiums earned minus claims and benefits increased S/4.8 million due to a S/32.3 million increase in net premiums, as well as a S/3.1 million reduction in net claims and benefits incurred. These effects were partially offset by a S/30.7 million increase in adjustment of technical reserves.

The increase in net premiums assumed less premiums ceded to reinsurers was mainly explained by a S/23.9 million reduction in premiums ceded, associated with Seguros Sura’s disability and survivorship contract expiration in December 2018. For more information about the auction of the disability and survivorship insurance contract in the Peruvian private pension system, see “Business—Insurance Segment—Annuities—Disability and Survivorship Annuities.”

Net Premiums

Net premiums represent the difference between premiums assumed and premiums ceded to reinsurers. The following table presents net premiums by business line for our insurance segment for the three months ended March 31, 2019 and 2018.

	For the three months ended March 31, (Unaudited)
	2019	2018	Change
	(S/ in millions)		(S/ in millions)%
Annuities (1)	81.6	60.9	20.7	34.0%
Individual Life	32.1	31.1	1.0	3.4%
Retail Insurance	57.5	46.9	10.6	22.6%
Credit Life Insurance	31.7	24.6	7.1	29.0%
Mandatory Traffic Accident (SOAT)	9.8	8.9	0.9	10.6%
Card Protection	12.0	7.3	4.7	64.0%
Others	4.0	6.1	(2.1)	(35.1)%
Net Premiums (2)	171.2	138.9	32.3	23.3%

(1)	Annuities include premiums from pension-related insurance (disability and survivorship).
(2)	Private annuities are not included as premiums assumed. Net premiums are premiums assumed net of premiums ceded.

Net premiums increased 23.3% mainly due to growth of S/20.7 million in annuities, S/10.6 million in retail insurance and S/1.0 million in individual life. Growth in annuities is net of a S/12.2 million decrease in disability and survivorship, associated with Seguros Sura’s disability and survivorship contract that expired in December 2018.

Adjustment of Technical Reserves

The following table presents adjustment of technical reserves by business line for our insurance segment for the three months ended March 31, 2019 and 2018.

	For the three months ended March 31, (Unaudited)
	2019	2018	Change
	(S/ in millions)		(S/ in millions)%
Annuities	(49.6)	(29.8)	(19.8)	66.6%
Individual Life	(21.9)	(12.2)	(9.7)	79.9%
Retail Insurance	(1.7)	(0.6)	(1.1)	N/M
Adjustment of technical reserves	(73.3)	(42.6)	(30.7)	72.0%

Adjustment of technical reserves increased 72.0% mainly explained by growth of S/19.8 million in annuities, S/9.7 million in individual life and S/1.1 million in retail insurance.

Net Claims and Benefits Incurred for Life Insurance Contracts and Others

The following table presents net claims and benefits incurred for life insurance contracts and others by business line for our insurance segment for three months ended March 31, 2019 and 2018.

	For the three months ended March 31, (Unaudited)
	2019	2018	Change
	(S/ in millions)		(S/ in millions)%
Annuities (1)	(156.2)	(156.9)	0.7	0.4%
Individual Life	0.8	(1.3)	2.1	N/M
Retail Insurance	(16.6)	(17.0)	0.4	(2.2)%
Credit Life Insurance	(11.5)	(11.1)	(0.4)	3.6%
Mandatory Traffic Accident (SOAT)	(3.5)	(4.6)	1.1	(23.1)%
Card Protection	(0.6)	(0.4)	(0.2)	56.6%
Others	(0.9)	(0.9)	0.0	7.5%
Net claims and benefits incurred (2)	(172.0)	(175.1)	3.1	(1.8)%

(1)	Annuities include claims from pension-related insurance (disability and survivorship).
(2)	Private Annuities are not included as premiums assumed.

Net claims and benefits incurred for life insurance contracts and others decreased 1.8% mainly as a result of decreases of S/2.1 million in individual life claims, S/0.7 million in annuity benefits and S/0.4 million in retail insurance claims. Lower annuity benefits were the result of an S/11.4 million reduction in disability and survivorship claims, associated with Seguros Sura’s disability and survivorship contract expiration in December 2018, net of a S/10.7 million increase in annuities.

Other Expenses

The following table presents the components of other expenses for our insurance segment for three months ended March 31, 2019 and 2018.

	For the three months ended March 31, (Unaudited)
	2019	2018	Change
	(S/ in millions)		(S/ in millions)%
Salaries and employee benefits	(18.0)	(17.3)	(0.7)	4.1%
Administrative expenses	(11.1)	(7.9)	(3.1)	39.6%
Depreciation and amortization	(5.0)	(2.2)	(2.8)	N/M
Expenses related to rental income	(1.5)	(0.0)	(1.5)	N/M
Other	(35.1)	(34.3)	(0.8)	2.2%

Total other expenses	(70.7)	(61.8)	(8.9)	14.4%

Other expenses increased 14.4%, mainly due growth of S/3.1 million in administrative expenses, S/2.8 million in depreciation and amortization and S/0.7 million in salaries and employee benefits.

Wealth Management

Inteligo’s net profit was S/78.3 million for the three months ended March 31, 2019, a 78.1% increase compared to the corresponding period of 2018. The main factor that contributed to this result was an increase in other income, which reflected strong gains on sale and valuation of financial investments in the three months ended March 31, 2019, associated with a better performance of Inteligo’s proprietary portfolio, in addition to a 24.8% increase in net interest and similar income. These effects were partially offset by a 9.7% decrease in fee income from financial services.

Inteligo’s annualized ROE was 38.1% for the three months ended March 31, 2019, higher than the 22.4% registered in the corresponding period in 2018.

Interest and Similar Income

The following table presents the components of interest and similar income for our wealth management segment for the three months ended March 31, 2019 and 2018.

	For the three months ended March 31, (Unaudited)
	2019	2018	Change
	(S/ in millions)		(S/ in millions)%
Interest and similar income
Interest on loan portfolio	18.2	16.4	1.8	10.8%
Interest on financial investments	25.3	16.3	9.0	55.0%
Interest on due from banks and inter-bank funds	2.1	1.0	1.1	N/M

Total	45.6	33.7	11.8	35.1%

Nominal average rate	5.0%	4.5%

Interest and similar income increased 35.1% mainly due to growth of 55.0% in interest on financial investments and 10.8% in interest on loan portfolio.

Interest on financial investments increased S/9.0 million mainly due to higher investments in fixed income securities that contributed with incremental coupons payments on bonds in Inteligo’s portfolio. Interest on loan portfolio increased S/1.8 million mainly due to an increase in the prime rate and placement of new loans.

Interest and Similar Expenses

The following table presents the components of interest and similar expenses for our wealth management segment for the three months ended March 31, 2019 and 2018.

	For the three months ended March 31, (Unaudited)
	2019	2018	Change
	(S/ in millions)		(S/ in millions)%
Interest and similar expenses
Interest and fees on deposits and obligations	(11.3)	(8.7)	(2.6)	30.4%
Interests on bonds, notes and other obligations	(0.2)	0.0	(0.2)	N/M
Interest and fees on obligations with financial institutions and others	(3.4)	(0.5)	(2.9)	N/M

Total	(14.9)	(9.1)	(5.7)	62.7%

Nominal average rate	2.0%	1.6%

Interest and similar expenses increased 62.7% mainly as a result of growth in interest and fees in obligations with financial institutions and others, as well as a 30.4% increase in interest and fees on deposits and obligations.

Interest and fees on obligations with financial institutions and others increased S/2.9 million due to the acquisition of new loans with banks during the first half of 2018.

Interest and fees on deposits and obligations increased S/2.6 million as a result of a S/405.5 million increase in deposit balances.

Impairment Loss on Loans, Net of Recoveries

Inteligo’s loan portfolio had no delinquencies for the three months ended March 31, 2019 and 2018. Inteligo’s impairment loss on loans was S/0.1 million in the three months ended March 31, 2019.

Recovery (Loss) due to Impairment of Financial Investments

In the three months ended March 31, 2019, Inteligo’s impairment loss on financial investments was S/0.5 million, as compared to a S/2.3 million recovery for the corresponding period of 2018.

Fee Income from Financial Services, Net

The following table presents the components of fee income from financial services, net for our wealth management segment for the three months ended March 31, 2019 and 2018.

	For the three months ended March 31, (Unaudited)
	2019	2018	Change
	(S/ in millions)		(S/ in millions)%
Income
Maintenance and mailing of accounts, transfer fees and commissions on credit and debit card	0.9	1.0	(0.1)	(10.0)%
Funds management fees	35.4	38.2	(2.8)	(7.3)%
Brokerage and custody services fees	2.4	3.7	(1.3)	(34.3)%
Others	0.6	1.3	(0.7)	(54.1)%

Total	39.3	44.2	(4.9)	(11.0)%
Expenses
Brokerage and custody services	(0.2)	(1.0)	0.7	(74.9)%
Others	(0.1)	(0.1)	(0.0)	3.6%

Total	(0.4)	(1.1)	0.7	(65.4)%

Net	38.9	43.1	(4.2)	(9.7)%

Fee income from financial services, net decreased 9.7% mainly due to reductions of S/2.8 million in funds management fees and S/1.3 million in brokerage and custody service fees. This was mainly attributable to a lower brokerage activity amid higher volatility in global markets since December 2018 and lower structured products issuance during the three months ended March 31, 2019.

Other Income

The following table presents the components of other income for our wealth management segment for the three months ended March 31, 2019 and 2018.

	For the three months ended March 31, (Unaudited)
	2019	2018	Change
	(S/ in millions)		(S/ in millions)%
Net gain on sale of financial investments	24.5	11.6	13.0	N/M
Net gains (losses) on financial assets at fair value through profit or loss	14.8	(7.5)	22.3	N/M
Other	(2.5)	(3.0)	0.5	(17.3)%

Other income	36.8	1.1	35.8	N/M

Other income increased S/35.8 million due to growth of S/22.3 million in net gains and S/13.0 million in net gain on sale of financial investments, attributable to an increase in mark-to-market valuations on Inteligo’s proprietary portfolio and strong market conditions caused by the market rebound during the three months ended March 31, 2019 that prompted the sale of certain investments.

Other Expenses

The following table presents the components of other expenses for our wealth management segment for the three months ended March 31, 2019 and 2018.

	For the three months ended March 31, (Unaudited)
	2019	2018	Change
	(S/ in millions)		(S/ in millions)%
Salaries and employee benefits	(15.1)	(14.2)	(0.9)	6.1%
Administrative expenses	(9.2)	(10.0)	0.7	(7.1)%
Depreciation and amortization	(2.5)	(2.2)	(0.3)	14.1%
Other	(0.1)	(0.1)	0.0	N/M

Total other expenses	(26.9)	(26.4)	(0.5)	1.7%

Total other expenses increased 1.7% mainly explained by growth of 14.1% in depreciation and amortization and 6.1% in salaries and employee benefits, partially offset by a 7.1% reduction in administrative expenses.

Depreciation and amortization increased S/0.3 million related to IT investments.

Inteligo’s efficiency ratio is calculated by dividing salaries and employee benefits plus administrative expenses plus depreciation and amortization by net interest and similar income plus net fee income from financial services plus other income. Our wealth management segment’s efficiency ratio improved from 38.3% for the three months ended March 31, 2018 to 25.2% for the corresponding period of 2019.

Financial Condition as of December 31, 2018 Compared to December 31, 2017

The following table sets forth the principal components of our consolidated statement of financial position as of December 31, 2018 and December 31, 2017.

	As of December 31, 2018	As of December 31, 2017	Change
	(S/ in millions)		(S/ in millions)%
Assets
Cash, due from banks and inter-banks funds	8,875.4	11,608.4	(2,732.9)	(23.5)%
Financial investments	17,629.4	16,924.1	705.3	4.2%
Loans, net of unearned interest	34,325.7	29,406.3	4,919.4	16.7%
Impairment allowance for loans	(1,364.8)	(1,202.1)	(162.7)	13.5%
Investment property	986.5	1,118.6	(132.1)	(11.8)%
Property, furniture and equipment, net	622.5	612.6	9.9	1.6%
Intangibles and goodwill, net	954.5	921.6	33.0	3.6%
Other assets	1,715.0	1,005.0	710.0	70.7%
Total assets	63,744.4	60,394.5	3,349.9	5.5%
Liabilities and equity
Deposits and obligations	33,682.0	32,607.6	1,074.3	3.3%
Due to banks and correspondents and inter-bank funds	4,293.4	4,437.4	(144.0)	(3.2)%
Bonds, notes and other obligations	6,496.8	5,602.4	894.4	16.0%
Insurance contract liabilities	10,300.5	10,514.5	(214.0)	(2.0)%
Other liabilities	1,883.4	1,395.7	487.7	34.9%
Total liabilities	56,655.9	54,557.6	2,098.3	3.8%
Equity, net
Equity attributable to IFS’s shareholders	7,048.1	5,800.5	1,247.5	21.5%
Non-controlling interest	40.4	36.4	4.0	11.1%
Total equity, net	7,088.5	5,836.9	1,251.6	21.4%
Total liabilities and equity net	63,744.4	60,394.5	3,349.9	5.5%

Our assets were S/63.7 billion as of December 31, 2018, a 5.5% increase from S/60.4 billion as of December 31, 2017. This was mainly driven by a 16.7% growth in loans, net of unearned interest, mainly as a result of higher commercial and retail loan balances at Interbank. Growth in commercial loans was due to higher short- and medium-term loans, mostly in corporate and medium-sized companies. The increase in retail loans was due to growth in credit cards, other consumer loans and mortgages.

Our liabilities reached S/56.7 billion as of December 31, 2018, a 3.8% increase from S/54.6 billion as of December 31, 2017. This was mainly driven by growth of 16.0% in bonds, notes and other obligations, and 3.3% in deposits and obligations. Bonds, notes and other obligations increased mainly due to the issuance of a senior bond in the international market at Interbank for U.S.$200 million in January 2018, due January 2023. The increase in deposits and obligations was mainly explained by higher retail and commercial deposits at Interbank, as well as by higher interest-bearing deposits at Inteligo.

Our net equity was S/7.1 billion as of December 31, 2018, a 21.4% increase from S/5.8 billion as of December 31, 2017, mainly driven by the capitalization of earnings at Interbank.

For more information of our liquidity, capital resources and commitments and obligations, see “—Commitments and Contractual Obligations” and “—Liquidity and Capital Resources”.

Results of Operations for the Year Ended December 31, 2018 Compared to the Year Ended December 31, 2017

The following table sets forth the principal components of our consolidated profit for the year ended December 31, 2018 and 2017.

	For the years ended December 31,
	2018	2017 (restated)(1)	Change
	(S/ in millions)		(S/ in millions)%
Interest and similar income	4,321.3	3,809.0	512.3	13.4%
Interest and similar expenses	(1,170.6)	(1,119.9)	(50.7)	4.5%

Net interest and similar income	3,150.7	2,689.1	461.6	17.2%
Impairment loss on loans, net of recoveries (2)	(660.1)	(827.9)	167.9	N/M
Recovery (loss) due to impairment of financial investments (2)	13.1	(20.8)	33.8	N/M

Net interest and similar income after impairment loss	2,503.7	1,840.4	663.3	36.0%
Fee income from financial services, net	874.4	849.2	25.2	3.0%
Other income	408.7	518.0	(109.2)	N/M
Total net premiums earned minus claims and benefits	(407.5)	(152.9)	(254.5)	N/M
Total other expenses	(1,837.5)	(1,710.6)	(126.9)	7.4%

Income before translation result and income tax	1,541.9	1,344.1	197.8	14.7%
Translation result	(35.0)	15.9	(50.9)	N/M
Income Tax	(415.5)	(326.5)	(89.0)	27.3%

Net profit for the year	1,091.4	1,033.5	57.9	5.6%

Attributable profit to:
IFS’ shareholders	1,084.3	1,027.4	56.9	5.5%
Non-controlling interest	7.1	6.1	1.0	17.1%

(1)

Our financial information for 2017 was restated as a result of a voluntary change in accounting policy regarding the method of accounting for the variation in market interest rates on insurance contract liabilities. See Note 4.2.1(i) to our audited annual consolidated financial statements.

(2)

As permitted by IFRS 9, we have not restated the comparative information for 2017 and prior periods for financial instruments within the scope of IFRS 9. Therefore, the comparative information for 2017 and prior periods is reported under IAS 39 and is not comparable to the information presented for 2018.

Our net profit was S/1,091.4 million for 2018, a 5.6% increase compared to 2017. This was mainly driven by growth of S/461.6 million in net interest and similar income, and S/25.2 million in fee income from financial services, in addition to a S/167.9 million decrease in impairment loss on loans and a S/13.1 million recovery due to impairment of financial investments. These effects were partially offset by reductions of S/254.5 million in total premiums earned minus claims and benefits, and S/109.2 million in other income, as well as by a S/126.9 million increase in other expenses.

The increase in net interest and similar income was mainly due to higher interest on financial investments related to the acquisition of Seguros Sura’s portfolio at Interseguro, higher interest on loan portfolio at Interbank, and lower interest and similar expenses at Inteligo, partially offset by an increase in interest and fees on deposits and obligations at Interbank.

The increase in fee income from financial services was mainly a result of higher commissions from credit card services at Interbank, as well as the increase in assets under management at Inteligo.

Impairment loss on loans for 2017 and prior periods is reported under IAS 39 and is therefore not comparable to the information presented for 2018 reported under IFRS 9. In 2018, impairment loss was driven by increases in provisions due to an increase in the volume of consumer loans, offset by a release of provisions related to the construction sector that were established upon the adoption of IFRS 9, as of January 1, 2018, and an improving risk profile of our retail customers. Our impairment loss for 2017 included an increase in provisions driven by the negative effect on the risk profile of our loan portfolio caused by El Niño.

The S/13.1 million recovery due to impairment of financial investments was mainly due to impairment loss of S/15.3 million of certain funds reported in 2017 at Inteligo, as well as a S/11.3 million recovery at Interseguro, due to the reversion of provisions for impairment loss on investments which were sold in 2018.

The decrease in total premiums earned minus claims and benefits was due to growth of S/323.8 million in net claims and benefits incurred for life insurance contracts and others, and S/76.6 million in adjustments of technical reserves, partially offset by an increase of S/145.9 million in net premiums. In particular, we adopted new mortality tables for our insurance business during 2018, which resulted in a negative impact of S/144.8 million due to the aggregate effect recorded in technical reserves on policies issued prior to the date of adoption. See “—Change in accounting estimate.” This negative impact was partially offset by increased premiums due to the incorporation of a full year of Seguros Sura’s results compared to two months in 2017.

The decrease in other income was mainly explained by lower net gain on sale of financial investments at all of our subsidiaries, partially offset by a higher net gain on investment property at Interseguro. Due to the adoption of IFRS 9 starting in 2018 gain on sale of equity instruments at fair value through other comprehensive income is accounted in equity and accordingly is not comparable with 2017.

The increase in other expenses was mainly due to growth in depreciation and amortization charges, salaries and employee benefits, and administrative expenses at Interbank, as well as to higher salaries and employee benefits at Interseguro.

Our ROE was 16.6% and our adjusted ROE was 18.6% for 2018, lower than the 19.3% for 2017. Our ROA was 1.8% and our adjusted ROA was 2.0% compared to 2.0% for 2017.

Results of Operations by Segment

The following table presents an overview of certain consolidated income statement data for each of our segments for the year ended December 31, 2018 and 2017.

	Banking		Insurance		Wealth Management		Holding and eliminations		Consolidated
	2018	2017	2018	2017 (1)	2018	2017	2018	2017	2018	2017 (1)
				(restated)	(S/ in millions)					(restated)
Interest and similar income	3,559.1	3,346.2	611.0	334.8	154.1	151.8	(2.9)	(23.8)	4,321.3	3,809.0
Interest and similar expenses	(1,067.7)	(1,047.1)	(54.3)	(19.7)	(44.1)	(53.9)	(4.4)	0.8	(1,170.6)	(1,119.9)

Net interest and similar income	2,491.4	2,299.1	556.6	315.0	110.0	97.9	(7.3)	(23.0)	3,150.7	2,689.1
Impairment loss on loans, net of recoveries (2)	(660.9)	(830.5)	0.0	0.0	0.8	2.5	0.0	0.0	(660.1)	(827.9)
Recovery (loss) due to impairment of financial investments (2)	(0.1)	0.0	11.3	(5.5)	1.8	(15.3)	0.0	0.0	13.1	(20.8)

Net interest and similar income after impairment loss	1,830.5	1,468.7	568.0	309.5	112.6	85.2	(7.3)	(23.0)	2,503.7	1,840.4
Fee income from financial services, net	759.5	740.5	(4.6)	(3.7)	164.2	152.0	(44.7)	(39.6)	874.4	849.2
Other income	309.7	368.3	67.6	112.9	33.2	76.7	(1.9)	(39.9)	408.7	518.0

Total net premiums earned minus claims and benefits	0.0	0.0	(407.5)	(152.9)	0.0	0.0	0.0	0.0	(407.5)	(152.9)
Total other expenses	(1,502.7)	(1,399.2)	(273.7)	(226.8)	(106.5)	(111.7)	45.4	27.1	(1,837.5)	(1,710.6)

Income (loss) before translation result and income tax	1,397.0	1,178.2	(50.1)	39.0	203.5	202.2	(8.5)	(75.4)	1,541.9	1,344.1
Translation result	(10.2)	13.9	(11.4)	0.9	(0.2)	1.2	(13.2)	(0.1)	(35.0)	15.9
Income tax	(375.9)	(298.6)	0.0	0.0	(5.7)	(4.3)	(33.9)	(23.6)	(415.5)	(326.5)

Net profit (loss) for the year	1,010.9	893.5	(61.5)	39.9	197.5	199.2	(55.6)	(99.1)	1,091.4	1,033.5

Attributable to:
IFS’ shareholders	1,010.9	893.5	(61.5)	40.0	197.5	199.2	(62.7)	(105.3)	1,084.3	1,027.4
Non-controlling interest	0.0	0.0	0.0	(0.1)	0.0	0.0	7.1	6.2	7.1	6.1

(1)

Our financial information for 2017 was restated as a result of a voluntary change in accounting policy regarding our method of accounting for the variation in market interest rates on insurance contract liabilities. See Note 4.2.1(i) to our audited annual consolidated financial statements.

(2)

As permitted by IFRS 9, we have not restated the comparative information for 2017 and prior periods for financial instruments within the scope of IFRS 9. Therefore, the comparative information for 2017 and prior periods is reported under IAS 39 and is not comparable to the information presented for 2018.

The discussion below covers each of our reported segments, and corresponds to information before adjustments and eliminations for consolidation, and for 2018 and 2017, in accordance with IFRS.

Banking

Interbank’s net profit reached S/1,010.9 million for 2018, a 13.1% increase compared to 2017. The main factors that contributed to this result were growth of 8.4% in net interest and similar income, and 2.6% in fee income from financial services, as well as a 20.4% reduction in impairment loss on loans. These factors were partially offset by a 15.9% decrease in other income, in addition to a 7.4% increase in other expenses and a higher effective tax rate.

Interbank’s net interest margin was 5.5% for 2018, in line with 2017.

Interbank’s ROE was 20.2% for 2018, slightly higher than the 20.1% reported for 2017.

Interest and Similar Income

The following table presents the components of interest and similar income for our banking segment for the year ended December 31, 2018 and 2017.

	For the years ended December 31,
	2018	2017	Change
	(S/ in millions)		(S/ in millions)%
Interest and similar income
Interest on loan portfolio	3,290.9	3,120.4	170.5	5.5%
Interest on financial investments	221.0	200.0	21.1	10.5%
Interest on due from banks and inter-bank funds	47.2	25.9	21.3	82.3%

Total	3,559.1	3,346.2	212.9	6.4%

Nominal average rate	7.9%	8.0%

Interest and similar income grew 6.4% due to increases of 82.3% in interest on due from banks and inter-bank funds, 10.5% in interest on financial investments and 5.5% in interest on loan portfolio.

Interest on due from banks and inter-bank funds grew S/21.3 million, or 82.3%, explained by an increase of 20 basis points in the nominal average rate, partially offset by a 10.8% reduction in the average volume. The increase in the nominal average rate was due to higher returns on deposits and reserve requirements at the Central Reserve Bank of Peru, partially offset by a lower return on inter-bank funds. On the other hand, the reduction in the average volume was the result of lower balances on reserve requirements at the Central Reserve Bank of Peru, partially offset by higher inter-bank funds and deposits at the Central Reserve Bank of Peru.

The S/21.1 million higher interest on financial investments was due to a 20.7% growth in the average volume, partially offset by a 30 basis point decrease in the average rate. The increase in volume was a result of higher investments in sovereign, global and corporate bonds from non-financial institutions, partially offset by lower balances on Central Reserve Bank Certificates of Deposits (“CDBCR”). On the other hand, the reduction in the average rate was the result of lower returns on CDBCR, sovereign bonds and corporate bonds from financial institutions.

The increase in interest on loan portfolio accounted for most of the growth in interest and similar income, and was attributed to a 11.6% higher average volume, partially offset by a 60 basis point decrease in the nominal average rate, from 11.5% in 2017 to 10.9% in 2018. The higher average volume of loans was attributed to increases of 12.1% in retail loans and 11.0% in commercial loans. In the retail portfolio, the increase was mainly explained by growth of 13.8% in mortgages, 11.8% in payroll deduction loans and 11.5% in credit cards; while in the commercial portfolio, by increases of 40.5% in trade finance loans and 8.0% in short and medium-term loans, partially offset by a 1.6% reduction in leasing operations. The decrease in the average rate was mainly explained by yield reductions of 80 basis points in retail loans and 50 basis points in commercial loans. In the retail loan portfolio, the average yield decreased as a consequence of lower rates on consumer loans and mortgages; while in the commercial portfolio, it mainly decreased due to lower yields on trade finance loans, short and medium-term loans, and leasing operations.

The nominal average yield on interest-earning assets decreased slightly from 8.0% 2017 to 7.9% in 2018, mainly explained by lower returns on investments and loans, which were partially offset by a higher yield on cash and due from banks.

Interest and Similar Expenses

The following table presents the components of interest and similar expenses for our banking segment for the year ended December 31, 2018 and 2017.

	For the years ended December 31,
	2018	2017	Change
	(S/ in millions)		(S/ in millions)%
Interest and similar expenses
Interest and fees on deposits and obligations	(570.0)	(522.0)	(47.9)	9.2%
Interests on bonds, notes and other obligations	(330.7)	(303.5)	(27.2)	9.0%
Interest and fees on obligations with financial institutions and others	(167.1)	(221.6)	54.5	(24.6)%

Total	(1,067.7)	(1,047.1)	(20.6)	2.0%

Nominal average rate	2.7%	2.9%

Interest and similar expenses increased 2.0% due to growth of 9.2% in interest and fees on deposits and obligations, and 9.0% in interest on bonds, notes and other obligations, partially offset by a decrease of 24.6% in interest and fees on obligations with financial institutions and others.

The growth in interest and fees on deposits and obligations was due to an 11.2% increase in the average volume, while the average cost remained stable. The growth in volume was attributed to increases in commercial, retail and institutional deposits. By currency, average balances of soles deposits grew 16.5% while average dollar deposits increased 3.8%. The stable average cost of deposits resulted from higher rates paid to retail deposits that were offset by lower rates on institutional deposits, while the average cost of commercial deposits remained stable in 2018.

Interest on bonds, notes and other obligations grew mainly explained by the issuance of a senior bond in the international market for U.S.$200 million in January 2018, in addition to hedging transactions for a total amount of U.S.$400 million (notional) executed throughout the year. In addition to the issuance of new debt, an exchange offer was executed for existing senior bonds due October 2020. As a result of this transaction, U.S.$285 million were exchanged from 5.750% senior notes due 2020 to 3.375% senior notes due 2023.

Interest and fees on obligations with financial institutions and others decreased as a result of reductions of 21.0% in the average volume and 20 basis points in the average cost. The reduction in the average volume was mainly due to lower funding provided by the Central Reserve Bank of Peru and from correspondent banks abroad, as well as from COFIDE. The decrease in the nominal average cost was explained by lower rates on funding provided by the Central Reserve Bank of Peru and from banks abroad, partially offset by higher rates on inter-bank funds and funding provided by COFIDE.

The average cost of funds decreased from 2.9% in 2017 to 2.7% in 2018; mainly due to the lower cost of obligations with financial institutions and others, from 4.2% in 2017 to 4.0% in 2018, as well as to a decline in the cost of bonds, notes and other obligations, from 6.7% in 2017 to 6.5% in 2018.

Impairment Loss on Loans, Net of Recoveries

The following table presents the components of impairment loss on loans, net of recoveries for our banking segment for 2018 under IFRS 9 and 2017 under IAS 39. Information for 2017 and prior periods reported under IAS 39 are not comparable to the information presented for 2018.

	For the years ended December 31,
	2018	2017	Change
	(S/ in millions)		(S/ in millions)%
Impairment loss on loans, net of recoveries	(660.9)	(830.5)	169.6	N/M
Past-due loan ratio (at period end)	2.6%	2.9%
Provision expense as a percentage of average total loans	2.2%	3.1%
Coverage ratio (at period end)	130.4%	151.2%
Impairment allowance for loans (at period end)	1,364.7	1,201.2

Impairment loss on loans, net of recoveries decreased 20.4% for 2018 when compared to 2017. In 2018, impairment loss was driven by increases in provisions due to an increase in the volume of consumer loans, offset by a release of provisions related to the construction sector that were established upon the adoption of IFRS 9 as of January 1, 2018, and an improving risk profile of our retail customers. Our impairment loss for 2017 included an increase in provisions driven by the negative effect on the risk profile of our loan portfolio caused by El Niño.

Coverage ratios for 2018 and 2017 are not comparable. For 2017, the ratio is defined as impairment allowance for loan losses divided by average past due loans, while for 2018, as impairment allowance for loan losses divided by the sum of Exposure at Default in Stage 3 and refinanced loans, as defined in Notes 4.4 (h) and 31.1 (d) to the audited annual consolidated financial statements.

Fee Income from Financial Services, Net

The following table presents the components of fee income from financial services, net for our banking segment for 2018 and 2017.

	For the years ended December 31,
	2018	2017	Change
	(S/ in millions)		(S/ in millions)%
Income
Maintenance and mailing of accounts, transfer fees and commissions on credit and debit card	620.6	596.8	23.9	4.0%
Commissions for banking services	316.5	317.6	(1.1)	(0.4)%
Funds management fees	0.0	0.0	0.0	N/M
Fees from indirect loans	61.8	60.4	1.4	2.3%
Collection services fees	37.3	32.9	4.4	13.2%
Brokerage and custody services fees	0.0	0.0	0.0	N/M
Others	30.0	29.1	0.9	3.1%

Total	1,066.3	1,036.9	29.4	2.8%
Expenses
Credit cards	(103.6)	(81.5)	(22.2)	27.2%
Debtor’s life insurance premiums	(143.4)	(161.7)	18.3	(11.3)%
Fees paid to foreign banks	(15.3)	(12.9)	(2.4)	18.5%
Brokerage and custody services	0.0	0.0	0.0	N/M
Others	(44.4)	(40.3)	(4.1)	10.2%

Total	(306.7)	(296.3)	(10.4)	3.5%

Net	759.5	740.5	19.0	2.6%

The 2.6% increase in fee income from financial services, net was mainly attributable to growth of S/23.9 million in maintenance and mailing of accounts, transfer fees and commissions on credit and debit card services, and S/4.4 million in fees from collection services, as well as S/18.3 million decrease in expenses on debtor’s life insurance premiums. These effects were partially offset by a S/22.2 million increase in credit card expenses.

Other Income

Due to the adoption of IFRS 9 starting in 2018, gain on sale of equity instruments at fair value through other comprehensive income is accounted in equity and accordingly is not comparable with 2017. The following table presents the components of other income for our banking segment for 2018 and 2017.

	For the years ended December 31,
	2018	2017	Change
	(S/ in millions)		(S/ in millions)%
Net gain on foreign exchange transactions	228.2	201.8	26.4	13.1%
Net gain on sale of financial investments	16.4	64.8	(48.5)	(74.8)%
Net gains (losses) on financial assets at fair value through profit or loss	(8.6)	11.4	(20.0)	N/M
Other	73.8	90.2	(16.4)	(18.2)%

Other income	309.7	368.3	(58.6)	(15.9)%

Other income decreased 15.9%, mainly due to a S/48.5 million decrease in net gain on sale of financial investments and a S/8.6 million net loss on financial assets at fair value in 2018. Income from sale of financial investments increased considerably under the prevailing IAS 39 accounting standards in 2017, due to the sale of part of an equity investment, which resulted in a S/27.2 million gain. The sale of another portion of the same equity investment in 2018 was accounted for under IFRS 9 standards, with the effect being recorded in retained earnings instead of through profit or loss.

Other Expenses

The following table presents the components of other expenses for our banking segment for 2018 and 2017.

	For the years ended December 31,
	2018	2017	Change
	(S/ in millions)		(S/ in millions)%
Salaries and employee benefits	(622.8)	(594.0)	(28.8)	4.8%
Administrative expenses	(693.7)	(640.8)	(52.9)	8.3%
Depreciation and amortization	(138.5)	(127.4)	(11.1)	8.7%
Other	(47.6)	(37.0)	(10.7)	28.8%

Total other expenses	(1,502.7)	(1,399.2)	(103.5)	7.4%

The efficiency ratio deteriorated from 40.0% in 2017 to 40.9% in 2018, mainly due to increases of 8.7% in depreciation and amortization, 8.3% in administrative expenses, and 4.8% in salaries and employee benefits.

Income Before Translation Result and Income Tax

Income before translation result and income tax increased 18.6% for 2018 compared to 2017, which was then affected by a negative translation result and a higher effective tax rate, from 25.1% for 2017 to 27.1% for 2018. As a result, profit for the period increased 13.1% compared to 2017.

Insurance

Interseguro’s result attributable to shareholders for 2018 was a loss of S/61.5 million, compared to a profit of S/39.9 million for 2017.

This performance was mainly due to decreases of 166.4% in total premiums earned minus claims and benefits, and 40.1% in other income, in addition to a 20.6% growth in other expenses. These effects were partially offset by a 76.7% increase in net interest and similar income. The decline in total premiums earned minus claims and benefits was mainly explained by the effect in technical reserves of S/144.8 million as a result of the adoption of new mortality tables published by the SBS in 2018. See Notes 4.6(a) and 4.6(b) of our audited annual consolidated financial statements.

Net Interest and Similar Income

The following table presents the components of net interest and similar income for our insurance segment for 2018 and 2017.

	For the years ended December 31,
	2018	2017	Change
	(S/ in millions)		(S/ in millions)%
Interest and similar income	611.0	334.8	276.2	82.5%
Interest and similar expense	(54.3)	(19.7)	(34.6)	N/M

Net interest and similar income	556.6	315.0	241.6	76.7%

Net interest and similar income increased 76.7% mainly due to higher interest on fixed income investments as a result of a higher volume of assets due to the acquisition of Seguros Sura in November 2017 the effect of which was felt only in the results of the final quarter of 2017.

Other Income, Net

The following table presents the components of other income for our insurance segment for 2018 and 2017.

	For the years ended December 31,
	2018	2017	Change
	(S/ in millions)		(S/ in millions)%
Net (loss) gain on sale of financial investments	(30.7)	65.0	(95.7)	N/M
Net (loss) gain on financial assets at fair value through profit or loss	(1.4)	8.2	(9.6)	N/M
Rental income	32.9	27.3	5.5	20.3%
Gain on sale of investment property	4.7	0.0	4.7	N/M
Net gain (loss) on investment property	47.8	(1.9)	49.6	N/M
Other	14.4	14.2	0.2	1.5%

Other income, net	67.6	112.9	(45.2)	(40.1)%

Other income decreased 40.1% mainly explained by a S/95.7 million reduction in net gain on sale of financial investments due to a loss recognized on a portion of the investment portfolio acquired from Seguros Sura, partially offset by a S/47.8 million net gain on investment property in 2018.

Recovery (Loss) due to Impairment of Financial Investments

Interseguro registered a S/11.3 million recovery due to impairment of financial investments, mainly due to the reversion of provisions for impairment loss on certain investments which were sold.

Total Net Premiums earned Minus Claims and benefits

The following table presents the components of total premiums earned minus claims and benefits for our insurance segment for the year ended December 31, 2018 and 2017.

	For the years ended December 31,
	2018	2017 (restated) (1)	Change
	(S/ in millions)		(S/in millions)%
Premiums assumed	762.1	533.6	228.5	42.8%
Premiums ceded to reinsurers	(116.7)	(34.1)	(82.6)	N/M
Adjustment of technical reserves	(316.8)	(240.2)	(76.6)	31.9%
Net claims and benefits incurred for life insurance contracts and others	(736.0)	(412.3)	(323.8)	78.5%

Total net premiums earned minus claims and benefits	(407.5)	(152.9)	(254.5)	N/M

(1)

Our financial information for 2017 was restated as a result of a voluntary change in accounting policy regarding our method of accounting for the variation in market interest rates on insurance contract liabilities. See Note 4.2.1(i) to our audited annual consolidated financial statements.

Total net premiums earned minus claims and benefits decreased S/254.5 million due to increases of S/323.8 million in net claims and benefits incurred for life insurance contracts and others, and S/76.6 million in adjustment of technical reserves, partially offset by a S/145.9 million increase in net premiums.

The acquisition of Seguros Sura was the main driver for growth in net claims and benefits incurred for life insurance contracts and others for the year ended December 31, 2018, as Interseguro acquired Seguros Sura’s client portfolio in annuities and individual life. On the other hand, the increase in net premiums was related mainly to new annuity policies written during the year.

Net Premiums

Net premiums represent the difference between premiums assumed and premiums ceded to reinsurers. The following table presents net premiums by business line for our insurance segment for the year ended December 31, 2018 and 2017.

	For the years ended December 31,
	2018	2017	Change
	(S/ in millions)		(S/ in millions)%
Annuities (1)	317.4	236.8	80.6	34.0%
Individual Life	126.7	61.7	65.0	N/M
Retail Insurance	201.2	201.0	0.2	0.1%
Credit Life Insurance	105.1	123.5	(18.4)	(14.9)%
Mandatory Traffic Accident (SOAT)	33.6	30.7	2.9	9.4%
Card Protection	42.3	28.3	14.0	49.7%
Others	20.3	18.5	1.8	9.4%

Net Premiums (2)	645.4	499.5	145.9	29.2%

(1)	Annuities include premiums from pension-related insurance (disability and survivorship).
(2)	Private annuities are not included as premiums assumed.

Net premiums increased 29.2% mainly due to growth of S/80.6 million in annuities and S/65.0 million in individual life. These increases, supported mainly by pensions for disability and survivorship, were boosted by the acquisition of Seguros Sura in November 2017.

Adjustment of Technical Reserves

The following table presents adjustment of technical reserves by business line for our insurance segment for 2018 and 2017.

	For the years ended December 31,
	2018	2017 (restated) (1)	Change
	(S/ in millions)		(S/ in millions)%
Annuities	(271.7)	(203.4)	(68.3)	33.6%
Individual Life	(40.9)	(36.0)	(4.9)	13.5%
Retail Insurance	(4.2)	(0.8)	(3.4)	N/M

Adjustment of technical reserves	(316.8)	(240.2)	(76.6)	31.9%

(1)

Our financial information for 2017 was restated as a result of a voluntary change in accounting policy regarding our method of accounting the variation in market interest rates on insurance contract liabilities. See Note 4.2.1(i) to our audited annual consolidated financial statements.

Adjustment of technical reserves increased 31.9% mainly explained by the accounting policy change due the adoption of new mortality tables which show recent changes in life expectancy, that resulted in a negative impact of S/144.8 million due to the aggregate effect recorded in technical reserves on policies issued prior to the date of adoption, as well as higher net premiums, partially offset by the release of technical reserves as a result of policies acquired from Seguros Sura that had begun to pay benefits. This is a change in accounting estimates and is described in Note 4.6(a) to our audited annual consolidated financial statements.

Net Claims and Benefits Incurred for Life Insurance Contracts and Others

The following table presents net claims and benefits incurred for life insurance contracts and others by business line for our insurance segment.

	For the years ended December 31,
	2018	2017	Change
	(S/ in millions)		(S/ in millions)%
Annuities (1)	(666.1)	(353.0)	(313.1)	88.7%
Individual Life	(6.1)	(1.9)	(4.2)	N/M
Retail Insurance	(63.8)	(57.3)	(6.5)	11.3%
Credit Life Insurance	(45.0)	(37.9)	(7.1)	18.8%
Mandatory Traffic Accident (SOAT)	(14.3)	(17.1)	2.9	(16.7)%
Card Protection	(1.5)	(0.7)	(0.7)	N/M
Others	(3.1)	(1.6)	(1.5)	92.4%

Net claims and benefits incurred (2)	(736.0)	(412.3)	(323.8)	78.5%

(1)	Annuities include claims from pension-related insurance (disability and survivorship).
(2)	Private Annuities are not included as premiums assumed.

Net claims and benefits incurred for life insurance contracts and others increased 78.5% mainly as a result of higher claims related to annuities during the period. Annuity claims increased S/313.1 million, reflecting the growth of Interseguro’s annuities business due to the acquisition of Seguros Sura in November 2017.

Other Expenses

The following table presents the components of other expenses for our insurance segment for 2018 and 2017.

	For the years ended December 31,
	2018	2017	Change
	(S/ in millions)		(S/ in millions)%
Salaries and employee benefits	(74.8)	(61.0)	(13.8)	22.6%
Administrative expenses	(44.6)	(37.7)	(6.9)	18.2%
Depreciation and amortization	(17.0)	(9.7)	(7.3)	75.9%
Expenses related to rental income	(3.9)	(0.7)	(3.2)	N/M
Other	(133.3)	(117.7)	(15.6)	13.2%

Total other expenses	(273.7)	(226.8)	(46.8)	20.6%

Other expenses increased 20.6%, mainly due growth of S/13.8 million in salaries and employee benefits, S/7.3 million in depreciation and amortization and S/6.9 million in administrative expenses.

Wealth Management

Inteligo’s net profit was S/197.5 million for 2018, a 0.8% decrease compared to 2017. The main factor that contributed to this result was a reduction of capital gains in the investment portfolio, partially offset by growth of 12.4% in net interest and similar income and 8.0% in fee income, in addition to an impairment loss of S/15.3 million of certain investments reported in 2017. Inteligo’s ROE was 25.7% for 2018, below the 26.7% registered in the same period in 2017.

Interest and Similar Income

The following table presents the components of interest and similar income for our wealth management segment for 2018 and 2017.

	For the years ended December 31,
	2018	2017	Change
	(S/ in millions)		(S/ in millions)%
Interest and similar income
Interest on loan portfolio	65.9	81.2	(15.3)	(18.9)%
Interest on financial investments	83.7	66.4	17.3	26.1%
Interest on due from banks and inter-bank funds	4.5	4.2	0.3	6.9%

Total	154.1	151.8	2.3	1.5%

Nominal average rate	4.8%	4.3%

Interest and similar income increased 1.5% due to growth of 26.1% in interest on financial investments and 6.9% in interest on due from banks and inter-bank funds, partially offset by a 18.9% decrease in interest on loan portfolio.

Interest on financial investments increased S/17.3 million mainly due to higher interest on fixed income securities. Interest on loan portfolio decreased S/15.3 million mainly due to a decrease in cash collateralized loans.

Interest and Similar Expenses

The following table presents the components of interest and similar expenses for our wealth management segment for 2018 and 2017.

	For the years ended December 31,
	2018	2017	Change
	(S/ in millions)		(S/ in millions)%
Interest and similar expenses
Interest and fees on deposits and obligations	(36.6)	(51.6)	15.0	(29.1)%
Interests on bonds, notes and other obligations	(1.2)	(1.9)	0.7	(38.3)%
Interest and fees on obligations with financial institutions and others	(6.4)	(0.4)	(6.0)	N/M

Total	(44.1)	(53.9)	9.8	(18.1)%

Nominal average rate	1.8%	1.9%

Interest and similar expenses decreased 18.1% mainly as a result of a 29.1% reduction in interest and fees on deposits and obligations, partially offset by an increase in interest and fees on obligations with financial institutions and others.

Interest and fees on deposits and obligations decreased S/15.0 million as a result of a 29.8% decrease in deposits pledged as collateral of loans, which have a higher nominal average rate than other deposits.

Interest and fees on obligations with financial institutions and others increased S/6.0 million due to the acquisition of new loans with banks.

Impairment Loss on Loans, Net of Recoveries

Impairment loss on loans for 2017 and prior periods is reported under IAS 39 and is therefore not comparable to the information presented for 2018 reported under IFRS 9. Inteligo’s loan portfolio had no delinquencies in 2018 or 2017. Inteligo’s impairment loss on loans decreased by S/1.7 million in 2018 compared to 2017 as a result of the net effect of (1) the expected credit loss calculation according to IFRS 9 in 2018 and (2) the adjustment by S/2.5 million for 2017 after an update of credit risk parameters under IAS 39.

Recovery (Loss) due to Impairment of Financial Investments

Impairment recovery due to impairment of financial investments for 2017 and prior periods is reported under IAS 39 and is therefore not comparable to the information presented for 2018 reported under IFRS 9. In 2017, Inteligo’s loss due to impairment of financial investments was S/15.3 million. In 2018 no impairment loss was reported.

Fee Income from Financial Services, Net

The following table presents the components of fee income from financial services, net for our wealth management segment for 2018 and 2017.

	For the years ended December 31,
	2018	2017	Change
	(S/ in millions)		(S/ in millions)%
Income
Maintenance and mailing of accounts, transfer fees and commissions on credit and debit card	2.9	4.3	(1.5)	(34.2)%
Funds management fees	148.1	139.2	8.9	6.4%
Brokerage and custody services fees	12.3	12.6	(0.4)	(2.9)%
Others	3.8	0.0	3.7	N/M

Total	167.0	156.2	10.8	6.9%
Expenses
Brokerage and custody services	(2.4)	(3.8)	1.4	(36.1)%
Others	(0.4)	(0.4)	0.0	(1.6)%

Total	(2.8)	(4.2)	1.4	(32.6)%

Net	164.2	152.0	12.2	8.0%

Fee income from financial services, net increased 8.0% due to an S/8.9 million growth in funds management fees. This was mainly attributable to an 8.4% growth in assets under management. Fees from brokerage and custody services remained relatively stable.

Other Income

The following table presents the components of other income for our wealth management segment for 2018 and 2017.

	For the years ended December 31,
	2018	2017	Change
	(S/ in millions)		(S/ in millions)%
Net gain on sale of financial investments	28.6	83.9	(55.4)	(66.0)%
Net gains (losses) on financial assets at fair value through profit or loss	14.3	(0.0)	14.3	N/M
Other	(9.6)	(7.2)	(2.4)	33.2%

Other income	33.2	76.7	(43.5)	(56.7)%

Other income decreased 56.7% due to a S/55.4 million reduction in net gain on sale of financial investments, explained by high volatility and unfavorable market conditions. This was partially offset by a S/14.3 million net gain on financial assets at fair value, attributable to positive mark-to-market valuations of securities, which had an impact on Inteligo’s results since the implementation of IFRS 9. Under IAS 39 such mark-to-market valuations were recorded as unrealized gains (loss) in equity.

Other Expenses

The following table presents the components of other expenses for our wealth management segment 2018 and 2017.

	For the years ended December 31,
	2018	2017	Change
	(S/ in millions)		(S/ in millions)%
Salaries and employee benefits	(58.8)	(59.4)	0.6	(1.1)%
Administrative expenses	(40.2)	(42.1)	1.8	(4.4)%
Depreciation and amortization	(9.1)	(8.1)	(1.1)	13.4%
Other	1.6	(2.2)	3.8	N/M

Total other expenses	(106.5)	(111.7)	5.2	(4.6)%

Total other expenses decreased 4.6% mainly explained by reductions of 4.4% in administrative expenses, due to lower third-party related services and a 1.1% reduction in salaries and employee benefits, partially offset by a 13.4% increase in depreciation and amortization charges.

Depreciation and amortization increased S/1.1 million as a result of higher amortization of software, due to the update of Inteligo Bank’s core banking system and the implementation of new digital services.

Inteligo’s efficiency ratio is calculated by dividing salaries and employee benefits plus administrative expenses plus depreciation and amortization by net interest and similar income plus net fee income from financial services plus other income. Our wealth management segment’s efficiency ratio deteriorated from 33.5% for 2017 to 35.2% for 2018.

Financial Condition as of December 31, 2017 Compared to December 31, 2016

The following table sets forth the principal components of our consolidated statement of financial position as of December 31, 2017 and December 31, 2016.

	As of December 31,	As of December 31,
	2017 (restated)	2016 (restated)	Change
	(S/ in millions)		(S/ in millions)%
Assets
Cash, due from banks and inter-banks funds	11,608.4	11,766.8	(158.4)	(1.3)%
Financial investments	16,924.1	10,209.8	6,714.3	65.8%
Loans, net of unearned interest	29,406.3	28,192.6	1,213.6	4.3%
Impairment allowance for loans	(1,202.1)	(1,166.8)	(35.3)	3.0%
Investment property	1,118.6	745.2	373.4	50.1%
Property, furniture and equipment, net	612.6	589.8	22.8	3.9%
Intangibles and goodwill, net	921.6	267.4	654.2	N/M
Other assets	1,005.0	1,114.4	(109.5)	(9.8)%

Total assets	60,394.5	51,719.4	8,675.1	16.8%

Liabilities and equity
Deposits and obligations	32,607.6	30,097.9	2,509.8	8.3%
Due to banks and correspondents and inter-bank funds	4,437.4	5,660.9	(1,223.5)	(21.6)%
Bonds, notes and other obligations	5,602.4	4,769.4	833.0	17.5%
Insurance contract liabilities	10,514.5	5,010.5	5,504.0	N/M

	As of December 31,	As of December 31,
	2017 (restated)	2016 (restated)	Change
	(S/ in millions)		(S/ in millions)%
Other liabilities	1,395.7	1,182.4	213.3	18.0%

Total liabilities	54,557.6	46,721.0	7,836.6	16.8%

Equity, net
Equity attributable to IFS’s shareholders	5,800.5	4,879.1	921.4	18.9%
Non-controlling interest	36.4	119.2	(82.9)	(69.5)%

Total equity, net	5,836.9	4,998.3	838.6	16.8%

Total liabilities and equity net	60,394.5	51,719.4	8,675.1	16.8%

Our assets were S/60.4 billion as of December 31, 2017, a 16.8% increase from S/51.7 billion as of December 31, 2016. This was mainly driven by growth of 65.8% in financial investments, 50.1% in investment property, and 4.3% in loans, net of unearned interest, as well as a more than three-fold increase in intangibles and goodwill.

The increases in financial investments, investment property, and intangibles and goodwill were mainly a result of the acquisition of Seguros Sura in November 2017.

The increase in loans, net of unearned interest was mainly due to higher retail and commercial loans balances at Interbank. Growth in retail loans was explained by increases in mortgages and other consumer loans. The increase in commercial loans was mainly due to higher short- and medium-term lending, related mostly to corporate and small-sized companies.

Our liabilities reached S/54.6 billion as of December 31, 2017, a 16.8% increase from S/46.7 billion as of December 31, 2016. This was mainly driven by a more than two-fold increase in insurance contract liabilities, as well as an 8.3% growth in deposits and obligations.

The increase in insurance contract liabilities was mainly a result of the acquisition of Seguros Sura in November 2017.

The increase in deposits and obligations was mainly explained by higher institutional, commercial and retail deposits at Interbank.

Our net equity was S/5.8 billion as of December 31, 2017, a 16.8% increase from S/5.0 billion as of December 31, 2016, mainly driven by the capitalization of earnings at Interbank and Interseguro, as well as by higher unrealized results at Interseguro.

For more information of our liquidity, capital resources and commitments and obligations, see “—Commitments and Contractual Obligations” and “—Liquidity and Capital Resources.”

Results of Operations for the Year Ended December 31, 2017 Compared to the Year Ended December 31, 2016

The following table sets forth the principal components of our consolidated profit for 2017 and 2016.

	For the years ended December 31,
	2017 (restated) (1)	2016 (restated) (1)	Change
	(S/ in millions)		(S/ in millions)%
Interest and similar income	3,809.0	3,704.8	104.2	2.8%
Interest and similar expenses	(1,119.9)	(1,081.9)	(38.0)	3.5%

Net interest and similar income	2,689.1	2,623.0	66.2	2.5%
Impairment loss on loans, net of recoveries	(827.9)	(783.6)	(44.3)	5.7%
(Loss) due to impairment of financial investments	(20.8)	(28.3)	7.6	(26.7)%

Net interest and similar income after impairment loss	1,840.4	1,811.0	29.5	1.6%
Fee income from financial services, net	849.2	809.5	39.8	4.9%
Other income	518.0	406.8	111.1	27.3%
Total net premiums earned minus claims and benefits	(152.9)	(130.8)	(22.1)	16.9%
Total other expenses	(1,710.6)	(1,632.4)	(78.2)	4.8%

Income before translation result and income tax	1,344.1	1,264.0	80.1	6.3%
Translation result	15.9	20.1	(4.2)	(20.7)%
Income Tax	(326.5)	(333.9)	7.3	(2.2)%

Net profit for the year	1,033.5	950.2	83.3	8.8%

IFS’ shareholders	1,027.4	944.6	82.8	8.8%
Non-controlling interest	6.1	5.6	0.5	8.9%

(1)

Our financial information for 2017 and 2016 was a result of a voluntary change in the accounting policy regarding our method of accounting for the variation in market interest rates on insurance contract liabilities. See Note 4.2.1(i) to our audited consolidated financial statements.

Our net profit was S/1,033.5 million for 2017, an 8.8% increase compared to 2016. This was mainly driven by growth of S/111.1 million in other income, S/66.2 million in net interest and similar income and S/39.8 million in fee income from financial services, in addition to a S/7.6 million decrease in loss due to impairment of financial investments. These effects were partially offset by a decrease of S/22.1 million in total premiums earned minus claims and benefits, as well as increases of S/78.2 million in other expenses and S/44.3 million in impairment loss on loans.

The increase in other income was mainly due to higher gains on sale of financial investments at Interbank, Interseguro and Inteligo, in addition to higher gains on sale and valuation of investment property at Interseguro, attributable to the acquisition of Seguros Sura in November 2017.

The increase in net interest and similar income was mainly explained by higher interest on financial investments at Interseguro related to the acquisition of Seguros Sura’s portfolio in November 2017 and by higher interest on loan portfolio and on financial investments at Interbank. These factors were partially offset by an increase in interest and fees on deposits and obligations, at Interbank.

The increase in fee income from financial services was mainly a result of higher fees from maintenance of accounts and commissions from credit and debit card services at Interbank.

The decrease in loss due to impairment of financial investments was mainly explained by a S/22.8 million decrease in impairment of financial investments at Interseguro, partially offset by an S/15.3 million impairment loss of financial investments at Inteligo in 2017.

The decrease in total premiums earned minus claims and benefits was due to a S/94.1 million increase in net claims and benefits incurred for life insurance contracts and others, as a result of the acquisition of Seguros Sura as well as a S/92.7 million reduction in net premiums, partially offset by a S/164.7 million decrease in adjustment of technical reserves as a result of the reduction in premiums.

The increase in other expenses was mainly due to growth in administrative expenses, salaries and employee benefits, and depreciation and amortization charges at Interbank and Interseguro.

The increase in impairment loss on loans was mainly explained by higher provision requirements in commercial and consumer loans at Interbank.

Our ROE was 19.3% in 2017, lower than the 19.9% reported in 2016.

Results of Operations by Segment

The following table presents an overview of certain consolidated income statements data for each of our segments for 2017 and 2016.

	Banking		Insurance		Wealth Management		Holding and eliminations		Consolidated
	2017	2016	2017(1)	2016(1)	2017	2016	2017	2016	2017	2016
	(S/ in millions)
Interest and similar income	3,346.2	3,274.1	334.8	293.0	151.8	157.6	(23.8)	(19.8)	3,809.0	3,704.8
Interest and similar expenses	(1,047.1)	(1,009.9)	(19.7)	(14.4)	(53.9)	(59.4)	0.8	1.9	(1,119.9)	(1,081.9)

Net interest and similar income	2,299.1	2,264.2	315.0	278.5	97.9	98.2	(23.0)	(18.0)	2,689.1	2,623.0
Impairment loss on loans, net of recoveries	(830.5)	(783.6)	0.0	0.0	2.5	0.0	0.0	0.0	(827.9)	(783.6)
(Loss) due to impairment of financial investments	0.0	0.0	(5.5)	(28.3)	(15.3)	0.0	0.0	0.0	(20.8)	(28.3)

Net interest and similar income after impairment loss	1,468.7	1,480.6	309.5	250.2	85.2	98.2	(23.0)	(18.0)	1,840.4	1,811.0
Fee income from financial services, net	740.5	707.6	(3.7)	(3.0)	152.0	146.7	(39.6)	(41.8)	849.2	809.5
Other income	368.3	318.9	112.9	78.0	76.7	45.5	(39.9)	(35.6)	518.0	406.8
Total net premiums earned minus claims and benefits	0.0	0.0	(152.9)	(130.8)	0.0	0.0	0.0	0.0	(152.9)	(130.8)
Total other expenses	(1,399.2)	(1,368.7)	(226.8)	(200.5)	(111.7)	(107.4)	27.1	44.1	(1,710.6)	(1,632.4)

Income before translation result and income tax	1,178.2	1,138.4	39.0	(6.1)	202.2	182.9	(75.4)	(51.3)	1,344.1	1,264.0

Translation result	13.9	1.2	0.9	8.1	1.2	(1.3)	(0.1)	12.0	15.9	20.1
Income Tax	(298.6)	(300.6)	0.0	(0.7)	(4.3)	(3.0)	(23.6)	(29.6)	(326.5)	(333.9)

Net profit for the year	893.5	839.1	39.9	1.4	199.2	178.7	(99.1)	(68.9)	1,033.5	950.2

IFS’ shareholders	893.5	839.1	40.0	1.7	199.2	178.7	(105.3)	(74.8)	1,027.4	944.6
Non-controlling interest	0.0	0.0	(0.1)	(0.3)	0.0	0.0	6.2	5.9	6.1	5.6

(1)

Our financial information for 2017 and 2016 was a result of a voluntary change in the accounting policy regarding our method of accounting for the variation in market interest rates on insurance contract liabilities. See Note 4.2.1(i) to our audited consolidated financial statements.

The discussion below covers each of our reported segments, and corresponds to information before adjustments and eliminations for consolidation, as of and for the year ended December 31, 2017 and 2016, in accordance with IFRS.

Banking

Interbank’s net profit reached S/893.5 million for the year ended December 31, 2017, a 6.5% increase compared to the same period in 2016. The main factors that contributed to this result were growth of 15.5% in other income, 4.7% in fee income from financial services and 1.5% in net interest and similar income. These factors were partially offset by increases of 6.0% in impairment loss on loans and 2.2% in other expenses.

Interbank’s net interest margin was 5.5% for the year ended December 31, 2017, lower than the 5.6% reported in the same period in 2016.

Interbank’s ROE was 20.1% for 2017, lower than the 21.5% reported in the same period in 2016.

Interest and Similar Income

The following table presents the components of interest and similar income for our banking segment for 2017 and 2016.

	For the years ended December 31,
	2017	2016	Change
	(S/ in millions)		(S/ in millions)%
Interest and similar income
Interest on loan portfolio	3,120.4	3,099.5	20.9	0.7%
Interest on financial investments	200.0	155.5	44.4	28.6%
Interest on due from banks and inter-bank funds	25.9	19.1	6.8	35.3%

Total	3,346.2	3,274.1	72.1	2.2%

Nominal average rate	8.0%	8.1%

Interest and similar income grew 2.2% due to increases of 28.6% in interest on financial investments, and 0.7% in interest on loan portfolio.

The S/44.4 million higher interest on financial investments was due to a 29.5% growth in the average volume, while the average rate remained relatively stable. The increase in volume was a result of higher investments in sovereign bonds, CDBCR, global bonds and corporate bonds from financial institutions. Regarding the average rate, higher returns on CDBCR were offset by lower yields on sovereign and global bonds.

The increase in interest on loan portfolio was attributed to a 4.5% higher average volume, partially offset by a 40 basis point decrease in the nominal average rate, from 11.9% in the year ended December 31, 2016 to 11.5% in the corresponding period in 2017. The higher average volume of loans was attributed to increases of 4.7% in retail loans and 4.2% in commercial loans. In the retail portfolio, the increase was mainly explained by growth of 7.7% in mortgages and 5.6% in payroll deduction loans; while in the commercial portfolio, by increases of 7.9% in short and medium-term loans and 4.8% in trade finance loans. The decrease in the average rate was mainly explained by yield reductions of 70 basis points in retail loans and 10 basis points in commercial loans. In the retail loan portfolio, the average yield decreased as a consequence of lower rates on credit cards, payroll deduction loans and mortgages; while in the commercial portfolio, mainly due to lower yields on trade finance loans and leasing operations.

The nominal average yield on interest-earning assets decreased slightly from 8.1% in the year ended December 31, 2016 to 8.0% in the corresponding period in 2017, mainly explained by lower returns on loans.

Interest and Similar Expenses

The following table presents the components of interest and similar expenses for our banking segment for 2017 and 2016.

	For the years ended December 31,
	2017	2016	Change
	(S/ in millions)		(S/ in millions)%
Interest and similar expenses
Interest and fees on deposits and obligations	(522.0)	(442.5)	(79.5)	18.0%
Interests on bonds, notes and other obligations	(303.5)	(314.7)	11.2	(3.6)%
Interest and fees on obligations with financial institutions and others	(221.6)	(252.7)	31.1	(12.3)%

Total	(1,047.1)	(1,009.9)	(37.2)	3.7%

Nominal average rate	2.9%	2.8%

Interest and similar expenses increased 3.7% explained by an 18.0% growth in interest and fees on deposits and obligations, partially offset by decreases of 12.3% in interest and fees on obligations with financial institutions and others, and 3.6% in interest on bonds, notes and other obligations.

The growth in interest and fees on deposits and obligations was due to increases of 5.7% in the average volume and 20 basis points in the average cost. The growth in volume was attributed to increases in institutional, retail and commercial deposits. By currency, average balances of soles deposits grew 16.5% while average dollar deposits decreased 6.5%. The higher average cost was due to homogeneous increases across institutional, retail and commercial deposits.

Interest and fees on obligations with financial institutions and others decreased as a result of a 11.6% reduction in the average volume, while the average cost remained relatively stable. The reduction in the average volume was mainly due to lower funding provided by correspondent banks and by the Central Reserve Bank of Peru.

Interest on bonds, notes and other obligations decreased mainly explained by a 1.7% reduction in the average volume, which in turn was attributed to an appreciation of the exchange rate, as the majority of bonds outstanding were denominated in dollars.

The average cost of funds increased slightly from 2.8% in the year ended December 31, 2016 to 2.9% in the corresponding period in 2017, mainly due to higher cost of deposits and obligations.

Impairment Loss on Loans, Net of Recoveries

The following table presents the components of impairment loss on loans, net of recoveries for our banking segment for 2017 and 2016.

	For the years ended December 31,
	2017	2016	Change
	(S/ in millions)		(S/ in millions)%
Impairment loss on loans, net of recoveries	(830.5)	(783.6)	(46.8)	6.0%
Past-due loan ratio (at period end)	2.9%	2.6%
Provision expense as a percentage of average total loans	3.1%	3.1%
Coverage ratio (at period end)	151.2%	167.8%
Impairment allowance for loans (at period end)	1,201.2	1,163.2

Impairment loss on loans, net of recoveries increased 6.0% for the year ended December 31, 2017 when compared to the same period in 2016. The increase in impairment loss on loans was mainly a result of higher provision requirements in commercial and consumer loans.

Fee Income from Financial Services, Net

The following table presents the components of fee income from financial services, net for our banking segment for 2017 and 2016.

	For the years ended December 31,
	2017	2016	Change
	(S/ in millions)		(S/ in millions)%
Income
Maintenance and mailing of accounts, transfer fees and commissions on credit and debit card	596.8	572.0	24.8	4.3%
Commissions for banking services	317.6	308.3	9.3	3.0%
Funds management fees	0.0	0.0	0.0	N/M
Fees from indirect loans	60.4	60.5	(0.1)	(0.2)%
Collection services fees	32.9	30.3	2.6	8.6%
Brokerage and custody services fees	0.0	0.0	0.0	N/M
Others	29.1	29.8	(0.7)	(2.4)%

Total	1,036.9	1,001.0	35.9	3.6%

Expenses
Credit cards	(81.5)	(80.4)	(1.1)	1.4%
Debtor’s life insurance premiums	(161.7)	(164.2)	2.5	(1.5)%
Fees paid to foreign banks	(12.9)	(10.7)	(2.2)	20.4%
Brokerage and custody services	0.0	0.0	0.0	N/M
Others	(40.3)	(38.1)	(2.2)	5.8%

Total	(296.3)	(293.4)	(3.0)	1.0%
Net	740.5	707.6	32.9	4.7%

The 4.7% increase in fee income from financial services, net was mainly attributable to growth of S/24.8 million in maintenance and mailing of accounts, transfer fees and commissions on credit and debit card services, and S/9.3 million in commissions for banking services. These effects were partially offset by increases of S/2.2 million in fees paid to foreign banks and S/1.1 million in credit cards expenses.

Other Income

The following table presents the components of other income for our banking segment for 2017 and 2016.

	For the years ended December 31,
	2017	2016	Change
	(S/ in millions)		(S/ in millions)%
Net gain on foreign exchange transactions	201.8	264.2	(62.4)	(23.6)%
Net gain on sale of financial investments	64.8	19.6	45.2	N/M
Net gains (losses) on financial assets at fair value through profit or loss	11.4	(28.7)	40.1	N/M
Other	90.2	63.9	26.4	41.3%

Other income	368.3	318.9	49.4	15.5%

Other income increased 15.5%, mainly due to a S/45.2 million growth in net gain on sale of financial investments due to the sale of an equity investment, which resulted in a S/27.2 million income. In addition, the increase in other income was also explained by a S/11.4 million net gain on financial assets at fair value in 2017. These effects were partially offset by a S/62.4 million decrease in net gain on foreign exchange transactions.

Other Expenses

The following table presents the components of other expenses for our banking segment for 2017 and 2016.

	For the years ended December 31,
	2017	2016	Change
	(S/ in millions)		(S/ in millions)%
Salaries and employee benefits	(594.0)	(593.8)	(0.2)	0.0%
Administrative expenses	(640.8)	(616.7)	(24.1)	3.9%
Depreciation and amortization	(127.4)	(118.1)	(9.3)	7.9%
Other	(37.0)	(40.0)	3.1	(7.6)%

Total other expenses	(1,399.2)	(1,368.7)	(30.5)	2.2%

The efficiency ratio improved from 40.4% in the year ended December 31, 2016 to 40.0% for the corresponding period in 2017, mainly explained by reductions of S/24.1 million in administrative expenses and S/9.3 million in depreciation and amortization charges.

Income Before Translation Result and Income Tax

Income before translation result and income tax increased 3.5% for the year ended December 31, 2017 compared to the same period in 2016, which was then positively affected by a recovery in translation result and a lower effective tax rate, from 26.4% for the year ended December 31, 2016 to 25.1% in the same period in 2017. As a result, profit for the period increased 6.5% compared to the year ended December 31, 2016.

Insurance

Interseguro’s profit attributable to shareholders increased from S/1.7 million for the year ended December 31, 2016 to S/40.0 million for the corresponding period in 2017.

This increase was mainly due to growth of S/36.5 million in net interest and similar income and S/34.9 million in other income, partially offset by a S/22.1 million decrease in total premiums earned minus claims and benefits.

The acquisition of Seguros Sura became effective on November 2, 2017. This acquisition consolidated Interseguro’s position in the insurance industry by doubling its investment portfolio and gaining a larger contribution of premiums from Seguros Sura’s operations.

Net Interest and Similar Income

The following table presents the components of net interest and similar income for our insurance segment for 2017 and 2016.

	For the years ended December 31,
	2017	2016	Change
	(S/ in millions)		(S/ in millions)%
Interest and similar income	334.8	293.0	41.8	14.3%
Interest and similar expense	(19.7)	(14.4)	(5.3)	36.7%

Net interest and similar income	315.0	278.5	36.5	13.1%

Net interest and similar income increased 13.1% mainly due to higher interest on fixed income and equity investments as a result of growth of 110.4% in the average volume of Interseguro’s investment portfolio due the acquisition of Seguros Sura increasing the average volume in the fourth quarter.

Other Income

The following table sets forth our other income for our insurance segment for 2017 and 2016.

	For the years ended December 31,
	2017	2016	Change
	(S/ in millions)		(S/ in millions)%
Net gain on sale of financial investments	65.0	46.4	18.6	40.1%
Net gains (losses) on financial assets at fair value through profit or loss	8.2	(3.1)	11.3	N/M
Rental income	27.3	21.9	5.4	24.8%
Gain on sale of investment property	0.0	2.7	(2.7)	N/M
Net loss on investment property	(1.9)	(1.4)	(0.5)	36.0%
Other	14.2	11.5	2.7	23.6%

Other income	112.9	78.0	34.9	44.7%

Other income increased 44.7% mainly explained by growth of S/18.6 million in net gain on sale of financial investments, S/11.3 million in net gain on financial assets at fair value and S/5.4 million in rental income.

Total Net Premiums Earned Minus Claims and Benefits

The following table presents the components of total premiums earned minus claims and benefits for our insurance segment for 2017 and 2016.

	For the years ended December 31,
	2017 (restated) (1)	2016 (restated) (1)	Change
	(S/ in millions)		(S/ in millions)%
Premiums assumed	533.6	730.6	(196.9)	(27.0)%
Premiums ceded to reinsurers	(34.1)	(138.3)	104.2	(75.3)%
Adjustment of technical reserves	(240.2)	(404.9)	164.7	(40.7)%
Net claims and benefits incurred for life insurance contracts and others	(412.3)	(318.2)	(94.1)	29.6%

Total net premiums earned minus claims and benefits	(152.9)	(130.8)	(22.1)	16.9%

(1)

Our financial information for 2017 and 2016 was restated as a result of a voluntary change in accounting policy regarding market interest rates. See Note 4.2.1(i) to our audited annual consolidated financial statements.

Total net premiums earned minus claims and benefits decreased 16.9% explained by a S/94.1 million increase in net claims and benefits incurred for life insurance contracts and others, and a S/92.7 million decrease in net premiums, partially offset by a S/164.7 million decrease in adjustment of technical reserves.

Net Premiums

Net premiums represent the difference between premiums assumed and premiums ceded to reinsurers. The following table presents net premiums by business line for our insurance segment for 2017 and 2016.

	For the years ended December 31,
	2017 (restated) (1)	2016 (restated) (1)	Change
	(S/ in millions)		(S/ in millions)%
Annuities (1)	236.8	346.9	(110.1)	(31.7)%
Individual Life	61.7	46.8	14.9	31.8%
Retail Insurance	201.0	198.6	2.4	1.2%
Credit Life Insurance	123.5	114.5	9.0	7.9%
Mandatory Traffic Accident (SOAT)	30.7	30.0	0.7	2.4%
Card Protection	28.3	28.3	0.0	0.1%
Others	18.5	25.8	(7.3)	(28.3)%

Net Premiums	499.5	592.3	(92.8)	(15.7)%

(1)	Annuities include premiums from pension-related insurance (disability and survivorship).

Net premiums decreased 15.7% mainly due to a S/110.1 million reduction in annuities, partially offset by increases of S/14.9 million in individual life and S/2.4 million in retail insurance. The reduction in annuity premiums was driven by a market contraction by the implementation of Law No. 30425 in 2016, which allowed retirees to withdraw 95.5% of their pension funds. The increase in individual life premiums was mainly due to the contribution of Seguros Sura’s premiums in November and December of 2017, while the increase in retail insurance premiums was observed particularly in credit life insurance.

Adjustment of Technical Reserves

The following table presents adjustment of technical reserves by business line for our insurance segment for 2017 and 2016.

	For the years ended December 31,
	2017 (restated) (1)	2016 (restated) (1)	Change
	(S/ in millions)		(S/ in millions)%
Annuities	(203.4)	(376.8)	173.4	(46.0)%
Individual Life	(36.0)	(20.2)	(15.8)	78.0%
Retail Insurance	(0.8)	(7.8)	7.0	(89.8)%

Adjustment of technical reserves	(240.2)	(404.9)	164.7	(40.7)%

(1)

Our financial information for 2017 and 2016 was restated as a result of a voluntary change in accounting policy regarding our method of accounting for the variation in market interest rates on insurance contract liabilities. See Note 4.2.1(i) to our audited annual consolidated financial statements.

Adjustment of technical reserves decreased 40.7% mainly explained by a S/173.4 million reduction in annuities due to the decrease in annuities premiums during the year, partially offset by a S/15.8 million reduction in individual life.

Net Claims and Benefits Incurred for Life Insurance Contracts and Others

The following table presents net claims and benefits incurred for life insurance contracts and others by business line for our insurance segment for 2017 and 2016.

	For the years ended December 31,
	2017	2016	Change
	(S/ in millions)		(S/ in millions)%
Annuities (1)	(353.0)	(259.1)	(93.9)	36.2%
Individual Life	(1.9)	(2.6)	0.6	(24.8)%
Retail Insurance	(57.3)	(56.5)	(0.8)	1.5%
Credit Life Insurance	(37.9)	(36.2)	(1.6)	4.5%
Mandatory Traffic Accident (SOAT)	(17.1)	(13.1)	(4.0)	30.5%
Card Protection	(0.7)	(0.5)	(0.3)	54.5%
Others	(1.6)	(6.7)	5.1	(76.0)%

Net claims and benefits incurred	(412.3)	(318.2)	(94.1)	29.6%

(1)	Annuities include claims from pension-related insurance (disability and survivorship).

Net claims and benefits incurred for life insurance contracts and others increased 29.6% mainly as a result of higher annuity claims during the period. Annuity claims increased S/95.3 million explained by a higher number of pensioners at Interseguro due to the acquisition of Seguros Sura.

Other Expenses

The following table presents the components of other expenses for our insurance segment for 2017 and 2016.

	For the years ended December 31,
	2017	2016	Change
	(S/ in millions)		(S/ in millions)%
Salaries and employee benefits	(61.0)	(59.9)	(1.2)	1.9%
Administrative expenses	(37.7)	(35.5)	(2.2)	6.2%
Depreciation and amortization	(9.7)	(4.5)	(5.2)	116.7%
Expenses related to rental income	(0.7)	(1.1)	0.4	(39.6)%
Other	(117.7)	(99.5)	(18.2)	18.3%

Total other expenses	(226.8)	(200.5)	(26.3)	13.1%

Other expenses increased 13.1% mainly due to growth of S/16.7 million in fees from insurance activities, S/5.2 million in depreciation and amortization, S/2.2 million in administrative expenses and S/1.2 million in salaries and employee benefits.

Wealth Management

Inteligo’s net profit reached S/199.2 million for the year ended December 31, 2017, an 11.5% increase compared to the same period in 2016. The main factors that contributed to this result were increases of

S/31.2 million in other income, driven by the sale of portfolio investments due to favorable market conditions, and S/5.4 million in fee income from financial services, due to a 5.4% growth in assets under management. These factors were partially offset by a S/15.3 million impairment loss of financial investments.

Inteligo’s ROE was 26.7% for 2017, below the 27.0% registered in 2016.

Interest and Similar Income

The following table presents the components of interest and similar income for our wealth management segment for 2017 and 2016.

	For the years ended December 31,
	2017	2016	Change
	(S/ in millions)		(S/ in millions)%
Interest and similar income
Interest on loan portfolio	81.2	85.3	(4.1)	(4.8)%
Interest on financial investments	66.4	70.1	(3.7)	(5.3)%
Interest on due from banks and inter-bank funds	4.2	2.1	2.1	98.2%

Total	151.8	157.6	(5.8)	(3.7)%

Nominal average rate	4.3%	4.4%

Interest and similar income decreased 3.7% due to reductions of 5.3% in interest on financial investments and 4.8% in interest on loan portfolio, partially offset by an increase in interest on due from banks and inter-bank funds.

Interest on financial investments decreased S/3.7 million due to lower dividends in the equity investments of the portfolio. Interest on loans decreased S/4.1 million due to a 5.3% reduction in the average volume of Inteligo’s loan portfolio, mainly in the cash collateralized loans.

Interest on due from banks and inter-bank funds increased S/2.1 million due to an increase in the allocation of excess cash into short-term time deposits.

Interest and Similar Expenses

The following table presents the components of interest and similar expenses for our wealth management segment for 2017 and 2016.

	For the years ended December 31,
	2017	2016	Change
	(S/ in millions)		(S/ in millions)%
Interest and similar expenses
Interest and fees on deposits and obligations	(51.6)	(55.7)	4.1	(7.3)%
Interests on bonds, notes and other obligations	(1.9)	(3.1)	1.2	(38.5)%
Interest and fees on obligations with financial institutions and others	(0.4)	(0.6)	0.3	(44.3)%

Total	(53.9)	(59.4)	5.5	(9.3)%

Nominal average rate	1.9%	2.0%

Total interest and similar expenses decreased 9.3% mainly as a result of a S/4.1 million decrease in interest and fees on deposits and obligations.

Interest and fees on deposits and obligations decreased S/4.1 million as a result of a 10.7% reduction in the average volume of interest-bearing deposits, mainly explained by the repatriation program launched by the Peruvian government in 2017.

Impairment Loss on Loans, Net of Recoveries

Inteligo’s loan portfolio had no delinquencies in 2017. Inteligo’s impairment loss on loans was positively adjusted by S/2.5 million for the year ended December 31, 2017 after an update of credit risk parameters.

Recovery (Loss) due to Impairment of Financial Investments

Inteligo recognized a S/15.3 million loss due to impairment of financial investments in 2017.

Fee Income from Financial Services, Net

The following table presents the components of fee income from financial services, net for our wealth management segment for 2017 and 2016.

	For the years ended December 31,
	2017	2016	Change
	(S/ in millions)		(S/ in millions)%
Income
Maintenance and mailing of accounts, transfer fees and commissions on credit and debit card	4.3	4.0	0.4	9.4%
Funds management fees	139.2	132.0	7.2	5.5%
Brokerage and custody services fees	12.6	13.9	(1.2)	(8.9)%
Others	0.0	0.0	0.0	N/M

Total	156.2	149.8	6.4	4.3%
Expenses
Brokerage and custody services	(3.8)	(2.8)	(1.0)	35.2%
Others	(0.4)	(0.4)	(0.0)	12.3%

Total	(4.2)	(3.2)	(1.0)	32.5%

Net	152.0	146.7	5.4	3.7%

Fee income from financial services, net increased 3.7% mainly due to a S/7.2 million increase in funds management fees, attributable to a 5.4% growth in assets under management, partially offset by a S/1.2 million reduction in fees from brokerage and custody services.

The decrease in fees from brokerage and custody services was mainly explained by lower sales and trading activity at Inteligo SAB.

Other Income

The following table shows presents the components of income for our wealth management segment for 2017 and 2016.

	For the years ended December 31,
	2017	2016	Change
	(S/ in millions)		(S/ in millions)%
Net gain on sale of financial investments	83.9	34.3	49.6	N/M
Net gains (losses) on financial assets at fair value through profit or loss	(0.0)	13.3	(13.3)	N/M
Other	(7.2)	(2.2)	(5.0)	N/M

Other income	76.7	45.5	31.2	68.5%

Other income increased 68.5% due to a S/49.6 million increase in net gain on sale of financial investments, mostly related to the sale of portfolio investments due to favorable market conditions.

Other Expenses

The following table presents the components of other expenses for our wealth management segment for 2017 and 2016.

	For the years ended December 31,
	2017	2016	Change
	(S/ in millions)		(S/ in millions)%
Salaries and employee benefits	(59.4)	(57.5)	(1.9)	3.3%
Administrative expenses	(42.1)	(42.3)	0.3	(0.6)%
Depreciation and amortization	(8.1)	(7.5)	(0.5)	7.1%
Other	(2.2)	(0.0)	(2.1)	N/M

Total other expenses	(111.7)	(107.4)	(4.3)	4.0%

Total other expenses increased 4.0% explained by a S/1.9 million growth in salaries and employee benefits, partially offset by a slight decrease in administrative expenses.

Depreciation and amortization increased S/0.5 million for 2017 compared to 2016 as a result of higher amortization of software due to the implementation of a business intelligence solution.

Inteligo’s efficiency ratio is calculated by dividing salaries and employee benefits plus administrative expenses plus depreciation and amortization by net interest and similar income plus net fee income from financial services plus other income. Our wealth management segment’s efficiency ratio improved to 33.5% for 2017 from 37.0% for 2016.

Liquidity and Capital Resources

Our primary source of liquidity is dividends received from our subsidiaries and an issuance of senior debt and our primary use of funds is the payment of dividends to our shareholders and interest payments associated with the indebtedness described below.

As of March 31, 2019, our outstanding indebtedness included the following:

•	U.S.$300,000,000 aggregate principal amount of 4.125% senior notes due 2027 issued pursuant to the indenture, dated October 19, 2017 among the Registrant, The Bank of New York Mellon, as trustee, and The Bank of New York Mellon SA/NV, Luxembourg Branch, as Luxembourg transfer and paying agent. The use of proceeds was to fund the acquisition of 100% of the capital stock of Seguros Sura S.A. and Hipotecaria Sura Empresa Administradora Hipotecaria S.A.

The following discussion of liquidity and capital resources is on a segment basis. See “Dividends and Dividend Policy.

Interbank

The following table presents Interbank’s primary sources of funds as of March 31, 2019 and December 31, 2018:

	As of March 31,	As of December 31,
	2019	2018	Change
	(S/ in millions)		(S/ in millions)%
Total deposits and obligations	32,561.7	31,291.8	1,270.0	4.1%
Due to banks and correspondents and inter-bank funds	3,512.6	3,968.8	(456.2)	(11.5)%
Bonds, notes and other obligations	5,610.9	5,386.9	224.0	4.2%

Total	41,685.3	40,647.5	1,037.8	2.6%

In our banking segment, our primary sources of funds have traditionally consisted of deposits and obligations, which amounted to S/32,561.7 million as of March 31, 2019. Interbank’s deposits include retail and commercial deposits, generated mainly through its financial stores distribution network, and its relationships with commercial clients.

Interbank is required to maintain deposits with the Central Reserve Bank of Peru, as legal reserves, in an amount determined by the percentage of deposits and other liabilities owed to its clients. For a description of the legal reserve (encaje) regulations, see “Regulation and Supervision–Banking Regulation and Supervision–Reserve Requirements from the Central Reserve Bank of Peru”.

At times, Interbank has utilized Peru’s short-term interbank loans market to satisfy liquidity needs. The Central Reserve Bank of Peru’s discount window, which makes short-term loans to banks at premium rates, is another potential, short-term funding source, although Interbank has used it infrequently. As part of Interbank’s liquidity management, it sometimes enter into repos on Central Reserve Bank of Peru certificates of deposit, which are a cost and tax efficient source of funds in Peruvian currency.

Amounts due to banks and correspondents of Interbank (including both short and long-term amounts) decreased S/456.2 million, or 11.5%, to S/3,512.6 million as of March 31, 2019 from S/3,968.8 million as of December 31, 2018, as a result of lower long-term funding from the Central Reserve Bank of Peru. See Note 9 to our unaudited interim condensed consolidated financial statements.

Interbank has issued senior, senior-subordinated, junior-subordinated, mortgage and leasing bonds in the Peruvian and international capital markets. Interest payable accounted for an additional S/86.7 million in the caption bonds and other obligations. See Note 10 to our unaudited interim condensed consolidated financial statements.

Outstanding Indebtedness of Interbank

As of March 31, 2019, Interbank’s outstanding indebtedness included the following:

•	U.S.$200 million aggregate principal amount of 8.500% non-cumulative fixed/floating rate step-up junior subordinated notes due 2070 issued by Interbank through its Panamanian branch on April 23, 2010.

•	U.S.$300 million aggregate principal amount of 6.625% fixed-to-floating rate subordinated notes due 2029 issued by Interbank on March 18, 2014.

•

U.S.$386.7 million principal amount of 5.750% senior notes due 2020 issued by Interbank through its Panamanian branch on October 7, 2010, and September 27, 2012. The aggregate principal amount of our 5.750% senior notes due 2020 was U.S.$650 million, but on January 2018, the Bank executed an exchange offer addressed to the holders of these corporate bonds for an aggregate amount of U.S.$263.3 million. The latter generated an exchange premium of approximately U.S.$21.6 million.

•

U.S.$200 million principal amount of 3.375% senior notes due 2023 issued by Interbank on January 18, 2018. Also, as mentioned before, Interbank made an exchange offer that resulted in U.S.$284.9 million of new 3.375% senior notes due 2023. The total aggregate amount is U.S.$484.9 million as of December 31, 2018. Furthermore, the exchange did not generate a substantial change in the terms and conditions of the financial liability; therefore, no new financial obligation was recognized. The transactional costs associated with these exchanged bonds will continue to be amortized based on the schedule of the new issuance.

•	A U.S.$50 million loan under a master trade Financing agreement between Interbank and Sumitomo Bank dated as of October 17, 2003.

•

A U.S.$40 million loan under a credit facility agreement between Interbank and Development Bank of Latin America – CAF dated as of October 18, 2016. The credit facility agreement contains covenants which limit, among other things, the ability of Interbank to: (i) enter into new financing without maintaining the pari passu ranking; (ii) create any lien over its property; or (iii) dispose of over 25% of its property.

•

A U.S.$25 million loan under the terms supplement No. 3 of a master facility agreement between Interbank and Wells Fargo Bank, N.A. dated as of November 19, 2013, as amended. The Master Facility Agreement contains certain covenants which limit, among other things, the ability of Interbank to: (i) create, agree to create, incur, assume or suffer to exist any lien upon or with respect to any property; (ii) wind up, liquidate or dissolve its affairs or enter into any merger or consolidation, or convey, sell, lease or otherwise dispose of all or substantially all of its assets; and (iii) enter into any transactions or series of related transactions with any affiliates out of the ordinary course of business and in non-market conditions.

•

A U.S.$25 million loan under a credit agreement between Interbank and Citibank N.A. dated as of November 9, 2018. The credit agreement contains certain affirmative and negative covenants, as well as the following financial covenants: (i) permit at any time, its total capital adequacy ratio to be less than the higher the percentage specified by the Bank Regulatory Authority and 11% at any time; (ii) permit, at any time, its loan loss reserves to non-performing loans ratio to be less than the higher of the percentage specified by the Bank regulatory authority and 125%; and (iii) permit its non-performing loans to total loans to be greater than the lower of the percentage specified by the Bank regulatory authority and 4%.

The following represent individual amounts of subordinated debt from a total amount of U.S.$95.1 million, S/401.2 million (U.S.$120.9 million) of local bonds which qualify as second tier equity (“Tier 2”) in the determination of the regulatory capital, according to SBS, S/150.0 million (U.S.$45.2 million) of local corporate inflation-linked bonds and S/150.0 million (U.S.$45.2 million) of fixed rate certificates of deposit. These bonds do not have specific guarantees:

•	U.S.$30 million aggregate principal amount of 9.500% fixed rate subordinated notes due 2023 issued by Interbank on October 31, 2008. The issuance contains certain covenants which limit,

among other things, the ability of Interbank to: (i) pay dividends in case an event of default under the notes occurs (ii) enter into transactions with affiliates in non-market conditions (ii) maintain indebtedness levels in accordance with article 199 of the Peruvian Banking and Insurance Law.

•

S/110 million aggregate principal amount of VAC+ 3.500% floating rate subordinated notes due 2023 issued by Interbank on September 10, 2008. The issuance contains certain covenants which limit, among other things, the ability of Interbank to: (i) pay dividends in case an event of default under the notes occurs (ii) enter into transactions with affiliates in non-market conditions (ii) maintain indebtedness levels in accordance with article 199 of the Peruvian Banking and Insurance Law.

•

S/3.3 million aggregate principal amount of 8.500% fixed rate subordinated notes due 2019 issued by Interbank on July 17, 2009. The issuance contains certain covenants which limit, among other things, the ability of Interbank to: (i) pay dividends in case an event of default under the notes occurs (ii) enter into transactions with affiliates in non- market conditions (ii) maintain indebtedness levels in accordance with article 199 of the Peruvian Banking and Insurance Law.

•

U.S.$15.1 million aggregate principal amount of 8.156% fixed rate subordinated notes due 2019 issued by Interbank on July 17, 2009. The issuance contains certain covenants which limit, among other things, the ability of Interbank to: (i) pay dividends in case an event of default under the notes occurs (ii) enter into transactions with affiliates in non-market conditions (ii) maintain indebtedness levels in accordance with article 199 of the Peruvian Banking and Insurance Law.

•

S/137.9 million aggregate principal amount of 6.906% fixed rate subordinated notes due 2022 issued by Interbank on June 25, 2012. The issuance contains certain covenants which limit, among other things, the ability of Interbank to: (i) pay dividends in case an event of default under the notes occurs (ii) enter into transactions with affiliates in non-market conditions (ii) maintain indebtedness levels in accordance with article 199 of the Peruvian Banking and Insurance Law.

•

S/150 million aggregate principal amount of 5.813% fixed rate subordinated notes due 2023 issued by Interbank on January 11, 2013. The issuance contains certain covenants which limit, among other things, the ability of Interbank to: (i) pay dividends in case an event of default under the notes occurs (ii) enter into transactions with affiliates in non-market conditions (ii) maintain indebtedness levels in accordance with article 199 of the Peruvian Banking and Insurance Law.

•

U.S.$50 million aggregate principal amount of 7.500% fixed rate subordinated notes due 2023 issued by Interbank on December 13, 2013. The issuance contains certain covenants which limit, among other things, the ability of Interbank to: (i) pay dividends in case an event of default under the notes occurs (ii) enter into transactions with affiliates in non-market conditions (ii) maintain indebtedness levels in accordance with article 199 of the Peruvian Banking and Insurance Law.

•	S/150 million aggregate principal amount of 4.28125% fixed rate certificates of deposit due 2020 issued by Interbank on March 26, 2019.

•	S/150 million aggregate principal amount of 3.40625% corporate inflation-linked bonds due 2029 issued by Interbank on March 26, 2019.

Additional outstanding indebtedness is mainly related to short term bank facilities for working capital and general purposes.

Interseguro

Interseguro’s primary source of funds is premiums collected.

Interseguro has issued subordinated bonds in the Peruvian market. As of March 31, 2019 and as of December 31, 2018, Interseguro had S/116.1 million and S/168.7 million, respectively, in bonds outstanding. Additionally, Interseguro works with credit lines for promissory notes and letters of guarantee. As of March 31, 2019, the outstanding balance for lines with Banco de Crédito del Peru and Interbank was U.S.$4.0 million and U.S.$49.1 million, respectively. See Note 10 to our unaudited interim condensed consolidated financial statements.

Inteligo

The following table presents Inteligo’s primary sources of funds as of March 31, 2019 and as of December 31, 2018:

	As of March 31,	As of December 31,
	2019	2018	Change
	(S/ in millions)		(S/ in millions)%
Total deposits and obligations	2,548.3	2,622.4	(74.1)	(2.8)%
Due to banks and correspondents and inter-bank funds	318.6	323.8	(5.2)	(1.6)%

Total	2,867.0	2,946.2	(79.3)	(2.7)%

In our wealth management segment, the primary source of funds has consisted of deposits and obligations, which amounted to S/2,548.3 million as of March 31, 2019. Inteligo Bank’s deposits are retail deposits, from its private wealth clients. Retail deposits provide Inteligo with a low-cost, diverse and stable source of funding. Amounts due to banks and correspondents consist of the credit facilities provided to Inteligo Bank.

Deposits and obligations decreased S/74.1 million or 2.8% as of March 31, 2019 from December 31, 2018 as a result of a S/174.3 million reductions in interest bearing deposits. Funds due to banks and correspondents decreased slightly from S/323.8 million as of December 31, 2018 to S/318.6 million as of March 31, 2019.

Regulatory Capital

We are not required to establish a regulatory capital for statutory purposes. However, Interbank and Interseguro are required to maintain minimum regulatory capital pursuant to guidelines issued by the SBS, and Inteligo Bank is required to maintain minimum regulatory capital pursuant to guidelines issued by the Central Bank of The Bahamas.

Interbank

As of March 31, 2019, the minimum regulatory capital as a percentage of risk-weighted assets for Interbank was 11.7% and its ratio of regulatory capital to total risk weighted assets was 16.4%, the highest among the four largest banks in Peru, according to the SBS. As of December 31, 2018, the minimum regulatory capital as a percentage of risk-weighted assets for Interbank was 11.7% and its ratio of regulatory capital to total risk weighted assets was 15.8%, the highest among the four largest banks in Peru, according to the SBS. As of December 31, 2017, the minimum regulatory capital as a percentage of risk-weighted assets for Interbank was 11.9%. As of December 31, 2017, Interbank’s ratio of regulatory capital to total risk weighted assets was 16.1%, the highest among the four largest banks in Peru. See Note 17(f) to our audited annual consolidated financial statements and “Regulation and Supervision of the Banking and Insurance Sector in Peru and the Bahamas Financial Regulatory Framework” section in this prospectus for a discussion of regulatory capital requirements applicable to Interbank.

The following tables present Interbank’s regulatory capital as of March 31, 2019 and as of December 31, 2018, 2017 and 2016, in accordance with SBS GAAP, as required by the Peruvian Banking and Insurance Law.

Interbank’s Regulatory Capital

	As of March 31, 2019	As of December 31, 2018
			Change
	(S/ in millions)		(S/ in millions)%
Paid-in-capital	3,937.5	3,470.4	467.0	13.5%
Legal and special reserves	898.5	794.8	103.8	13.1%
Treasury stock	(33.9)	(33.9)	—	0.0%
Earnings pending capitalization (1)	286.7	400.0	(113.3)	(28.3)%
Unrealized gains in investments available-for-sale	—	—	—	0.0%
Subordinated bonds	464.5	539.7	(75.2)	(13.9)%
Shares of IFS (2)	(93.2)	(94.8)	1.5	(1.6)%
Others	(7.2)	(34.1)	26.9	(78.8)%

Total Tier I	5,452.8	5,042.0	410.8	8.1%

Subordinated bonds	1,697.2	1,682.6	14.6	0.9%
Generic allowances for loan losses	417.5	411.7	5.8	1.4%
Shares of IFS (2)	(93.2)	(94.8)	1.5	(1.6)%
Others	(7.2)	(34.1)	26.9	(78.8)%

Total Tier 2	2,014.1	1,965.3	48.8	2.5%

Total Regulatory Capital	7,466.9	7,007.4	459.5	6.6%

Risk-weighted assets	45,448.1	44,391.0	1,055.8	2.4%
Regulatory capital as a percentage of risk-weighted assets	16.4%	15.8%

(1)	Corresponds to retained earnings to be capitalized as directed by the board of directors.

(2)	Corresponds to 1,986,233 IFS shares held by Interbank as of March 31, 2019 and December 31, 2018.

	As of December 31,
	2018	2017	Change
	(S/ in millions)		(S/in millions)%
Paid-in-capital	3,470.4	3,064.5	405.9	13.2%
Legal and special reserves	794.8	704.6	90.2	12.8%
Treasury stock	(33.9)	(33.9)	—	0.0%
Earnings pending capitalization (1)	400.0	199.6	200.4	100.4%
Unrealized gains in investments available-for-sale	—	—	—	0.0%
Subordinated bonds	539.7	583.4	(43.7)	(7.5)%
Shares of IFS (2)	(94.8)	(229.1)	134.3	(58.6)%
Others	(34.1)	(38.7)	4.5	(11.8)%

Total Tier I	5,042.0	4,250.4	791.6	18.6%

Subordinated bonds	1,682.6	1,710.5	(27.9)	(1.6)%
Generic allowances for loan losses	411.7	373.2	38.5	10.3%
Shares of IFS (2)	(94.8)	(229.1)	134.3	(58.6)%
Others	(34.1)	(38.7)	4.5	(11.8)%

Total Tier 2	1,965.3	1,815.9	149.4	8.2%

Total Regulatory Capital	7,007.4	6,066.3	941.0	15.5%

Risk-weighted assets	44,391.0	37,745.5	6,645.5	17.6%
Regulatory capital as a percentage of risk-weighted assets	15.8%	16.1%

(1)	Corresponds to retained earnings to be capitalized as directed by the board of directors.

(2)	Corresponds to 1,986,233 and 4,995,723 IFS shares held by Interbank as of December 31, 2018 and 2017, respectively.

	As of December 31,
	2017	2016	Change
	(S/ in millions)		(S/ in millions)%
Paid-in-capital	3,064.5	2,670.7	393.8	14.7%
Legal and special reserves	704.6	617.0	87.5	14.2%
Treasury stock	(33.9)	(33.9)	—	0.0%
Earnings pending capitalization (1)	199.6	220.2	(20.6)	(9.4%)
Subordinated bonds	583.4	613.2	(29.8)	(4.9%)
Shares of IFS (2)	(229.1)	(257.5)	28.5	(11.0%)
Others	(38.7)	(40.4)	1.8	(4.4%)

Total Tier I	4,250.4	3,789.3	461.1	12.2%

Subordinated bonds	1,710.5	1,783.9	(73.4)	(4.1%)
Generic allowances for loan losses	373.2	363.5	9.6	2.7%
Shares of IFS (2)	(229.1)	(257.5)	28.5	(11.0%)
Others	(38.7)	(40.4)	1.8	(4.4%)

Total Tier 2	1,815.9	1,849.5	(33.6)	(1.8%)

Total Regulatory Capital	6,066.3	5,638.9	427.5	7.6%

Risk-weighted assets	37,745.5	35,475.3	2,270.2	6.4%
Regulatory capital as a percentage of risk-weighted assets	16.1%	15.9%	18.8%

(1)	Corresponds to retained earnings to be capitalized as directed by the board of directors.
(2)	Corresponds to 4,995,723 and 5,495,723 IFS shares held by Interbank as of December 31, 2017 and 2016, respectively.

Interseguro

Interseguro is required to maintain a minimum regulatory capital, also known as solvency equity, pursuant to guidelines issued by the SBS. The capital requirement is the sum of solvency equity and the guarantee fund. Solvency equity is determined by the level of risk and the risk profile assumed by an insurance company in Peru in accordance with SBS regulations. The guarantee fund is equivalent to 35% of solvency equity. See Note 17(f) to our audited annual consolidated financial statements and “Regulation and Supervision of the Banking and Insurance Sector in Peru and the Bahamas Financial Regulatory Framework” in this prospectus for a discussion of regulatory capital requirements applicable to Interseguro.

The following tables present Interseguro’s solvency ratio as of March 31, 2019 and as of December 31, 2018, 2017 and 2016 in accordance with SBS GAAP as required by the Peruvian Banking and Insurance Law. Seguros Sura is presented stand alone in this table as the merger with Interseguro did not take place until March 2018 and until that time, it was separately reporting to the SBS.

	As of March 31, 2019	As of December 31, 2018	Change
	(S/ in millions)		(S/ in millions)%
Regulatory Capital	990.2	1,042.7	(52.5)	(5.0)%
Less:
Solvency equity (solvency margin) (1)	562.5	559.9	2.6	0.5%
Guarantee fund (2)	196.9	196.0	0.9	0.5%

Required capital	759.4	755.9	3.5	0.5%

Surplus	230.8	286.8	(56.0)	(19.5)%
Solvency Ratio (3)	130.4%	137.9%

	As of December 31,				Seguros Sura As of December 31,
	2018	2017	Change		2017
	(S/ in millions)		(S/ in millions)%		(S/ in millions)
Regulatory Capital	1,042.7	549.3	493.4	89.8%	488.3
Less:
Solvency equity (solvency margin) (1)	559.9	301.7	258.3	85.6%	231.7
Guarantee fund (2)	196.0	105.6	90.4	85.6%	81.1

Required capital	755.9	407.3	348.7	85.6%	312.8

Surplus	286.8	142.0	144.8	101.9%	175.4
Solvency Ratio (3)	137.9%	134.9%			156.1%

	As of December 31,
	2017	2016	Change
	(S/ in millions)		(S/ in millions)%
Regulatory Capital	549.3	584.8	(35.5)	(6.1)%
Less:
Solvency margin (1)	301.7	297.7	4.0	1.3%
Guarantee fund (2)	105.6	104.2	1.4	1.3%

Required capital	407.3	401.8	5.4	1.3%

Surplus	142.0	182.9	(40.9)	(22.4)%
Solvency ratio (3)	134.9%	145.5%

(1)	Corresponds to an amount determined by the level of risk and the risk profile assumed by an insurance company in Peru in accordance with SBS regulations.

(2)	Equal to 35% of solvency margin.
(3)	Solvency ratio for Interseguro is calculated in accordance with SBS guidelines. See “Regulation and Supervision—Insurance Regulation and Supervision—Solvency Requirements and Regulatory Capital.

Inteligo Bank

The following tables present Inteligo Bank’s risk-weighted assets and regulatory capital as a percentage of risk-weighted assets as of March 31, 2019 and as of December 31, 2018, 2017 and 2016.

	As of March 31,	As of December 31,
	2019	2018	Change
	(U.S.$ in millions)		(S/ in millions)%
Total eligible capital	240.4	217.0	23.5	10.8%
Total risk-weighted assets	894.7	850.1	44.7	5.3%

Capital ratio	26.9%	25.5%

	As of December 31,
	2018	2017	Change
	(U.S.$ in millions)		(S/ in millions)%
Total eligible capital	217.0	212.5	4.5	2.1%
Total risk-weighted assets	850.1	652.2	197.8	30.3%

Capital ratio	25.5%	32.6%

As of December 31,
2017	2016	Change
(U.S.$ in millions)	(S/ in millions)%
Total eligible capital	212.5	187.5	25.0	13.3%
Total risk-weighted assets	652.2	764.5	(112.3)	-14.7%

Capital ratio	32.6%	24.5%

Banking regulations on capital adequacy in The Bahamas take into account the recommendations of the Basel I Committee. The Central Bank of the Bahamas implemented Basel III requirements regarding capital adequacy in 2016. Its guidelines for the management of capital provide that Inteligo’s regulatory capital must be equal to or greater than 8.0% of the total risk-weighted assets. Risk-weighted assets are the sum of (i) the total amount of credit risk weighted assets and indirect loans; (ii) ten times the regulatory capital allocated to cover market risk only if the bank’s market risk position is higher than (a) 5% of the total on and off-balance sheet assets; (b) U.S.$100 million; and (iii) 12.5 times the regulatory capital allocated to cover operational risk. As of March 31, 2019, Inteligo Bank’s ratio of regulatory capital to total risk-weighted assets was 26.9%. In 2018, the Central Bank of the Bahamas published two discussion papers focused on Minimum Disclosures (Pillar III of the Basel II framework) and the Net Stable Funding Ratio and the Liquidity Coverage Ratio (main components of Basel III).

In Peru, Inteligo SAB is regulated by the SMV, which is responsible for determining the minimum capital requirement for the companies under its supervision. As of March 31, 2019, the capital requirement for brokerage houses is the sum of (i) the minimum regulatory capital required of S/2.0 million; and (ii) the regulatory capital allocated to cover operational risks. As of March 31, 2019, Inteligo SAB held capital exceeding S/12.0 million.

Commitments and Contractual Obligations

We enter into various commitments and contractual obligations that may require future cash payments. The following tables summarize our commitments and contractual obligations as of March 31, 2019 and December 31, 2018, respectively.

As of March 31, 2019	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
	(S/ in millions)
Deposits and obligations	33,712.9	906.9	49.9	120.3	34,790.0
Inter-bank funds	106.5	—	—	—	106.5
Due to banks and correspondents	1953.3	729.5	225.2	820.9	3,726.1
Bonds, notes and other obligations	145.2	1,431.1	2,190.8	2,896.2	6,663.2
Due from customers on acceptances	89.7	—	—	—	89.7
Accounts payable, provisions and other liabilities	1,916.4	—	—	—	1,916.4
Lease liabilities	17.6	67.5	175.3	69.8	330.2

Total (1)	37,941.6	3,135.1	2,638.4	3,907.1	47,622.1

As of December 31, 2018	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
	(S/ in millions)
Deposits and obligations	32,783.6	735.7	47.9	114.8	33,682.0
Due to banks and correspondents	2,507.6	752.2	225.2	808.3	4,293.4
Bonds, notes and other obligations	132.5	1,309.2	2,214.7	2,840.3	6,496.8
Due from customers on acceptances	132.9	—	—	—	132.9
Accounts payable, provisions and other liabilities	1,750.4	—	—	—	1,750.4

Total (1)	37,307.0	2,797.1	2,487.8	3,763.4	46,355.4

All contractual obligations included in this table are recognized as liabilities on our consolidated statement of financial position and represent principal payments on an undiscounted basis without including payment of future interest. For more information see “Note 31.3 Liquidity Risk” of our audited annual consolidated financial statements.

(1)	For insurance contract liabilities, see Notes 15 of our audited annual consolidated financial statements.

Capital Expenditures Program

We have made significant investments and in particular, in our banking segment, Interbank has made substantial investments in recent years targeting both digital and physical infrastructure. Our capital expenditures amounted to S/200.6 million for 2018, S/245.2 million for 2017 and S/212.4 million for 2016. Some of the key investments include:

•	significant improvements in our digital platform, including new functionalities and a complete new customer interface aimed to enhance user experience, in both retail and commercial segments;

•	building up of data and implementation of tools to improve our CRM and risk analytical capabilities to better understand our customers;

•	strengthening our data center through an outsourcing contract with IBM;

•	the renewal of a large portion of our ATM’s network to be able to provide new functionalities with an omni-channel approach; and

•	significant improvement of our operational efficiency.

Interbank believes that it has built the foundations to capture current and future market opportunities and continue to grow. It has a capital expenditure plan to ensure the accomplishment of its medium-term strategic plan, as it believes that not only operating efficiency and the proximity to its customers, but also digital transformation and innovation, are key competitive advantages.

While we budget for investments across our subsidiaries, Interbank accounts for the substantial majority or our capital expenditures budget. We budget for year long periods. Interbank’s budget for capital expenditures for the next three years is approximately S/700 million, approximately 75% of which is related to information technology expenditures including investments in our digital platform. Some of the key technological expenditures include:

•	develop new business ideas and business models;

•	intensify analytical capabilities through data, big data, artificial intelligence and real time decision, to enrich our understanding of Peruvian clients;

•	improve customer experience through digital solutions, including products, services, and processes;

•	strengthen operational efficiency and productivity through robotic process automation;

•	update our cybersecurity standards to protect our customers; and

•	migrate and develop new applications through the cloud.

Interseguro has invested in technology to support its rapidly expanding operations. In 2013 it started the implementation of an operations system in order to support Interseguro’s planned growth in individual life and retail insurance products, a CRM platform, and business intelligence capabilities, among others. Aside from its technology investments program and upgrades, Interseguro is also considering minor investments to improve its office infrastructure.

In our wealth management segment, Inteligo Bank implemented a new core system to support its rapidly expanding operations and has continued working on complementing its IT infrastructure and further developing of its technology platform, which will allow it to leverage its existing CRM platform and develop stronger business intelligence capabilities.

Off-Balance Sheet Arrangements

Our subsidiaries Interbank, Interseguro and Inteligo have various contractual arrangements, such as contingent operations, that are not recognized as liabilities in our audited annual consolidated financial statements but are required to be recorded as off-balance sheet items. See Note 19 to our audited annual consolidated financial statements.

We enter into contingent operations to generate fees from guarantees, stand-by letters of credit, import and export letters of credit, due from bank acceptances and foreign currency forward obligations.

Off-Balance Sheet Arrangements as of March 31, 2019 and December 31, 2018

The following table presents our consolidated off-balance sheet arrangements as of March 31, 2019 and December 31, 2018.

	As of March 31,	As of December 31,
	2019	2018	Change
	(S/ in millions)		(S/in millions)%
Contingent credits—Indirect loans
Guarantees and standby letters	3,696.4	3.763.6	(67.2)	(1.8)%
Import and export letters of credit	295.6	307.9	(12.2)	(4.0)%

	3,992.0	4,071.5	(79.4)	(2.0)%

Derivatives—Notional amounts
Held for trading
Forward currency contracts—buy	725.3	2,023.8	(1,298.6)	(64.2)%
Forward currency contracts—sell	1,741.9	2,709.6	(967.8)	(35.7)%
Foreign currency forward contracts on currencies other than sol	590.5	443.8	146.7	33.1%
Interest rate swaps	2,385.0	2,018.2	366.8	18.2%
Currency swaps	1,018.9	909.1	109.8	12.1%
Cross currency swap	195.3	198.5	(3.2)	(1.6)%
Foreign currency options	129.0	234.8	(105.8)	(45.1)%
Held as hedges
Cash flow hedges:
Interest rate swaps	298.6	303.6	(5.0)	(1.6)%
Cross currency swap	1,957.6	1,922.6	35.0	1.8%

	9,042	10,764.0	(1,722.0)	(16.0)%

Responsibilities under credit lines agreements	9,560.8	9,172.6	388.2	4.2%

Total	22,594.9	24,008.1	(1,413.2)	(5.9)%

Guarantees and standby letters decreased by S/67.2 million, or 1.8%, from S/3,763.6 million as of December 31, 2018 to S/3,696.4 million as of March 31, 2019. Import and export letters of credit decreased S/12.2 million in the corresponding period.

As of March 31, 2019, foreign currency forwards, including purchase and sale agreements decreased S/2,119.6 million from S/5,177.2 million as of December 31, 2018 to S/3,057.6 million as of March 31, 2019. We also use derivative financial instruments as hedges. See Note 11(b) to our audited annual consolidated financial statements for derivative financial instruments valuation.

Responsibilities under credit line agreements increased S/388.2 million for the three months ended March 31, 2019, compared to the amount registered as of December 31, 2018. These credit line agreements are cancellable at any time by Interbank.

Off-Balance Sheet Arrangements as of December 31, 2018 and 2017

The following table presents our consolidated off-balance sheet arrangements as of December 31, 2018, 2017.

	As of December 31,
	2018	2017	Change
	(S/ in millions)		(S/ in millions)%
Contingent credits—Indirect loans
Guarantees and standby letters	3,763.6	4,044.6	(281.0)	(6.9%)
Import and export letters of credit	307.9	221.9	86.0	38.8%

	4,071.5	4,266.5	(195.0)	(4.6%)

Derivatives—Notional amounts
Held for trading
Forward currency contracts—buy	2,023.8	2,317.9	(294.1)	(12.7%)
Forward currency contracts—sell	2,709.6	2,776.3	(66.7)	(2.4%)
Foreign currency forward contracts on currencies other than sol	443.8	379.4	64.4	17.0%
Interest rate swaps	2,018.2	2,220.1	(201.9)	(9.1%)
Currency swaps	909.1	989.2	(80.1)	(8.1%)
Cross currency swap	198.5	190.8	7.8	4.1%
Foreign currency options	234.8	227.6	7.1	3.1%
Held as hedges
Cash flow hedges:
Interest rate swaps	303.6	453.7	(150.2)	(33.1%)
Cross currency swap	1,922.6	551.0	1,371.6	249.0%

	10,764.0	10,106.0	658.0	6.5%

Responsibilities under credit lines agreements	9,172.6	7,989.6	1,183.0	14.8%

Total	24,008.1	22,362.2	1,645.9	7.4%

Guarantees and standby letters decreased S/281.0 million, or 6.9% from S/4,044.6 million as of December 31, 2017 to S/3,763.6 million as of December 31, 2018. Import and export letters of credit increased S/86.0 million in the corresponding period.

As of December 31, 2018, foreign currency forwards, including purchase and sale agreements decreased S/296.4 million from S/5,473.6 million as of December 31, 2017 to S/5,177.2 million as of December 31, 2018. We also use derivative financial instruments as hedges. See Note 11 (b) to our audited annual consolidated financial statements for derivative financial instruments valuation.

Responsibilities under credit line agreements increased S/1,183.0 million as of December 31, 2018, compared to the amount registered as of December 31, 2017. These credit line agreements are cancellable at any time by Interbank.

Off-Balance Sheet Arrangements as of December 31, 2017 and 2016

The following table presents our consolidated off-balance sheet arrangements as of December 31, 2017 and 2016.

	As of December 31,		Change
	2017	2016	(S/ in millions)%
Contingent credits—Indirect loans
Guarantees and standby letters	4,044.6	4,193.7	(149.1)	(3.6%)
Import and export letters of credit	221.9	256.7	(34.8)	(13.6%)

	4,266.5	4,450.5	(184.0)	(4.1%)

Derivatives
Held for trading
Forward currency contracts—buy	2,317.9	1,742.8	575.1	33.0%
Forward currency contracts—sell	2,776.3	2,013.7	762.7	37.9%
Foreign currency forward contracts on currencies other than sol	379.4	204.6	174.8	85.4%
Interest rate swaps	2,220.1	2,761.1	(541.0)	(19.6%)
Currency swaps	989.2	1,464.3	(475.1)	(32.4%)
Cross currency swap	190.8	197.5	(6.8)	(3.4%)
Foreign currency options	227.6	192.6	35.1	18.2%
Held as hedges
Cash flow hedges:
Interest rate swaps	453.7	469.8	(16.1)	(3.4%)
Cross currency swap	551.0	—	551.0	0.0%

	10,106.0	9,046.4	1,059.6	11.7%

Responsibilities under credit lines agreements	7,989.6	9,000.9	(1,011.2)	(11.2%)

Total	22,362.2	22,497.8	(135.6)	(0.6%)

Guarantees and standby letters decreased by S/149.1 million, or 3.6%, from S/4,193.7 million as of December 31, 2016 to S/4,044.6 million as of December 31, 2017. Import and export letters of credit decreased S/34.8 million in the corresponding period.

As of December 31, 2017, foreign currency forwards, including purchase and sale agreements increased S/1,512.6 million from S/3,961.1 million as of December 31, 2016 to S/5,473.6 million as of December 31, 2017. We also use derivative financial instruments as hedges. See Note 11(b) to our audited annual consolidated financial statements for derivative financial instruments valuation.

Responsibilities under credit line agreements decreased S/1,011.2 million as of December 31, 2017, compared to the amount registered as of December 31, 2016. These credit line agreements are cancellable at any time by Interbank.

Quantitative and Qualitative Disclosures about Market Risk

For a discussion of quantitative and qualitative market risk, see Note 31.2 to our audited annual consolidated financial statements.

SELECTED STATISTICAL INFORMATION

The following tables present certain selected statistical information and ratios for IFS for the periods indicated. The following information is included for analytical purposes and should be read in conjunction with the information included in “Management’s Discussion and Analysis of Results of Operations and Financial Conditions” and our audited annual consolidated financial statements and notes thereto included elsewhere in this prospectus. The statistical information and discussion and analysis presented below for the fiscal years ended December 31, 2018 and December 31, 2017 reflect our consolidated financial position with our subsidiaries, Inteligo, Interbank and Interseguro, as of December 31, 2018 and 2017 and their results of operations for 2018, 2017 and 2016. The statistical information presented below for the three months ended March 31, 2019 and March 31, 2018 reflect our consolidated financial position with our subsidiaries Inteligo, Interbank and Interseguro, as of March 31, 2019 and 2018 and their results of operations for the three months ended 2019 and 2018.

Average annual balances are based on five quarterly balances. Nominal average interest rates have been calculated by dividing interest earned on assets or paid on liabilities by the corresponding average balances on such assets or liabilities. Certain figures have been annualized for interim periods.

As explained in Note 4.2.2 to our financial statements, we have adopted for the first time IFRS 9 “Financial Instruments”, effective for annual periods beginning on or after January 1, 2018. IFRS 9 replaces IAS 39 “Financial Instruments: Recognition and Measurement” for annual periods starting on or after January 1, 2018.

The adoption of IFRS 9 has fundamentally changed the Company’s accounting for loan loss impairments by replacing the incurred loss approach under IAS 39 with a forward-looking expected credit loss (ECL) approach. IFRS 9 requires us to record an allowance for expected credit loss for all loans and other debt financial assets not held at fair value through profit or loss, together with financial guarantee contracts. The allowance is based on the expected credit loss associated with the probability of default in the next twelve months unless there has been a significant increase in credit risk since origination. If the financial asset meets the definition of purchased or originated credit impaired (POCI), the allowance is based on the change in the expected credit loss over the life of the asset.

As permitted by IFRS 9, we have not restated the comparative information for prior years. Therefore, the comparative information for 2017 and prior periods is reported under IAS 39 and is not comparable to the information presented for 2018.

On January 1, 2019, we adopted for the first time IFRS 16 “Leases” which established that at the commencement date of a lease, a lessee will recognize a liability to reflect lease payments and the asset that represents the right-of-use of the underlying leased asset during the lease term will be recorded. Lessees will be required to separately recognize the interest expense on the lease liability and the depreciation expense on the right-of-use asset. As permitted by the transitional provisions of IFRS 16, we elected to apply the modified retrospective approach and we have not restated comparative figures. See Note 2(c) to our unaudited interim condensed consolidated financial statements.

Average Balance Sheets, Income Earned from Interest-Earning Assets, Interest Paid on Interest-Bearing Liabilities

The tables below set forth, by currency of denomination, average balances for IFS prepared on a consolidated basis, and, where applicable, interest earned on interest-earning assets and interest paid on interest-bearing liabilities for the periods indicated. Except as otherwise indicated, average balances, when used, have been classified by currency (soles or foreign currency (primarily U.S. dollars)), regardless of the domestic or international origin of the relevant balances. In addition, unless otherwise set forth in this prospectus, such average balances are based on quarterly balances. Nominal average interest rates have been calculated by dividing interest earned on assets or paid on liabilities by the corresponding average balances on such assets or liabilities.

	For the three months ended March 31, (unaudited)						For the year ended December 31,
	2019			2018			2018			2017			2016
	(S/ in millions, except for percentages)						(S/ in millions, except for percentages)
	Average Balance	Interest Earned	Nominal Average Rate	Average Balance	Interest Earned	Nominal Average Rate	Average Balance	Interest Earned	Nominal Average Rate	Average Balance	Interest Earned	Nominal Average Rate	Average Balance	Interest Earned	Nominal Average Rate
Interest-earning assets:
Cash and due from banks
Soles	1,400.3	1.3	0.4%	1,629.9	2.9	0.7%	1,431.3	5.4	0.4%	1,246.8	8.9	0.7%	1,197.9	11.0	0.9%
Foreign Currency	7,902.7	26.0	1.3%	9,072.1	8.4	0.4%	7,654.1	46.2	0.6%	9,011.4	21.2	0.2%	10,205.8	9.6	0.1%

Total	9,303.0	27.3	1.2%	10,702.0	11.3	0.4%	9,085.4	51.6	0.6%	10,258.2	30.1	0.3%	11,403.8	20.5	0.2%

Investments
Soles	10,048.9	142.8	5.7%	9,956.4	160.6	6.5%	10,019.9	528.7	5.3%	6,523.1	341.6	5.2%	4,640.8	277.8	6.0%
Foreign Currency	7,692.2	91.5	4.8%	7,539.7	67.1	3.6%	7,688.7	384.3	5.0%	5,407.1	235.8	4.4%	4,707.7	222.2	4.7%

Total	17,741.1	234.2	5.3%	17,496.1	227.7	5.2%	17,708.7	913.0	5.2%	11,930.2	577.4	4.8%	9,348.4	499.9	5.3%

Loans
Soles	24,319.5	744.0	12.2%	21,054.7	669.7	12.7%	22,161.0	2,801.1	12.6%	19,980.3	2,683.0	13.4%	18,894.0	2,643.1	14.0%
Foreign Currency	10,352.8	161.2	6.2%	8,659.3	127.5	5.9%	9,445.2	555.6	5.9%	8,718.4	518.5	5.9%	8,723.6	541.3	6.2%

Total	34,672.4	905.2	10.4%	29,714.0	797.3	10.7%	31,606.2	3,356.7	10.6%	28,698.7	3,201.5	11.2%	27,617.5	3,184.3	11.5%

Total interest-earning assets
Soles	35,768.7	888.0	9.9%	32,641.0	833.2	10.2%	33,612.2	3,335.2	9.9%	27,750.2	3,033.6	10.9%	24,732.6	2,931.8	11.9%
Foreign Currency	25,947.8	278.8	4.3%	25,271.1	203.0	3.2%	24,788.1	986.1	4.0%	23,136.9	775.5	3.4%	23,637.1	773.0	3.3%

Total	61,716.5	1,166.7	7.6%	57,912.1	1,036.3	7.2%	58,400.2	4,321.3	7.4%	50,887.1	3,809.0	7.5%	48,369.7	3,704.8	7.7%

Taxable interest income	—	915.2	—	—	861.5	—	—	3,356.2	—	—	3,166.7	—	—	3,139.7	—
Non-taxable interest income	—	251.5	—	—	174.8	—	—	965.1	—	—	642.3	—	—	565.1	—

	For the three months ended March 31, (unaudited)						For the year ended December 31,
	2019			2018			2018			2017			2016
	(S/ in millions, except for percentages)						(S/ in millions, except for percentages)
	Average Balance	Interest Paid	Nominal Average Rate	Average Balance	Interest Paid	Nominal Average Rate	Average Balance	Interest Paid	Nominal Average Rate	Average Balance	Interest Paid	Nominal Average Rate	Average Balance	Interest Paid	Nominal Average Rate
Interest-bearing liabilities:
Deposits and obligations
Soles	19,672.8	(142.1)	(2.9%)	17,875.5	(109.9)	(2.5%)	18,225.8	(468.1)	(2.6%)	15,675.5	(461.5)	(2.9%)	13,466.8	(392.4)	(2.9%)
Foreign Currency	14,563.1	(46.9)	(1.3%)	14,038.5	(29.3)	(0.8%)	13,672.6	(135.1)	(1.0%)	13,881.7	(110.0)	(0.8%)	14,759.8	(104.7)	(0.7%)

Total	34,236.0	(189.1)	(2.2%)	31,914.0	(139.2)	(1.7%)	31,898.4	(603.2)	(1.9%)	29,557.2	(571.5)	(1.9%)	28,226.6	(497.1)	(1.8%)

Due to banks and correspondents (1)
Soles	3,024.6	(30.8)	(4.1%)	3,455.7	(36.4)	(4.2%)	3,473.8	(137.6)	(4.0%)	3,984.4	(181.4)	(4.6%)	4,329.5	(199.5)	(4.6%)
Foreign Currency	1,038.4	(11.5)	(4.4%)	898.4	(7.9)	(3.5%)	922.5	(36.2)	(3.9%)	1,323.8	(41.0)	(3.1%)	1,733.3	(55.7)	(3.2%)

Total	4,063.0	(42.4)	(4.2%)	4,354.2	(44.3)	(4.1%)	4,396.3	(173.7)	(4.0%)	5,308.2	(222.4)	(4.2%)	6,062.7	(255.3)	(4.2%)

Bonds, notes and other obligations
Soles	1,904.9	(28.0)	(5.9%)	628.9	(15.8)	(10.0%)	1,180.3	(90.0)	(7.6%)	427.9	(30.6)	(7.2%)	434.4	(27.3)	(6.3%)
Foreign Currency	4,675.1	(76.4)	(6.5%)	5,292.4	(67.6)	(5.1%)	5,024.6	(303.7)	(6.0%)	4,460.8	(295.4)	(6.6%)	4,377.9	(302.1)	(6.9%)

Total	6,580.0	(104.4)	(6.3%)	5,921.3	(83.4)	(5.6%)	6,204.9	(393.7)	(6.3%)	4,888.7	(326.0)	(6.7%)	4,812.3	(329.5)	(6.8%)

Total Interest-bearing liabilities:
Soles	24,602.3	(200.9)	(3.3%)	21,960.1	(162.1)	(3.0%)	22,879.9	(695.6)	(3.0%)	20,087.8	(673.5)	(3.4%)	18,230.7	(619.3)	(3.4%)
Foreign Currency	20,276.6	(134.8)	(2.7%)	20,229.3	(104.8)	(2.1%)	19,619.7	(475.0)	(2.4%)	19,666.3	(446.4)	(2.3%)	20,871.0	(462.5)	(2.2%)

Total	44,879.0	(335.8)	(3.0%)	42,189.4	(266.9)	(2.5%)	42,499.6	(1,170.6)	(2.8%)	39,754.1	(1,119.9)	(2.8%)	39,101.7	(1,081.9)	(2.8%)

(1)	Includes inter-bank funds.

The following tables set forth, by currency of denomination, average balances for our non-interest earning assets and non-interest bearing liabilities and shareholders’ equity for the periods indicated.

	For the three months ended March 31, (unaudited)		For the year ended December 31,
	2019	2018	2018	2017	2016
	(S/ in millions)		(S/ in millions)
	Average Balance	Average Balance	Average Balance	Average Balance	Average Balance
Impairment allowance for loans
Soles	(1,109.3)	(1,020.0)	(1,025.8)	(1,020.7)	(932.5)
Foreign Currency	(271.2)	(239.2)	(261.7)	(183.4)	(179.1)

Total	(1,380.5)	(1,259.2)	(1,287.6)	(1,204.1)	(1,111.7)

Investment property
Soles	864.9	1,031.1	924.9	833.7	736.2
Foreign Currency	123.2	—	97.7	—	—

Total	988.1	1,031.1	1,022.6	833.7	736.2

Property, furniture and equipment, net
Soles	781.0	605.1	607.3	589.9	589.9
Foreign Currency	4.5	—	—	0.0	0.0

Total	785.5	605.1	607.3	589.9	589.9

Accounts receivable and other assets, net
Soles	1,240.6	831.5	979.1	834.6	969.2
Foreign Currency	257.6	344.1	300.1	208.5	351.4

Total	1,498.1	1,175.5	1,279.2	1,043.1	1,320.6

Intangibles and goodwill, net
Soles	950.7	817.6	888.1	421.9	220.0
Foreign Currency	0.0	0.0	0.0	0.0	0.0

Total	950.7	817.6	888.1	421.9	220.0

Due from customers on acceptances
Soles	—	—	—	—	—
Foreign Currency	111.4	53.4	88.3	26.9	17.0

Total	111.4	53.4	88.3	26.9	17.0

Deferred Income Tax asset, net
Soles	80.6	85.7	74.6	53.5	30.0
Foreign Currency	—	—	—	—	—

Total	80.6	85.7	74.6	53.5	30.0

Total non-interest-earning assets:
Soles	2,808.4	2,350.9	2,448.1	1,713.0	1,612.7
Foreign Currency	225.4	158.2	224.3	52.1	189.2

Total	3,033.8	2,509.2	2,672.4	1,765.0	1,802.0

	For the three months ended March 31, (unaudited)		For the year ended December 31,
	2019	2018	2018	2017	2016
	(S/ in millions)		(S/ in millions, except for percentages)
	Average Balance	Average Balance	Average Balance	Average Balance	Average Balance
Non-interest-bearing liabilities:
Due from customers on acceptances
Soles	—	—	—	—	—
Foreign Currency	111.4	53.4	88.3	26.9	17.0

Total	111.4	53.4	88.3	26.9	17.0

Accounts payable, provisions and other liabilities
Soles	1,594.3	1,141.8	1,322.6	941.1	1,012.1
Foreign Currency	404.2	522.6	434.2	315.6	458.6

Total	1,998.5	1,664.4	1,756.9	1,256.7	1,470.7

Insurance contract liabilities
Soles	6,397.9	6,369.1	6,142.0	3,816.7	2,850.0
Foreign Currency	3,956.0	4,061.9	4,073.9	2,452.1	1,948.0

Total	10,353.9	10,431.0	10,215.9	6,268.8	4,798.0

Deferred Income Tax Liability, net
Soles	0.1	0.3	0.1	2.1	3.8
Foreign Currency	—	—	—	—	—

Total	0.1	0.3	0.1	2.1	3.8

Total non-interest-bearing liabilities:
Soles	7,992.2	7,511.2	7,464.7	4,759.9	3,865.9
Foreign Currency	4,471.5	4,637.9	4,596.4	2,794.6	2,423.5

Total	12,463.7	12,149.1	12,061.1	7,554.5	6,289.4

Return on Equity and Assets

The following table sets forth our return on average total assets and average shareholders’ equity and related information for the periods indicated:

	For the three months ended March 31, (unaudited) (3)		For the year ended December 31,
	2019	2018	2018	2017	2016
Return on average total assets	2.2%	1.9%	1.8%	2.0%	1.9%
Return on average shareholders’ equity	19.0%	19.1%	16.6%	19.3%	19.9%
Equity to assets ratio (1)	11.4%	10.1%	10.7%	10.1%	9.5%
Dividend payout ratio (2)	—	—	60.0%	49.4%	50.1%

(1)	Average shareholders’ equity as a percentage of average assets.
(2)	Dividends divided by net profit. Dividends declared in 2018, 2017 and 2016 were paid in 2019, 2018 and 2017, respectively. Dividends are declared and paid in U.S. dollars.
(3)	Annualized for interim periods.

Changes in Net Interest and Similar Income and Net Interest and Similar Expense: Volume and Rate Analysis

The following table sets forth, by currency of denomination, changes in our interest revenue and expenses between changes in the average volume of interest-earning assets and interest-bearing liabilities and changes in their respective nominal interest rates from the three months ended March 31, 2018 to the three months ended March 31, 2019 and from the year ended December 31, 2016 to the year ended December 31, 2017 and from the year ended December 31, 2017 to the year ended December 31, 2018. Volume and rate variances have been calculated based on movements in average quarterly balances and changes in nominal interest rates, average interest-earning assets and average interest-bearing liabilities. The net change attributable to changes in both volume and rate has been allocated proportionately to the change due to volume and the change due to rate.

	For the three months ended March 31, 2019/March 31, 2018 (unaudited)			December 31, 2018/2017			December 31, 2017/2016
	Increase (Decrease) Due to Changes in:			Increase (Decrease) Due to Changes in:			Increase (Decrease) Due to Changes in:
	Rate	Volume	Net Change	Rate	Volume	Net Change	Rate	Volume	Net Change
				(S/ in millions)
Interest-earning assets:
Cash and due from banks (1)
Soles	(1.4)	(0.2)	(1.6)	(4.2)	0.7	(3.5)	(2.4)	0.3	(2.1)
Foreign Currency	21.5	(3.9)	17.7	33.2	(8.2)	25.0	14.4	(2.8)	11.6

Total	20.1	(4.1)	16.0	29.0	(7.5)	21.5	12.0	(2.5)	9.5

Investments
Soles	(19.1)	1.3	(17.8)	2.5	184.5	187.0	(34.7)	98.6	63.9
Foreign Currency	22.5	1.8	24.3	34.5	114.0	148.5	(16.9)	30.5	13.6

Total	3.4	3.1	6.5	37.0	298.5	335.5	(51.6)	129.1	77.5

Loans
Soles	(25.7)	99.9	74.2	(157.6)	275.6	118.1	(105.9)	145.9	40.0
Foreign Currency	7.3	26.4	33.7	(5.6)	42.7	37.1	(22.5)	(0.3)	(22.8)

Total	(18.3)	126.3	107.9	(163.2)	318.4	155.2	(128.4)	145.6	17.2

Total interest-earning assets:
Soles	(46.2)	101.0	54.7	(159.2)	460.8	301.7	(143.1)	244.8	101.8
Foreign Currency	51.4	24.3	75.7	62.0	148.6	210.6	(24.9)	27.4	2.5

Total	5.1	125.3	130.5	(97.2)	609.4	512.3	(168.0)	272.2	104.2

Interest-bearing liabilities:
Deposits and obligations
Soles	(19.2)	(13.0)	(32.2)	58.9	(65.5)	(6.6)	(4.0)	(65.0)	(69.0)
Foreign Currency	(16.0)	(1.7)	(17.7)	(27.2)	2.1	(25.1)	(12.3)	7.0	(5.4)

Total	(35.2)	(14.7)	(49.9)	31.7	(63.4)	(31.7)	(16.3)	(58.1)	(74.4)

Due to banks and correspondents
Soles	1.1	4.4	5.5	23.7	20.2	43.9	2.4	15.7	18.1
Foreign Currency	(2.1)	(1.6)	(3.7)	(10.9)	15.7	4.8	2.1	12.7	14.8

Total	(1.0)	2.8	1.9	12.7	36.0	48.7	4.5	28.4	32.9

Bonds, notes and other obligations
Soles	6.6	(18.7)	(12.2)	(2.0)	(57.4)	(59.4)	(3.7)	0.5	(3.3)
Foreign Currency	(18.8)	10.1	(8.7)	25.8	(34.1)	(8.3)	12.3	(5.5)	6.8

Total	(12.3)	(8.7)	(20.9)	23.8	(91.4)	(67.7)	8.5	(5.0)	3.5

Total Interest-bearing liabilities:
Soles	(11.5)	(27.3)	(38.8)	80.5	(102.6)	(22.1)	(5.4)	(48.8)	(54.2)
Foreign Currency	(36.9)	6.8	(30.1)	(12.3)	(16.3)	(28.6)	2.0	14.1	16.2

Total	(48.4)	(20.5)	(68.9)	68.2	(118.9)	(50.7)	(3.3)	(34.7)	(38.0)

(1)	Includes inter-bank funds.

Interest-Earning Assets: Net Interest Margin and Yield Spread

The following table set forth for each of the periods indicated, by currency of denomination, our levels of average interest-earning assets, net interest income, gross yield, net interest margin and yield spread, all on a nominal basis.

	For the three months ended March 31, (unaudited)		For the year ended December 31,
	2019	2018	2018	2017	2016
	(S/ in millions, except for percentages)		(S/ in millions, except for percentages)
Average interest-earning assets
Soles	35,768.7	32,641.0	33,612.2	27,750.2	24,732.6
Foreign Currency	25,947.8	25,271.1	24,788.1	23,136.9	23,637.1

Total	61,716.5	57,912.1	58,400.2	50,887.1	48,369.7

Net interest income (1)
Soles	687.0	671.1	2,639.6	2,360.1	2,312.5
Foreign Currency	143.9	98.3	511.1	329.1	310.5

Total	831.0	769.4	3,150.7	2,689.1	2,623.0

Gross yield (2)
Soles	9.9%	10.2%	9.9%	10.9%	11.9%
Foreign Currency	4.3%	3.2%	4.0%	3.4%	3.3%

Total	7.6%	7.2%	7.4%	7.5%	7.7%

Net interest margin (3)
Soles	7.7%	8.2%	7.9%	8.5%	9.3%
Foreign Currency	2.2%	1.6%	2.1%	1.4%	1.3%

Total	5.4%	5.3%	5.4%	5.3%	5.4%

Yield spread (4)
Soles	6.7%	7.3%	6.9%	7.6%	8.5%
Foreign Currency	1.6%	1.1%	1.6%	1.1%	1.1%

(1)	“Net interest income” is defined as interest and similar income less interest and similar expense.
(2)	“Gross yield” is defined as interest and similar income divided by average interest-earning assets.
(3)	“Net interest margin” is defined as net interest and similar income divided by average interest-earning assets.
(4)	“Yield spread”, on a nominal basis, represents the difference between gross yield on average interest-earning assets and average cost of interest-bearing liabilities.

Investment Portfolio

The following table sets forth our financial investment portfolio by type on the dates indicated. For more information on our financial investment portfolio as of December 31, 2018 and 2017, see Note 6 to our audited annual consolidated financial statements appearing elsewhere in this prospectus.

	As of March 31,		As of December 31,
	2019		2018		2017		2016		2015		2014
	S/ in millions	%	S/ in millions	%	S/ in millions	%	S/ in millions	%	S/ in millions	%	S/ in millions	%
Equity securities	1,320.1	7.5%	1,180.2	6.8%	771.8	4.6%	588.8	5.8%	705.2	8.2%	771.5	9.3%
Bonds	8,968.1	50.7%	8,806.8	50.6%	8,519.5	50.9%	4,749.7	47.0%	3,554.2	41.5%	3,502.5	42.0%
Investment in Peruvian sovereign and global bonds	4,786.7	27.1%	4,868.3	28.0%	4,189.5	25.0%	1,904.6	18.8%	1,835.4	21.4%	1,305.9	15.7%
Negotiable bank certificates issued by the Central Reserve Bank of Peru	1,491.3	8.4%	1,380.5	7.9%	2,124.8	12.7%	1,751.7	17.3%	1,541.7	18.0%	1,829.1	21.9%
Mutual funds and investment funds participations	1,126.4	6.4%	1,168.5	6.7%	1,120.8	6.7%	1,111.3	11.0%	925.6	10.8%	931.2	11.2%
Total	17,692.6	100.0%	17,404.3	100.0%	16,726.5	100.0%	10,106.3	100.0%	8,562.3	100.0%	8,340.2	100.0%

Plus: Accrued interest	160.2		225.2		197.7		104.4		91.3		69.6

Total investments, net	17,852.8		17,629.4		16,924.1		10,209.8		8,651.9		8,409.0

The following tables set forth the maturities of our financial investment portfolio as of March 31, 2019 and December 31, 2018, before accrued interest.

Maturities of Investment Portfolio

	As of March 31, 2019
	1 month	Average Yield	1-3 months	Average Yield	3 months -1 year	Average Yield	1-5 years	Average Yield	5-10 years	Average Yield	Over 10 years	Average Yield	No maturity	Average Yield	Total
	(S/ In millions except for percentages)
Investments at fair value through profit or loss:
Equity securities	—	—	—	—	—	—	—	—	—	—	—	—	391.4	—	391.4
Bonds	—	—	—	—	—	—	—	—	—	—	—	—	31.6	4.7%	31.6
Peruvian sovereign and global Bonds	—	—	—	—	—	—	—	—	—	—	—	—	15.5	5.3%	15.5
Mutual funds and investments participations	—	—	—	—	—	—	—	—	—	—	—	—	1,126.4	—	1,126.4

Total Investments at fair value through profit or loss	—		—		—		—		—		—		1,564.8		1,564.8

Instruments measured at fair value through other comprehensive income:
Equity securities (with no recycling to PL)	—	—	—	—	—	—	—	—	—	—	—	—	928.7	—	928.7
Bonds	69.5	4.0%	96.4	2.9%	238.3	3.5%	1,010.6	4.4%	1,302.7	6.1%	6,219.1	6.3%	—	—	8,936.6
Peruvian sovereign and global Bonds	—	—	—		—		149.5	4.1%	484.1	3.5%	2,300.1	5.4%	—	—	2,933.7
Negotiable bank certificates issued by the Central Reserve Bank of Peru	156.9	2.6%	67.8	2.6%	1,183.3	2.6%	83.3	2.8%	—	—	—	—	—	—	1,491.3
Mutual funds and investments funds participations	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Total Instruments measured at fair value through other comprehensive income	226.4		164.1		1,421.6		1,243.4		1,786.8		8,519.2		928.7		14,290.3

Investments at amortized cost:
Peruvian sovereign Bonds	—	—	—	—	—	—	658.5	4.1%	1,143.2	4.6%	35.8	5.7%	—	—	1,837.5

Total Investments at amortized cost	—		—		—		658.5		1,143.2		35.8		—		1,837.5

Total investments	226.4		164.1		1,421.6		1,901.8		2,930.1		8,555.0		2,493.5		17,692.6

%	1.3%		0.9%		8.0%		10.8%		16.6%		48.4%		14.1%		100.0%

	As of December 31, 2018
	1 month	Average Yield	1-3 months	Average Yield	3 months -1 year	Average Yield	1-5 years	Average Yield	5-10 years	Average Yield	Over 10 years	Average Yield	No maturity	Average Yield	Total
	(S/ In millions except for percentages)
Investments at fair value through profit or loss:
Equity securities	—	—	—	—	—	—	—	—	—	—	—	—	334.9	—	334.9
Bonds	—	—	—	—	—	—	—	—	—	—	—	—	46.1	4.6%	46.1
Peruvian sovereign and global Bonds	—	—	—	—	—	—	—	—	—	—	—	—	21.9	4.9%	21.9
Mutual funds and investments participations	—	—	—	—	—	—	—	—	—	—	—	—	1,168.5	—	1,168.5

Total Investments at fair value through profit or loss	—		—		—		—		—		—		1,571.5		1,571.5

Instruments measured at fair value through other comprehensive income:
Equity securities (with no recycling to PL)	—	—	—	—	—	—	—	—	—	—	—	—	845.3	—	845.3
Bonds	0.4	6.7%	183.2	2.3%	340.7	3.4%	1,004.3	4.8%	1,298.0	6.4%	5,934.1	6.3%	—	—	8,760.7
Peruvian sovereign and global Bonds	—	—	—		—		232.2	4.6%	570.2	4.3%	2,200.0	5.5%	—	—	3,002.4
Negotiable bank certificates issued by the Central Reserve Bank of Peru	271.8	2.8%	308.1	2.7%	625.3	2.8%	175.2	3.0%	—	—	—	—	—	—	1,380.5
Mutual funds and investments funds participations	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Total Instruments measured at fair value through other comprehensive income	272.2		491.3		966.0		1,411.8		1,868.2		8,134.0		845.3	—	13,988.8

Investments at amortized cost:
Peruvian sovereign Bonds	—	—	—	—	—	—	661.5	4.2%	1,146.7	5.1%	35.8	6.0%	—	—	1,843.9

Total Investments at amortized cost	—		—		—		661.5		1,146.7		35.8		—		1,843.9

Total investments	272.2		491.3		966.0		2,073.2		3,014.8		8,169.9		2,416.8		17,404.3

	1.6%		2.8%		5.6%		11.9%		17.3%		46.9%		13.9%		100.0%

Loan Portfolio

The following table sets forth our loans by type of loan, at the dates indicated.

	As of March 31,		As of December 31,
	2019		2018		2017		2016		2015		2014
	S/ in millions	%	S/ in millions	%	S/ in millions	%	S/ in millions	%	S/ in millions	%	S/ in millions	%
Loan Portfolio
Loans	26,107.3	75.2%	25,569.2	75.1%	21,833.1	74.8%	20,638.2	74.0%	19,481.9	72.8%	16,341.7	70.4%
Credit cards	5,131.8	14.8%	4,881.4	14.3%	3,798.7	13.0%	3,859.1	13.8%	3,708.6	13.9%	3,188.0	13.7%
Leasing	1,635.6	4.7%	1,682.6	4.9%	1,706.7	5.9%	1,771.5	6.3%	2,010.3	7.5%	2,179.4	9.4%
Discounted notes	467.3	1.3%	495.0	1.5%	547.9	1.9%	407.4	1.5%	438.0	1.6%	373.0	1.6%
Factoring receivables	256.1	0.7%	309.6	0.9%	162.6	0.6%	201.9	0.7%	213.8	0.8%	294.7	1.3%
Advances and overdrafts	39.9	0.1%	50.2	0.1%	57.8	0.2%	39.5	0.1%	66.7	0.2%	139.0	0.6%
Refinanced loans	213.7	0.6%	210.4	0.6%	273.4	0.9%	296.5	1.1%	249.2	0.9%	140.7	0.6%
Past-due and under legal collection loans	867.2	2.5%	856.9	2.5%	794.5	2.7%	693.3	2.5%	589.1	2.2%	540.7	2.3%
Total gross loans	34,719.0	100.0%	34,055.2	100.0%	29,174.7	100.0%	27,907.5	100.0%	26,757.7	100.0%	23,197.1	100.0%

Add:
Accrued interest from performing loans	342.3		318.3		286.5		311.7		302.6		256.2
Less:
Impairment allowance for loans	(1,396.2)		(1,364.8)		(1,202.1)		(1,166.8)		(1,041.6)		(819.7)
Unearned interest and interest collected in advance	(42.3)		(47.7)		(55.0)		(26.5)		(24.4)		(16.4)

Total direct loans, net	33,622.7		32,960.9		28,204.2		27,025.9		25,994.2		22,617.2

Loans by Economic Activity

The following table sets forth the composition of our loan portfolio at the dates indicated based on the borrower’s principal economic activity.

	As of March 31,		As of December 31,
	2019		2018		2017		2016		2015		2014
	S/ in millions	%	S/ in millions	%	S/ in millions	%	S/ in millions	%	S/ in millions	%	S/ in millions	%
Loans by economic activity
Retail loans	18,835.8	54.3%	18,202.3	53.4%	15,394.1	52.8%	14,497.1	51.9%	13,795.8	51.6%	11,252.4	48.5%
Manufacturing	3,553.5	10.2%	3,494.1	10.3%	3,044.4	10.4%	3,130.1	11.2%	2,465.4	9.2%	2,567.9	11.1%
Commerce	2,780.1	8.0%	2,874.1	8.4%	2,352.7	8.1%	2,146.4	7.7%	1,754.5	6.6%	1,831.4	7.9%
Lease and real estate activities	1,046.1	3.0%	1,044.2	3.1%	868.0	3.0%	967.7	3.5%	1,106.5	4.1%	1,117.2	4.8%
Agriculture	1,018.3	2.9%	1,001.8	2.9%	989.0	3.4%	1,015.4	3.6%	1,122.4	4.2%	1,035.7	4.5%
Financial services	661.7	1.9%	557.7	1.6%	620.9	2.1%	581.8	2.1%	575.6	2.2%	1,015.3	4.4%
Communication, storage and transportation	935.6	2.7%	946.6	2.8%	757.7	2.6%	747.2	2.7%	745.5	2.8%	828.5	3.6%
Construction	618.9	1.8%	666.7	2.0%	716.2	2.5%	789.9	2.8%	797.9	3.0%	722.7	3.1%
Electricity, gas and water	858.9	2.5%	892.3	2.6%	999.2	3.4%	1,203.6	4.3%	979.8	3.7%	418.8	1.8%
Mining	584.4	1.7%	601.9	1.8%	551.2	1.9%	388.1	1.4%	457.4	1.7%	295.2	1.3%
Fishing	332.0	1.0%	253.7	0.7%	189.1	0.6%	248.7	0.9%	120.7	0.5%	92.9	0.4%
Education, health and other	231.7	0.7%	598.2	1.8%	114.7	0.4%	121.2	0.4%	126.1	0.5%	144.5	0.6%
Others	3,262.0	9.4%	2,921.6	8.6%	2,577.4	8.8%	2,070.2	7.4%	2,710.0	10.1%	1,874.5	8.1%

Total direct gross loans	34,719.0	100.0%	34,055.2	100.0%	29,174.7	100.0%	27,907.5	100.0%	26,757.7	100.0%	23,197.1	100.0%

Loans by Business Lines

The following table shows the composition of our loan portfolio divided by our lines of business for the periods indicated.

	As of March 31,		As of December 31,
	2019		2018		2017		2016		2015		2014
	S/ in millions	%	S/ in millions	%	S/ in millions	%	S/ in millions	%	S/ in millions	%	S/ in millions	%
Commercial loans	16,013.1	46.1%	16,032.1	47.1%	13,545.2	46.4%	13,407.9	48.0%	13,042.8	48.7%	11,368.8	49.0%
Consumer loans	11,380.6	32.8%	10,891.3	32.0%	9,187.0	31.5%	8,888.6	31.9%	8,416.0	31.5%	7,091.9	30.6%
Mortgage loans	6,586.9	19.0%	6,407.5	18.8%	5,756.4	19.7%	5,041.1	18.1%	4,766.5	17.8%	4,162.0	17.9%
Small and micro-business loans	738.4	2.1%	724.4	2.1%	686.1	2.4%	569.9	2.0%	532.3	2.0%	574.4	2.5%
Total direct gross loans (1)	34,719.0	100.0%	34,055.2	100.0%	29,174.7	100.0%	27,907.5	100.0%	26,757.7	100.0%	23,197.1	100.0%

(1)	Includes refinanced loans and past due and under legal collection loans for all periods reported.

Loans by Currency

The following table presents our loan portfolio divided by currency at the dates indicated.

	As of March 31,		As of December 31,
	2019		2018		2017		2016		2015		2014
	S/ in millions	%	S/ in millions	%	S/in millions	%	S/ in millions	%	S/ in millions	%	S/ in millions	%
Foreign currency denominated	10,281.2	29.6%	10,236.4	30.1%	8,689.4	29.8%	8,759.1	31.4%	8,907.0	33.3%	9,403.4	40.5%
Sol denominated	24,437.8	70.4%	23,818.8	69.9%	20,485.3	70.2%	19,148.4	68.6%	17,850.7	66.7%	13,793.7	59.5%

Total gross loans	34,719.0	100.0%	34,055.2	100.0%	29,174.7	100.0%	27,907.5	100.0%	26,757.7	100.0%	23,197.1	100.0%

As of March 31, 2019, December 31, 2018, 2017, 2016, 2015 and 2014, we did not have foreign loans that exceeded 1% of our total consolidated assets.

Maturity Composition of Our Portfolio of Loans

The following tables set forth an analysis of our portfolio of loans as of March 31, 2019, December 31, 2018, 2017, 2016, 2015 and 2014 by type and by the time remaining to maturity. Loan amounts are presented before deduction of allowances for loan losses.

	As of March 31, 2019
	1 month	1-3 months	3 months – 1 year	1 – 5 years	More than 5 years	Past-due loans	Total
Loans	1,877.6	3,305.7	5,154.2	11,286.2	4,483.6	867.2	26,974.5
Credit cards	715.2	860.9	1,572.2	1,983.4	—	—	5,131.8
Leasing	40.6	94.6	588.8	768.9	142.7	—	1,635.6
Discounted notes	171.4	244.5	51.3	—	—	—	467.3
Factoring receivables	106.1	122.4	27.7	—	—	—	256.1
Advances and overdrafts	39.9	—	—	—	—	—	39.9
Refinanced loans	11.5	9.4	43.3	124.4	25.1	—	213.7

Total gross loans	2,962.4	4,637.5	7,437.5	14,162.9	4,651.4	867.2	34,719.0

	As of December 31, 2018
	1 month	1-3 months	3 months – 1 year	1 – 5 years	More than 5 years	Past-due loans	Total
Loans	1,937.0	2,821.9	5,268.7	11,183.1	4,358.5	856.9	26,426.1
Credit cards	696.9	837.4	1,474.6	1,872.5	—	—	4,881.4
Leasing	41.2	94.4	638.9	766.5	141.6	—	1,682.6
Discounted notes	205.5	235.3	54.1	—	—	—	495.0
Factoring receivables	149.2	93.8	66.5	—	—	—	309.6
Advances and overdrafts	50.2	—	—	—	—	—	50.2
Refinanced loans	4.6	10.0	43.9	128.3	23.5	—	210.4

Total gross loans	3,084.7	4,092.9	7,546.7	13,950.5	4,523.6	856.9	34,055.2

	As of December 31, 2017
	1 month	1-3 months	3 months – 1 year	1 – 5 years	More than 5 years	Past-due loans	Total
Loans	1,628.3	2,403.2	4,192.5	8,441.5	5,167.5	794.5	22,627.6
Credit cards	596.5	706.3	1,162.9	1,333.1	—	—	3,798.7
Leasing	57.0	98.5	610.3	774.2	166.7	—	1,706.7
Discounted notes	259.2	248.3	40.3	—	—	—	547.9
Factoring receivables	50.6	96.5	15.5	—	—	—	162.6
Advances and overdrafts	57.8	—	—	—	—	—	57.8
Refinanced loans	9.8	31.5	52.9	158.6	20.6	—	273.4

Total gross loans	2,659.1	3,584.4	6,074.5	10,707.4	5,354.8	794.5	29,174.7

	As of December 31, 2016
	1 month	1-3 months	3 months – 1 year	1 – 5 years	More than 5 years	Past-due loans	Total
Loans	1,569.1	2,168.2	4,377.6	7,870.5	4,652.8	693.3	21,331.5
Credit cards	899.1	579.5	1,014.4	1,366.3	0.0	0.0	3,859.1
Leasing	54.6	105.6	701.4	816.3	93.6	0.0	1,771.5
Discounted notes	191.5	189.4	26.6	0.0	0.0	0.0	407.4
Factoring receivables	22.1	129.5	50.3	0.0	0.0	0.0	201.9
Advances and overdrafts	39.5	0.0	0.0	0.0	0.0	0.0	39.5
Refinanced loans	17.0	19.6	63.5	177.0	19.4	0.0	296.5

Total direct gross loans (1)	2,792.8	3,191.8	6,233.8	10,230.0	4,765.8	693.3	27,907.5

	As of December 31, 2015
	1 month	1-3 months	3 months – 1 year	1 – 5 years	More than 5 years	Past-due loans	Total
Loans	1,334.4	2,236.4	4,244.1	7,268.5	4,398.6	589.1	20,071.0
Credit cards	875.1	535.3	993.9	1,304.3	0.0	0.0	3,708.6
Leasing	63.5	126.5	781.5	940.4	98.3	0.0	2,010.3
Discounted notes	177.5	212.2	48.4	0.0	0.0	0.0	438.0
Factoring receivables	50.8	70.3	92.8	0.0	0.0	0.0	213.8
Advances and overdrafts	66.7	0.0	0.0	0.0	0.0	0.0	66.7
Refinanced loans	7.1	13.6	47.2	157.2	24.0	0.0	249.2

Total gross loans	2,575.1	3,194.3	6,207.8	9,670.4	4,520.9	589.1	26,757.7

	As of December 31, 2014
	1 month	1-3 months	3 months – 1 year	1 – 5 years	More than 5 years	Past-due loans	Total
Loans	1,269.0	1,716.7	3,650.5	6,023.4	3,682.0	540.7	16,882.4
Credit cards	674.0	514.2	827.9	1,172.0	0.0	0.0	3,188.0
Leasing	70.9	125.7	849.0	1,073.6	60.2	0.0	2,179.4
Discounted notes	169.0	163.8	39.2	0.9	0.0	0.0	373.0
Factoring receivables	85.6	87.3	121.8	0.0	0.0	0.0	294.7
Advances and overdrafts	139.0	0.0	0.0	0.0	0.0	0.0	139.0
Refinanced loans	3.7	6.5	31.1	85.3	14.2	0.0	140.7

Total gross loans	2,411.2	2,614.2	5,519.5	8,355.2	3,756.4	540.7	23,197.1

Classification of Our Loan Portfolio

The following tables provide the classification of our loans as of March 31, 2019 and December 31, 2018, calculated under the requirements of IFRS 9:

	As of March 31, 2019
Direct and indirect Loans	Stage 1	Stage 2	Stage 3	Total
	S/(000)	S/(000)	S/(000)	S/(000)
Not impaired
High grade	28,428.6	569.5	—	28,998.1
Standard grade	3,991.9	919.7	—	4,911.6
Sub-standard grade	351.9	1,190.4	—	1,542.3
Past due but not impaired	1,576.7	829.4	—	2,406.1
Impaired
Individually impaired	—	—	35.7	35.7
Collectively impaired	—	—	817.2	817.2

Total gross loans	34,349.1	3,509.0	852.9	38,711.0

Direct loan portfolio	30,859.9	3,041.3	817.8	34,719.0
Indirect loan portfolio	3,489.3	467.6	35.1	3,992.0

Total gross loans	34,349.1	3,509.0	852.9	38,711.0

	As of December 31, 2018
Direct and indirect Loans	Stage 1	Stage 2	Stage 3	Total
	S/(000)	S/(000)	S/(000)	S/(000)
Not impaired
High grade	28,318.7	595.9	—	28,914.7
Standard grade	4,065.4	959.5	—	5,024.9
Sub-standard grade	451.2	1,038.7	—	1,489.9
Past due but not impaired	1,048.4	791.1	—	1,839.5
Impaired
Individually impaired	—	—	43.1	43.1
Collectively impaired	—	—	814.7	814.7

Total gross loans	33,883.7	3,385.2	857.7	38,126.7

Direct loan portfolio	30,382.2	2,858.4	814.7	34,055.2
Indirect loan portfolio	3,501.5	526.9	43.1	4,071.5

Total gross loans	33,883.7	3,385.2	857.7	38,126.7

As explained in Note 31.1(e) to our consolidated financial statements, until December 31, 2017, IFS classified each client that is part of its credit portfolio in one of the following five risk categories, depending on the degree of risk of default in the payment of each debtor: (i) Normal—A, (ii) with potential problems—B, (iii) deficient—C, (iv) doubtful—D, and (v) loss-E.

The following tables provide the classification of our loans (calculated under the requirements of IAS 39) as of the end of the periods indicated:

	As of December 31,
	2017		2016		2015		2014
	S/ in millions	%	S/ in millions	%	S/ in millions	%	S/ in millions	%
A: Normal	30,964.5	92.6	30,103.7	93.0%	29,842.2	94.1%	26,124.0	94.4%
B: With potential problems	909.9	2.7	824.3	2.5%	612.2	1.9%	480.1	1.7%
C: Substandard	418.4	1.3	366.2	1.1%	330.3	1.0%	348.2	1.3%
D: Doubtful	509.6	1.5	514.7	1.6%	433.8	1.4%	360.9	1.3%
E: Loss	638.8	1.9	549.0	1.7%	482.0	1.5%	367.7	1.3%

Total	33,441.2	100.0	32,357.9	100.0%	31,700.5	100.0%	27,680.9	100.0%

Direct loan portfolio before impairment allowance for loans	29,174.7	87.2	27,907.5	86.2%	26,757.7	84.4%	23,197.1	83.8%
Indirect loan portfolio before impairment allowance for loans	4,266.5	12.8	4,450.5	13.8%	4,942.7	15.6%	4,483.8	16.2%

Total	33,441.2	100.0	32,357.9	100.0%	31,700.5	100.0%	27,680.9	100.0%

Impairment Allowance for Loans

The following tables show the allocation for our impairment allowance for loans as of March 31, 2019 and December 31, 2018 (under IFRS 9) and for 2017, 2016, 2015 and 2014 under (IAS 39):

	As of March 31,		As of December 31,
	2019		2018		2017		2016		2015		2014
	S/ in millions	%	S/ in millions	%	S/ in millions	%	S/ in millions	%	S/ in millions	%	S/ in millions	%
Commercial loans	244.5	16.9%	255.8	17.9%	243.1	19.4%	221.1	18.6%	197.2	18.5%	192.2	23.0%
Consumer loans	1,019.1	70.4%	987.0	69.2%	881.9	70.3%	851.9	71.5%	771.3	72.4%	574.8	68.8%
Mortgage loans	115.6	8.0%	114.6	8.0%	66.5	5.3%	60.5	5.1%	46.5	4.4%	31.7	3.8%
Small and micro-business loans	67.5	4.7%	69.5	4.9%	63.4	5.1%	57.2	4.8%	50.3	4.7%	36.6	4.4%

Total (1)	1,446.7	100.0%	1,426.9	100.0%	1,255.0	100.0%	1,190.8	100.0%	1,065.2	100.0%	835.2	100.0%

(1)

Includes impairment allowance for indirect loans amounting to S/50.4 million as of March 31, 2019 S/62.1 million and S/52.8 million as of December 31, 2018 and 2017. See Note 7(d) to our audited annual consolidated financial statements and Note 5(c) to our unaudited interim condensed consolidated financial statements.

The following table shows the changes in our impairment allowance for loans for the periods indicated.

	For the three months Ended March 31,		For the years ended December 31,
	2019	2018	2018 (1)	2017	2016	2015	2014
			S/ in millions
Balance as of January 1	1,426.9	1,399.5	1,399.5	1,190.8	1,065.2	835.2	707.5
Provision	186.4	172.9	660.1	827.9	783.6	645.8	425.5
Recoveries of written-off loans	31.3	35.1	145.6	128.1	119.1	108.7	94.0
Written-off loans and sales	(193.0)	(213.8)	(791.1)	(857.7)	(772.0)	(564.8)	(406.5)
Translation result and others	(4.9)	(1.6)	12.8	(34.2)	(5.1)	40.2	14.7

Balance as of December 31,	1,446.7	1,392.2	1,426.9	1,255.0	1,190.8	1,065.2	835.2

Allowances for indirect loans	50.4	134.1	62.1	52.8	24.0	23.6	15.5
Allowances for direct loans	1,396.2	1,258.1	1,364.8	1,202.1	1,166.8	1,041.6	819.7

Total allowances for loan losses	1,446.7	1,392.2	1,426.9	1,255.0	1,190.8	1,065.2	835.2

(1)	For 2018, calculations are made under IFRS 9 that includes an adjustment to the opening balance of S/144.5 million.

The following tables show the changes in our impairment allowance for loans (direct and indirect) by line of business for the periods indicated.

	For the Three Months Ended March 31, 2019
	Commercial loans	Mortgage loans	Consumer loans	Small and micro- business loans	Total
	(S/ in millions)
Balance as of January 1	255.8	114.6	987.0	69.5	1,426.9
Provision	(9.1)	1.6	184.2	9.7	186.4
Recovery of written-off loans	0.2	—	30.1	1.0	31.3
Written-off loans and sales	(1.1)	—	(179.4)	(12.6)	(193.0)
Translation result and others	(1.4)	(0.7)	(2.7)	(0.1)	(4.9)

Balance as of	244.5	115.6	1,019.1	67.5	1,446.7

	For the Three Months Ended March 31, 2018
	Commercial loans	Mortgage loans	Consumer loans	Small and micro- business loans	Total
	(S/ in millions)
Balance as of January 1	291.4	105.1	946.6	56.4	1,399.5
Provision	2.7	3.7	154.8	11.6	172.9
Recovery of written-off loans	0.3	—	33.9	0.9	35.1
Written-off loans and sales	(2.6)	(0.5)	(201.9)	(8.9)	(213.8)
Translation result and others	(0.5)	(0.2)	(0.9)	(0.0)	(1.6)

Balance as of	291.4	108.2	932.6	60.1	1,392.2

	For the Year Ended December 31, 2018 (1)
	Commercial loans	Mortgage loans	Consumer loans	Small and micro- business loans	Total
	(S/ in millions)
Balance as of January 1	291.4	105.1	946.6	56.4	1,399.5
Provision	(6.5)	10.6	604.3	51.6	660.1
Recovery of written-off loans	1.2	—	140.0	4.4	145.6
Written-off loans and sales	(34.4)	(2.7)	(711.0)	(43.0)	(791.1)
Translation result and others	4.1	1.6	6.9	0.1	12.8

Balance as of	255.8	114.6	987.0	69.5	1,426.9

(1)

For information regarding changes in our impairment allowance for loans (direct or indirect) according to the requirement of IFRS 9, see Note 7(d) of our audited annual consolidated financial statements.

	For the Year Ended December 31, 2017
	Commercial loans	Mortgage loans	Consumer loans	Small and micro- business loans	Total
	(S/ in millions)
Balance as of January 1	221.1	60.5	851.9	57.2	1,190.8
Provision	47.3	9.1	743.5	28.0	827.9
Recovery of written-off loans	0.2	—	123.2	4.7	128.1
Written-off loans and sales	(19.8)	(1.0)	(810.8)	(26.2)	(857.7)
Translation result and others	(5.8)	(2.1)	(26.0)	(0.3)	(34.2)

Balance as of	243.1	66.5	881.9	63.4	1,255.0

	For the Year Ended December 31, 2016
	Commercial loans	Mortgage loans	Consumer loans	Small and micro- business loans	Total
	(S/ in millions)
Balance as of January 1	197.2	46.5	771.3	50.3	1,065.2
Provision	46.3	12.2	703.7	21.4	783.6
Recovery of written-off loans	0.5	0.0	115.1	3.4	119.1
Written-off loans and sales	(14.1)	(1.0)	(733.4)	(23.5)	(772.0)
Translation result and others	(8.8)	2.9	(4.8)	5.6	(5.1)

Balance as of	221.1	60.5	851.9	57.2	1,190.8

	For the Year Ended December 31, 2015
	Commercial loans	Mortgage loans	Consumer loans	Small and micro- business loans	Total
	(S/ in millions)
Balance as of January 1	192.2	31.7	574.8	36.6	835.2
Provision	40.2	7.4	564.5	33.7	645.8
Recovery of written-off loans	5.2	—	100.5	3.0	108.7
Written-off loans and sales	(50.9)	(0.1)	(488.5)	(25.3)	(564.8)
Translation result and others	10.6	7.5	20.0	2.2	40.2

Balance as of	197.2	46.5	771.3	50.3	1,065.2

	For the Year Ended December 31, 2014
	Commercial loans	Mortgage loans	Consumer loans	Small and micro- business loans	Total
	(S/ in millions)
Balance as of January 1	139.3	24.8	510.1	33.3	707.5
Provision	48.5	3.9	352.7	20.5	425.5
Recovery of written-off loans	1.3	—	89.9	2.8	94.0
Written-off loans and sales	(6.0)	(0.1)	(380.0)	(20.4)	(406.5)
Translation result and others	9.1	3.0	2.1	0.5	14.7

Balance as of	192.2	31.7	574.8	36.6	835.2

Composition of Deposits and Other Commitments

The following tables provide information on the composition of our deposits and other commitments for the periods indicated.

	As of March 31,		As of December 31,
	2019		2018		2017		2016		2015		2014
	(S/ in millions)%		(S/ in millions)%		(S/ in millions)%		(S/ in millions)%		(S/ in millions)%		(S/ in millions)%
Demand deposits
Soles	6,537.2	18.8%	5,560.2	16.5%	5,313.8	16.3%	3,752.1	12.5%	3,429.8	12.0%	2,553.2	10.9%
Foreign currency	5,184.2	14.9%	4,549.3	13.5%	5,050.8	15.5%	5,834.9	19.4%	5,623.5	19.7%	3,482.2	14.9%

Total	11,721.4	33.7%	10,109.5	30.0%	10,364.7	31.8%	9,587.0	31.9%	9,053.3	31.8%	6,035.4	25.8%

Savings deposits
Soles	5,872.1	16.9%	5,878.3	17.5%	4,784.3	14.7%	4,558.8	15.1%	4,435.7	15.6%	3,705.8	15.8%
Foreign currency	4,806.9	13.8%	4,850.0	14.4%	4,308.5	13.2%	4,356.6	14.5%	3,762.8	13.2%	3,122.3	13.4%

Total	10,679.0	30.7%	10,728.3	31.9%	9,092.8	27.9%	8,915.4	29.6%	8,198.5	28.8%	6,828.1	29.2%

Time deposits
Soles	5,877.0	16.9%	7,050.5	20.9%	6,636.7	20.4%	5,235.7	17.4%	3,720.0	13.1%	4,805.7	20.6%
Foreign currency	4,833.5	13.9%	4,023.8	11.9%	4,925.3	15.1%	4,863.8	16.2%	6,099.2	21.4%	4,520.6	19.3%

Total	10,710.4	30.8%	11,074.3	32.9%	11,562.0	35.5%	10,099.6	33.6%	9,819.3	34.5%	9,326.3	39.9%

Others
Soles	1,251.8	3.6%	1,318.7	3.9%	1,142.5	3.5%	1,028.9	3.4%	908.9	3.2%	765.6	3.3%
Foreign currency	427.4	1.2%	451.2	1.3%	445.6	1.4%	467.0	1.6%	507.7	1.8%	426.0	1.8%

Total	1,679.2	4.8%	1,769.9	5.3%	1,588.1	4.9%	1,495.9	5.0%	1,416.6	5.0%	1,191.6	5.1%

Total deposits
Soles	19,538.0	56.2%	19,807.6	58.8%	17,877.3	54.8%	14,575.5	48.4%	12,494.4	43.9%	11,830.3	50.6%
Foreign currency	15,252.0	43.8%	13,874.3	41.2%	14,730.3	45.2%	15,522.3	51.6%	15,993.2	56.1%	11,551.1	49.4%

Total	34,790.0	100.0%	33,682.0	100.0%	32,607.6	100.0%	30,097.9	100.0%	28,487.7	100.0%	23,381.4	100.0%

As of March 31, 2019, December 31, 2018, 2017, 2016, 2015 and 2014, we did not have individual material deposits by foreign depositors that exceeded 10% of our total Deposits and Other Commitments.

The following table provides information on the composition of our domestic and foreign deposits, by average balances and average nominal rate, for the periods indicated.

	For the three months ended March 31, (unaudited)	For the year ended December 31,
	2019	2018	2017	2016
	(S/ in millions)	(S/ in millions)
Deposits in Domestic Offices
Demand deposits
Average balance
Soles	6,048.7	5,289.4	4,388.7	3,545.6
Foreign currency	3,878.4	3,669.1	3,467.5	4,124.4

Total	9,927.1	8,958.5	7,856.2	7,670.0

Average nominal rate
Soles	2.8%	2.2%	2.4%	2.3%
Foreign currency	1.1%	0.8%	0.3%	0.1%

Total	2.1%	1.6%	1.5%	1.1%

Savings deposits
Average balance
Soles	5,875.2	5,329.6	4,621.7	4,804.1
Foreign currency	4,828.4	4,508.9	4,195.2	4,384.7

Total	10,703.6	9,838.5	8,816.9	9,188.8

Average nominal rate
Soles	1.4%	1.3%	1.2%	1.3%
Foreign currency	0.4%	0.4%	0.2%	0.2%

Total	0.9%	0.8%	0.7%	0.8%

Time deposits
Average balance
Soles	6,463.7	6,419.4	5,619.6	4,182.7
Foreign currency	3,035.3	2,845.8	2,926.5	2,853.1

Total	9,499.1	9,265.2	8,546.1	7,035.8

Average nominal rate
Soles	3.9%	3.4%	4.4%	4.8%
Foreign currency	2.2%	1.2%	0.6%	0.4%

Total	3.3%	2.8%	3.1%	3.0%

Others
Average balance
Soles	1,285.2	1,187.4	1,045.6	934.0
Foreign currency	439.3	441.3	447.0	466.8

Total	1,724.5	1,628.7	1,492.6	1,400.8

Average nominal rate
Soles	3.0%	3.0%	2.9%	3.0%
Foreign currency	1.5%	1.5%	1.6%	2.2%

Total	2.6%	2.6%	2.5%	2.7%

	For the three months ended March 31, (unaudited)	For the year ended December 31,
	2019	2018	2017	2016
	(S/ in millions)	(S/ in millions)
Deposits in Foreign Offices
Demand deposits
Average balance
Soles	—	—	—	—
Foreign currency	988.3	998.4	1,284.8	1,180.7

Total	988.3	998.4	1,284.8	1,180.7

Average nominal rate
Soles	0.0%	0.0%	0.0%	0.0%
Foreign currency	0.0%	0.0%	0.0%	0.0%

Total	0.0%	0.0%	0.0%	0.0%

Time deposits
Average balance
Soles	—	—	—	—
Foreign currency	1,393.3	1,209.0	1,560.5	1,750.2

Total	1,393.3	1,209.0	1,560.5	1,750.2

Average nominal rate
Soles	0.0%	0.0%	0.0%	0.0%
Foreign currency	3.3%	3.0%	3.3%	3.2%

Total	3.3%	3.0%	3.3%	3.2%

The following table sets forth information regarding the maturity of our time deposits in our domestic and foreign offices in denominations of more than U.S.$100,000 (equivalent to S/331,800 and S/337,300 as of March 31, 2019 and December 31, 2018, respectively):

	As of March 31, 2019	As of December 31, 2018
Domestic Offices	(S/ in Millions)	(S/ in Millions)
Up to 1 month	3,092.9	3,539.9
From 1 to 3 months	961.8	1,446.7
From 3 months to 6 months	906.4	801.9
From 6 months to 1 year	1,324.4	1,396.7
From 1 to 5 years	316.3	411.2
Over 5 years	104.3	112.4

Total time deposits	6,706.1	7,708.8

	As of March 31, 2019	As of December 31, 2018
Foreign Offices	(S/ in Millions)	(S/ in Millions)
Up to 1 month	290.9	223.1
From 1 to 3 months	165.0	125.1
From 3 months to 6 months	232.6	346.5
From 6 months to 1 year	497.0	694.1
From 1 to 5 years	243.8	228.8
Over 5 years	—	—

Total time deposits	1,429.2	1,617.7

	As of March 31, 2019
	1 month	1-3 months	3 months- 1 year	1-5 years	More than 5 years	Total
	(S/ in millions)
Maturity of Deposits
Demand deposits	11,721.4	—	—	—	—	11,721.4
Saving deposits	10,679.0	—	—	—	—	10,679.0
Time deposits	3,397.4	1,888.1	4,347.8	956.9	120.3	10,710.4
Total	25,797.8	1,888.1	4,347.8	956.9	120.3	33,110.8

Percentage of Total	77.9%	5.7%	13.1%	2.9%	0.4%	100.0%

	As of December 31, 2018
	1 month	1-3 months	3 months- 1 year	1-5 years	More than 5 years	Total
	(S/ in millions)
Maturity of Deposits
Demand deposits	10,109.5	0.0	0.0	0.0	0.0	10,109.5
Saving deposits	10,728.3	0.0	0.0	0.0	0.0	10,728.3
Time deposits	3,779.2	2,219.8	4,176.9	783.6	114.8	11,074.3
Total	24,616.9	2,219.8	4,176.9	783.6	114.8	31,912.1

Percentage of Total	77.1%	7.0%	13.1%	2.5%	0.4%	100.0%

Short-Term Borrowings

	As of March 31,	As of December 31,
	2019	2018	2017	2016
Year-end balance	1,935.6	2,507.6	2,477.1	2,211.3
Average balance	2,192.7	2,538.6	2,529.2	2,126.1
Maximum quarter-end balance	1,935.6	2,914.5	3,579.3	2,499.8
Weighted-average nominal year-end interest rate	2.8%	3.6%	4.1%	3.7%
Weighted-average nominal interest rate	2.8%	3.8%	3.9%	3.1%

INDUSTRY

Strong Macroeconomic Fundamentals

The Peruvian economy has been one of the best performing in Latin America as a result of prudent macroeconomic policy and strong fundamentals. From 2014 to 2018, according to the Economist Intelligence Unit (“EIU”), the Peruvian economy was the fastest growing as compared to the peer countries in Latin America in terms of average real GDP growth rates. Economic growth has been mostly driven by higher internal demand which grew at a CAGR of 2.4% for the period from 2014 to 2018. In its most recent forecast as of March 2019, the Central Reserve Bank of Peru has estimated real GDP growth for Peru of 4.0%, and 4.0% in 2019, and 2020, respectively.

The following chart sets forth Peru’s average real GDP growth rate from 2014 to 2018, as compared to selected peer countries in Latin America.

Average Real GDP Growth Rate (2014 - 2018)

Source: EIU.

From 2014 to 2018, Peru maintained one of the lowest inflation rates in Latin America, due to the monetary policy implemented by the Central Reserve Bank of Peru and the conservative fiscal policy of the Peruvian government. In 2002, in order to maintain low inflation rates, the Central Reserve Bank of Peru established an annual inflation target of 2.5% within a range of one percentage point, which was lowered to 2.0% in 2007. The Central Reserve Bank of Peru has maintained this target inflation range since then. From 2014 to 2018, Peru’s inflation, as measured by changes of the consumer price index, averaged 2.9%, below the average consumer price inflation rate of 4.6% for the group of peer countries in Latin America during the same period, according to the EIU and the Central Reserve Bank of Peru.

The following chart sets forth Peru’s average private consumption growth rate from 2014 to 2018, as compared to the group of peer countries in Latin America.

The following chart sets forth Peru’s average consumer price inflation rate from 2014 to 2018, as compared to the group of peer countries in Latin America.

Average Consumer Price Inflation Rate (2014 - 2018)

Sources: EIU and BCRP.

The Peruvian government’s conservative fiscal policy, coupled with the Central Reserve Bank of Peru’s management of inflation and international reserves, has helped Peru improve and maintain investment grade ratings by Moody’s (A3), S&P (BBB+) and Fitch (BBB+), according to Bloomberg. In July 2014, Moody’s upgraded Peru’s credit rating from Baa2 to A3, making Peru one of three countries in Latin America to benefit from such ratings.

The following chart displays Peru’s net international reserves and public external debt-to-GDP ratio from 2014 to March 2019.

Peru’s Net International Reserves and Public External Debt-to-GDP

Source: BCRP.

Peru’s unemployment rate has remained relatively stable over the past five years, mainly supported by both monetary and fiscal stimulus, which have fueled economic growth and demand for labor. According to the Central Reserve Bank of Peru, the unemployment rate has reached 7.5% as of March 31, 2019.

The following chart displays Peru’s unemployment rate from 2014 to March 2019.

Peruvian Unemployment Rate

Source: BCRP.

Since 2008, the sol has remained one of the most stable currencies in Latin America, maintaining its value against the U.S. dollar and other foreign currencies, mainly supported by Peru’s strong monetary policy. The Central Reserve Bank of Peru participates in the market (buying or selling soles) in order to avoid large exchange rate fluctuations and their adverse effects on the Peruvian economy, which remains partially dollarized.

The following chart displays the local currency exchange rate versus the U.S. dollar indexed to January 2014 for Peru and the group of peer countries in Latin America.

Local Currency Exchange Rate Versus The U.S. Dollar (Indexed to 100)

Source: FactSet. From January 1, 2014 to March 31, 2019.

Demographic Trends

Peru’s strong economic growth has been supported by favorable demographic trends.

As of 2017, Peruvian population by age group was distributed as follows:

Peruvian population by age group (% of population)

According to INEI, the poverty rate in Peru declined to 20.5% in 2018, from 30.8% in 2010, with approximately 3.2 million people overcoming poverty. Moreover, GDP per capita in U.S. dollars increased from U.S.$5,051 in 2010 to U.S.$6,907 in 2018, reflecting a robust increase in consumer purchasing power according to the EIU.

The following chart displays Peru’s GDP per capita in U.S. dollars and the poverty rate from 2010 to 2018.

Peru’s GDP Per Capita in U.S. Dollars and Poverty Rate

Source: EIU and INEI.

Peruvian Banking System and Competition

During the 1990s, the Peruvian economy underwent a major transformation, from being a highly protected and regulated system prevailing in the 1980s to a free-market economy. During this period, protectionist and interventionist laws and policies were gradually dismantled to create a liberal economy dominated by the private sector. Similarly, the Peruvian financial industry underwent deep structural changes that resulted in a significant expansion of credit. From 1993 to 1998, performing loans in the Peruvian financial system grew at a five-year CAGR of 45.9%, and banking penetration in Peru, measured as the ratio of loans-to-GDP, rose from 10.2% to 26.4% according to the SBS.

In 1998, the rise in international interest rates that followed the Russian default led to large outflows of capital from Peru, resulting in a 15.8% depreciation of the nuevo sol. The strong depreciation of the nuevo sol, coupled with the strong dollarization of the Peruvian Banking system prevalent at that time (81% of the loans were denominated in U.S. dollars) led to a sharp deterioration of the Peruvian banking system’s loan portfolio quality and to a contraction in total loans. Past-due loans in the system peaked at 9.4% of total gross loans as of January 31, 2000, resulting in increased provisions and large capital losses for financial institutions.

However, from 2001 onwards, as macroeconomic conditions improved, the general banking industry indicators in Peru began also to improve. Past-due loans dropped from 9.0% of total gross loans as of December 31, 2001 to 3.7% as of December 31, 2004, and loan reserves over past-due loans increased from 118.9% as of December 31, 2001 to 176.5% as of December 31, 2004 according to the SBS.

From 2005 to 2008, fostered by a steady and sustained improvement in Peru’s macroeconomic indicators, credit expanded again, with performing loans growing 25.2% in 2005, 18.0% in 2006, 34.7% in 2007 and 38.2% in 2008. The global financial crisis that started in late 2008 temporarily reduced credit growth as performing loans remained flat in 2009. Growth returned following the crisis, with the banking system in Peru experiencing a significant expansion of credit from December 31, 2008 to December 31, 2013. During this period, gross loans in the Peruvian banking system grew at a five-year CAGR of 13.0% and banking penetration in Peru, measured as the ratio of loans-to-GDP, rose from 24.8% to 30.4%, according to the SBS and the Central Reserve Bank of Peru.

From December 31, 2014 to December 31, 2018, the banking system in Peru continued to grow steadily, with gross loans expanding at a four-year CAGR of 8.8% and banking penetration in Peru rising from 33.6% to 36.6%, according to the SBS and the BCRP. A significant part of the growth experienced by the Peruvian financial system since 2014 has been generated by the retail banking sector. Retail loans (including consumer loans and mortgages) grew at a four-year CAGR of 9.5% for the period ended December 31, 2018.

As of March 31, 2019, approximately 35.7% of the Peruvian banking sector’s total loans were retail loans, up from 34.2% as of December 31, 2014. In particular, consumer loans, in which Interbank is one of the leading banks, grew at a four-year CAGR of 10.6% for the period ended December 31, 2018.

According to the SBS, the total number of credit cards issued in Peru as of March 31, 2019 was approximately 8.3 million, of which approximately 28.7% were issued by non-banking entities, including store-branded cards. For the period ended December 31, 2018, the Peruvian banking system’s credit card loans grew at a four-year CAGR of 11.2%, while credit cards loans grew 11.3% between March 31, 2018 and March 31, 2019, as a result of high economic growth and increased consumer spending. During the same period, Interbank’s credit card loans grew at a four-year CAGR of 11.3%, and grew 26.0% between March 31, 2018 and March 31, 2019.

Although the number of mortgages of the Peruvian banking system also grew at a four-year CAGR of 2.9% for the period ended December 31, 2018 and 4.2% between March 31, 2018 and March 31, 2019, there is still substantial room for growth, with only approximately 0.2 million mortgages outstanding in Peru among a population of approximately 32.2 million, compared to approximately 1.6 million mortgages outstanding in Chile for a population of 18.2 million each as of December 31, 2018. Peru’s mortgage penetration, calculated as the ratio of mortgage loans to GDP, was 6.2% as of December 31, 2018 compared to 26.1% for Chile. A stable macroeconomic environment and the promotion of housing programs over the past four years have been the main drivers of mortgage loan growth in Peru and are expected to continue fueling mortgage lending.

Despite this growth, the Peruvian banking system remains underpenetrated in comparison to the banking systems from the group of peer countries in Latin America. As of December 31, 2018, Peru’s loans-to-GDP ratio was 36.6%, below the average ratio of 51.2% for the group of peer countries in Latin America and less than half the ratio of 93.0% for Chile, according to the BCRP, the EIU, the SBS and other local regulators.

The following chart shows banking penetration as of December 31, 2018 as measured by deposits-to-GDP and loans-to-GDP.

Deposits-to-GDP and Loans-to-GDP

Source: BCRP, EIU, SBS and other local regulators.

Note: Mexico’s Deposits-to-GDP and Loans-to-GDP as of September 30, 2018.

The Peruvian banking system is highly concentrated in a small number of relatively large participants. The four largest banks accounted for 83.0% of total gross loans and 82.1% of total deposits in the system as of March 31, 2019. Furthermore, foreign banks play a significant role in the Peruvian financial system. As of March 31, 2019, BBVA and Scotiabank, two of the four largest banks in the system, which accounted for a combined 37.7% of total gross loans and 36.2% of total deposits, according to the SBS, were under foreign control. Although other major global banks such as BNP Paribas, Standard Chartered, Intesa, BankBoston, HSBC and Deutsche Bank have ceased operations in Peru over the past 15 years, other foreign banks have entered or have shown interest in entering or increasing their exposure in the Peruvian market.

Interbank is currently the fourth-largest bank in Peru, as measured by total assets, gross loans and deposits, as of March 31, 2019, and has faced strong competition, including increased pressure on margins, primarily as a result of the presence of commercial banks in the Peruvian market with substantial capital, technology and marketing resources, as well as from Peruvian pension funds that lend to Interbank’s current and potential commercial customers. This increased competition has affected the average interest rates that the Peruvian banking system has been able to charge its customers. Despite being the fourth-largest bank in Peru, Interbank is strongly positioned in the consumer sector, being the second largest bank in gross consumer loans and largest in consumer credit cards as of March 31, 2019, according to the SBS.

The following tables show Interbank, the rest of the Peruvian banking system and their respective market shares as of March 31, 2019.

	As of March 31, 2019
	Assets			Deposits			Total Gross Loans
	Balance	Market Share %	Rank	Balance	Market Share %	Rank	Balance	Market Share %	Rank
	(S/ in millions)			(S/ in millions)			(S/ in millions)
BCP	133,464.1	33.9%	1	83,217.4	33.2%	1	88,640.4	33.0%	1
BBVA	80,268.6	20.4%	2	54,038.7	21.6%	2	55,786.8	20.8%	2
Scotiabank	65,932.7	16.7%	3	36,591.2	14.6%	3	45,448.2	16.9%	3
Interbank	49,260.5	12.5%	4	31,919.8	12.7%	4	33,297.3	12.4%	4
BanBif	14,357.7	3.6%	5	10,194.6	4.1%	5	10,191.7	3.8%	5
Mibanco	12,754.9	3.2%	6	8,279.7	3.3%	6	10,091.1	3.8%	6
Pichincha	9,392.0	2.4%	7	6,408.9	2.6%	7	7,608.6	2.8%	7
Citibank	6,364.9	1.6%	8	5,173.4	2.1%	8	2,591.0	1.0%	11
Santander	6,199.1	1.6%	9	4,392.8	1.8%	9	4,080.9	1.5%	8
GNB	5,647.2	1.4%	10	4,128.6	1.6%	10	3,771.5	1.4%	9
Falabella	4,004.8	1.0%	11	2,504.0	1.0%	11	2,983.5	1.1%	10
Ripley	2,452.1	0.6%	12	1,237.3	0.5%	13	1,871.9	0.7%	12
Comercio	2,066.1	0.5%	13	1,405.0	0.6%	12	1,504.8	0.6%	13
ICBC	1,268.7	0.3%	14	863.1	0.3%	14	535.1	0.2%	14
Azteca	499.7	0.1%	15	322.1	0.1%	15	359.5	0.1%	15

Total	393,933.1	100.0%		250,676.6	100.0%		268,762.4	100%

Source: SBS.

Note: Banks do not include international branches.

As of March 31, 2019
Gross Consumer Loans (1)				Gross Consumer Credit Cards (2)
Bank	Balance	Market Share (%)	Rank	Bank	Balance	Market Share (%)	Rank
	(S/ in millions)				(S/ in millions)
BCP	7,135.9	24.1%	1	Interbank	5,442.8	26.3%	1
Interbank	5,937.8	20.1%	2	BCP	5,314.1	25.6%	2
Scotiabank	5,595.5	18.9%	3	Scotiabank	3,006.1	14.5%	3
BBVA	3,677.8	12.4%	4	Falabella	2,933.9	14.2%	4
Pichincha	1,861.2	6.3%	5	BBVA	2,169.0	10.5%	5
Comercio	1,175.9	4.0%	6	Ripley	841.8	4.1%	6
GNB	1,169.7	4.0%	7	Pichincha	489.3	2.4%	7
BanBif	1,058.6	3.6%	8	BanBif	448.3	2.2%	8
Ripley	1,030.2	3.5%	9	Azteca	45.1	0.2%	9
Mibanco	576.6	1.9%	10	GNB	36.7	0.2%	10
Azteca	314.5	1.1%	11	Comercio	3.0	0.0%	11
Falabella	46.7	0.2%	12	Citibank	0.0	0.0%	12
Santander	2.5	0.0%	13	Mibanco	0.0	0.0%	13
Citibank	0.0	0.0%	14	Santander	0.0	0.0%	14
ICBC	0.0	0.0%	15	ICBC	0.0	0.0%	15

Total	29,582.8	100.0%		Total	20,730.0	100.0%

Source: SBS.

(1)	Gross consumer loans do not include mortgage loans and consumer credit cards.
(2)	Gross consumer credit cards do not include credit cards issued by non-banking entities.

Note: Banks do not include international branches.

As of March 31, 2019
Gross Commercial Loans				Gross Mortgage Loans
Bank	Balance	Market Share (%)	Rank	Bank	Balance	Market Share (%)	Rank
	(S/ in millions)				(S/ in millions)
BCP	61,057.1	35.4%	1	BCP	15,133.3	32.9%	1
BBVA	37,101.5	21.5%	2	BBVA	12,838.4	27.9%	2
Scotiabank	29,917.7	17.3%	3	Scotiabank	6,929.0	15.1%	3
Interbank	15,315.4	8.9%	4	Interbank	6,601.3	14.4%	4
Mibanco	9,001.9	5.2%	5	BanBif	1,796.3	3.9%	5
BanBif	6,888.5	4.0%	6	GNB	1,079.7	2.3%	6
Pichincha	4,211.0	2.4%	7	Pichincha	1,047.1	2.3%	7
Santander	4,078.4	2.4%	8	Mibanco	512.7	1.1%	8
Citibank	2,591.0	1.5%	9	Comercio	56.3	0.1%	9
GNB	1,485.4	0.9%	10	Falabella	3.0	0.0%	10
ICBC	535.1	0.3%	11	Citibank	0.0	0.0%	11
Comercio	269.5	0.2%	12	Santander	0.0	0.0%	12
Falabella	0.0	0.0%	13	Ripley	0.0	0.0%	13
Ripley	0.0	0.0%	14	Azteca	0.0	0.0%	14
Azteca	0.0	0.0%	15	ICBC	0.0	0.0%	15

Total	172,452.5	100.0%		Total	45,997.1	100.0%

Source: SBS.

Note: Banks do not include international branches.

The following table shows key industry metrics for the four largest banks by assets and the Peruvian banking system.

	March 2019 (1)	2018	2017	2016	2015	2014
ROE
Interbank	21.9%	21.3%	20.7%	23.2%	26.6%	25.5%
BCP	21.8%	21.4%	21.4%	23.6%	26.0%	21.5%
BBVA	17.5%	19.0%	19.6%	20.8%	24.1%	26.8%
Scotiabank	15.0%	15.3%	16.0%	17.5%	17.3%	18.3%
Peruvian banking system	18.3%	18.5%	18.3%	20.0%	22.3%	19.8%
ROA
Interbank	2.4%	2.3%	2.1%	2.1%	2.3%	2.3%
BCP	2.7%	2.6%	2.4%	2.4%	2.5%	2.0%
BBVA	1.8%	2.0%	1.8%	1.7%	1.9%	2.3%
Scotiabank	2.0%	2.1%	2.1%	2.1%	2.0%	2.3%
Peruvian banking system	2.2%	2.2%	2.1%	2.0%	2.2%	1.9%
Efficiency Ratio
Interbank	38.7%	40.4%	42.3%	42.1%	42.3%	46.4%
BCP	36.9%	40.1%	39.7%	38.8%	38.6%	42.8%
BBVA	37.0%	37.5%	37.9%	39.4%	38.9%	36.4%
Scotiabank	38.6%	37.0%	37.0%	37.4%	38.3%	39.7%
Peruvian banking system	41.0%	42.2%	42.5%	43.0%	43.0%	45.3%
Past-Due-Loan Ratio
Interbank	2.6%	2.6%	2.9%	2.6%	2.4%	2.5%

	March 2019 (1)	2018	2017	2016	2015	2014
BCP	2.7%	2.7%	3.0%	2.7%	2.4%	2.3%
BBVA	3.0%	2.9%	2.7%	2.4%	2.2%	2.2%
Scotiabank	3.6%	3.5%	3.2%	3.1%	2.9%	2.4%
Peruvian banking system	3.0%	3.0%	3.0%	2.8%	2.5%	2.5%
Coverage Ratio
Interbank	177.0%	175.0%	167.2%	179.8%	193.9%	167.9%
BCP	141.8%	143.0%	139.6%	154.6%	157.1%	153.9%
BBVA	161.1%	163.4%	168.5%	187.5%	203.6%	202.1%
Scotiabank	130.1%	128.9%	137.7%	132.6%	132.3%	142.8%
Peruvian banking system	153.0%	153.6%	152.6%	160.6%	166.6%	165.0%
Total Capital Ratio
Interbank	16.4%	15.8%	16.1%	15.9%	15.5%	15.2%
BCP	15.6%	14.2%	15.1%	15.4%	14.3%	14.5%
BBVA	14.8%	15.0%	14.2%	14.3%	13.3%	13.8%
Scotiabank	14.7%	14.6%	15.5%	14.4%	14.0%	12.9%
Peruvian banking system	15.3%	14.7%	15.2%	15.0%	14.2%	14.1%

Source: SBS and ASBANC.

Note: ROE calculated as net income for the period divided by the average of total equity at the end of the last five quarters. ROA calculated as net income for the period divided by the average of total assets at the end of the last five quarters. ROE as of March 31, 2019 calculated as net income for the three-month period times four and divided by the average of total equity at the end of the last two quarters. ROA as of March 31, 2019 calculated as net income for the three-month period times four and divided by the average of total assets at the end of the last two quarters.

(1)	ROE and ROA as of March 31, 2019 are annualized figures.

The Peruvian banking system’s net profit grew at an 11.5% CAGR from 2014 to 2018, reaching S/8,220 million in 2018. The following chart shows the evolution of the banking system’s net profit between 2014 and 2018.

Banking system’s Net Profit 2014 — 2018 (S/ in millions)

Source: SBS.

Among the four largest banks, Interbank is one of the fastest growing bank in terms of net profit with a CAGR of 10.1% from 2014 to 2018, under SBS GAAP. Interbank’s CAGR was higher than BBVA (2.4%) and Scotiabank (7.6%).

The following chart sets forth the CAGR in net profit from 2014 to 2018 and the year-over-year growth as of March 31, 2019 for the four largest banks in Peru under SBS GAAP.

Net Profit Four-Year CAGR (2014 - 2018) and

Year-Over-Year Growth (As of March 31, 2019 vs. As of March 31, 2018)

Source: SBS.

Note: Banks include international branches.

(1) The 1% year-over-year growth (as of March 31, 2019 vs. as of March 31, 2018) for Interbank’s results includes gain on sale of certain securities, as of March 31, 2018.

Interbank’s share of the Peruvian banking system’s net profit increased from 12.7% for the year ended December 31, 2018 to 13.3% for the three months ended March 31, 2019.

The banking system’s total loans has shown high growth in the past years, reaching an 8.8% four-year CAGR from 2014 to 2018. The following chart shows the evolution of the Peruvian banking system’s retail and commercial loans between 2014 and March 2019 under SBS GAAP.

Banking system’s total loans 2014 — March 2019 (S/ in billions)

Source: SBS.

Interbank was also the fastest growing bank by total loans, among the four largest banks in Peru between March 31, 2018 and March 31, 2019. The following chart sets forth the four-year CAGR from 2014 to 2018 and the year-over-year growth as of March 31, 2019 of total loans under SBS GAAP for the four largest banks in Peru.

Total Loans CAGR (2014 - 2018) and

Year-Over-Year Growth (As of March 31, 2019 vs. As of March 31, 2018)

Source: SBS

Note: Banks include international branches.

Interbank was also the fastest growing bank by total deposits, among the four largest banks in Peru with a four-year CAGR from 2014 to 2018 of 10.5%. The following chart sets forth the CAGR from 2014 to 2018 and the year-over-year growth as of March 31, 2019 of total deposits for the four largest banks in Peru.

Total Deposits CAGR (2014 - 2018) and

Year-Over-Year Growth (As of March 31, 2019 vs. As of March 31, 2018)

Source: SBS.

Note: Banks include international branches.

This fast growth has allowed us to increase our market share in deposits from 11.6% in 2014 to 12.8% in March 2019, according to the SBS. Furthermore, Interbank’s retail deposits had a 12.1% CAGR from 2014 to 2018, above the 10.2% from the Peruvian banking system. Similarly, Interbank’s retail deposits grew 13.5% in March 2019, significantly above the 8.1% from Peruvian banking system. This growth which was higher than the system allowed us to increase our market share in retail deposits from 12.1% in 2014 to 13.2% in March 2019.

Interbank’s asset quality is the best when compared to the four largest banks in Peru on the basis of past-due-loan and coverage ratios. Interbank’s past-due-loan ratio was the lowest among the four largest Peruvian banks, and lower than the banking system’s average of 3.0%. The following chart sets forth the past-due-loan and coverage ratios under Peruvian SBS GAAP for the four largest banks in Peru as of March 31, 2019.

Past-Due-Loan and Coverage Ratios (As of March 31, 2019)

Source: SBS.

Note: Banks include international branches.

As of March 31, 2019 Interbank’s past-due-loan ratio in retail and consumer loans was the second highest among the four largest Peruvian banks, due to our clients’ profile and the importance of credit cards in our portfolio, which results in a higher NIM. The following charts set forth the past-due-loan ratios in retail and consumer loans for the four largest banks in Peru as of March 31, 2019.

Retail Loans Past-Due-Loan Ratio (As of March 31, 2019)

Source: SBS.

Note: Banks include international branches.

Consumer Loans Past-Due-Loan Ratio (As of March 31, 2019)

Source: SBS.

Note: Banks include international branches.

Interbank had the lowest commercial past-due-loan ratio among the four largest Peruvian banks as of March 31, 2019. The following chart sets forth the commercial past-due-loan ratio for the four largest banks as of March 31, 2019.

Commercial Loans Past-Due-Loan Ratio (As of March 31, 2019)

Source: SBS.

Note: Banks include international branches.

Interbank’s asset quality measured as cost of risk has improved from 3.1% in 2017 to 2.5% in 2018, according to the SBS, when excluding the effect of voluntary provisions of S/100 million in 2018 to cover potential risks related to the construction sector, net of a release of S/30 million. Including these items, cost of risk was 2.7% for Interbank. Furthermore, Interbank’s cost of risk was 2.4% as of March 2019.

From 2014 to March 2019, Interbank had the highest net interest margin, gross of impairment loss on loans, among the four largest Peruvian banks. The following chart sets forth the net interest margin before impairment loss on loans from 2014 to March 2019, for the four largest banks in Peru under SBS GAAP.

Net Interest Margin, Before Impairment Loss on Loans

Source: SBS.

Note: Banks include international branches. Annual net interest margin calculated as gross financial margin for the period divided by the average of interest-earning assets at the end of the last five quarters. Annualized net interest margin as of March 31, 2019 calculated as gross financial margin for the three-month period times four and divided by the average of interest earning assets at the end of the last two quarters. Interest-earning assets consider gross loans, cash & equivalents and net investments.

The following chart sets forth the net interest margin, net of impairment loss on loans, from 2014 to March 2019, for the four largest banks under SBS GAAP.

Net Interest Margin, After Impairment Loss on Loans

Source: SBS.

Note: Banks include international branches. Annual net interest margin calculated as net financial margin for the period divided by the average of interest-earning assets at the end of the last five quarters. Annualized net interest margin as of March 31, 2019 calculated as net financial margin for the period times four and divided by the average of interest earning assets at the end of the last two quarters. Interest-earning assets consider gross loans, cash & equivalents and net investments.

In March 2019, Interbank had the highest annualized ROE and second highest annualized ROA among the four largest banks. The following chart sets forth the annualized ROE and annualized ROA for the four largest banks in Peru for March 2019 under SBS GAAP.

ROE and ROA (For the three months ended March 31, 2019 - Annualized)

Source: SBS.

Note: Banks include international branches.

The following chart sets forth Interbank’s total capital ratio compared to the Peruvian banking system’s total capital ratio from December 31, 2014 to March 31, 2019 under SBS GAAP.

Historical Interbank Capital Ratios

Source: SBS and ASBANC.

Note: Interbank includes international branches.

Peruvian Insurance Industry and Competition

The Peruvian insurance industry is well-capitalized, with a solvency ratio (patrimonio efectivo / requerimientos patrimoniales) of 143.0% under Peruvian SBS GAAP as of December 31, 2018, and operates under a well-established regulatory framework. Over the past years, the industry has experienced strong growth. Insurance premiums grew at a four-year CAGR of 6.1% for the period ended December 31, 2018, equivalent to approximately 1.8x Peru’s real GDP CAGR over the same period. Insurance premiums in Peru reached S/3.4 billion for the three months ended March 31, 2019, representing a 12.7% year-over-year increase. Despite such growth, insurance penetration in Peru, measured as the ratio of premiums-to-GDP as of December 31, 2017, is estimated to be 1.6%, which is lower than the average ratio of 3.5% for selected peer countries in Latin America, and less than half the ratio of 4.9% for Chile, according to the Swiss Re Sigma 2017 Report.

We believe that Peru’s growing middle class will increase penetration in the Peruvian insurance industry. The following chart shows insurance penetration for the year ended December 31, 2017 as measured by premiums-to-GDP.

Premiums-to-GDP

Source: Swiss Re Sigma 2017 Report.

Life insurance premiums represented approximately 51.3% of total insurance premiums for the three months ended March 31, 2019. In April 2016, a new regulation was approved in Peru, allowing pensioners to withdraw up to 95.5% of their retirement funds. This measure had a negative impact on life insurance annuities, which have decreased at a CAGR of 26.8% from 2015 to 2018.

Growth of the annuities’ segment is expected to resume as the number of Peruvian private pension system’s retirees and their respective average pension balances increase. Currently, Peru’s private pension system covers seven million citizens, 97.7% of which are under 65 years (legal retirement age).

From 2008 to 2018, approximately 72,000 people retired under the Peruvian private pension system compared to a total of approximately 633,000 and more than 3.9 million expected retirees over the next ten and 30 years, respectively, according to the SBS as of March 31, 2019.

The table below sets forth the number of members in the Peruvian private pension system as of March 31, 2019.

As of March 31, 2019
Age (years)	Number of Members (in thousands)	Percentage of Total
Less than 25	973	13.6%
26-35	2,028	28.4%
36-45	1,980	27.8%
46-55	1,351	18.9%
56-65	633	8.9%
More than 65	167	2.3%

Total	7,132	100.0%

Source: SBS

The chart below sets forth Peruvian insurance premiums for the periods indicated.

Insurance Premiums (S/ in Millions)

Source: SBS.

For the three months ended March 31, 2019, Interseguro was the leading provider of annuities in Peru, with a market share of 32.3%, as measured by premiums among Peruvian insurance companies. The chart below shows market share by annuities premiums from 2014 to March 2019.

Market Share by Annuities (Excluding Private Annuities) Premiums

Source: SBS.

Note: Interseguro’s figures incorporate Seguros Sura starting November 2017.

As of March 31, 2019, a total of twenty companies comprised the Peruvian insurance industry. As of March 31, 2019, in terms of assets, on a consolidated basis, the four largest insurance companies had an 86.0% market share, and the leading two insurance companies had a combined market share of 51.5%. The Peruvian insurance industry is largely represented by Peruvian companies with three of the six largest companies controlled by Peruvian economic groups.

The following table presents market shares by assets and premiums of the six largest insurance companies in Peru as of and for the last three months ended March 31, 2019.

Company	Life	Non-Life	Total Assets as of March 31, 2019		Total Premiums for the three months ended March 31, 2019
			(S/ in million)	Market Share (%)	(S/ in million)	Market Share (%)
Rimac	✓	✓	14,021.5	27.7%	1,033.1	30.3%
Pacífico Seguros	✓	✓	12,067.7	23.8%	924.8	27.1%
Interseguro	✓	✓	11,873.2	23.5%	227.3	6.7%
La Positiva (1)	✓	✓	5,595.3	11.1%	404.8	11.9%
Mapfre (1)	✓	✓	3,802.7	7.5%	435.6	12.8%
Protecta Security	✓	✓	1,291.6	2.6%	90.4	2.7%

Source: SBS.

(1)	La Positiva consolidates La Positiva and La Positiva Vida. Mapfre consolidates Mapfre Peru and Mapfre Peru Vida.

Interseguro’s average ROE, under Peruvian SBS GAAP was 28.8% from 2014 to March 2019, higher than the industry’s average of 16.5% for the corresponding period. The following chart sets forth the ROEs for Interseguro, its main competitors and the Peruvian insurance industry, from 2014 to March 2019.

ROE

Source: SBS.

Note: Interseguro’s figures incorporate Seguros Sura starting November 2017.

From 2014 to March 2019, Interseguro had higher average investment portfolio returns than the Peruvian insurance industry. The following chart shows investment portfolio returns for Interseguro and the Peruvian insurance industry from 2014 to March 2019.

Investment Portfolio Returns (2014-March 2019)

Source: SBS.

Note: Interseguro’s figures incorporate Seguros Sura starting November 2017. Annual Investment portfolio returns calculated as return from investments for the period divided by the average of total investments at the last five quarters. Annualized investment portfolio returns as of March 31, 2019 calculated as return from investments for the period times four and divided by the average of total investments at the last two quarters.

As of March 31, 2019 Interseguro was the largest life insurance company in terms of the size of its portfolio. The following chart shows total investments under Peruvian SBS GAAP of the four largest life insurance companies in Peru as of March 31, 2019:

Investment portfolio (S/ in Millions)

Source: SBS

Note: Interseguro’s figures incorporate Seguros Sura starting November 2017. La Positiva consolidates La Positiva and La Positiva Vida.

Wealth Management Industry and Competition

Inteligo Bank operates in the highly competitive and regulated wealth management industry, competing with independent advisors, global banks and Peruvian firms, such as its main competitor Credicorp Ltd. through its subsidiary Atlantic Security Bank (“ASB”). The Peruvian wealth management industry has also recently attracted several new participants, including representative offices of global banks such as JP Morgan, UBS, RBC, Credit Suisse, and Julius Baer among others.

Inteligo Bank had a four-year CAGR of assets under management of 7.5%, higher than ASB’s CAGR of 6.4% for the period ended December 31, 2018.

The chart below shows assets under management in U.S. dollars for Inteligo Bank and ASB, from December 31, 2014 to March 31, 2019.

Assets Under Management

(U.S.$ in millions)

Source: Company information and Credicorp Ltd.’s quarterly reports.

Inteligo Bank’s average ROE from 2016 to March 2019 was 31.9% which was higher than ASB’s average ROE of 20.0% during the same period. In addition, for the three months ended March 31, 2019, Inteligo Bank’s annualized ROE was 42.9% compared to ASB’s 26.1%. The following chart compares ROE for Inteligo Bank and ASB from 2016 to March 31, 2019.

ROE

Source: Company information and Credicorp Ltd.’s quarterly reports.

Note: ROE is calculated as net profit divided by the average shareholders’ equity, computed as the simple equity average of the last five quarters. Annualized ROE as of March 31, 2019 is calculated as net profit for the period times four divided by the average shareholders’ equity, computed as the simple equity average of the last two quarters.

Additionally, Inteligo Bank has generated higher returns on assets under management than ASB from 2016 to March 2019. The following chart sets forth fee income as a percentage of average assets under management for Inteligo Bank and ASB from 2016 to March 2019.

Fee Income / Average Assets under Management

Source: Company information and Credicorp Ltd.’s quarterly reports. Note: Figures as of March 31, 2019 are calculated using the fee income for the period times four divided by the average assets under management of the last two quarters.

Interfondos provides mutual fund management services in Peru. Interfondos has been the fourth largest mutual fund manager in Peru in each of the last five years according to the SMV. As of March 31, 2019, Interfondos had a 14.7% market share based on assets under management.

Inteligo SAB provides brokerage services, including sales and trading operations, in Peru’s domestic capital markets. As of March 31, 2019, the Peruvian brokerage industry consisted of 22 brokerage firms. Inteligo SAB has ranked among the five largest equity trading platforms in each of the last seven years in terms of trading volumes on the Lima Stock Exchange.

BUSINESS

Overview

IFS is a leading provider of banking, insurance and wealth management services for retail customers and commercial clients in Peru. Our purpose is to empower all Peruvians to achieve financial well-being, and as such, we have built an integrated financial services platform in the fast-growing, underpenetrated and profitable Peruvian financial system. We have invested in building a leading and scalable digital platform (mobile and online), which is rapidly being adopted by existing and new customers. Our digital platform is complemented by one of the largest distribution networks in the country which includes financial stores, ATMs, correspondent agents, dedicated sales forces, financial advisors, and call centers. Together our digital platform and distribution network provide our more than three million customers and a potential market of more than 30 million Peruvians and 9 million businesses with access to our products and services and a distinctive and convenient customer experience.

We manage our business in three segments, banking, insurance and wealth management, that complement each other and represent diversified sources of revenue. Our banking segment operates through our subsidiary Interbank, which is the second largest provider of consumer loans in Peru, according to the SBS. Interbank provides a full range of retail banking and commercial banking products, and services to individuals, large companies, and small and medium enterprises. Our insurance segment operates through our subsidiary Interseguro, which is the leading provider of annuities in Peru by premiums and one of the leading life insurance companies in the country according to the SBS. Interseguro provides a wide range of retirement, savings, life, unemployment and other insurance products mainly to retail customers. Our wealth management segment operates through our subsidiaries Inteligo Bank, Inteligo SAB and Interfondos, which together provide wealth management, private banking, financing, brokerage, advisory and other investment services mainly to high net worth individuals.

Our key strategic priority is to achieve digital excellence for our customers by providing them with a world-class, flexible and secure digital platform. We believe our digital transformation is vital to our continued growth and profitability, and for this reason we have been investing in developing the capabilities necessary to offer digital products and services to our customers. In March 2019, more than 975,000 retail customers used our digital platform compared to more than 450,000 in December 2016 and more than 380,000 retail customers no longer utilize physical channels other than ATMs in March 2019. We are aiming to allow our customers to have a 100% digital relationship with us in an efficient and secure manner. We have also streamlined our physical presence and reduced the number of branches by approximately 9% since 2016, focusing on educating our customers in the use of our digital platform. To accompany this transformation we are in the process of redesigning our physical presence in order to better serve the evolving needs of our customers. We have substantially increased migration of low-value-added transactions to more efficient digital channels, and we have increased sales of products to existing customers, as well as increased new customer acquisition of which a growing number are being acquired digitally or “born-digital.” This process of digital customer acquisition and sales has been accelerating, for example, in March 2019, 17% of new retail clients were acquired digitally compared to 3% in March 2018, and more than 37% of sales of new products to retail customers were performed digitally compared to 28% in March 2018.

We aim to be the company that best knows the needs of Peruvians. Our advanced analytics and CRM capabilities are being enriched with new sources of data and new tools that technology offers, such as cloud, real-time decision, machine learning and artificial intelligence. We believe that a deep knowledge of our current and potential customers allows us to offer them the best solutions for their financial needs across our banking, insurance and wealth management segments. Through this deep knowledge we have also been able to enhance our risk models, helping us to propel growth and continue to improve our profitability.

The following table shows the evolution of our reported net profit, dividends, ROE and ROA and our adjusted net profit, ROE and ROA, from 2016 through 2018 and for the three months ended March 31, 2019 and 2018:

	For the three months ended March 31, (unaudited)			For the years ended December 31,
	2019	2019	2018	2018	2018	2017	2016
	(U.S.$ in millions) (3)	(S/ in millions)		(U.S.$ in millions) (3)	(S/ in millions)
Net profit	106.3	352.7	290.0	328.9	1,091.4	1,033.5	950.2
Adjusted net profit (1)	—	N/A	N/A	372.6	1,236.2	N/A	N/A
Dividends declared for the year (2)	—	—	—	—	654.5	510.7	475.8
ROE (4)	—	19.0%	19.1%	—	16.6%	19.3%	19.9%
Adjusted ROE (1)	—	N/A	N/A	—	18.6%	N/A	N/A
ROA (4)	—	2.2%	1.9%	—	1.8%	2.0%	1.9%
Adjusted ROA (1)	—	N/A	N/A	—	2.0%	N/A	N/A

(1)

Net profit, ROA and ROE for the year ended December 31, 2018, excluding S/144.8 million, which is the aggregate effect recorded in our insurance segment’s technical reserves due to a change in accounting estimates driven by the publication by the SBS of new mortality tables. Net profit was not adjusted for 2017 and 2016. See Note 4.4 (d) and 4.6 to our audited annual consolidated financial statements. Adjusted net profit, adjusted ROA and adjusted ROE are non-GAAP accounting measures and should not be considered in isolation or as a substitute for net profit, ROA or ROE, or other performance measures. See “Presentation of financial and other information—Non-GAAP financial measures” and “Selected Consolidated Financial Information—Non-GAAP financial measures”.

(2)

Dividends are declared and paid in U.S. dollars. Dividends declared for fiscal years 2018, 2017 and 2016 were paid in 2019, 2018 and 2017 and amounted to U.S.$197.2 million, U.S.$157.7 million and U.S.$146.5 million, respectively. See “Dividends and Dividend Policy.”

(3)

Amounts stated in U.S. dollars as of and for the three months ended March 31, 2019 and as of and for the year ended December 31, 2018 have been translated from soles at the exchange rate of S/3.318 = U.S.$1.00. See “Exchange Rates”.

(4)	Annualized for each interim period.

As of March 31, 2019, we had total assets of S/65.8 billion (approximately U.S.$19.8 billion), total gross loans of S/34.7 billion (approximately U.S.$10.5 billion), total deposits of S/34.8 billion (approximately U.S.$10.5 billion) and shareholders’ equity of S/7.7 billion (approximately U.S.$2.3 billion).

We operate the following three business segments:

•

Banking: Interbank is the second largest provider of consumer loans in Peru with a 22.6% market share in terms of total gross consumer loans outstanding as of March 31, 2019, according to the SBS. Interbank is the largest provider of credit card loans with a 26.3% market share and the largest provider (among non-government owned banks) of payroll deduction loans to public sector employees with a 23.5% market share as of March 31, 2019, according to the SBS. Additionally, it is the fourth largest bank in Peru in terms of retail mortgages and commercial lending, as well as total deposits and total assets. Interbank has built one of the most convenient and extensive retail banking distribution platforms in Peru including, online banking, mobile applications, a total of 264 financial stores, more than 1,900 ATMs and more than 2,500 correspondent agents, as of March 31, 2019.

As of and for the three months ended March 31, 2019, Interbank represented 74.9% of our total assets and 85.0% of our net profit. As of and for the year ended December 31, 2018, Interbank represented 74.4% of our total assets, 92.6% of our net profit and 81.8% of our adjusted net profit.

For the 2018 fiscal year, Interbank declared a dividend of S/467.0 million (or approximately U.S.$140.8 million) of which S/463.8 million (or approximately U.S.$139.8 million) were paid to IFS, and represents 66.0% of total dividends received by IFS.

With a significant focus on the emerging middle class, Interbank has a higher percentage of retail loans, which account for 54.0% and 53.2% of its total loan portfolio, compared to the banking system’s average of 35.7% and 35.1%, as of March 31, 2019 and December 31, 2018, respectively. This contributes to a higher risk-adjusted net-interest margin than the banking system’s average.

Interbank’s CAGR in loans, deposits and obligations, and net profit between 2014 and 2018 was 10.5%, 10.3%, and 9.0%, respectively. For 2018, Interbank’s net profit was S/1,010.9 million and ROE was 20.2% and for the three months ended March 31, 2019 its net profit was S/299.7 million and annualized ROE was 22.1%.

•

Insurance: Interseguro is the leading provider of annuities (excluding private annuities) in Peru, with a 30.2% market share as measured by total premiums collected during 2018 and a 32.3% market share as measured by total premiums collected in the three months ended March 31, 2019, according to the SBS, and is one of the leading life insurance companies in Peru. In addition, Interseguro offers private annuities, individual life insurance, disability and survivorship insurance, as well as low premium retail insurance products, including credit life, mandatory traffic accident insurance (“SOAT”) and credit card protection insurance, through a comprehensive multi-channel distribution platform which includes Interseguro’s sales force. Interseguro also distributes through Interbank and retailers. According to the SBS, for 2018, Interseguro was the largest insurance company measured by reserves, driven both by organic growth and the acquisition of Seguros Sura in November 2017 which both improved its ROE and doubled its asset size.

As of and for the three months ended March 31, 2019 Interseguro represented 19.7% of our total assets and 8.2% of our net profit and as of and for the year ended December 31, 2018, Interseguro represented 19.7% of our total assets, negative 5.6% of our net profit and 6.7% of our adjusted net profit. For the 2018 fiscal year, Interseguro declared a dividend of S/138.0 million (or U.S.$41.6 million), which represents 19.6% of total dividends received by IFS.

Interseguro’s CAGR in gross premiums plus collections was 8.3% between 2014 and 2018. For 2018, Interseguro’s net loss was S/61.5 million and its adjusted net profit was S/83.3 million, while its ROE was negative 7.6% and its adjusted ROE was 9.4%. For the three months ended March 31, 2019 Interseguro’s net profit was S/28.9 million and annualized ROE was 12.8%.

•

Wealth management: Inteligo is a provider of wealth management services, which includes banking, financing, brokerage and investing activities for high net worth individuals through three operating subsidiaries, Inteligo Bank, Inteligo SAB (brokerage) and Interfondos (mutual funds). As of and for the three months ended March 31, 2019, Inteligo represented 5.7% of our total assets and 22.2% of our net profit and as of and for the year ended December 31, 2018, Inteligo represented 6.0% of our total assets, 18.1% of our net profit and 16.0% of our adjusted net profit. For the 2018 fiscal year, Inteligo Bank declared a dividend of U.S.$40.0 million (or S/132.7 million), of which S/99.5 million (or U.S.$30.0 million) were paid to IFS and represents 14.4% of total dividends received by IFS.

Inteligo’s CAGR in assets under management was 11.8% between 2014 and 2018. In addition, for the year ended December 31, 2018, Inteligo’s net profit was S/197.5 million and ROE was 25.7% and for the three months ended March 31, 2019, Inteligo’s net profit was S/78.3 million and annualized ROE was 38.1%.

The following tables provide certain financial and other information about our three business segments for the periods indicated.

	As of and for the three months ended March 31, 2019
	Assets		Equity		Net Profit/(Loss)
	(S/ in millions)%		(S/ in millions)%		(S/ in millions)%
Banking (1)	49,231.1	74.9%	5,380.3	69.6%	299.7	85.0%
Insurance	12,967.5	19.7%	1,028.6	13.3%	28.9	8.2%
Wealth management	3,754.2	5.7%	830.3	10.7%	78.3	22.2%
Holding and eliminations (2)	(196.7)	(0.3)%	487.6	6.3%	(54.2)	(15.4)%

Total	65,756.2	100.0%	7,726.8	100.0%	352.7	100.0%

(1)	Equity and Net Profit figures include the S/32.4 million gain on the sale of Interfondos to Inteligo, net of taxes. This gain was eliminated in the consolidated financial statements.
(2)	Holding and eliminations corresponds to expenses of IFS and elimination of intercompany transactions. See Note 20 to our unaudited interim condensed consolidated financial statements.

	As of and for the year ended December 31, 2018
	Assets		Equity		Net Profit/(Loss)		Adjusted Net Profit (Loss) (1)
	(S/ in millions)%		(S/ in millions)%		(S/ in millions)%		(S/ in millions)%
Banking	47,440.4	74.4%	5,454.0	76.9%	1,010.9	92.6%	1,010.9	81.8%
Insurance	12,572.4	19.7%	777.1	11.0%	(61.5)	(5.6)%	83.3	6.7%
Wealth management	3,808.9	6.0%	812.8	11.5%	197.5	18.1%	197.5	16.0%
Holding and eliminations (2)	(77.3)	(0.1)%	44.7	0.6%	(55.6)	(5.1)%	(55.6)	(4.5)%

Total	63,744.4	100.0%	7,088.5	100.0%	1,091.4	100.0%	1,236.2	100%

(1)

Adjusted net profit for the year ended December 31, 2018, is calculated excluding S/144.8 million, which is the aggregate effect recorded in our insurance segment’s technical reserves due to a change in accounting estimates driven by the publication by the SBS of new mortality tables. Net profit was not adjusted in 2017 and 2016. See Note 4.4 (d) and 4.6 to our audited annual consolidated financial statements. Adjusted net profit is a non-GAAP financial measure and should not be considered in isolation or as a substitute for net profit, or other performance measures. See “Presentation of financial and other information—Non-GAAP financial measures” and “Selected Consolidated Financial Information—Non-GAAP Financial Measures.”

(2)	Holding and eliminations corresponds to expenses of IFS and elimination of intercompany transactions. See Note 29 to our audited annual consolidated financial statements.

The following table provides relevant information about dividends declared by each of our subsidiaries:

	SBS GAAP						IFRS
	Banking (Interbank)			Insurance (Interseguro)			Wealth Management (Inteligo) (3)
	For the years ended December 31,
	2018	2017	2016	2018	2017	2016	2018	2017	2016
	(S/ in millions)						(U.S.$ in millions)
Net profit for the period (1)	1,040.1	902.0	875.1	361.1	103.7	85.8	56.2	58.1	51.0
Dividends declared (2)	467.0	405.9	393.7	138.0	100.0	42.5	40.0	46.5	40.5
Payout ratio	44.9%	45.0%	45.0%	38.2%	96.4%	49.5%	71.2%	80.0%	79.4%

(1)

For Interbank and Interseguro, this information is calculated using SBS GAAP. This table is presented in this manner because our Peruvian subsidiaries pay dividends to us on the basis of SBS GAAP and Inteligo pays dividends to us on the basis of IFRS. In all cases, the information is derived from stand-alone information from each entity.
(2)	Represents dividends for the fiscal year which are declared and paid in the following year.
(3)	Wealth Management includes Inteligo Bank, Interfondos and Inteligo SAB. Wealth Management dividends were declared/paid by Inteligo Bank only.

The following tables provide certain financial and other information about our consolidated business.

	As of and for the three months ended March 31, (unaudited)			As of and for the year ended December 31,
	2019	2019	2018	2018	2018	2017 (restated) (1)	2016 (restated) (1)	2015 (restated) (1)	2014 (restated) (1)
	(U.S.$ in millions) (2)(3)	(S/ in millions) (3)		(U.S.$ in millions) (2)(3)	(S/ in millions) (3)
Balance Sheet and Income Statement Items
Total assets	19,818.0	65,756.2	60,635.0	19,211.7	63,744.4	60,394.5	51,719.4	50,000.9	40,365.2
Total gross loans	10,463.8	34,719.0	29,780.2	10,263.8	34,055.2	29,174.7	27,907.5	26,757.7	23,197.1
Total deposits and obligations	10,485.2	34,790.0	31,220.4	10,151.3	33,682.0	32,607.6	30,097.9	28,487.7	23,381.4
Total equity, net	2,328.7	7,726.8	6,412.4	2,136.4	7,088.5	5,836.9	4,998.3	4,460.9	4,302.3
Net profit (attributable to IFS’ shareholders)	105.7	350.6	288.2	326.8	1,084.3	1,027.4	944.6	1,013.7	891.5
Other Information
Adjusted net profit (attributable to IFS’ shareholders) (4)	N/A	N/A	N/A	370.4	1,229.1	N/A	N/A	N/A	N/A

	As of and for the three months ended March 31, (unaudited)		As of and for the year ended December 31,
	2019	2018	2018	2017 (restated) (1)	2016 (restated) (1)
Profitability Ratios
Net interest margin (5)(6)	5.4%	5.3%	5.4%	5.3%	5.4%
Risk adjusted NIM (6)(7)	4.2%	4.1%	4.3%	3.7%	3.8%
Efficiency ratio (8)	33.7%	34.0%	35.6%	36.8%	38.0%
ROA (6)	2.2%	1.9%	1.8%	2.0%	1.9%
Adjusted ROA (4)(6)	N/A	N/A	2.0%	N/A	N/A
ROE (6)	19.0%	19.1%	16.6%	19.3%	19.9%
Adjusted ROE (4)(6)	N/A	N/A	18.6%	N/A	N/A

	As of and for the three months ended March 31, (unaudited)		As of and for the year ended December 31,
	2019	2018	2018	2017 (restated) (1)	2016 (restated) (1)
Asset Quality and Capitalization
Past-due-loans as a % of total gross loans (9)	2.5%	2.6%	2.5%	2.7%	2.5%
Cost of risk (6)(10)	2.2%	2.3%	2.1%	2.9%	2.9%
Core equity tier 1 ratio of Interbank (11)	10.2%	10.2%	10.6%	10.1%	9.4%

	As of and for the three months ended March 31,		As of and for the year ended December 31,
	2019	2018	2018	2017	2016	2015	2014
Distribution Network and Customers
Financial stores	264	272	270	273	289	283	284
ATMs	1,953	1,994	1,973	2,052	2,159	2,297	2,324
Correspondent agents (12)	2,513	2,514	2,506	2,505	2,935	3,001	3,238

	As of and for the three months ended March 31,		As of and for the year ended December 31,
	2019	2018	2018	2017	2016	2015	2014
Number of digital customers (13)	975,269	667,506	882,437	620,448	454,194	296,184	234,224
Percentage of digital users (13)(14)	56%	43%	53%	40%	30%	—	—

(1)

Our consolidated financial information for 2017, 2016, 2015 and 2014 was restated as a result of a voluntary change in accounting policy regarding our method of accounting the variation in market interest rates on insurance contract liabilities. See Note 4.2.1(i) to our audited annual consolidated financial statements. The financial information presented for 2014 and 2015 was restated after issuance of the financial statements for those years due to a voluntary change in accounting policy with a negative impact of S/57.6 million for 2014 and S/218.1 million for 2015 in the line Total net premiums earned minus claims and benefits in the consolidated income statement.

(2)

Amounts stated in U.S. dollars as of and for the three months ended March 31, 2019 and as of and for the year ended December 31, 2018 have been translated from soles at the exchange rate of S/3.318 = U.S.$1.00. See “Exchange Rates”.

(3)	Except for percentages and ratios and distribution and customer data.
(4)

Adjusted net profit, adjusted ROA and adjusted ROE for the year ended December 31, 2018, are calculated excluding the effect of S/144.8 million due to a change in accounting estimates driven by the publication by the SBS of new mortality tables. Net profit was not adjusted for 2017 and 2016. See Notes 4.4 (d) and 4.6 to our audited annual consolidated financial statements. Adjusted net profit, adjusted ROE and adjusted ROA are non-GAAP financial measures and should not be considered in isolation or as a substitute for net profit, ROE or ROA, or other performance measures. See “Presentation of financial and other information—Non-GAAP financial measures” and “Selected Consolidated Financial Information—Non-GAAP Financial Measures.”

(5)	Net interest margin is defined as (x) net interest and similar income divided by (y) average interest-earning assets. See “Selected Statistical Information.”
(6)	Annualized for each interim period.
(7)	Risk adjusted net interest margin is defined as net interest margin after impairment loss on loans, net of recoveries.
(8)

Efficiency ratio is calculated by dividing (x) salaries and employee benefits plus administrative expenses plus depreciation and amortization by (y) net interest and similar income plus other income plus net premiums earned.

(9)	At end of period. See “Presentation of financial and other information—Loan Portfolio Data.”
(10)

Cost of risk is defined as impairment loss on loans, net of recoveries divided by average gross loans. Cost of risk includes an S/81.0 million recovery of provisions related to the construction sector at Interbank for 2018.

(11)	Calculated for Interbank only pursuant to SBS regulations.
(12)	ASBANC estimates, for 2014-2017 and Company estimates for 2018.
(13)	In the month of December for each full year and in the month of March for each interim period.
(14)	Percentage of digital users over total clients that interact with Interbank.

Market Opportunity

We believe that the ongoing growth of the Peruvian economy, the expanding middle class, the growth of private wealth creation in Peru, the low penetration of financial services and the well-capitalized and profitable Peruvian financial system offer significant opportunities for our continued growth. Moreover, new technological developments are opening up new opportunities for growth, enabling us to efficiently acquire and serve more clients, while providing distinctive and convenient customer service and greater access and inclusion to financial services to previously underserved Peruvians.

High growth economy with strong macroeconomic fundamentals

According to the EIU, Peru’s average GDP growth rate was 3.2% between 2014 and 2018, which is higher than the growth rate of each of the peer countries in Latin America during the same period (Colombia at 2.8%, Mexico at 2.6%, Chile at 2.2%, and Brazil at negative 0.8%). Additionally, Peru’s average inflation rate was 2.9% between 2014 and 2018, which was lower than the inflation rates of each of the peer countries in Latin America during the same period (Brazil at 6.2%, Colombia at 4.6%, Mexico at 4.1% and Chile at 3.5%). The Peruvian government’s prudent management of the economy, conservative fiscal policy, coupled with the Central Reserve Bank of Peru’s cautious management of inflation and international reserves have contributed to economic development, increased internal consumption and strong macroeconomic fundamentals, including low levels of public debt, low inflation, low fiscal deficit and high levels of international reserves. Peru’s strong track record of macroeconomic policy credibility, consistency and ability to adapt to changes has helped it to achieve investment grade ratings of A3 by Moody’s Investor Service (“Moody’s”), BBB+ by Standard & Poor’s Rating Services (“S&P”) and BBB+ by Fitch Ratings Ltd. (“Fitch”) as of December 31, 2018. In its most recent forecast as of March 2019, the Central Reserve Bank of Peru has estimated real GDP growth for Peru of 4.0% for both 2019 and 2020, in line with 2018 growth.

Expansion of the middle class and affluent population

The core of our customer base is Peru’s growing middle class and affluent population. According to INEI, the poverty rate in Peru has declined to 20.5% in 2018, from 30.8% in 2010, and GDP per capita in U.S. dollars has grown from U.S.$5,051 in 2010 to U.S.$6,907 in 2018, according to EIU. Peru has a total population of 32.2 million, and according to the Asociación Peruana de Empresas de Investigación de Mercados (APEIM), Peru’s middle and upper socioeconomic segments (segments A, B and C) have significantly expanded and, as of 2017, represented 50% of the population compared to 42% in 2010. We believe that the increase in the number of people belonging to the middle class and affluent population creates a greater need for financial services, particularly for increasingly sophisticated banking, insurance and wealth management products. The expansion of these segments of the population drives growth and profitability across our business. Additionally, based on macroeconomic trends, we expect the number of high net worth individuals in Peru and the size of their investable assets to continue to grow and further increase the market for wealth management services.

Low financial services penetration

We believe that growth potential in Peru’s financial services sector continues to be significant. Despite sustained recent growth of 8.8% CAGR in total gross loans between 2014 and 2018, banking penetration in Peru, measured as the ratio of loans-to-GDP, was 36.6% as of December 31, 2018, according to the SBS and the Central Reserve Bank of Peru, below the average ratio of 51.2% for the group of peer countries in Latin America according to the EIU, the SBIF, the Central Bank of Brazil, the Colombian Financial Superintendency, and the Mexican Commission for Banking and Securities. In addition, it was less than half of the 93.0% ratio for Chile. We believe that penetration potential is even more significant in retail banking. Total retail loans including credit cards per inhabitant in Peru, is well below its peer countries in Latin America. As of December 31, 2018, the estimated total number of debit and credit cards per inhabitant in Peru was 0.9 as compared to 2.3 cards per inhabitant for Chile, according to the SBS and the SBIF, respectively. The ratio of retail loans-to-GDP in Peru was 13.0%, while the penetration of retail loans in Chile was 39.6% and the average for the group of peer countries in Latin America was 26.3%, as of December 31, 2018. Furthermore, as of December 31, 2018, there were approximately 0.2 million mortgages outstanding in Peru for a population of approximately 32.2 million, compared to approximately 1.6 million mortgages outstanding in Chile for a population of approximately 18.2 million. Similarly, insurance penetration in Peru, measured as the ratio of premiums-to-GDP as of December 31, 2017, is estimated to be 1.6%, which is lower than the average ratio of 3.5% for the group of peer countries in Latin America, and less than half the ratio of 4.9% for Chile, according to the Swiss Re Sigma 2017 Report.

Healthy, well-capitalized and profitable financial system

As a result of sound regulation and prudent management, the Peruvian financial system is healthy, well-capitalized and profitable, according to figures published by the SBS. Gross loans in Peru (measured in soles) have grown at a CAGR of 8.8% between December 31, 2014 and December 31, 2018, and 8.5% between March 31, 2018 and March 31, 2019, while the banking system’s asset quality has remained strong with a ratio of past-due loans as a percentage of total gross loans of 3.0% and a ratio of impairment allowance for loans as a percentage of past-due loans of 153.0% as of March 31, 2019, according to the SBS. Capitalization of the Peruvian banking system has consistently been well above regulatory requirements in the last five years with a total capital ratio of the banking system of 15.3% as of March 31, 2019, according to the SBS, as compared to a minimum requirement established by the SBS of 10.0% plus a 2.3% additional capital requirement. Interbank’s capitalization ratio was 16.4% and Interseguro’s regulatory solvency ratio was 130.4%, according to the SBS as of March 31, 2019. Furthermore, the banking and insurance industries in Peru remain profitable, with an 18.3% annualized ROE for the banking system and a 19.7% annualized ROE for the insurance industry for the three months ended March 31, 2019, according to the SBS.

Development of new technologies and distribution channels

There are many technological trends currently impacting the financial services industry worldwide. For example, the penetration of cell phones, Internet and the 4G mobile network, the ability to process large quantities of data through big data, cloud and machine learning, and the opportunity to utilize robotics and artificial intelligence. As a result, many large banks have started digital transformations with large increases in their level of technological investments and are working on developing their product offerings.

Due to improved technology, banks are now able to offer a better value proposition to their customers that include better solutions with features tailored to the customer’s needs, contextual banking (whereby the customer is offered a connected banking experience, including tailored product offerings), enhanced 24 hour customer support and access and faster approval and response times, all at a lower per capita cost. Additionally, banks are now able to reach a broader base of customers both in terms of income levels and geographic locations and will be able to gradually offer them more products and services and make them a part of the banked segment of the Peruvian population, which constitutes a very important growth opportunity in the country.

Competitive Strengths

We have established a premier financial group with leading market positions in each of our primary business segments. We believe that our market share, focus on targeted and profitable segments, scale and highly recognized and trusted brands, combined with adoption of innovative technologies and increasing integration across our business segments, strongly position us to capitalize on the future expansion of the Peruvian economy.

Leading financial services provider focused on retail customers and highly attractive businesses

We target retail customers and growing and profitable businesses in Peru. We have highly recognized and trusted brands in each of our segments, Interbank in banking, Interseguro in insurance and Inteligo in wealth management. Within our banking segment, Interbank focuses primarily on retail banking, where we believe we are able to obtain higher profitability, with 54.0% of its loan portfolio constituting retail loans, compared to 35.7% for the Peruvian banking system, as of March 31, 2019, according to the SBS. Interbank is the second largest provider of consumer loans among banks in Peru, with a 22.6% market share as measured by gross consumer loans as of March 31, 2019, compared with 24.7% for BCP, 17.1% for Scotiabank and 11.6% for BBVA. Interbank is also the largest provider of credit card loans among banks in Peru, with a 26.3% market share by credit card loans, and the largest privately owned bank provider of payroll deduction loans to public sector employees, with a 23.5% market share by payroll deduction loans, in each case as of March 31, 2019.

We believe that our focus on the retail market has allowed Interbank to obtain a higher ROE than the banking system on average. This higher ROE is driven by a balanced consumer loan portfolio where two of our most profitable products are credit cards and payroll deduction loans. Interbank has one of the highest net interest margins when compared to the three largest banks in Peru, due to its higher weighting in retail banking and credit cards when compared to its peers. Low delinquency rates on our payroll deduction loans reduce the overall credit risk exposure of our consumer loans portfolio. For the three months ended March 31, 2019, Interbank’s NIM was 135 basis points higher than the average for the three largest Peruvian banks and for the three months ended March 31, 2019, Interbank’s risk adjusted NIM was 69 basis points higher than the average for the three largest Peruvian banks, according to the SBS. Under IFRS, Interbank’s net interest margin for the three months ended March 31, 2019 was 5.5%.

Our commercial banking business serves a range of clients spanning large corporates, mid-corporates and SMEs. We are focusing on increasing our market share in mid-corporates and SMEs while maintaining our large corporate business with a profit-oriented approach. This market provides an additional growth opportunity given our 8.4% market share for mid-corporates and 4.0% market share for small businesses as of March 31, 2019, according to the SBS. Moreover, our overall commercial loan portfolio provides us with a lower risk component that balances our total loan portfolio.

We believe that Interseguro provides us with a fast-growing and profitable business. In our insurance segment, Interseguro is the leading provider of annuities in Peru, with a market share of total annuities (excluding private annuities) of 32.3% as measured by premiums collected for the three months ended March 31, 2019, according to the SBS. We focus on the middle class and affluent population in Peru, a segment we believe is substantially underpenetrated in insurance services. During April 2016, the Peruvian Congress enacted a law that allowed retirees to withdraw up to 95.5% of their accumulated capital in cash in their mandatory pension account upon retirement, resulting in a significant reduction of retirement annuities sold by Peruvian insurance companies, including Interseguro. In this context, in order to keep its position as a leading provider in annuities, in 2016, Interseguro launched its private annuities product which allows retirees to receive a fixed income either for life or a fixed period. As of the date of this prospectus, most of the customers of private annuities and their funds originate from retirees who choose to buy a product from an insurance company rather than from a private pension fund. Interseguro is also a leading provider of life insurance with the acquisition of Seguros Sura and we believe this market provides an additional opportunity for growth.

Within our wealth management segment, Inteligo is well positioned to capture an increasing share of the growing number of wealthy individuals, resulting from economic growth and wealth creation in Peru. Inteligo’s CAGR in assets under management was 11.8% between December 31, 2014 and December 31, 2018. We believe that Inteligo’s position as a provider of tailored wealth management services as well as its ability to provide its customers with both local and international investment products will help increase its share of wallet among high net worth individuals, while delivering high levels of growth and profitability.

Track record of sustained growth supported by our strong market share and high profitability

Our strong track record of growth is supported by our increased market share, improvements in efficiency, and high profitability across our business segments. At Interbank, we have gained significant market share over the years. Our market share in total gross loans has increased from 9.4% in 2007, to 11.3% in 2014, and to 12.0% in 2018, while our market share in total deposits has grown from 9.3% in 2007, to 11.6% in 2014, and to 12.8% in 2018. We are focused primarily on retail banking because we believe that it presents significant growth opportunities and higher profitability. In retail banking, Interbank’s outstanding retail loans, including consumer and mortgage loans, achieved a 17.3% growth between March 2018 and March 2019, higher than the 10.9% registered for the Peruvian banking system, according to the SBS. Our market share was 26.3% in credit card loans in March 2019, the largest in the market. In the same period, Interbank has held a strong position across retail products, with market shares of 17.0% and 18.7% of total retail loans in 2014 and March 2019, respectively, according to the SBS. With respect to mortgage loans, Interbank’s market share increased from 12.7% in 2014 to 14.4% in March 2019, according to the SBS. Interbank’s increasing market shares have been accompanied by high profitability, with ROE averaging 23.5% compared to 19.8% for the Peruvian banking system, from 2014 to 2018. The commercial banking division at Interbank has also grown faster than the Peruvian banking system. Interbank’s outstanding commercial loans achieved a 16.1% growth between March 2018 and March 2019, higher than the 5.1% and 7.2% registered for BCP and the system respectively, according to the SBS.

Interseguro is a leading and growing insurance company in Peru, which achieved a CAGR of 8.3% in premiums, compared to the Peruvian insurance industry’s 6.1%, between December 31, 2014 and December 31, 2018, according to the SBS. Furthermore, in the same period Interseguro’s positioning in the industry increased, with market shares in annuities by premiums (excluding private annuities) of 22.7% in 2007, 24.6% in 2014 and 32.3% in March 2019. Interseguro’s assets increased at a CAGR of 27.2% compared to 10.1% for the Peruvian insurance industry between 2014 and 2018. Between 2014 and 2018, Interseguro’s ROE averaged 30.0% compared to 15.8% for the Peruvian insurance industry, both according to the SBS. Interseguro’s recent results have been driven in large part by the acquisition of Seguros Sura. Interseguro’s ROE was 22.1% for the three months ended March 31, 2019, according to the SBS.

Inteligo’s assets under management grew at a CAGR of 11.8% between 2014 and 2018. Similarly, net profit grew at a CAGR of 7.4% between December 31, 2014 and December 31, 2018, supported by strong fees on assets under management. Inteligo’s ROE averaged 26.5% for the three-year period ended December 31, 2018. Inteligo’s ROE was 38.1% for the three months ended March 31, 2019.

Digital suite of products and services with rapidly increasing levels of adoption

IFS is striving to reshape the banking space in Peru, creating a new digital experience driven by convenience and simplicity. Although we believe physical channels are still necessary in an underpenetrated financial system like Peru’s, our digital platform has substantially increased our customers’ interactions with Interbank and provided us with new business opportunities to build on consumer loyalty and cross-sell services, as well as accelerate new customer acquisition and inclusion of previously underserved segments of the population, including individuals, entrepreneurs and micro-businesses. We have a wide offering of digital products and services for existing and new clients, enabling them to get what they want, when they want it, and how they want it.

We believe our digital platform provides us with a competitive advantage as evidenced by our increased market share and improvement in net promoter score (“NPS”). As of March 31, 2019, 95% of total functionalities at Interbank, which include day-to-day transactions, new products and self-service features, are available digitally. Our digital users have reached 56% of total retail customers who interact with the bank in March 2019, and our 100% digital customers have reached 22% of total retail customers, in March 2019 up from a 10% reached in 2016. Our digital transformation allows our customers to interact more frequently with us. As a result, our customers’ monthly interactions through our digital platform have increased substantially, from 10 million in March 2017 to 18 million in March 2019, while interactions in branches remained stable at 2 million in the same periods. Our penetration of digital sales and self-service transactions increased to 31% of total retail sales and self-service interactions in March 2019, from 21% in March 2018.

Furthermore, digital customer acquisition, or clients that were ‘born digital’, reached approximately 11,500 in March 2019, or 17% of new individual clients, compared to approximately 1,600 in March 2018, or 3% of new individual clients. Similarly, we are continuously improving our digital capabilities for SME and corporate clients, enhancing our value-added proposition and tools to foster our commercial customers’ growth. For example, we have streamlined our account opening process for businesses from fifteen days to a digital thirty-minute process. This innovation has driven growth in new customer acquisition for small companies through our digital platform, accounting for 38% of our total new small business accounts in March 2019 compared to 0% in March 2018.

We have also increased the cross-selling of products supported by our digital platform. The number of products owned by our digital customers has increased 49% from March 2018 to March 2019, which resulted in a higher cross-selling of products, from 1.84 products per digital customer in March 2018 to 1.92 products per digital customer in March 2019; compared to an increase of 15% in the total number of products owned by our customers, and a growth in the cross-selling of total products from 1.61 products per customer in March 2018 to 1.66 products per customer in March 2019. Accordingly, the number of products per digital customer is 1.15 times the total number of products per costumer in March 2019.

Further, the total number of products sold increased 33%, from approximately 332,000 in March 2018 to approximately 440,000 in March 2019. Products sold digitally more than tripled, from approximately 35,000 to approximately 113,000, representing 26% of total sales in March 2019, compared to 10% in March 2018; compared to an increase of 10% for products sold through non-digital channels, which represented 74% of our total sales in March 2019, compared to 90% in March 2018. Per specific product, in March 2019, approximately 25,000 saving accounts were opened digitally, which represented 24% of total savings accounts opened, compared to approximately 2,000 saving accounts opened digitally in March 2018, or 3% of total savings accounts opened. Similarly, approximately 2,000 extra cash loans were sold digitally in March 2019, or 15% of total sales of such product, compared to approximately 1,000 extra cash loans sold digitally in March 2018, which represented 7% of total sales. Credit card line increases also grew due to our focus on our digital platform. In March 2019, approximately 38,000 credit card line increases were performed digitally, representing 68% of total credit card line increases, higher than approximately 11,000 credit card line increases performed digitally in March 2018, or 35% of total credit card line increases. Digital sale of credit cards grew from approximately 200 credit cards sold in March 2018, to approximately 25,000 in March 2019, increasing its share in the total number of credit cards sold from 1% to 8% in the corresponding period.

As part of our digital transformation, we have introduced new technologies and processes which enable us to improve time-to-market of new solutions. We have also made significant changes in the way we work. We are currently working with more than 80 teams using an agile framework on a number of projects, ranging from applications, digital products, new functionalities, and we are currently exploring different solutions targeting new customer segments and piloting new initiatives. For example, we have an innovation lab called “LaBentana”, which focuses on continuous innovation and development of new ideas and pilot initiatives, using design thinking methodologies developed together with the consulting firm IDEO.

Convenient and innovative nationwide omni-channel distribution network with a distinctive customer-oriented approach

We believe that our convenient and innovative nationwide retail distribution network together with a dedicated sales force and financial advisors, allow us to better reach our customers, and this combination has differentiated us from our competitors. Interbank has one of the most convenient and extensive retail banking distribution networks in Peru and is currently present in almost all of Peru’s regions. Our focus on digital transformation allows to help our customers to interact with us in an easier and more efficient way, and allows customers to migrate from the use of physical infrastructure to digital platforms. For instance, we have shifted monetary transactions operated through our branches to digital channels. Total monetary transactions have been increasing at a CAGR of 5.6% from 2015 to 2018 driven by monetary transactions through our mobile and internet banking which have increased at a 62.1% CAGR for the corresponding period, even though monetary transactions through our financial stores have been decreasing at a CAGR of 3.9% from 2015 to 2018. We believe this optimization of our distribution footprint has enabled us to reach our clients more efficiently, allowing them to perform transactions when and how they want to, at lower marginal costs for Interbank. This has also allowed us to improve our NPS for digital clients, which was 42 as of March 31, 2019, 16 points higher than NPS for traditional clients.

Interbank has built a convenient omni-channel distribution network in Peru, serving over three million customers. As of March 31, 2019, Interbank had 264 financial stores and operated the third-largest ATM network in Peru with more than 1,953 ATMs, which includes the largest out-of-branch ATM network (under our Global Net brand). Interbank has the largest number of financial stores inside supermarkets in Peru, which are open seven days a week from 9:00 a.m. to 9:00 p.m. Moreover, with the intention of providing underserved customers with more convenient services, Interbank operates a network of correspondent agents, called Interbank Agentes. The correspondent agent concept consists of providing third-party commercial establishments with low-cost electronic terminals which allow Interbank’s customers to perform basic cash-based operations such as cash withdrawals, credit card and bill payments, and deposits at a lower marginal cost to Interbank relative to transactions performed in our financial stores. As of March 31, 2019, Interbank had over 2,500 correspondent agents.

Since 2013 and in line with our strategy, we have implemented a profitability model for financial stores and ATMs which ranks them according to certain profitability metrics relevant to each distribution channel. This has allowed us to identify the less profitable units in order to close them and to prioritize new openings in more strategic locations with higher demand for value-added financial services. As a result, the number of financial stores, which peaked at 290 in 2016, has decreased to 264 as of March 31, 2019, while productivity of financial stores, measured as the volume of retail deposits sold per branch, has increased. This drove retail deposits per branch to grow from approximately S/32 million per branch as of December 2014 to approximately S/55 million per branch as of March 2019. Additionally, the number of monetary transactions per branch has increased from approximately 39,000 monetary transactions per branch in December 2014 to approximately 50,000 monetary transactions per branch in March 2019. Similarly, the number of ATMs has decreased to 1,953 in March 2019 from 2,297 in 2015, while monetary transactions kept growing year over year in this channel. Furthermore, the number of Interbank and Interseguro sales agents has decreased from 897 in 2016 to 803 in March 2019, while call center agents decreased from 390 to 353 in the same period.

Interseguro offers and sells its annuities and individual life insurance products through its own dedicated sales force to ensure the delivery of high-quality service and advice to customers. Interseguro’s specialized sales force is trained to provide a differentiated service for various customer types. As of March 31, 2019, Interseguro employed 117 agents exclusively dedicated to selling annuities and 273 agents to selling other insurance products. In addition to its own sales force, Interseguro leverages on the retail distribution capabilities of Interbank and those of Intercorp and of Intercorp Retail to offer simple low-cost premium insurance products, such as credit life insurance, mandatory traffic accident insurance (“SOAT”), card protection, loan protection, extended warranty and accident insurance.

Inteligo has developed a proprietary financial advisory model that has been a key pillar in sustaining its growth. The model takes into account the financial objectives of its customers and emphasizes risk analysis and continuous monitoring with portfolio rebalancing. Along with this, Inteligo has been able to successfully serve its customer base in order to deliver tailored products and advice.

Prudent risk management resulting in high asset quality, strong liquidity and high investment returns

Risk management has been and will continue to be a primary focus of our operations and at the center of our culture. Our experienced risk management teams focus on monitoring and managing risks across all business areas, including credit, market, liquidity and operational risks, among others. We believe our risk management expertise has allowed us to achieve strong asset quality and high investment returns. Our prudent management has allowed us to build up sufficient capital to allow us to grow strategically, invest in opportunities and pay dividends to our shareholders.

Interbank’s underwriting procedures are based on strong analytics and proprietary models. Additionally Interbank’s investments in technology and improvements in its ability to process and apply data have enriched our risk models and enhanced their accuracy and predictiveness. These models, which have increased eight times in number since 2017, along with the risk management skills of its experienced risk management team, provide Interbank with a competitive advantage. Interbank’s credit risk policies are approved by its risk committee and board of directors. Despite Interbank’s concentration in retail loans, which tend to have higher levels of delinquency, Interbank’s past-due loans as a percentage of total gross loans ratio as of March 31, 2019 was 2.6%, lower than the 3.1% average of the three largest banks in Peru. As of March 31, 2019, Interbank’s past-due loans coverage ratio was 177.0%, which compares favorably with the average for the Peruvian banking system of 153.0%, according to the SBS.

Interbank’s capitalization ratio, which is calculated as Interbank’s regulatory capital divided by its risk-weighted assets, was the highest compared to the other three largest banks. Additionally as of March 31, 2019, Interbank’s capitalization ratio stood at 16.4% as compared to 15.3% for the Peruvian banking system, according to the SBS. The minimum capitalization ratio required by Peruvian banking regulations is 10.0% plus an additional capital requirement which depends on certain levels of loan concentration in each institution. For Interbank, this additional capital requirement amounts to 1.7% as of March 31, 2019, compared to 2.3% for the Peruvian banking system. Interbank’s core equity tier 1 ratio was 10.2% as of March 31, 2019.

Interseguro’s investment team and its investment management approach have achieved a 6.9% investment return for the three months ended March 31, 2019, compared to the Peruvian insurance industry’s 7.3%, according to the SBS, while maintaining prudent levels of risk and following the SBS risk guidelines.

Inteligo’s lending services are offered through Inteligo Bank to complement its wealth management business. The decision to make loans to wealth management customers only results in Inteligo’s loan portfolio being fully collateralized by its customers’ assets and which to date have had no delinquencies. Regarding the management of capital, Inteligo Bank’s capitalization ratio, which is calculated as Inteligo Bank’s regulatory capital divided by its risk-weighted assets, was 26.9% as of March 31, 2019, above the minimum capitalization ratio required by the Central Bank of Bahamas of 8.0%.

Increasingly integrated business platform with synergy potential supported by a strong parent group

Since the introduction of our insurance and wealth management operations alongside our banking operations, we have strived to share and leverage key resources and capabilities across all three segments, which has resulted in enhanced revenues.

Our banking operations remain our core competency that binds together all our operations, while our insurance and wealth management operations are expected to continue supporting our growth. We believe that our continuous efforts to better integrate our three segments, combined with our focus on digital transformation, our existing distribution channels, experience and knowledge of our customer base and the Peruvian market, is a significant competitive advantage.

Furthermore, our parent company, Intercorp Peru, is one of Peru’s largest economic conglomerates, with activities spanning financial services, retail, education and real estate, among others. In 2018, Intercorp Peru’s businesses represented approximately 3.4% of Peru’s GDP, while generating U.S.$7,529.7 million in revenues. We believe that being part of this group gives us a competitive edge, because of the group’s deep knowledge of the Peruvian consumer, extensive focus and know-how in the Peruvian retail market, highly visible in-country presence and rapid decision-making capabilities. Intercorp provides significant synergy and cross-selling opportunities for IFS. For example, starting in 2018, we, jointly with Intercorp Peru, launched an effort to strengthen our presence and commercial efforts in seven of Peru’s main regions: Arequipa, Cusco, Trujillo, Chiclayo, Ica, Huancayo and Piura, by leveraging on Intercorp’s already established network.

Diversified funding base with strength in retail deposits

IFS has a competitive funding structure. We have access to diverse sources of funding, including deposits and debt securities placed in local and international capital markets. The majority of our funding comes from low cost customer deposits, which demonstrate our customers’ trust in our franchise and enables us to achieve attractive lending spreads. At Interbank, as of March 31, 2019, 78% of our total funding base was comprised of deposits. Interbank’s deposit base is broad and fragmented, such that we are not dependent on a certain type of customer, which provides Interbank with an average cost of funding of 3.0% for the three months ended March 31, 2019 and 2.5% for the corresponding period of 2018.

Interbank has been a significant player in the Peruvian banking industry with a market share of demand, savings, and term deposits of 12.8%, 15.0%, and 11.1%, respectively, as of March 31, 2019, according to SBS. Moreover, our strategic focus on retail has allowed Interbank to gain market share in retail deposits over the years reaching 13.2% as of March 31, 2019 compared to 12.1% as of December 31, 2014, providing us with a healthy funding base.

Interbank’s strong asset quality and capital and liquidity position have resulted in two of the highest local ratings levels possible, which have allowed it to secure local funding through local short-term and long-term debt market issuances.

Experienced management team with proven ability to foster a merit-based culture and a highly motivated work force

We believe that the strength of our senior and middle management team has enhanced and will continue to be a key driver of our successful business model. We benefit from an experienced, diverse and talented management team. Most of the members of our senior management have held management positions with other major financial institutions in the United States, Latin America and Europe.

We are focused on attracting, developing and retaining highly qualified personnel and believe that a merit-based culture that emphasizes teamwork enables us to maintain a motivated workforce that delivers high-quality service. Interbank is the only Peruvian company that has been chosen by the Peruvian Great Place to Work Institute as one of the 20 best places to work in Peru for the past 17 consecutive years and one of the top 20 places to work in Latin America in the past nine years. In the most recent rankings, Interbank was selected number two best company to work for in Peru in the large size category (2018), number three in Latin America (2019) number two for women in Peru (2019) and number three for millennials in Peru (2018). Similarly, Interseguro is the only Peruvian insurance company that has been chosen as one of the top ten best places to work in Peru (medium-size category) by the Peruvian Great Place to Work Institute for the past eight consecutive years. Additionally, Inteligo SAB has been ranked among the top 15 companies in its category (companies with 30 to 250 employees) in Peru since it started participating in the Great Place to Work Institute survey in 2011, and is currently the only Peruvian brokerage house included in the ranking. Inteligo Bank’s branch in Panama began participating in the Great Place to Work Institute survey in 2014 and since 2015 has been ranked among the top 10 companies in its category (companies with 30 to 250 employees) in Panama.

Strategy

Our purpose is to empower all Peruvians to achieve financial well-being. Our aim is to become the top-of-mind partner for Peruvians, individuals and enterprises, when they think about both day-to-day financial needs and medium-term goals and dreams. To achieve this goal and to continue being a fast growing and profitable company, we have defined our key strategic priorities as follows:

Become the foremost financial services company in the heart and mind of Peruvians by putting them at the center of our ecosystem

We aim to become the preferred option for our individual and commercial customers helping them to achieve financial well-being and growth by deeply knowing and anticipating their needs, by building trust and providing transparency in our relationship with them, and by delivering a superior experience which is simple, mobile, agile and suited to that particular customer. We have highly recognized and trusted brands in each of our segments, Interbank in banking, Interseguro in insurance and Inteligo in wealth management.

We help our individual customers throughout their journeys with a personalized approach based on customer segment, which includes Joven, Preferente, Emprendedor, Premium and Select within Interbank and Certia and Private within Inteligo. The customer journey begins with new client acquisition and on-boarding, continues with customer development and loyalty, and finally, we focus on maintaining our customer base through retention and our win-back efforts. We have been implementing a number of initiatives aimed at improving the complete customer relationship. As of March 31, 2019, in retail banking, NPS increased to 33, compared to 11 as of March 31, 2018. In commercial banking, as of March 31, 2019, NPS remained stable at 32 compared to March 31, 2018.

We are continuously improving our value proposition for different customer segments including improvements to basic products such as accounts, payments and financing; introducing new special digital features, such as the loyalty program Interbank Benefit, the budget tool Smart, the digital savings account Piggybank, and the customer relationship program Interbank Cares. We are also developing additional ecosystems such as a financial health platform for customers and other tailored experiences. Towards this end, we use design thinking methodologies, learned through the consulting firm IDEO, that have been deployed in a number of projects.

Additionally, we are creating a payment ecosystem that seeks to create a strong bond with our customers, by focusing on four pillars: (i) increasing current person to business (“P2B”) offline business by extending merchant coverage, improving customer experience and banking the unbanked, (ii) increasing current P2B online business by optimizing adoption and fostering usage, (iii) improving the convenience of person to person (“P2P”) payments for customers by developing a better experience, and (iv) eliminating cash by banking the unbanked through pre-paid cards and through our open APIs that allow partners to access our account opening and basic financial-transaction services. Our goal is to develop an ecosystem which creates loyalty from customers and allows us to fulfill their financial needs digitally.

Within commercial banking our priority is also growth with a strong focus on profitability. We aim to provide the best self-service credit experience for commercial clients, by digitally providing them with the information and features necessary to manage their financial needs, and by offering the easiest and most transparent means of managing their cash flow and payments. For this purpose, we are in the process of implementing a new internet banking platform that will deliver most of these features.

For commercial banking we have three client groups based on volume of sales and employ different strategies accordingly. For large corporates we focus our efforts on generation of fees from cash management and corporate finance; for medium-sized companies we focus on growth, productivity and cash management; and for small companies we focus on sustainable growth and productivity with a strong support from analytics and collections. For small businesses, we now can open a Cuenta Negocios account within 30 minutes and have seen the number of new clients opening this account digitally, increasing from no accounts for 2017 to more than 9,700 accounts as of March 2019 since its introduction in August 2018. Moreover, we are testing an application which provides an alternative way of financing based on digital tools and information.

Be the company with the deepest knowledge of Peruvians providing personalized and real-time solutions

Our advanced analytics and CRM capabilities are being enriched with new sources of data and new tools that technology offers, such as cloud, real-time decision, machine learning and artificial intelligence. We aim to have the deepest understanding of Peruvians, both individuals and companies, as we believe that a deep knowledge of our current and potential customers’ characteristics and adapting to their behavior is important to better serve them, and to offer them the best solutions for their needs and risk profile.

Investments in technology represent the pillar of this strategic initiative, and we are working on a variety of areas to achieve this goal, including data and infrastructure, advanced analytics for marketing, and risk profiling and pricing models, as well as improving our CRM capabilities, including contextual marketing. With the support of our team of data scientists, we centrally design and distribute most of our sales campaigns, and have substantially improved our campaign effectiveness and are currently employing real-time decision making on certain campaigns. This combination of investments has helped make us more dynamic, and to be able to approach customers in real time.

These efforts also include different actions undertaken to have a better understanding of the self-employed segment of the population, which constitute a significant opportunity for financial services given the current low penetration levels. We are working on alternative risk profile models for new customer acquisition using new sources and non-traditional sources of data.

Our analytics vision is to have a fully deployed online customer management system which relies on real-time data, cloud processing, automated and reusable variables, real-time decision and actions, and an integrated infrastructure to support these new processes.

Attract and retain customers with a superior experience, which seamlessly integrates our physical and digital platform

We want to deliver a seamless and superior experience to our customers that integrates our physical and digital platforms. We believe this combination will allow us to more effectively serve our customers, enabling them to get what they want, when they want it, and how they want it.

At Interbank, we have developed the digital capabilities to perform more than 95% of all the functionalities a customer needs within Interbank as of March 31, 2019. These include transactions, sale of new products, and self-service features. The percentage of transactions performed off branches has continued to increase, reaching 95% as of March 31, 2019. Digital sales and other self-service interactions have significantly increased during the last 12 months reaching 31% in March 2019, from 21% in March 2018. This represents a growth of 72% in the volume of digital sales and self-service interactions.

Through our physical channels we continue to focus on providing a superior customer experience and are improving productivity and efficiency through new paperless and digital processes, tools and more advanced analytics. Additionally, we continue to invest in educating our customers to encourage the use of digital and other channels. Deposits, withdrawals, payments of bills and credit cards are being redirected to other more cost-efficient channels.

Furthermore, we are currently redesigning our physical distribution platform to better suit the new digitally-influenced customer needs. Our idea is to focus more on high value-added activities, which include advisory and complex product sales, and less on transactions and simple product sales. For this purpose, we are in the process of redesigning our branch formats and distribution presence, including branches, correspondent agents, contact center and ATMs.

In digital, we are focusing our efforts on expanding the products and self-service interactions, continuing to foster the adoption of digital channels by our customers, adding new features, such as chat robots for employees and customers, and ensuring that interactions with our customers are safe and secure.

At Interseguro, we are expanding our product offering through our digital platform, which started with the launch of the online sale of SOAT in 2016, and continued with the sale of new digital products, such as travel insurance and car insurance. In 2018, premiums sold through digital channels accounted for 1.5% of gross premiums and for the three months ended March 31, 2019 accounted for 2.7% of gross premiums. At Inteligo, we introduced Certia, which focuses on onshore wealth management, and launched a digital platform that allows on-boarding, financial planning, advisory and execution services to our customers.

Create and scale-up new businesses by targeting new customers, segments and businesses

We seek to accelerate growth in the underpenetrated Peruvian market. For this purpose, we carry out thorough research through our lab LaBentana, alongside consumers, to identify areas for improvement and develop a variety of new initiatives to address pain points and make our offering more seamless. This allows us to target new customer segments, aiming to develop new revenue sources and accelerate our digital transformation.

Examples of these initiatives include the piloting of a digital payments solution for users and merchants. It targets cash payments at points of sale and cash peer-to-peer transfers, which account for the majority of total transactions. It offers in store payments through QR codes, online mobile top-ups and peer-to-peer transfers using only the mobile phone number.

Another initiative aims at finding alternative methods to provide access to loans to small and micro enterprises. Through a fully digital experience, which makes it cost-efficient and scalable, it allows small entrepreneurs to request and, if approved, get a loan disbursed in maximum of four hours. Once these initiatives have scaled up, we integrate them into our operations and digital platform, as have been the cases for the Piggybank and the expedited opening of accounts for small businesses through Cuenta Negocios.

Focus on efficiency and productivity

We will continue to focus on our digital transformation to enhance efficiency through the automation of internal processes and use of technology. Our goal is to be more efficient while utilizing fewer resources in our customer interactions by focusing our efforts on four main areas: (i) becoming paperless, (ii) implementing more independent robot usage which includes artificial intelligence features, (iii) digitalizing end-to-end customer processes and (iv) eliminating low value-added activities.

During 2017 and 2018, we focused on reducing paper-based processes mainly targeting intensive back-office processes and branch processes. During 2018, we implemented our first 38 robotic process automations at Interbank with the aim of improving customer and operational processing times (in particular for low value-added processes) and reducing operational errors. Our target is to implement more than 100 robotic process automations during 2019 at Interbank.

Our focus on profitability has helped us to improve our efficiency ratio from 38.0% in 2016 to 35.6% in 2018, and 33.7% in the three months ended March 31, 2019 with initiatives spanning from branch and ATM rationalization to increases of sales productivity. We will continue to pursue such initiatives which are bolstered by new digital features and processes.

Provide a scalable platform that our customers can trust with world-class technology

A scalable, flexible, stable and secure technological platform is key to achieve our purpose. We believe that we have deployed the key initial investments necessary to scale our platform and are committed to continue improving by maintaining our current levels of investment.

The first phase of investments from 2015 to 2017 consisted of (i) new mobile and internet banking platforms for retail customers, (ii) a new internet banking platform for commercial customers, (iii) investment in data, (iv) significant investment in our core infrastructure and applications to guarantee the stability and operational efficiency needed to support increasing transactional volumes coming from our digital strategy, including the outsourcing of our data centers, and (v) cybersecurity to safeguard our operations and our customers. See “Business—Information Technology Unit” for further information.

Beginning in 2018, in the second phase we have been increasing our efforts on advanced analytics development, including big data, machine-learning, cloud and real time decisions, by working together with world-class partners to build capabilities to serve our customers throughout the life cycle digitally and to explore new business opportunities. We have bolstered our investments in cybersecurity as we believe it is fundamental to provide a secure platform to be able to continue with our digital transformation.

We have moved from working with 17 agile teams in 2017 to more than 80 in 2018, allowing us to substantially decrease time-to-market, being 14 times faster, and to develop more innovative ideas. We also have an internal innovation lab working with design thinking methodologies implemented together with the consulting firm IDEO to further accelerate the development of new ideas using new technologies.

Our ongoing focus is based on four main areas of work: (i) development of a new digital platform based on open technologies and APIs, (ii) focus on the high performance and stability of our technological platforms, including cloud services, (iii) new processes for continuous delivery of new developments, and (iv) focus on cybersecurity.

Be a great place to work with a unique culture and strong sense of achievement for new talent

We believe that a motivated workforce leads to high-quality customer service, which leads to satisfied customers and better results. Our commitment to fostering a motivated workforce and performance-based culture is demonstrated by being ranked among the top Peruvian and Latin American companies in all our core segments by the Great Place to Work Institute and recently also in the specific rankings for women and millennials.

In the past years, we have been focusing on changing the way we work to agile methodologies, developing digital and analytical capabilities and changing the mindset of our talent. For this purpose, we have introduced a series of initiatives such as Demo Days, Expo Analytics, Interbank Hackathon, Innovaton, Interbank Datathon, as well as our Innovation Day at the Intercorp Peru level. We have also created training programs including the Agile Academy, Tribk, and the Interbank Tek program.

Interbank, Interseguro and Inteligo will continue their efforts to attract, develop and retain highly qualified personnel and to maintain a performance-based culture that emphasizes teamwork to keep a motivated workforce that delivers high-quality service and strong results.

Corporate Structure

The following chart presents our corporate structure, indicating our principal subsidiaries and respective ownership interests.

History

IFS is a corporation (sociedad anónima) organized under the laws of Panama in 2006. We are the majority owner and controlling shareholder of our subsidiaries, Interbank, Interseguro and Inteligo, which comprise our banking, insurance and wealth management segments, respectively. We are responsible for coordinating, supervising and establishing their strategy and management policies. In 2007, we conducted an initial public offering of our common shares publicly in Peru and privately outside of Peru. Our parent company is Intercorp Peru, a holding company for a group of companies operating mainly in Peru under the name “Intercorp”. Intercorp Peru’s main subsidiaries include our company and Intercorp Retail. Intercorp Retail acts as a holding company for the retail and real estate operations of Intercorp Peru in Peru. As of March 31, 2019, Intercorp Peru owns directly and indirectly 76.46% of IFS’ capital stock.

Interbank is an open-stock corporation (sociedad anónima abierta). Interbank was incorporated in Lima, Peru in 1897 and formerly conducted business under the names “Banco Internacional del Perú S.A.” and “Interbank”. In August 1994, as part of the government’s privatization efforts, 91% of Interbank’s share capital was acquired by Corporación Interbank, which subsequently transferred its holdings in Interbank to the Rodríguez-Pastor family through Intercorp Peru, a limited liability company organized under the laws of the Commonwealth of The Bahamas that is listed on the Lima Stock Exchange. After Interbank’s acquisition by Intercorp Peru in 1994, Interbank began conducting business under the name “Interbank” as part of a rebranding and modernization effort, and has become a leading universal bank in Peru. As of March 31, 2019, IFS holds 99.30% of the capital stock of Interbank.

Interseguro is a corporation (sociedad anónima) that was incorporated in 1998 by Intercorp Peru, pursuant to an agreement between Intercorp Peru and The Bankers Trust Company (“Bankers Trust”) (at the time the controlling shareholder of Consorcio Nacional de Seguros S.A.A., the largest insurer in Chile) to benefit from the expansion of the insurance business in Peru. In connection with the sale of Bankers Trust to Deutsche Bank AG in 1999, Bankers Trust’s interest in Interseguro was sold to a group of Chilean investors, and in 2000 Intercorp Peru acquired the portion of Interseguro that it did not own.

Inteligo was incorporated under the laws of the Republic of Panama in 2006. Inteligo Bank is a corporation that was incorporated in 1995 in The Bahamas and formerly conducted business under the names of Interbank Overseas Ltd. and Blubank Ltd. Inteligo SAB is a corporation (sociedad anónima) that started operations in 1993. It is organized under the laws of Peru, and is licensed by the SMV to operate in Peru and conduct brokerage, custody, portfolio management and advisory services. Interfondos S.A., Sociedad Administradora de Fondos (“Interfondos”) is a corporation (sociedad anónima) that started operations in 1994. It is organized under the laws of Peru, and is licensed by the SMV to operate in Peru and conduct mutual funds and investment funds management services.

On July 18, 2014, the board of directors of IFS approved the acquisition of Inteligo, effective on August 1, 2014. This reorganization entailed the acquisition of 100% of Intercorp Peru’s shares in Inteligo by IFS in exchange for 19.5 million IFS common shares.

On May 31, 2017, we entered into a share purchase agreement with Sura Asset Management Company (“SUAM”) and “Grupo Wiese” to acquire 100% of the capital stock of Seguros Sura S.A. (“Seguros Sura”) and Hipotecaria Sura Empresa Administradora Hipotecaria S.A. (“Hipotecaria Sura”) (the “Sura Acquisition”) for an initial base price of U.S.$268 million. The transaction became effective on November 2, 2017 and the approval by SBS was granted on September 28, 2017. This merger consolidated Interseguro’s leadership in the annuities market, as well as strengthened its position in credit life insurance.

Finally, in January 2019, we announced the consolidation of our wealth management activities at Inteligo by transferring Interbank’s mutual funds subsidiary, Interfondos, to Inteligo Group, where asset management is the core business.

We have delivered returns for our shareholders supported by a strong bottom-line generation. We first paid dividends in 2008 for a total amount of U.S.$40 million, based on U.S.$89 million net profit under SBS GAAP in 2007. In 2015, one year after Inteligo was incorporated into IFS, we declared dividends for U.S.$181 million on 2014 results, which reached U.S.$319 million under IFRS. In 2019, dividends paid were U.S.$197 million based on 2018 results. In such year, net profit was U.S.$329 million under IFRS. Furthermore, our market capitalization has increased from U.S.$1.2 billion in 2007 to U.S.$5.1 billion as of March 31, 2019.

Banking Segment

Overview

Interbank provides retail and commercial banking services to more than three million total customers as of March 31, 2019, which includes approximately three million retail customers and approximately 50 thousand commercial clients. It is the fourth largest bank in Peru in terms of total assets, total loans and total deposits, with market shares of 12.5%, 12.4% and 12.8%, respectively, as of March 31, 2019 according to the SBS. It is the fourth largest bank in Peru in terms of total assets, total loans and total deposits, with market shares of 12.3%, 12.0% and 12.6%, respectively, as of December 31, 2018 according to the SBS. Interbank is focused on fast-growing and highly profitable retail banking businesses, such as credit card financing, payroll deduction loans to public employees and mortgages, as well as Peruvian corporates and medium-size companies within commercial banking.

Given this focus, 54.0% of Interbank’s gross loans as of March 31, 2019 correspond to retail banking, compared to 35.7% for the Peruvian banking system, according to the SBS. Interbank is the second largest provider of consumer loans, the leading player among private banks in payroll deduction loans to public sector employees, the largest provider of credit card financing and the third largest bank in retail deposits in Peru. As part of its strategy to serve retail banking customers, Interbank has one of the most convenient and extensive retail banking distribution networks in Peru and is currently present in 23 of Peru’s 25 regions. Interbank serves its customers through 264 financial stores, more than 1,900 ATMs throughout Peru, which is the third largest ATM network nationwide and the largest out of branch ATM network, and more than 2,500 correspondent agents, and a digital platform including a mobile app with 55% digital users and 22% of 100%-digital customers as of March 31, 2019.

In the commercial banking line of business, which represents 46.0% of Interbank’s gross loans as of March 31, 2019 according to the SBS, Interbank focuses on high margin and fee generating products such as leasing, structured finance, cash management, trade finance and factoring in its commercial lending business. These products and services are attractive not only for the financial margins they offer, but also for the fee income they generate. In addition, these products and services enhance customer loyalty and provide significant cross-selling opportunities.

For the three months ended March 31, 2019 Interbank’s net profit was S/299.7 million (U.S.$90.3 million). For the years ended December 31, 2018, 2017 and 2016, Interbank’s net profit was S/1,010.9 million (U.S.$304.7 million), S/893.5 million and S/839.1 million, respectively. As of March 31, 2019, Interbank had shareholders’ equity of S/5.4 billion (U.S.$1.6 billion). As of December 31, 2018, 2017 and 2016, Interbank had shareholders’ equity of S/5.5 billion (U.S.$1.6 billion), S/4.9 billion and S/4.3 billion, respectively. Interbank’s annualized ROE was 22.1% for the three months ended March 31, 2019, while its annualized ROA for the corresponding period was 2.5% principally due to the gain on sale of Interfondos. However, adjusted ROE and adjusted ROA were 19.8% and 2.2%, respectively. Interbank’s ROE for the years ended December 31, 2018, 2017 and 2016 was 20.2%, 20.1% and 21.5%, respectively, and its ROA for the years ended December 31, 2018, 2017 and 2016 was 2.2%, 2.1% and 2.0%, respectively.

History

Interbank is an open-stock corporation (sociedad anónima abierta). Interbank was incorporated in Lima, Peru in 1897 and formerly conducted business under the names “Banco Internacional del Perú S.A.” and “Interbanc”. In August 1994, as part of the government’s privatization efforts, 91% of Interbank’s share capital was acquired by Corporación Interbank, which subsequently transferred its holdings in Interbank to the Rodríguez-Pastor family through Intercorp Peru, a limited liability company organized under the laws of the Commonwealth of The Bahamas that is listed on the BVL. After Interbank’s acquisition by Intercorp Peru in 1994, it began conducting business under the name “Interbank” as part of a rebranding and modernization effort, and has become a leading universal bank in Peru. As of March 31, 2019, IFS holds 99.3% of the capital stock of Interbank.

Business Lines

Interbank has three business lines: (1) retail banking, (2) commercial banking and (3) treasury and institutional.

Retail Banking

Interbank’s retail banking business line provides a variety of financial products and services to individuals including retail loans and retail deposits. Interbank’s retail banking strategy consists of providing the best customer experience through convenient, agile and friendly service. Interbank’s key objectives include increasing its market share in its core products through increasing its share of wallet and cross-selling products to its existing customers. Interbank seeks to meet the financial service needs of Peru’s growing middle class who only recently have had sufficient disposable income to become integrated into the financial system. Interbank believes the retail banking sector presents significant opportunities to continue to grow and sustain high margins, while assuming reasonable risk.

As of March 31, 2019, retail loans represented 54.0% of Interbank’s total loan portfolio outstanding as compared to 35.7% for the Peruvian banking system under SBS GAAP. Furthermore, Interbank’s strategy also seeks to continue capturing low-cost funding through a stable and diversified deposit base. The following charts show Interbank’s and the Peruvian banking system’s retail gross loans breakdown according to the SBS as of March 31, 2019.

Interbank	Banking system

Source: SBS.

Retail Loans

Retail loans consist of consumer and mortgage loans. Interbank classifies its consumer loans into two categories: (i) credit cards; and (ii) payroll deduction and other consumer loans.

Consumer Loans

Credit cards. Credit cards represent the second largest portion of Interbank’s consumer loan portfolio in terms of outstanding loans. Interbank offers its retail customers all three major credit cards: VISA, MasterCard and American Express. Interbank has an exclusivity agreement with American Express for its Centurion line of credit cards. Interbank also offers credit cards with different value propositions catering to each customer segment.

Interbank’s credit card loans had a CAGR of 11.3% between December 31, 2014 and December 31, 2018 and represented a market share of 26.3% as of March 31, 2019. For the three months ended March 31, 2019, credit card loans increased by 26.0% compared to the corresponding period in 2018. For the year ended December 31, 2018, credit card loans increased by 24.2% compared to the corresponding period in 2017. As of March 31, 2019, credit cards represented 30.3% of Interbank’s retail loan portfolio as compared to 21.5% for the Peruvian banking system, and its past-due loan ratio in credit cards stood at 3.8%. As of December 31, 2018, credit cards represented 30.0% of Interbank’s retail loan portfolio as compared to 22.2% for the Peruvian banking system, and its past-due loan ratio in credit cards stood at 4.1%. Interbank’s past-due loan ratio results from its strategy of targeting customers through enhanced and proprietary credit scores and offering differentiated pricing based on each customer’s risk profile through improved credit scoring and origination models.

Payroll deduction loans. Payroll deduction loans to public sector employees such as police officers, teachers and army employees, Interbank ranks first among private banks in Peru in terms of payroll deduction loans to public sector employees, with a market share of 23.5% as of March 31, 2019 and 23.1% as of December 31, 2018.

The risk of default under payroll deduction loans is lower, particularly because the employer deducts the loan payments from the employee’s salary and makes payments directly to Interbank. Additionally, these payroll deduction loans are legally required to be insured by an insurance company against the death and disability of the borrower. Interseguro provides substantially all of the insurance policies for these loans although customers are free to purchase insurance from other providers. In addition to payroll deduction loans, Interbank offers other loans to individuals, including auto loans and unsecured personal loans.

Mortgage Loans

Interbank offers fixed rate mortgage loans with a typical term of 20 years and a typical down payment of 20% denominated in either U.S. dollars or soles.

Interbank’s mortgage loans outstanding grew at a CAGR of 11.5% between December 31, 2014 and December 31, 2018 compared to a CAGR of 8.3% for the Peruvian banking system in the same period. Between March 31, 2018 and March 31, 2019, Interbank’s growth in mortgage loans outstanding was 12.8%, compared to 9.6% for the Peruvian banking system over the same period. For 2018, Interbank’s growth in mortgage loans outstanding was 11.3% with respect to the corresponding period in 2017, compared to 9.7% for the Peruvian banking system over the same period. For the three months ended on March 31, 2019, Interbank’s mortgage loan disbursements amounted to approximately S/6,601.3 million, of which 86.7% were denominated in soles and the remaining 13.3% in U.S. dollars. For 2018, Interbank’s mortgage loan disbursements amounted to approximately S/6,421.9 million, of which 85.9% were denominated in soles and the remaining 14.1% in U.S. dollars.

Interbank also provides residential construction loans to real estate developers. Although these loans are reported within the commercial banking portfolio, they are managed together with retail banking mortgages because of the synergies between the businesses. Financing real estate projects provides Interbank with an opportunity to market mortgage loans to home buyers.

In 2001, the Peruvian government launched the Nuevo Crédito Mivivienda program, a social initiative to promote the construction of low-income housing, of which Interbank is an active participant. As of December 2018, the Mivivienda program had successfully disbursed approximately 136,692 loans, mainly to develop multi-family buildings. The Nuevo Crédito Mivivienda program provides direct funding to match each loan underwritten by banks, as well as credit risk coverage for one-third of any realized loss. Furthermore, the program subsidizes interest rates by rewarding the end customer with direct financial incentives if payments are kept current.

Retail Deposits

Interbank offers a wide range of sol and U.S. dollar denominated transactional, savings and investment accounts through one of the largest distribution networks, as measured by total financial stores, ATMs and correspondent agents. These products satisfy key consumer needs and position Interbank as an attractive financial institution for retail customers.

Transactional accounts

Within retail deposits, Interbank offers transactional accounts with different interest rates, maintenance fees and options for accessing funds, such as checkbooks, debit cards and Internet access.

Cuenta Sueldo is a payroll account into which an employer may deposit an accountholder’s salary on a regular basis. These payroll accounts provide debit cards for employees, as well as monthly interest on account balances and discounts at restaurants and retailers, among other benefits. Interbank offers these payroll account services to employers in conjunction with other commercial banking products, and also markets directly to employees.

Cuenta Ahorro Emprendedor is a transactional account specially designed for Peruvian entrepreneurs that does not charge a fee for inter-bank transfers through digital channels.

Cuenta Simple is used by customers for their everyday banking needs and does not have a maintenance fee. Transactions are free of charge for up to a certain number of monthly transactions through physical channels. In addition, all transactions performed through online banking and other electronic devices are free of charge. This transactional account is of low cost for Interbank as most of the transactions are conducted through electronic channels. Customers are also able to receive incoming wire transfers in this account.

Órdenes de Pago are instructions to transfer funds at the request of a retail account holder in favor of a third party, which could be either client or non-client.

Cuenta Corriente is a checking account used primarily by small business owners and independent professionals to pay for expenses.

Savings accounts

Interbank offers savings accounts with a variety of interest rates, maintenance charges and options for alternative access channels, such as ATM cards, Internet access and mobile access.

Cuenta Millonaria is Interbank’s fastest growing savings accounts, which may be denominated in soles or U.S. dollars. The Cuenta Millonaria account allows accountholders to participate in sweepstakes to win apartments and cars.

Cuenta Ahorro Tasa are savings accounts that permit unlimited transactions in electronic channels, carry no monthly maintenance fee and provide additional benefits tailored to the needs of different customer types.

Ahorro Casa allows customers to make monthly deposits to finance home purchases. Once an accountholder reaches a pre-established balance in the account and demonstrates savings and payment capacity, the accountholder may apply for a mortgage loan with Interbank’s mortgage division.

Investment accounts

Interbank offers time deposits, certificates of deposit (CDs) and compensation for service time accounts (“CTS”, by its Spanish acronym) accounts denominated in soles and U.S. dollars, to customers who may or may not have a checking or savings account with Interbank.

Interbank offers time deposits and CDs, with maturities ranging from 31 days to ten years. Time deposits with maturities of 31 days or more may be opened with a minimum initial balance of S/2,000 or U.S.$1,000. Time deposits with maturities ranging from one year to ten years are only offered in soles and can be opened with a minimum initial balance of S/50,000.

CTS accounts are severance accounts that employers must open for the benefit of their employees pursuant to Peruvian law. Employers must deposit into these accounts twice a year (in May and November) an amount equal to one half of an employee’s month salary. Employees may withdraw from their CTS account any amount exceeding the sum of such employee’s four months’ salary calculated based on the most recent monthly salary.

Commercial Banking

Interbank’s commercial banking business line primarily target Peruvian corporations and medium-size companies. The commercial banking unit has three business units: (1) corporate; (2) medium-size business and (3) small business.

Interbank markets its cash management services, including payroll services, collection and account payments, to commercial clients that provide it with opportunities to cross-sell retail products. As of March 31, 2019, Interbank was the fourth largest bank in terms of commercial loans outstanding, with a total commercial loan portfolio amounting to S/15.3 billion, representing a 8.8% market share, while its past-due loan ratio stood at 1.8%, the lowest among the largest four banks in Peru. As of December 31, 2018, Interbank was the fourth largest bank in terms of commercial loans outstanding, with a total commercial loan portfolio amounting to S/15.2 billion, representing a 8.7% market share, while its past-due loan ratio stood at 1.7%, the lowest among the largest four banks in Peru. Other traditional products offered to Interbank’s commercial clients include working capital loans and letters of credit.

The following charts show Interbank’s and the Peruvian banking system’s commercial gross loans breakdown according to the SBS as of March 31, 2019:

Interbank	Banking System

Source: SBS.

According to the SBS, in general terms, corporate loans are loans offered to companies with annual sales exceeding S/200.0 million in the previous two years; large loans are offered to companies with annual sales between S/20.0 million and S/200.0 million in the previous two years, medium loans are offered to companies with a total debt in the Peruvian financial system above S/300,000 in the last six months that cannot be classified as corporate or large companies; small size loans are offered to companies with a total debt in the Peruvian financial system above S/20,000 and S/300,000 in the last six months; micro-company loans are offered to companies with total debt in the Peruvian financial system no higher than S/20,000 in the last six months.

Corporate Banking

Interbank’s corporate banking unit is primarily responsible for providing services to companies with annual sales exceeding S/100.0 million or are part of a large economic group. Interbank’s corporate banking unit provides investment banking, structured finance and other sophisticated banking products to meet the needs of its target clients. Furthermore, Interbank focuses on developing a relationship with each client and promoting fee-related and low-risk products, such as letters of credit, collections, transfers and foreign exchange services, tailored to meet the particular requirements of each client.

Medium-Size Business Banking

Interbank’s medium-size business banking unit offers many of the same products as those of the corporate banking unit mainly to medium-size enterprises with annual sales between S/3.0 million and

S/100.0 million. The unit primarily provides Interbank’s clients with working capital loans secured by accounts receivable and other products, including financing for medium and long-term investment programs. Medium-size businesses also constitute an important source of deposits.

Medium-size enterprises in Peru generally do not have access to financing through local or international capital markets or to term loans from foreign banks. Interbank expects to capitalize on the significant growth opportunities in this sector and to profit from the margins that it offers when taking into account the reasonable degree of risk involved. We believe that this sector will continue to grow along with the Peruvian economy. In this sector, financial entities are the main competitors of banks.

Small Business Banking

Interbank’s small business banking unit serves companies with annual sales between S/150,000 and S/3.0 million. Interbank offers working capital loans, fixed asset financing, revolving lines of credit and transactional accounts to small businesses. Interbank has invested in building an experienced team and developing a strong IT platform, with online and automated processes to better serve these customers.

Main Commercial Banking Products

Leasing. Interbank provides financial leasing including commercial real estate, vehicles, machinery and other goods. At the end of the term of a leasing agreement, the customer has the option to purchase the leased assets. As of March 31, 2019, Interbank’s market share was 9.1% by gross loans according to the SBS. As of December 31, 2018, Interbank’s market share was 9.1% by gross loans according to the SBS. Leasing products generate high margins and present lower credit risk compared to other financial products.

In recent years, the growth in Interbank’s leasing business has been driven by economic growth and related private sector investments. We expect this trend to continue in the future. Furthermore, Interbank is actively pursuing leasing and financing opportunities for machinery and equipment to grow its leasing business.

Cash management. Interbank offers products and services that strengthen its relationship with clients, build loyalty and reduce costs by using electronic channels and by increasing fee income. Services managed by this unit include collection services (automated trade bill collection), automated payments (payroll and payments to suppliers) and digital banking and cash management. Interbank earns fees from cash management services by charging its clients a fixed fee and a variable fee based on the volume and frequency of the transactions.

Trade finance. Interbank provides short-term loans for trade, funded with internal resources or with credit lines from foreign banks. In addition, the trade finance unit offers medium-term credit lines using funds granted by international commercial banks and foreign governmental institutions. The trade finance unit also earns fees by providing customers with letters of credit, international collection and foreign exchange services. As of March 31, 2019, Interbank had a market share of 9.7% in the trade finance business according to the SBS. As of December 31, 2018, Interbank had a market share of 9.8% in the trade finance business according to the SBS.

Interbank intends to take advantage of the growing importance of China in Peru’s foreign trade by facilitating trade and investment with both countries. In 2007, Interbank established a Commercial Representative Office in China in order to provide financial services to Peruvian and Chinese companies wishing to trade in either markets.

Factoring. Through its electronic factoring product, customers are able to send their invoices to Interbank on a continuous basis up to a certain credit limit and borrow against these invoices. Once the customer reaches this limit and no additional receivables are generated, the customer stops receiving advances from Interbank.

Treasury and Institutional

The main activities of Interbank’s treasury and institutional business line include treasury and institutional banking, as well as securitization services through Internacional de Titulos Sociedad Titulizadora S.A. (“Intertítulos”).

Treasury

Interbank is an active participant in the money and foreign exchange trading markets in Peru. Its money market desk plays an active role in the sol and foreign currency short-term money markets. In addition, the money market desk participates in the auction of certificates of deposit issued by the Central Reserve Bank of Peru. Interbank’s proprietary trading activities focus on foreign exchange trading and short-term investments in securities, which primarily include certificates of deposit of the Central Reserve Bank of Peru, Peruvian global bonds and sovereign debt instruments.

Institutional Banking

Interbank’s institutional banking unit serves primarily non-profit public and private organizations, international entities, educational institutions and nongovernmental organizations. As of March 31, 2019, the institutional banking unit had more than 670 clients and S/7.3 billion in deposits, accounting for 22.5% of Interbank’s total deposits.

The institutional banking unit is strategically important to Interbank as it provides Interbank with a stable and low cost deposit base, as well as opportunities for fee income generation. The clients for the institutional banking unit require mainly transactional products, such as remote office banking, collection services, automated payroll payment services and investment management. Interbank’s strategy is focused on building customer loyalty with these clients by offering customized services at competitive rates and by providing high-quality customer service.

Securitization Services

In addition, Interbank provides securitization services through its wholly-owned subsidiary, Intertítulos, which is regulated by the SMV. Intertítulos, acting as a trustee, enables its clients to issue securities in order to obtain funds directly from financial markets.

Distribution Channels

Interbank has built and developed one of the best omni-channel platforms that combine physical and digital presence, serving over three million customers as well as non-customers across Peru.

In terms of physical presence, Interbank has developed a highly convenient network. As of March 31, 2019, Interbank had 264 financial stores and operated over 1,900 ATMs, the third-largest ATM network in Peru. Interbank has the largest number of financial stores within retail locations in Peru, with formats that open Monday to Sunday from 9 a.m. to 9 p.m. and it holds the largest out-of-branch ATM network, under our Global Net brand. Moreover, with the intention of offering greater convenience as well as providing underserved customers with more convenient services, Interbank operates a network of over 2,500 correspondent agents as of March 31, 2019, known as Interbank Agente.

In terms of online channels, Interbank provides any customer or non-customer with the option to have a completely digital experience with the bank; from acquisition to onboarding and use of its financial products. Its public website, www.interbank.com.pe, has a strong commercial focus and manages the bank’s digital acquisition of new customers. Its online banking and mobile application give customers immediate access to its day-to-day transactions and after-sales services and uses those interactions to capture cross-sell opportunities. Furthermore, Interbank has developed other channels that serve specific segments or customer needs. For example, a separate website, www.interbankbenefit.pe, serves customers under the Interbank Benefit loyalty program, and “Cuenta Sueldo” is a mobile application for payroll account customers that give access to discounts and benefits.

The following table shows the number of monetary transactions of each distribution channel:

	Number of transactions in December, in millions
	2014	2015	2016	2017	2018	CAGR 2014-2018	In March, 2019
Financial stores	3.0	3.1	3.0	2.7	2.6	(3.9%)	2.5
Off-branch	8.2	8.5	9.3	10.1	11.4	8.6%	10.7
ATMs	5.7	6.2	6.4	6.4	6.8	4.5%	5.9
Correspondent agents	2.0	1.6	1.9	2.0	2.0	0.4%	2.2
Mobile banking	0.4	0.5	0.9	1.6	2.4	62.1%	2.5
Other	0.2	0.2	0.2	0.2	0.1	(2.4%)	0.1

Total	11.2	11.6	12.3	12.8	14.0	5.6%	13.3

The following table shows the percentage of use of each distribution channel, reflecting a transition from the use of traditional channels (branches, ATMs and correspondent agents) to mobile banking:

	As of December, Percentage of total
	2014	2015	2016	2017	2018	In March, 2019
Financial stores	27.1%	26.4%	24.3%	21.2%	18.6%	19.2%
Off-branch	72.9%	73.6%	75.7%	78.8%	81.4%	80.8%
ATMs	50.7%	53.8%	51.8%	49.8%	48.6%	44.4%
Correspondent agents	17.6%	14.1%	15.1%	15.5%	14.4%	16.3%
Mobile banking	3.1%	4.2%	7.6%	12.3%	17.4%	19.0%
Other	1.4%	1.5%	1.2%	1.2%	1.0%	1.1%

Total general	100%	100%	100%	100%	100%	100%

Financial Stores

As of March 31, 2019, Interbank had 264 financial stores, of which 156 were located throughout Lima, 107 in the rest of Peru and one branch abroad located in Panama. After peaking at 290 financial stores in 2016, the number of financial stores decreased mainly due to the success in transferring basic transactions from the stores to more efficient channels, the education of customers in the use of online banking and mobile applications, and process improvements. However, Interbank maintains the fourth largest network of financial stores among Peruvian banks, covering 23 of Peru’s 25 regions. A large number of the financial stores are located in convenient, high traffic areas, such as supermarkets and shopping malls, to maximize client coverage. Interbank has 68 financial stores that are open every day from 9:00 am to 9:00 pm.

In May 2013, Interbank introduced “Imagine” financial stores, a concept jointly developed with IDEO, a design and innovation consulting firm. “Imagine” fosters a more pleasant and inviting environment to Interbank’s customers and is designed to educate customers on the use of electronic channels in order to migrate low value transactions to more efficient channels, while continuing to capture new customers and exploit cross-selling opportunities. Imagine has set new service standards in the industry and many of its elements have been adopted by Interbank’s main competitors. Furthermore, Interbank has a full-time financial store functioning as an innovation lab “Explora”, allowing it to constantly test new ideas and concepts.

To further strengthen the “Imagine” model, since 2016 Interbank introduced the role of digital education in its stores, offering new and existing customers an assisted onboarding process onto its digital channels. In 2018, 20.0% of new digital users utilized the onboarding process offered at its stores.

The following chart shows Interbank’s financial stores evolution according to the SBS.

Financial Stores (Units)

Source: SBS.

ATMs

Interbank’s strategy is to offer its customers increased convenience and as of March 31, 2019, had the third largest ATM network in Peru with more than 1900 ATMs located across Peru. Although this number represents a reduction from the 2,324 ATMs in 2014, the streamlining of the network has allowed Interbank to relocate ATMs to higher convenience locations as well as invest in renewing and upgrading its equipment, while monetary transactions kept growing year-over-year in this channel. Approximately 60% of Interbank’s ATMs are located away from its financial stores in high foot traffic areas like shopping malls, supermarket and airports. These 1,163 ATMs make up the largest out-of-branch network in Peru, with our closest competitor operating 827 ATMs, as reported by ASBANC. The ATM channel is the largest channel in terms of monetary transactions, with a 44% share and have advanced features, including cardless withdrawals, the ability to receive cash and check deposits, bill and credit card payments in cash, as well as disburse payroll advances, pre-approved cash loans or sell insurance products. To offer this increased convenience in an efficient way, Interbank operates under the Global Net brand which is also a business line that provides ATM services to 42% of the financial institutions in Peru and acquires ATM transactions for all major global brands, including Visa, MasterCard, American Express, JCB, Union Pay, Diners and Discovery, and in 2018 generated S/63.5 million in fees.

The following chart shows Interbank’s ATMs evolution according to ASBANC.

ATMs (Units)

Source: ASBANC.

Correspondent Agents

This channel operates under the Interbank Agente brand and consists of providing traditional merchants, for example bodegas and internet cafés with low-cost electronic terminals that allow customers to perform basic cash-based transactions, such as withdrawals, deposits and payment of utility bills. In March 31, 2019, Interbank had over 2,500 correspondent agents channeling over 2 million transactions.

The following chart shows Interbank’s Correspondent Agents evolution according to ASBANC and Interbank’s information.

Correspondent Agents (Units)

Source: ASBANC and company information.

Mobile Banking

Interbank has developed a robust digital ecosystem that allows its customers to have a complete digital experience with the bank for all their financial needs. Its aim is to provide a journey which does not require physical contact, whether visiting a branch or contacting by telephone, with the bank unless the customer chooses to contact Interbank. Interbank offers digital banking to its new and existing customers through its website, www.interbank.com.pe, and its mobile applications. In March 2019, Interbank had more than 975,000 monthly active users and a monthly average of 2.2 million monetary transactions and 46.1 million non-monetary transactions, as of March 31, 2019. Its mobile application was the highest rated in the Google Play Store among the largest banks in Peru. Apart from the public website and mobile banking channels, Interbank has also developed digital solutions that address specific customer segments or needs such as, Interbank Benefit loyalty program, Cuenta Sueldo discounts and benefit mobile application for payroll account customers.

Interbank’s public website provides general information about the bank and its products and services, and also has a commercial orientation program that allows non-customers to acquire credit cards or open a savings or transactional account. Interbank’s mobile banking is available to existing customers and its services include: (i) transactions: account balance and transaction inquiries, transfers between accounts, credit card, bills and loan payments, mutual funds investments and ATM withdrawal requests; (ii) after-sales services: lock your card, enable or disable card usage online or abroad and divide card transactions into installments; and (iii) product cross-sell: credit cards, credit card line extension, pre-approved loans, savings accounts and insurance products. In March 2019, 78% of Interbank’s transactions, 59% of the after-sales services and 62% of Interbank’s products were available online. Furthermore, as part of its strategy to enhance the digital experience and incentivize its customers to migrate to digital channels, Interbank has services that are exclusively offered in digital channels, such as access to the loyalty program “Interbank Benefit”, the digital savings account “Piggy Bank” and the budget tool “Smart”.

Increased monthly usage of digital solutions among customers is key to Interbank’s strategy as mobile banking customers interact monthly more than seven times the amount that branch customers do, have lower transactional costs and have a better net promoter score and churn indicators as of March 31, 2019. Furthermore, in March 2019, 56% of our retail customers that interacted with the bank through any channel were digital customers, that is, customers that also access Interbank’s services though internet and mobile banking, while 95% of total transactions were off-branch transactions, which were performed outside branches.

Other Channels

Inbound Call Center

Interbank offers its customers telephone banking services 24 hours a day, seven days a week. Through telephone banking, Interbank’s customers can obtain balance information, make credit card payments, transfer money between accounts and pay their utilities, insurance, tuition and cellular phone bills.

Interbank has a state-of-the-art call center, which managed an average of 450,609 calls per month in 2018, answering inquiries from clients, offering assistance and information, and selling new products to customers.

Outbound Call Center

Interbank has a dedicated telephone sales force of 336 employees as of March 31, 2019, which primarily sells credit cards and some other retail products. The dedicated sales force is a key resource for customer acquisition and for our cross-selling campaigns.

Information Technology Unit

Interbank continuously invests in new technology and the maintenance of its existing equipment and infrastructure in order to improve its value proposition to its customers, increase its efficiency and support business growth. The Information Technology Unit focuses on assuring 24-hour channel availability, enhancing the timeliness of data processing, guaranteeing data protection and anti-fraud security, updating and maintaining hardware platforms and software systems, developing contingency plans and implementing technology projects. Interbank’s IT system also processes credit card, personal and commercial loans, and electronic transactions.

In order to comply with business and regulatory requirements, Interbank has strengthened its IT governance model incorporating best practices for IT quality assurance, risk evaluation, projects management and focused responsibilities for teams operating the technology and teams developing new solutions. It has also fortified its business continuity program through increased redundancy programs and upgraded hardware and software components. This model includes establishing operating partnerships with various leading word-class IT vendors.

Interbank has also made significant investments to upgrade its data centers and central technology platforms. These platforms provide a stable and secure environment for Interbank’s operations, a better understanding of cost drivers, and improve its processes.

As part of Interbank’s cybersecurity strategy, Interbank has redefined its framework to satisfy the National Institute of Standard and Technology requirement. This approach was validated by the consulting firm Mandiant. As a result of this framework definition, Interbank has designed a roadmap which execution started in 2016 and will be completed in 2019. Currently, Interbank has implemented 14 new top-tier security solutions in different layers of technology, which is applied to its entire IT infrastructure starting with networking and covering all layers until the application presented at the endpoint. A predictive approach was also implemented with the go-live of the CyberSOC, in partnership with a premier provider from Europe. Finally, Interbank is also focusing on establishing a security awareness program for all employees as well as an in-depth knowledge of business partners and vendors.

Interbank’s IT strategy is focused on dedicating more resources to projects that add more value to the customer. Interbank invests in core applications with the aim of keeping applications current while more effort and resources are invested in the digitalization and transformation of processes and channels in order to provide a 100% digital experience to internal and external customers.

A high percentage of IT investment is aimed at deepening the understanding of the customer to achieve service that exceed their expectations, providing solutions to their problems and enabling a selling platform with contextual and real time offerings. To provide this, Interbank IT Unit fully utilizes the new technologies that allow the flexibility, scalability and availability required to fulfill customer demands. APIs, micro services and multicloud environments have been implemented since 2018 to reach these objectives. A close relationship with fintechs also helps Interbank to leverage some capabilities and creates opportunities to learn about the way to approach different solutions. An important fact to consider is the transformation of the working model from a waterfall scheme to an agile framework, based on new processes, tools and cultural changes. Today, almost all IT teams work following this framework.

Employees

As of March 31, 2019, Interbank had 6,759 employees, 3,165 work in financial stores and 3,594 work at the headquarters and in operational centers of Interbank. Of the total employees, 3,787 are dedicated to sales force. We have been optimizing our distributional channels and have reduced full time employees at financial stores. Interbank’s employees are not unionized, are not a party to any collective bargaining agreement and since Interbank’s privatization in 1994, have never been involved in a strike or work stoppage.

Interbank is the only Peruvian company that has been chosen by the Peruvian Great Place to Work Institute as one of the 20 best places to work in Peru for the past 17 consecutive years and one of the top 20 places to work in Latin America in the past nine years. In the most recent rankings, Interbank was selected number two best company to work for in Peru (2018), number three in Latin America (2019), number two for women in Peru (2019) and number three for millennials in Peru (2018).

Facilities

Interbank owns its headquarters, the Interbank Tower, located at Av. Carlos Villarán 140, Urbanización, Santa Catalina, La Victoria, Lima 13, Peru. Although most of its financial store facilities are leased, Interbank owned 50 financial store facilities as of March 31, 2019.

Insurance Segment

Overview

Interseguro is an insurance company that caters to Peru’s growing middle class. Interseguro is focused on annuities, the fastest growing insurance market segment in Peru, which is driven by the sale of annuities to individuals reaching retirement age in the Peruvian private pension system. Interseguro has been the leader in the Peruvian annuities (excluding private annuities) segment since 2010, with market shares of 32.3% and 30.2% market share by premiums for the three months ended in March 31, 2019 and for the year ended December 31, 2018, respectively. For the four-year period ended December 31, 2018, Interseguro’s ROE averaged 30.0% compared to 15.8% for the Peruvian insurance industry. In terms of premiums sold, Interseguro grew at a CAGR of 8.3% compared to the insurance industry’s CAGR of 6.1% between December 31, 2014 and December 31, 2018. For the three months ended March 31, 2019, Interseguro’s premiums increased 16.3% compared to the corresponding period in 2018, compared to the industry’s 12.7% growth, according to the SBS. For the year ended December 31, 2018, Interseguro’s premiums increased 50.6% compared to 2017 (mainly driven by the acquisition of Seguros Sura), compared to the industry’s 13.6% increase, according to the SBS. Interseguro intends to leverage its leading position in annuities, as well as Intercorp Peru’s and Interbank’s retail distribution capacity, to continue capturing growth opportunities in the insurance industry. In addition, Interseguro expects to continue developing new products to satisfy increasing demand for insurance products by middle class families in Peru.

The growth of annuities is expected to accelerate as the number of Peruvian private pension system affiliates and the Peruvian salaries average increases. From 2008 to 2018, the growth of Peruvian private pension system affiliates was 63.4%, according to the SBS, and the annual average growth of Peruvian salaries from 2008 and 2017 was 5.0%, according to INEI. In Peru, employees may choose to accumulate their mandatory retirement contribution in the public or the private pension system. Under the mandatory private pension system, a retiree has the option of converting the capital accumulated in a personal account maintained with an AFP into an annuity offered by a life insurance company, such as Interseguro. In addition to retirement annuities, Interseguro also offers disability annuities to members of the Peruvian private pension system who have been declared permanently or partially disabled. Moreover, Interseguro offers survivorship annuities to beneficiaries of deceased members of the system. Once an annuity client chooses an insurance company, the decision is irrevocable. Besides private pension system annuities, Interseguro offers private annuities, a product that was launched in 2016 and that is sold to any owner of private funds and is not restricted to members of the system and their accumulated capital. This product is aimed at retirees that choose to withdraw the 95.5% of their pension funds and are looking for an option to capitalize such funds. Private annuities are the fastest growing product in the system with 87.1% annual growth in the last year.

Interseguro also offers traditional life insurance products, as well as low-cost premium retail insurance products, including credit life, mandatory traffic accident insurance (“SOAT”), credit card protection insurance, among others, mainly sold through Interbank and Intercorp Peru’s complementary channels, such as Intercorp Retail’s points of sale (Plaza Vea and Oechsle), and Interseguro’s own network of 19 specialized insurance agents located throughout Peru. Interseguro’s life and retail insurance business lines have grown significantly over the last five years. As of March 31, 2019, Interseguro was the fifth largest consolidated insurance company and the third largest life insurance company in Peru in terms of premiums. In addition, in terms of the size of its portfolio, Interseguro was the largest life insurance company in Peru as of March 31, 2019.

For 2018, Interseguro’s net profit under SBS GAAP was S/361.1 million. The increase in our insurance segment’s net profit for the year ended December 31, 2018 as compared to 2017 was primarily a result of a S/468.1 million increase in the investment income for the period, mainly due to the acquisition of Seguros Sura. As of March 31, 2019, Interseguro had shareholders’ equity of S/1,273.2 million according to the SBS. Interseguro’s annualized ROE for the three months ended March 31, 2019 was 22.1%, also under SBS GAAP. As of December 31, 2018, Interseguro had shareholders’ equity of S/1,158 million according to the SBS. Interseguro’s ROE for the year ended December 31, 2018 was 32.4%. According to the SBS, for the year ended December 31, 2018, Interseguro was the most profitable insurance company by net profit, when compared to the five other largest insurance companies in Peru.

History

Interseguro, a corporation (sociedad anónima), was incorporated in 1998 pursuant to an agreement between Intercorp Peru (formerly IFH Peru) and Bankers Trust (at the time the controlling shareholder of Consorcio Nacional de Seguros S.A.A., the largest insurer in Chile). In connection with the sale of Bankers Trust to Deutsche Bank AG in 1999, Bankers Trust’s interest in Interseguro was sold to a group of Chilean investors. In 2000, Intercorp Peru acquired the portion of Interseguro it did not own from these investors. In 2001, International Financial Corporation (“IFC”) acquired a 15% equity interest in Interseguro. Prior to our corporate reorganization in 2007, IFC held 14.3% of Interseguro’s total capital. Currently, we own all of Interseguro’s outstanding equity interests, other than one share held by Intercorp Peru pursuant to Peruvian regulations.

On May 31, 2017, we entered into a share purchase agreement with SUAM and Grupo Wiese to acquire 100% of the capital stock of Seguros Sura and Hipotecaria Sura for an initial base price of U.S.$268 million which consolidated Interseguro’s leadership in the life insurance business. The transaction became effective on November, 2, 2017 and the approval of the merger by the SBS was granted on March 27, 2018.

Seguros Sura’s Overview

Seguros Sura, previously called Invita Seguros de Vida, was established in May 2000 and belonged to Grupo de Inversiones Suramericana S.A., an organization with significant experience in strategic investments in banking, insurance, pension, savings and investments sectors.

It was one of the leading insurance companies in Peru focused on annuities and individual life business. According to the SBS, for the period ended December 31, 2016, Seguros Sura was the fourth largest company by assets, when compared to the other five largest insurance companies in Peru, including Sura.

For 2016, Sura was the third largest company in the annuities and individual life segment in Peru with a 17.4% and a 10.4% market share by premiums, respectively.

Interseguro’s Business Lines

Interseguro has three business lines: (1) annuities, (2) retail insurance and (3) individual life.

The following chart shows Interseguro’s and the Peruvian insurance system’s breakdown by life insurance premiums plus collections according to the SBS as of March 31, 2019:

Interseguro

Source: SBS.

Insurance system

Source: SBS.

The following chart shows Interseguro’s gross premiums and collections, according to SBS for the periods indicated:

Gross Premiums and collections (S/ in Millions)

Source: SBS.

(1)	Excluding gross premiums from disability and survivorship contract of Seguros Sura in 1Q18.

Annuities

An annuity is a type of insurance policy that, in exchange for an initial lump sum payment, provides regular monthly payments. Interseguro offers three types of annuities: Soles, U.S. dollars and soles indexed to CPI, adjusted by 2% per year.

There are two groups of annuities: (i) Regular Retirement Annuities are the annuities sold under the Peruvian private pension system, and (ii) Private Annuities which include the Renta Privada product. In Peru, employees may choose to deposit their cumulative contributions in the public or the private pension system. Under the private pension system, upon retirement, a retiree has the option of converting the capital accumulated into a personal account maintained with an AFP, collecting 95.5% of their accumulated capital or converting the capital into an annuity offered by an insurance company, such as Interseguro.

In 2016, following the enactment of law No. 30425, retirees are allowed to withdraw up to 95.5% of their accumulated capital in cash upon retirement. As a result, there was a significant reduction of annuities sold by Peruvian insurance companies, including Interseguro. In order to maintain the leadership in annuities, Interseguro launched Private Annuities. This product allows retirees to receive a fixed income either for life or temporarily. Interseguro was the first insurance company to introduce this type of product to the market in response to the new law. As of the date of this prospectus, most of the clients of Private Annuities and their funds originate from retirees that choose to withdraw the 95.5% of their pension funds.

In addition to Regular Retirement Annuities and Private Annuities, Interseguro also offers disability annuities to members of the Peruvian private pension system who have been declared permanently or partially disabled before reaching retirement age and thus unable to access a sufficient pension and survivorship annuities for beneficiaries of deceased members of the system.

The following table shows Interseguro’s Annuity Gross Premiums by type from 2014-March 31, 2019:

Annuities Gross Premiums

Source: Company information.

Interseguro’s annuities products include:

Regular Retirement Annuities

Retirement. The retirement annuity product is directed to members of the Peruvian private pension system who are 65 years of age or older and retiring. This product represented 0.2% of annuities sold by Interseguro for the three month period ended March 31, 2019 and represented 0.9% and 4.2% of annuities sold by Interseguro for the year ended December 31, 2018 and the year ended December 31, 2017, respectively.

Early Retirement. The early retirement product was offered to members of the Peruvian private pension system who are not yet 65 years of age, but who are permitted to have access to their Peruvian private pension system accounts if the savings in such accounts allow for a pension of at least 40% of the average last 120 months’ compensation. The early retirement annuity products represented 0.1% of annuities sold by Interseguro for the three month period ended March 31, 2019 and represented 0.1% and 0.2% of annuities sold by Interseguro for the year ended December 31, 2018 and the year ended December 31, 2017, respectively. Peruvian law was modified and since May, 2019, in order to access this product, men must be at least 55 years old and women 50 years old. This change is intended to fill a loophole in the law that allowed affiliates to deliberately increase their funds with additional deposits, in order to access early retirement and withdraw 95.5% of their total pension funds, regardless of age. This modification closed the loophole should positively impact the annuities market slightly, as it helps in retaining affiliates in the private pension system for longer.

Special Early Retirement. The special early retirement product was offered until December 2018 to members of the Peruvian private pension system who are 55 years of age or older and male, or 50 years of age or older and female, and are retiring and have not been contributing to the Peruvian private pension system for at least 12 months. Since May, 2019, the Peruvian law established that this regime is permanent and in order to access this product, if a retiree receives income during the period in which they have not been contributing, total income must be less than or equal to 7 UIT (Unidad Impositiva Tributaria).

This product is more flexible than the standard early retirement annuity product. The special early retirement annuity products accounted for 0.4% of annuities sold by Interseguro for the three month period ended March 31, 2019 and accounted for 0.7% and 2.0% of annuities sold by Interseguro for the year ended December 31, 2018 and the year ended December 31, 2017, respectively.

Private Annuities

Private Annuities. The Private Annuities product was launched in 2016 allowing the recovery of Interseguro’s premiums and collections from the effects of the law No. 30425, enacted in 2016. This product can be sold to any owner of private funds and is not restricted to members of the system and their accumulated capital. The annuity can have any duration and the lump sum invested can be partially or totally repaid at the end of the annuity, if it has one. As of the date of this prospectus, most of the clients and their funds come from retirees that chose to withdraw 95.5% of their accumulated capital. Private Annuities represented 38.4% of annuities sold by Interseguro for the three month period ended March 31, 2019 and represented 29.1% and 33.1% of annuities sold by Interseguro for the year ended December 31, 2018 and the year ended December 31, 2017, respectively.

Disability and Survivorship Annuities

Disability and Survivorship. Under Peruvian law there is a mandatory insurance coverage for all members of the pension system paid monthly in addition to their contribution. In case a member has been declared permanently or partially disabled, or deceased while having legal beneficiaries, this insurance completes the accumulated capital as if the individual had worked until retirement age, allowing a better pension when applying for the retirement. While this insurance is not an annuity, it is closely related to the one we describe next. Disability and survivorship represented 3.7% of annuities sold by Interseguro for the three month period ended March 31, 2019 and represented 26.8% and 9.4% of annuities sold by Interseguro for the year ended December 31, 2018 and the year ended December 31, 2017, respectively. The growth is explained in part by the acquisition of Seguros Sura.

The SBS conducts a Dutch auction every two years inviting insurance companies to bid to determine which insurance company will be the provider for this insurance in a two year period. Interseguro was successful in the 2015 auction, and as a result of the merger with Seguros Sura, they were also a provider for 2017. Interseguro participated in the 2019-2020 year auction but were not successful; they expect to bid again at the next auction. Although this will represent a decrease in gross premiums in the following years, Interseguro ceded almost 100% of disability and survivorship gross premiums; therefore the effect on net profit is minimal.

Disability and Survivorship Annuities. The disability and survivorship product is offered to members of the Peruvian private pension system who have been declared permanently or partially disabled and to beneficiaries of deceased members of the Peruvian private pension system. This annuity is offered in conjunction with the disability and survivorship mandatory insurance. Disability and survivorship annuity products accounted for 57.4% annuities sold by Interseguro for the three month period ended March 31, 2019 and accounted for 42.4% and 51.1% of annuities sold by Interseguro for the year ended December 31, 2018 and the year ended December 31, 2017, respectively.

All retirement annuities sold under the Peruvian private pension system offer monthly payments for the life of the policyholder and thus the initial lump sum is never recovered. A retiree’s joint choice of an insurance company, currency denomination and retirement modality is irrevocable.

Product differentiation is limited in the Peruvian annuities sector, as product features are regulated by the SBS. The market position of each insurance company is driven instead by its sales strategy and quality of service. Interseguro’s sales strategy, consisting of providing ongoing sales force training, and implementing innovative control and management mechanisms, has permitted Interseguro to be the market leader in the annuities sector over the past four years, with an increasing advantage over the second largest market participant.

For the three months ended March 31, 2019, Interseguro’s market share by annuity premiums (including Private Annuities and excluding Previsional Insurance) was 26.4%, nearly 330 basis points higher than its next competitor’s market share.

Retail Insurance

Interseguro offers simple, low-cost premium products targeted to middle class families and sold mainly through Interbank financial stores, as well as channels owned by Intercorp Peru, including Intercorp Retail points of sale (Plaza Vea and Oechsle) and digital channels. In 2016, Interseguro expanded its retail insurance portfolio with an online sale for the launch of the digital SOAT and in 2018, with travel insurance and vehicle insurance.

Interseguro offers the following retail insurance products:

Credit Life Insurance. The credit life insurance product protects against death or disability of the insured and is designed to pay the debt owed by a customer to the financial institution. This product is available for mortgages, credit cards and personal loans. Credit life insurance represented 56.0% of total retail insurance premiums assumed by Interseguro for the three months ended March 31, 2019 and represented 52.4% and 61.2% of total retail insurance premiums assumed by Interseguro for the year ended December 31, 2018 and the year ended December 31, 2017, respectively.

Debit and Credit Card Protection Insurance. The debit and credit card protection insurance product protects the insured against financial loss, medical expenses for hospitalization or accidental death as a result of theft, assault and abduction. Debit and credit card protection insurance represented 9.6% of total retail insurance premiums assumed by Interseguro for the three month period ended March 31, 2019 and represented 15.7% and 12.7% of total retail insurance premiums assumed by Interseguro for the year ended December 31, 2018 and the year ended December 31, 2017.

SOAT (Seguro Obligatorio de Accidentes de Tránsito). The SOAT product protects against the risk of death or injury to occupants and third parties involved in an automobile accident. The SOAT product is mandatory and coverage is limited to cover personal injury, excluding any physical damage to the vehicle. The SOAT product accounted for 16.6% of total retail insurance premiums assumed by Interseguro for three month period ended March 31, 2019 and accounted for 16.2% and 15.0% of total retail insurance premiums assumed by Interseguro for year ended December 31, 2018 and the year ended December 31, 2017, respectively.

Vehicle Insurance. The vehicle insurance coverage includes damage to vehicles due to traffic accidents, total loss, theft, fire, nature risks, strikes or vandalism and civil liability for occupants and third parties. Occupants’ damages such as permanent disability, healing expenses, funeral expenses and death are also covered. In addition, this insurance includes replacement drivers, cranes and mechanical assistance, among others. Vehicle Insurance represented 1.0% and 0.1% of total retail insurance premiums assumed by Interseguro for the three month period ended March 31, 2019 and the year ended December 31, 2018, respectively.

Loan Protection Insurance. The loan protection insurance covers a specific number of payments of a loan in case the insured loses his job. Loan protection insurance accounted for 13.8% of total retail insurance premiums assumed by Interseguro for the three month period ended March 31, 2019 and accounted for 12.2% and 7.5% of total retail insurance premiums assumed by Interseguro for the year ended December 31, 2018 and the year ended December 31, 2017, respectively.

Extended Warranty. The extended warranty product extends the product’s original warranty period by about 12–24 months. Extended warranty product accounted for 0.6% of total retail insurance premiums assumed by Interseguro for the three month period ended March 31, 2019 and accounted for 0.7% and 0.8% of total retail insurance premiums assumed by Interseguro for the year ended December 31, 2018 and the year ended December 31, 2017, respectively.

Others. The other products category protects against personal accidents. Other products accounted for 2.4% of total retail insurance premiums assumed by Interseguro for the three months ended March 31, 2019 and accounted for 2.7% and 2.8% of total retail insurance premiums assumed by Interseguro for the year ended December 31, 2018 and the year ended December 31, 2017, respectively.

Individual Life

Although the individual life insurance market remains relatively small in Peru, the market has grown at a CAGR of 17.4% between December 31, 2014 and December 31, 2018. For the three months ended March 31, 2019, the growth of the individual life insurance market was 15.1% compared to the corresponding period in 2018. Peru’s economic expansion of the middle class is expected to continue driving growth of individual life products.

Interseguro offers a variety of individual life insurance products, providing a wide range of coverage for the length of a policyholder’s life. Most of Interseguro’s products also provide savings features.

Interseguro’s strategy in individual life insurance consists in adapting its products to the emerging Peruvian middle class, developing a highly trained sales force and achieving high standards of sales efficiency. For the three months ended March 31, 2019, Interseguro positioned itself as the third largest participant in the individual life insurance market, with an 11.1% market share by premiums.

Sales Force

Interseguro markets its annuities and individual life insurance products through its own dedicated sales force both in Lima and across Peru’s provinces, without a third-party intermediary.

In annuities, Interseguro employed 117 agents, 72 in Lima and 45 outside of Lima as of March 31, 2019. Each salesperson receives continuous training through a multiple-level program, which includes training in macroeconomic background, financial statement analysis, investment policy, marketing techniques and time management. In addition, Interseguro’s annuity sales agents specialize in the sale of different types of annuity products. As a result, Interseguro’s sales force is trained to satisfy each customer’s needs.

In life insurance, Interseguro employed 245 agents, 183 in Lima and 62 outside of Lima, as of March 31, 2019. In addition, Interseguro employs servicing agents with the aim of servicing existing life insurance policies. We believe that constant training develops effective sales techniques and the skills to assess customer needs, which we believe is one of Interseguro’s critical competitive advantages. Interseguro has a specialized team focused on setting a training curriculum for each sales person in the first three years with the company as well as in assigning a mentor to each new recruit.

As of March 31, 2019, Interseguro employed 20 SOAT sales agents in Lima. Interseguro also works with three brokers nationwide to offer SOAT. Interseguro also works with insurance brokers to sell SOAT to increase coverage in Peru with limited capital investment. As of March 31, 2019, the brokerage channel accounts for approximately 26.0% of Interseguro’s total SOAT sales.

Strategic Partners

Interseguro offers its retail insurance, such as credit life insurance, debit and credit card protection insurance, loan protection insurance, SOAT and extended warranty through non-traditional channels, including partnerships with Interbank and Intercorp Retail.

Through its partner companies, Interseguro reaches a large number of customers, offering a convenient and reliable payment mechanism. This distribution network represents one of Interseguro’s strongest competitive advantages, as it allows for a broad insurance product offering through several points of sales.

Interseguro’s retail insurance division used the following distribution channels to sell its products as of March 31, 2019:

Strategic Partners	Points of Sale
Interbank	Financial Stores: 263
Intercorp Retail	Plaza Vea: 65 stores
Oechsle: 23 stores

Interseguro’s retail insurance premiums breakdown by distribution channel as of March 31, 2019 is the following:

Strategic Partners	Retail insurance premiums breakdown
Interbank	81%
Intercorp Retail (Plaza Vea and Oeschle)	19%

Investments and Investment Management

Investment Portfolio

Interseguro invests the insurance premiums yet to be paid out in claims in its investment portfolio, based on a policy of capital conservation and adequate diversification.

The main objective of Interseguro’s investment portfolio is to cover its future payment obligations, associated mainly with its annuities business. Interseguro maintains a conservative asset liability management approach, matching its obligations by currency and maturity. Interseguro’s portfolio focuses on investment grade fixed-income instruments in U.S. dollars, soles and inflation linked notes, mitigating interest rate, inflation, and currency risks. Interseguro’s obligations consist of technical obligations related to annuities that are sold at a fixed interest rate, thus Interseguro prioritizes the investments on fixed income securities that hedge such obligations.

Given that the Peruvian market offers a limited range of long-term investment instruments, Interseguro has sought to increase its investments outside of Peru and explore alternative investments in the local market, such as sovereign bonds and real estate projects.

Interseguro is required to follow the following investment management principles according to the SBS:

•	Security Principle. Based on the protection and preservation of the economic value of assets over time.

•	Liquidity Principle. Consist of the possibility of an asset to be converted into cash at the required time and without significantly affecting its value.

•	Diversification Principle. Based on the set of assets that contribute to the diversification of the risk factors of the portfolio and reduction of the potential impact of adverse effects.

•

Parity Principle. Parity between the characteristics of the asset and the obligations that it supports. These features include the term or horizon, the degree of liquidity or enforceability, currency, volatility in valuation, predictability and timing of flows, among others.

•	Profitability Principle. Based on generation of returns that would cover at least the commitments offered to policyholders.

Additionally, as established by the investment regulation of insurance companies, Interseguro must meet its technical obligations. As part of the coverage of the technical obligations proceeds, Interseguro must follow the investment management principles established in the regulation and comply with the eligibility requirements of its investments by type of assets.

Regarding the investment eligibility, to consider an asset as eligible, it must not be affected or be subject to any precautionary measure. The custody agreements of the eligible investment must not contain any clause that allows use of such assets as collateral to back other company obligations and that there are no other measures that limit the free transfer of the assets. Furthermore, eligible investments must comply with certain investment limits, by issuer, economic group, asset and foreign issuers. In addition, assets rated in categories below the investment grade cannot be considered as an eligible investment.

Interseguro’s investment management follows the limits and requirements indicated in the regulation in order to minimize non-eligible investments and comply with the coverage of its technical reserves, minimum solvency capital required and guaranty fund.

As of March 31, 2019, Interseguro’s investments amounted to S/11,681.4 million, of which S/9,779.6 million and S/912.3 million were fixed income securities, and equity securities and fund investments, respectively. As of December 31, 2018, Interseguro’s investments amounted to S/11,236.3 million, of which S/9,389.7 million and S/860.1 million were fixed income securities, and equity securities and fund investments, respectively. As of March 31, 2019, investments in real estate projects were S/989.6 million (approximately U.S.$298.3 million). As of December 31, 2018, investments in real estate projects were S/986.5 million (approximately U.S.$297.3 million).

The following tables present a breakdown of Interseguro’s investment portfolio by type of investment as of the dates indicated.

Investments by Type

	Investments by Type
	As of March 31, 2019
	2019		2018
	S/ in millions	%	S/ in millions	%
Fixed Income	9,779.6	83.7%	9,633.3	85.5%
Corporate Bonds	5,093.9	43.6%	5,126.7	45.5%
Peruvian Sovereign Bonds	2,234.8	19.1%	2,311.7	20.5%
Foreign Bonds	2,450.8	21.0%	2,195.0	19.5%
Equity and Funds	912.3	7.8%	693.7	6.2%
Equity	700.5	6.0%	532.8	4.7%
Funds	211.8	1.8%	161.0	1.4%
Real Estate	989.6	8.5%	943.5	8.4%

Total	11,681.4	100.0%	11,270.6	100. %

	Book Value		Book Value
	As of December 31, 2018		As of December 31, 2017
	S/ in millions	%	S/ in millions	%
Fixed Income	9,389.7	83.6%	9,409.0	83.5%
Corporate Bonds	4,944.4	44.0%	5,346.6	47.4%
Peruvian Sovereign Bonds	2,165.3	19.3%	1,930.7	17.1%
Foreign Bonds	2,280.0	20.3%	2,131.6	18.9%
Equity and Funds	860.1	7.7%	742.7	6.6%
Equity	666.5	5.9%	401.8	3.6%
Funds	193.5	1.7%	340.9	3.0%
Real Estate	986.5	8.8%	1,118.6	9.9%

Total	11,236.3	100.0%	11,270.3	100.0%

The following tables present a breakdown of Interseguro’s investment portfolio by currency as of the dates indicated.

Investments by Currency

	Investments by Currency
Portfolio	As of March 31,
	2019		2018
	S/ in millions	%	S/ in millions	%
Sol (1)	7,377.6	63.2%	7,131.4	63.3%
U.S. dollar	4,303.8	36.8%	4,139.2	36.7%

Total	11,681.4	100.0%	11,270.6	100.0%

(1)	Real estate investments are measured in soles

Portfolio	As of December 31, 2018		As of December 31, 2017
	S/ in millions	%	S/ in millions	%
Sol (1)	7,025.5	62.5%	6,937.9	61.6%
U.S. dollar	4,210.8	37.5%	4,332.5	38.4%

Total	11,236.3	100.0%	11,270.3	100.0%

(1)	Real estate investments are measured in soles

The following tables present a breakdown of Interseguro’s investment portfolio by rating as of the dates indicated.

Investments by Rating (1)

	As of March 31,
	2019		2018
	(S/ in millions)%		(S/ in millions)%
AAA	1,001.4	26.7%	1,071.2	30.3%
AA+ to AA-	2,420.3	64.5%	2,142.2	60.7%
A+ to A-	329.6	8.8%	316.9	9.0%

Total Local Ratings	3,751.3	100.0%	3,530.2	100.0%

AAA	0.0	0.0%	1.0	0.0%
AA+ to AA-	31.1	0.5%	73.3	1.2%
A+ to A-	2,485.3	41.2%	2,533.6	41.5%
BBB+	691.8	11.5%	858.3	14.1%
BBB	1,343.0	22.3%	1,277.8	20.9%
BBB-	1,428.8	23.7%	1,084.6	17.8%
BB+	0.0	0.0%	122.5	2.0%
BB	48.1	0.8%	152.2	2.5%
BB-	0.0	0.0%	0.0	0.0%
B	0.0	0.0%	0.0	0.0%

Total Foreign Rating	6,028.3	100.0%	6,103.1	100.0%

	As of December 31,
	2018		2017
	(S/ in millions)%		(S/ in millions)%
AAA	861.5	24.2%	1,114.3	31.6%
AA+ to AA-	2,371.9	66.8%	2,082.9	59.0%
A+ to A-	319.6	9.0%	332.8	9.4%

Total Local Ratings	3,553.0	100.0%	3,530.0	100.0%

AAA	0.0	0.0%	74.8	1.3%
AA+ to AA-	31.8	0.5%	101.5	1.7%
A+ to A-	2,424.3	41.5%	2,185.7	37.2%
BBB+	778.0	13.3%	1,035.0	17.6%
BBB	1,323.9	22.7%	1,386.4	23.6%
BBB-	1,229.6	21.1%	896.0	15.2%
BB+	0.0	0.0%	125.5	2.1%
BB	49.1	0.8%	65.3	1.1%
BB-	0.0	0.0%	8.7	0.1%
B	0.0	0.0%	0.0	0.0%

Total Foreign Rating	5,836.7	100.0%	5,879.0	100.0%

(1)	Includes only credit rated fixed-income investments.

In regards to fixed income, Interseguro prioritizes the investment in local bonds and foreign bonds with a higher risk rating of AA- and BBB-, respectively.

The following table presents a breakdown of Interseguro’s investment portfolio by maturity as of the dates indicated.

Investments by Maturity

	Book Value	Book Value
	As of March 31, 2019	As of March 31, 2018
	S/ in millions	S/ in millions
Maturity
0-5 years	247.5	146.8
6-10 years	1,035.1	946.9
11-20 years	3,877.4	3,969.9
21+years	4,619.5	4,569.7
No maturity*	1,901.9	1,637.3

Total	11,681.4	11,270.6

	Book Value	Book Value
	As of December 31, 2018	As of December 31, 2017
	S/ in millions	S/ in millions
Maturity
0-5 years	246.3	302.4
6-10 years	1,003.1	1,078.6
11-20 years	3,761.1	3,865.5
21+ years	4,379.1	4,162.6
No maturity (1)	1,846.6	1,861.3

Total	11,236.3	11,270.3

(1)	Real-estate and equity investments.

Fixed-Income

The fixed-income securities portfolio is mainly composed of long-term fixed rate debt that are eligible instruments to cover reserves, in compliance with the requirements established by the SBS.

As of March 31, 2019 Interseguro’s fixed-income securities portfolio represented 83.7% of its total portfolio, of which 52.1% were corporate bonds, 22.1% were Peruvian sovereign bonds, 25.1% were foreign bonds. As of December 31, 2018 and December 31, 2017, Interseguro’s fixed-income securities portfolio represented 83.6% and 83.5%, respectively, of its total portfolio, of which 52.7% and 56.8%, respectively, were corporate bonds, 23.1% and 20.5%, respectively, were Peruvian sovereign bonds, 24.3% and 22.7%, respectively, were foreign bonds.

As of March 31, 2019 and December 31, 2018, 100% of bonds with local ratings and 99.2% of bonds with international ratings had investment grade status.

Equity and Funds

Substantially all of Interseguro’s equity and funds portfolio is invested in companies with low beta and relatively stable and predictable cash flows. Interseguro’s equity and funds portfolio is invested across Latin America and the United States. As of March 31, 2019 Interseguro’s equity and funds portfolio represented 7.8%

and of its total portfolio, of which 77.4% was invested in foreign securities and 22.6% in local securities. As of December 31, 2018 and December 31, 2017, Interseguro’s equity and funds portfolio represented 7.7% and 6.6%, respectively, of its total portfolio, of which 79.5% and 64.9%, respectively, was invested in foreign securities and 20.5% and 35.1%, respectively, in local securities.

Real Estate

Interseguro’s investments in real estate are made across the different types of properties: office, industrial, retail and land for development. Interseguro leverages advice from its affiliates, InRetail Shopping Malls and Real Plaza, in order to maximize its real estate portfolio. InRetail Properties Management is specialized in securing new locations and developing shopping malls based on its proprietary consumer demand analytics and projected yield targets. Real Plaza is focused on operating shopping malls in Peru.

Real estate income derives from the appreciation of real estate property and from rental income from its tenants. Interseguro’s rental income comes primarily from Orquĺdeas and Tabacalera (industrial asset). Tabacalera, located in the district of Ate in the city of Lima, is an industrial property leased to Teleatento Perú S.A.C, which is a company dedicated to call centers. As of March 31, 2019 Interseguro’s investments in real estate projects represented 8.5% of its total portfolio and as of December 31, 2018 and December 31, 2017, Interseguro’s investments in real estate projects represented 8.8% and 9.9%, respectively, of its total portfolio.

Investment Policy and Regulatory Framework

Regulations applicable to insurance companies established by the SBS define which types of investments are considered to be appropriate for the coverage of reserves and set minimum diversification requirements for their investment portfolios. In addition, regulations require, among others, a minimum rating for investment instruments that may be acquired by insurance companies.

Interseguro invests the amount of money collected in insurance premiums not yet paid out in claims (float), based on a policy of capital conservation and adequate diversification by continuously seeking new investment opportunities. In order to meet these objectives, Interseguro implements an annual investment plan, which sets specific targets for each type of investment. This annual plan is approved by the board of directors and presented to the local regulator at the beginning of each year. Quarterly reviews are also submitted to the regulator.

In addition, Interseguro has an investment committee that reviews its current portfolio and approves new issuers and projects. The investment committee meets monthly and is composed of four members of Interseguro’s board of directors, Interseguro’s chief executive officer and chief investment officer, and one external member. The risk management unit ensures that the investment plan is being followed.

Reinsurance

Interseguro transfers risks to reinsurers in order to limit its maximum aggregate potential loss and minimize exposures on large particular individual risks. Reinsurance is placed with reinsurance companies based on its reinsurance policy, which is annually approved by Interseguro’s board of directors and its risk committee. Interseguro’s main reinsurers are six international reinsurance companies: Scor Global Life, Munich Re, Gen Re, Hannover, Navigators Insurance Company and Swiss Re.

Premiums ceded to reinsurers represented 1.5%, 1.6% and 1.6% of Interseguro’s premiums assumed for the three months ended March 31, 2019 and the years ended December 31, 2018 and 2017, respectively (these percentages do not include the reinsurance for the pension-related insurance (disability and survivorship)).

Interseguro also has catastrophe reinsurance that covers individual and group life insurance products, except annuities. These contracts are intended to limit Interseguro’s risk exposure in the event of low-probability but high-cost events, such as natural or man-made disasters.

Information Technology Unit

Interseguro’s IT unit is responsible for managing its technology infrastructure, telecommunications network and computer systems. The unit is also responsible for designing and implementing in-house solutions or third-party technological developments to support Interseguro’s operation.

Interseguro has undertaken investments in technology with the aim of providing a stable and secure platform to support its rapidly expanding business. In 2012, Interseguro’s insurance company decided to invest in the implementation of an operations system in order to support Interseguro’s planned growth in life and retail insurance, a CRM platform, and business intelligence capabilities, among others. Interseguro has invested approximately S/0.8 million in licenses for the three months ended March 31, 2019 and has invested approximately S/1.3 million and S/4.6 million, in projects for the year ended December 31, 2018 and the year ended December 31, 2017, respectively. Interseguro plans to invest approximately S/15.5 million over the next three years in technology.

Employees

As of March 31, 2019, Interseguro had a total of 664 employees, which included officers and administrative staff, as well as sales agents and representatives. Interseguro’s employees are not unionized, are not a party to any collective bargaining agreement and have never been involved in a strike or work stoppage.

Interseguro’s employees are one of its most important assets. Interseguro aims to attract the best talent and actively encourages employees to develop their careers within the company. It provides employees with better benefits than those required by labor laws, including school allowance, specialized training programs, paid leave due to death of a family member and life insurance coverage after the third month of employment. Interseguro also provides well-being and care programs for its employees, as well as a full portfolio of development, family inclusion, and social programs.

Interseguro is the only Peruvian insurance company that has been chosen as one of the top ten best places to work in Peru (medium-size category) by the Great Place to Work Institute for the past eight consecutive years, including first place in 2012 and second place in 2013 and 2014.

Facilities

Interseguro owns its administrative office, located at Av. Javier Prado 492, San Isidro, Lima, Peru as well as its main commercial office, located at Av. Paseo de la República 3071, San Isidro, Lima 27, Peru. Additionally, Interseguro leases one facility in the district of Los Olivos, Lima and 20 facilities in different provinces of Peru. Most of Interseguro’s facilities outside of Lima are subleased to Interbank.

Wealth Management Segment

Overview

Inteligo is a provider of wealth management services through Inteligo Bank, brokerage services through Inteligo SAB and mutual funds management services through Interfondos. Inteligo Bank primarily focuses on individuals with investable assets in the range of U.S.$500,000 and U.S.$10 million, where Inteligo believes there is higher growth potential. Inteligo SAB and Interfondos focus on providing brokerage, mutual funds and financial planning services to individuals with investable assets under U.S.$500,000. As of March 31, 2019, Inteligo had assets under management of S/17,769.0 million (U.S.$5,355.3 million). As of December 31, 2018, Inteligo had assets under management of S/17,592.7 million (U.S.$5,302.2 million). Inteligo’s assets under management grew at a CAGR of 11.8% between December 31, 2014 and December 31, 2018. Increased wealth generation in Peru is expected to continue to create a market for wealth management services for Peruvian clients. Inteligo conducts various types of banking, trust, financing, brokerage and investing activities for high net worth individuals.

Inteligo SAB also provides sales and trading operations for individual and institutional customers primarily in the Peruvian capital markets. As of March 31, 2019, Inteligo SAB was the eighth largest broker by market share in equities trading, according to the SMV. Interfondos is the fourth largest mutual fund manager in Peru with a 14.7% market share based on assets under management, according to the SMV.

Inteligo’s net profit for the three months ended March 31, 2019 was S/78.3 million, and for the year ended December 31, 2018 was S/197.5 million. As of March 31, 2019, Inteligo had shareholders’ equity of S/830.3 million and as of December 31, 2018, had shareholders’ equity of S/812.8 million. Inteligo’s annualized ROE for the three months ended March 31, 2019 was 38.1% and for the year ended December 31, 2018 was 25.7%.

History

Inteligo was incorporated under the laws of Panama in 2006. Inteligo Bank is a corporation that was incorporated in 1995 in The Bahamas and formerly conducted business under the names of Interbanc Overseas Ltd., Interbank Overseas Ltd. and Blubank Ltd. It is licensed by the Central Bank of The Bahamas. Inteligo SAB is a corporation (sociedad anónima) that started operations in 1993. It is organized under the laws of Peru, and is licensed by the SMV to operate in Peru and conduct brokerage, custody, portfolio management and advisory services. Interfondos is a corporation (sociedad anónima) that started operations in 1995. It is organized under the laws of Peru, and is licensed by the SMV to operate in Peru and conduct mutual funds and investment funds management services. Until 2018, Interfondos was a wholly-owned subsidiary of Interbank. On January 8, 2019, Inteligo Group through its wholly-owned subsidiary Inteligo Perú Holdings S.A.C. acquired 100% shares of Interfondos to complement its wealth management business.

Business Lines

Inteligo has three business lines: (1) financial advisory; (2) lending; and (3) portfolio investments.

Financial Advisory

Inteligo provides financial advisory services to high net worth individuals regarding investments, including equities, fixed income, structured products, alternative investments and managed accounts. Through its team of investment analysts, Inteligo designs financial strategies to satisfy the investment objectives of each client in the Peruvian and international financial markets. Furthermore, Inteligo provides regular updates to its clients on market conditions through reports from its in-house research team.

In 2018, Inteligo, through its subsidiary Inteligo SAB, launched a new brand, CERTIA. The main aim of CERTIA is to offer financial advisory and planning services to clients with investable assets between U.S.$100,000 and U.S.$500,000. To that end, CERTIA is constantly upgrading its digital channels to provide its customers with an efficient and self-servicing experience. Inteligo expects that CERTIA will increase cross-selling opportunities with Interbank and Interseguro as CERTIA will include not only investment products, but also retirement planning and banking services in its product portfolio.

Additionally, through Interfondos, Inteligo expects to benefit from the growth in the mutual fund industry. Mutual fund penetration in Peru is relatively low compared to other countries in the region. Mutual fund assets under management in Peru represented only 4.1% of GDP as of December 31, 2018 as compared to approximately 18.3% in Chile, according to the SMV and the Financial Market Commission of Chile (Comisión para el Mercado Financiero de Chile).

The strength of Inteligo’s financial advisory services has contributed to the growth of its fee income as a percentage of its revenues. Inteligo’s fee income from financial services, net has increased from S/152.0 million for 2017 to S/164.2 million for 2018, representing an increase of 8.0% and 53.3% of Inteligo’s total sources of revenue.

Lending

Inteligo offers lending services through Inteligo Bank to complement its wealth management business only to its existing clients. Most of the loans are categorized as consumer financing.

Inteligo Bank’s loan portfolio had no delinquencies and was fully collateralized by its clients’ assets as of March 31, 2019. Inteligo’s net loan portfolio totaled S/1,463.7 million as of March 31, 2019, increasing 12.8%, from S/1,298.1 million as of March 31, 2018. Inteligo’s net loan portfolio represented 39.0% of its total assets as of March 31, 2019. Inteligo’s net loan portfolio totaled S/1,576.3 million as of December 31, 2018, increasing 18.1%, from S/1,334.6 million, as of December 31, 2017. Inteligo’s net loan portfolio represented 41.4% of its total assets as of December 31, 2018.

Portfolio Investments

Inteligo manages a proprietary portfolio primarily composed of medium-term investments in fixed-income securities. Inteligo’s investment team uses third-party funds as well as individual fixed income and equity securities. For 2018, revenues from Inteligo’s proprietary portfolio represented 10.8% of total revenue compared to 23.3% for 2017.

Inteligo’s investment portfolio as of March 31, 2019 totaled S/1,664.0 million, an increase of 16.8%, from S/1,424.5 million as of March 31, 2018. In addition, Inteligo’s investment portfolio represented 44.3% of total assets as March 31, 2019. Inteligo’s investment portfolio as of December 31, 2018 totaled S/1,620.3 million, an increase of 31.4%, from S/1,232.8 million as of December 31, 2017. In addition, Inteligo’s investment portfolio represented 42.5% of total assets as December 31, 2018.

The following tables show the composition of Inteligo’s portfolio by asset class as of the dates indicated.

Investments by Asset Class

	As of March 31,
	2019	2018
	(S/ in millions)
Asset Class
Fixed income	479.9	292.1
Equity	159.4	187.6
Managed accounts (Fixed income)	268.2	397.2
Mutual funds & investment funds	756.4	547.7

Total	1,664.0	1,424.5

	As of December 31,
	2018	2017
	(S/ in millions)
Asset Class
Fixed income	427.4	250.6
Equity	169.6	136.7
Managed accounts (Fixed income)	301.5	398.0
Mutual funds & investment funds	721.8	447.5

Total	1,620.3	1,232.8

The following tables present a breakdown of Inteligo’s investment portfolio by maturity as of the dates indicated.

Investments by Maturity

	As of March 31,
	2019	2018
	(S/ in millions)
Maturity
0-5 years	399.6	466.0
6-10 years	252.1	86.6
11+ years	83.1	94.9
No maturity (1)	929.2	777.1

Total	1,664.0	1,424.5

(1)	Mutual Funds, equity and private equity investments.

	As of December 31,
	2018	2017
	(S/ in millions)
Maturity
0-5 years	381.0	405.7
6-10 years	223.9	119.3
11+ years	87.7	105.9
No maturity (1)	927.7	602.0

Total	1,620.3	1,232.8

(1)	Mutual Funds, equity and private equity investments.

Inteligo’s successful strategy is reflected by the strong growth of its assets under management which had a CAGR of 11.8% between December 31, 2014 and December 31, 2018, surpassing Peru’s GDP growth. For the three months ended March 31, 2019, Inteligo’s growth in assets under management was 9.7% compared to the corresponding period in 2018. For the year ended December 31, 2018, Inteligo’s growth in assets under management was 8.4% compared to 2017.

The following table shows the composition of Inteligo’s assets under management by asset class as of the dates indicated.

Assets under Management by Asset Class

	As of March 31,
	2019	2018
	(S/ in millions)
Asset Class
Fixed income	8,357	7,930
Equity	8,050	6,994
Alternative investments	1,362	1,286

Total	17,769	16,210

Assets under Management by Asset Class

	As of December 31,
	2018	2017
	(S/ in millions)
Asset Class
Fixed income	8,319	7,944
Equity	7,822	6,913
Alternative investments	1,451	1,373

Total	17,593	16,230

Furthermore, the following chart shows Inteligo’s assets under management, deposits and the GDP growth multiplier for the periods indicated:

AuM + Deposits and GDP Growth Multiplier

(S/ million)

*	GDP Growth Multiplier is based on LTM growth.

Source: Inteligo’s financial statements and Inteligo’s information.

Inteligo’s net profit grew at a CAGR of 7.4% between December 31, 2014 and December 31, 2018, supported by strong fees on assets under management, which stood at 0.97% in 2018. For the three months ended March 31, 2019, Inteligo’s net profit increased 78.1% compared to the corresponding period in 2018. For the year ended December 31, 2018, Inteligo’s net profit decreased 0.8% compared to the corresponding period in 2017.

The following chart shows Inteligo’s net profit for the periods indicated.

Net Profit 2014 - March 2019

(S/ million)

The following chart shows Inteligo’s CAGR in revenues contribution from net interest margin and fee income between December 31, 2014 and March 31, 2019.

Net Interest Income and Fee Income 2014 - March 2019

(S/ million)

Market Segmentation

Inteligo Bank primarily focuses on individuals with investable assets in the range of U.S.$500,000 and U.S.$10 million, where Inteligo believes there is higher growth potential. Inteligo SAB and Interfondos focus on providing brokerage, mutual funds and financial planning services to individuals with investable assets under U.S.$500,000. Through the recently launched CERTIA, Inteligo expects to offer financial solutions to individuals with investable assets between U.S.$100,000 and U.S.$500,000 through an advisory platform leveraged by technology and self-servicing, while creating cross-selling opportunities with Interbank and Interseguro. As of March 31, 2019, Inteligo Bank, Inteligo SAB and Interfondos had approximately 2,100, 3,700 and 86,000 clients, respectively. As of December 31, 2018, Inteligo Bank, Inteligo SAB and Interfondos had approximately 2,100, 3,700 and 85,000 clients, respectively.

Inteligo’s strategy consists of establishing long-term relationships with its broad and profitable client base, segmenting its customers effectively and proactively providing financial advisory services. Inteligo’s committed advisory service, supported by a local investment team that possess extensive knowledge of its Peruvian clients’ preferences for financial products, and delivered through an experienced group of relationship managers is a key pillar of Inteligo’s success. Inteligo’s position further benefits from its leading brokerage operation in Peru through Inteligo SAB, an important mutual fund manager in Peru, Interfondos, and from being a part of one of Peru’s leading economic groups.

Financial Advisory Team

Inteligo serves its customers through its advisory team of approximately 64 people. Through its relationship managers, Inteligo establishes strong client relationships which result in a loyal and growing customer base. Inteligo’s experienced relationship managers team has acquired specialized product knowledge and deep understanding of its customers’ needs.

Information Technology Unit

Inteligo’s IT unit is responsible for managing its network infrastructure, telecommunications and computer systems. The unit is also responsible for developing and evaluating in-house technologies and third-party software solutions.

Inteligo Bank has implemented a new core system to support its rapidly expanding operations. As of March 31, 2019, December 31, 2018 and December 31, 2017, Inteligo Bank has invested S/1.0 million, S/7.4 million and S/2.6 million, respectively, in the development of its technology platform, which will allow it to leverage its existing CRM platform and develop stronger business intelligence capabilities. Neither Inteligo SAB nor Interfondos has made significant investment in IT during 2018.

Employees

As of March 31, 2019, Inteligo and its subsidiaries had 284 employees, which included officers and administrative staff, as well as commercial representatives. Inteligo’s senior management is located in Peru. Inteligo’s and its subsidiaries’ employees are not unionized, are not a party to any collective bargaining agreement and have never been involved in a strike or work stoppage.

Inteligo is committed to maintaining low employee turnover and a high level of employee satisfaction. Inteligo SAB first participated in the Great Place to Work Institute survey in 2011, and has since then been ranked among the top ten companies in its category (companies with 30 to 250 employees) in Peru, except for 2016 when it ranked 11. Inteligo Bank’s branch in Panama first participated in the Great Place to Work Institute survey in 2014 and since 2015 has been ranked among the top ten companies in its category (companies with 30 to 250 employees) in Panama.

Facilities

Inteligo had six offices as of March 31, 2019. Inteligo owns its branch in Panama and leases the rest of the facilities where it operates. Inteligo Bank’s registered headquarters are located at Inteligo Bank — Seventeen Shop

Building, First Floor, Collins Avenue & Fourth Terrace, Centreville, Nassau, The Bahamas. Inteligo SAB’s registered headquarters are located at Inteligo SAB — Av. Rivera Navarrete 501, San Isidro, Lima, Peru. Interfondos’ registered headquarters are located at Interfondos — Av. Carlos Villaran 140, Sixth Floor, La Victoria, Lima, Peru.

Legal Proceedings

We are not involved in any legal or arbitration proceedings which could have a material adverse effect on our financial position.

Interbank is involved in a number of legal proceedings in the ordinary course of its banking activities. Interbank is also a party to a number of legal proceedings related to labor disputes with former employees and tax disputes with the tax authority.

Interseguro is routinely involved in legal or arbitration proceedings with respect to liabilities that are the subject of policy claims. These liabilities are taken into account in setting Interseguro’s technical reserves.

Inteligo Bank is involved in legal proceedings in the ordinary course of its banking operations. Inteligo Bank has been named as a defendant in the following litigation matters:

•	A lawsuit filed on September 2, 2010 by the liquidators of Fairfield Sentry Limited (“Fairfield”).

•	A lawsuit filed on October 6, 2011 by Irving Picard, the Trustee for Bernard L. Madoff Investment Securities LLC (“BLMIS”).

These lawsuits seek the return of approximately U.S.$11 million in redemption payments received by Inteligo Bank in connection with investments in Fairfield, a BLMIS feeder fund.

On February 25, 2019 the Court ruled against Inteligo Bank in the Picard lawsuit. Inteligo Bank, together with other defendants, are working on a joint petition for certiorari, which will seek U.S. Supreme Court review of such ruling. On May 2, 2019, the U.S. Court of Appeals for the Second Circuit granted the motion filed by defendants, including Inteligo Bank Ltd. to stay issuance of its mandate in the appeal pending the U.S. Supreme Court’s decision on defendants’ forthcoming petition for certiorari.

A motion to dismiss the Fairfield liquidators’ lawsuit was filed on January 13, 2017 and supporting documents were submitted to the Court in February 2018 as well. On December 6, 2018, the Court granted the motion to dismiss with some specific exceptions. Inteligo Bank filed a motion to dismiss the pending petitions and on April 2, 2019, the bankruptcy court issued an order that established a briefing schedule for the motion to address whether the liquidators’ remaining claims should also be dismissed. On May 2, 2019, the liquidators filed a notice of appeal with the Bankruptcy Court, reflecting their intention to appeal the Bankruptcy Court’s dismissal of certain claims against Inteligo Bank Ltd.

Ethics and Corporate Compliance

IFS is firmly committed to promoting and ensuring a compliance culture within its subsidiaries, with the purpose of reaching the highest standards of integrity and ethical behavior throughout its organizations. As a result, IFS has developed a Corporate Compliance Policy based on international best practices.

The aim of the compliance program is to have effective internal controls to prevent, detect and report inappropriate behaviors, comply with laws and regulations and maintain a sustainable business. In addition, this program complements corrective actions for inappropriate conducts and reinforces the compliance policies through e-learning and ad hoc training including international best practices adopted by the group.

The Compliance Program has a risk-based approach, which focuses on reducing the level of exposure to economic sanctions or other penalties that could negatively impact our reputation. This program includes the following policies:

Anti-Money Laundering / Counter Financing of Terrorism (AML/CFT)

IFS’ subsidiaries have implemented a risk-based AML/CFT Program.

The following are the principal laws and regulations regarding AML/CTF.

Peru:

•	Law 26702, General Law of the Financial and Insurance System.

•	Law 27693 (April 2002), Law Establishing Law Establishing the Financial Intelligence Unit (Unidad de Inteligencia Financiera or “UIF”).

•	Law 29038 (April 2007), Law incorporating the UIF into the SBS.

•

Res. SBS N° 3862-2016, Mechanisms and procedures in order for the UIF to freeze funds and assets of persons or entities linked to terrorism and financing of terrorism, as well as those linked to the proliferation of weapons of mass destruction and their financing identified within the framework of UN Security Council resolutions, and which issue other provisions.

•	Res. SBS No. 2660-2015, Risk Management Regulation related to Anti-Money Laundering and Terrorist Financing.

•	Res. SBS N° 4349-2016, Guidelines for politically exposed person clients regarding prevention of AML/CFT.

•	Res. SBS N° 4705-2017, Modification of the regulation regarding risk management of AML/CFT (Res. SBS N° 2660-2015).

Bahamas:

•	Central Bank of The Bahamas, Guidelines for Licensees on the Prevention of Money Laundering, Countering the Financing of Terrorism and Proliferation Financing (August 2018).

Panama:

•	Superintendencia de Bancos de Panamá, Agreement 10-2015 and modifications 1-2017 and 13-2018.

The subsidiaries have implemented their procedures in line with IFS policy and its local regulation, approved by the Board and review on an annual basis at minimum, which includes:

•	Anti-Money Laundering policy and procedures.

•	Client Identification Program (CIP), Know Your Customer (KYC) and due diligence procedures.

•	Know your employee policy.

•

Monitoring based on the client’s risk assessment. AML transaction monitoring system identifies unusual transactions and suspicious activities of our clients. This process may result in reporting to regulators and/or local authorities.

•	Compliance Officer reporting directly to the board of directors to ensure independence.

The KYC risk-based program includes:

•	CIP program including ultimate beneficial owner information.

•	Customer due diligence.

•	Enhanced due diligence for high risk clients.

•	Ongoing visits and call logs.

•	OFAC and Sanctions program.

AML controls includes:

•

High risk customers are subject to annual review by our front office, top management and/or compliance team. This annual review includes but is not limited to transaction monitoring, adverse media, sanctions screening, supporting documents, and on-site visits.

•	Monitoring automated system based on AML risk assessment.

•

All employees are required to attend or take AML training on an annual basis; our front office must have a customized and/or face to face training and mandatory technical AML training for all compliance team members.

•	Sanctions program.

•	Quarterly reports to board of directors.

Anti-Bribery and Anti-Corruption Program

IFS is committed to conducting its business in accordance with applicable laws, rules and regulations and with the highest ethical standards.

Our anti-bribery and anti-corruption program contains policies and procedures that comply with the anticorruption laws and regulations including policies regarding government officials and other stakeholders. This program includes roles and responsibilities, guidelines, gift policy, conflict of interest, violations reports and sanctions.

In line with this policy, we comply with the following anticorruption Peruvian laws:

•	Law 30424 and Supreme Decree 002-2019-JUS: regulates the sanctions imposed on entities relating to the corruption of foreign officials.

•	DL 1352: regulates corruption of national officials, money laundering and counter terrorism financing.

•	Law 30835: establishes collusion and influence peddling.

•	DL 1385: includes administrative and economic sanctions imposed on the private sector for failure to comply with anticorruption laws.

Additionally, this policy takes into consideration the following:

•	Foreign Corrupt Practices Act (FCPA).

•	UK Bribery Act.

•	ISO 37001 Anti-bribery management systems.

Insider Trading

Stock market rules and regulations applicable to publicly listed companies generally seek to ensure that all investors in a company have timely and equal access to information concerning the company when making a decision to buy, hold or sell its securities.

The policy includes regulation SMV No. 005-2012, which regulates market abuse, inadequate use of privilege information and market manipulation.

The purpose of the policy and procedures on insider trading is to define the restrictions and procedures applicable to the purchase and/or sale of securities of the group by persons having access to privileged information. The Insider Trading Policy has been developed to guide IFS and its employees in avoiding any risk of violating securities laws or any applicable exchange regulations.

Consumer Data Privacy Program

IFS is committed to the protection of personal data. Accordingly, we implemented a consumer data privacy policy to:

•

ensure that the processing of personal data is carried out in accordance with the purpose for which it has been provided, with the expressed consent of the clients and in accordance with the local laws and regulations.

•	protect the security and confidentiality of personal data provided to IFS subsidiaries, maintaining confidentiality and information security.

The legal framework includes Law No. 29733 Consumer Data Privacy Program and DS No. 003-2013.

FATCA and Dodd Frank

FATCA

IFS and its subsidiaries are FATCA compliant and their classification is Reporting Model 1. Intercorp is the lead of the Expanded Affiliated Group (EAG).

Dodd Frank

Being a counterpart of U.S. banks for operations with derivatives, IFS must adhere to the Dodd Frank Protocol. Such requirements include the settlement of certain operations through a clearing house and adherence to the International Swaps and Derivatives Association (ISDA) standards in order to comply, where applicable, with Dodd Frank regulations.

Whistleblower Hotline

Interbank implemented a whistleblower hotline where unethical behavior may be reported. In addition, any stakeholder is able to report violations to legislation, regulation and/or violation of internal policies. These behaviors can be reported through the web portal, e-mail, phone call and/or anonymously.

Training

Compliance training is mandatory for all employees. In addition, the first line of defense in each subsidiary and members of the compliance team are required to take additional customized training.

RISK MANAGEMENT

Our goal is to attain sustainable long term growth, through a balance between risk policies and profitability. As a result, our senior management places great emphasis on risk management.

In order to manage the risks described below, we have a specialized risk management structure, measurement systems and mitigation and remediation processes in place for each of our business segments. We incorporate analytics into our decision-making process and make use of tools and methodologies that allow us to identify and manage risk efficiently.

Organizational Management Structure

Board of Directors

Our board of directors and the board of directors at each of our subsidiaries (Interbank, Interseguro and Inteligo) is responsible for establishing an appropriate and integrated risk management system and for promoting an internal environment that facilitates the board of directors’ supervision and risk management control. The board of directors is continuously informed about the degree of exposure of the diverse risks managed by each subsidiary and inherent to their businesses.

The boards of directors of Interbank, Interseguro and Inteligo Bank have created several specialized committees to which they have delegated specific tasks in order to enhance risk management and internal control. We list below the main committees established by the boards of directors of our subsidiaries.

Comprehensive Risk Management Committee and Risk Committee

At Interbank, the Integral Risk Management Committee is a corporate body created by resolution of the board of directors. It is responsible for approving the policies and organization of the comprehensive risk management system, as well as any amendments to said policies. The Integral Risk Management Committee defines the risk appetite and level of tolerance that each subsidiary is willing to take in its business and the actions needed to implement the required corrective measures necessary to maintain adequate levels of risk tolerance. The Integral Risk Management Committee is comprised of two members of the board of directors, the Chief Executive Officer and the Vice-Presidents. The committee reports monthly to the board of directors the main issues it has discussed and the agreements adopted in the previous meeting.

In the case of Inteligo Bank, the Integral Risk Management Committee is comprised of at least two members of the board of directors, one of which must be independent (as defined pursuant to the Bahamian regulation), the Chief Executive Officer and the Risk Officer. The Committee reports quarterly to the board of directors the main issues it has discussed and the agreements adopted in the previous meeting.

Instead of an Integral Risk Management Committee, Interseguro has a Risk Committee, which is a corporate body created by board of directors resolution responsible for defining risk limits for Interseguro’s business, approving risk policies and approving required corrective measures necessary to maintain adequate levels of risk tolerance. The Risk Committee is comprised of three board members and the Chief Executive Officer.

Audit Committee

Our audit committee complies with the criteria set forth under our “Audit Committee Charter,” the rules of the NYSE and Rule 10A-3(b)(1) of the Exchange Act, each as applicable to foreign private issuers and taking into account applicable transition periods. Our audit committee consists of three directors, all of whom are financially literate and one of whom is a financial expert. Two of the audit committee members are independent.

Assets and Liabilities Committee

The Assets and Liabilities Committee (“ALCO”) is a corporate body created by resolution of the board of directors of Interbank and Inteligo.

At Interbank, ALCO’s main purpose is to manage the structure of Interbank’s financial position considering its profitability and risk targets. ALCO is also responsible for the proposition of new products or operations that contain components of market risk. Additionally, it is the communication channel with the units that generate market risks. ALCO meets monthly and is comprised of the Chief Executive Officer, the Vice Presidents of Risks, Channel of Distribution, Retail, Operations, Commercial, Finance and Capital Markets and the Manager of Treasury/Position Desk.

Inteligo Bank holds positions that are not actively traded, but are part of its assets and liabilities. These positions include a loan portfolio, customer deposits and bank loans. These positions are also exposed to interest rate risk, exchange rate risk and liquidity risk. The main purpose of ALCO at Inteligo Bank is to manage its financial position, considering its profitability and risk targets. ALCO meets quarterly and is comprised of at least two board members, one of which must be independent (as defined pursuant to Bahamian regulations), the Chief Executive Officer and the Risk Officer.

At Interseguro, the functions of the ALCO committee are assumed by the Investment Committee.

Investment Committee

The Investment Committee is responsible for approving the limits of each security or real estate which could be included in Interseguro’s investment portfolio. This Committee is comprised of several members of the board, the Chief Executive Officer and the Vice President of Investments. The risk management unit manager also participates as an advisor.

Inteligo Bank created an Investment Committee in 2017. The Investment Committee is responsible for reviewing and approving the strategy of Inteligo Bank’s investment portfolio and approving new investment products. The Investment Committee meets quarterly and is comprised of one board member, the Chief Executive Officer, the Chief Financial Officer and the Risk Officer.

Internal Audit

At our segments level, the Internal Audit Division reports to the board of directors at each subsidiary. It supports the Company in meeting its objectives through the application of a systemic and disciplined approach to assess and enhance the efficiency of its governance processes, risk management and control processes.

Banking Segment

Main Types of Risks

The main types of risk inherent in Interbank’s businesses are credit, market, foreign exchange, liquidity and operational risk.

•	Credit risk: probability of loss due to inability or lack of willingness to pay by debtors, counterparts or third parties bound by contractual obligations.

•

Market risk: probability of loss in positions on and off-balance sheets derived from variations in market conditions. It generally includes the following risk types: exchange rate, fair value by interest rate type and price, among others.

•	Foreign exchange risk: probability of loss due to exchange rate fluctuations.

•	Liquidity risk: potential inability to meet contractual and contingent obligations, both on- or off-balance sheet, as they come due.

•	Operational risk: probability of loss due to inadequate processes, personnel and information technology failures, or external events.

In order to manage the above risks, Interbank has a specialized risk management structure, measurement systems and mitigation and remediation processes. It uses different models and rating tools at the client or product level to manage risks. These tools measure and value the risk with a prospective vision, thus allowing the organization to make better risk decisions in the different stages or life cycle of each loan.

These tools are continuously monitored and periodically validated to ensure that appropriate levels of prediction and performance are being maintained and to take corrective action or make adjustments to the models when needed.

The risk management indicators are continuously reviewed and assessed to identify possible deviations in risk profile with respect to the established risk appetite and apply timely corrective actions as needed. This information is submitted to the Risk Management Committee monthly and to the board of directors periodically.

Credit Risk

The main risk Interbank must manage is credit risk. In order to mitigate exposure to credit risk and provide adequate risk coverage, Interbank has established the following measures, among others:

•	policies, procedures, methodologies, models and parameters to identify, measure, control and report credit risk;

•

review and assessment of credit risk through specialized units of risk screening, which are independent from Interbank’s Commercial Division, and which assess credit risk prior to loan approvals or prior to the acquisition of specific investments;

•	timely monitoring and tracking of credit risk and maintenance of pre-defined tolerance levels;

•

compliance with regulatory limits and establishment of internal limits to minimize exposure to debtors and counterparties, such as those related to sector concentration (for loans), by issuer, credit rating and liquidity;

•	procedures for the management of loan guarantees.

Additionally, as part of the risk management system, in certain circumstances Interbank uses derivative financial instruments to mitigate the risk exposure which arises from the variations in interest rates and exchange rates.

Interbank also uses different models and rating tools for each type of client and/or product. Interbank constantly monitors and reviews these tools to ensure that adequate levels of prediction and performance are maintained and if necessary, to make adjustments or take corrective measures.

Through its policies and procedures, Interbank establishes the patterns and mechanisms needed to prevent excessive risk concentration and maintain a diversified portfolio.

Interbank manages its credit risk by means of three main processes: underwriting, monitoring and recovery. These processes are applied accordingly in different business lines.

The underwriting process is fundamentally based on comprehensive knowledge of the client and their economic activity and evaluating their repayment capacity, solvency and credit history. This process uses risk management methodologies and tools, which measures and assesses the quality of the risk to be granted, based on models and automatic rating systems for the admission of credits.

The monitoring process is used for early detection of credit risk to identify clients with potential risks that would affect their ability to pay which can possibly impact the debtor’s credit development. This process uses an integrated system of alerts, which is used to determine whether immediate actions need to be taken. Actions include preventative, corrective or follow-up measures. This process utilizes systems, models and guidelines to assess the evolution of the debtor’s detected risks and determine their management for standardization or collection.

The recovery process is carried out through a set of coordinated actions for the appropriate and timely recovery of the loans, which aim to minimize losses in exposures with a high credit risk.

Commercial Banking

The following table presents the approval levels required for commercial loan applications at Interbank.

Approval requirement	Amount	Executive required to be present at committee meeting	Minimum quorum
Interbank related companies credit committee	Any transaction with related companies	Director	3
Director credit committee	According to business segment and statistical rating situation Corporate Banking -With updated statistical rating AAA-greater than U.S.$50,000,000 BBB-greater than U.S.$40,000,000 CCC-greater than U.S.$30,000,000 -Without statistical rating updated Greater than U.S.$30,000,000 Medium-sized Banking, Institutional Banking and Real Estate Business Greater than U.S.$30,000,000	Two Directors and CEO	3
Central credit committee	According to business segment and statistical rating situation Corporate Banking -With statistical rating updated AAA-up to U.S.$50,000,000 BBB-up to U.S.$40,000,000 CCC – up to U.S.$30,000,000 -Without statistical rating updated Up to U.S.$30,000,000 Medium-sized Banking, Institutional Banking and Real Estate Business Greater than U.S.$30,000,000	CEO and VP of Risk Management	3

Approval requirement	Amount	Executive required to be present at committee meeting	Minimum quorum
Executive credit committee	According to business segment and statistical rating situation Corporate Banking AAA-up to U.S.$25,000,000 BBB-up to U.S.$20,000,000 CCC-up to U.S.$15,000,000 -Without statistical rating updated Up to U.S.$15,000,000 Medium-sized Banking, Institutional Banking and Real Estate Business Up to U.S.$15,000,000	VP of Risk Management, VP Business and Other VP	3

Credit approval is determined by the applicant’s repayment ability, which is defined primarily by their cash flow and credit history. The decision whether or not to approve an extension of credit takes into account the applicant’s economic environment, its ability to meet its obligations, collateral, management and the credit ratings assigned to the applicant by other companies of the financial system.

In order to rate credit risk within the commercial portfolio, Interbank uses a credit risk management system, the Statistical Rating System. This system measures credit risk by classifying companies based on their expected default probability, without taking into account the facility’s amount, loan conditions or collateral. The Statistical Rating System is supported by a statistical model that predicts default probability from historical default data, based on the company’s qualitative information, financial performance and internal and external credit behavior. Currently, the system is designed to rate companies from our commercial banking business line with at least S/5.0 million in annual sales.

For listed companies, real estate developers, financial institutions, insurance companies or government entities, Interbank uses the Weighted Rating System. This methodology considers six different areas: (1) product, demand and industry; (2) shareholders and management; (3) access to credit; (4) profitability; (5) generation of resources; and (6) solvency. The final rating is the weighted sum of these areas.

The Watchlist System monitors clients that have risk potential that needs to be addressed. Based on internal and external alerts, historical financial data and client behavior and market conditions, clients are classified into one of four categories: (1) surveillance; (2) guarantee (increase collateral), (3) reduce exposure and (4) exit or collect.

The Non-Performing Assets Monitoring System monitors the status of non-performing loans and defines categories and related strategies. This system allows Interbank to focus recovery efforts on those loans which do not have a well-defined recovery strategy and also permits periodic evaluations of outstanding loans that already have a recovery plan in order to take timely corrective action. The recovery portfolio is divided into refinanced credit, judicial recoveries and restructured credit.

Credit risk management includes strategies related to proper recovery of defaulted loans. Depending on whether the recovery strategy is based upon the client’s cash flow or collateral foreclosure, loans are assigned to the recovery division. This division has two units, special credit and judicial recovery. Judicial recovery may include the sale of recovered or foreclosed assets, which are managed by the asset sales unit that is in charge of selling these assets.

Small Business Banking

The following table presents the approval levels required for small business banking loan applications by principal amount in U.S. dollars.

Approval levels	Amount
Vice President of Risk Management	Over U.S.$308,000
Risk Manager	Up to U.S.$308,000
Risk Assistant manager	Up to U.S.$180,000
Zonal Risk Officer	Up to U.S.$105,000
Master Risk Analyst	Up to U.S.$60,300
Senior Risk Analyst	Up to U.S.$45,000
Risk Analyst	Up to U.S.$14,500

In small business banking, credit approval is determined by the applicant’s repayment ability, which is in turn determined primarily by the applicant’s cash flow and credit history. Approvals of loans depend on the applicant’s economic conditions, its ability to meet its obligations, collateral, management and the credit ratings assigned by a scoring system applied to new and current clients.

An independent unit is responsible for ensuring proper compliance with risk policies, the methodologies applied in the evaluation of creditors and the performance of scoring models and ensuring that the quality of the portfolio does not exceed risk limits. These functions are based on the analysis of development trends and evolutions in the portfolio through monitoring and controlling risk and early detection of any situation that may increase the risk of the customer base of small size-companies.

Interbank has developed specific risk management tools to respond efficiently to new schemes and constraints that arise in the market for small business banking. Interbank refers to these tools as the Small Business Banking Management and Monitoring Process, which consist of:

•	Scoring Small Banking Enterprises: is an analysis tool in the credit evaluation process aimed at reducing risk rates and process times and assigning a score to the credit proposal evaluated.

•	Indebted Customers Methodology Small Business Banking: identifies customers who have high leverage exposure.

•

Special Surveillance Portfolio: monitors the customer’s credit historical behavior using a series of variables that identify, measure and separate the portfolio, determining the customer’s level of risk, while suggesting actions to take, preventive measures and/or commercial incentives.

•

Field Audit and Monitoring: is used to assess quality by selecting samples of credit loans granted and poor performing portfolios and reviewing supporting documentation, with a final risk report presentation.

During collection of early stage (1-90 days) due loans in small banking, Interbank uses collection scores that allow Interbank to define the collection strategy: phone collection, text message collection, mail or personal collection.

Recovery in small business banking occurs in two phases. Early collection is based on and supported by commercial account officers for the first 90 days. During this time, a customer in default is contacted and recovery efforts are made in the form of letters, telephone calls and direct negotiations. The recovery process is also supported by admission risk officers. After the first 90 days, the defaulted loan is transferred to the Recovery Unit.

Retail Banking

The following table presents the approval levels required for retail loan applications by principal amount in U.S. dollars. Approval levels also vary according to product.

	Products
	Credit Card	Personal Loans				Automobile	Mortgage
		Cash Credit	Pay-roll Loans	Pay-roll Loans for Diplomats	With collateral
Approval Levels	Amount
Vice President Risk Management	Greater than 39,180	Greater than 54,250	Greater than 54,250	Greater than 45,208	Greater than 120,555	Greater than 70,000	Greater than 800,000
Central Manager	39,180	54,250	54,250	—	—	70,000	800,000
Risk Manager	30,139	45,208	45,208	45,208	120,555	60,000	600,000
Risk Assistant Manager	22,604	30,139	36,166	27,125	72,333	50,000	450,000
Risk Officer	18,083	24,111	30,139	27,125	54,250	40,000	300,000
Senior Risk Analyst	13,562	18,083	21,097	18,083	36,166	30,000	200,000
Risk Analyst	7,836	13,562	15,069	9,042	18,083	25,000	100,000
Junior Risk Analyst	3,617	7,535	10,549	6,028	12,055	16,000	50,000
Risk Evaluator	1,808	4,521	7,535	4,521	9,042	12,000

The approval process in retail banking is supported by world class tools, a workflow that includes a parameterized decision making system, including risk policies and limits, as well as statistical models for all main retail banking products: credit cards, payroll deduction loans, mortgages and consumer loans.

In retail banking, credit approval is determined by the applicant’s repayment ability and credit history based on the applicant’s monthly net profit and risk profile. An independent unit is responsible for monitoring the performance of the customer’s portfolio, identifying and controlling risk across the customer’s life cycle, keeping track of the performance of credit policies at originations and behavior in customer management and collections. For this purpose, Interbank uses data mining and cluster analysis, stress testing for likelihood of defaults, vintage and roll rate analysis and credit risk scoring.

During collection of early stage (1-90 days) due loans in retail banking, Interbank uses collection scores that allow it to choose the appropriate collection strategy: phone collection, text message collection, mail or personal collection.

Unpaid debts with a 90 day stay are deemed defaulted loans. Depending on whether the recovery strategy is based on the client’s cash flow or collateral foreclosure, loans are assigned to Interbank’s recovery division. The recovery division has two units, pre-judicial and judicial stage of recovery. During the judicial stage of recovery, accounts are assigned to recovery attorneys. Recovery may include the sale of foreclosed assets.

Defaulted loans that are 100% accounted for under loan loss reserves are written-off and managed through external judicial recovery.

Collections and recoveries are undertaken through advanced collection systems from world class suppliers and predictive dialers. The recovery portfolio is segmented into various groups that are divided according to the specific phase of the recovery process. Collections and recovery efforts are made by letters, SMS text messages, IVR (Interactive Voice Response), telephone and personal contact with the customer.

Market Risk

Market risk is the probability of loss due to variations in financial market conditions. The main variations to which Interbank is exposed are: exchange rates, interest rates and prices. Said variations can affect the value of financial assets and liabilities.

Interbank separates exposures to market risk into two blocks: (i) trading book, which comprises positions in liquid investments, and (ii) banking book, which comprises banking assets and liabilities inherent to the intermediation business whose market risk exposure stems from the changes in the portfolio’s structural positions.

Trading Book

In order to control and monitor the risks arising from the volatility of risk factors, Interbank has established maximum exposure limits by currency, investment type, Value-at-Risk (VaR) and tolerance to expected maximum loss (Stop Loss), which are monitored on a daily basis. Likewise, reports from the Integral Risk Management Committee and ALCO are submitted regularly to Interbank’s board of directors.

The validity of VaR calculation is proven through a back-testing proof, which uses historical data to ensure that the model adequately estimates potential losses. Additionally, it calculates risk factor sensitivity, which shows potential portfolio losses resulting from interest rate shocks, exchange rate shocks and price shocks, among others.

As of March 31, 2019, December 31, 2018 and December 2017, Interbank’s VaR calculated for its trading book, classified by type of risk, was as follows:

	March 31, 2019	December 31, 2018	December 31, 2017	Change
Type of risk	(S/ in millions)			Mar 19 / Dec 18	Dec 18 / Dec 17
Exchange rate	6.2	5.6	4.6	0.6	0.9
Interest rate	2.1	2.4	0.6	(0.2)	1.7
Price	—	—	—	—	—
Diversification effect	(1.3)	(1.7)	(0.7)	0.4	(1.0)

Total	7.0	6.2	4.5	0.8	1.7

Interbank´s VaR slightly increased from S/6.2 million to S/7.0 million, mainly due to larger net exposure in derivatives which increased from S/1,424.5 million in 2018 to S/1,672.2 million on March 31, 2019.

Interbank´s VaR increased S/1.7 million during 2018, from S/4.5 million to S/6.2 million, as a consequence of a larger net exposure in derivatives, from S/814.6 million to S/1,424.5 million, mainly in foreign exchange related products.

For the periods presented Interbank did not have back-testing exceptions.

Banking Book

Interbank also holds positions that are not actively traded. These positions include all loan placements and funds raised through Interbank’s intermediation business, as well as certain investments that are not deemed trading.

Interest Rate Risk

Interest rates continuously fluctuate on the market. These fluctuations affect Interbank in two ways: first, through the change in the valuation of assets and liabilities; and second, though cash flows at repricing. The variation in the valuation of assets and liabilities is increasingly sensitive as the term at which the asset or liability repricing increases. This process consists of the assessment of the repricing periods. On the other side, cash flows are affected when the instruments reach maturity, given that they are invested or placed at the new market interest rates.

The interest rate risk tracking is reported to the Integral Risk Management Committee, as well as the ALCO. The Integral Risk Management Committee approves the various limits applicable to the management of financial instruments. The tracking process is performed by the Division of Market Risk.

Repricing Gap

An analysis of repricing gaps is performed in order to determine the impact of interest rate movements on the valuation of assets and liabilities into different time gaps.

The following tables summarize Interbank’s exposure to interest rate risks. Financial instruments are presented at book value, classified by the period of the contract’s interest rate repricing or maturity date, whichever occurs first:

	Repricing Gap at March 31, 2019
	1 - Month	1-3 Months	3 Months - 1 Years	1 Year - 3 Years	3 Year - 5 Years	Over 5 years	Past-due loans / Equities	Banking
	(S/ in millions)
Assets
Cash due from banks (1)	6,367.6	358.2	412.8	—	—	—	2,079.3	9,217.9
Instruments measured at fair value through other comprehensive income	311.2	167.6	1,383.2	500.5	396.0	580.5	301.6	3,640.6
Investments at amortized cost	—	—	11.2	—	658.5	1,179.1	—	1,848.7
Loans, net of unearned income	3,965.0	4,087.7	6,084.4	8,827.8	5,083.8	4,664.5	842,7	33,555.9

Total	10,643.9	4,613.5	7,891.6	9,328.3	6,138.3	6,424.0	3,223.6	48,263.1

Liabilities
Deposits and obligations (1)	20,408.9	1,381.3	3,807.5	663.6	49.7	120.3	6,237.0	32,668.2
Due to banks and correspondents	316.9	654.6	946.1	446.1	221.5	820.8	—	3,406.1
Bonds, notes and other obligations	361.0	6.3	219.8	1,948.6	3,075.2	—	—	5,610.9

Total	21,086.9	2,042.2	4,973.4	3,058.3	3,346.4	941.1	6,237.0	41,685.3

Marginal gap	(10,443.0)	2,571.3	2,918.2	6,270.0	2,791.8	5,482.9	(3,013.4)	6,577.8
Accumulated gap	(10,443.0)	(7,871.7)	(4,953.5)	1,316.5	4,108.4	9,591.2	6,577.8	—

	Repricing Gap at December 31, 2018
	1 - Month	1-3 Months	3 Months - 1 Years	1 Year - 3 Years	3 Year - 5 Years	Over 5 years	Past-due loans / Equities	Banking
	(S/ in millions)
Assets
Cash due from banks (1)	4,259.3	825.3	375.1	—	—	—	—	5,459.7
Instruments measured at fair value through other comprehensive income	361.4	511.3	931.3	552.6	523.2	723.5	283.2	3,886.6
Investments at amortized cost	—	40.1	—	190.5	471.0	1,182.5	—	1,884.1
Loans, net of unearned income	4,009.7	3,532.1	6,359.3	8,521.2	4,963.4	4,549.8	813.9	32,749.5

Total	8,630.5	4,908.8	7,665.8	9,264.2	5,957.6	6,455.9	1,097.1	43,979.9

Liabilities
Deposits and obligations (1)	21,123.0	1,746.2	3,356.0	506.8	47.7	114.8	—	26,894.4
Due to banks and correspondents	386.7	1,194.2	894.3	461.1	224.1	808.3	—	3,968.8
Bonds, notes and other obligations	177.6	20.6	84.7	1,981.3	2,115.9	1,006.9	—	5,386.9

Total	21,687.3	2,961.0	4,335.0	2,949.2	2,387.7	1,930.0	0.0	36,250.1

Marginal gap	(13,056.9)	1,947.9	3,330.8	6,315.1	3,570.0	4,525.9	1,097.1	7,729.8
Accumulated gap	(13,056.9)	(11,109.0)	(7,778.2)	(1,463.2)	2,106.8	6,632.7	7,729.8	—

(1)	Includes inter-bank funds.

Foreign Exchange Risk

Foreign exchange rate risk is the risk due to exchange rates movements. Management sets limits on exposure levels by currency, and monitors them on a daily basis. Transactions in foreign currency are accounted for by using exchange rates prevailing on the market.

Interbank manages exchange rate risk by matching its assets and liabilities, overseeing the global exchange position on a daily basis. Interbank’s global foreign exchange position is equivalent to the result of long positions minus short positions in currencies different from the sol. The global foreign exchange position includes spot positions and derivative positions.

Liquidity Risk

Interbank’s liquidity risk arises from the potential inability to comply with financial obligations. This risk may arise as a result of diverse events such as the unexpected loss of funding sources or the inability to rapidly settle assets, among others.

Interbank takes short-term deposits and transforms them into longer-term loans, which also increases its exposure to liquidity risk. Interbank keeps a set of deposits that historically represent a stable funding source.

Interbank’s liquidity is managed by the Vice President of Capital Markets, which leads ALCO. Liquidity risk is overseen by the Integral Risk Management Committee, which defines the risk level that Interbank is willing to take and reviews the corresponding indicators, limits and controls.

Interbank has a set of indicators that establish minimum short-term liquidity and reflect several risk aspects, such as concentration, stability, position by currency, main depositors, etc. The Market Risk Division is responsible for tracking such indicators.

Interbank also assesses medium-term and long-term liquidity through a structural analysis of its funds inflows and outflows on diverse maturity terms. This process allows it to identify, for each currency, the funding sources, how liquidity needs increase and which terms are mismatched. For both assets and liabilities, Interbank makes assumptions for operations without specific maturity dates, including revolving loans and savings. These assumptions also include the estimated obligations arising from contingent liabilities such as guarantee letters or non-used credit lines. On the basis of this information, necessary actions are taken to maintain the target liquidity levels.

Operational Risk

Interbank has launched several initiatives to strengthen its risk culture, adopt international best practices in risk management, and lay the groundwork for adapting the New Capital Accord (Basel II) standard.

Interbank manages operational risk through a specialized unit that is guided by banking best-practices, including Basel II policies. The objectives of the operational risk unit are to:

•	reduce operational losses by identifying potential process risks;

•	identify operational risk in the development of new products;

•	manage control risk and self-assess critical processes; and

•	monitor and measure operational risk.

Interbank’s methodology is based on three tools for identifying and measuring risks that calculate the exposure level to risk and facilitate the decision-making process to mitigate exposures within certain limits of risk tolerance: (i) risks and controls self-assessment; (ii) collection of loss event; and (iii) risk indicators.

Insurance Segment

Interseguro has the following risk management objectives:

•	protect shareholder value by monitoring that exposure to probable losses does not exceed approved limits;

•	protect policyholders so that their rights will not be affected by losses that exceed the value of Interseguro’s equity;

•	support the decision making processes in Interseguro, by providing consistent, reliable and timely risk information; and

•	promote a successful company culture of risk awareness and informed risk-taking.

To this end, Interseguro uses tools and methodologies to identify and manage risk efficiently, incorporating analytics into its decision-making process.

Main Types of Risks

The main risks faced by Interseguro are actuarial risk, credit risk, market risk, interest rate risk, foreign exchange risk, liquidity risk, inflation risk and operational risk.

Actuarial Risk

As an insurance company, Interseguro is exposed to the risk that the assumptions it employs to price a particular insurance policy, such as the frequency of losses or the severity of losses may be incorrect. Flaws in these assumptions may lead to premium mispricing and the miscalculation of the amount of funds necessary to cover such insurance policy. Particularly, upon the sale of an annuity, Interseguro records a reserve that is calculated on the basis of an updated discount rate obtained by a matching adjustment methodology and mortality data.

Credit Risk

Interseguro holds a large portfolio of debt investments and fixed income securities and is therefore exposed to the risk that the issuer may default on its interest or principal payments. This risk is mitigated through a three step process. Initially, regulations established by the SBS (1) limit the types of investments Interseguro can make, (2) set minimum credit ratings that securities must have, and (3) limit Interseguro’s investments with respect to a single issuer. Secondly, Interseguro performs a careful analysis on the securities it purchases. Finally, Interseguro’s investment committee, which is comprised of both internal and independent members of its board of directors, is responsible for approving any new investment and periodically reviews Interseguro’s investment portfolio.

Market Risk

Interseguro is exposed to the risk that the value of its investments decreases due to changing market conditions. Market risk drivers include equity prices, interest rates and real estate prices. Interseguro manages this risk by setting limits on individual issuer concentration, on type and liquidity of assets and on deviations from the terms of the technical liabilities they should cover. The risk management unit regularly assesses market risk to verify its alignment to Interseguro’s risk appetite. This assessment includes VaR analysis, contribution and sensitivity analysis of each risk driver and stress tests in different extreme scenarios.

The VaR analysis is a statistical measurement that quantifies the maximum loss expected for the investment portfolio for a period of time and a determined significance level under normal market conditions. For VaR calculation Interseguro uses a historical simulation model, with a ten day period of time and a 99% significance level. The VaR is calculated for the entire market portfolio, and for market risk factors, such as interest rate, equity price and foreign exchange.

The validity of the VaR calculation is proven through back-testing, which uses historical data to ensure that the model adequately estimates the potential losses. Additionally, Interseguro employs sensitivity analysis to show potential portfolio losses derived from price, foreign currency and interest rate fluctuations.

As of March 31, 2019, December 31, 2018 and December 2017 Interseguro’s VaR calculated for its investment portfolio, classified by type of risk, was as follows:

	March 31, 2019	December 31, 2018	December 31, 2017	Change
Type of risk	(S/ in millions)			Mar 19 / Dec 18	Dec 18 / Dec 17
Exchange rate	(6.6)	(3.3)	2.1	(3.3)	(5.3)
Interest rate	185.2	172.0	497.4	13.1	(325.4)
Price	32.2	28.6	(1.5)	3.7	30.0
Diversification effect	2.9	2.6	1.8	0.2	0.8

Total	213.7	200.0	499.8	13.7	(299.9)

Between December 31, 2018 and March 31, 2019, the value of Interseguro’s investment portfolio in financial instruments increased by more than S/400 million, which also led to an increase in exposure to market risk represented by the VaR, principally in interest rate risk and price risk.

Due to the acquisition of Seguros Sura in November 2017 Interseguro’s portfolio increased considerably as of December 31, 2017; however the risk profile of debt investments was modified throughout 2018, causing a reduction in the VaR as of December 31, 2018, principally in interest rate risk and in minor effect price risk.

For the periods presented Interseguro did not have back-testing exceptions.

Interest Rate Risk

The following tables set forth all the assets and liabilities that are sensitive to interest rate movements. In addition to fixed income investments, Interseguro has almost no interest-bearing assets or liabilities. Consequently, the interest rate risk of Interseguro is already incorporated into the market risk of the portfolio.

	Repricing Gap at March 31, 2019
	1 - Month	1-3 Months	3 Months - 1 Year	1 Year - 3 Years	3 Years – 5 Years	Over 5 Years	Past-due loans / Equities	Insurance
	S/ in millions
Interest earning assets
Cash and due from banks	110.4	—	—	—	—	—	—	110.4
Instruments measured at fair value through other comprehensive income	63.1	113.0	798.1	1,936.6	2.027.0	4,840.5	625.2	10,403.5

Total interest earning assets	173.5	113.0	798.1	1,936.6	2.027.0	4,840.5	625.2	10,513.8

Interest bearing liabilities
Due to banks and correspondents	—	—	1.4	—	—	—	—	1.4
Bonds, notes and other obligations	—	20.9	8,459.5	—	—	1,161.3	—	9,641.7
Total interest bearing liabilities	—	20.9	8,460.9	—	—	1,161.3	—	9,643.1

Marginal gap	173.5	92.1	(7,662.8)	1,936.6	2,027.0	3,679.1	625.2	870.7
Accumulated gap	173.5	265.6	(7,397.2)	(5,460.6)	(3,433.6)	245.6	870.7	—

	Repricing Gap at December 31, 2018
	1 - Month	1-3 Months	3 Months - 1 Year	1 Year - 3 Years	3 Years – 5 Years	Over 5 Years	Past-due loans / Equities	Insurance
	S/ in millions
Interest earning assets
Cash and due from banks	86.2	—	—	—	—	—	—	86.2
Instruments measured at fair value through other comprehensive income	89.6	169.2	695.7	1,888.3	2,011.1	4,869.1	262.7	9,985.7

Total interest earning assets	175.8	169.2	695.7	1,888.3	2,011.1	4,869.1	262.7	10,071.9

Interest bearing liabilities
Bonds, notes and other obligations	—	172.1	851.2	—	—	—	—	1,023.2

Total interest bearing liabilities	—	172.1	851.2	—	—	—	—	1,023.2

Marginal gap	175.8	(2.9)	(155.4)	1,888.3	2,011.1	4,869.1	262.7	9,048.7
Accumulated gap	175.8	172.9	17.5	1,905.8	3,916.9	8,786.0	9,048.7	—

Foreign Exchange Risk

Interseguro has mainly assets and liabilities denominated in U.S. dollars. Interseguro manages its foreign exchange rate exposure by matching assets and liabilities by currency.

Liquidity Risk

Interseguro controls its liquidity needs in the short, medium and long term with the application of Asset Adequacy Tests. In simple terms, these are exercises in which the projected flows of the contracted annuities and insurance policies, are compared with the cash flows of the assets allocated for their coverage, and the present value of the surpluses, dynamically calculated, represents the level of liquidity adequacy of Interseguro.

Inflation Risk

Payments related to certain of Interseguro’s liabilities are adjusted for Peruvian inflation. Interseguro holds inflation-adjusted securities in its portfolio to offset this risk. Additionally, Interseguro holds a real estate investment portfolio that is naturally adjusted for inflation.

Operational Risk

Operational risk is defined as the possibility of losses due to inadequate processes, faulty personnel, information technology, or external events. To manage these risks, Interseguro uses tools for identification, evaluation and treatment of risks similar to the tools used by banks to comply with Basel II. The goals of these risk management tools may be summarized as follows:

•	reduce operational losses by identifying potential process risks;

•	identify operational risk in the development of new products;

•	manage control risk and self-assessment of critical processes; and

•	monitor and measure operational risk.

Wealth Management Segment

Inteligo’s risk management policies are guided by an emphasis on maintaining growth that is both sustainable, profitable and aligned to adequate levels of risk. In order to accomplish this, Inteligo has developed analytic tools and methodologies aiming to identify and manage risk efficiently. Inteligo monitors and reviews these tools to ensure that adequate levels of prediction and performance are maintained and, if necessary, to make adjustments or take corrective measures.

In order to manage the above risks, Inteligo has a specialized risk management structure, measurement systems and mitigation and coverage processes.

Inteligo uses different key risk indicators (“KRI”) to measure its exposure to risk factors. These KRI are continuously monitored and reviewed monthly by senior management and quarterly by the Integral Risk Management Committee and the board of directors to identify possible deviations from the stipulated risk appetite and apply timely corrective actions if needed.

Both credit and market risk are the main risks to be managed by Inteligo and, in order to mitigate its exposure and provide adequate risk coverage, it has established the following measures, among others:

•	policies, procedures, methodologies, and parameters aimed to identify, measure, control and report market and credit risk;

•	review and assessment of credit risk through a specialized risk department which is independent from the commercial unit and which assesses all credit risks prior to loan approvals;

•

compliance with regulatory limits and establishment of internal limits for concentration exposure to counterparties and financial instruments, such as concentration to industry, issuer, credit rating and type of investment; and

•	procedures for the management of loan guarantees.

Through these measures, Inteligo establishes the patterns and mechanisms needed to maintain a diversified portfolio and prevent excessive risk concentration.

Main Types of Risks

The main risks faced by Inteligo are credit risk, market risk, interest rate risk, foreign exchange risk, liquidity risk and operational risk.

Credit Risk

In our wealth management segment, only Inteligo Bank is exposed to credit risk. The substantial majority of loans we make are fully collateralized by time deposits or investment securities. Nevertheless, we have implemented strict credit risk management policies, which have contributed to the fact that in our entire history there has not been a non performing loan.

The following table presents the approval levels required for loan applications by total exposure amount in U.S. dollars.

Approval levels	Amount
Board of Directors	Over U.S.$20,000,000
Executive Committee	Up to U.S.$20,000,000
Credit Committee	Up to U.S.$10,000,000
Chief Executive Officer	Up to U.S.$3,000,000
Chief Operating Officer	Up to U.S.$1,000,000
Operations Manager	Up to U.S.$300,000

Credit approval is determined by the applicant’s repayment ability, which is determined primarily by the applicant’s credit history and cash flow generation for commercial loans or monthly net profit for retail loans. The decision whether or not to approve an extension of credit takes into account the applicant’s economic environment, its ability to meet its obligations, collateral, management and character. We developed a credit risk scorecard system in 2013, which classifies applicants based on several variables such as leverage ratio, debt service as a percentage of monthly income and collateral quality, among others.

The Risk Unit is responsible for periodical monitoring of our credit portfolio and early detection of possible deviations in the credit performance and financial condition of clients in order to maintain a healthy loan portfolio and take timely and necessary actions to reduce or avoid losses. To this end, the Risk Unit reviews Inteligo Bank’s loan portfolio on a monthly basis and calculates an expected credit loss according to internal models. Additionally, it is responsible for the regulatory classification of all bank customers and appropriate allocation of reserves.

Although Inteligo Bank has a recovery process for the collection of unpaid loans, there has not been a non-performing or defaulted loan.

Market Risk

Market risk is the probability of loss due to variations in financial market conditions. The main variations to which Inteligo is exposed to are: interest rates and market pricing of financial instruments. Said variations can affect the value of Inteligo’s financial assets and liabilities. Exchange rate risk is minimal because of the small exposure to other currencies.

Inteligo Investment Portfolio

In order to monitor the risks within each instrument of its investment portfolio, Inteligo has established maximum exposure limits by individual issuer, investment type and currency that are calculated on a monthly basis.

The main technique used to measure and control market risk is VaR, which is a statistical measurement that quantifies the maximum loss expected for the investment portfolio for a period of time and a determined significance level under normal market conditions. Inteligo uses the historic VaR model for a period of one month with a 99% confidence level. The VaR is calculated for each risk factor (price, interest rate and exchange rate) and investment type (fixed income, equity and alternative investments).

Additionally, Inteligo calculates the marginal contribution to VaR of each instrument in the portfolio. The validity of the VaR calculation is verified through a back-testing methodology, which uses historical data to ensure that the model adequately estimates potential losses. Inteligo has also developed a sensitivity analysis to show potential portfolio losses from price variations in its investment portfolio or interest rates fluctuations.

The primary source of Inteligo’s market risk is Inteligo Bank’s investment portfolio, as it represents over 95% of Inteligo’s VaR results. As of March 31, 2019, December 31, 2018 and December 31, 2017 Inteligo’s VaR, classified by type of risk was as follows:

	March 31, 2019	December 31, 2018	December 31, 2017	Change
Type of risk	(S/ in millions)			Mar 19 / Dec 18	Dec 18 / Dec 17
Exchange rate	(0.1)	0.1	0.4	(0.1)	(0.3)
Interest rate	(5.6)	(4.5)	(3.2)	(1.1)	(1.3)
Price	48.8	46.5	42.1	2.3	4.4
Diversification effect	(0.1)	(0.1)	(0.0)	0.0	(0.0)

Total	43.1	42.0	39.3	1.1	2.7

Inteligo’s VaR increased S/1.1 million as of March 31, 2019, mainly as a result of a larger exposure to equity investments, when compared to December 31, 2018.

Inteligo’s VaR increased S/2.7 million as of the year ended December 31, 2018, mainly as a result of an increase of the investment portfolio, when compared to December 31, 2017.

For the periods presented Inteligo did not have back-testing exceptions.

Assets and Liabilities Management

Inteligo holds positions that are not actively traded, including its loan portfolio, customer deposits, and bank loans. These positions are also exposed to interest rate risk, exchange rate risk and liquidity risk.

Interest Rate Risk

Interest rates continuously fluctuate on the market. These fluctuations affect Inteligo in two ways: firstly, through the change in the valuation of assets and liabilities; and secondly, affecting the cash flows at repricing dates. The variation in the valuation of assets and liabilities is increasingly sensitive as the term at which the asset or liability repricing increases.

An analysis of the repricing gaps is performed in order to determine the impact of interest rates movements. Said analysis consists of classifying all the interest earning assets and interest bearing liabilities in several time ranges according of their repricing date. The impact of the variation in the valuation of assets and liabilities on each range (the repricing gap) is calculated in function of this analysis.

The following tables summarize Inteligo’s exposure to interest rate risks. Inteligo’s financial instruments are presented at book value, classified by the period of the contract’s interest rate repricing or maturity date, whichever occurs first:

	As of March 31, 2019
	Up to 1 month	From 1 to 3 months	From 3 to 12 months	From 1 to 3 years	From 3 to 5 years	More than 5 years	Past-due loans / Equities	Wealth Management
	S/ in millions
Interest earning assets
Cash and due from banks	31.4	—	134.0	35.7	—	—	—	201.2
Instruments measured at fair value through other comprehensive income	—	0.4	0.9	117.2	105.2	232.1	18.0	473.8
Loans, net of unearned interest	12.3	170.3	1,065.1	195.1	18.7	2.3	0.2	1,463.9

Total interest earning assets	43.7	170.6	1,200.0	348.0	123.9	234.4	18.2	2,138.8

Interest bearing liabilities
Deposits and obligations and deposits from financial entities	293.9	170.9	758.3	244.7	0.3	—	—	1,468.1
Due to banks and correspondents	318.6	—	—	—	—	—	—	318.6

Total interest bearing liabilities	612.5	170.9	758.3	244.7	0.3	—	—	1,786.7

Marginal gap	(568.8)	(0.3)	441.6	103.4	123.6	234.4	18.2	352.1
Accumulated gap	(568.8)	(569.1)	(127.5)	(24.2)	99.5	333.9	352.1	—

	As of December 31, 2018
	Up to 1 month	From 1 to 3 months	From 3 to 12 months	From 1 to 3 years	From 3 to 5 years	More than 5 years	Past-due loans / Equities	Wealth Management
	S/ in millions
Interest earning assets
Cash and due from banks	48.5	—	135.4	36.1	—	—	—	220.0
Instruments measured at fair value through other comprehensive income	4.3	0.6	2.3	87.6	111.6	193.0	18.0	417.4
Loans, net of unearned interest	59.0	179.7	353.2	888.9	93.1	2.7	(0.2)	1,576.4

Total interest earning assets	111.7	180.3	491.0	1,012.5	204.7	195.7	17.8	2,213.7

Interest bearing liabilities
Deposits and obligations and deposits from financial entities	225.3	119.4	356.6	711.1	230.0	—	—	1,642.4
Due to banks and correspondents	323.8	—	—	—	—	—	—	323.8

Total interest bearing liabilities	549.2	119.4	356.6	711.1	230.0	—	—	1,966.2

Marginal gap	(437.5)	60.9	134.4	301.5	(25.3)	195.7	17.8	247.5
Accumulated gap	(437.5)	(376.5)	(242.1)	59.3	34.0	229.7	247.5	—

Foreign Exchange Risk

Exchange rate risk is related to the variation of the positions both on- and off-balance sheet that may be negatively affected by exchange rates movements. Inteligo Bank’s main business is performed in U.S. dollars, its functional currency. Management sets a limit to exposure levels in other currencies and monitors it monthly. Inteligo SAB uses both soles and U.S. dollars in its trading operations and maintains positions in both currencies. Interfondos manages mutual funds in both soles and U.S. dollars.

Liquidity Risk

Liquidity risk consists of Inteligo’s inability to comply with the maturity of its obligations, thus incurring losses that affect its equity position. This risk may arise as result of diverse events such as the unexpected decrease of funding sources or the inability to rapidly settle assets, among others.

Although Inteligo takes short-term deposits, most of the deposits have historically been renewed or maintained, and consequently they represent a stable funding source. Additionally, the average loan term is less than a year and more than a half of the investment portfolio can be easily liquidated, so liquidity risk is low.

Nevertheless, Inteligo assesses medium-term and long-term liquidity through a structural analysis of its funds inflows and outflows on diverse maturity terms. This process allows it to know the diverse funding sources, how liquidity needs to be increased, and which terms are mismatched. On the basis of this information, the necessary decisions to maintain adequate liquidity levels are taken.

Operational Risk

Inteligo manages operational risk through its risk unit, guided by banking best-practices, including Basel II policies. The objectives of the operational risk management are to:

•	reduce operational losses by identifying potential process risks;

•	identify operational risk in the development of new products; and

•	manage control risk and self-assess critical processes;

•	monitor and measure operational risk.

Inteligo’s methodology is based on two tools for identifying and measuring risks that calculate the exposure level and facilitates decision-making to mitigate exposures within certain limits of risk tolerance. These tools are risks and controls self-assessment, and collection of loss event.

Inteligo Bank uses the Basic Indicator Approach for operational risk management under Basel II, according to the Central Bank of The Bahamas’ regulation. In recent years, Inteligo launched several initiatives to strengthen the risk culture among the employees.

REGULATION AND SUPERVISION OF THE BANKING AND INSURANCE SECTOR

IN PERU AND THE BAHAMIAN FINANCIAL REGULATORY FRAMEWORK

The Peruvian Financial and Insurance Systems

A substantial part of our activities are conducted through Interbank and Interseguro, our banking and insurance subsidiaries, respectively, operating in Peru. A summary of the Peruvian financial and insurance regulatory framework is set forth below.

General Overview of the Peruvian Financial Regulatory Framework

Peruvian banking regulation follows the standards set by the Basel Committee on Banking Supervision. Peruvian banks and other Peruvian financial institutions are primarily governed by two banking regulatory authorities: the SBS and the Central Reserve Bank of Peru. The Peruvian Constitution establishes that the SBS’s main function and responsibility is to protect depositors of the Peruvian financial system, while the main function of the Central Reserve Bank of Peru is to preserve monetary stability.

The regulatory framework for the operation of the Peruvian financial and insurance sector is set in the Peruvian Banking and Insurance Law (Ley General del Sistema Financiero y del Sistema de Seguros y Orgánica de la Superintendencia de Banca y Seguros), which was enacted in December 1996. The Peruvian Banking and Insurance Law regulates Peruvian financial and insurance companies and private pension funds administrators. In accordance with the Peruvian Banking and Insurance Law, the SBS is responsible for issuing banking regulations and for monitoring the Peruvian banking financial and insurance sector. The SBS supervises and regulates financial institutions such as commercial banks, financial companies, financial leasing companies, small business financial companies, savings and loan corporations, financial services companies such as trust companies and investment banks, insurance companies and private pension fund administrators (other financial institutions such as stock brokerage houses and mutual fund managers are subject to different legal frameworks and to the supervision of the SMV). The SBS became operational in 1931.

Financial and insurance institutions must seek the authorization of the SBS before initiating operations. The SBS has administrative and financial autonomy, and its head office is located in Lima. The current chairman of the SBS was appointed by President Kuczynski in August 2016.

In June 2008, as a way to facilitate the adoption process to the Basel II standards, the Peruvian Banking and Insurance Law was amended by Legislative Decree No. 1028 and Legislative Decree No. 1052, to comply with the international standards. The changes introduced have been designed to be implemented progressively. The SBS, by use of its regulatory attributes, has issued several regulations that seek to adapt the Peruvian Financial System to the new Basel Capital Accord.

As noted, Peruvian banks, financial institutions and insurance companies are mainly regulated and supervised by the following administrative institutions:

The SBS

The SBS is the regulatory authority charged with the implementation and enforcement of the requirements contained in the Peruvian Banking and Insurance Law approved by Law No. 26702, and, more generally, with the regulation and supervision of all financial and insurance companies in Peru and, since July 2005, the private pension funds administrators.

Its objectives include: (i) protecting the public interest; (ii) safeguarding the financial stability of the institutions over which it has authority; and (iii) punishing violators of its regulations.

Its main responsibilities include: (i) reviewing and approving, with the assistance of the Central Reserve Bank of Peru, the establishment, organization and operations of the institutions it regulates and their subsidiaries; (ii) overseeing mergers, dissolutions and reorganizations of banks, financial institutions and insurance companies; (iii) supervising financial, insurance and related companies from which information on an individual or consolidated basis is required, through changes in ownership and management control (this supervision also applies to non-bank holding companies, such as us and Intercorp Peru); (iv) reviewing the by-laws and amendments thereto of these companies; (v) setting forth criteria governing the transfer of bank shares, when permitted by law, for valuation of assets and liabilities and for minimum capital requirements; (vi) controlling the Central de Riesgos (Bank Risk Assessment Center), to which all banks are legally required to provide information regarding all businesses and individuals with whom they deal without regard to the amount of credit risk (the information provided is made available to all banks to allow them to monitor individual borrowers’ overall exposure to Peru’s financial system); and (vii) supervising the anti-money laundering system through the financial intelligence unit.

The SBS enforces the Peruvian Banking and Insurance Law on an ongoing basis through periodic resolutions. The Peruvian Banking and Insurance Law provides for stringent loan loss reserve standards, brings asset risk weighing in line with the Basel Committee on Banking Supervision guidelines and includes the supervision of holding companies of financial institutions by the SBS.

For the foregoing purpose, the SBS requires banks, financial and insurance companies to report, on a periodic basis, all relevant information necessary for off-site evaluation of its financial performance. The relevant information for off-site evaluation includes audited financial statements on a consolidated basis, board of directors’ reports, auditor’s reports and any other reports which reflect the operation of a bank’s business. Under current practice, such reporting is required on a daily, weekly, monthly, quarterly and semi-annual basis, depending on the nature of the reported information.

The SBS is also responsible for conducting on-site examinations of banks on an annual basis, implementing the provisions of the Peruvian Banking and Insurance Law and other related legislation, examining all banking and insurance operations, and analyzing the relationship between assets, liabilities, net worth, profit and loss accounts and all other factors affecting a bank’s financial structure.

The SBS has the power to impose administrative sanctions on financial institutions and their directors and employees as a result of any violation of the Peruvian financial and insurance system rules. Sanctions vary from monetary fines to license cancellation. The SBS may also sanction directors and other officers of financial institutions for breach of regulations under the supervision of the SBS.

The Central Reserve Bank of Peru

The Central Reserve Bank of Peru was incorporated in 1922 and performs the functions common to a central or reserve bank, such as issuing bank notes, implementing governmental monetary policies, regulating the money supply, managing official gold and foreign exchange reserves and managing the interbank cash clearance system. The Central Reserve Bank of Peru exercises its power and authority independently and is responsible for its affairs in accordance with the government’s policies. The Central Reserve Bank of Peru is empowered to determine the inflation target and to adopt a monetary policy in accordance thereof and is also responsible for establishing mandatory minimum liquidity reserves. The Central Reserve Bank of Peru manages Peruvian international reserves and gathers and publishes data on its finances and is also the sole issuer of Peruvian currency.

Banking Regulation and Supervision

Banking regulations and capital adequacy in Peru take into account the recommendations of the Basel Committee. The SBS has adopted the principles and guidelines of Basel II and Basel III. So far, in adopting certain Basel III recommendations approved in September 2010, the SBS has increased the minimum regulatory capital required for Peruvian banks. However, Basel III has not yet been totally implemented, and we cannot provide any assurances whether or as to the extent to which the SBS may adopt it.

Implementation of Basel II Principles

To carry out the implementation of Basel II, the SBS has approved a schedule of two (2) phases: a first mandatory phase and a second voluntary phase. During the first phase, which started in 2008 and ended in June 2009, the SBS performed quantitative impact studies and drafted the most important regulations. On June 22, 2008, Legislative Decree No. 1028 was issued, which contains certain amendments to the current Peruvian Banking and Insurance Law, most of which were aimed to adapt it to Basel II standards.

In order to conform to Basel II standards, the methodology for measuring credit, market and operational risks has been amended to allow both standardized and internal model-based methods for measuring market and credit risks. All Peruvian financial institutions and insurance companies were to have implemented the standardized approach methodology by June 2009. Financial institutions and insurance companies will have the opportunity to request the validation and approval to implement the internal rating-based (“IRB”) methodology. Only those financial institutions and insurance companies that apply to use the IRB methodology will follow the second phase of implementation of Basel II standards.

The second phase consists of a validation process of the IRB methodology by the SBS and its subsequent approval. Once the IRB methodology has been validated and approved by the SBS, the pertinent financial institution will use regulatory capital floors to calculate their capital requirements. The amount of required capital may not be less than the percentage of capital requirements obtained under the previous methodology.

	First Year	Second Year		Third Year
Basic IRB and Internal Models of Credit Risk	95%	90%		80%
Advanced Models of Credit Risk and/or Operational Risk	90%	90	%(1)	—

(1)	80% for operational risk.

Capital Adequacy Requirements—Basel II

Under the amended provisions of Article 199 of the Peruvian Banking and Insurance Law, and on an unconsolidated basis, the regulatory capital (patrimonio efectivo) may not be lower than 10% of its total weighted assets, the latter being defined as the sum of: (i) ten times the regulatory capital allocated to cover market risks; (ii) ten times the regulatory capital allocated to cover operational risks; and (iii) the total amount of credit risk-weighted assets.

According to the amended provisions of Articles 184 and 185 of the Peruvian Banking and Insurance Law, regulatory capital is defined as the sum of: (i) Tier I Regulatory Capital or Basic Capital; and (ii) Supplementary Capital.

Basic Capital or Tier I Regulatory Capital is comprised of paid-in capital (which includes common stock and non-cumulative perpetual preferred shares), legal reserves, supplementary capital premiums, voluntary reserves distributable only with prior SBS approval and retained earnings of past years and of the current year, which are committed for capitalization. It also includes instruments having the characteristics of permanence and loss absorption issued in compliance with regulations recently enacted by the SBS. Basic Capital is subject to the following deductions: losses of prior years and of the current year, any deficit due to allowances, and goodwill resulting from corporate reorganizations and acquisitions. Basic Capital is also subject to certain additional deductions (e.g., 50% of the investments in shares and subordinated debt issued by other local or foreign financial institutions or financial insurance companies, etc.).

Supplementary Capital is constituted by the sum of Tier II and Tier III Regulatory Capital. Tier II Regulatory Capital consists of voluntary reserves (which may be reduced without prior consent from the SBS), the eligible portion of redeemable subordinated debt instruments that have mixed debt and equity features, and the generic loan loss provision (up to certain limits). Tier II Regulatory Capital is subject to certain deductions under the law (e.g., 50% of the investments in shares and subordinated debt issued by other local or foreign financial institutions or financial insurance companies, etc.). Tier III Regulatory Capital consists of redeemable subordinated debt that is incurred for the exclusive purpose of covering market risk.

Banks are required to prepare and submit to the SBS, within the first 15 days of each month, a report analyzing the bank’s assets for the previous month and the total amount of the bank’s regulatory capital. Foreign currency denominated assets are valued in soles at an average exchange rate published by the SBS in effect as of the date of such report.

In February 2016, the SBS issued SBS Resolution No. 975-2016, which changed the conditions that subordinated debt must meet in order to be considered in the calculation of additional capital and the calculation methodology applicable to risk-weighted assets. This resolution is applicable to subordinated debt incurred or created from the date of its approval. However, as established in this regulation, subordinated debt incurred or created prior to its approval (and which does not meet the requirements of this new regulation) will still be considered in the calculation of regulatory capital, subject to certain rules specified therein.

Implementation of Basel III Principles

In order to implement the Basel III principles, in July 2011 the SBS approved SBS Resolution No. 8425-2011, which requires additional regulatory capital based on the risk profile of each financial institution in accordance with the guidelines approved by the SBS, to cover risks not contemplated in Pillar I of Basel II. The new resolution also includes capital requirements based on the Basel III principles related to capital conservation in order to mitigate the following risks: (a) economic cycle risk, (b) business concentration risk (by individual Section and/or region), (c) market concentration risk, (d) interest risk on the banking book and (e) other risks. The regime is being gradually implemented in phases over a period of five years, starting in July 2012. Nevertheless, the SBS has not fully adopted Basel III. These additional requirements were fully implemented in July 2016.

As of the date of this prospectus, Interbank is in compliance with the additional regulatory capital requirement approved by the SBS.

Liquidity Requirement of Basel III Principles

In December 2012, the SBS approved SBS Resolution No. 9075-2012, requiring a new calculation of the liquidity ratio coverage. The liquidity ratio coverage is a ratio for financial institutions to ensure the maintenance of adequate levels of high-quality liquidity assets that could easily be converted into cash to meet liquidity needs, for a 30 calendar day period, under a stress liquidity scenario. High-quality liquidity assets are defined as assets that are easily and immediately converted into cash.

To date, Interbank is in full compliance with all regulatory limits. In addition, Interbank’s alert system monitors any deviations so Interbank may take any preventive measures.

For the implementation of this ratio, pursuant to SBS Resolution No. 6694-2015, the SBS has defined an adequation plan, as detailed below:

	Period Jan, 2014-Dec. 2017	Period Jan. 2018-Dec. 2018	Period Jan. 2019-forward
Liquidity Ratio Coverage Ratio	80%	90%	100%

Classification of the Loan Portfolio

According to SBS regulations, the provision for loan losses is calculated and recorded following SBS Resolution No. 11356-2008, which sets parameters to determine the calculation of provisions which is based on formulas and the use of specific percentages over the balances of loans and collateral received. For example, banks must consider certain criteria with respect to the borrower, including securities; credit category; borrower’s liquidity, borrower’s equity and outstanding debt, among others. Also, it requires constitution of generic provisions based on total loan portfolio, including generic provisions on not-impaired loans. The loan portfolio provisions which result from such classification differ materially from the loan portfolio provisions which result from our application of IFRS. For a discussion of our loan portfolio classification policies and the resulting allowances, see “Selected Statistical Information—Classification of our Loan Portfolio and—Impairment Allowance for Loans” and “Note 31.1 Credit Risk” to our audited annual consolidated financial statements.

Risk of Over-Indebtedness by Consumer Banking Customers

According to SBS Resolution No. 6941-2008, as amended, banks and other financial entities must adopt a system to manage the risk of over-indebtedness that (a) allows the mitigation of such risk before and after making the loan, (b) permits the performance of a permanent monitoring of the portfolio to identify over-indebted borrowers and (c) includes the periodic evaluation of the control mechanisms being used and of the corrective actions or required improvements, as the case may be. The board of directors of such banks and other financial entities are responsible for (i) establishing and reviewing the policies and proceedings for the identification, measuring, treatment, control, reporting and monitoring of the risk from the level of indebtedness of its consumer banking customers and (ii) causing the management to adopt the necessary measures to monitor and control such risks. In addition, the board of directors must cause the bank and/or financial entity to have an organizational structure that guarantees total independence between the risk and the commercial divisions and that the incentive schemes for employees’ performance does not cause a conflict of interest with risk management policies.

Banks and financial entities that are not able to monitor, control and identify the risk of over-indebtedness are obliged to maintain a special loan loss reserve. Banks and financial entities that comply with the requirements described above are not required to maintain any such specific allowance.

Legal Reserve Requirements

Pursuant to Article 67 of the Peruvian Banking and Insurance Law, all banks must create a legal reserve. Each year a bank must allocate 10% of its net profit to its legal reserve until its legal reserve is equal to 35% of its paid-in capital. Any subsequent increases in paid-in capital will imply a corresponding increase in the required level of the legal reserves to be funded as described above.

Lending Limits

Under Article 206 of the Peruvian Banking and Insurance Law, the total amount of direct and indirect credits and financings granted in favor of a person shall not exceed 10% of the bank’s regulatory capital. A person is defined for the purposes therein as a person or group of persons or entities representing a common or single risk.

The SBS has issued special regulations establishing the guidelines that must be followed by banks when determining legal reserves for legal proceedings for past-due loans and foreclosures.

For purposes of Peruvian Banking and Insurance Law, a single borrower includes an individual or an economic group. An economic group constituting a single or common risk, according to Peruvian Banking and Insurance Law, includes a person, such person’s close relatives and companies in which such person or close relatives have significant share ownership or decision-making capability. According to current regulations, shareholders who own or control directly or indirectly at least four percent of a company’s shares are considered significant shareholders. Significant decision-making capability is deemed to be present when, among others, a person or group can exercise material and continuous influence upon the decisions of a company, when a person or company holds seats on the board of directors or has principal officers in another company, or when it can be assumed that one company or person is the beneficial recipient of credit facilities granted to another company.

The 10% limit indicated above may be raised to 15%, 20% and 30%, depending on the type of collateral securing the excess over each limit. For instance, the limit can be extended to 15% when the excess is secured by a mortgage; it may be raised to 20% when the excess is collateralized with securities listed in the Selective Index of the BVL (ISBVL); and it may be raised to 30% when the excess is secured with deposits that are maintained and pledged with the bank.

Other special lending limits must also be taken into account, such as lending to related parties or affiliates (30% of regulatory capital), to local banks (30%), and to foreign banks (from 5% for non-regulated banks to 30% for first category international banks, which may also be raised to 50% when backed by letters of credit). There are other limits that require banks to diversify their portfolio through different types of assets, benefiting liquid and low-risk assets.

Lending to Related Parties

The Peruvian Banking and Insurance Law regulates and limits transactions with related parties and affiliates of financial institutions, on an unconsolidated basis. In 2015, the SBS and the SMV enacted new regulations containing definitions of indirect ownership, related parties and economic groups, which serve as the basis for determining limits on transactions with related parties and affiliates. These regulations also provide the basis for the subsequent development of specific supervision standards of financial institutions and conglomerates formed by financial institutions.

Additionally, pursuant to Article 202 of the Peruvian Banking and Insurance Law, the aggregate amount of loans to related party borrowers may not exceed 30% of a bank’s regulatory capital (exceptionally, according to Circular B-2148-2005, as amended, the amount of loans to related parties may not exceed 50% of a bank’s regulatory capital if the excess of 30% is secured by credit letters from foreign financial institutions). For purposes of this test, related party borrower includes any person or an affiliate of that person holding, directly or indirectly, 4% or more of a bank’s capital stock, directors, certain of the bank’s principal executive officers or other persons in more junior positions affiliated with the bank’s management.

All loans to related parties must be made on an arm’s-length basis with terms no more favorable than the best terms that Interbank would offer to the public.

In addition, under Article 201 of the Peruvian Banking and Insurance Law, the total amount of loans extended to directors, officers, employees or close relatives of any such persons may not exceed 7% of a bank’s regulatory capital. All loans made to any single such related party borrower may not exceed 0.35% of a bank’s regulatory capital (i.e., 5% of the overall 7% limit) per each person, including such person’s spouse and relatives. In addition, the Peruvian Banking and Insurance Law generally provides that banks may not extend credit to or guarantee the obligations of employees or members of the board of directors, except for home mortgage loans to employees and directors.

Country Risk Reserve Requirements

SBS Resolution No. 7932-2015, enacted in December 2015, requires the funding of reserves to cover exposure to country risk, which is defined to include sovereign risk, transfer risk and expropriation or nationalization risk, all of which may affect operations with companies or individuals in foreign countries. The SBS has also established guidelines indicating the procedures and responsibilities necessary for coping with country risk.

Integral Risk Management

Integral risk management is a process intended to identify potential events that can affect banks and to manage those events according to their nature and risk level. In January 2017, the SBS enacted the SBS Resolution No. 272-2017, which replaced SBS Resolution No. 037-2008. SBS Resolution No. 272-2017 contains guidelines for integral risk management of financial institutions and covers all kinds of risks that could affect a banking operation, such as operational, market, credit, AML, liquidity and reputational risks. Furthermore, it introduced various changes, focusing on corporate governance practices including the following: (i) two or more independent directors must be appointed when boards are integrated by six or more members, (ii) a remunerations committee must be formed and (iii) concepts such as ‘risk appetite’, ‘risk capacity’ and ‘risk limits’ have been modeled after the Principles for an Effective Risk Appetite Framework of the Financial Stability Board.

Credit Risk

According to the Peruvian Banking and Insurance Law, as of July 1, 2009, financial institutions would have been allowed to use the IRB methodology instead of the standardized methodology for calculating their regulatory capital requirement for credit risk, after receiving prior approval from the SBS. However, regulations required for the full implementation of both standardized and IRB methodologies by Peruvian financial institutions were not enacted until November 4, 2009, with SBS Resolution No. 14354-2009.

Under SBS Resolution No. 14354-2009, enacted in November 2009, financial institutions are allowed to use the standardized methodology and, with the prior approval of the SBS, IRB methodologies for calculating their regulatory capital requirement for credit risk. Interbank has not decided if it will request approval from the SBS to adopt the IRB methodology.

In addition, according to SBS Resolution No. 3780-2011, financial institutions are required to implement an organizational structure and certain procedures in connection with control on interests management and strategic needs procedures in order to adequately manage credit risk.

Market Risk

Regulations for the supervision of market risks, enacted in May 1998, require banks to establish internal policies and procedures to monitor these risks, as well as market risk exposure limits. Regulations define market risk as the probability of loss derived from exposure to various classes of commodities, securities, foreign exchange, derivative operations or commercial assets that banks may hold in their portfolio, which may, or may not, be accounted for in their statements of financial position. In June 2009, the SBS enacted SBS Resolution No. 6328 2009, which defines the methodology to be applied, and the requirements to be satisfied, to calculate the regulatory capital requirement for market risks under the standard methodology and the IRB methodology.

Since July 1, 2009, financial institutions have been allowed to use IRB methodology (subject to prior approval by the SBS) in substitution of the standardized methodology.

Operational Risk

SBS Resolution No. 2115-2009, enacted in April 2009, defines the methodology to be applied, and the requirements to be satisfied, by financial institutions in calculating their regulatory capital requirement for operational risk under the IRB methodology, the alternative standardized methodology and the advanced methodologies. The IRB methodology uses a bank’s gross operational margin as an “exposure indicator,” and its application does not require the prior approval by the SBS. Application of the alternative standardized methodology or the advanced methodologies requires compliance with certain provisions included in SBS Resolution No. 2115- 2009 and prior approval from the SBS.

SBS Resolution No. 2116-2009, enacted in April 2009, which approves the guidelines for managing operational risk, defines “operational risk” as the possibility of suffering losses due to inadequate procedures, failures of personnel, IT or external events, including, without limitation, legal risks (but excluding strategic and reputational risk). It also establishes that a bank’s board of directors is responsible for designing the general policies to manage operational risk and that a bank’s management is in charge of implementing such policies. Finally, it provides that each bank is obligated to create a database of all of such bank’s losses due to operational risk, classifying such losses by event.

Investments in Financial Instruments

Investment in financial instruments by Peruvian banks is restricted to those financial instruments listed in the Peruvian Banking and Insurance Law, such as equity instruments traded on a stock exchange, debt instruments (to the extent that certain requirements are satisfied), sovereign debt instruments and quotas in mutual and investment funds, among others.

Pursuant to SBS Resolution No. 7033-2012, investments in financial instruments by Peruvian banks shall be classified into any of the following categories: (a) investments at fair value with changes in results (short-term), (b) investments available-for-sale, (c) investments until maturity (long-term) and (d) investments in subsidiaries and affiliates.

Reserve Requirements from the Central Reserve Bank of Peru

Under the Peruvian Banking and Insurance Law, all financial institutions regulated by the SBS (except for small-business development non-bank institutions) are required to maintain a legal reserve (encaje) for certain obligations. The Central Reserve Bank of Peru may require additional marginal reserves. The exact level and method of calculation of these reserve requirements is set by the Central Reserve Bank of Peru, which has issued different sets of regulations for foreign and local currency-denominated obligations of banks. The following liabilities are subject to the reserve requirement: demand and time deposits, savings accounts, certain obligations, securities, certain bonds and funds administered by the bank. Subject to certain requirements, the regulation excludes mid-term and long-term funding (i.e., more than two years) from foreign financial institutions, other central banks, governments or multilateral lending agencies.

In April 2004, the Central Reserve Bank of Peru began requiring reserves on amounts due to foreign banks and other foreign financial institutions, which were not previously considered obligations.

Currently, the minimum legal reserve requirement for local and foreign currency deposits is 5.0% and 9.0%, respectively. Foreign currency deposits collected from the general public are subject to a marginal rate of 35% for funds that exceed a certain level set by the Central Reserve Bank of Peru. Local and foreign currency borrowings from certain foreign sources with an original maturity of two years or less are subject to a 50% special rate. Financial institutions may satisfy the minimum reserve requirements with funds that they hold in vaults or that they have deposited in their accounts at the Central Reserve Bank of Peru.

Subject to certain requirements, the regulation excludes from the reserve requirement mid-term and long-term funding (i.e., liabilities with a minimum average maturity of more than two years, subject to other conditions) through the issuance of securities.

They must also keep at least 1.0% and 3.0% of their local and foreign currency deposited in the Central Reserve Bank of Peru, respectively. The Central Reserve Bank of Peru oversees compliance with the reserve requirements.

The Central Reserve Bank of Peru also establishes the interest rate payable on reserves that exceed the minimum legal reserve requirement applicable to both local and foreign currency deposits. The current applicable interest rate: (a) for local currency reserves, different from those described below, is the overnight deposits interest rate, minus 195 basis points; and, (b) for foreign currency deposits, is a 25% of the one-month LIBOR interest rate. Currently, no interest rate is payable in respect of local currency deposits to certain foreign sources, such as financial institutions, hedge funds, brokerage firms, pension funds and others with a foreign parent company, except for those authorized by the SBS to collect deposits from the general public in Peru. The applicable interest rate is expected to be periodically revised by the Central Reserve Bank of Peru in accordance with monetary policy objectives.

In the past, the Central Reserve Bank of Peru has on numerous occasions changed the deposit reserve requirements applicable to Peruvian commercial banks and both the rate of interest paid on deposit reserves and the amount of deposit reserves on which no interest is payable by the Central Reserve Bank of Peru.

Deposit Insurance Fund

Bank deposits are protected by the Fondo de Seguros de Depósito (Deposit Insurance Fund), against bank failure. Specifically, savings deposit by natural persons, savings deposit accounts maintained by non-profit entities and checking accounts are covered in full up to an amount that is revised quarterly by the SBS. For the period between June and August 2019, the maximum coverage amount is S/100,432 per person per bank.

The Deposit Insurance Fund was established in 1991 and was organized as a private corporation in 1996. The Deposit Insurance Fund’s governing body is led by a representative of the SBS. The additional members are appointed by the Central Reserve Bank of Peru (one member), the MEF (one member) and by the banks (three members). SBS provides the necessary administrative members and operational resources for the Deposit Insurance Fund.

The financial resources available to the Deposit Insurance Fund pursuant to the Peruvian Banking and Insurance Law include, among others, the original contribution from the Central Reserve Bank of Peru, insurance premiums paid by banks, unclaimed bank deposits (after ten years) and fines imposed by the SBS for violations of the Peruvian Banking and Insurance Law.

In addition, the Deposit Insurance Fund may, in extraordinary situations, borrow funds with authorization from the Peruvian treasury, or it may borrow long-term government securities from the Peruvian treasury.

Anti-Money Laundering Rules

Money laundering is considered a criminal act in Peru. A special legal framework was established in April 2002, which follows the 40 recommendations of the Financial Action Task Force on Money Laundering, or “FATF,” established by the G-7. Since then, this legal framework has been amended in order to improve and increase the efficiency of the Peruvian anti-money laundering system.

Money laundering includes a wide range of serious offenses such as tax evasion, terrorism, drug trafficking, corruption and other criminal activities. A special set of anti-money laundering rules applies specifically to banks, which includes specific rules for customer and employee due diligence and recordkeeping. In March 2008, the SBS enacted additional anti-money laundering provisions, pursuant to which, among other things, banks must establish a set of policies and procedures specifically aimed to prevent asset laundering and the financing of terrorist activities. In November 2008, the SBS modified the anti-money laundering provisions to include, among other changes, the obligations of Peruvian banks to verify that their branches and foreign subsidiaries comply with the anti-money laundering and terrorism financing provisions enacted by the SBS and with the recommendations of the FATF.

On February 17, 2011, the SBS modified current anti-money laundering provisions through SBS Resolution No. 2108-2011, as amended, in order to adapt these provisions to international standards established by the Financial Action Task Force of South America (Grupo de Acción Financiera de Sudamerica, or “GAFISUD”), in relation to due diligence in the identification of clients according to their risk and profile level, among other considerations. On May 14, 2015 and December 6, 2017, the SBS further amended and supplemented the aforementioned provisions through SBS Resolution No. 2660-2015 and SBS Resolution No. 4705-2017. SBS Resolution No. 2018-2011 was replaced by SBS Resolution No. 2891-2018, which came into force on October 1, 2018.

The government agency responsible for supervising the anti-money laundering system is the UIF, which was made part of the SBS in July 2007. The chairman of this agency is appointed by the chairman of the SBS.

Disclosure of Material Information

All banks that are organized as corporations (the only exception being the Peruvian branches of foreign banks) are listed on the BVL. As a result, they are subject to the disclosure and reporting rules contained in the Peruvian Securities Market Law and the internal regulations of the SMV and the BVL.

Under these rules, listed companies such as banks are required to disclose to the market in a timely manner (on the same day when the event occurs) all information that investors are reasonably likely to consider material. Specific regulations provide for specific parameters to determine what is considered material information. Banks are also subject to full disclosure and reporting obligations under the banking regulatory framework.

In March 2014, regulations related to disclosure of material information were amended. By virtue of such regulations, issuers under supervision of the SMV are required to disclose all material information in connection with the issuer of registered securities (such as our common shares) and its activities or securities issued or secured by such issuer which may influence the liquidity or price of such securities.

Also, issuers whose securities are also traded in foreign markets must file before with the SMV all information that is required to be disclosed to investors on such foreign market at least as soon as such information is delivered pursuant to the applicable foreign regulations.

Intervention by the SBS and Liquidation

Pursuant to the Peruvian Banking and Insurance Law, the SBS has the power to interrupt the operations of a bank in order to prevent, or to control and reduce the effects of, a bank failure. Accordingly, the SBS may intervene in a bank’s business by adopting either a temporary surveillance regime or a definitive intervention regime (“Intervention”) depending on how critical the situation is deemed to be by the SBS. Intervention will be taken upon the occurrence of certain events, including (a) suspension of payments, (b) failure to comply with the restructuring plan during the surveillance regime, (c) regulatory capital is less than 50% of the minimum regulatory capital required or (d) deficit or reduction of more than 50% of its regulatory capital in a 12-month period. Less drastic measures, such as (1) placing additional requirements, (2) ordering a capital increase or an asset divesture or (3) imposing a financial restructuring plan, may be also adopted by the SBS when the situation allows for them.

An Intervention may halt a bank’s operations for up to 45 days, and may be extended for a second period of up to 45 additional days, during which time the SBS may institute measures such as: (a) canceling losses by reducing reserves, capital and subordinated debt, (b) segregating certain assets and liabilities for transfer to another financial institution and (c) merging the intervened bank with another acquiring institution. After an Intervention, the SBS will proceed to dissolve and liquidate the bank unless the preceding option (c) was applied.

Beginning on the date on which a resolution of the SBS subjecting a bank to an Intervention regime is issued, and continuing until such Intervention is concluded (which period ends when the liquidation process begins), the Peruvian Banking and Insurance Law prevents any creditor of the bank from (a) initiating any judicial or administrative procedure for the collection of any amount owed by the bank, (b) enforcing any judicial decision rendered against the bank to secure payment of any of its obligations, (c) constituting a lien or attachment over any of the assets of the bank to secure payment of any of its obligations or (d) making any payment, advance or compensation or assuming any obligation on behalf of the bank, with the funds or assets that may belong to it and are held by third parties, except for (i) set-off compensation payments that are made between regulated entities of the Peruvian banking and financial sector and insurance industry and (ii) set-off of reciprocal obligations arising from repurchase agreements and operations with financial derivatives entered into with local or foreign financial and insurance institutions.

During liquidation, claims of bank creditors rank as follows:

First order—Labor claims:

•	1st Employee remunerations.

•

2nd Social benefits, contributions to the private and public pension system and other labor claims against the bank accrued until the date when the dissolution is declared, retirement pensions or the capital required to redeem those pensions or to secure them by purchasing annuities.

Second order—Claims for bank deposits and other types of saving instruments provided under the Peruvian Banking and Insurance Law, in the portion not covered by the Deposit Insurance Fund and the contributions and resources used by such Deposit Insurance Fund to cover the above described claims for bank deposits and other types of saving instruments.

Third order—Taxes:

•	1st Claims by the Peruvian social security administration (Seguro Social de Salud del Perú EsSalud) related to health care benefits for which the bank is responsible as employer.

•	2nd Taxes.

Fourth order—Unsecured and non-privileged credits:

•

1st All unsecured and non-privileged credits against the bank, ranked on the basis of (i) the date they were assumed or incurred by the bank whereby obligations assumed or incurred on an earlier date shall rank senior in right of payment to obligations assumed or incurred by the bank at a later date, and (ii) obligations assumed or incurred by the bank on a date that cannot be determined shall rank junior in right of payment to all the obligations comprised in (i) above and pari passu among themselves.

•	2nd The legal interest on the bank’s obligations that may accrue during the liquidation.

•	3rd Subordinated debt.

Except for the first and second categories under unsecured and non-privileged credits, all claims within an order will be ranked pari passu among themselves. Each category of creditors will collect in the order indicated above, whereby distributions in one order will be subject to completing full distribution in the prior order. Any security interest created before the issuance of the resolution declaring the bank’s dissolution and the initiation of the liquidation process shall survive in order to guarantee the obligation it secures. The secured creditors shall retain the right to collect from the proceeds of the sale of the collateral, on a preferred basis (except with respect to labor claims, savings and deposits, which are privileged claims), subject to certain rules established under Article 119 of the Peruvian Banking and Insurance Law.

Peruvian banks are not subject to the regime of insolvency and bankruptcy otherwise applicable to corporations in general.

Insurance Regulation and Supervision

Solvency Requirements and Regulatory Capital

Pursuant to the Peruvian Banking and Insurance Law, the SBS regulates the solvency margin of Peruvian insurance companies. The solvency margin is based upon calculations that take into account the amount of premiums and the medium burden of claims during a specified period prior to the date on which calculation is made.

Insurance companies must also maintain a “solvency equity,” which must be equal to the highest of (a) the solvency margin, (b) the minimum capital requirements, as established by law, or (c) the company’s overall indebtedness, calculated in accordance with provisions of the Peruvian Banking and Insurance Law. The required amount of solvency equity is recalculated at least monthly and is adjusted for inflation. If the insurance company has operations subject to credit risk, part of the solvency equity should be segregated for their coverage.

The Peruvian Banking and Insurance Law provides that insurance companies should have at all times a regulatory capital that should not be lower than the solvency equity, which must be the higher than (a) the solvency margin or (b) the minimum capital required by law, or S/6,822,086 in accordance with Circular G-201-2019 for the period between April and June 2019.

The regulatory capital of Peruvian insurance companies used to cover its operations may be conformed by: (a) the insurance company’s paid-in-capital, voluntary and legal reserves and premium for the issue of shares; and (b) the computable portion of the subordinate debt meeting SBS requirements that such entity establishes for such purpose. The Peruvian Banking and Insurance Law provides the following procedure for the determination of the regulatory capital eligible to cover insurance risks: (a) sum of the paid-in-capital, supplementary capital premium and the legal and voluntary reserves, as applicable; (b) sum of the profit of previous fiscal years and of the fiscal year in course; (c) subtraction of the amount of all the investment in subordinate bonds and shares of diverse nature made by insurance companies in other insurance companies engaged in different lines of business; and (d) subtraction of the losses of the previous fiscal years and the fiscal year in course.

Furthermore, insurance companies shall maintain a guarantee reserve equivalent to thirty-five percent (35%) of its solvency equity as a guarantee fund. According to the Peruvian Banking and Insurance Law, such guarantee fund is different and complementary to the portions of capital respectively directed to (a) constitute the solvency margin of the insurance risks; and, (b) as applicable, to cover credit risks.

Reserves

The Peruvian Banking and Insurance Law provides that insurance companies shall constitute, on a monthly basis, the following technical reserves: (a) for claims, including those that took place and were not reported, past-due capital and income or benefits of the insured parties, with pending liquidation or payment; (b) mathematical, over life or income insurance; (c) for risks in course or non-accrued premiums; and (d) for catastrophes and uncertain casualty risks.

Article 67 of the Peruvian Banking and Insurance Law also requires that all insurance companies establish a legal reserve by setting aside 10% of adjusted income before taxes, until the reserve reaches at least 35% of their capital stock.

Under SBS GAAP following the adoption of new mortality tables in 2018 the SBS allowed the adjustment of technical reserves to be spread over 10 years. Accordingly, under SBS GAAP we are adjusting our technical reserves over 10 years. In contrast, under IFRS we had a negative impact of S/144.8 million due to the aggregate effect recorded in technical reserves on insurance policies issued prior to the date of adoption of the new mortality tables. See “Presentation of Financial and Other Information—Non-GAAP Financial Measures.”

Limit of Indebtedness

Insurance companies may only take credits, in the country or abroad, for a sum not exceeding an amount equivalent to its regulatory capital. In case such limit of indebtedness is surpassed, the insurance company shall submit to the SBS a program approved by its board of directors establishing the measures adopted to eliminate the excess within a term not exceeding three (3) months.

Investment Requirements

Pursuant to the Peruvian Banking and Insurance Law, the total amount of investments of a Peruvian insurance company shall cover the total amount of technical obligations at all times. For such purposes, technical obligations are defined as the sum of all obligations that an insurance company has vis-à-vis its insured clients plus the solvency equity, the guarantee fund and the regulatory capital for the economic cycle. The assets covering the technical obligations cannot be subject to any pledge, encumbrance or precautionary measure, which limits its free availability.

Peruvian insurance companies are allowed to invest in certain eligible assets such as instruments issued by the Peruvian Central Government, classified corporate bonds and shares, among others. However, in order to balance levels of risk, applicable regulations have imposed a number of limitations to insurance companies with respect to their investments (by issuer, economic group, type of instrument and nationality, among others). In general terms, no more than 15% of the total amount of an insurance company’s technical obligations may be invested in certain instruments (including, among others, stocks and bonds) issued by the same economic group. The investment regulations further specify that investment policies of Peruvian insurance companies shall consider maximum limits by issuer (calculated over the regulatory capital of each company) depending on the type of investment and the insurance industry in which the company operates.

Pursuant to the Investment of Insurance Companies Regulation approved by SBS Resolution No. 1041-2016 (as amended by SBS Resolution No. 2972- 2018), Interseguro has implemented a plan to reduce its exposure to related parties and comply with the limits established by Article 13 of the Reglamento de Supervisión Consolidada, approved by Resolution No. 11823-2010 (as amended).

Disclosure of Relevant Information

All insurance companies that are organized as corporations (the only exception being the Peruvian branches of foreign insurance companies) have their shares listed on the BVL. As a result, they are subject to the disclosure and reporting rules contained in the Peruvian Securities Market Law and the internal regulations of the BVL.

Under these rules, listed companies such as insurance companies are required to disclose to the market on a timely manner (on the same day when the fact occurs) all information that investors are reasonably likely to consider material. Special regulation provides for specific parameters to determine what is considered relevant information. Insurance companies are also subject to full disclosure and reporting obligations under the insurance regulatory framework.

On March 2014, regulations related to disclosure of material information have been amended. By virtue of such regulations, issuers under supervision of the SMV are required to disclose all material information in connection with the issuer of registered securities (such as our common shares), its activities or securities issued or secured by such issuer which may influence the liquidity or price of such securities must be disclosed.

Also, issuers whose securities are also traded in foreign markets must file before the SMV all information that is required to be disclosed to investors on such foreign market at least in the same opportunity as such information is delivered pursuant to the applicable foreign regulations.

As explained above, insurance companies are also subject to full disclosure and reporting obligations under the insurance regulatory framework.

Ownership Restrictions

The Peruvian Banking and Insurance Law establishes certain restrictions on the ownership of a bank and insurance company’s capital stock. Banks must have at least two unrelated shareholders at all times. Restrictions are placed on the ownership of shares of any bank or insurance company by persons that have committed certain crimes, as well as by public officials who have supervisory powers over banks or who are majority shareholders of an enterprise of a similar nature. All transfers of shares in a bank or insurance company must be reported to the SBS by the bank or insurance company.

Transfers involving the acquisition by any individual or corporation, whether directly or indirectly, of more than 10% of a bank or insurance company’s capital stock must receive prior authorization from the SBS. The SBS may deny authorization to such transfer of shares if the purchasers (or their shareholders in the case of legal persons) are legally disabled, have engaged in illegal activity in the areas of banking, finance, insurance or reinsurance, or if objections are raised on the basis of the purchaser’s moral fitness or financial solvency. The decision of the SBS on this matter is final and cannot be overturned in the courts. If a transfer is made without obtaining the prior approval of the SBS, the purchaser may be fined an amount equivalent to the value of the securities transferred. In addition, the purchaser will be required to sell the securities within 30 days, or the fine will double, and the purchaser is disqualified from exercising its voting rights at any shareholders’ meetings and to participate in the distribution of dividends. Foreign investors receive the same treatment as Peruvian nationals and are subject to the same limitations described above.

Risk Rating

The Peruvian Banking and Insurance Law and SBS Resolution No. 18400-2010, enacted in December 2010, require that all financial and insurance institutions be rated by at least two rating agencies (registered with the SBS) on a semiannual basis (updated in March and September), in addition to the SBS’s own assessment. Criteria to be considered in the rating include risk management and control procedures, loan quality, financial strength, profitability, liquidity and financial efficiency. Five risk categories are assigned, from “A,” lowest risk, to “E,” highest risk, allowing for subcategories within each letter.

Intervention by the SBS

Pursuant to the Peruvian Banking and Insurance Law, the SBS has the power to interrupt the operations of an insurance company to prevent, or to control and reduce, the effects of its failure. Accordingly, SBS intervention may be of two levels, depending on how critical the situation is: a temporary supervision regime or a definitive intervention regime prior to liquidating the bank or insurance company. Intervention will be taken upon the occurrence of certain events including: (1) payment interruption; (2) failure to comply with the restructuring plan during the surveillance regime; (3) deficit or reduction of more than 50% of its regulatory capital in a 12-month period; or (4) deficit or reduction of its regulatory capital in excess of 50% of its solvency capital.

The intervention regime and the liquidation is the same as the one described above for banking entities. See “Regulation and Supervision—The Peruvian Financial and Insurance System—Intervention by the SBS and Liquidation”. See “—Investment Requirements” for a discussion of investment requirements and technical obligations.

General Overview of the Bahamian Financial Regulatory Framework

The regulatory framework for the operation of the Bahamian financial sector is set forth in the Central Bank of The Bahamas Act, 2000, as amended, and the Banks and Trust Companies Regulation Act, 2000, as amended. The Central Bank of The Bahamas licenses and supervises all of the banks and trust companies in The Bahamas. Its objectives include promoting and maintaining monetary stability and ensuring a sound financial system through the effective application of international regulatory and supervisory standards. All banks must adhere to the Central Bank of The Bahamas’ licensing and prudential requirements, ongoing supervisory programs and regulatory reporting requirements, and are subject to periodic onsite inspections.

Licensing

Inteligo Bank has been granted a banking license by the Central Bank of The Bahamas and an International Banking License by the Superintendency of Banks of Panama. Under the BTCRA, the Central Bank of The Bahamas may revoke the license of a licensee if: in the opinion of the Central Bank of The Bahamas, the licensee (i) is carrying on its business in a manner detrimental to the public interest or the interests of its depositors or other creditors or (ii) contravening the provisions of Bahamian banking law or any other law, order or regulations made thereunder, or any term or condition subject to which the license was issued, either in The Bahamas or elsewhere; (iii) if Inteligo Bank has ceased to carry on its banking business; or (iv) if Inteligo Bank becomes bankrupt or goes into liquidation or is wound up or otherwise dissolved.

Inteligo Bank’s asset management activities and securities custody and trading activities are subject to supervision by the Securities Commission of The Bahamas. Inteligo Bank holds the following licenses from the Securities Commission of The Bahamas: Dealing as Agent or Principal; Arranging Securities; Managing Securities; and Advising on Securities. Inteligo Bank is licensed to undertake all securities related activities that are ancillary to its banking business.

Banking Regulation and Supervision

Banking regulations on capital adequacy and regulatory framework in The Bahamas take into account the recommendations of the Basel Committee. The Central Bank of The Bahamas has adopted a Basel Implementation Program (the “Program”) and has effectively implemented Pillar I, Pillar II and Pillar III of the Basel II framework. The Pillar I framework focuses on the capital adequacy ratio requirements. Pillar II focuses on the ICAAP (the guidelines in relation to the ICAAP were released in August of 2016), and Pillar III relates to Minimum Disclosures. The Central Bank of The Bahamas has rolled out the capital component of the Basel III framework and in 2017, will focus on implementing other elements namely, the Capital Buffers, the Leverage Ratio, the Net Stable Funding Ratio and the Liquidity Coverage Ratio. It should be noted that the Basel implementation timeline with respect to these ratios extends to 2020.

Corporate Governance

The Guidelines for the Corporate Governance of Banks and Trust Companies Licensed to Do Business Within and From Within The Bahamas, issued by the Central Bank of The Bahamas, list the minimum standards that banks must adopt in respect of their corporate governance framework. Generally, the guidelines require the board of directors to develop and implement policies and procedures to ensure (i) the competence and independence of board members, (ii) proper management of strategic, business and process-level risks, (iii) compliance with applicable laws, regulations and guidelines, and (iv) ongoing reporting to the Central Bank of The Bahamas.

Limits on Large Exposures

Pursuant to the Banks and Trust Companies (Large Exposures) (Amendment) Regulations, 2012, no bank shall (i) incur exposures to any individual counterparty or group of connected parties which in the aggregate exceed twenty-five percent of the bank’s capital base, (ii) hold non-capital investments in securities of a single issuer which exceed ten percent of the bank’s capital base, (iii) incur exposures to its related parties which in the aggregate exceed fifteen percent of the bank’s capital base, (iv) incur exposures to related parties unless approved by the bank’s board of directors and negotiated on an arm’s length basis, or, (v) incur non-exempt large exposures which in the aggregate exceed eight hundred percent of its capital base. There are certain exemptions listed in the regulations, and the Central Bank of The Bahamas may also exempt a bank from the exposure limits outlined in the regulations in certain circumstances.

Classification of Impaired Assets

The Guidelines for the Measurement, Monitoring and Control of Impaired Assets, issued by the Central Bank of The Bahamas, provide the Central Bank of The Bahamas’ minimum requirements for the recognition, measurement and classification of impaired assets. An impaired asset is defined as an asset where there is no longer a reasonable assurance of timely collection of the full amount of principal and interest due to a deterioration of credit quality of the counterparty. Banks are required to follow the requirements of the International Financial Reporting Standards relating to impaired assets, in particular International Accounting Standards 18, 36 and 39.

Credit Risk

The Guidelines for the Management of Credit Risk, issued by the Central Bank of The Bahamas, require banks to have a written statement of their credit risk strategy and policies and procedures to implement the strategy. The strategy and policies should be approved by the board of directors and should be consistent with the bank’s degree of risk tolerance, the level of capital available for credit activities and credit management expertise. The Central Bank of The Bahamas endorses the Basel Committee’s Principles for the Management of Credit Risk (September 2000).

Market Risk

The Guidelines on the Management of Market Risk, issued by the Central Bank of The Bahamas, require banks that meet the stated threshold tests to establish sound policies and procedures for the management of market risk, to be supervised and controlled by the board of directors and senior management. Market risk is defined as the risk of losses in on and off-balance sheet positions arising from movements in market prices.

Operational Risk

The Guidelines for the Management of Operational Risk, issued by the Central Bank of The Bahamas, require senior management of a bank, under the approval of the board of directors, to develop and implement an operational risk management framework that explicitly recognizes operational risk as a distinct risk to the institution and aims to effectively manage it. Operational risk is defined as the risk of loss resulting from inadequate or failed internal processes, people and systems from external events. The guidelines are based upon the Principles for the Sound Management of Operational Risk, issued by the Basel Committee on Banking Supervision in 2011.

Country Risk

The Guidelines for the Management of Country Risk, issued by the Central Bank of The Bahamas, require banks to have a risk management process that focuses on the broadly defined concept of country risk and addresses certain minimum requirements listed therein. The guidelines reference the Basel Committee’s Core Principles for Effective Banking Supervision.

Anti-Money Laundering Laws and Regulations

Money laundering is a criminal act in The Bahamas. The laws of The Bahamas concerning money laundering and combatting the financing of terrorism are contained in the following legislation, as amended: (i) the Proceeds of Crime Act, 2018; (ii) the Anti-Terrorism Act, 2004; (iii) the Financial Transactions Reporting Act, 2018; (iv) the Financial Transaction Reporting Regulations, 2018; (v) the Financial Transactions Reporting (Wire Transfers) Regulations, 2018; (vi) the Financial Intelligence Unit Act, 2000; and (vii) the Financial Intelligence (Transactions Reporting) Regulations, 2001. The Guidelines for Licensees on the Prevention of Money Laundering & Countering the Financing of Terrorism, issued by the Central Bank of The Bahamas, apply specifically to banks and other licensees of the Central Bank of The Bahamas. The guidelines require banks to establish clear responsibilities and accountabilities to ensure that policies, procedures and controls which deter criminals from using their facilities for money laundering or the financing of terrorism, are implemented and maintained, thus ensuring that they comply with their obligations under the law. Banks must have in place sufficient controls and monitoring systems for timely detection and reporting of suspicious activities, proper verification of their customers’ identities, record keeping in accordance with applicable laws, and ongoing education and training for its employees.

The Bahamas has enacted the Commercial Entities (Substance Requirements) Act, 2018 which requires substantial economic presence in The Bahamas for certain Bahamian entities that conduct relevant activities. A relevant activity includes the business of banking as conducted by Inteligo Bank. However Inteligo Bank intends to seek exemption from this legislation as it considers itself to be tax resident in another jurisdiction, Panama, despite being a licensed bank in The Bahamas. As a tax resident in Panama, Inteligo Bank would be exempt from the requirements of the Commercial Entities (Substance Requirements) Act, 2018 if it fulfills certain disclosure and governance requirements of the applicable legislation. If Inteligo Bank is not considered to be tax resident in Panama, or does not fulfill the requirements of the applicable legislation,, it will have to enhance its economic and business presence in The Bahamas in order to comply with the Commercial Entities (Substance Requirements) Act, 2018.

External Auditors

The Guidelines on the Relationship between External Auditors of Licensees and the Central Bank of The Bahamas, issued by the Central Bank of The Bahamas, require banks to inform the Central Bank of The Bahamas of the appointment of their external auditors. In addition to listing certain criteria to be used when appointing external auditors, the guidelines also provide examples of facts and matters of material significance that must be reported by an external auditor to the Central Bank of The Bahamas, such as material misstatements in financial statements or evidence of fraudulent activities. The guidelines take into account the aspects of the Basel Committee’s paper, The Relationship Between Banking Supervisors and Banks’ External Auditors (2002).

MANAGEMENT

General

Our business and affairs are managed by our board of directors in accordance with our articles of incorporation and Panamanian corporate law. Our articles of incorporation provide for a board of directors of no less than three members. Our current board of directors is comprised of seven directors and no alternates. The two-year term of our current board of directors will expire in April 2021.

We may increase the size of our board of directors prior to the effective date of our registration statement. If a director resigns or otherwise becomes unable to continue with its duties, a majority of our directors may appoint any other person to serve as director for the remaining term of the board.

The board of directors may establish one or more committees, to which it may delegate any or all of its responsibilities. Each committee shall be composed by two or more directors.

The board of directors typically meets in regularly scheduled quarterly meetings and when called by any dignitary (dignatario) or our Chief Executive Officer. Resolutions must be adopted by a majority of the directors present at the meeting.

Board of Directors

Upon consummation of this offering, our board of directors will consist of seven members. The business address of our board of directors is Av. Carlos Villarán 140, 5th floor Urbanización Santa Catalina, La Victoria, Lima 13, Peru. The following table sets forth certain information about our current directors.

Name	Position	Year of Birth	Year Appointed
Carlos Tomás Rodríguez Pastor Persivale	Chairman	1959	2019
Fernando Martín Zavala Lombardi	Secretary	1971	2019
Felipe Federico Roy Morris Guerinoni	Treasurer	1953	2019
José Alfonso Bustamante y Bustamante	Director	1941	2019
Lucía Cayetana Aljovín Gazzani	Director	1966	2019
Hugo Antonio Santa María Guzmán	Director	1963	2019
Guillermo Martinez Barros	Director	1958	2019

The following sets forth selected biographical information for each of the members of IFS’ board of directors.

Carlos Tomás Rodríguez-Pastor Persivale, has served as IFS’ chairman since 2007. He also serves as Interbank’s chairman since 1995 and was Interbank’s interim Chief Executive Officer during 2010. In addition, Mr. Rodríguez-Pastor serves as director of Intercorp Peru, Inteligo Bank, Inteligo Group Corp., Interseguro, Supermercados Peruanos, Tiendas Peruanas, Homecenters Peruanos, Colegios Peruanos, InRetail Peru Corp., InRetail Pharma and Financiera OH! S.A. Mr. Rodríguez-Pastor received a bachelor’s degree in social science from the University of California at Berkeley and a master’s degree in business administration from the Amos Tuck School of Business at Dartmouth College.

Fernando Martin Zavala Lombardi, has served as an IFS director since his appointment on April 2019, and has been serving Interbank as director since March 2019. Mr. Zavala also serves as CEO and director of Intercorp Peru Ltd. and director of InRetail Peru Corp., Universidad Tecnológica del Perú, Colegios Peruanos, Interfondos, Interseguro, and Inteligo Bank. He previously served as CEO in Peru and Panama of the multinational company SABmiller, as General Manager of Indecopi and has been director of several companies in Peru, and several business guilds and NGOs as well. In the public sector, he has been Prime Minister and

Minister of Economy and Finance, the latest twice. Mr. Zavala received a bachelor’s degree in economics from Universidad del Pacífico in Lima, a master’s degree in business management from Universidad de Piura, and a master’s in business administration from University of Birmingham in England.

Felipe Federico Roy Morris Guerinoni, has served as one of IFS’ directors since 2007. Mr. Morris also serves as Chairman of Interseguro and Financiera OH!, as Vice-Chairman of Interbank and as Director of Intercorp Peru and Inteligo Bank. Mr. Morris received a bachelor’s degree in economics from the Universidad del Pacífico in Lima, a master’s degree in economics from the University of Pittsburgh and a master’s degree in finance from American University.

José Alfonso Bustamante y Bustamante, has served as one of IFS’ and Interbank’s directors since March 2007. Mr. Bustamante is the President of the Board of Corporación Financiera de Inversiones S.A. and also serves as a director of Agrícola Cerro Prieto S.A.C. and San Miguel Industrias Pet S.A. Mr. Bustamante was President of the Board of Telefónica del Perú and Banco Santander Central Hispano, formerly known as Bancosur, and of the Asociación de Bancos del Peru – ASBANC. In the public sector, Mr. Bustamante was the Prime Minister of Peru and Minister of Industry, Tourism, Integration and International Trade Negotiations (1993-1994) and was president of COPRI and Prom Perú during the same period. Mr. Bustamante received a bachelor’s degree in agricultural engineering from the Universidad Nacional Agraria La Molina in Lima and pursued his graduate studies at the University of Michigan, Ann Arbor.

Lucía Cayetana Aljovin Gazzani, has served as one of IFS’ directors since her appointment in April 2019 and has been serving as Interbank’s director since July 2018. She has also served as Foreign Affairs Minister, Minister of Energy and Mines and Minister of Social Inclusion, and is the President of the National Fishing Society. Previously, she was a partner at Miranda & Amado law firm, a member of the board of directors of the Lima Stock Exchange and served as director of other Peruvian companies and nonprofit organizations. Mrs. Aljovin received a degree in Law from the Pontificia Universidad Católica del Perú and a master’s degree in business administration from Universidad Adolfo Ibanez of Chile. She has also been a journalist and a professor at several Peruvian universities.

Hugo Antonio Santa María Guzmán, has served as one of IFS’ directors since his appointment in April 2019, and has been serving as Interbank director since November 2016. Mr. Santa María is partner, manager of economic studies, and chief economist of APOYO Consultoría, where he runs the Business Advisory Service (SAE, for its acronym in Spanish). SAE is the leading economic and business (analysis) service in Peru. He is currently a member of the board of directors of Virú S.A. and Colegios Peruanos and serves as an alternate director of InRetail Perú Corp. Previously, he was a member of the boards of Banco Santander Peru, Grupo ACP, Companía Minera Atacocha and the Consolidated Reserve Fund (investment fund of the Peruvian public pension system) and independent director and President of the board of Mibanco. Mr. Santa María has been a professor in graduate programs at Universidad del Pacífico, Universidad Peruana de Ciencias Aplicadas and Universidad de Piura and has been invited as speaker at academic institutions, public organizations and private companies in several countries. He has published more than a hundred articles in newspapers such as Gestión, El Comercio and Perú 21, as well as magazines such as Semana Económica, Perú Económico, Poder and other publications. Mr. Santa María holds a bachelor’s degree in economics from Universidad del Pacífico and Ph.D. from Washington University in St. Louis.

Guillermo Martínez Barros, has served as one of IFS’s directors since 2019. He has also served as a director of Interseguro since 2008. Mr. Martínez serves as director of Financiera OH! S.A., Isapre Consalud in Chile, PrimAmérica Consultores S.A. in Chile and PrimAmérica Capacitación S.A. in Chile and is a member of the Direction Committee of Centros de Salud Peruanos S.A.C. Mr. Martínez is also the chairman and owner of Inmobiliaria e Inversiones Siete Mares S.A. and the chairman of Scan S.A., Ebench S.A. and Redlegal S.A. in Chile. Mr. Martínez received a bachelor’s degree in economics from the Universidad Católica de Chile, a master’s degree in business administration from the University of Chicago and a master’s degree in economics from the London School of Economics.

Executive Officers

The business address of our executive officers is Av. Carlos Villarán 140, Urbanización Santa Catalina, La Victoria, Lima 13, Peru. The following table sets forth certain information about our executive officers. Each member of our management team serves for open-ended terms.

Name	Position	Year of Birth	Year Appointed
Luis Felipe Castellanos Lopez Torres	Chief Executive Officer	1970	2013
Gonzalo José Basadre Brazzini	Deputy Chief Executive Officer	1970	2013
Michela Casassa Ramat	Chief Financial Officer	1973	2012
Liliana Elcira Vera Villacorta	Chief Accounting Officer	1974	2006
Juan Antonio Castro Molina	General Counsel	1971	2006
Ernesto Giancarlo Ferrero Merino	Investor Relations Officer	1973	2014
Katia Mercedes Lung Won	Chief Compliance Officer	1968	2016

Luis Felipe Castellanos López Torres, Mr. Castellanos has served as IFS’ Chief Executive Officer since April 2013 and as Interbank’s Chief Executive Officer since January 2011. Mr. Castellanos is also one of Interseguro’s directors since his appointment in April 2019. Mr. Castellanos joined Interbank in 2006 as the Chief Executive Officer of Interfondos. He has served as Interbank’s Vice President for Retail Banking and Manager of the Mortgage and Real Estate Division. Previously, he was a Director in the investment banking division at Citigroup Global Markets in New York. Before joining Citigroup, Mr. Castellanos was responsible for the treasury department at Minera Yanacocha S.A. Mr. Castellanos received a bachelor’s degree in business administration from the Universidad del Pacífico and a master’s degree in business administration from the Amos Tuck School of Business at Dartmouth College.

Gonzalo José Basadre Brazznini, has served as IFS’ Deputy Chief Executive Officer since April 2013. Mr. Basadre is also the General Manager/Chief Executive Officer of Interseguro since 2012. Previously, he was the Vice President of Investments (Chief Investment Officer) of Interseguro. He received a bachelor’s degree in business administration from the Universidad del Pacífico in Lima and a master’s degree of business administration from Harvard University.

Michela Casassa Ramat, has served as IFS’ Chief Financial Officer and as Interbank’s Chief Financial Officer since September 2012. Mrs. Casassa joined Interbank in September 2011 as Head of Strategic Planning. Prior to joining Interbank, she served as Head of Strategy for Corporate and Investment Banking at Banco de Crédito del Perú in Lima and Unicredit in Munich, and Head of Strategy for the International Division of Unicredit in Milan and Istanbul. She has also worked at The Boston Consulting Group in Milan and Citibank in Lima. Mrs. Casassa holds a bachelor’s degree in business administration from the Universidad de Lima and a master’s in business administration with a specialization in finance from the SDA Bocconi in Milan.

Liliana Elcira Vera Villacorta, has served as IFS’ Chief Accounting Officer since our formation. Ms. Vera served as Accounting Manager of Interbank from 2003 to 2011. From 1998 to 2002, Ms. Vera was a senior analyst at Paredes, Burga & Asociados Sociedad Civil de Responsabilidad Limitada, a member firm of Ernst & Young Global. Ms. Vera received a degree in accounting from the Pontificia Universidad Católica del Perú and a master’s degree in business administration from INCAE Business School.

Juan Antonio Castro Molina. Mr. Castro is Legal Director for Intercorp Group, and General Counsel for IFS since its incorporation. Mr. Castro also serves as member of the board of Universidad Tecnológica del Peru and other companies part of the Intercorp Group. Mr. Castro was previously employed at Wilmer, Cutler, Pickering, Hale and Dorr in Washington D.C. and has also served as chief of staff to the Prime Minister of Peru (2001). Mr. Castro received a degree in law from the Pontificia Universidad Católica del Perú, a master’s of laws degree from the University of Virginia where he attended as a Fulbright scholar, a master’s of business administration degree from Universidad Adolfo Ibañez, and he has attended senior management programs at Harvard Business School and the Wharton School of Business at the University of Pennsylvania.

Ernesto Giancarlo Ferrero Merino, was appointed IFS’ Investor Relations Officer in July 2014. Previously he served as Interbank’s Head of Financial Management since February 2012. Mr. Ferrero joined Interbank in November 2010 as Deputy Head of Corporate Finance. Prior to joining Interbank, he served as Corporate and Investment Banking Vice President at BBVA Banco Continental and General Manager at BBVA Continental Bolsa. Mr. Ferrero holds a bachelor’s degree in economics from the Universidad del Pacifico, as well as a master’s degree in business administration from the Rotterdam School of Management at Erasmus University, The Netherlands.

Katia Mercedes Lung Won was appointed as IFS’ Chief Compliance Officer in March 2016. She also serves as Chief Compliance Officer of Interbank since 2012. Prior to joining Interbank, Ms. Lung served as Vice President Project Manager for Suntrust Bank in Miami, Florida in the International Wealth Management Division and as Vice President BSA/AML Compliance Officer for BNP Paribas Agency and the General Security Principal (Broker Dealer) for BNP Paribas Investment Services. Ms. Lung holds a bachelor’s degree in business administration from Florida International University (Cum Laude), and a master in business administration from Nova Southeastern University, as well as, a CP/AML FIBA and a Six Sigma Certification—Green Belt.

Interbank

Board of Directors

Interbank’s board of directors consists of ten members, seven of whom are independent. The business address of Interbank’s board of directors is Av. Carlos Villarán, Urbanización Santa Catalina, La Victoria, Lima 13, Peru. The following table sets forth certain information about our directors as of the date of this prospectus.

Name	Position	Year of Birth	Year Appointed
Carlos Tomás Rodríguez Pastor Persivale	Chairman	1959	2019
Ramón José Vicente Barúa Alzamora	Director	1946	2019
José Alfonso Bustamante y Bustamante (1)	Director	1941	2019
David Fischman Kalincausky (1)	Director	1958	2019
Carmen Rosa Graham Ayllon de Espinoza (1)	Director	1958	2019
Carlos Miguel Heeren Ramos (1)	Director	1968	2019
Felipe Federico Roy Morris Guerinoni	Director	1953	2019
Lucía Cayetana Aljoín Gazzani (1)	Director	1966	2019
Hugo Antonio Santa María Guzmán (1)	Director	1963	2019
Fernando Martín Zavala Lombardi	Director	1971	2019

(1)	Independent director pursuant to Peruvian regulations.

The following sets forth selected biographical information for each of the members of Interbank’s board of directors.

Carlos Rodríguez-Pastor Persivale, See “–General–Board of Directors”.

Ramón José Vicente Barúa Alzamora, has served as one of IFS’ directors since 2006 and as one of Interbank’s directors since 1994. In addition, Mr. Barúa serves as a director of InRetail Pharma, Supermercados Peruanos, Tiendas Peruanas, Homecenters Peruanos, Real Plaza, Universidad Tecnologica del Perú, Inteligo

Bank and Interseguro. Mr. Barúa received a bachelor’s degree in industrial engineering from the Universidad Nacional de Ingeniería in Lima and a degree in economics from the Université Catholique de Louvain in Belgium.

José Alfonso Bustamante y Bustamante, See “–General–Board of Directors”.

David Fischman Kalincausky, has served as one of Interbank’s directors since 2003. Mr. Fischman also serves as a director of Supermercados Peruanos. Mr. Fischman received a degree in civil engineering from Georgia Tech University and a master’s degree in business administration from Boston University.

Carmen Rosa Graham Ayllón, has served as one of Interbank’s directors since March 2007. Ms. Graham is a business consultant and a member of the board of directors of Ferreycorp S.A., Patronato Pro Universidad del Pacífico and Fundación Empresarios por la Educación. Ms. Graham also serves as President of Fundación Backus. Ms. Graham was President of Universidad del Pacífico from 2007 to 2009. From 1981 to 2005, Ms. Graham was employed at IBM, where she was CEO of IBM Colombia from 1999 to 2001, CEO of IBM Perú and Bolivia from 2001 to 2003 and Regional Director of Strategy from 2004 to 2005. Ms. Graham received a bachelor’s degree in business administration from the Universidad del Pacífico in Lima and a master’s degree in business administration from Adolfo Ibañez School of Business in Miami. Ms. Graham has completed management trainings at IBM Corporation and advanced programs at Georgetown University, Harvard University, Universidad Monterrey and Universidad de Piura.

Carlos Heeren Ramos has served as one of Interbank’s directors since 2015 and is CEO of UTEC (Universidad de Ingenieria y Tecnologia) and Tecsup (Instituto Superior de Tecnologia). He currently serves on the board of a number of companies as well as non-profit organizations. Prior to his current role, he was a partner in the largest consulting firm in Peru, Apoyo Consultoria, where he served as the head of management consulting. Additionally, he spent twelve years as a faculty member in the Graduate School of the Universidad del Pacifico, and has published in various local media. He obtained his bachelor’s degree in Economics at the Universidad del Pacifico, and obtained his master’s degree in Economics at the University of Texas at Austin.

Felipe Morris Guerinoni, See “–General–Board of Directors”.

Lucía Cayetana Aljovin Gazzani, See “–General–Board of Directors”.

Hugo Antonio Santa María Guzmán, See “–General–Board of Directors”.

Fernando Martin Zavala Lombardi, See “–General–Board of Directors”.

Executive Officers

The business address of Interbank’s executive officers is Av. Carlos Villarán 140, Urbanización Santa Catalina, La Victoria, Lima 13, Peru. The following table sets forth certain information about Interbank’s executive officers as of the date of this prospectus.

Name	Position	Year of Birth	Year Appointed
Luis Felipe Castellanos López Torres	Chief Executive Officer	1970	2011
Michela Casassa Ramat	Chief Financial Officer	1973	2012
Carlos Tori Grande	Vice President of Retail Business	1976	2017
Gabriela Prado Bustamante	Vice President of Risk Management	1970	2008
Víctor Cárcamo Palacios	Vice President of Commercial Banking	1972	2016
Cesar Augusto Andrade Nicoli	Vice President of Operations	1971	2015
Giorgio Bernasconi Carozzi	Vice President of Capital Markets	1961	2009
Alfonso Díaz Tordoya	Vice President of Distribution Channels	1979	2017
Zelma Acosta-Rubio Rodríguez	Vice President of Corporate and Legal Affairs	1965	2007
Julio Del Valle Montero	Manager of Human Resources	1977	2019

Luis Felipe Castellanos López Torres, See “–General–Executive Officers.”

Michela Casassa Ramat, See “–General–Executive Officers.”

Carlos Tori Grande, has served as Interbank’s Vice President of Retail Banking since January 2017, after serving as Vice President for Distribution Channels since February 2014. Mr. Tori joined Interbank in 2009 as Head of the Corporate Finance team. Prior to 2009, he served as an Investment Banking Associate at Merrill Lynch’s Financial Institutions Group. Mr. Tori currently serves as a director in several companies related to Interbank, including Interfondos, and Compañia de Servicios Conexos Expressnet S.A.C. Prior to joining Interbank, Mr. Tori also worked for Citigroup and BankBoston. Mr. Tori received a bachelor’s degree in business administration from Texas A&M University and a master’s degree in business administration from the Amos Tuck School of Business at Dartmouth College.

Gabriela Prado Bustamante, has served as Interbank’s Vice President of Risk Management since July 2008. Previously, Ms. Prado was responsible for Interbank’s Special Asset Management Division. From 2000 to 2004, Ms. Prado served as Manager of Interbank’s Risk Management Division, which is responsible for monitoring customer performance. Ms. Prado received a bachelor’s degree in business administration from the Universidad de Lima, and a graduate degree in business administration from the INCAE Business School.

Víctor Cárcamo Palacios, has served as Interbank’s Executive Vice President for Commercial Banking since January 2016. Previously, he served as Head of Corporate Finance and Head of Medium Enterprises Banking at Interbank. Before joining Interbank, Mr. Cárcamo was the Executive Director of Capital Markets at Banco Santander in Mexico. Mr. Cárcamo holds a bachelor’s degree in economics from the Universidad de Lima and a master’s degree in business administration from the Universidad Adolfo Ibañez in Chile. Mr. Cárcamo also completed the General Management Program at Harvard Business School.

Cesar Augusto Andrade Nicoli, has served as Interbank’s Executive Vice President of Operations since May 2015. Before joining Interbank, he served as Director of Sales Strategy at LanChile, and was previously Commercial Vice President at Telefonica Peru. Mr. Andrade holds a bachelor’s degree in economics from the Universidad del Pacífico in Lima, and has a master’s in business administration from the Kellogg School of Management.

Giorgio Bernasconi Carozzi, has served as Interbank’s Vice President for Capital Markets since March 2009. Prior to joining Interbank, Mr. Bernasconi served as Director in Strategy and Marketing, Global Markets and Distribution for Latin America and was responsible for Latin American capital markets at BBVA Bancomer in México. From 1997 to 2006, he was the Deputy General Manager for BBVA Banco Continental. He previously served as Treasury Vice President for Citibank Lima. Mr. Bernasconi has a bachelor’s degree in administration from the Pontificia Universidad Católica del Perú.

Alfonso Díaz Tordoya, has served as Interbank’s Vice President of Distribution Channels since January 2017, after serving as Manager for the Digital Channels Division since May 2013, when he joined Interbank. Mr. Diaz also serves as a director of Interfondos, a subsidiary of Interbank. Prior to joining Interbank, Mr. Diaz worked in management consulting at A.T. Kearney and in commercial banking at Citigroup Peru. Mr. Diaz is a Licensed Industrial Engineer from Universidad de Lima and a holds a master’s degree in business administration from Harvard Business School.

Zelma Acosta-Rubio Rodríguez, has served as Interbank’s Vice President of Corporate and Legal Affairs and Secretary of the board of directors since April 2007. Mrs. Acosta-Rubio also serves as a director of several related companies of Interbank, including, La Fiduciaria S.A. (related under SBS rules) and Intertitulos S.A. Before joining Interbank, Mrs. Acosta-Rubio worked at Clifford Chance in London and Milbank, Tweed, Hadley & McCloy in New York. Mrs. Acosta-Rubio received a law degree from the Universidad Catolica Andres Bello in Caracas, a master’s degree in comparative jurisprudence from New York University; a master’s degree in international banking law from Morin Center for Banking and Financial Law at Boston University and a master’s degree in business administration from the Management School at Universidad de Piura. Mrs. Acosta-Rubio is admitted to the New York State Bar.

Julio Del Valle Montero, has served as Interbank’s Human Resources Manager since January 2019. Mr. Del Valle joined Interbank in 2007 and since then has led teams related to Process Transformation, Procurement and Facility Management. Previously, he worked as Senior Manager at BNSF Railway in Texas, United States. Mr. Del Valle holds a bachelor’s degree in industrial engineering from St. Mary’s University and a master’s degree in business administration from SMU Cox School of Business.

Interseguro

Board of Directors

Interseguro’s board of directors for 2019 consists of eight principal members and one alternate member, four of whom are independent. The business address of Interseguro’s board of directors is Avenida Javier Prado Este No. 492, San Isidro, Lima 27, Peru. The following table sets forth certain information about Interseguro’s directors as of the date of this prospectus.

Name	Position	Year of Birth	Year Appointed
Felipe Morris Guerinoni	Chairman	1953	1998
Juan Carlos Vallejo Blanco	Director	1964	2012
Carlos Tomás Rodríguez Pastor Persivale	Director	1959	1998
Ramón José Vicente Barúa Alzamora	Director	1946	2000
Rauĺ Musso Vento (1)	Director	1954	2000
Fernando Martín Zavala Lombardi	Director	1971	2019
Luis Felipe Castellanos López Torres	Director	1970	2019
Guillermo Martínez Barros (1)	Director	1958	2008
Carlos Saco Vértiz Tudela(1)(2)	Alternate Director for Mr. Guillermo Martínez Barros	1961	2013

(1)	Independent director pursuant to Peruvian regulations.
(2)	Carlos Saco Vértiz is an alternate director.

The following sets forth selected biographical information for each of the members of Interseguro’s board of directors.

Felipe Morris Guerinoni, See “–General–Board of Directors”.

Juan Carlos Vallejo Blanco, has served as one of Interseguro’s directors since 2012. In addition, Mr. Vallejo is the General Manager and director of Supermercados Peruanos, and serves as a director of InRetail Pharma, Tiendas Peruanas, Homecenters Peruanos, Real Plaza, Quicorp, Mifarma S.A.C., Financiera OH! S.A. and Inmobiliaria Milenia S.A. Mr. Vallejo received a bachelor’s degree in industrial engineering from the Universidad de Chile and a master’s degree in business administration from INCAE Business School in Costa Rica.

Carlos Tomás Rodríguez Pastor Persivale, See “–General–Board of Directors.”

Ramón José Vicente Barúa Alzamora, See “–Interbank–Board of Directors.”

Raul Musso Vento, has served as one of Interseguro’s directors since 2000 and is currently the Chief Executive Officer of Industrias Electro Químicas S.A. Mr. Musso served as a director of Urbi Mercados S.A. from 1999 to 2000, as the General Manager of LP Holding S.A. from 1998-1999 and as the Vice-President of Bankers Trust Company. Mr. Musso received a bachelor’s degree in Economics from the Universidad del Pacífico and a master’s degree in Economics from the University of Pittsburgh.

Fernando Martín Zavala Lombardi, See “–General–Board of Directors”.

Luis Felipe Castellanos López Torres, See “–General–Executive Officers”

Guillermo Martínez Barros, See “–General–Board of Directors”.

Carlos Saco Vértiz Tudela, has served as an alternate director of Interseguro’s since 2004. Mr. Saco-Vértiz has also served as a director of Financiera OH! S.A., Tiendas Peruanas S.A., Supermercados Peruanos S.A. and Homecenters Peruanos S.A. Mr. Saco-Vértiz received a law degree from the Pontificia Universidad Católica del Perú and graduated from the Senior Management Program (PAD) of the Universidad de Piura.

Executive Officers

The business address of Interseguro’s executive officers is Avenida Pardo y Aliaga No. 634, San Isidro, Lima 27, Peru. The following table sets forth certain information about Interseguro’s executive officers.

Name	Position	Year of Birth	Year Appointed
Gonzalo José Basadre Brazzini	Chief Executive Officer	1970	2012
Juan Carlos Motta Flores	Vice President, Operations	1963	2011
Martin Hurtado Castillo	Chief Investment Officer	1974	2016
Francisco Vásques León	Vice President, Commercial Division	1977	2019
Patricia Conterno Martinelli	Vice President, Digital Development and Analytics	1980	2018

Gonzalo José Basadre Brazzini, See “–General–Executive Officers”.

Juan Carlos Motta Flores, serves as Interseguro’s Vice President of Operations and Actuarial Studies since 2011. Before joining Interseguro, was the Chief Executive Officer at Penta Seguros de Vida-Penta Hipotecario in Chile for ten years, and previously as Technical Manager at Consorcio Nacional de Seguro, also in Chile. Mr. Motta holds a bachelor’s degree in economics and a master’s degree in Economics from Universidad Catolica de Chile.

Martin Hurtado Castillo, serves as Interseguro’s Chief Investment Officer since 2016. Prior to joining Interseguro, Mr. Hurtado was a Partner at Capia Servicios Financieros, a local M&A Boutique. He also worked as a Manager – Real Estate Strategy at Urbanova Inmobiliaria (Grupo Breca). He has also served as a Partner in Banco Brasil Plural (Sao Paolo, Brasil) and as a Securities Analyst at Invesco’s Global Real Estate Securities Division (Dallas, Texas). Mr. Hurtado holds a bachelor’s degree in economics from Universidad de Lima and a master’s degree in business administration from University of Texas at Austin.

Francisco Vásques León, serves as Interseguro’s Commercial Vice President since 2016. Previously, Mr. Vásquez served as Commercial Division Manager of Life Annuities. Before joining Interseguro, Mr. Vásquez worked as Corporate Sales Manager at Invita Seguros. Mr. Vásquez holds a bachelor’s degree in economics from Universidad Ricardo Palma and a Master in Business Administration from Universidad de Piura. Mr. Vásquez recently completed a Global Leadership Program at the Kellogg School of Management at Northwestern University.

Patricia Conterno Martinelli, serves as Vice President of Digital Development and Analytics since 2018. Previously, Mrs. Conterno served as Strategy and Digital Development Manager, Bancassurance Sales Manager, and Marketing and Commercial Development Manager. Before joining Interseguro, Mrs. Conterno served as Project Manager at Expedia and as Strategy Consultant at Bain & Company in London. She holds a bachelor’s degree in economics from the Universidad del Pacífico, and a master’s degree in business administration from the Wharton School of Business at the University of Pennsylvania.

Inteligo

Board of Directors

Inteligo’s board of directors consists of five members, none of whom are independent. The business address of Inteligo’s board of directors is Calle 50 con Elvira Méndez, Piso 48 (P.H. Tower Financial Center), Panama City, Panama. The following table sets forth certain information about Inteligo’s directors as of the date of this prospectus.

Name	Position	Year of Birth	Year Appointed
Roberto Hoyle McCallum	Chairman	1949	2014
Carlos Rodríguez Pastor Persivale	Vice President	1959	2007
Ramón José Vicente Barúa Alzamora	Treasurer	1946	2006
Fernando Zavala Lombardi	Secretary	1971	2019
Luis Felipe Castellanos	Director	1970	2019

The following sets forth selected biographical information for each of the members of Inteligo’s board of directors.

Roberto Hoyle McCallum, served as Chairman of Inteligo Group since February 2014. He also serves as Chairman of Inteligo Bank Ltd., Chairman of Instituto Cultural Peruano Norteamericano (ICPNA), Chairman of Corporacion Infinito, Director of Inteligo Sociedad Agente de Bolsa S.A., Director of Bolsa de Valores de Lima, Director of inPeru, Director of Vida Peru, Director of Yatch Club Peruano, former director and member of the executive committee of Camara de Comercio de Lima, former Chairman of the Bolsa de Valores de Lima, former Chairman of inPeru and former member of the Executive Committee of FIAB (Federación Iberoamericana de Bolsas). Mr. Hoyle has over 45 years of experience in international banking. He received a bachelor’s degree in business administration and completed the Management Executive Program and the executive master’s degree in business administration of the Universidad de Piura.

Carlos Rodríguez Pastor Persivale, See “–General–Board of Directors”.

Ramón José Vicente Barúa Alzamora, See “–Interbank–Board of Directors”.

Fernando Zavala Lombardi, See “–General–Board of Directors”.

Luis Felipe Castellanos, “See “–General–Executive Officers.”

Executive Officers

The business address of Inteligo’s executive officers is Calle 50 con Elvira Méndez, Piso 48 (P.H. Tower Financial Center), Panama City, Panama. The following table sets forth certain information about Inteligo’s executive officers.

Name	Position	Date of Birth	Year Appointed
Reynaldo Roisenvit Grancelli	Chief Executive Officer	1969	2014
Bruno Ferreccio Del Río	Deputy CEO	1976	2017
Mario Caballero Rosazza	Chief Financial Officer	1979	2017
Victor Vinatea Cámere	Chief Operations Officer	1962	2017
Gianina Gutuzzo Oliva	General Counsel	1975	2016

Reynaldo Roisenvit Grancelli, has served as Inteligo Group’s Chief Executive Officer since February 2014. He also serves as Inteligo SAB’s Chief Executive Officer and Director of Inteligo Bank since 2003. Mr. Roisenvit is also director of the Lima Stock Exchange, member of the Investment Committee of Interseguro, member of Corporate Governance Committees of Inteligo Bank and Director of CAVALI. He previously served as Deputy CEO of Inteligo SAB, Chief of Research of Interfip Bolsa, CEO of Interfip Bolsa, Products Manager of Private Banking at Interbank and Portfolio Manager of Global Investment Advisory Group at the Compass Group, in New York. Mr. Roisenvit received a bachelor’s degree in economics from the Universidad de Lima and a master’s degree in business administration from Columbia Business School.

Bruno Ferreccio Del Río, has served as Inteligo’s Deputy CEO since April 2017. He also serves as Inteligo Bank’s Chief Executive Officer since May 2019. Previously, he served as Chief Commercial Officer since December 2015. In addition, he served as Inteligo’s Chief Financial Officer and as Inteligo SAB’s Financial Vice President since April 2014. Before joining Inteligo in June 2010 as Inteligo SAB’s Financial Manager and Chief of Products, Mr. Ferreccio was the Vice President of Futures and Derivates in Commodities at AAKOP LLC in New York, and Resident Engineer of HV S.A. CONTRATISTAS in Peru. He received a bachelor’s degree in civil engineering from the University of Texas, Austin, a master’s degree in business administration from the University of Michigan and completed the General Management Program at Harvard Business School.

Mario Caballero Rosazza, has served as Inteligo’s Chief Financial Officer since September 2017. Before joining Inteligo, he served as Finance Director at Cilag Gmbh International in Switzerland and EMEA Controller at Biosense Webster in Belgium, both companies are part of Johnson & Johnson. He received a bachelor’s degree in economics from Universidad del Pacifico and a master’s degree in business administration from Oxford University.

Victor Vinatea Cámere, has served as Inteligo’s Chief Operations Officer since 2017. Mr. Vinatea has more than 30 years of banking experience. Before joining Inteligo, Mr. Vinatea held management positions in commercial and retail banking as well as in operations at different banking institutions in Peru. He has been director of La Fiduciaria and Intertítulos. Mr. Vinatea received a degree in business administration from ESAN and holds a Master in Business and Administration in Direction from INCAE and Universidad Adolfo Ibañez and has participated in international seminars related to banking at Harvard Business School.

Gianina Gottuzo Oliva, has served as Inteligo’s General Counsel since 2016. She has also served as General Counsel of InRetail Perú Corp. and Legal Counsel of Intercorp Peru from 2010 to 2016. Mrs. Gotuzzo was previously a Senior Associate of Hernández & Cía. Mrs. Gotuzzo was a professor of corporate law at Pontificia Universidad Católica del Peru for seven years, where she received her law degree in 1999. Mrs. Gotuzzo holds an LL.M. from Cornell University and was admitted to the New York Bar in 2002.

Compensation

IFS

Our articles of incorporation provide that our shareholders are responsible for determining the compensation to be paid to members of our board. In 2018, annual compensation to board members of IFS and subsidiaries totaled S/1,925,000. In 2018, the executive officers of IFS and subsidiaries received compensation from us and our subsidiaries of S/22,295,000.

None of our directors or any of the directors of our subsidiaries have entered into any service contracts with our company or our subsidiaries providing for benefits upon termination of their employment.

Share Ownership by Directors and Senior Management

Except as described under “Principal Shareholders”, none of our directors or senior management beneficially owns our common shares other than three directors and two senior executives of IFS, who own a 0.1% interest in IFS.

Executive Long-Term Incentive Plan

We have not adopted a definitive executive long-term incentive plan. Following the consummation of the offering, however, we anticipate that our board of directors will consider alternatives for the implementation of an executive long-term incentive plan with a view toward adopting a plan or plans suitable for IFS, subject to necessary approvals.

Neither we nor our subsidiaries set aside any amounts to provide pension, retirement or similar benefits to our directors or members of our administrative, supervisory or management bodies.

Corporate Governance

As a foreign private issuer, we are subject to different corporate governance requirements than those followed by a U.S. company with shares listed on the NYSE that follow NYSE listing standards. With certain exceptions, foreign private issuers are permitted to follow their home country corporate governance standards.

We are registered with the SMV and although there is no legal obligation to comply with Peruvian corporate governance practices, we are required to report our degree of compliance with Peruvian corporate governance practices for Peruvian publicly-held companies to the SMV. Because we are not subject to Panamanian securities laws as we have not offered any securities in Panama and because general corporate law in Panama does not impose any meaningful restrictions on our corporate governance, a comparison to Panamanian corporate governance practices is not applicable. Additionally, we have adopted a set of additional corporate governance guidelines as contemplated by the U.S. Sarbanes-Oxley Act of 2002 and our articles of incorporation, which include the establishment of:

•	principles and duties relating to the conduct of our management, including as with respect to confidentiality and conflicts of interest;

•	internal accounting controls systems;

•	an audit committee; and

•	a code of business conduct and ethics.

The following is a comparison between our corporate governance policies under Peruvian law and those of the NYSE listing standards.

NYSE Standards	Our Corporate Governance Practices
Director Independence. A majority of the board of directors must be independent, except in the case of a “controlled” issuer. §303A.01 of the NYSE Listed Company Manual	Our articles of incorporation provide for a minimum of three members for our board of directors. Currently, our board of directors is composed of seven members.

The criteria for determining independence under our corporate governance standards has been defined in accordance with Rule 10A-3 under the Exchange Act.

Executive Sessions. Non-management directors must meet regularly in executive sessions without management. Independent directors should meet alone in an executive session at least once a year. §303A.03 of the NYSE Listed Company Manual	Under our articles of incorporation and applicable laws non-management directors are not required to meet in executive sessions without management.

NYSE Standards	Our Corporate Governance Practices
Audit committee. An audit committee satisfying the requirements of Rule 10A-3 under the Exchange Act. §303A.06 of the NYSE Listed Company Manual	Our audit committee complies with the criteria set forth under our “Audit Committee Charter,” the rules of the NYSE and Rule 10A-3(b)(1) of the Exchange Act, each as applicable to foreign private issuers and taking into account applicable transition periods. Our audit committee consists of three directors, all of whom are financially literate and one of whom is a financial expert. Two of the audit committee members are independent.

Audit committee additional requirements. §303A.07 of the NYSE Listed Company Manual requires that an audit committee must consist of at least three members, each of whom are financially literate and at least one of whom is a financial expert, and that the audit committee have a written charter outlining the committee’s responsibilities.	Our audit committee complies with the criteria set forth under our “Audit Committee Charter,” the rules of the NYSE and Rule 10A-3(b)(1) of the Exchange Act, each as applicable to foreign private issuers and taking into account applicable transition periods. Our audit committee consists of three directors, all of whom are financially literate and one of whom is a financial expert. Two of the audit committee members are independent.

Nominating/corporate governance committee. A nominating/corporate governance committee of independent directors is required. The committee must have a charter specifying the purpose, duties and evaluation procedures of the committee. §303A.04 of the NYSE Listed Company Manual	We do not have a nominating/corporate governance committee. Our board of directors has the power to establish such a committee in the future on the terms that it deems fit.

Compensation committee. A compensation committee of independent directors is required. The committee must approve executive officer compensation and must have a charter specifying the purpose, duties and evaluation procedures of the committee. §303A.05 of the NYSE Listed Company Manual	We do not have a compensation committee. Our Board of Directors may establish a compensation committee in the future on the terms it deems appropriate.

Code of Ethics. A code of business conduct and ethics are required, as is disclosure of any waiver for directors or executive officers. §303A.10 of the NYSE Listed Company Manual	We have adopted a code of business conduct and ethics, as contemplated by the NYSE. Our board of directors has the obligation to verify compliance with the provisions of such code.

Board Committees

Audit Committee

Our audit committee complies with the criteria set forth under our “Audit Committee Charter,” the rules of the NYSE and Rule 10A-3(b)(1) of the Exchange Act, each as applicable to foreign private issuers and taking into account the relevant transition period. Our audit committee consists of three directors, all of whom are financially literate and one of whom is a financial expert. The current members of our audit committee are Fernando Martín Zavala Lombardi; Felipe Federico Roy Morris Guerinoni and Hugo Antonio Santa María Guzman. Felipe Federico Roy Morris Guerinoni and Hugo Antonio Santa María Guzman are independent under Rule 10A-3 under the Exchange Act. Felipe Federico Roy Morris Guerinoni is a financial expert in accordance with NYSE rules. Our audit committee oversees our corporate accounting and financial reporting process. Immediately prior to the closing of this offering, the audit committee will be responsible for:

•	reviewing our financial statements;

•	evaluating our internal controls and procedures, and identifying deficiencies;

•

recommending to our annual shareholders’ meeting the appointment of our external auditors, determining their compensation, retention and oversight, and resolving any disagreement that may arise between management and our external auditors;

•	evaluating the Company’s compliance with the Board of Director’s internal regulation, as well as with general principles of corporate governance;

•

informing our board of directors regarding any issues that arise with respect to the quality or integrity of our financial statements, our compliance with legal or regulatory requirements, the performance and independence of the external auditors, or the performance of the internal audit function;

•

establishing procedures for the reception, retention and treatment of complaints regarding accounting, internal controls or other auditing matters, including the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	independently engaging its own counsel and any other advisers it deems necessary to fulfill its functions; and

•	establishing policies and procedures to pre-approve audit and permissible non-audit services.

PRINCIPAL SHAREHOLDERS

Our only outstanding equity securities are our common shares. As of June 28, 2019, IFS had issued 113,110,864 common shares, of which 84,633,002 were registered in CAVALI. As of June 28, 2019 (the most recent practicable date), 549,640 common shares registered in CAVALI were held by 27 U.S. citizens and/or residents in the United States.

The following table sets forth the record and beneficial ownership of our common shares before the offering and after the offering, with respect to each seller in this offering or other shareholders known to us to own 5% or more of our outstanding common shares, as of July 2, 2019, assuming no exercise of the underwriters’ option to purchase additional common shares and assuming exercise of the underwriters’ option to purchase additional common shares in full.

	Common Shares Owned Before the Offering		Common Shares Owned After the Offering (Assuming no Exercise of the Option)		Common Shares Owned After the Offering (Assuming Exercise of the Option in full)
Shareholders	Number of Shares	Percentage owned	Number of Shares	Percentage owned	Number of Shares	Percentage owned
Intercorp Perú Ltd.(1)(2)	84,063,793	74.3%	81,632,547	71.4%	81,632,547	70.6%
Shares owned by Interbank and IFS (3)	2,418,754	2.1%	0	0.0%	0	0.0%
EMFI	4,006,000	3.5%	1,006,000	0.9%	1,006,000	0.9%
Other Directors and Officers (4)	116,610	0.1%	116,610	0.1%	116,610	0.1%

Float	22,505,707	19.9%	31,505,707	27.6%	32,855,707	28.4%

Total	113,110,864	100.0%	114,260,864	100.0%	115,610,864	100.0%

(1)

International Financial Group Holdings, Inc. (“IFH”), representing 77.3% of the voting rights of Intercorp Peru and the right to appoint four of the five directors of Intercorp Peru, has entered into an irrevocable proxy agreement (the “Irrevocable Proxy Agreement”) appointing Carlos Rodriguez Pastor Persivale, George Pastor and Anne Marie See (the “Agents”) as its agents, acting by majority vote, with respect to any matters relating to IFH’s ownership interest in Intercorp Peru, including, among other matters, any Intercorp Peru’s shareholder votes that is, any votes by an Intercorp Peru Shareholder, which would include a vote by IFH as a shareholder of Intercorp Peru and separately, any decisions pertaining to the purchase or sale of shares in Intercorp Peru (and through Intercorp Peru, Intercorp Peru’s interest in IFS). The three Agents are siblings. The initial period of the Irrevocable Proxy Agreement will be two years, automatically renewable for six month periods unless otherwise terminated upon 90 days’ notice. As a result, the three Agents are deemed to beneficially own all of Intercorp Peru’s beneficial ownership in us.

(2)

IFH Capital Corp. and Intercorp Capital Investments Inc. are the record holders of 9,747,706 and 9,747,707 respectively of our common shares, or 8.6% each, and are both wholly-owned subsidiaries of Intercorp Peru and therefore Intercorp Peru beneficially owns their shares.

(3)	When calculating our earnings per share, these shares are not accounted for as they are deemed treasury shares for accounting purposes.
(4)	Excluding Carlos Rodriguez Pastor Persivale.

Sellers in this Offering

Intercorp Peru and EMFI are selling shareholders in the offering. Our subsidiary Interbank is also a seller. Interbank’s shares being offered correspond to the current balance of IFS’ shares that Interbank has been acquiring since 2009.

The address of Interbank is Av. Carlos Villarán 140, 5th Floor, La Victoria, Lima 13, Peru, and Intercorp Peru’s address is Av. Carlos Villarán 140, 17th Floor, La Victoria, Lima 13, Peru.

Voting Rights

All of our shareholders have the same voting rights per common share. See “Description of Common Shares.”

RELATED PARTY TRANSACTIONS

In the ordinary course of business, we and our subsidiaries, Interbank, Interseguro and Inteligo, engage in a variety of transactions among ourselves and with certain of our affiliates and related parties. All material transactions between us or our subsidiaries and our other affiliates or related parties are evaluated by our senior management and our board in accordance with specific regulations and internal rules applicable to all third-party transactions. These transactions are subject to prevailing market conditions and transfer pricing regulations.

Interbank extends loans to related parties, including its executive officers and directors and executive officers and directors of our affiliates, in accordance with Peruvian law and regulations established by the SBS. According to the SBS, loans to related parties cannot be made on more favorable terms than those offered to the public, with the exception of mortgage loans granted to workers for housing purposes. As a result, all related-party loans have been made in the ordinary course of business, on an arm’s-length basis and on substantially the same terms, including with respect to interest rates and collateral, as those prevailing at the time for comparable transactions offered to the public. In addition, related-party loans do not involve greater collection risk nor present other features unfavorable to Interbank as compared to loans offered to the public. Peruvian law and SBS regulations also set forth limitations on the amount of credit loans that may be extended to related parties based on Article 201 and Article 202 of the Peruvian Banking and Insurance Law. The law establishes that the total amount of loans to be extended to directors, employees and close relatives of any such persons may not exceed 7.0% of the bank’s regulatory capital. All loans extended to any director or employee of the company (including close relatives of such person) may not exceed 0.35% of the regulatory capital (i.e., 5.0% of the overall 7.0% limit discussed above).

In addition, under Article 202 of the Peruvian Banking and Insurance Law, no loans extended to related parties or affiliates may exceed 30.0% of a bank’s regulatory capital. Under these laws, related-party borrowers include any corporation holding, directly or indirectly, 4.0% or more of a bank’s shares, such bank’s directors, certain of its principal executive officers or other persons affiliated with such bank’s management or any individual or entity that is deemed to have a significant influence in its operations.

Peruvian regulations also set forth limits on the investments of insurance companies. Pursuant to SBS regulations, the aggregate amount of investments that Interseguro may have with any member of its economic group cannot exceed 7.0% of its technical obligations, being that any excess will be considered as non-eligible investment.

Furthermore, under Peruvian law, board members and executive officers of Interbank and Interseguro, may not (i) receive loans (in money or goods) from the company unless approved by the board of directors, (ii) use for their own benefit, the company’s assets, services or credits unless approved by the board of directors, (iii) disclose or use, inappropriately, for their own benefit, privileged information, and (iv) participate in any corporate decision that presents a conflict of interest with the company. In all cases, the execution of agreements that involve at least 5.0% of the assets of the company with persons or entities related to directors, managers or shareholders that own, directly or indirectly, more than 10.0% of the share capital requires the prior authorization of the board of directors (with no participation of the director(s) involved in the transaction, if any). In addition, the execution of agreements with a party controlled by the company’s controlling shareholder requires the prior authorization of the board of directors and an evaluation of the terms of the transaction by an external independent company (audit companies or other evaluator to be determined by the SMV).

During 2016, 2017, 2018 and the three months ended March 31, 2019, IFS´s directors, officers, key management of IFS and their family members and employees had been involved, directly and indirectly, in credit transactions with certain subsidiaries of IFS, as permitted by applicable laws and regulations that regulate and limit certain transactions with employees, directors and officers of a bank and insurance company including those Peruvian and Bahamian regulations described above. These loans were made on substantially the same terms as those prevailing at the time for comparable transactions or pursuant to a benefit or compensation program that is widely available to employees. As of March 31, 2019, and December 31,2018, 2017 and 2016, direct loans by IFS or its subsidiaries to employees, directors, officers, and key management of IFS and its subsidiaries amounted to S/212.3 million, S/223.4 million, S/183.6 million and S/153.4 million, respectively. Payment dates vary, and may be monthly, quarterly, or at maturity. See “Regulation and Supervision-Banking Regulation and Supervision” for information on the regulation of IFS and its subsidiaries and on the protection of deposits.

Inteligo Bank is operating pursuant to its original license, with a related party exposure of up to 25% of its capital.

For additional information about loans, including tabular disclosure, to, and certain other transactions with, related parties and affiliates including directors and officers, see Note 28 to our audited annual consolidated financial statements.

In the normal course of our operations, related party transactions are evaluated in accordance with Peruvian banking and securities regulations, as described in this section. These transactions are subject to prevailing market conditions and transfer pricing regulations. We and our subsidiaries have a number of such transactions with our parent company, subsidiaries of our parent company, affiliates pursuant to the criteria of the SBS and other related parties. See “Presentation of financial and other information—Certain definitions” for a brief description of a number of these parties. For additional information including tabular disclosure, about loans, to, and certain other transactions with, related parties and affiliates including directors and officers, see Note 28 to our audited annual consolidated financial statements.

IFS

Investment in InRetail Perú Corp.

Since 2012, IFS held 2,396,920 shares from InRetail Perú Corp. a subsidiary of Intercorp, valued at U.S.$37.00 per share, as of March 31, 2019, which had an aggregate value of U.S.$85.57 million.

Interbank

Lease Agreements between Interbank and Supermercados Peruanos

In December 2003, Interbank and Supermercados Peruanos, a subsidiary of Intercorp, entered into a master area assignment agreement, as amended, pursuant to which Supermercados Peruanos agreed to grant a lease for 1,000 square meters of floor space in favor of Interbank, at U.S.$80.00 plus taxes per square meter per month for the first five years (2004-2009); U.S.$ 92.00 plus taxes for the following five years (2009-2014); and U.S.$113.3 plus taxes, for the last five years (2014-2019) of the term of the agreement. The agreement expires on October 1, 2019. Under the terms of the agreement, the Supermercados Peruanos granted to Interbank, for a term of 15 years, the right to use an area in its supermarkets for the operation of its stores. Interbank made an advanced payment of U.S.$8 million to be applied to the monthly rental payments, and a security deposit of U.S.$2 million also to be applied, among others, as warranty of the payment of the monthly consideration.

In September 2009, Interbank and Supermercados Peruanos entered into a second amendment to the agreement, pursuant to which Supermercados Peruanos agreed to grant a lease 1,038 square meters of additional floor space, corresponding to areas in new supermarkets, at U.S.$80 per square meter per month in favor of Interbank, plus taxes. Interbank made an advanced payment of U.S.$6.0 million, to be applied to the first 80 monthly rental payments.

Loan Agreement between Interbank and GTP Inversionistas S.A.C.

In May 2017, Interbank and GTP Inversionistas S.A.C. an affiliate, pursuant to the criteria of the SBS, entered into a loan agreement under which Interbank disbursed to the latter U.S.$32.6 million for the indirect acquisition of 24.95% of the capital stock of Universidad Tecnológica del Perú S.A.C. (“UTP”). The loan was granted for a term of five years to be repaid in five annual payments with an effective annual interest rate of 7.875%. The collateral granted consisted on a pledge agreement of 24.95% of the capital stock of UTP. The total outstanding debt for such loan amounts to U.S.$30.2 million, as of March 31, 2019.

Leasing Agreements with Supermercados Peruanos

Interbank and Supermercados Peruanos, a subsidiary of Intercorp, have entered into several leasing agreements whereby Interbank leased real estate property, machinery and equipment to Supermercados Peruanos. The total outstanding debt for such leasing agreements amounts to S/ 115.6 million, as of March 31, 2019.

Loan Agreement with Supermercados Peruanos

On September 27, 2018, Interbank and Supermercados Peruanos entered into a medium-term loan agreement under which Interbank granted a loan for up to S/95 million to be paid in 28 installments at a monthly interest rate of 5.85%. The total outstanding debt for such loan amounts to S/92.5 million as of March 31, 2019.

Leasing Agreements with Homecenters Peruanos

Interbank and Homecenters Peruanos S.A. (“HPSA”), a subsidiary of Intercorp, have entered into several leasing agreements whereby Interbank leased machinery and equipment to HPSA. The total outstanding debt for such leasing agreements amounts to S/61 million, as of March 31, 2019.

Loan Agreements with Nessus Hoteles Perú

Interbank and Nessus Hoteles Perú S.A. an affiliate, pursuant to the criteria of the SBS, have entered into two secured term loans for up to U.S.$33.4 million. The total outstanding debt for such loans amounts to U.S.$29.4 million consisting of U.S.$17.3 million at an interest rate of 4.8% and U.S.$12.1 million at Libor + 2.86%, as of March 31, 2019. The collateral granted consisted on mortgage over real estate properties and a trust agreement over cash flows.

Loan Agreement with InRetail Pharma

Interbank and InRetail Pharma, a subsidiary of Intercorp, have entered into a syndicated secured loan agreement for up to S/161.9 million due on April 2025. The total outstanding debt for such loan amounts to S/144.6 million at an interest rate of 4.7%, as of March 31, 2019. The collateral granted consisted on mortgage over real estate properties and personal guarantees (fianzas solidarias) granted by several of its subsidiaries.

Credit facilities with San Miguel Industrias PET S.A.

Interbank and San Miguel Industrias Pet S.A. an affiliate, pursuant to the criteria of the SBS, have entered into several credit facilities, including as of March 31, 2019 (i) a secured term loan for up to S/9.9 million at an interest rate of 5.44% due in September 2021 and (ii) a trade loan for up to U.S.$5 million at an interest rate of 5.44% due in May 2019. As of March 31, 2019, no payments had been made by San Miguel Industrias Pet S.A. The collateral granted for the secured term loan consisted on a mortgage over real estate properties.

As of May 30, 2019, the terms and conditions of the trade loan noted in (ii) above were amended so that the interest rate is 4.25% and the loan is due in September 2019.

Loan Agreement with UTP

In September 2018, Interbank and UTP, a subsidiary of Intercorp, entered into a loan agreement under which Interbank disbursed to the latter S/80 million at an interest rate of 6.9%. The loan was granted for a term of seven years, which included two years of grace period. The collateral granted consisted on mortgage over real estate properties and assignment of surface rights.

Loan Agreement with Colegios Peruanos

In September 2016, Interbank and Colegios Peruanos S.A. (“CPSA”), a subsidiary of Intercorp, entered into a loan agreement under which Interbank disbursed to the latter S/50 million, S/25 million at an interest rate of 10.35% and S/25 million was disbursed by COFIDE through a participation agreement at an interest rate of 10.5%. The entire amount remains outstanding as of March 31, 2019. The loan was divided into two tranches, one having a term of eight years and six months including a three-year grace period, and the other having a term of fifteen years with a four-year grace period. The collateral granted consisted on mortgages over real estate properties and trusts agreements over assets and cash flows.

Credit Facility with Intercorp Peru Ltd.

As of March 31, 2019, Interbank granted several loans to Intercorp Peru Ltd., our parent company, for S/130.0 million and U.S.$11.8 million at an interest rate of 7.0%, due in May 2019.

As of December 31, 2018, Interbank granted several loans to Intercorp Peru. Ltd., our parent company, for a total of S/65.0 million, all due in May 2019.

As of May 30, 2019, all loans have been repaid.

Interseguro

Agreements with Colegios Peruanos S.A.

In September 2016, Interseguro and CPSA, a subsidiary of Intercorp, signed a usufruct agreement for a period of 20 years, according to which Interseguro granted in usufruct the property located in Trujillo, Peru in favor of CPSA, in order for CPSA to operate a school under the commercial name of “Innova School”. Interseguro will construct the building in four stages; each stage will be carried out of a period of one year. The first stage was completed in April 2017. Currently, CPSA pays Interseguro a monthly rent which amounts to S/57,983 before taxes, adjusted annually by 3% plus 9.1% on the total investment accumulated on the date incurred by Interseguro on the property.

In October 2017, Interseguro and CPSA signed a usufruct agreement for a period of 25 years, according to which Interseguro leased the property located in Cusco, Peru, in order to operate a school under the commercial name of “Innova School”. Interseguro constructed the building, which was completed in January 2018. In April 2018, CPSA began paying Interseguro a monthly rent. The rent amounts to S/116,038 before taxes, adjusted annually by 3% plus 9.3% on the total investment accumulated on the date incurred by Interseguro on the property.

Agreements with Homecenters Peruanos

In November 2012, HPSA, a subsidiary of Intercorp, and Hebraica Asociación Cultural Deportiva y Social (“Hebraica”) signed a surface right agreement according to which Hebraica granted a surface right in favor of HPSA over the commercial space located in Ate, Lima. In October 2015, HPSA assigned its contractual position to Interseguro. In April 2016, Interseguro and HPSA entered into a 30-year usufruct agreement, according to which HPSA was granted in usufruct the property, in order to operate a home improvement store under the commercial name of “Promart”. The monthly lease payment under agreement since January 2017, is comprised of a payment of S/164,744 before taxes, adjusted annually by 3%, and the payment made by Interseguro to Hebraica for the surface right agreement that both parties signed in October 2015.

In July 2017, Interseguro and HPSA signed a usufruct agreement for a period of 30 years, according to which Interseguro granted in usufruct the property located in Ica, Perú, in order to operate a home improvement store under the commercial name of “Promart”. Interseguro constructed the building, and works finished in December 2018. Currently, Homecenters Peruanos pays Interseguro a monthly rent equivalent to (i) 9.4% of the total investment accumulated on the date incurred by Interseguro on the property before taxes which is adjusted annually by 3%, and (ii) S/98,889 plus corresponding VAT, adjusted annually by 3%.

Agreements with UTP

In April 2016, Seguros Sura (company absorbed by Interseguro) and UTP, a subsidiary of Intercorp, signed a usufruct agreement for a period of 30 years, according to which Seguros Sura granted in usufruct the property located in San Juan de Lurigancho, Lima, Peru, in order for UTP to operate a campus under the commercial name of “UTP”. Seguros Sura constructed the building, and works finished in May, 2017. As of that date, UTP pays Seguros Sura a monthly rent ascending to S/268,221 before taxes, adjusted quarterly according to CPI variation. On March 28, 2018, the merger agreement between Interseguro and Seguros Sura became effective, and as of that date, Interseguro receives the payment of the monthly rent.

DESCRIPTION OF COMMON SHARES

The following summary provides material information concerning our common shares and briefly describes significant provisions of our pacto social (articles of incorporation) and Panama corporate law.

General

As of the date of this prospectus, our authorized capital consists of U.S.$150,000,000 common shares, and our issued capital consists of 113,110,864 outstanding common shares, with no par value, issued at U.S.$9.72 per common share. All of our common shares are fully paid and non-assessable. Non-residents of Panama may hold and vote shares.

Dividend and Liquidation Rights

Payment of dividends is proposed by our board of directors and authorized by our shareholders at a general meeting of the shareholders. According to Panama’s Corporation Law (Law 32 of 1927), dividends may be paid to our shareholders from the net earnings or profits of the company or from the surplus of its assets over its liabilities, but not otherwise. In accordance with Article 37 of Panama’s Corporation Law, we may declare and may pay out dividends on the basis of the amount actually paid on partially paid shares of stock. Since we are not subject to payment of Panamanian income tax, dividends payable by us are not subject to a Panamanian income or dividend tax nor to any Panamanian withholding tax. See “Taxation—Panamanian Taxation”.

Upon our liquidation, our shareholders would be entitled to receive proportionately any assets remaining after payment of our debt, taxes and liquidation expenses.

Shareholders’ Meetings and Voting Rights

Pursuant to Panamanian corporate law, general meetings of shareholders, whether ordinary or extraordinary, shall be held in the Republic of Panama, unless the articles of incorporation or bylaws of the corporation shall provide for such meetings to be held elsewhere.

Our articles of incorporation provide that general meetings of shareholders, whether ordinary or extraordinary, may be held in any place or country. Meetings of shareholders shall be held at such dates and in such places as our board of directors shall determine. However, the general shareholders’ meeting must be held on an annual basis during the four months following the closing of the Company’s fiscal year. Extraordinary meetings may be called by the board of directors or by the president, whenever they deem convenient. Furthermore, an extraordinary general meeting of shareholders must be called by the board of directors or the president whenever so requested in writing by one or more shareholders representing at least 20% of all our shares issued and outstanding. Pursuant to Article 420 of the Commercial Code (Código de Comercio) of Panama, one or more shareholders whose shares represent at least one twentieth of the share capital, if the Articles of Incorporation or the Statutes (Estatutos) do not grant this right to shareholders with less representation, can request a judicial call for a shareholders’ meeting.

Only such matters that have been included in the notice of meeting may be dealt with at the extraordinary general meeting of shareholders.

Notice of any general meeting of shareholders, whether ordinary or extraordinary, shall be given at least five days and not more than 60 days prior to the date of the meeting by publishing the notice once in a newspaper of general circulation in the city of Panama, Republic of Panama.

Action is taken at ordinary meetings on the following matters: the approval of the management carried out by our directors, the approval of the annual accounts from the previous fiscal year, the application of the previous fiscal year’s income or loss, the election of the members of our board of directors and the determination of their remuneration, the election of the president of the Company, the designation of our external auditors or their appointment by our board of directors, when necessary, and any other matter within the powers of the shareholders as set forth in our articles of incorporation as included in the agenda approved by the board of directors for each shareholders meeting.

Action is taken at extraordinary meetings on the following matters: the removal of members of the Board of Directors and the appointment of their replacements, the amendment of the by-laws, the increase or reduction of share capital, the issuance of obligations, the agreement on the disposal, in a single act, of assets which accounting value exceeds 50% of the registered share capital of the company, the arrangement of investigations and special audits, the agreement on the transformation, merger, division, reorganization or dissolution of the company, as well as its liquidation, or any other matter within the powers of the shareholders specified in the agenda.

Our articles of incorporation further provide that shares have the same rights and privileges and, except for the provisions regarding the election of directors, in which the articles of incorporation provides for cumulative voting, each shall have one vote. Only holders of common shares are entitled to attend general meetings of shareholders.

The shareholders may be counted as present and may vote at any meeting either by way of their legal representatives or by way of proxies appointed by public or private document, with or without the power of substitution.

Our articles of incorporation provide that, on the first call of any ordinary or extraordinary general shareholders’ meeting, the presence in person or by proxy of shareholders representing at least one-half plus one of the shares issued and outstanding will constitute a quorum. If on the first call a quorum is not present, the meeting can be reconvened through a second call, at which meeting a quorum shall be obtained with the number of shareholders present or represented therein.

All resolutions of a general meeting of shareholders shall be adopted by the affirmative vote of a shareholder or shareholders representing one-half plus one of the shares present, except those enumerated hereunder, for which the affirmative vote of one-half plus one of the shares issued and outstanding shall be necessary: (a) to amend the articles of incorporation; (b) to issue obligations for more than 50% of the registered capital of the Company; (c) to encumber or pledge the property of the Company to secure obligations of others for an amount exceeding 50% of the registered capital of the Company as the same has been determined by the external auditors of the company; (d) to approve mergers with other corporations; (e) to dissolve or liquidate the company or spin-off assets; and (f) to remove the directors of the Company from office.

In the election of members of the board of directors, each shareholder shall be entitled to cast a number of votes equal to the number of shares held by or for him, multiplied by the number of directors to be elected, it being understood that such shareholder may cast all his/her votes for a single candidate, or distribute them among the total number of directors to be elected or among two or more thereof, as he/she may deem appropriate.

According to provisions of Panama corporate law, a resolution passed in a shareholders’ meeting is binding on all shareholders, but in no case can a vote of the majority deprive the shareholders of vested rights or impose upon them a resolution of any kind inconsistent with the corporation’s constitutive documents, except as provided by law. Any shareholder shall be entitled to protest against resolutions passed in a general meeting of shareholders in violation of the law, the articles of incorporation or the bylaws, and may sue in a competent court to have the same annulled. Within a peremptory 30 days, if requested by the plaintiff, and should the court deem the matter urgent, a judge may stay the execution of the resolution until the petition has been adjudged. Such a stay of execution shall not be ordered if the shareholder upon suing does so by ordinary proceedings.

Shareholder Suits

Under Panama corporate law, directors shall not be personally liable for the obligations of the company, but they shall be individually or severally liable, as the case may be, to the company and to third parties for the effectiveness of payments, which appear as having been made by the shareholders, the existence of the dividends declared, the sound management of the company’s accounting and, in general, for the wrongful execution or poor performance of their mandate or the violation of laws, the articles of incorporation, the by-laws or resolutions of the general shareholders’ meeting. Such directors as may have protested within proper time against the resolutions of the majority, or those who have not been present at the meeting with justifiable cause, shall be exempt from liability.

Our articles of incorporation state that we shall indemnify and hold our directors and officers harmless with respect to any action, judicial expense, loss, damage or cost which they may incur or suffer as a consequence of acts or omissions in the performance of their duties, and neither of them will be liable for any acts, omissions, or negligence of the other directors and/or officers, except in the case of the gross negligence or inexcusable wrongdoing by the director or officer.

Registration and Transfers

Our shares are indivisible. Joint holders of one share must designate a single person to exercise their shareholders’ rights, but they are jointly and severally liable to us for all the obligations flowing from their status as shareholders, such as the payment of any pending capital calls.

Shares represented shall be transferable on the books of the corporation but in no case shall the transfer of stock be binding on the corporation unless it shall have been registered in the corporation’s books.

If a shareholder is indebted to the Company, its right to transfer his shares may be limited until such indebtedness is paid. But in all cases the transferor and the transferee shall be jointly liable for the payment of the amounts owed to the company by virtue of the shares so transferred.

Restrictions on Foreign Investment

Panama does not restrict foreign currency movements and foreign investments. Foreign investors may freely invest in shares of Panamanian companies as well as transfer invested capital, capital gains and dividends out of Panama without limitation (subject to applicable taxes).

Preemptive Rights and Increase of Share Capital

Our articles of incorporation state that our shareholders do not have a preferential right to subscribe shares issued pursuant to a capital increase, nor do they have a first option or preferential right to purchase or acquire shares that any of our other shareholders may wish to sell or otherwise dispose of.

Reporting Requirements

Since our shares are not registered with the Panamanian SMV or listed on the Panamanian stock exchange, agreements adopted with respect to the acquisition or disposition of our shares do not need to be reported to any Panamanian regulatory agency, provided that such transfers are not made in violation of Panama’s securities laws and regulations.

MARKET INFORMATION

Market Price of Our Common Shares

Our Shares

Our common shares are registered in the Public Registry of Securities held with the SMV and are listed on the Lima Stock Exchange under the symbol “IFS”. Computershare Investor Services will act as our transfer agent for the offering of our common shares.

On April 30, 2019, the closing price of IFS on the Lima Stock Exchange was U.S.$44.10 per common share. As of April 30, 2019 our shares represented approximately 3.21% of the General Index of the Lima Stock Exchange (IGBVL) 2019 portfolio. As of December 31, 2018, the most recent practicable date, Intercorp Peru Ltd. held 57.08% of our common shares directly, and 17.24% indirectly through subsidiaries Intercorp Capital Investments Inc. and IFH Capital Corp.

The following table sets forth for the five most recent full years the high and low closing prices of our common shares on the Lima Stock Exchange.

	High	Low
	(in U.S.$)
2014	33.1	28.2
2015	30.4	22.5
2016	32.5	20.0
2017	39.7	31.4
2018	43.5	37.0

Source: FactSet.

The following table sets forth for each quarter of the two most recent years the high and low closing prices of our common shares on the Lima Stock Exchange.

	High	Low
	(in U.S.$)
2017:
First quarter	33.4	31.4
Second quarter	34.6	31.5
Third quarter	37.0	33.8
Fourth quarter	39.7	34.9
2018:
First quarter	42.8	38.4
Second quarter	43.5	39.0
Third quarter	42.4	38.6
Fourth quarter	42.0	37.0
2019:
First quarter	47.2	44.1

Source: FactSet.

The following table sets forth for each of the months in 2019 the high and low closing prices in U.S. dollars of our common shares on the Lima Stock Exchange.

	High	Low
	(in U.S.$)
2019:
January	46.0	41.5
February	46.2	43.7
March	47.2	44.0
April	47.2	44.1
May	46.5	44.0

Source: FactSet.

Trading in the Peruvian Securities Market

Lima Stock Exchange

As of December 31, 2018, there were 273 companies listed on the Lima Stock Exchange. Established in 1970, the Lima Stock Exchange is Peru’s only securities exchange.

Trading on the Lima Stock Exchange is primarily done on an electronic trading system that became operational in August 1995. From the first Sunday of November through the second Sunday of March of each year, trading hours are Monday through Friday (except holidays) as follows: 9:00 a.m.–9:30 a.m. (pre-market ordering); 9:30 a.m.–3:52 p.m. (trading); 3:52 p.m.–4:00 p.m. (after-market sales); and 4:02 p.m.–4:10 p.m. (after-market trading). At all other times, trading hours are from Monday to Friday (except holidays) as follows: 8:20 a.m.-8:30 a.m. (pre-market ordering); 8:30 a.m.–2:52 p.m. (trading); 2:52 p.m.–3:00 p.m. (after-market sales); and 3:02 p.m.–3:10 p.m. (after-market trading).

Substantially all of the transactions on the Lima Stock Exchange are traded on the electronic system. Transactions during the electronic sessions are executed through brokerage firms and stock brokers on behalf of their clients. Brokers submit orders in the order in which they are received. The orders must specify the type of security as well as the amount and price of the proposed sale or purchase. In order to control price volatility, the Lima Stock Exchange imposes a 15 minute suspension on trading when the price of a security varies on a single day by more than 15% for Peruvian companies and 30% for non-Peruvian companies.

Certain information regarding trading on the Lima Stock Exchange is set forth in the table below:

	(S/ in millions)
	2014	2015	2016	2017	2018
Market capitalization (1)	360,840	309,004	416,167	526,354	479,301
Volume	16,395	11,063	15,307	29,123	20,208
Average daily trading volume	65	45	62	117	81

Source: Bolsa de Valores de Lima Annual Reports.

(1)	End-of-period figures for trading on the Lima Stock Exchange.

The stock market capitalization of companies listed on the Lima Stock Exchange was U.S.$142.4 billion at the end of 2018, compared to U.S.$162.4 billion, U.S.$124.0 billion and U.S.$90.7 billion at the end of 2017, 2016 and 2015, respectively.

Total market volume in 2018 was U.S.$6.2 billion, reflecting a 30.8% decrease compared to 2017. Equity market volume, which represented 55.1% of total market volume, ended the year at U.S.$3.4 billion,

46.1% less than the previous year. The fixed income market, which represented 33.7% of total market volume, reported volume of U.S.$2.1 billion, reflecting an increase of 8.2%. The repo market, which represented 11.3% of total market volume, reported volume of U.S.$694 million for the year ended December 31, 2018, reflecting a decrease of 0.6% compared to the corresponding period in 2017.

The total number of operations in the market in 2018 decreased by 28.3%, closing the year at 113,828 operations. The number of operations in the equity market in 2018 declined by 30.6% amounting to 102,503 operations.

DIVIDENDS AND DIVIDEND POLICY

We are a holding company and, as such, our ability to pay dividends is subject to the ability of our subsidiaries to pay dividends to us.

Our annual dividend is proposed by our board of directors and approved at our annual ordinary meeting of shareholders, in accordance with our dividend policy which for year 2019 consists of distributing to shareholders at least twenty per cent (20%) of any profit earned for the relevant year. Dividends are paid to shareholders who held common shares as of the record date preceding the date set for payment of the dividend. The shares go ex-dividend two business days prior to the record date. Dividends are declared and paid in U.S. dollars.

IFS’ dividends for the fiscal years ended December 31, 2018, 2017 and 2016 were U.S.$197.2 million (S/ 654.5 million), U.S.$157.7 million (S/ 510.7 million) and U.S.$146.5 million (S/475.8 million) and will be paid in May of 2019, 2018, and 2017 respectively. Dividend per share amounted to U.S.$1.75, U.S.$1.40 and U.S.$1.30 for fiscal years 2018, 2017 and 2016, respectively.

Interbank

Interbank’s dividends are proposed annually by its board of directors and are subject to approval by the general shareholders’ meeting of Interbank. Current dividend policy establishes that Interbank will pay dividends of at least 20% of its net profits in 2019, 2020 and 2021. Dividend distributions depend on several factors, including (1) approval by Interbank’s shareholders of the proposal to distribute dividends, (2) Interbank’s earnings, (3) Interbank’s capital expenditure program, (4) capital and legal reserve requirements, and (5) prevailing market conditions. For the fiscal years ended 2018, 2017, 2016, Interbank declared and distributed as dividends approximately 50% of its distributable income (net income minus the required legal reserves which may be up to 10% of net profit).

Dividends are declared based on Interbank’s financial statements prepared under SBS GAAP. The following table shows Interbank’s distribution of net profit for the three fiscal years ended December 31, 2018, 2017 and 2016 under SBS GAAP.

	For the fiscal years ended December 31,
	2018	2017	2016
	(S/ in millions)
Net profit	1,040.1	902.0	875.1
Reserves	103.8	90.2	87.5
Capitalized earnings	467.0	405.9	393.7
Dividends	467.0	405.9	393.7

Interseguro

Interseguro’s dividends are proposed annually by its board of directors and are subject to approval by the general shareholders’ meeting. Current dividend policy establishes that Interseguro will pay as dividends at least 30% of its net profits attained in any given year. Dividend distributions depend on several factors, including (1) approval by Interseguro’s shareholders of the proposal to distribute dividends, (2) Interseguro’s earnings, (3) Interseguro’s capital expenditure program, (4) capital and legal reserve requirements, and (5) prevailing market conditions.

The following table shows Interseguro’s distribution of net profit for the three fiscal years ended December 31, 2018, 2017 and 2016 under SBS GAAP.

	For the fiscal years ended December 31,
	2018	2017	2016
	(S/ in millions)
Net profit	361.1	103.7	85.8
Reserves	100.0	16.3	25.9
Capitalized earnings(1)	—	63.5	74.1
Dividends	138.0	100.0	42.5

(1)	Includes capitalization of earnings net of accumulated losses.

Inteligo

Inteligo Bank’s dividends are proposed annually by its board of directors and are subject to approval by the general shareholders’ meeting. Dividend distributions depend on several factors, including (1) approval by Inteligo’s shareholders of the proposal to distribute dividends, (2) Inteligo Bank’s earnings, (3) Inteligo Bank’s capital expenditure program, and (4) prevailing market conditions.

The following table shows Inteligo Bank’s distribution of net profit and dividends for the three fiscal years ended December 31, 2018, 2017 and 2016 under IFRS.

	For the fiscal years ended December 31,
	2018	2017	2016
	(S/ in millions)
Net profit	184.7	189.6	172.1
Dividends	134.9	150.7	135.9

For additional information regarding risks that could materially adversely affect our ability to pay dividends, see “Risk Factors—Risks Relating to Our Business—We are a holding company, and all of our operations are conducted by our subsidiaries. Our ability to pay dividends to you will depend on the ability of our subsidiaries to pay dividends to us”.

For additional information regarding taxation of dividends, see “Taxation—Peruvian Tax Considerations” and “Taxation—United States Federal Income Tax Considerations—Distributions”.

TAXATION

The following discussion summarizes the material Peruvian, U.S. federal and Panamanian income tax consequences of acquiring, holding and disposing of our shares.

This discussion is not a comprehensive discussion of all the tax considerations that may be relevant to a decision to purchase our shares and is not applicable to all categories of investors, some of which may be subject to special rules, and does not specifically address all of the Peruvian, U.S. federal and Panamanian income tax considerations applicable to any particular holder. It is based upon the tax laws of Peru, the United States and Panama as in effect on the date of this prospectus, which are subject to change, possibly with retroactive effect, and to differing interpretations. Each prospective purchaser is urged to consult its independent tax advisor about the particular Peruvian, U.S. federal and Panamanian income tax consequences to it of an investment in our shares.

Peruvian Tax Considerations

The following summary of certain Peruvian tax matters as in force on the date of this prospectus describes the principal tax consequences of an investment in our common shares or the beneficial interest therein by non-Peruvian shareholders. This summary is not intended to be a comprehensive description of all of the tax considerations that may be relevant to a decision to make an investment in our common shares or the beneficial interest therein. In addition, it does not describe any tax consequences: (a) arising under the laws of any taxing jurisdiction other than Peru or (b) applicable to anyone different from a non-Peruvian shareholder.

For purposes of this section, “non-Peruvian shareholder” means either: (i) a legal entity which has neither been incorporated nor established in Peru, provided that it does not conduct any trade or business through a permanent establishment in Peru or holds our shares or the beneficial interest therein through a Peruvian branch or (ii) an individual who is not a Peruvian tax resident. For Peruvian tax purposes, an individual is deemed to be a Peruvian tax resident if such individual is (a) a Peruvian citizen who has a regular residence in Peru, or (b) a non-Peruvian citizen who has resided or remained in Peru for more than 183 calendar days during any 12-month period. The change on the condition of residence will be effective as of January 1 of the following calendar year in which such conditions are met.

The discussion in this summary is not intended or written to be used, and cannot be used or relied upon by any person, for the purpose of avoiding Peruvian taxation, and was written to support the promotion or marketing of this offering. Prospective investors should consult an independent tax advisor with respect to the Peruvian tax consequences of participating.

Peruvian Income Tax

Payment of Dividends

Dividends paid by legal entities incorporated in Peru are subject to a Peruvian withholding tax at a 5% rate. Our Peruvian subsidiaries are required to act as withholding agent for any income tax due with respect to dividends on their shares. We have not agreed to assume the withholding payments nor pay additional amounts so that the non-Peruvian shareholder of our common shares or the beneficial interest therein receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

Dividends paid on our common shares will not be subject to a Peruvian withholding.

Sale of our common shares

As a general rule, under the current Peruvian income tax laws and regulations, proceeds received by a non-Peruvian shareholder on the sale, exchange or disposition of our common shares will not be subject to any

Peruvian withholding or capital gains tax, since our common shares are deemed to be issued by a legal entity not incorporated in Peru.

However, capital gains accrued and received by a non-Peruvian shareholder on the sale, exchange or disposition of our common shares will be subject to Peruvian income tax at a 30% rate if such transaction consists of an indirect transfer of shares issued by a Peruvian entity (“Peruvian shares”). An indirect transfer of Peruvian shares takes place in the transfer of the shares of a non-Peruvian entity that owns, directly or indirectly, shares of a Peruvian company provided that the following conditions are met:

(i)

the fair market value of the Peruvian shares, whether owned directly or indirectly by the foreign parent company, is equal to 50% or more of the fair market value of the capital stock issued by the foreign parent entity at any time during the 12-month period prior to the transfer; and,

(ii)	in any 12-month period, 10% or more of the shares issued by the foreign parent company are transferred.

Applicable regulations provide specific rules to determine the fair market value and cost of the stock issued by the foreign parent entity.

There is a rebuttable presumption that both conditions are met if the foreign parent company whose shares are transferred resides in a low-tax, zero-tax or un-cooperative jurisdiction pursuant to Peruvian legislation.

An indirect transfer of Peruvian shares also takes place in the transfer of the shares of a non-Peruvian entity that owns, directly or indirectly, shares of a Peruvian company provided the aggregate amount of the Peruvian shares being indirectly transferred by the transferor and its related parties in any 12-month period reaches or exceeds 40,000 Tax Units (the applicable Tax Unit for fiscal year 2019 is equal to S/4,200). This new rule is effective as from January 1, 2019 and applies irrespective if conditions (i) and (ii) abovementioned are not met.

A 5% preferential rate would be applicable if (i) such shares are registered with the SMV; and (ii) such sale is performed through trading sessions (rueda de bolsa) of the Lima Stock Exchange.

A further tax exemption would be applicable provided (i) such shares are registered with the SMV; (ii) such sale is performed through trading sessions (rueda de bolsa) of the Lima Stock Exchange, (iii) such shares have a stock market presence as of the transfer date (ensuring share liquidity and continuous price quotations); and (iv) the transferor and its related parties have not transferred 10% or more of the aggregate shares issued by the foreign parent company in any 12-month period. This tax exemption is set to expire in its entirety on December 31, 2019.

Value added tax

Dividends resulting from the shares issued by our Peruvian subsidiaries are not subject to Peruvian Value Added Tax (Impuesto General a las Ventas, or “VAT”).

The sale, exchange or disposition of shares issued by our Peruvian subsidiaries is not subject to VAT.

Financial Transaction Tax

Deposits in and withdrawals from accounts held in Peruvian banks or other financial institutions, whether in soles or foreign currency, are levied with a financial transactions tax (“FTT”) at a 0.005% rate. Therefore, FTT will be levied on the price paid for and the dividends resulting from the shares issued by our Peruvian subsidiaries if deposited in or withdrawn from a Peruvian bank or other financial institution, as the case may be.

United States Federal Income Tax Considerations

The following discussion is a summary of certain material U.S. federal income tax consequences of acquiring, owning and disposing of our common shares. Except where otherwise noted, this discussion applies only to U.S. Holders (as defined below) of our common shares that hold such shares as “capital assets” (generally, property held for investment). This discussion is based on the Internal Revenue Code of 1986, as amended (the “U.S. Code”), its legislative history, existing final, temporary and proposed U.S. Treasury regulations, administrative pronouncements by the Internal Revenue Service (the “IRS”) and judicial decisions, all as of the date hereof and all of which are subject to change (possibly on a retroactive basis) and to different interpretations.

This discussion does not purport to address all U.S. federal income tax consequences that may be relevant to a particular holder and holders are urged to consult their own tax advisors regarding their specific tax situations. The discussion does not address the tax consequences that may be relevant to holders subject to special tax rules, including, for example:

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect the mark to market method of accounting with respect to their securities holdings;

•	banks or other financial institutions;

•	partnerships or other pass-through entities or arrangements for U.S. federal income tax purposes;

•	U.S. Holders whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	real estate investment trusts or regulated investment companies;

•	persons that, directly or indirectly, hold 10% or more of our stock by vote or value;

•	U.S. expatriates; or

•	persons for whom the common shares may form part of a hedge, straddle, conversion or other integrated transaction.

Further, this discussion does not address the U.S. federal estate and gift tax, or alternative minimum tax consequences, or the Medicare tax on net investment income, or any state, local and non-U.S. tax consequences of acquiring, owning and disposing of the common shares.

As used herein, the term “U.S. Holder” means a beneficial owner of the common shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or any other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under current U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the common shares, the tax treatment of the partnership and a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Such partner or partnership should consult its own tax advisor as to its consequences of acquiring, owning and disposing of the common shares.

Except where specifically described below, this discussion assumes that we are not a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes. Please see the discussion under “—Passive Foreign Investment Companies” below.

Distributions

Subject to the discussion below under “—Passive Foreign Investment Companies,” distributions of cash or property (other than our common shares, if any, distributed pro rata to all of our shareholders) paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) with respect to our common shares, including the net amount of any tax withheld on the distribution, will be includible in gross income as ordinary dividend income on the date on which the U.S. Holder receives the distributions. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits as determined for U.S. federal income tax purposes, such excess amounts will be treated first as a nontaxable return of capital to the extent of such U.S. Holder’s tax basis in our common shares and, thereafter, as capital gain. We do not intend to maintain calculations of our earnings and profits under U.S. federal income tax principles. Unless and until these calculations are made, distributions should be presumed to be taxable dividends for U.S. federal income tax purposes. As used below, the term “dividend” means a distribution that constitutes a dividend for U.S. federal income tax purposes.

A dividend paid in a non-U.S. currency will be includible in the gross income of a U.S. Holder in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day the dividend is received by the U.S. Holder, regardless of whether the payment is in fact converted to U.S. dollars. If a dividend paid in a non-U.S. currency is converted into U.S. dollars on the day the dividend is received by the U.S. Holder, the U.S. Holder generally will not be required to recognize foreign currency gain or loss in respect of the dividend income. Any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend payment is included in the gross income of a U.S. Holder through the date such non-U.S. currency is converted into U.S. dollars (or otherwise disposed of) generally will be treated as U.S. source ordinary income or loss. U.S. Holders should consult their own tax advisors regarding the treatment of foreign currency exchange gain or loss, if any, with respect to non-U.S. currency received by the U.S. Holder which is not converted into U.S. dollars on the date of receipt.

Dividends paid to corporate U.S. Holders with respect to our common shares will not be eligible for the dividends received deduction allowed to corporations under the U.S. Code. Dividends received by certain non-corporate U.S. Holders with respect to the common shares will be subject to U.S. federal income tax at preferential rates if the dividends constitute “qualified dividend income” for U.S. federal income tax purposes. Dividends paid on the common shares will be treated as qualified dividend income if (i) the common shares are readily tradable on an established securities market in the United States, (ii) the U.S. Holder satisfies certain holding period and other requirements and (iii) we were not, in the year prior to the year in which the dividend was paid, and are not, in the year in which the dividend is paid, a PFIC.

We have applied to have the common shares listed on the NYSE, and we expect that the common shares will qualify as readily tradable on an established securities market in the United States if they are so listed.

Moreover, as discussed below under “—Passive Foreign Investment Companies,” we believe that we will not be treated as a PFIC for U.S. federal income tax purposes with respect to our 2018 and current taxable year, and we do not anticipate becoming a PFIC in the future. However, there can be no assurance in this regard because the PFIC determination is made annually and is based on the portion of our assets (including goodwill) and income that is characterized as passive under the PFIC rules and our continued qualification for an exception to the PFIC rules for certain foreign banks and insurance companies.

Subject to generally applicable limitations and conditions under the U.S. Code (including a minimum holding period requirement), any non-U.S. income tax withheld from dividends may be treated as a foreign income tax eligible for credit against a U.S. Holder’s U.S. federal income tax liability. Dividends paid on our common shares generally will constitute foreign source income, and for purposes of calculating the foreign tax credit, as “passive category income,” for most U.S. Holders. Alternatively, a U.S. Holder may be able to deduct foreign income taxes paid with respect to dividends on our common shares against its taxable income, assuming such U.S. Holder does not take a credit for any foreign income taxes paid or accrued during the taxable year and certain other conditions are met. U.S. Holders should consult their own advisors concerning the implications of these rules in light of their particular circumstances.

Sale, Exchange or Other Taxable Disposition of our Common Shares

Subject to the discussion below under “—Passive Foreign Investment Companies,” gain or loss realized by a U.S. Holder on the sale, exchange or other taxable disposition of our common shares generally will be capital gain or loss and generally will be long-term capital gain or loss if our common shares have been held for more than one year. The amount of gain or loss realized will be the difference between (i) the amount realized on the sale, exchange or other taxable disposition of our common shares over (ii) the U.S. Holder’s adjusted tax basis in such common shares, in each case determined in U.S. dollars. A U.S. Holder’s adjusted tax basis in a common share generally will equal the cost of the common share to the U.S. Holder. Long-term capital gain realized by certain U.S. Holders (including individuals) generally is eligible for favorable rates of U.S. federal income tax. The deductibility of capital losses is subject to significant limitations under the U.S. Code.

Any gain or loss realized by a U.S. Holder on such a sale, exchange or other taxable disposition of our common shares generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. If any non-U.S. income tax is withheld on such sale, exchange or other taxable disposition, a U.S. Holder generally would not be able to utilize foreign tax credits in respect of such non-U.S. income tax unless the U.S. Holder has other income from foreign sources, for purposes of the foreign tax credit limitation rules. Alternatively, a U.S. Holder may be able to deduct non-U.S. income tax paid with respect to a disposition of our common shares against its taxable income, assuming such U.S. Holder does not take a credit for any foreign income taxes paid or accrued during the taxable year and certain other conditions are met. U.S. Holders should consult their own tax advisors regarding the application of the foreign tax credit limitation rules to their investment in, and disposition of, our common shares.

Passive Foreign Investment Companies

U.S. Holders should carefully consider the discussion below regarding our potential treatment as a PFIC for U.S. federal income tax purposes.

In general, if, during any taxable year of a non-U.S. corporation, 75% or more of the corporation’s gross income consists of certain types of “passive income,” or the average value during the taxable year of the “passive assets” of the corporation (generally, assets that produce or are held for the production of passive income) is 50% or more of the average value of all of its assets, the corporation will be classified as a PFIC under U.S. federal income tax law. Passive income for this purpose generally, among other things, includes interest, dividends, royalties, rents and gains from commodities and securities transactions. Certain exceptions are provided, however, for passive income derived in the conduct of an active business.

The PFIC provisions also contain a look-through rule under which a non-U.S. corporation shall be treated as if it received directly its proportionate share of the income and as if it held its proportionate share of the assets of any other corporation in which it owns at least 25% of the value of the stock. Under the look-through rule, we should be deemed to own a proportionate share of the assets and to have received a proportionate share of the income of our principal subsidiaries, including Interbank, Interseguro and Inteligo Bank, for purposes of the PFIC determination. As noted below, the assets and income of Interbank, Interseguro and Inteligo Bank are subject to special rules under the PFIC regime. Further, the PFIC test is performed on an annual basis and it is therefore possible that our PFIC status may change from year to year due to changes in income or asset composition.

Assets and Income of Interbank and Inteligo Bank under the PFIC Rules

The application of the PFIC rules to banks is unclear under present U.S. federal income tax law. Banks generally derive a substantial part of their income from assets that are interest-bearing or that otherwise could be considered passive assets under the PFIC rules. The IRS has issued a notice and has proposed U.S. Treasury regulations that exclude from passive income any income derived in the active conduct of a banking business by a qualifying foreign bank (the “active bank exception”). The IRS notice and proposed U.S. Treasury regulations have different requirements for qualifying as a foreign bank, and for determining the banking income that may be excluded from passive income under the active bank exception. Moreover, the proposed U.S. Treasury regulations have been outstanding since 1995 and may not be finalized in their current form. Our PFIC status may be impacted if and when these U.S. Treasury regulations are finalized.

Because final U.S. Treasury regulations have not been issued and because the notice and the proposed U.S. Treasury regulations are inconsistent in certain respects, Interbank’s, Inteligo Bank’s and (as a result) our status under the PFIC rules is subject to uncertainty. While Interbank and Inteligo Bank conduct, and intend to continue to conduct, a significant banking business, there can be no assurance that they will satisfy the specific requirements for the active bank exception under either the IRS notice or the proposed U.S. Treasury regulations. It is therefore possible that a significant portion of the assets and income of Interbank or Inteligo Bank may be treated as passive.

Assets and Income of Interseguro under the PFIC Rules

While passive income generally includes interest, dividends, annuities and other investment income, the PFIC rules provide that income “derived in the active conduct of an insurance business by a qualifying insurance corporation” is not treated as passive income. A qualifying insurance corporation is a foreign corporation (i) which would be taxable as an insurance company if it were a U.S. corporation and (ii) the applicable insurance liabilities of which constitute more than 25% of its total assets, as determined for financial reporting purposes. Additionally, if a corporation meets the first prong of this test, but not the second, a U.S. Holder can still elect to treat the corporation as a qualifying insurance company if at least 10% of its assets are applicable insurance liabilities and it meets certain alternative facts and circumstances tests. Under these tests, the corporation must be predominantly engaged in an insurance business and the failure to meet the 25% test described above must be due solely to run-off related or rating-related circumstances involving such insurance business. Proposed U.S. Treasury regulations were issued in 2015 that provide guidance about the definitions of “active conduct” and “insurance business.” However, they will not become effective until finalized, and they were not finalized in 2017, when the active insurance income exception was changed to its current form. We expect, for purposes of the PFIC rules, that Interseguro will meet the requirements to be considered a qualifying insurance corporation. No assurance can be provided, however, that changes in Interseguro’s business operations or in the application of U.S. federal income tax law, including the finalization of the proposed U.S. Treasury regulations, will not affect the ability of Interseguro to qualify for the active insurance income exception.

Consequences of PFIC Status

Although the matter is not free from doubt, based on our current expectations regarding our subsidiaries meeting the PFIC exceptions discussed above, the value and nature of the assets of our subsidiaries, the sources and nature of the income of our subsidiaries, relevant market and shareholder data and our current business plans, we believe that we will not be treated as a PFIC for U.S. federal income tax purposes with respect to our 2018 and current taxable year and we do not anticipate becoming a PFIC in the future. If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our common shares, such a U.S. Holder would be subject to special rules (and may be subject to increased tax liability) with respect to (a) any gain realized on the sale or other disposition of our common shares, and (b) any “excess distribution” made by us to the U.S. Holder (generally, any distribution during a taxable year in which distributions to the U.S. Holder on our common shares exceed 125% of the average annual distributions the U.S. Holder received on the shares during the preceding three taxable years or, if shorter, the U.S. Holder’s holding period for the shares). Under those rules, (a) the gain or excess distribution would be allocated ratably over the U.S. Holder’s holding period for our common shares, (b) the amount allocated to the taxable year in which the gain or excess distribution is realized and to taxable years before the first year in which we became a PFIC would be taxable as ordinary income, (c) the amount allocated to each prior year in which we were a PFIC would be subject to U.S. federal income tax at the highest tax rate in effect for that year and (d) the interest charge generally applicable to underpayments of U.S. federal income tax would be imposed in respect of the tax attributable to each prior year in which we were a PFIC. In addition, in the event that we are classified as a PFIC, similar rules would apply to “excess distributions” or gains with respect to subsidiary PFICs held directly or indirectly by us (“Lower-tier PFICs”), even if the proceeds are not distributed to our shareholders. A U.S. Holder generally will be required to file IRS Form 8621 if it holds our common shares in any year in which we are classified as a PFIC.

A U.S. Holder may be able to mitigate these tax consequences by electing mark to market treatment for its common shares, provided the relevant shares constitute “marketable stock” as defined in U.S. Treasury regulations. Our shares will be “marketable stock” if they are “regularly traded” on a “qualified exchange or other market” within the meaning of the U.S. Treasury regulations. We have applied to have our common shares listed on the NYSE, and we expect that our common shares will qualify as regularly traded on a qualified exchange or other market if they are so listed. No assurance can be given, however, that our common shares will be considered regularly traded on a qualified exchange or other market. A U.S. Holder electing the mark to market regime generally would, during any year in which we are treated as a PFIC, compute gain or loss at the end of such year as if the shares had been sold at fair value. Any gain recognized by the U.S. Holder under the mark to market election, including on an actual sale, would be treated as ordinary income, and the U.S. Holder would be allowed an ordinary deduction for any decrease in the value of shares as of the end of any taxable year and for any loss recognized on an actual sale, but only to the extent, in each case, of previously included mark to market income not offset by previously deducted decreases in value. Any loss on an actual sale of shares would be a capital loss to the extent in excess of previously included mark to market income not offset by previously deducted decreases in value. A U.S. Holder’s tax basis in shares would increase or decrease by gain or loss taken into account under the mark to market regime.

A mark to market election under the PFIC rules applies to all future years of an electing U.S. Holder during which the shares are regularly traded on a qualifying exchange or other market, unless revoked with the IRS’s consent. A mark to market election under the PFIC rules with respect to shares would not apply to a Lower-tier PFIC, and a U.S. Holder would not be able to make such a mark to market election in respect of its indirect ownership interest in that Lower-tier PFIC. Consequently, U.S. Holders of shares could be subject to the PFIC rules with respect to income of the Lower-Tier PFIC the value of which already had been taken into account indirectly via mark to market adjustments.

A U.S. Holder may in certain circumstances mitigate the adverse tax consequences of the PFIC rules by filing an election to treat the PFIC as a qualified electing fund (“QEF”). However, in the event that we are or become a PFIC, we do not intend to comply with the reporting requirements necessary to permit U.S. Holders to elect to treat us as a QEF.

Backup Withholding and Information Reporting

Dividends paid on, and proceeds from the sale or other disposition of, our common shares that are paid to a U.S. Holder generally will be subject to the information reporting requirements of the U.S. Code and may be subject to backup withholding unless the U.S. Holder provides an accurate taxpayer identification number and makes any other required certification or otherwise establishes an exemption. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that certain required information is timely furnished to the IRS.

In addition, U.S. Holders may be required to comply with certain reporting requirements, including filing an IRS Form 8938, Statement of Specified Foreign Financial Assets, with respect to the holding of certain foreign financial assets, including stock of foreign issuers, either directly or through certain foreign financial institutions, if the aggregate value of all such assets exceeds U.S.$50,000. U.S. Holders should consult their own tax advisors regarding the application of the information reporting rules to our common shares and the application of these reporting requirements to their particular situations.

FATCA Withholding Taxes

Pursuant to sections 1471 through 1474 of the U.S. Code (provisions commonly known as “FATCA”), a “foreign financial institution” may be required to withhold U.S. tax on certain “passthru payments” made on or after the date that is two years after the date of publication in the Federal Register of applicable final regulations defining foreign passthru payments to the extent such payments are treated as attributable to certain U.S. source payments. Holders should consult their own tax advisors on how these rules may apply to their investment in the common shares. In the event any withholding under FATCA is imposed with respect to any payments on the common shares, there will be no additional amounts payable to compensate for the withheld amount.

HOLDERS OF OUR COMMON SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE U.S. FEDERAL INCOME AND OTHER TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY NON-U.S. STATE OR LOCAL TAX LAWS.

Panamanian Taxation

The following is a summary of the principal Panamanian income tax consequences resulting from the beneficial ownership and disposition of our common shares by certain persons. This summary is based on the Panamanian Tax Code of 1956, as amended, other applicable tax laws, decrees and regulations issued thereunder, and judicial and administrative interpretations thereof, all as in effect on the date hereof, and is subject to any changes in these or other laws, decrees, regulations and interpretations occurring after such date, possibly with retroactive effect. This summary is intended as a descriptive summary only and is not a complete analysis or listing of all potential Panamanian income tax consequences to purchasers of our common shares. The summary does not address the tax treatment of potential purchasers that may be subject to special income tax and withholding rules. The summary is not intended as tax advice to any particular person, nor does it purport to furnish information on the level of detail or with attention to a purchaser’s specific tax circumstances that would be provided by a purchaser’s own tax advisor. Prospective purchasers are urged to consult their own tax advisors as to the precise Panamanian and other tax consequences of acquiring, owning and disposing of our common shares.

Panamanian Income Tax Structure

Panama’s income tax regime is essentially territorial. Consequently, income tax is levied only upon income or gains derived from income deemed to arise from Panamanian sources, while income not deemed to be Panamanian source income is not subject to Panamanian income taxes.

Taxation of Dividends

In light of the above, dividend income is not subject to income tax in Panama if the profits to which the dividends relate are not Panamanian source income. Moreover, further distributions of dividend income received by the direct shareholders of a Panamanian company to such direct shareholders’ own shareholders are not subject to income tax in Panama. Accordingly, because we are a holding company that does not perform income generating activities in Panama and our income is generated exclusively from activities outside of Panama, dividend payments made with respect to our common shares would not be subject to income tax or withholding requirements in Panama.

The offering and sale of our common shares and the use of proceeds therefrom herein described will all take place outside of Panama, and we do not intend to place, invest or economically utilize in Panama the proceeds that we will receive upon the issuance and sale of our common shares, or to conduct business activities in Panama.

Taxation of Capital Gains

Under the tax principles set forth above, because we generate income only from foreign or non-Panamanian sources, any capital gains realized by a holder of our common shares on the sale or other disposition thereof will be exempt from income or capital gains tax in Panama.

Stamp and Other Taxes

Because we are a holding company that does not perform income generating activities in Panama and our income is generated exclusively from activities outside of Panama, our common shares, and any document containing an agreement providing for the sale or disposition thereof, are not subject to stamp, registration or similar taxes, unless the respective documents shall be used before the courts or administrative authorities of Panama, in which case the stamp tax shall be paid at that time at a rate of U.S.$0.10 for each U.S.$100.00 or fraction of U.S.$100.00 of the face value of the obligations stated therein.

In light of the above, there are no sales, transfer or inheritance taxes in Panama applicable to the sale or disposition of our common shares.

Foreign Investors

Because the gains realized on the sale and disposition of our common shares are not subject to income tax in Panama as indicated above, a person domiciled outside of Panama is not required to file an income tax return in Panama solely by reason of his or her purchase or ownership of our common shares.

UNDERWRITING

BofA Securities, Inc. and J.P. Morgan Securities LLC are acting as global coordinators and joint bookrunners and Itau BBA USA Securities, Inc. is acting as joint bookrunner for this offering. Subject to the terms and conditions set forth in an underwriting agreement among us, our subsidiary Interbank, the selling shareholders and the underwriters, we, Interbank and the selling shareholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase the number of common shares set forth opposite its name below.

Underwriter	Number of Shares
BofA Securities, Inc.
J.P. Morgan Securities LLC
Itau BBA USA Securities, Inc.

Total	9,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We, Interbank and the selling shareholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates, comfort letters and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase 1,350,000 additional common shares at the public offering price listed on the cover page of this prospectus. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

Underwriting Commissions and Offering Expenses

We, our subsidiary Interbank and the selling shareholders, as applicable, will pay the underwriters underwriting commissions equal to U.S.$             per share sold in this offering, including in connection with the exercise of the underwriters’ option to purchase additional shares.

The representatives have advised us, Interbank and the selling shareholders that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of U.S.$                     per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting commissions and proceeds before expenses to us and our subsidiary Interbank and to the selling shareholders. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	U.S.$	U.S.$	U.S.$
Underwriting commissions	U.S.$	U.S.$	U.S.$
Proceeds, before expenses, to the selling shareholders	U.S.$	U.S.$	U.S.$
Proceeds, before expenses to us (1)	U.S.$	U.S.$	U.S.$

(1)	Includes proceeds to us and our subsidiary Interbank.

The expenses of the offering, not including the underwriting commissions, are estimated at U.S.$                     and are payable by us. We have also agreed to reimburse the underwriters for certain expenses in connections with this offering, which are not expected to exceed U.S.$            .

The Company and the Selling Shareholders have agreed to pay a fee to lnteligo SAB in connection with the structuring of the transaction in an aggregate amount of U.S.$            .

The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

No Sales of Similar Securities

We, the selling shareholders and certain of our executive officers and directors, collectively owning 72.4% of our common shares as of July 2, 2019 (after giving effect to the offering assuming no exercise of the option), have agreed not to sell or transfer any common shares or securities convertible into, exchangeable for, exercisable for, or repayable with common shares, for 180 days (and in case of EMFI for a period of 90 days) after the date of this prospectus without first obtaining the written consent of BofA Securities, Inc. and J.P Morgan Securities LLC. Specifically, we and these other persons have agreed not to directly or indirectly:

•	offer, sell, contract to sell, pledge or otherwise dispose of, any common shares;

•	offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase any common share;

•	enter into any swap, hedge or other arrangement that, transfers in whole or in part, any of the economic consequences of ownership of any common shares;

•	establish or increase a put equivalent position or liquidate or decrease a call equivalent position in any common shares within the meaning of Section 16 of the Exchange Act;

•	lend or otherwise transfer any common shares; and

•	publicly disclose the intention to take any such action, without, in each case, the prior consent of the representatives.

These agreements are subject to the following exceptions:

•	transfers of any common shares as a bona fide gift or gifts;

•

transfers or distributions of any common shares to family members, shareholders of the person or entity entering into such agreement, or a trust for the direct or indirect benefit of the person or entity entering into such agreement and/or his or her family;

•	upon the death of the person entering into such agreement, transfers by the estate of such person; and

•	transfer of any common shares to any business entity, investment fund or other entity that controls, is controlled by, or is under common control of the entity entering into such agreement.

This lock-up provision applies to common shares and to securities convertible into or exchangeable or exercisable for or repayable with common shares. It also applies to common shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

BofA Securities, Inc. and J.P. Morgan Securities LLC, on behalf of the underwriters, have no current intent or arrangement to release any of the common shares or securities convertible into or exchangeable or exercisable for or repayable with common shares subject to the lock-up agreements prior to the expiration of the 180-day lock-up period. There is no contractually specified condition for the waiver of lock-up restrictions, and any waiver is at the discretion of the representatives, on behalf of the underwriters.

There are no specific criteria for the waiver of lock-up restrictions, and BofA Securities, Inc. and J.P. Morgan Securities LLC, on behalf of the underwriters, may not in advance determine the circumstances under which a waiver might be granted. Any waiver will depend on the relevant facts and circumstances existing at the time. Among the factors that BofA Securities, Inc. and J.P. Morgan Securities LLC, on behalf of the underwriters, may consider in deciding whether to release common shares or securities convertible into or exchangeable or exercisable for or repayable with common shares are the length of time before the lock-up expires, the number of common shares or securities involved, the reason for the requested release, market conditions, the trading price of our common shares, historical trading volumes of our common shares, and whether the person seeking the release is an officer, director or affiliate of our company. BofA Securities, Inc. and J.P. Morgan Securities LLC, on behalf of the underwriters, will not consider their own positions, or those of any underwriter, in our securities, if any, in determining whether or not to consent to a waiver of a lock-up agreement.

New York Stock Exchange Listing

We have applied to list our common shares on the New York Stock Exchange under the symbol “IFS”. In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange. Our common shares are also listed on the Lima Stock Exchange under the symbol “IFS”.

Before this offering, there has been no public market for our common shares in the United States. An active trading market for the shares may not develop in the United States. It is also possible that after the offering the common shares will not trade in the public market in the United States at or above the public offering price.

Offering Price

The initial public offering price has been determined by negotiations among the company, the selling shareholders and the representatives of the underwriters. In determining the initial public offering price, the company, the selling shareholders and the representatives of the underwriters considered a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of the global offering;

•	the recent market prices of, and demand for, publicly traded common shares of generally comparable companies; and

•	other factors deemed relevant by the underwriters, the company, and the selling shareholders.

Offering and Sale of Secondary Common Shares under Peruvian Law

The offering and sale of secondary common shares will be undertaken pursuant to an offer-for-sale mechanism under Peruvian law by means of a public offering directed exclusively to institutional investors in Peru. Through the offer-for-sale mechanism, the secondary common shares will be allocated pursuant to a book-building process with the secondary common shares sold through facilities of the Lima Stock Exchange. The terms and conditions of the offering and sale in Peru will be provided in an offering notice (aviso de oferta) to be published in Spanish in Peru.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common shares. However, the representatives may engage in transactions that stabilize the price of the common shares, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, brokerage activities and other financial and non-financial activities and services. In addition to the commercial relationships arising from this offering, from time to time, some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

The common shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in Panama

The shares have not been, and will not be, registered for public offering in Panama with the Panamanian Superintendency of the Securities Market (Superintendencia del Mercado de Valores, previously the National Securities Commission of Panama) under Decree-Law 1 of July 8, 1999, as reformed by Law 67 of 2011 (the “Panamanian Securities Act”). Accordingly, the shares may not be offered or sold in Panama or to persons domiciled in Panama, except in certain limited transactions exempted from the registration requirements of the Panamanian Securities Act. The shares do not benefit from tax incentives accorded by the Panamanian Securities Act, and are not subject to regulation or supervision by the Panamanian Superintendency of the Securities Market as long as the shares are privately offered to no more than 25 persons domiciled in Panama and result in the sale to no more than 10 of such persons.

Notice to Prospective Investors in Peru

The information contained in this prospectus have not been and will not be registered with or approved by the SMV or the Lima Stock Exchange. Accordingly, the shares cannot be offered or sold in Peru, except in compliance with securities laws and regulations of Peru.

European Economic Area

In relation to each member state of the European Economic Area, no offer of shares which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares referred to in (a) to (c) above shall result in a requirement for the Company or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Member State to whom any offer of shares is made or who receives any communication in respect of an offer of shares, or who initially acquires any shares will be deemed to have represented, warranted, acknowledged and agreed to and with each representative and the Company that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any shares acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or where shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

The Company, the representatives and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus has been prepared on the basis that any offer of shares in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the representatives have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the representatives to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

United Arab Emirates

The ordinary shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including foe Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the Non-CIS Securities were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Non-CIS Securities, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Non-CIS Securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Non-CIS Securities pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law; or

(d)	as specified in Section 276(7) of the SFA.

Brazil

The common shares have not been, and will not be, registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários). The shares may not be offered or sold in Brazil, except in circumstances that do not constitute a public offering under Brazilian laws and regulations. Documents relating to the offering of common shares, as well as information contained therein, may not be supplied to the public in Brazil, used in connection with any public offer for subscription or sale of the common shares to the public in Brazil.

Chile

The ordinary shares are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus and other offering materials relating to the offer of the ordinary shares do not constitute a public offer of, or an invitation to subscribe for or purchase, the ordinary shares in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not “addressed to the public at large or to a certain sector or specific group of the public”).

Notice to Prospective Investors in Colombia

The shares have not been and will not be offered in Colombia through a public offering of securities pursuant to Colombian laws and regulations, nor will they be registered in the Colombian National Registry of Securities and Issuers or listed on a regulated securities trading system such as the Colombian Stock Exchange.

Mexico

The common shares have not been registered with the National Securities’ Registry (Begird° Nacional de Valores)-maintained by the National Banking and Securities Commission (Comision Nacional Bancaria y de Valores or CNBV), and may not be offered or sold publicly in Mexico.

This prospectus is not intended to be publicly distributed to an undetermined person through mass media, nor to serve as an application for the registration of the ordinary shares in Mexico, nor as a prospectus for their public offering in said jurisdiction.

This prospectus is addressed to you under a private offering exception contained in article 8 of the Securities Market Law (Ley del Mercado de Valores or LMV), for which you must comply with any of the following requirements:

(i)	you are either an institutional or qualified investor for purposes of Mexican law;

(ii)	you are a member of a group of less than 100 individually identified people to whom the ordinary shares or are being offered directly and personally; or

(iii)	you are an employee of the issuer and a beneficiary of an employees’ benefit plan of said issuer.

The LMV and CNBV regulations (along with other laws applicable in Mexico) define institutional investors as Mexican and foreign banks, broker dealers, insurance and bond companies, bonded warehouses, financial leasing companies, factoring companies and investment funds, private pension and annuities funds and foreign pension and investment funds. Such regulations also define qualified investors as individuals and corporations which maintain during the previous year investments in securities for an amount equal or similar to 1.5 million Mexican Unidades de Inversion or UDIS (approximately U.S.$330,000) or that have obtained during the previous two years a gross income of at least 500,000 UDIS (approximately U.S.$110,000) per year.

Global Coordinators and Joint Bookrunners

The addresses of the global coordinators and joint bookrunners are as follows:

BofA Securities, Inc.

One Bryant Park

New York, NY 10036

United States of America

J.P. Morgan Securities LLC

383 Madison Avenue, 6th Floor

New York, NY, 10179

United States of America

Itau BBA USA Securities, Inc.

767 Fifth Avenue, 50th Floor

New York, NY, 10153

United States of America

EXPENSES OF THE OFFERING

We estimate that our expenses in connection with the offering, other than underwriting commissions, will be as follows:

Expenses	Amount (in U.S. dollars)		Percentage of Net Proceeds of the Offering (%)
Securities and Exchange Commission registration fee	U.S.$	58,958.00	0.01%
New York Stock Exchange listing fee	U.S.$	25,000.00	0.01%
Financial Industry Regulatory Authority filing fee	U.S.$	77,475.00	0.02%
Printing expenses	U.S.$	500,000.00	0.10%
Legal fees and expenses	U.S.$	1,200,000.00	0.25%
Accountant fees and expenses	U.S.$	1,200,000.00	0.25%
Miscellaneous costs (1)	U.S.$	1,200,000.00	0.25%

Total	U.S.$	4,261,433.0	0.89%

(1)	Includes U.S.$1,167,751.14 of Peruvian regulatory expenses.

The total underwriting commissions that we, Interbank and the selling shareholders are required to pay will be U.S.$                , or     % of the gross proceeds of the offering. The Company and the selling shareholders have agreed to pay a fee to Inteligo SAB in connection with the structuring of the transaction in an aggregate amount of U.S.$                . All amounts in the table are estimated except the Securities and Exchange Commission registration fee, the New York Stock Exchange listing fee and the Financial Industry Regulatory Authority (FINRA) filing fee. The percentage of net proceeds of the offering is based on U.S.$47.00, the midpoint fee price range on the cover of the prospectus.

VALIDITY OF SECURITIES

The validity of the common shares and other matters governed by Panamanian law will be passed upon for us by Arias, Aleman & Mora and for the underwriters by Arias, Fabrega & Fabrega. Certain matters governed by U.S. law will be passed upon for us by Shearman & Sterling LLP, New York, New York, and for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York. Certain matters governed by Peruvian law will be passed upon for us by J&A Garrigues Perú S. Civil de R.L and for the underwriters by Miranda & Amado Abogados.

EXPERTS

The consolidated financial statements as of December 31, 2018, 2017 and January 1, 2017, and for each of the three years ended December 31, 2018, 2017 and 2016 appearing in this prospectus have been audited by Paredes, Burga & Asociados Sociedad Civil de Responsabilidad Limitada (“EY-Peru”), a member firm of Ernst & Young Global Limited, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

Prior to the engagement of EY-Peru, as the independent registered public accounting firm for IFS under the standards of the Public Company Accounting Oversight Board (“PCAOB”), EY-Peru provided non-audit services related to the ethics lines for a subsidiary and common control (“sister”) affiliates of IFS. These services involved EY-Peru receiving information when an employee or other party seeks to report potential unethical situations, illegal acts or policy violations, and passing all the information received (with EY-Peru applying no filter or sanitization to the information) to the respective Ethics Committees for the subsidiary or sister affiliates, which are composed solely of members of management. EY-Peru’s role was limited to receiving and transmitting anonymously information to the Ethics Committees to maintain confidentiality of the reporter. EY-Peru had no involvement with, or made management decisions in regard to, a reported matter after transmitting such information. None of the potential matters reported to the ethics lines administered by EY-Peru related to IFS’ internal control over financial reporting or individuals in a financial reporting oversight or accounting role, or impacted IFS’ financial statements. These services were permissible under home country independence standards; however, such administrative services are prohibited under the U.S. Securities and Exchange Commission (“SEC”) and PCAOB independence rules as they are treated as non-allowed management function services. These services have been terminated. The total fees collected for the services were not material to EY-Peru or IFS.

After careful consideration of the facts and circumstances and the applicable independence rules, EY-Peru has concluded that (i) the aforementioned matters do not impair its ability to exercise objective and impartial judgment in connection with its audit of the consolidated financial statements of IFS; and (ii) a reasonable investor with knowledge of all relevant facts and circumstances would conclude that EY-Peru has been and is capable of exercising objective and impartial judgment on all issues encompassed within its audit of the consolidated financial statements of IFS. Management and its Board of Directors concurred with EY-Peru’s conclusion.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

Upon completion of this offering we will be subject to the informational requirements of the Exchange Act, that are applicable to foreign private issuers. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. You may inspect and copy the reports and other information to be filed with the SEC at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of the materials may be obtained from the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. The public may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC in the United States at 1-800-SEC-0330. In addition, the SEC maintains an Internet website at http://www.sec.gov, from which you can electronically access the registration statement and its materials.

As a foreign private issuer, we are not subject to the same disclosure requirements as a domestic U.S. registrant under the Exchange Act. For example, we are not required to prepare and issue quarterly reports. However, we will be required to file annual reports on Form 20-F within the time period required by the SEC, which is currently four months from December 31, the end of our fiscal year. In addition, as a foreign private issuer, we are not subject to the proxy rules under Section 14 of the Exchange Act and our officers and directors will not be subject to Section 16 of the Exchange Act relating to insider short-swing profit disclosure and recovery regime.

We will file financial statements and other periodic reports with the SMV in Peru. Issuers of securities registered with the SMV are required to disclose material information relating to the issuer. Pursuant to the Securities Market Law and relevant regulations enacted thereunder, all material information in connection with the issuer of registered securities, its activities or securities issued or secured by such issuer which may influence the liquidity or price of such securities must be disclosed. Accordingly, issuers must file with the SMV mainly two types of information: (a) financial information, including unaudited interim financial statements on a quarterly basis (which are not required to be subject to limited review), and audited annual consolidated financial statements on an annual basis, and (b) material information relating to the issuer and its activities that may significantly affect the price, offering or negotiation of the issued securities, and in general, all the information that may be relevant for investors to be able to make investment decisions.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a sociedad anónima (corporation) organized and existing under the laws of Panama. Substantially all of our directors, officers and certain of the experts named herein reside outside the United States, and all or a substantial portion of our and their assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons, including with respect to matters arising under the federal securities laws of the United States, or to enforce against such persons or against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States.

We have appointed Corporation Service Company (“CSC”) as our agent upon whom process may be served in connection with any proceeding in the United States. CSC’s offices are located at 1180 Avenue of the Americas, Suite 210, New York, New York 10036.

Peru

We have been advised by our Peruvian counsel, J&A Garrigues Perú S. Civil de R.L., that there is uncertainty as to the enforceability, in original actions in Peruvian courts, of liabilities predicated upon U.S. to federal securities cases, and that any final and conclusive judgment for a fixed and final sum obtained against us in any foreign court having jurisdiction in respect of any suit, action or proceeding against us for the enforcement of any of our respective obligations under the federal securities laws of the United States or under this prospectus will, upon request, be deemed valid and enforceable in Peru through an exequatur judiciary proceeding (which does not involve the reopening of the case), provided that: (1) there is a treaty in effect between the country where said foreign court sits and Peru regarding the recognition and enforcement of foreign judgments; or (2) in the absence of such a treaty, the original judgment is recognized by the Peruvian courts (Cortes de la República del Perú) under such exequatur proceeding, subject to the provisions of the Peruvian Civil Code and the Peruvian Civil Procedure Code. Such recognition and enforceability will occur provided that the following conditions and requirements are met:

•

the foreign judgment does not resolve matters under the exclusive jurisdiction of Peruvian courts (and the matters contemplated in respect of this prospectus are not matters under the exclusive jurisdiction of Peruvian courts);

•	such foreign court had jurisdiction under its own private international conflicts of law rules and under general principles of international procedural jurisdiction;

•

we received service of process in accordance with the laws of the place where the proceeding took place, were granted a reasonable opportunity to appear before such foreign court and were guaranteed due process rights;

•	the foreign judgment has the status of res judicata as defined in the jurisdiction of the court rendering such judgment;

•	no pending litigation in Peru between the same parties for the same dispute was initiated before the commencement of the proceeding that concluded with the foreign judgment;

•	the judgment is not incompatible with another judgment that fulfills the requirements of recognition and enforceability established by Peruvian law, unless such foreign judgment was rendered first;

•	the judgment is not contrary to Peruvian public policy (orden público) or good morals (buenas costumbres);

•	it is not proven that such foreign court denies enforcement of Peruvian judgments or engages in a review of the merits thereof;

•

the judgment has been (a) duly apostilled by the competent jurisdiction of the issuing court, in case of jurisdictions that are parties to the Hague Apostille Convention, or (b) certified by Peruvian consular authorities, in case of jurisdictions that are not parties to the Hague Apostille Convention, and is accompanied by a certified and officially translated copy of such judgment into Spanish; and

•	the applicable court taxes and fees have been paid.

We have no reason to believe that any of the obligations subject to New York law relating to the common shares would be contrary to Peruvian public policy (orden público), good morals (buenas costumbres) and international treaties binding upon Peru or generally accepted principles of international law.

Certain of our properties could be subject to the exemption set forth under Article No. 616 of the Peruvian Civil Procedure Code (Legislative Decree No. 768, which sole unified text was approved through Ministerial Resolution No. 10-933-JUS), pursuant to which any private property designated for the rendering of indispensable public services may not be subject to preliminary attachments (medidas cautelares) that could affect the normal rendering of such services.

The United States does not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters with Peru. Therefore, unless the above-mentioned requirements are satisfied, a final judgment for payment of money rendered by a federal or state court in the United States based on civil liability, whether or not predicated solely upon U.S. federal securities laws, may not be enforceable, either in whole or in part, in Peru. However, if the party in whose favor such unenforced final judgment was rendered brings a new suit in a competent court in Peru, such party may submit to the Peruvian court the final judgment rendered in the United States. Under such circumstances, a judgment by a federal or state court of the United States against our company may be regarded by a Peruvian court only as evidence of the outcome of the dispute to which such judgment relates, and a Peruvian court may choose to re-hear the dispute. In addition, awards of punitive damages in actions brought in the United States or elsewhere are unenforceable in Peru. In the past, Peruvian courts have enforced judgments rendered in the United States based on legal principles of reciprocity and comity.

Panama

There is no existing treaty between the United States and Panama for the reciprocal enforcement of foreign judgments of courts outside Panama, including without limitation, judgments of U.S. courts. Panamanian courts, however, have enforced judgments rendered in the United States based on legal principles of reciprocity and comity. We have been advised by Arias, Aleman & Mora, our Panamanian counsel, that judgments rendered by foreign courts may only be recognized and enforced by the courts of Panama in the event that the Supreme Court of Panama validates such judgment by the issuance of a writ of exequatur. Subject to a writ of exequatur, any final judgment rendered by any U.S. court will be recognized, conclusive and enforceable in the courts of Panama without reconsideration of the merits, provided that: (i) such foreign court grants reciprocity to the enforcement of judgments of courts of Panama; (ii) the party against which the judgment was rendered was personally served (service by mail not being sufficient) in such action within such foreign jurisdiction; (iii) the judgment arises out of a personal action against the defendant; (iv) the obligation in respect of which the judgment was rendered is lawful in Panama and does not contradict the public policy of Panama; (v) the judgment is properly authenticated by diplomatic or consular officers of Panama or pursuant to the 1961 Hague Convention on the Legalization of Documents; and (vi) a copy of the final judgment is translated into Spanish by a licensed translator in Panama. We have no reason to believe that any of our obligations relating to the common shares would be contrary to Panamanian law.

Intercorp Financial Services Inc. and Subsidiaries

Consolidated financial statements as of December 31, 2018 and 2017, and as of January 1, 2017, together with the Report of Independent Registered Public Accounting Firm

INTERCORP FINANCIAL SERVICES INC. AND SUBSIDIARIES

Consolidated financial statements as of December 31, 2018 and 2017, and as of January 1, 2017, together with the Report of Independent Registered Public Accounting Firm

Content

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Intercorp Financial Services Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statement of financial position of Intercorp Financial Services Inc. and Subsidiaries (the “Company”) as of December 31, 2018 and 2017, and as of January 1, 2017, and the related consolidated statements of income, other comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2018, including the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Intercorp Financial Services Inc. and Subsidiaries as of December 31, 2018 and 2017, and as of January 1, 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Adoption of IFRS 9 Financial Instruments

As discussed in Note 4.2.2 to the consolidated financial statements, in 2018 the Company changed its method of accounting for the classification, measurement and impairment of financial instruments due to the adoption of IFRS 9 Financial Instruments. The accounting effects of the adoption of IFRS 9 are detailed in Note 4.7.

Change in Accounting Principle

As mentioned in Note 4.2.1(i) to the consolidated financial statements, during the year 2018, the Company has elected to change its method of accounting for the variations in the insurance contracts liabilities that comprise retirement, disability and survival pensions.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Paredes, Burga & Asociados S. Civil de R.L.

A member practice of Ernst & Young Global Limited

/s/ Victor Tanaka

Victor Tanaka

We have served as the Company’s auditor since 2006

Lima, Peru

May 8, 2019

INTERCORP FINANCIAL SERVICES INC. AND SUBSIDIARIES

Consolidated statements of financial position

As of December 31, 2018 and 2017, and as of January 1, 2017

	Note	2018	2017	01.01.2017
		S/(000)	S/(000)	S/(000)
			Note 4.2.1	Note 4.2.1
			Restated	Restated
Assets
Cash and due from banks	5(a)
Non-interest bearing		3,102,250	2,963,085	2,628,115
Interest bearing		3,991,629	6,264,339	5,869,583
Restricted funds		1,286,532	1,977,419	3,264,105

		8,380,411	11,204,843	11,761,803
Inter-bank funds	5(e)	495,037	403,526	5,002
Financial investments	6	17,629,445	16,924,143	10,209,840
Loans, net	7
Loans, net of unearned interest		34,325,721	29,406,286	28,192,647
Impairment allowance for loans		(1,364,804)	(1,202,118)	(1,166,782)

		32,960,917	28,204,168	27,025,865
Investment property	8	986,538	1,118,608	745,185
Property, furniture and equipment, net	9	622,525	612,639	589,820
Due from customers on acceptances		132,961	41,715	16,392
Intangibles and goodwill, net	10	954,546	921,594	267,401
Accounts receivable and other assets, net	11	1,502,554	909,984	1,063,773
Deferred Income Tax asset, net	16	79,475	53,277	34,278

Total assets		63,744,409	60,394,497	51,719,359

	Note	2018	2017	01.01.2017
		S/(000)	S/(000)	S/(000)
			Note 4.2.1	Note 4.2.1
			Restated	Restated
Liabilities and equity
Deposits and obligations	12
Non-interest bearing		5,321,025	4,791,792	5,081,940
Interest bearing		28,360,925	27,815,845	25,015,910

		33,681,950	32,607,637	30,097,850

Inter-bank funds	5(e)	—	30,008	332,255
Due to banks and correspondents	13	4,293,361	4,407,392	5,328,603
Bonds, notes and other obligations	14	6,496,778	5,602,358	4,769,390
Due from customers on acceptances		132,961	41,715	16,392
Insurance contract liabilities	15	10,300,468	10,514,504	5,010,513
Accounts payable, provisions and other liabilities	11	1,750,363	1,353,719	1,162,064
Deferred Income Tax liability, net	16	52	257	3,946

Total liabilities		56,655,933	54,557,590	46,721,013

Equity, net	17
Equity attributable to IFS’s shareholders:
Capital stock		963,446	963,446	963,446
Treasury stock		(208,178)	(467,200)	(522,106)
Capital surplus		268,077	268,077	268,077
Reserves		4,700,000	3,700,000	2,600,000
Unrealized results, net		121,686	(228,725)	(463,118)
Retained earnings		1,203,043	1,564,945	2,032,812

		7,048,074	5,800,543	4,879,111
Non-controlling interest		40,402	36,364	119,235

Total equity, net		7,088,476	5,836,907	4,998,346

Total liabilities and equity, net		63,744,409	60,394,497	51,719,359

The accompanying notes are an integral part of these consolidated financial statements.

INTERCORP FINANCIAL SERVICES INC. AND SUBSIDIARIES

Consolidated statements of income

For the years ended December 31, 2018, 2017 and 2016

	Note	2018	2017	2016
		S/(000)	S/(000)	S/(000)
			Note 4.2.1 Restated	Note 4.2.1 Restated
Interest and similar income	20	4,321,282	3,809,020	3,704,812
Interest and similar expenses	20	(1,170,586)	(1,119,889)	(1,081,859)

Net interest and similar income		3,150,696	2,689,131	2,622,953
Impairment loss on loans, net of recoveries	7(d)	(660,072)	(827,935)	(783,645)
Recovery (loss) due to impairment of financial investments	6(c) and 6(i)	13,077	(20,759)	(28,323)

Net interest and similar income after impairment loss		2,503,701	1,840,437	1,810,985
Fee income from financial services, net	21	874,426	849,242	809,452
Net gain on foreign exchange transactions		228,160	201,829	264,183
Net gain on sale of financial investments		14,240	184,847	103,338
Net gain (loss) on financial assets at fair value through profit or loss		11,979	18,443	(47,931)
Net gain on investment property	8(b)	85,298	25,406	23,124
Other income	22	69,043	87,439	64,095

		1,283,146	1,367,206	1,216,261

Insurance premiums and claims
Net premiums earned	23	328,566	259,349	187,360
Net claims and benefits incurred for life insurance contracts and others	24	(736,032)	(412,276)	(318,200)

		(407,466)	(152,927)	(130,840)

Other expenses
Salaries and employee benefits	25	(755,914)	(714,582)	(711,358)
Administrative expenses	26	(775,254)	(730,564)	(688,804)
Depreciation and amortization	9(a) and 10(a)	(164,698)	(145,162)	(130,118)
Other expense	22	(141,615)	(120,326)	(102,136)

		(1,837,481)	(1,710,634)	(1,632,416)

Income before translation result and Income Tax		1,541,900	1,344,082	1,263,990
Translation result		(34,991)	15,898	20,062
Income Tax	16(c)	(415,515)	(326,526)	(333,863)

Net profit for the year		1,091,394	1,033,454	950,189

Attributable to:
IFS’s shareholders		1,084,280	1,027,379	944,611
Non-controlling interest		7,114	6,075	5,578

		1,091,394	1,033,454	950,189

Earnings per share attributable to IFS’s shareholders basic and diluted (stated in Soles)	27	9.818	9.625	8.715

Weighted average number of outstanding shares (in thousands)	27	110,436	106,736	108,384

The accompanying notes are an integral part of these consolidated financial statements.

INTERCORP FINANCIAL SERVICES INC. AND SUBSIDIARIES

Consolidated statements of other comprehensive income

For the years ended December 31, 2018, 2017 and 2016

	Note	2018	2017	2016
		S/(000)	S/(000)	S/(000)
			Note 4.2.1 Restated	Note 4.2.1 Restated
Net profit for the year		1,091,394	1,033,454	950,189
Other comprehensive income that will not be reclassified to the income statements in subsequent periods:
Revaluation of gains on equity instruments at fair value through other comprehensive income	17(e)	41,398	—	—
Income Tax	17(e)	26	—	—

Total gains that will not be reclassified to the consolidated income statements		41,424	—	—

Other comprehensive income to be reclassified to the consolidated income statements in subsequent periods:
Net movement of debt instruments at fair value through other comprehensive income	17(e)	(478,005)	—	—
Income Tax	17(e)	6,309	—	—

		(471,696)	—	—
Insurance premiums reserve	4.2.1(i) and 17(e)	750,794	(195,619)	(116,468)

Net movement in available-for-sale investments	17(e)	—	439,828	393,106
Income Tax	17(e)	—	14,471	(4,837)

		—	454,299	388,269
Net movement of cash flow hedges	17(e)	38,453	(2,528)	2,494
Income Tax	17(e)	(10,335)	1,172	(723)

		28,118	(1,356)	1,771
Translation of foreign operations	17(e)	26,589	(22,480)	(11,340)

Total unrealized gain to be reclassified to the consolidated income statements in subsequent periods		333,805	234,844	262,232

Total other comprehensive income for the year, net of Income Tax		1,466,623	1,268,298	1,212,421

Attributable to:
IFS’s shareholders		1,460,736	1,261,772	1,205,896
Non-controlling interest		5,887	6,526	6,525

		1,466,623	1,268,298	1,212,421

The accompanying notes are an integral part of these consolidated financial statements.

INTERCORP FINANCIAL SERVICES INC. AND SUBSIDIARIES

Consolidated statements of changes in equity

For the years ended December 31, 2018, 2017 and 2016

			Attributable to IFS’s shareholders
							Unrealized results, net
	Number of shares						Instruments that will not be reclassified to the consolidated income statements	Instruments that will be reclassified to the consolidated income statements
	Issued	In treasury	Capital stock	Treasury stock	Capital surplus	Reserves	Equity instruments at fair value	Debt instruments at fair value	Insurance premiums reserves, Note 4.2.1(i)	Available-for-sale investments reserve	Cash flow hedges reserve	Foreign currency translation reserve	Retained earnings	Total	Non-controlling interest	Total equity, net
	(in thousands)	(in thousands)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Balances as of January 1, 2016 (Note 4.2.1 Restated)	113,110	(4,290)	963,446	(322,214)	268,077	2,000,000	—	—	(363,008)	(471,151)	(458)	110,214	2,160,645	4,345,551	115,380	4,460,931
Net profit for the year	—	—	—	—	—	—	—	—	—	—	—	—	944,611	944,611	5,578	950,189
Other comprehensive income	—	—	—	—	—	—	—	—	(116,468)	387,334	1,759	(11,340)	—	261,285	947	262,232

Total other comprehensive income	—	—	—	—	—	—	—	—	(116,468)	387,334	1,759	(11,340)	944,611	1,205,896	6,525	1,212,421
Declared and paid dividends, Note 17(a)	—	—	—	—	—	—	—	—	—	—	—	—	(496,862)	(496,862)	—	(496,862)
Dividends paid to non-controlling interest of Subsidiaries	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(2,623)	(2,623)
Transfer of retained earnings to reserves, Note 17(g)	—	—	—	—	—	600,000	—	—	—	—	—	—	(600,000)	—	—	—
Purchase of treasury stock, Note 17(b)	—	(1,889)	—	(199,892)	—	—	—	—	—	—	—	—	—	(199,892)	—	(199,892)
Dividends received by Subsidiaries on treasury stock	—	—	—	—	—	—	—	—	—	—	—	—	18,258	18,258	—	18,258
Others	—	—	—	—	—	—	—	—	—	—	—	—	6,160	6,160	(47)	6,113

Balance as of December 31, 2016 (Note 4.2.1. Restated)	113,110	(6,179)	963,446	(522,106)	268,077	2,600,000	—	—	(479,476)	(83,817)	1,301	98,874	2,032,812	4,879,111	119,235	4,998,346
Net profit for the year	—	—	—	—	—	—	—	—	—	—	—	—	1,027,379	1,027,379	6,075	1,033,454
Other comprehensive income	—	—	—	—	—	—	—	—	(195,619)	453,829	(1,337)	(22,480)	—	234,393	451	234,844

Total other comprehensive income	—	—	—	—	—	—	—	—	(195,619)	453,829	(1,337)	(22,480)	1,027,379	1,261,772	6,526	1,268,298
Declared and paid dividends, Note 17(a)	—	—	—	—	—	—	—	—	—	—	—	—	(475,773)	(475,773)	—	(475,773)
Dividends paid to non-controlling interest of Subsidiaries	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(2,722)	(2,722)
Transfer of retained earnings to reserves, Note 17(g)	—	—	—	—	—	1,100,000	—	—	—	—	—	—	(1,100,000)	—	—	—
Purchase of treasury stock, Note 17(b)	—	(500)	—	(52,774)	—	—	—	—	—	—	—	—	—	(52,774)	—	(52,774)
Sale of treasury stock, Note 17(b)	—	1,251	—	107,680	—	—	—	—	—	—	—	—	34,984	142,664	175	142,839
Dividends received by Subsidiaries on treasury stock	—	—	—	—	—	—	—	—	—	—	—	—	24,081	24,081	161	24,242
Acquisition of Subsidiary, Note 2	—	—	—	—	—	—	—	—	—	—	—	—	—	—	1,912	1,912
Purchase of non-controlling interest, Note 3(b)	—	—	—	—	—	—	—	—	—	—	—	—	21,462	21,462	(88,039)	(66,577)
Others	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(884)	(884)

Consolidated statements of changes in equity (continued)

						Attributable to IFS’s shareholders
								Unrealized results, net
	Number of shares						Instruments that will not be reclassified to the consolidated income statements	Instruments that will be reclassified to the consolidated income statements
	Issued	In treasury	Capital stock	Treasury stock	Capital surplus	Reserves	Equity instruments at fair value	Debt instruments at fair value	Insurance premiums reserves, Note 4.2.1(i)	Available-for-sale investments reserve	Cash flow hedges reserve	Foreign currency translation reserve	Retained earnings	Total	Non-controlling interest	Total equity, net
	(in thousands)	(in thousands)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Balance as of December 31, 2017 (Note 4.2.1 restated)	113,110	(5,428)	963,446	(467,200)	268,077	3,700,000	—	—	(675,095)	370,012	(36)	76,394	1,564,945	5,800,543	36,364	5,836,907
Changes due to the first adoption of IFRS 9, see Note 4.7	—	—	—	—	—	—	105,619	238,348	—	(370,012)	—	—	(57,271)	(83,316)	(584)	(83,900)

Restated balance as of January 1, 2018, Note 4.2.1	113,110	(5,428)	963,446	(467,200)	268,077	3,700,000	105,619	238,348	(675,095)	—	(36)	76,394	1,507,674	5,717,227	35,780	5,753,007
Net profit for the year	—	—	—	—	—	—	—	—	—	—	—	—	1,084,280	1,084,280	7,114	1,091,394
Other comprehensive income	—	—	—	—	—	—	41,935	(470,685)	750,670	—	27,947	26,589	—	376,456	(1,227)	375,229

Total other comprehensive income	—	—	—	—	—	—	41,935	(470,685)	750,670	—	27,947	26,589	1,084,280	1,460,736	5,887	1,466,623
Declared and paid dividends, Note 17(a)	—	—	—	—	—	—	—	—	—	—	—	—	(510,688)	(510,688)	—	(510,688)
Dividends paid to non-controlling interest of Subsidiaries	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(2,969)	(2,969)
Transfer of retained earnings to reserves, Note 17(g)	—	—	—	—	—	1,000,000	—	—	—	—	—	—	(1,000,000)	—	—	—
Sale of treasury stock, Note 17(b)	—	3,010	—	259,022	—	—	—	—	—	—	—	—	123,705	382,727	862	383,589
Dividends received by Subsidiaries on treasury stock	—	—	—	—	—	—	—	—	—	—	—	—	8,972	8,972	63	9,035
Purchase of non-controlling interest	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(161)	(161)
Others	—	—	—	—	—	—	—	—	—	—	—	—	(10,900)	(10,900)	940	(9,960)

Balance as of December 31, 2018	113,110	(2,418)	963,446	(208,178)	268,077	4,700,000	147,554	(232,337)	75,575	—	27,911	102,983	1,203,043	7,048,074	40,402	7,088,476

The accompanying notes are an integral part of these consolidated financial statements.

INTERCORP FINANCIAL SERVICES INC. AND SUBSIDIARIES

Consolidated statements of cash flows

For the years ended December 31, 2018, 2017 and 2016

	2018	2017	2016
	S/(000)	S/(000)	S/(000)
		Note 4.2.1 Restated	Note 4.2.1 Restated
Cash flows from operating activities
Net profit for the year	1,091,394	1,033,454	950,189
Plus (minus)
Impairment loss on loans, net of recoveries	660,072	827,935	783,645
Recovery (loss) due to impairment of financial investments	(13,077)	20,759	28,323
Depreciation and amortization	164,698	145,162	130,118
Provision for sundry risks	3,504	9,748	14,685
Provision for asset seized	9,754	—	—
Deferred Income Tax	13,727	(4,376)	1,043
Net gain on sale of financial investments	(14,240)	(184,847)	(103,338)
Net (gain) loss of financial assets at fair value through profit or loss	(11,979)	(18,443)	47,931
Net (gain) loss for the valuation of investment property	(47,765)	1,878	1,380
Translation result	34,991	(15,898)	(20,062)
Gain on sale of investment property	(4,655)	—	(2,655)
Increase in accrued interest receivable	(64,215)	(70,112)	(23,371)
Increase (decrease) in accrued interest payable	24,627	(15,887)	(7,648)

Net changes in assets and liabilities
Increase in loans	(5,421,176)	(2,035,076)	(1,805,900)
(Increase) decrease in accounts receivable and other assets, net	(350,494)	282,092	(64,292)
Net decrease in restricted funds	673,907	1,307,577	388,523
Increase in deposits and obligations	1,045,762	2,509,351	1,608,560
Decrease in due to banks and correspondents	(124,017)	(900,386)	(842,973)
Increase in accounts payable, provisions and other liabilities	793,616	725,210	604,727
Income Tax paid	(426,356)	(341,650)	(338,586)
(Increase) decrease of investments at fair value through profit or loss	(189,001)	29,381	46,237

Net cash (used in) provided by operating activities	(2,150,923)	3,305,872	1,396,536

Consolidated statements of cash flows (continued)

	2018	2017	2016
	S/(000)	S/(000)	S/(000)
		Note 4.2.1 Restated	Note 4.2.1 Restated
Cash flows from investing activities
Purchase of investments at fair value through other comprehensive income and at amortized cost	(269,847)	(1,275,199)	(1,158,874)
Purchase of property, furniture and equipment	(72,709)	(84,685)	(79,835)
Purchase of intangible assets	(127,928)	(160,515)	(132,579)
Purchase of investment property	(55,795)	(124,089)	(56,833)
Sale of investment property	230,746	—	26,185
Acquisition of Subsidiaries, net of received cash	—	(660,527)	—

Net cash used in investing activities	(295,533)	(2,305,015)	(1,401,936)

Cash flows from financing activities
Issuance of bonds, notes and other obligations	595,258	956,575	—
Payments of bonds, notes and other obligations	(10,119)	—	(88,375)
Net (decrease) increase in payable inter-bank funds	(30,008)	(300,938)	332,255
Net (increase) decrease in receivable inter-bank funds	(93,821)	(400,537)	240,026
Sale (purchase) of treasury stock, net	383,589	90,065	(199,892)
Payments of cash dividends	(510,688)	(475,773)	(496,862)
Dividend payments to non-controlling interest	(2,969)	(2,722)	(2,623)
Purchase of non-controlling interest	—	(66,577)	—

Net cash provided by (used in) financing activities	331,242	(199,907)	(215,471)

Net (decrease) increase in cash and cash equivalents	(2,115,214)	800,950	(220,871)
Translation loss on cash and cash equivalents	(23,341)	(72,380)	(63,243)
Cash and cash equivalents at the beginning of the year	9,225,617	8,497,047	8,781,161

Cash and cash equivalents at the end of the year, Note 4.4(ah)	7,087,062	9,225,617	8,497,047

Supplementary cash flow information:
Cash paid during the year for
Interest	1,089,114	1,088,261	1,089,507
Cash received during the year from
Interest	4,191,721	3,720,149	3,681,729

The accompanying notes are an integral part of these consolidated financial statements.

INTERCORP FINANCIAL SERVICES INC. AND SUBSIDIARIES

Notes to the consolidated financial statements

As of December 31, 2018, 2017, and as of January 1, 2017

1.	Business activity

Intercorp Financial Services Inc. and Subsidiaries (henceforth “IFS”, “the Company” or “the Group”) is a limited liability holding company incorporated in the Republic of Panama on September 19, 2006 and is a Subsidiary of Intercorp Perú Ltd. (henceforth “Intercorp Perú”), a holding Company incorporated in 1997 in the Commonwealth of the Bahamas. As of December 31, 2018, Intercorp Perú holds directly and indirectly 76.46 percent (79.12 percent as of December 31, 2017), of IFS’s capital stock.

IFS’s legal domicile is located at Av. Carlos Villarán 140 Urb. Santa Catalina, La Victoria, Lima, Peru.

As of December 31, 2018, IFS holds 99.30 percent of the capital stock of Banco Internacional del Perú S.A.A.— Interbank (henceforth “Interbank”), 99.84 percent of the capital stock of Interseguro Compañía de Seguros S.A. (henceforth “Interseguro”), 100 percent of the capital stock of Inteligo Group Corp. (henceforth “Inteligo”) and 99.42 percent of the capital stock of Hipotecaria Sura Empresa Administradora Hipotecaria S.A. (henceforth “Hipotecaria Sura”). As of December 31, 2017, IFS held 99.30 percent, 100 percent, 100 percent and 99.40 percent of the capital stock of such companies, respectively. Also, as of December 31, 2017, IFS held 99.39 percent of the capital stock of Seguros Sura S.A. (henceforth “Seguros Sura”), which was absorbed by Interseguro through a merger; see Note 2.

Interbank, Interseguro and Hipotecaria Sura operate in Peru, while Inteligo and its subsidiaries (Inteligo Sociedad Agente de Bolsa S.A. and Inteligo Bank Ltd.) operate in Peru and Panama.

The main activities of IFS’s Subsidiaries and their assets, liabilities, equity, operating income, net income, balances and other relevant information are presented in Note 3.

The consolidated financial statements of IFS and Subsidiaries as of December 31, 2017, were approved by the General Shareholders’ Meeting held on April 2, 2018. The consolidated financial statements as of December 31, 2018, were approved by the Board of Directors on May 8, 2019.

2.	Business combinations

In May 2017, IFS entered into an agreement with Sura Asset Management S.A. (Colombia), Sura Asset Management Perú S.A. (Peru) and Grupo Wiese (Peru) for the purchase of shares, which resulted in the direct and indirect acquisition of up to 100 percent of Seguros Sura (company incorporated in Peru with operations regulated by the Banking and Insurance Act and authorized to sell life insurance and general insurance policies) and up to 100 percent of Hipotecaria Sura (company incorporated in Peru with operations regulated by the Banking and Insurance Act and authorized to grant mortgage loans that, since the year 2015, does not grant new loans). The acquisition was approved by Peru’s Superintendence of Banking, Insurance and Private Pension Funds Administrators (henceforth “SBS”, by its Spanish acronym) on September 28, 2017.

As a consequence, in November 2017, IFS acquired 99.39 percent of Seguros Sura’s capital stock and 99.42 percent of Hipotecaria Sura’s capital stock. The aforementioned acquisition, including the purchase of 9.19 percent of Seguros Sura’s capital through Interseguro, while 30.10 percent of Seguros Sura’s capital stock and 29.40 percent of Hipotecaria Sura’s capital stock was acquired through the purchase of the companies Negocios e Inmuebles S.A. and Holding Retail Perú S.A.

The price of the overall transaction was US$275,865,000 (equivalent to approximately S/891,911,000).

In accordance with the legal regulations in force in Peru, the SBS granted a six-month deadline to complete the merger between Interseguro and Seguros Sura as from the date the SBS approved the acquisition. In this sense, and in compliance with the legal regulations in force in Peru, Interseguro merged with Seguro Sura, using the method of absorption. The date of entry into force of the merger was March 31, 2018, date on which Seguros Sura transferred all its assets and liabilities to the absorbing company, extinguishing after completing this merger process without having to liquidate.

The acquisitions were recorded in accordance with the “Acquisition method” established by IFRS 3 “Business Combinations”. Under this method, the assets and liabilities were recorded at the fair value estimated on acquisition date, including certain intangible assets that the acquired entities had not previously recognized. The costs related to the acquisition, amounting to S/7,863,000, were registered as an expense and are presented in the caption “Administrative expenses” of the consolidated income statements as of December 31, 2017.

The following are the fair values of the entities acquired at the acquisition date:

Fair value of the acquired entities
S/(000)
Seguros Sura S.A.
Assets
Cash and due from banks	230,315
Trading securities and available-for-sale investments	4,656,932
Investment property	251,212
Accounts receivable and other assets, net
Insurance operations receivables, net	24,725
Present value of acquired in-force business (PVIF), Note 4.4(s)	137,900
Others	242,063
Liabilities
Bonds, notes and other obligations	(9,823)
Insurance contract liabilities	(5,210,487)
Accounts payable, provisions and other liabilities	(67,340)

Hipotecaria Sura S.A.
Assets (*)	12,560
Liabilities	(2,452)

Total net assets identified	265,605
Non-controlling interest—proportionate share of the acquired entities’ net assets, Note 4.4(u)	(1,912)
Goodwill, Note 4.4(t)	628,218

Consideration transferred	891,911

(*) The balance includes S/8,932,000 of cash and due from banks. The net cash flow used in the acquisition is presented below:
S/(000)
Consideration transferred	891,911
Cash and due from banks of the acquired entities	(239,247)
Transaction cost of the acquisition	7,863

660,527

The goodwill represents the future synergies that are expected to arise from the combination of operations, distribution channels, workforce and other efficiencies not included in the intangible assets of the present value of acquired in-force business.

Since the date of the acquisition until December 31, 2017, the acquired companies contributed to the Group with S/18,878,000 of net premiums assumed and S/48,742,000 of net financial income. In this sense, if the business combination had taken place at the beginning of 2017, they would have contributed with S/97,797,000 of net premiums assumed and S/311,508,000 of net financial income in that year. It should be noted that considering that Interseguro and Seguros Sura had to merge within a six-month term, Seguros Sura did not place new premiums and they were taken care of by Interseguro.

The net assets recognized in the consolidated financial statements as of December 31, 2017, are based on a preliminary fair value assessment. During 2018, Management completed the review of the fair value estimate of insurance contracts liabilities as of the acquisition date and, as consequence, the net identifiable assets were modified. These changes are detailed below:

Amendments were therefore made to the net identifiable assets, as detailed below:

	Preliminary balance	Amendment	Amended balance
	S/(000)	S/(000)	S/(000)
Insurance contracts liabilities	(5,210,487)	195,339	(5,015,148)
Goodwill	628,218	(195,339)	432,879

As a result, the comparative information of 2017 was modified to show the adjustment of preliminary amounts, see Note 4.2.1 (ii).

3.	Subsidiaries

IFS’s Subsidiaries are the following:

(a)	Banco Internacional del Perú S.A.A.— Interbank and Subsidiaries

Interbank is incorporated in Peru and is authorized by the SBS to operate as a universal bank in accordance with Peruvian legislation. The Bank’s operations are governed by the Banking and Insurance Act, that establishes the requirements, rights, obligations, restrictions and other operating conditions that Peruvian financial and insurance entities must comply with.

As of December 31, 2018 and 2017, Interbank had 269 and 272 offices, respectively, and a branch established in the Republic of Panama. Additionally, it holds 100 percent of the shares of the following Subsidiaries:

Entity	Activity
Interfondos S.A. Sociedad Administradora de Fondos, Note 34	Manages mutual funds and investment funds.

Internacional de Títulos Sociedad Titulizadora S.A.—Intertítulos S.T.	Manages securitization funds.

Inversiones Huancavelica S.A.	Real estate activities.

Contacto Servicios Integrales de Créditos y Cobranzas S.A.	Collection services.

Compañía de Servicios Conexos—Expressnet S.A.C.	Services related to credit card transactions or products related to the brand “American Express”.

(b)	Interseguro Compañía de Seguros S.A. and Subsidiaries

Interseguro is incorporated in Peru and its operations are governed by the Banking and Insurance Act. It is authorized by the SBS to issue life and general risk insurance contracts.

As of December 31, 2018 and 2017, Interseguro controls the following Subsidiaries:

Entity	Activity
Empresa Administradora Hipotecaria S.A.	It was incorporated in February 2014 in Peru. In April 2018, this company was extinguished.

Centro Comercial Estación Central S.A.

Company dedicated to the administration of “Centro Comercial Estación Central”. As of December 31, 2017, Interseguro held a 75 percent interest in this Subsidiary. On January 19, 2018, Interseguro sold the entirety of said participation to a related company, Real Plaza, for S/2,086,000, generating a profit of S/1,526,000; which was recorded as “Gain from sale of investment property” in the consolidated income statements.

Patrimonio Fideicometido D.S.093-2002-EF, Interproperties Perú—

Interseguro holds participations in Patrimonio Fideicometido D.S.093-2002-EF, Interproperties Perú (henceforth “Patrimonio Fideicometido— Interproperties Perú”), that is a structured entity, incorporated in April 2008, and in which several investors (related parties to the Group) contributed investment properties. Each investor or investors have ownership of and specific control over the contributed investment property. The fair values of the properties contributed by Interseguro, which were included in this structured entity as of December 31, 2018 and 2017, amounted to S/430,030,000 and S/608,689,000, respectively; see Note 8 for further detail. For accounting purposes and under IFRS 10 “Consolidated Financial Statements” the assets included in said structure are considered “silos”, because they are ring-fenced parts of the wider structured entity (the Patrimonio Fideicometido— Interproperties Perú). The Group has ownership of and decision-making power over these properties, and the Group has the exposure or rights to their returns; therefore, the Group has consolidated the silos containing the investment properties that it controls.

Regarding the “Patrimonio Fideicometido”, until September 2017, Inteligo Real Estate (a related entity, Subsidiary of Intercorp Perú) and Interseguro held 27.17 percent and 72.83 percent, respectively, of an investment property located in San Isidro, Lima; see Note 8(a). On September 26, 2017, Interseguro purchased Inteligo Real Estate’s interest, thus obtaining the whole ownership of such investment property. The consideration transferred for the acquisition amounted to US$20,542,000 (equivalent to S/66,577,000), which corresponds to the purchase of the non-controlling interest and is reflected as an increase in Interseguro’s investment; additionally, S/21,462,000 were recognized as equity transaction because it is a non-controlling interest purchase.

(c)	Inteligo Group Corp. and Subsidiaries

Inteligo is an entity incorporated in the Republic of Panama. As of December 31, 2018 and 2017, it holds 100 percent of the shares of the following Subsidiaries:

Entity	Activity
Inteligo Bank Ltd.

It is incorporated in The Commonwealth of the Bahamas and has a branch established in the Republic of Panama that operates under an international license issued by the Superintendence of Banks of the Republic of Panama. Its main activity is to provide private and institutional banking services mainly to Peruvian citizens.

Inteligo Sociedad Agente de Bolsa S.A.	Brokerage firm incorporated in Peru.

Inteligo Perú Holding S.A.C	It is incorporated in Peru in December 2018, to engage in investment management activities in financial sectors. As of December 31, 2018, its paid-in capital amounts to S/1,000.

(d)	Hipotecaria Sura Empresa Administradora Hipotecaria S.A., in liquidation

Hipotecaria Sura Empresa Administradora Hipotecaria S.A. is incorporated in Peru and is regulated by the SBS. Its main activity is to grant mortgage loans, and since 2015, it has not granted any new mortgage loans.

(e)	Negocios e Inmuebles S.A. and Holding Retail Perú S.A.

These entities were acquired by IFS as part of the purchase of Seguros Sura and Hipotecaria Sura; see Note 2. As of December 31, 2018 and 2017, these entities maintain collectively 30.0 percent of Hipotecaria Sura’s capital stock. Additionally, as a result of the merger between Interseguro and Seguros Sura— see Note 2— both companies hold 8.50 percent of Interseguro’s capital stock.

(f)	San Borja Global Opportunities S.A.C.

Its corporate purpose is the marketing of products and services through Internet, telephony or related. As of December 31, 2018 and 2017, maintains a paid-in capital of S/1,461,000 and S/1,000, respectively.

The table below presents a summary of the consolidated financial statements of the main Subsidiaries, before adjustments and eliminations for consolidation, as of December 31, 2018 and 2017, in accordance with the IFRS (see Note 29):

	Interbank and Subsidiaries		Interseguro and Subsidiaries (*)		Inteligo and Subsidiaries
	2018	2017	2018	2017	2018	2017
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Consolidated statements of financial position
Cash and due from banks	7,726,699	10,655,090	206,659	196,561	465,497	377,486
Financial Investments	5,854,384	6,109,964	10,249,730	10,151,729	1,574,714	1,198,426
Loans, net	31,384,790	26,869,700	—	—	1,576,277	1,334,573
Investment property	—	—	986,538	1,118,608	—	—
Total assets	47,496,321	45,478,588	12,011,764	11,940,640	3,732,178	3,013,892
Deposits and obligations	31,286,749	30,559,299	—	—	2,622,423	2,268,248
Due to banks and correspondents	3,968,790	4,386,724	763	20,568	323,808	100
Bonds, notes and other obligations	5,386,171	4,537,204	172,082	175,308	—	—
Insurance contract liabilities	—	—	10,155,732	10,375,742	—	—
Total liabilities	41,994,455	40,555,067	10,797,239	10,868,269	2,967,308	2,304,094
Equity attributable to IFS’s shareholders	5,501,866	4,923,521	1,214,525	1,072,186	764,870	709,798
Non-controlling interest—equity	—	—	—	185	—	—

Consolidated income statements
Net interest and similar income	2,493,577	2,300,986	599,009	323,389	107,819	96,083
Impairment loss on loans, net of recoveries	(660,858)	(830,474)	—	—	786	2,539
Recovery (loss) due to impairment of financial investments	(72)	—	11,349	(5,496)	1,800	(15,263)
Net gain (loss) from sale and valuation of investment property	—	—	52,420	(1,878)	—	—
Fee income from financial services, net	798,935	774,620	(4,593)	(3,692)	123,626	116,927
Total net premiums earned less claims and benefits	—	—	(407,466)	(152,927)	—	—
Net profit (loss) for the year attributable to IFS’s shareholders	1,025,142	904,916	(7,834)	53,115	183,302	187,766
Non-controlling interest	—	—	—	(89)	—	—

(*)	Include the balances of Seguros Sura (absorbed by Interseguro in the year 2018) from the date of acquisition; see Note 2.

4.	Significant accounting policies

4.1	Basis of presentation

The consolidated financial statements have been prepared in accordance with the International Financial Reporting Standards (henceforth “IFRS”) as issued by the International Accounting Standards Board (henceforth “IASB”) and are presented in Soles, which is the functional currency of the Group. All values are rounded to the nearest thousand (S/(000)), except when otherwise indicated.

The preparation of the consolidated financial statements in conformity with the IFRS requires Management to make estimations and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of significant events in the notes to the consolidated financial statements; see Note 4.6.

4.2	Change in accounting policy, adoption of new IFRS and disclosures

4.2.1	Change in accounting policy

Based on an analysis conducted by Management in 2018, and in application of IAS 8 “Accounting Policies, Changes in Accounting Estimates and Errors”, IFS modified its corresponding figures as of December 31, 2017, and January 1, 2017, and for the years ended December 31, 2017 and 2016. The Group has submitted the amended balances of the consolidated statements of financial position as of January 1, 2017, but it does not include the Notes for that period, according to what is established by IAS 1. The amended balances of the Group’s financial statements as of December 31, 2017, and January 1, 2017, and for the years ended December 31, 2017 and 2016, mainly result from the following:

(i)

As of December 31, 2017, the Subsidiary Interseguro recognized in its consolidated income statements the effect of the change in the value of liabilities coming from retirement, disability and survivor’s pensions, caused by the variation in the market interest rates used to discount these liabilities. In the first quarter of 2018, Management decided to modify its accounting policy in order to show the effect of the change in market interest rates on the statements of other comprehensive income. This change was made to reduce volatility in the profits or losses associated to the effect of changes in market interest rates, as the financial assets supporting such insurance liabilities are measured at fair value through other comprehensive income.

According to IAS 8, as the aforementioned change constitutes a voluntary change in the accounting policy of the Company and, in compliance with the standard, must be applied retrospectively to previously released balances.

In that sense, the Group calculated the accounting effects of the retrospective application of these changes to the balances as of January 1, 2016. The cumulative effect as of that date amounted to S/363,008,000 (S/479,476,000 as of January 1, 2017, and S/675,095,000 as of December 31, 2017).

In addition, this change in the accounting policy has been made in accordance with IFRS 4 “Insurance Contracts” and, in Management’s opinion, provides more accurate and relevant information regarding the Group’s insurance contract operations.

(ii)

As detailed in Note 2, the net assets recognized in the consolidated financial statements as of December 31, 2017, as part of the acquisition of Seguros Sura, were based in a preliminary fair value assessment. During 2018, the Group completed the review of the fair value estimate of liabilities for insurance contracts as of the acquisition date; and, as result, the identifiable net assets acquired were modified. The value of the modification for both insurance contract liabilities and goodwill amounted to S/195,339,000. The Group applied the changes retrospectively to the balances as of December 31, 2017.

The reconciliation of the main items of the consolidated statements of financial position as of December 31, 2017, and January 1, 2017 is presented below:

	December 31, 2017			January 1, 2017
	Previous balances	Modifications	Restated balances	Previous balances	Modifications	Restated balances
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Assets
Cash and due from banks	11,204,843	—	11,204,843	11,761,803	—	11,761,803
Financial investments	16,924,143	—	16,924,143	10,209,840	—	10,209,840
Loans, net	28,204,168	—	28,204,168	27,025,865	—	27,025,865
Intangibles and goodwill, net	1,116,933	(195,339)	921,594	267,401	—	267,401
Others	3,139,749	—	3,139,749	2,454,450	—	2,454,450

Total assets	60,589,836	(195,339)	60,394,497	51,719,359	—	51,719,359

Liabilities
Deposits and obligations	32,607,637	—	32,607,637	30,097,850	—	30,097,850
Due to banks and correspondents	4,407,392	—	4,407,392	5,328,603	—	5,328,603
Bonds, notes and other obligations	5,602,358	—	5,602,358	4,769,390	—	4,769,390
Insurance contract liabilities	10,709,843	(195,339)	10,514,504	5,010,513	—	5,010,513
Others	1,425,699	—	1,425,699	1,514,657	—	1,514,657

Total liabilities	54,752,929	(195,339)	54,557,590	46,721,013	—	46,721,013

Equity, net
Equity attributable to IFS’s shareholders:
Capital stock, net of treasury stock	496,246	—	496,246	441,340	—	441,340
Capital surplus and reserves	3,968,077	—	3,968,077	2,868,077	—	2,868,077
Unrealized results, net	446,370	(675,095)	(228,725)	16,358	(479,476)	(463,118)
Retained earnings	889,850	675,095	1,564,945	1,553,336	479,476	2,032,812

	5,800,543	—	5,800,543	4,879,111	—	4,879,111
Non-controlling interest	36,364	—	36,364	119,235	—	119,235

Total equity, net	5,836,907	—	5,836,907	4,998,346	—	4,998,346

Total liabilities and equity, net	60,589,836	(195,339)	60,394,497	51,719,359	—	51,719,359

The reconciliation of the main items of the consolidated income statements for the year ended December 31, 2017, is presented below:

	Previous balances	Modifications	Restated balances
	S/(000)	S/(000)	S/(000)
Interest and similar income, net of impairment loss on loans	1,840,437	—	1,840,437
Total other income	1,367,206	—	1,367,206
Insurance premiums and claims
Net premiums earned	63,730	195,619	259,349
Net claims and benefits incurred for life insurance contracts and others	(412,276)	—	(412,276)

Total net premiums earned minus claims and benefits	(348,546)	195,619	(152,927)

Total other expenses	(1,710,634)	—	(1,710,634)

Income before translation result and Income Tax	1,148,463	195,619	1,344,082
Translation result	15,898	—	15,898
Income Tax	(326,526)	—	(326,526)

Net profit for the year	837,835	195,619	1,033,454

Attributable to:
IFS’s shareholders	831,760	195,619	1,027,379
Non-controlling interest	6,075	—	6,075

	837,835	195,619	1,033,454

Earnings per share attributable to IFS’s shareholders basic and diluted (in Soles)	7.793	—	9.625

Weighted average number of outstanding shares (in thousands)	106,736	—	106,736

The reconciliation of the main items of the consolidated income statements for the year ended December 31, 2016, is presented below:

	Previous balances	Modifications	Restated balances
	S/(000)	S/(000)	S/(000)
Interest and similar income, net of Impairment loss on loans	1,810,985	—	1,810,985
Total other income	1,216,261	—	1,216,261
Insurance premiums and claims
Net premiums earned	70,892	116,468	187,360
Net claims and benefits incurred for life insurance contracts and others	(318,200)	—	(318,200)

Total net premiums earned minus claims and benefits	(247,308)	116,468	(130,840)
Total other expenses	(1,632,416)	—	(1,632,416)

Income before translation result and Income Tax	1,147,522	116,468	1,263,990
Translation result	20,062	—	20,062
Income Tax	(333,863)	—	(333,863)

Net profit for the year	833,721	116,468	950,189

Attributable to:
IFS’s shareholders	828,143	116,468	944,611
Non-controlling interest	5,578	—	5,578

	833,721	116,468	950,189

Earnings per share attributable to IFS’s shareholders basic and diluted (in Soles)	7.641	—	8.715

Weighted average number of outstanding shares (in thousands)	108,384	—	108,384

The reconciliation of the main items of the consolidated statements of other comprehensive income for the year ended December 31, 2017, is presented below:

	Previous balances	Modifications	Restated balances
	S/(000)	S/(000)	S/(000)
Net profit for the year	837,835	195,619	1,033,454
Other comprehensive income to be reclassified to the consolidated income statements in subsequent periods
Insurance premium reserves	—	(195,619)	(195,619)
Net movement in available-for-sale investments, net of Income Tax	454,299	—	454,299
Net movement of cash flow hedges, net of Income Tax	(1,356)	—	(1,356)
Translation of foreign operations	(22,480)	—	(22,480)

Total unrealized gain to be reclassified to the consolidated income statements in subsequent periods	430,463	(195,619)	234,844

Total other comprehensive income of the year, net of Income Tax	1,268,298	—	1,268,298

Attributable to:
IFS’s shareholders	1,261,772	—	1,261,772
Non-controlling interest	6,526	—	6,526

	1,268,298	—	1,268,298

The reconciliation of the main items of the consolidated statements of other comprehensive income for the year ended December 31, 2016, is presented below:

	Previous balances	Modifications	Restated balances
	S/(000)	S/(000)	S/(000)
Net profit for the year	833,721	116,468	950,189
Other comprehensive income to be reclassified to the consolidated income statements in subsequent periods
Insurance premium reserve	—	(116,468)	(116,468)
Net movement in available-for-sale investments, net of Income Tax	388,269	—	388,269
Net movement of cash flow hedges, net of Income Tax	1,771	—	1,771
Translation of foreign operations	(11,340)	—	(11,340)

Total unrealized gain to be reclassified to the consolidated income statements in subsequent periods	378,700	(116,468)	262,232

Total other comprehensive income of the year, net of Income Tax	1,212,421	—	1,212,421

Attributable to:
IFS’s shareholders	1,205,896	—	1,205,896
Non-controlling interest	6,525	—	6,525

	1,212,421	—	1,212,421

The modifications did not generate changes in the cash flows of operations, investment or financing activities during the years 2017 and 2016.

4.2.2.	Adoption of new standards and disclosures

In these financial statements, the Group has adopted for the first time IFRS 9 and IFRS 15, effective for annual periods beginning on or after January 1, 2018. Other standards, interpretations or amendments have also been adopted for the first time in 2018 but, as of December 31, 2018, they have not had a significant impact on the Group’s consolidated financial statements. The Group has not adopted any standard, interpretation or amendment that has been issued but is not effective, as explained below.

•	First adoption of IFRS 9 “Financial Instruments”

IFRS 9 replaces IAS 39 “Financial Instruments: Recognition and Measurement” for annual periods starting on or after January 1, 2018.

As permitted by IFRS 9, the Group has not restated the comparative information for 2017 for financial instruments within the scope of IFRS 9. Therefore, the comparative information for 2017 is reported under IAS 39 and is not comparable to the information presented for 2018. Differences arising from the adoption of IFRS 9 have been recognized directly in the retained earnings as of January 1, 2018, and are disclosed in Note 4.7.

(a)	Changes to classification and measurement

To determine the classification and measurement category, IFRS 9 requires all financial assets, except equity instruments and derivatives, to be assessed based on (i) a combination of the entity’s business model for managing financial assets; and (ii) the financial assets contractual cash flow characteristics.

The IAS 39 measurement categories of financial assets (fair value through profit or loss, available-for-sale, held-to-maturity and loans and receivables) have been replaced by:

•	Debt instruments at amortized cost.

•	Debt instruments at fair value through other comprehensive income.

•	Equity instruments at fair value through other comprehensive income.

•	Financial assets at fair value through profit or loss.

The accounting for financial liabilities remains largely the same as it was under IAS 39, except for the treatment of gains or losses arising from an entity’s own credit risk relating to liabilities designated at fair value through profit or loss. Such movements are presented in other comprehensive income with no subsequent reclassification to the income statements. As of December 31, 2018, the Group has no liabilities designated at fair value through profit or loss.

Under IFRS 9, embedded derivatives are no longer separated from a host financial asset. Conversely, the accounting for derivatives embedded in financial liabilities and in non-financial host contracts has not changed.

The Group’s classification of its financial assets and liabilities is explained in Note 30. The quantitative impact of applying IFRS 9 as of January 1, 2018, is disclosed in Note 4.7.

(b)	Changes to the impairment calculation

The adoption of IFRS 9 has fundamentally changed the Group’s accounting for loan loss impairments by replacing the incurred loss approach under IAS 39 with a forward-looking expected credit loss (ECL) approach. IFRS 9 requires the Group to record an allowance for expected credit loss for all loans and other debt financial assets not held at fair value through profit or loss, together with financial guarantee contracts. The allowance is based on the expected credit loss associated with the probability of default in the next twelve months unless there has been a significant increase in credit risk since origination. If the financial asset meets the definition of purchased or originated credit impaired (POCI), the allowance is based on the change in the expected credit loss over the life of the asset.

Details of the Group’s impairment method are disclosed in Note 4.4(h). The quantitative impact of applying IFRS 9 as of January 1, 2018, is disclosed in Note 4.7.

(c)	Disclosures in accordance with IFRS 7

To reflect the differences between IFRS 9 and IAS 39, IFRS 7 “Financial Instruments: Disclosures” was updated and the Group has adopted it, together with IFRS 9, for the year beginning January 1, 2018. Changes include transition disclosures as shown in Note 4.7. The detailed qualitative and quantitative information about the expected credit loss calculations, such as the assumptions and inputs used, are presented in Notes 4.4(h.1) and 31.1(d).

The reconciliations of the expected credit loss from the date of transition until the closing date of the consolidated financial statements are presented in the respective Notes of the financial assets that apply; see Note 4.4(h.1).

IFRS 7 also requires additional disclosures referenced to hedge accounting; see Note 11(b).

•	IFRS 15 “Revenue from Contracts with Customers”

IFRS 15, which replaced IAS 18 “Revenue” and IAS 11 “Construction Contracts”, was adopted by the Group as of January 1, 2018, regarding all contracts with customers, except for lease agreements, financial instruments agreements and insurance contracts.

The standard establishes a more systematic approach to the measurement and recognition of income through the introduction of a five-step model that governs the recognition of income. This model requires the Group (i) to identify the contract with the client, (ii) identify each of the performance obligations included in the contract, (iii) determine the amount of the consideration in the contract, (iv) assign the consideration for each of the performance obligations identified; and (v) recognize income as each performance obligation is met.

As a result of the adoption of IFRS 15, there have been no significant impacts, in relation to the date when the Group recognizes income or when revenues must be recognized gross as a principal or net as an agent. Therefore, recognition of income in accordance with IFRS 15 does not differ significantly from recognition in accordance with IAS 18 and the Group recognizes fee income for banking services as those services are rendered (for example, by completing the underlying transaction).

•	IFRIC 22 “Foreign Currency Transactions and Advance Consideration”

This interpretation clarifies that in determining the exchange rate to be used in the initial recognition of the asset, expense or income (or part thereof), related to the derecognition of a non-monetary asset or liability related to an advance consideration, the date of the transaction is the date at which the entity initially recognizes the non-monetary asset or liability resulting from the advance consideration. If there are several payments or receipts in advance, the entity must determine a transaction date for each payment or receipt of the advance consideration. Management concluded that this interpretation had no effect on its consolidated financial statements.

•	IAS 40 “Investment Property”—Amendments to IAS 40

The amendments clarify when an entity must transfer assets, including properties under construction or development, from or to investment properties. In addition, the amendments stipulate that a change in use occurs when the property meets or fails to meet the definition of investment property and there is evidence of change in use. A change in Management’s intentions for the use of a property does not provide evidence of a change in use. Management concluded that these modifications had no significant effects on its consolidated financial statements.

•	Classification and measurement of share-based payment transactions—Amendments to IFRS 2

The IASB issued amendments to IFRS 2 “Share-based payments” in relation to the classification and measurement of share-based payment transactions. The amendments address three main areas: The effects of acquisition conditions on the measurement of a payment transaction based on shares settled in cash; the classification of a payment transaction based on shares with net settlement characteristics to retain tax obligations; and accounting where a modification to the terms and conditions of a share-based payment transaction changes its classification from liquidation in cash to liquidation of equity.

Management concluded that these modifications had no effect on its consolidated financial statements.

•	Application of IFRS 9 “Financial Instruments” with IFRS 4 “Insurance Contracts”—Amendments to IFRS 4

The amendments address the concerns that arise from the implementation of the new financial instruments standard, IFRS 9, before implementing IFRS 17, which replaces IFRS 4. The amendments introduce two options for entities issuing insurance contracts: a temporary exemption from the application of IFRS 9 and an overlay approach. The requirements raised are not applicable to the Group, because its activities are predominantly related to banking services. Consequently, the Group fully applies IFRS 9.

•	Amendments to IAS 28 “Investments in Associates and Joint Ventures”

These modifications clarify that measuring investments at fair value through profit or loss is an investment for investment decision. Due to the nature of the Group’s operations, these modifications do not have any impact.

4.3	Basis of consolidation

The consolidated financial statements comprise the financial statements of IFS and its Subsidiaries; see Note 3.

For consolidation purposes, control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, the Group controls an investee if and only if the Group has:

•	Power over the investee (i.e., existing rights that give it the current ability to direct the relevant activities of the investee);

•	Exposure, or rights, to variable returns from its involvement with the investee; and

•	The ability to use its power over the investee to affect its returns.

Generally, it is presumed that a majority of voting rights entitles to control. In order to support this presumption and when the Group has less than the majority of votes or similar rights in the investee, the Group considers all relevant facts and circumstances in assessing whether it has power over an investee, including:

•	The contractual arrangement with the other vote holders of the investee;

•	Rights arising from other contractual arrangements; and

•	The Group’s voting rights and potential voting rights.

The Group assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation with a Subsidiary begins when the Group obtains control over the Subsidiary and ceases when the Group loses control of the Subsidiary.

For consolidation purposes, profit and loss and each component of other comprehensive income (“OCI”) are attributed to the equity holders of the Group’s parent Company and to the non-controlling interests, even if this results in the non-controlling interests having a deficit balance. All intra-group assets and liabilities, income, expenses and cash flows relating to transactions between members of the Group are fully eliminated. When necessary, adjustments are made to the financial statements of Subsidiaries to bring their accounting policies into line with the Group’s accounting policies.

The subsequent acquisition of the non-controlling interest is directly recorded in the consolidated statements of changes in equity; the difference between the paid amount and the acquired net assets is registered as an equity transaction. Therefore, the Group reports no additional goodwill after the purchase of the non-controlling interest and recognizes no profit or loss for the sale of the non-controlling interest.

Assets in custody or managed by the Group, such as investment funds and others, are not part of the Group’s consolidated financial statements; see Note 4.4(ad).

4.4	Summary of significant accounting policies

(a)	Foreign currency translation—

Functional and presentation currency:

The Group has determined that its functional and presentation currency is the Sol, because it reflects the economic substance of the underlying events and circumstances relevant to most of the Group’s entities, insofar as its main operations and/or transactions, such as loans granted, financing obtained, sale of insurance premiums, interest and similar income, interest and similar expenses and an important percentage of purchases are established and settled in Soles; in addition, it corresponds to the functional currency to most of the Subsidiaries; except for Inteligo Bank, whose functional currency is the US Dollar.

Because Inteligo Bank has a functional currency different from the Sol, its balances were translated for consolidation purposes using the methodology established by IAS 21 “The Effects of Changes in Foreign Exchange Rates”, as follows:

•	Assets and liabilities at the closing rate at the date of each consolidated statements of financial position.

•	Income and expenses at the average exchange rate for each month of the year.

As a result of the translation, the Group has recorded the difference in the caption “Exchange differences on translation of foreign operations” in the consolidated statements of other comprehensive income.

Foreign currency balances and transactions:

Foreign currency transactions and balances are those performed in currencies different from the functional currency. Transactions in foreign currencies are initially recorded in the functional currency using the exchange rate at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency using the exchange rate in effect on the reporting date. The differences between the closing rate at the date of each consolidated statements of financial position presented and the exchange rate initially used to record the transactions in foreign currency are recognized in the consolidated income statements in the period in which they arise, in the caption “Translation result”. Non-monetary assets and liabilities acquired in a foreign currency are recorded at the exchange rate at the date of the initial transaction.

(b)	Interest income—

(b.1)	Effective interest rate method—

According to IFRS 9 and IAS 39, interest income is recorded using the effective interest rate (EIR) method for all financial instruments measured at amortized cost. The interest income of financial assets that accrue interests measured at fair value through other comprehensive income according to IFRS 9 and the financial assets that accrue interests classified as available-for-sale or held-to-maturity according to IAS 39 are also recorded using the EIR method. EIR is the rate that exactly discounts estimated future cash flows through the expected life of the financial instrument or, when appropriate, a shorter period to the net carrying amount of the financial asset.

The EIR (and, therefore, the amortized cost of the asset) is calculated considering any discount, premium and cost that is part of the effective interest rate. The Group recognizes interest income using the best estimate of a constant rate of return over the expected life of the financial asset. Therefore, it recognizes the effect of interest rates considering credit risk and other characteristics of the product’s lifetime (including advance payments, charges, etc.).

If the prospects related to the financial asset’s cash flows are revised for reasons other than credit risk, the modification is recorded as a positive or negative adjustment to the asset’s carrying amount in the consolidated statements of financial position with an increase or reduction in the interest income. The adjustment is later amortized through interest in the consolidated income statements.

(b.2)	Interest income and similar—

The Group calculates the interest income by applying the EIR to the gross carrying amount of non-impaired financial assets.

When a financial asset becomes impaired, and, therefore, it is classified as Stage 3 (as established in Note 4.4 (h.1)), the Group calculates the interest income by applying the EIR at the amortized cost of the asset. If the financial assets “recover”, as detailed in Note 31.1(d), and is no longer impaired, the Group recalculates the interest income in gross figures.

For purchased or originated credit-impaired (POCI) assets, as established in Note 31.1(d), the Group calculates the interest income by determining the credit-adjusted EIR at the amortized cost of the asset. The credit-adjusted EIR is the interest rate that, in the initial recognition, discounts the estimated future cash flows (including credit losses) at the amortized cost of POCI assets.

The interest income for all trading assets, that is, for those that are measured at fair value through profit or loss, are presented under the caption “Net gain (loss) of financial assets at fair value through profit or loss” of the consolidated income statements, within the movements of fair value.

(c)	Banking services commissions—

Income from fees and commissions include those that are not part of the EIR; see (b.1) above. The commissions included in “Fee income from financial services, net” in the consolidated income statements include, among others, the commission for the banking service in general such as maintenance of accounts, postages, transfers, fee for loan syndication and fee for contingent credits.

All other income and expenses are recognized in the period in which the performance obligation is satisfied.

(d)	Insurance contracts—

Accounting policies for insurance activities:

For the adoption of IFRS 4 “Insurance Contracts”, the Group decided to continue applying to insurance contracts the existing accounting policies that were applicable prior to the adoption of IFRS (i.e., accounting standards established by the SBS for financial and insurance entities in Peru) with certain modifications as described below:

•

Incurred but not reported claims reserve (IBNR): These reserves were calculated and applied at each recording period using the Chain Ladder methodology which considers past experience based on cumulative claims losses to estimate future claims developments.

•

Technical reserves for life annuities and retirement, disability and survival pensions: Until May 31, 2018, to calculate the reserve for insurance contracts, the Group considered the Chilean current mortality and morbidity tables (improved RV—2009, B—2006 and MI—2006). In addition, to discount the future cash flows of these liabilities, for portfolio’s debt instruments, the Group set an average rate for matching periods and a 3-percent rate for non-matching periods. From June 30, 2018, the Group uses the Peruvian mortality tables (SPP-S-2017 and SPP-I-2017 (men and women)), published by the SBS through Resolution No. 886-2018 dated March 7, 2018, and set the interest rate through the Matching Adjustment method plus an illiquidity premium to discount all the pension cash flows; see Notes 4.6 and 15(e).

Product classification:

Insurance contracts are those contracts where the Group (the insurer) has accepted significant insurance risk from another party (the policyholder) by agreeing to compensate the policyholder for a specified uncertain future event (the insured event) that adversely affects the policyholder. As a general guideline, the Group determines whether it has significant insurance risk by comparing benefits paid with benefits payable if the insured event did not occur. Insurance contracts may also transfer a financial risk. When the contract has a financial component and transfers no relevant insurance risk as established by IFRS 4, the contract is recorded based on IFRS 9. These contracts are presented in the caption “Accounts payable, provisions and other liabilities” as “Contract liability with investment component” of the consolidated statements of financial position; see Note 11(a).

Once a contract has been classified as an insurance contract, it remains as an insurance contract for the remainder of its life, even if the insurance risk is reduced significantly during this period, unless all rights and obligations are extinguished or expire.

Life insurance contracts offered by the Group include retirement, disability and survival insurance, annuities and group and individual life. Non-life insurance contracts mainly include SOAT (mandatory individual car accident insurance) and credit card insurance, among others.

Insurance receivables:

Insurance receivables are initially recognized when due and are measured at the fair value of the consideration received or receivable. Consequently, in its initial recognition, insurance receivables are measured at amortized cost. As of December 31, 2018 and 2017, the carrying value of the insurance receivables is similar to their fair value due to their short-term maturity. The carrying value of insurance receivables is reviewed for impairment whenever events or circumstances indicate that the carrying amount may not be recoverable, with the impairment loss recorded in the consolidated income statements.

Reinsurance:

The Group cedes the insurance risk in the normal course of its operations mainly due to pension fund risks and life insurance risks (individual and group). The reinsurance assets represent balances due and payable by reinsurance companies. Reinsurance is ceded on a proportional basis.

The amounts recoverable from the contracts with reinsurers are estimated consistently with the loss reserve pending settlement or losses settled and with the premiums ceded, associated with policies ceded, in accordance with the clauses established in the related reinsurance contracts.

Reinsurance assets are reviewed for impairment at each date of the consolidated statements of financial position or more frequently when necessary. Impairment arises when there is objective evidence the Group cannot receive all of the outstanding amounts receivable under the contract terms and the event has a reliably measurable impact on the amounts that the Group will obtain from the reinsurer. Impairment loss is registered in the consolidated income statements.

Reinsurance contracts ceded do not release the Group from its obligations to the insured.

The liabilities from reinsurance contracts represent balances due and payable to reinsurance companies. The amounts payable are estimated consistently with the related reinsurance contract.

Premiums and claims are presented as gross amounts for the reinsurance ceded. Reinsurance assets or liabilities are written off when the contractual rights are extinguished, expire, or when the contract is transferred to a third party.

Reinsurance commissions:

The commissions from the reinsurance contracts for premiums ceded are amortized on a straight-line basis over the term of the related insurance contract.

Insurance contract liabilities:

Life insurance contract liabilities are recognized when contracts are entered into.

The technical reserves for retirement, disability and survival insurance and annuities are determined as the sum of the discounted value of expected future pensions to be paid during a defined or non-defined period, computed on the basis of current mortality and morbidity tables and current discount interest rates described in Note 15(e).

During 2018, the Company adopted new mortality tables approved and published by the SBS through Resolution No. 886-2018; these tables reflect recent changes in life expectancy. Likewise, it modified the assumptions used to determine the discount rate, in order to reflect the nature of the business in the long term. The changes mentioned above have been considered as changes in the accounting estimates and are described in Notes 4.6(a) and (b).

Individual life technical reserves are determined as the sum of the discounted value of expected future benefits, administration expenses, policyholder options and guarantees and investment income, less the discounted value of the expected premiums that would be required to meet the future cash outflows. Furthermore, the technical reserves for group life insurance contracts comprise the provision for unearned premiums and unexpired risks.

Insurance claims reserves include reserves for reported claims and an estimate of the IBNR. As of December 31, 2018 and 2017, IBNR reserves were determined on the basis of the Chain Ladder methodology, whereby the weighted average of past claims’ development is projected into the future. Adjustments to the liabilities at each reporting date are recorded in the consolidated income statements. The liability is derecognized when the obligation expires, is discharged or cancelled.

At each reporting date, an assessment is made on whether the recognized life insurance liabilities are sufficient, by using an existing liability adequacy test as established by IFRS 4. In the case of annuities and retirement, disability and survival insurance, this test was conducted by using current assumptions for mortality and morbidity tables and interest rates. As of December 31, 2018 and 2017, Management determined that liabilities were sufficient and therefore, it has not recorded any additional insurance liability.

The accounts payable to reinsurers and coinsurers arise from the ceded premiums issued based on the evaluation of the risk assumed and the losses coming from the reinsurance contracts accepted as well as from the clauses executed for the coinsurance received, and are registered in the item “Accounts payable to reinsurers and coinsurers” that is part of the caption “Accounts payable, provisions and other liabilities” of the consolidated statements of financial position.

Income recognition:

Life insurance contracts:

Gross premiums on life insurance are recognized as revenue when due from the policyholder. For single premium products, revenue is recognized on the date when the policy is effective. The net premiums earned include the annual variation of technical reserves.

Property, casualty and group life insurance contracts:

Unearned premiums are those proportions of premiums written in a year that relate to periods of risk afterwards the reporting date. Unearned premiums are calculated on a daily pro rata basis. The proportion attributable to subsequent periods is deferred as a provision for unearned premiums.

Recognition of benefits, claims and expenses:

(i)	Gross benefits and claims—

Gross benefits and claims for life insurance contracts include the cost of all claims arising during the year, including internal and external claims handling costs that are directly related to the processing and settlement of claims.

Death, survival and disability claims are recorded on the basis of notifications received. Annuities payments are recorded, when due.

(ii)	Reinsurance premiums—

Reinsurance premiums comprise the total premiums payable for the whole coverage provided by contracts entered into in the period and are recognized at the date at which the policy is effective. Unearned ceded premiums are deferred during the period of the related insurance contract.

(iii)	Reinsurance claims—

Reinsurance claims are recognized when the related gross insurance claim is recognized according to the terms of the relevant contract.

(iv)	Acquisition costs—

Acquisition costs related to the sale of new policies are recognized when incurred.

(e)	Financial instruments: Initial recognition—

(e.1)	Date of recognition—

Financial assets and liabilities, with the exception of loans, are initially recognized at the trading date. This includes regular transactions of purchases or sales of financial assets that require the delivery of assets within the time frame generally established by regulation or convention on the marketplace. Loans are recognized when funds are transferred to the customers.

(e.2)	Initial measurement of financial instruments—

The classification of financial instruments at initial recognition depends on the characteristics of the business model and contractual flows for managing the instruments, as described in Notes 4.4(f.1.1) and 4.4(f.1.2). Financial instruments are initially measured at their fair value (as defined in Note 4.4(e.4)), plus the transaction costs directly attributable to the acquisition of the asset, in the case of financial assets and financial liabilities that are not recorded at fair value through profit or loss. Accounts receivable are measured at the transaction price. When the fair value of financial instruments at initial recognition differs from the transaction price, the Group accounts for the Day 1 profit or loss, as described below.

(e.3)	Day 1 profit or loss—

When the transaction price of the instrument differs from the fair value at origination and the fair value is based on a valuation technique that only uses inputs observable in market transactions, the Group recognizes the difference between the transaction price and fair value in the net trading income. In those cases where fair value is based on models for which some of the inputs are not observable, the difference between the transaction price and the fair value is deferred and is only recognized in profit or loss when the inputs become observable, or when the instrument is derecognized. It should be noted that during 2018 and 2017, the Group did not originate differences related to these characteristics.

(e.4)	Measurement categories of financial assets and liabilities—

From January 1, 2018, the Group classifies all of its financial assets based on the business model and the contractual terms, measured at either:

•	Amortized cost, as explained in Note 4.4(f.1).

•	Fair value through other comprehensive income (FVOCI), as explained in Notes 4.4(f.4) and (f.5).

•	Fair value through profit or loss (FVPL).

The Group classifies and measures its derivative and trading portfolio at FVPL as explained in Notes 4.4(f.2) and (f.3). The Group may designate financial instruments at FVPL, if so doing eliminates or significantly reduces measurement or recognition inconsistencies, as explained in Note 4.4(f.7).

Before January 1, 2018, the Group classified its financial assets as loans and receivables (amortized cost), FVPL, available-for-sale or held-to-maturity (amortized cost), as explained in Notes 4.4(f.1), 4.4(f.9) and 4.4(f.10).

Financial liabilities, other than financial guarantees, are measured at amortized cost or at FVPL when they are held for trading, are derivative instruments or the fair value designation is applied, as explained in Note 4.4(f.6). It should be noted that during 2018 and 2017, the Group only presents derivative financial instruments measured in this way.

(f)	Financial assets and liabilities—

Following is the description of the assets and liabilities held by the Group, as well as the criteria for their classification:

(f.1)	Assets measured at amortized cost—

Before January 1, 2018, cash and due from banks, inter-bank funds, financial investments, loans and other financial assets, were measured at amortized cost as long as the following was not fulfilled:

•	The Group intended to sell immediately or in the near term.

•	Upon initial recognition, the Group designated as at fair value through profit or loss or as FVOCI.

•	The Group may not recover substantially all of its initial investment, other than because of credit deterioration, which were designated at fair value with changes in other comprehensive results.

From January 1, 2018, as required by IFRS 9, the Group measure cash and due from banks inter-bank funds, financial investments in debt instruments, loans and other financial assets at amortized cost if the following two conditions are met:

•	The financial asset is held within a business model with the objective to hold financial assets in order to collect contractual cash flows; and

•	The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest (SPPI) on the principal amount outstanding.

The details of these conditions are outlined below:

(f.1.1)	Business model assessment—

The Group’s business model is assessed at a higher level of aggregated portfolios, and not instrument by instrument, and is based on observable factors such as:

•	How the performance of the business model and the financial assets held within that business model are assessed and reported to the entity’s key management personnel.

•	The risks that affect the performance of the business model (and the financial assets held within that business model) and, in particular, the way those risks are managed.

•	The expected frequency, value and timing of sales are also important aspects of the Group’s assessment.

The business model assessment is based on reasonably expected scenarios without taking “worst case” or “stress case”. If cash flows after initial recognition are realized in a way that is different from the Group’s original expectations, the classification of the remaining financial assets that remain in that business model will not be changed, but incorporates such information when assessing newly purchased financial assets going forward.

(f.1.2)	The SPPI test (Solely payments of principal and interest)—

As a second step of its classification process, the Group assesses the contractual terms to identify whether they meet the SPPI test.

“Principal”, for the purpose of this test, is defined as the fair value of the financial asset at initial recognition and may change over the life of the financial asset (for example, if there are repayments of principal or amortization of the premium/discount).

The most significant elements of attention within a lending arrangement are typically the consideration for the time value of money and credit risk. To perform the SPPI assessment, the Group applies judgement and considers relevant factors such as the currency in which the financial asset is denominated, and the period for which the interest rate is set. In contrast, contractual terms that introduce volatility in the contractual cash flows that are unrelated to a basic lending arrangement do not give rise to contractual cash flows that are solely payments of principal and interest on the amount outstanding. In such cases, the financial asset is required to be measured at FVPL.

(f.2)	Derivatives recorded at fair value through profit or loss—

A derivative is a financial instrument or other contract with all three of the following characteristics:

•

Its value changes in response to the change in a specified interest rate, financial instrument price, commodity price, foreign exchange rate, index of prices or rates, credit rating or credit index, or other variable; provided that, in the case of a non-financial variable, it is not specific to part of the contract (i.e., the ‘underlying’).

•	It requires no initial net investment or an initial net investment that is smaller than the required for other types of contracts expected to have a similar response to changes in market factors.

•	It is settled at a future date.

The Group enters into derivative transactions with various counterparties. These include interest rate swaps, cross-currency swaps, foreign currency options and foreign currency forward contracts. Derivatives are recorded at fair value and carried as assets when their fair value is positive and as liabilities when their fair value is negative. The notional amount and fair value of such derivatives are disclosed separately in Note 11(b). Changes in the fair value of derivatives are included in net trading income unless hedge accounting is applied. Hedge accounting disclosures are presented in Note 4.4(i).

(f.2.1)	Embedded derivatives—

An embedded derivative is a component of a hybrid instrument that also includes a non-derivative host contract with the effect that some of the cash flows of the combined instrument vary in a way similar to a stand-alone derivative. An embedded derivative causes some or all of the cash flows that otherwise would be required by the contract to be modified according to a specified interest rate, financial instrument price, commodity price, foreign exchange rate, index of prices or rates, credit rating or credit index, or other variable, provided that, in the case of a non-financial variable, it is not specific to a party to the contract. A derivative that is attached to a financial instrument, but is contractually transferable independently of that instrument, or has a different counterparty from that instrument, is not an embedded derivative, but a separate financial instrument.

Under IAS 39, embedded derivatives in financial assets, liabilities and non-financial host contacts, were treated as separate derivatives and recorded at fair value if they met the definition of a derivative (as defined above), their economic characteristics and risks were not closely related to those of the host contract, and the host contract was not itself held for trading or designated at FVPL. The embedded derivatives separated from the host were carried at fair value in the trading portfolio with changes in fair value recognized in the consolidated income statements.

From January 1, 2018, with the adoption of IFRS 9, the Group records in the same way the embedded derivatives in financial liabilities and non-financial host contracts.

In the case of embedded derivatives in financial assets, they are not separated from the financial asset and, therefore, the classification rules are applied to the hybrid instrument in its entirety, as described in Note 4.4(e.4).

(f.3)	Financial assets or financial liabilities held for trading—

The Group classifies financial assets or financial liabilities as held for trading when they have been purchased or issued primarily for short-term profit making through trading activities or form part of a portfolio of financial instruments that are managed together, for which there is evidence of a recent pattern of short-term profit taking. Held-for-trading assets and liabilities are recorded and measured in the consolidated statements of financial position at fair value. Changes in fair value are recognized in the income statements.

Interest income or expense and dividend are recorded in the income statements according to the terms of the contract, or when the right to payment has been established. Included in this classification are debt securities, equities and short positions that have been acquired mainly for the purpose of selling them in the near term.

(f.4)	Debt instruments at fair value through other comprehensive income (Policy applicable from January 1, 2018)—

The Group applies the new category under IFRS 9 of debt instruments measured at fair value through other comprehensive income when both of the following conditions are met:

•	The instrument is held within a business model, the objective of which is achieved by collecting contractual cash flows and selling financial assets.

•	The contractual terms of the financial asset meet the SPPI test.

These instruments largely comprise assets that had previously been classified as available-for-sale financial investments under IAS 39.

FVOCI debt instruments are subsequently measured at fair value through other comprehensive income. Interest income and foreign exchange gains and losses are recognized in profit or loss in the same manner as for financial assets measured at amortized cost, as explained in Note 4.4(f.1). The ECL calculation for debt instruments at FVOCI is explained in Note 4.4(h.1)(iii) . When the Group holds more than one investment in the same security, they are deemed to be disposed of on a “first-in first-out” basis. On derecognition, cumulative gains or losses previously recognized in OCI are reclassified from OCI to profit or loss.

(f.5)	Equity instruments at fair value through other comprehensive income (Policy applicable from January 1, 2018)—

Upon initial recognition , the Group occasionally elects to classify irrevocably some of its equity investments as equity instruments at FVOCI when not held for trading. Such classification is determined on an instrument-by- instrument basis.

Gains and losses on these equity instruments are never recycled to profit even when the asset is sold. Dividends are recognized in the consolidated income statements as income when the right of the payment has been established, except when the Group benefits from such proceeds as a recovery of part of the cost of the instrument, in which case, such gains are recorded in OCI. Equity instruments at FVOCI are not subject to an impairment assessment.

(f.6)	Financial liabilities—

After initial measurement, financial liabilities, except those measured at fair value through profit or loss; see (f.7), are measured at amortized cost. Amortized cost Includes all commissions and basic points of interest, transaction lost and any other premium or discount. A compound financial instrument which contains both a liability and an equity component is separated at the issue date.

The Group first establishes whether the instrument is a compound instrument and classifies such instrument’s components separately as financial liabilities, financial assets, or equity instruments in accordance with IAS 32. Classification of the liability and equity components of a convertible instrument is not revised as a result of a change in the likelihood that a conversion option will be exercised, even when exercising the option may appear to have become economically advantageous to some holders. When allocating the initial carrying amount of a compound financial instrument to the equity and liability components, the equity component is assigned as the residual amount after deducting from the entire fair value of the instrument, the amount separately determined for the liability component. The value of any derivative features (such as call options) embedded in the compound financial instrument, other than the equity component (such as an equity conversion option), is included in the liability component. Once the Group has determined the split between equity and liability, it further evaluates whether the liability component has embedded derivatives that must be accounted for separately.

(f.7)	Financial assets and financial liabilities at fair value through profit or loss—

Financial assets and financial liabilities in this category are those that are not held for trading and have been either designated by Management upon initial recognition or are mandatorily required to be measured at fair value under IFRS 9. Management designates an instrument at FVPL upon initial recognition when one of the following criteria is met:

•

The designation eliminates, or significantly reduces, the inconsistent treatment that would otherwise arise from measuring the assets or liabilities or recognizing gains or losses on them on a different basis; or

•

The liabilities (and assets until January 1, 2018, under IAS 39) are part of a group of financial liabilities (or financial assets, or both under IAS 39), which are managed and their performance evaluated on a fair value basis, in accordance with a documented risk management or investment strategy; or

•

The liabilities (and assets until January 1, 2018, under IAS 39) containing one or more embedded derivatives, unless they do not significantly modify the cash flows that would otherwise be required by the contract.

Financial assets and financial liabilities at FVPL are recorded in the consolidated statements of financial position at fair value. Changes in fair value are recorded in profit and loss with the exception of movements in fair value of liabilities designated at FVPL due to changes in the Group’s own credit risk. Such changes in fair value are recorded in OCI and do not get reclassified to profit or loss. Interest accrued on assets that must be measured at FVPL is recorded using the contractual interest rate. Dividend income from equity instruments measured at FVPL is recorded in profit or loss as “Fee income from financial services, net” (see Note 20), when the right to the payment has been established.

(f.8)	Financial guarantees and letters of credit—

The Group issues financial guarantees, and letters of credit. Financial guarantees are initially recognized in the consolidated financial statements (within provisions) at fair value, which is equivalent to the commission received. Subsequent to initial recognition, the Group’s liability under each guarantee is measured at the higher of the amount initially recognized less cumulative amortization recognized in the consolidated income statements, and—under IAS 39—the best estimate of expenditure required to settle any financial obligation arising as a result of the guarantee, or—under IFRS 9—an ECL provision as set out in Note 4.4(h.1)(ii).

The commission received is recognized in the consolidated income statements in the caption “Fee income from financial services, net” on a straight-line basis over the life of the guarantee.

Letters of credit are commitments under which, over the duration of the commitment, the Group is required to provide a loan with pre-specified terms to the customer. Similar to financial guarantee contracts, under IAS 39, a provision was made if they were an onerous contract but, from January 1, 2018, these contracts are within the scope of the ECL requirements.

The nominal contractual value of financial guarantees and letters of credit, where the loan agreed to be provided is on market terms, is not recorded in the consolidated statements of financial position. The nominal values of these instruments together with the corresponding ECLs are disclosed in Note 7(d).

(f.9)	Available-for-sale financial assets (policy applicable before January 1, 2018)—

Available-for-sale financial investments include equity investments and debt securities. Equity investments classified as available-for-sale are those that are neither classified as held for trading (trading securities) nor designated at fair value through profit or loss. Debt securities in this category are those that are intended to be held for an indefinite period of time and that may be sold in response to needs for liquidity or in response to changes in market conditions.

After initial recognition, available-for-sale investments were measured at fair value and unrealized gains or losses were recognized as other comprehensive income in the available-for-sale investments reserve, net of their corresponding deferred Income Tax and non-controlling interest, until the investment is sold, at which moment the cumulative unrealized gain or loss is recognized in the consolidated income statements in the caption “Net gain on sale of securities”, or determined to be impaired, which is recognized in the consolidated income statements in the caption “Loss due to impairment on financial investments” and removed from the available-for-sale investments reserve.

The interest and accrued income were recognized in the consolidated income statements in the caption “Interest and similar income”. Accrued interest is reported as interest income using the effective interest rate method and is recognized when the collection right has been established.

(f.10)	Held-to-maturity financial assets (policy applicable before January 1, 2018)—

Held-to-maturity investments are non-derivative financial assets with fixed or variable payments and fixed maturity, for which IFS has the intention and ability to hold them to maturity. After their initial measurement, held-to maturity investments are valued at the amortized cost, using the effective interest rate. The amortized cost is calculated taking into account any discount or premium acquisition and fees that are an integral part of the effective interest. The amortization is included in the caption “Interest and similar income” of the consolidated income statements. Losses arising from the impairment of these investments are recognized in the consolidated income statements.

Until December 31, 2017, the Group did not recognize any impairment loss on held-to-maturity investments.

The Group is prohibited from classifying any financial assets as held-to-maturity if, during the current financial year or during the two preceding financial years, it has sold before maturity or has reclassified more than an insignificant amount of held-to-maturity investments (in relation with the total amount of held-to-maturity investments).

As of December 31, 2017, the Group did not sell, before maturity, or reclassified any of its held-to-maturity investments.

(f.11)	Reclassification of financial assets and liabilities—

From January 1, 2018, the reclassification of financial assets will take place as long as the business model that manages the financial assets is changed. It is expected that this change is very rare. These changes are determined by Management as a result of external or internal changes, and must be significant for the Group’s operations and demonstrable to third parties. Consequently, a change in the Group’s business model will take place only when it begins or ceases to carry out an activity that is significant for its operations. As of December 31, 2018, the Group has not reclassified its financial assets after their initial recognition. Financial liabilities are never reclassified.

Until December 31, 2017, reclassifications of available-for-sale investments into held-to-maturity investments were permitted and the fair value of the carrying amount of the asset at the reclassification date was converted to the new amortized cost and any prior unrealized gain or loss from such financial asset that has been recognized in other comprehensive income was amortized over the remaining life of the financial asset using the effective interest rate method. For the years ended December 31, 2017 and 2016, Interbank recorded a net loss of approximately S/2,608,000 and S/2,537,000, respectively, as a result of the aforementioned reclassifications; see Note 6(e).

On the other hand, with respect to held-to-maturity investments, they cannot be reclassified into another category before their maturity for an amount that is not insignificant (in relation to the total amount of held-to-maturity investments). As of December 31, 2017, the Group did not reclassify held-to-maturity instruments.

(f.12)	Repurchase agreements—

Securities sold under repurchase agreements on a specified future date are not derecognized from the consolidated statements of financial position since the Group retains substantially all of the risks and rewards inherent to its ownership. Cash received is recognized as an asset with the corresponding obligation to return it, including accrued interest, as a liability, reflecting the transaction’s economic substance as a loan to the Group. The difference between the sale and repurchase price is recorded as interest expense and is accrued over the life of the agreement using the effective interest rate and is recognized in the caption “Interest and similar expenses” of the consolidated income statements.

As of December 31, 2018 and 2017, the Group did not keep any repurchase agreements.

(g)	Derecognition of financial assets and liabilities—

(g.1)	Derecognition due to substantial change in terms and conditions—

The Group derecognizes a financial asset, such as a loan to a customer, when the terms and conditions have been renegotiated to the extent that, substantially, it becomes a new loan,

with the difference recognized as a derecognition gain or loss, to the extent that an impairment loss has not already been recorded.

When assessing whether or not to derecognize a loan to a customer, among others, the Group considers the following factors:

•	Change in the loan’s currency.

•	Introduction of an equity feature.

•	Change in counterparty.

•	If the modification is such that the instrument would no longer meet the SPPI criterion.

If the modification does not result in cash flows that are substantially different, the modification does not result in derecognition. Based on the change in cash flows discounted at the original EIR, the Group records a modification gain or loss, to the extent that an impairment loss has not already been recorded.

(g.2)	Derecognition other than for substantial modification—

(g.2.1)	Financial assets—

A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is derecognized when the rights to receive cash flows from the financial asset have expired.

The Group has transferred the financial asset if, and only if, either:

•	Has transferred its contractual rights to receive cash flows from the financial asset; or

•	It retains the rights to the cash flows, but has assumed an obligation to pay the received cash flows in full without material delay to a third party under a “pass-through” arrangement.

Pass-through arrangements are transactions whereby the Group retains the contractual rights to receive the cash flows of a financial asset (the ‘original asset’), but assumes a contractual obligation to pay those cash flows to one or more entities (the ‘eventual recipients’), when all of the following conditions are met:

•	The Group has no obligation to pay amounts to the eventual recipients unless it has collected equivalent amounts from the original asset.

•	The Group cannot sell or pledge the original asset other than as security to the eventual recipients.

The Group has to remit any cash flows it collects on behalf of the eventual recipients without material delay. In addition, the Group is not entitled to reinvest such cash flows, except for investments in cash or cash equivalents including interest earned, during the period between the collection date and the date of required remittance to the eventual recipients.

A transfer only qualifies for derecognition if either:

•	The Group has transferred substantially all the risks and rewards of the asset; or

•	The Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

•

The Group considers control to be transferred if and only if, the transferee has the ability to sell the asset in its entirety to an unrelated third party and is able to exercise that ability unilaterally and without imposing additional restrictions on the transfer.

When the Group has neither transferred nor retained substantially all the risks and rewards and has retained control of the asset, the asset continues to be recognized only to the extent of the Group’s continuing involvement, in which case, the Group also recognizes an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Group retains.

(g.2.2)	Financial liabilities—

A financial liability is derecognized when the obligation under the liability is discharged, cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability. The difference between the carrying value of the original financial liability and the consideration paid is recognized in profit or loss.

(h)	Impairment of financial assets—

(h.1)	Impairment of financial assets (Policy applicable from January 1, 2018)—

(i)	Overview of the ECL principles—

As described in Note 4.2.2(b), the adoption of IFRS 9 has fundamentally changed the Group’s loan loss impairment method by replacing IAS 39’s incurred loss approach with a forward-looking ECL approach. From January 1, 2018, the Group has been recording the allowance for expected credit losses for all loans and other debt financial assets not held at FVPL, together with financial guarantee contracts. Equity instruments are not subject to impairment under IFRS 9.

The ECL allowance is based on the credit losses expected to arise over the life of the asset, unless there has been no significant increase in credit risk since origination, in which case, the allowance is based on the 12 months’ expected credit loss as outlined in (ii). The policies for determining whether there has been a significant increase in credit risk are set out in Note 31.1(d).

Both lifetime ECLs and 12 months ECLs are calculated on either an individual basis or a collective basis, depending on the nature of the portfolio. The Group’s policy for grouping financial assets measured on a collective basis is explained in Note 31.1(d).

The Group has established a policy to perform an assessment, at the end of each reporting period, of whether a financial instrument’s credit risk has increased significantly since initial recognition. This is further explained in Note 31.1(d).

Based on the above mentioned process, IFS groups its loans into Stage 1, Stage 2, Stage 3 and POCI, as described below:

Stage 1: When loans are first recognized, the Group recognizes an allowance based on 12 months ECLs. Stage 1 also includes loans whose credit risk has improved and the loan has been reclassified from Stage 2.

Stage 2: When a loan has shown a significant increase in credit risk since origination, the Group records an allowance for the lifetime ECLs. Stage 2 also includes loans whose credit risk has improved and the loan has been reclassified from Stage 3.

Stage 3: Loans considered credit -impaired (as outlined in Note 31.1(d)). The Group records an allowance for the lifetime ECLs.

POCI: Purchased or originated credit impaired (POCI) assets are financial assets that are credit impaired on initial recognition. POCI assets are recorded at fair value at original recognition and interest income is subsequently recognized based on a credit-adjusted EIR. ECLs are only recognized or released to the extent that there is a subsequent change in the expected credit losses. It should be noted that during the year 2018, the Group has not purchased or originated POCI financial assets.

For financial assets for which the Group has no reasonable expectations of recovering either the entire outstanding amount, or a proportion thereof, the gross carrying amount of the financial asset is reduced. This is considered a (partial) derecognition of the financial asset.

The Group recognizes a value correction for expected credit losses on the following financial assets:

•	Financial assets that are measured at amortized cost.

•	Financial assets that are measured at fair value with changes in other comprehensive income if the following two conditions are met:

(i)	The financial asset is maintained within a business model whose objective is achieved by obtaining contractual cash flows and selling financial assets; and

(ii)	The contractual terms of the financial asset give rise, on specified dates, to cash flows that are only payments of the principal and interest on the outstanding principal amount.

•	Accounts receivable from leases.

•	Assets from contracts.

•	Financial guarantee contracts.

In this regard, as of December 31, 2018, the Group’s financial assets subject to a correction for expected credit loss are the following:

•	Cash and due from banks.

•	Inter-bank funds.

•	Financial investments; see Notes 4.4(e), 6 and 31.1(f).

•	Loans; see Notes 4.4 (f.1), 7 and 31.1(d).

•	Due from customers on acceptances.

•	Other accounts receivable and other assets.

For those financial assets other than financial investments and the loan portfolio, Management has estimated the expected credit loss, concluding that it is neither significant nor relevant, given that the maximum period considered for measuring expected credit losses is very small or, even if it implies a longer term, the main debtor is the Central Reserve Bank of Peru (“BCRP”, by its Spanish acronym) or corresponds to cash in vaults of the Group.

(ii)	Calculation of ECL—

The Group calculates ECL based on three probability-weighted scenarios to measure the expected cash shortfalls, discounted at an approximation to the EIR. A cash shortfall is the difference between the cash flows that are due to an entity in accordance with the contract and the cash flows that the entity expects to receive.

The mechanics of the ECL calculations are outlined below, and the key elements are the following:

•

PD (“Probability of default”) is an estimate of the likelihood of default over a given time horizon. A default may only happen at a certain time over the assessed period, if the financial asset has not been previously derecognized and is still in the portfolio. The concept of PDs is further explained in Note 31.1(d).

•

EAD (“Exposure at default”) is an estimate of the exposure at a future default date, taking into account expected changes in the exposure after the reporting date, including repayments of principal and interest, whether scheduled by contract or otherwise, expected drawdowns on committed facilities, and accrued interest from missed payments. The EAD is further explained in Note 31.1.(d).

•

LGD (“Loss Given Default”) is an estimate of the loss arising in the case where a default occurs at a given time. It is based on the difference between the contractual cash flows due and those that the lender would expect to receive, including from the realization of any collateral. It is usually expressed as a percentage of the EAD. The LGD is further explained in Note 31.1(d).

When estimating the ECLs, the Group considers three scenarios (optimistic, base and pessimistic). Each of these is associated with different PDs, as presented in

Note 31.1.(d). When relevant, the assessment of multiple scenarios also incorporates how defaulted loans are expected to be recovered, including the probability that the loans will cure and the value of collateral or the amount that might be received for selling the asset.

With the exception of credit cards, for which the treatment is separately set out in (v), the maximum period for which the credit losses are determined is the contractual life of a financial instrument (considering the prepayments) unless the Group has the legal right to call it earlier.

Impairment losses and reversals are accounted for and disclosed separately from modification losses or gains that are accounted for as an adjustment of the financial asset’s gross carrying value.

The mechanics of the ECL method are summarized below:

•

Stage 1: The provision for credit losses of those financial instruments that do not show a significant increase in risk since the initial recognition will be calculated as the expected credit losses in the following 12 months. The group calculates the expectation that there is a probability of default (PD) in the 12 months after the presentation date. To this probability of default is multiplied and expected loss in case of default (LGD) and exposure on the date of default (EAD) and discounting the original effective interest rate. This calculation is made for each of the three scenarios (base, optimistic and pessimistic) defined by the Group.

•

Stage 2: When a loan has shown a significant increase in credit risk since origination, the Group records an allowance for the lifetime ECLs. The mechanics are similar to those explained above, including the use of multiple scenarios, but PDs and LGDs are estimated over the lifetime of the instrument.

•	Stage 3: For loans deemed as impaired, the Group recognizes the lifetime expected credit losses for these loans. The method is similar to that for Stage 2, with the PD set at 100 percent.

•	Financial guarantee contracts

The Group’s liability under each guarantee is measured at the higher of the amount initially recognized minus cumulative amortization recognized in the consolidated income statements, and the ECL provision. For this purpose, the Group estimates ECLs based on the present value of the expected payments to reimburse the holder for a credit loss that it incurs. The deficits are discounted by the risk-adjusted interest rate relevant to the exposure. The calculation is made using a probability-weighting of the four scenarios. The ECLs related to financial guarantee contracts are recognized in provisions.

(iii)	Debt instruments measured at fair value through other comprehensive income—

The ECLs for debt instruments measured at FVOCI do not reduce the carrying amount of these financial assets in the consolidated statements of financial position, which remains at fair value. However, the expected losses that arise at each measurement date must be reclassified from other comprehensive income to results of the period.

(iv)	Credit cards—

The Group calculates the expected losses in a period that reflects the Group’s expectations regarding the client’s behavior, probability of default and the Group’s future risk mitigation procedures that could include the reduction or cancellation of lines of credit. Based on past experience and the Group’s expectations, the period during which the Group calculates the expected lifetime losses of this product is 17 months.

The assessment of whether there has been a significant increase in credit risk for revolving products is similar to other credit products. This is based on changes in the customer’s credit rating, as explained in Note 31.1(d).

(v)	Forward-looking information

In its ECL models, the Group relies on a broad range of forward-looking information as economic inputs, such as:

•	GDP growth.

•	Unemployment rates.

•	Economically active population occupied.

•	Economically active population.

•	Exchange terms.

•	Consumer Price Index.

•	Domestic demand.

•	Government consumption.

•	Exchange rate.

The inputs and models used (see Note 31.1), for calculating ECLs may not always capture all characteristics of the market at the date of the consolidated financial statements. To reflect this, qualitative adjustments or overlays are occasionally made as temporary adjustments when such differences are significantly material. Detailed information about these inputs and sensitivity analysis are provided in Note 31.1(d).

(vi)	Valuation of guarantees—

To mitigate the credit risks on financial assets, the Group uses three types of guarantees, when possible: physical guarantee, personal guarantees and title guarantees.

The Group’s accounting policy for guarantees under IFRS 9 is the same as that established under IAS 39. The guarantee, unless recovered, is not recorded in the Group’s consolidated statements of financial position. However, the fair value of the guarantee affects the calculation of the expected losses, and because of that, it is assessed periodically.

The nominal contract value of the guarantees and the letters of credit not used where the loan was agreed to be granted is in market terms, is not recorded in the consolidated statements of financial position. The nominal values of these instruments together with the corresponding expected losses are disclosed in Note 31.1(d).

(vii)	Write-offs

The Group’s accounting policy under IFRS 9 remains the same as it was under IAS 39. Financial assets are written off only when the Group has stopped pursuing the recovery. Any subsequent recoveries are recognized as a recovery due to credit loss.

(viii)	Refinanced and modified loans—

The Group may make concessions or modifications to the original terms of loans as a response to the borrower’s financial difficulties, rather than taking possession or to otherwise enforce collection of collateral. Once the terms have been renegotiated, any impairment is measured using the original EIR (as calculated before the modification of terms). It is the Group’s policy to monitor refinance loans to help ensure that future payments continue to be likely to occur.

A refinanced asset is initially classified into Stage 2 and there will be no clean-up period. However, if the financial asset presents a default mark, it will be reclassified from Stage 2 to Stage 3.

(h.2)	Impairment of financial assets (Policy applicable before January 1, 2018)

The Group assessed at each date of the consolidated statements of financial position whether there is any objective evidence that a financial asset or a group of financial assets were impaired. There was an impairment if one or more events that have occurred since the initial recognition of the asset (an incurred “loss event”) had an impact on the estimated future cash flows of the financial asset or the group of financial assets that could be reliably estimated. Evidence of impairment could include indications that the borrower or a group of borrowers is experiencing significant financial difficulty, default or delinquency in interest or principal payments, the probability that they will go bankrupt or initiate any legal financial reorganization process and where observable data indicate that there is a measurable decrease in the estimated future cash flows, such as changes in arrears or economic conditions that correlate with defaults.

The criteria used for each category of financial assets were as follows:

(i)	Financial assets carried at amortized cost—

For loans, receivables and held-to-maturity investments that were carried at amortized cost, the Group first assessed whether impairment exists individually for financial assets that were individually significant, or collectively for financial assets that were not individually significant. If the Group determined that no objective evidence of impairment exists for an individually assessed financial asset, whether significant or not, it included the asset in a group of financial assets with similar credit risk characteristics and collectively assessed them for impairment. Assets that were individually assessed for impairment and for which an impairment loss was, or continues to be, recognized are not included in a collective impairment assessment.

The amount of any impairment loss identified was measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future expected credit losses that have not yet been incurred). The carrying amount of the asset was reduced through the use of an allowance account and the amount of the loss was recognized in the consolidated income statements.

If in any subsequent period, the amount of the estimated impairment loss increased or decreased because of an event occurring after the impairment was recognized, the previously recognized impairment loss was increased or reduced by adjusting the allowance account.

A loan, together with the associated allowance, was written off and derecognized when fully provisioned and there was real and verifiable evidence that the loan was unrecoverable and collection efforts concluded without success, impossibility of foreclosure or the entire collateral has been realized or has been transferred to the Group. If in the future a written-off loan was recovered, the recovery was recognized in the consolidated income statements as a credit to the caption “Impairment loss on loans, net of recoveries”.

The present value of the estimated future cash flows was discounted at the financial asset’s original effective interest rate. If a loan had a variable interest rate, the discount rate for measuring any impairment loss was the current effective interest rate. The calculation of the present value of the estimated future cash flows of a collateralized financial asset reflects the cash flows that may result from foreclosure less costs for obtaining and selling the collateral, whether or not said foreclosure is probable.

For collective impairment assessment, financial assets are grouped considering the Group’s internal credit rating system, which considers credit risk characteristics; for example, type of asset, economic sector, geographical location, type of collateral, past-due status and other relevant factors.

Future cash flows from a group of financial assets that are collectively assessed for impairment were estimated on the basis of historical loss experience for assets with similar credit risk characteristics. Historical loss experience was adjusted on the basis of current observable data to reflect the effects of current conditions that did not affect the years on which the historical loss experience is based and to remove the effects of conditions in the historical period that do not currently exist. The methodology and assumptions used were reviewed regularly to reduce any difference between loss estimates and actual loss experience.

(ii)	Available-for-sale financial investments—

For available-for-sale financial investments, the Group assessed at each date of the consolidated statements of financial position whether there was objective evidence that an investment or a group of investments was impaired.

In the case of equity securities, objective evidence would include a significant or prolonged decline in their fair value below cost. The “significant” decline is to be evaluated against the original cost of the investment while the “prolonged” decline, against the period in which the fair value has been below its original cost. When there was evidence of impairment, the cumulative loss (measured as the difference between the acquisition cost and the current fair value, less any previously recognized impairment loss) was removed from the available-for-sale investments reserve of the consolidated statements of other comprehensive income and recognized in the consolidated income statements.

Impairment losses on equity securities were not reversed through the consolidated income statements; increases in their fair value after impairment were directly recognized in the consolidated statements of other comprehensive income.

In the case of debt instruments, impairment was assessed based on the same criteria as financial assets carried at amortized cost. The amount recorded for impairment was the cumulative loss measured as the difference between the amortized cost and the current fair value, minus any impairment loss on that investment previously recognized in the consolidated income statements. If in a subsequent period, the fair value of a debt instrument increased and the increase could be objectively related to an event occurring after the impairment loss was recognized in the consolidated income statements, the impairment loss was reversed through the consolidated income statements.

Future interest income was based on the reduced carrying amount and is accrued using the interest rate used to discount the future cash flows for the purpose of measuring the impairment loss. Interest income was recorded as part of the caption “Interest and similar income” of the consolidated income statements.

(iii)	Rescheduled loans (refinanced)—

Where possible, the Group sought to modify the loans rather than to take possession of the collateral. The rescheduled loans are direct loans in which modifications are made in the time and/or amounts of the original contract due to difficulties in the payment capacity of the client. When a loan is rescheduled, it is no longer considered as past due but it maintains its previous classification as impaired or not impaired. If the debtor complies with the new agreement during the following six months, and an analysis of its payment capacity supports a new improved risk classification, it is classified as not impaired. If subsequent to the loan modification, the debtor fails to comply with the new agreement, it is considered as impaired and past due.

(i)	Hedge derivatives—

Derivatives are initially recognized at fair value at the date a derivative contract is entered into and are subsequently remeasured at their fair value. All derivatives are recognized as assets when the fair value is positive, and they are recorded as “Accounts receivables related to derivative financial instruments” under “Accounts receivable and other assets, net”, and as liabilities when they are negative, and they are recorded as “Accounts payable related to derivative financial instruments” under “Accounts payable, provisions and other liabilities” in the consolidated statements of financial position.

Derivatives can be designated as hedging instruments under hedge accounting and in the event they qualify, depending upon the nature of the hedged item, the method for recognizing gains or losses from changes in fair value will be different. These derivatives, which are used to hedge exposures to risk or modify the characteristics of financial assets and liabilities and that meet IFRS 9 criteria, are recognized as hedging accounting.

Derivatives not designated as hedging instruments or that do not qualify for hedging accounting are initially recognized at fair value and are subsequently remeasured at their fair value, which is estimated based on the market exchange rate and interest rate. Gains or losses due to changes in their fair value are recorded in the consolidated income statements (see Note 4.4 (f.2)).

In accordance with IFRS 9, to qualify for hedge accounting, all of the following conditions must be met:

(i)	The hedging relationship consists of only hedging instruments and eligible hedged items.

(ii)

At the inception of the hedge, there is formal designation and documentation of the hedging relationship and the entity’s risk management objective and strategy for undertaking the hedge. This documentation will include the identification of the hedging instrument, the hedged item, the nature of the risk being hedged, and the way the entity will assess if the hedging relationship meets the hedge effectiveness requirements.

(iii)	The hedging relationship meets all the following hedge effectiveness requirements:

•	There is an economic relationship between the hedged item and the hedging instrument.

•	The effect of the credit risk does not dominate the value changes that result from that economic relationship.

•

The hedge ratio of the hedging relationship is the same as that resulting from the quantity of the hedged item that the entity actually hedges and the quantity of the hedging instrument that the entity actually uses to hedge that quantity of the hedged item.

In accordance with IAS 39, to qualify for hedge accounting, the hedging relationship had to meet all the following conditions:

(i)	At the inception of the hedge, there was formal designation and documentation of the hedging relationship, as well as the entity’s risk management objective and strategy for undertaking the hedge.

(ii)

It was expected that the hedge was highly effective in offsetting the changes in fair value or cash flows associated with the hedged risk. A prospective and retrospective effectiveness had to be performed, and the test results had to be within a range of 80 percent to 125 percent.

(iii)

For a cash flow hedge, a forecast transaction that is the subject of the hedge had to be highly probable and had to present an exposure to variations in cash flows that could ultimately affect profit or loss.

(iv)	The effectiveness of the hedge could be reliably measured.

(v)	The hedge was assessed in an ongoing basis and it was really possible to determine that hedge had in fact been highly effective throughout the periods for which the hedge was designated.

Both IFRS 9 and IAS 39 present three hedge accounting categories: fair value hedge, cash flow hedge, and hedge of net investments in a foreign operation. The Group uses derivatives as hedging instruments under cash flow hedges, as detailed in Note 11 (b).

For derivatives that are designated and qualify as cash flow hedge, the effective portion of derivative gains or losses is recognized in “Other comprehensive income for cash flow hedge”, and reclassified to income in the same period or periods in which the hedge transaction affects income. The portion of gain or loss on derivatives that represents the ineffective portion or the hedge components excluded from the assessment of effectiveness is recognized immediately in income. Amounts originally recorded in other comprehensive income and subsequently reclassified to income are recorded in the corresponding income or expenses lines in which the related hedged item is reported.

When a hedging instrument expires or is sold, when a hedge no longer meets the criteria for hedge accounting and also when the Group re-designates a hedge, any cumulative gain or loss existing in other comprehensive income is kept and recognized in income when the hedged item is ultimately recognized in the consolidated income statements. When a projected transaction is no longer expected to occur, the cumulative gain or loss recognized in other comprehensive income is immediately transferred to the consolidated income statements.

(j)	Financial leases—

Financial leases are recognized as loans at the present value of the installments. The difference between the total value receivable and the present value of the loan is recognized as accrued interest. This income is recognized during the term of the lease using the effective interest rate method, which reflects a constant rate of return.

As of December 31, 2018 and 2017, leasing receivables are subject to the financial asset impairment policy; see Notes 4.2(h.1) and (h.2).

(k)	Customer Loyalty Program—

The Group has a customer loyalty program, which allows customers to accumulate points that can be exchanged for products. Loyalty points give rise to a separate performance obligation, since they provide a material right to the customer. A part of the transaction price is allocated to the loyalty points granted to customers on the basis of the relative independent selling price and is recognized as a contractual liability until the points are redeemed and presented as “Other accounts payable” in the item “Other accounts payable, provisions and other liabilities” of the consolidated statements of financial position. Expenses are recognized when the customer redeems the products.

By estimating the selling price independent of the loyalty points, the Group considers the probability of a client redeeming points. The Group updates the estimates of points to be monthly redeemed and any adjustment to the liability balance will be recognized in the caption “Administrative expenses” of the consolidated income statements.

(l)	Services of purchase-sale of financial investments “principal versus agent”—

The Group has contracts with customers to buy and sell, on their behalf, financial investments in the stock market and over-the-counter market. The Group acts as an agent in these agreements.

When another party participates in the supply of services to their client, the Group determines whether it is a principal or an agent in these transactions when evaluating the nature of its agreement with the client. The Group is a principal and records the revenue by gross amounts if it controls the committed services before transferring to the customer. However, if the Group’s role is only to arrange for another entity to provide the services, then the Group is an agent and records the revenues for the net amount it retains for its services as an agent. As of December 31, 2018, 2017 and 2016, the Group has recognized net income of S/9,158,000, S/7,884,000 and S/10,427,000, respectively, for transactions carried out on behalf of its customers, which have been recorded in the item “Fee income from financial services, net” of the consolidated income statements; see Note 21.

(m)	Investments in associates—

An associate is an entity over which the Group has significant influence. Significant influence is the power to participate in the financial and operating policy decisions of the entity, but without having control over those policies. The considerations taken for determining significant influence are similar to those needed to determine control over Subsidiaries.

The Group’s investments in its associates are recognized initially at cost and then are accounted for using the equity method. The Group’s investments in associates are included in the caption “Accounts receivable and other assets, net” of the consolidated statements of financial position. Gains resulting from the use of the equity method of accounting are included in the caption “Other income” of the consolidated income statements.

(n)	Operating leases—

The determination of whether an arrangement is, or contains, a lease is based in the substance of the arrangement at its inception date: i.e., whether fulfillment of the arrangement is dependent on the use of a specific asset or assets and the arrangement conveys a right to use the asset even if that right is not explicitly specified in an arrangement.

Leases in which a significant portion of the risks and benefits of the asset are held by the lessor are classified as operating leases. Under this concept, the Group has mainly leased premises used as offices and agencies of the Group’s Subsidiaries.

When an operating lease is terminated before the lease period has expired, any penalty payment to the lessor is recognized as an expense in the period in which the contract termination takes place.

(o)	Operating leases revenues—

Lease revenues obtained from investment properties are recorded using the straight-line method for the contract terms, and they are recorded as a revenue in the consolidated income statements due to their operative nature, except for contingent lease revenues, which are recorded when realized.

The lease term is the non-cancelable period, together with any other additional period for which a lessee has the option of continuing with the lease. As of the start date of the lease, Management is reasonably confident that a lessee will exercise such option.

Amounts received from tenants to terminate leases or to compensate impairment of leased facilities are recognized as revenues in the consolidated income statements when the right to receive them arises.

Service charges, administration expenses and other recoverable expenses paid by the lessees and the revenues resulting from expenses charged to the lessees are recognized in the period in which the compensation becomes an account receivable. Service charges and administration expenses and other receipts are included in the gross revenues from rentals of the related costs, given that Management considers that the Group acts as a principal party.

(p)	Investment property—

Investment property comprises land and buildings (mainly shopping malls) that are not occupied substantially for use by, or in the operations of, the Group, nor for sale in the ordinary course of business, but are held primarily to earn rental income and capital appreciation. These buildings are substantially rented to tenants and not intended to be sold in the ordinary course of business. Investment property comprises completed property and property under construction or re-development.

The Group measures its investment property at fair value according to the requirements of IAS 40 “Investment Property”, as it has chosen to use the fair value model as its accounting policy.

Investment property is measured initially at cost including transaction costs that include transfer taxes, professional fees for legal services and initial leasing commissions to bring the property to the condition necessary to start operating. The carrying amount also includes the cost of replacing part of an existing investment property at the time that cost is incurred if the recognition criteria are met.

Properties under construction are measured based on estimates prepared by independent real estate valuation experts, except where such values (e.g. work-in-progress incurred on properties under construction) cannot be readily determined. Accordingly, the work-in-progress incurred on properties under construction is measured at cost until either its fair value becomes reliably measurable or construction is completed (whichever is earlier). Investment property under construction includes the value of land, which is determined by appraisals performed by an accredited appraiser using the price per square meter as a market comparable method.

Subsequent to initial recognition, investment property is recorded at fair value. Gains or losses arising from changes in fair values are included in the caption “Net gain on investment property” of the consolidated income statements in the year in which they arise, including the corresponding deferred tax effect.

Fair values are assessed periodically by Management, based on the discounted cash flows that are expected to be obtained from these investments. Fair values of investment properties under construction or investment properties held to operate in the future are assessed by an independent external appraiser, through the application of a recognized valuation model. See Note 8 for details of fair value and related assumptions.

Transfers to or from “Investment property” are made only when there is a change in the use of the asset. In case of assets transferred from “Investment property” to “Property, furniture and equipment”, the reclassified amount corresponds to the asset’s fair value at the date when the asset’s use was changed. If an item of “Property, furniture and equipment” moves to “Investment property”, the Group transfers the fixed asset’s net cost to “Investment property” and the asset is subsequently measured at fair value according to the policies established by the Group.

In 2018, the Group transferred the “Las Orquídeas” building, located in San Isidro, Lima, from “Investment property” to “Property, furniture and equipment” for S/20,029,000. In addition, the Group transferred part of the “Pardo y Aliaga” building and part of the “Sede Wiese”, both located in San Isidro, Lima, from “Property, furniture and equipment” to “Investment property” for S/6,453,000 and S/4,037,000, respectively. As of December 31, 2017, the Group did not make any transfers; see Note 8(c).

Investment property is derecognized when it has been disposed or withdrawn from use and no future economic benefit is expected from its disposal. The difference between the net disposal proceeds and the carrying amount of the asset would result in either gains or losses at the retirement or disposal of investment property. Any gains or losses are recognized in the consolidated income statements of the year of retirement or disposal.

(q)	Property, furniture and equipment—

Property, furniture and equipment are stated at historical acquisition cost less residual value, cumulative depreciation and impairment losses, if applicable. The historical acquisition cost includes the expenses that are directly attributable to the acquired property, furniture or equipment. Maintenance and repair costs are charged to the consolidated income statements; significant renewals and improvements are capitalized when it is probable that future economic benefits, in excess of the originally assessed standard of performance, will result from the use of the acquired property, furniture or equipment.

Land does not depreciate. Depreciation is calculated using the straight-line method over the estimated useful lives, which are as follows:

Years
Buildings and facilities	40 - 75
Leasehold improvements	5
Furniture and equipment	10
Vehicles	5

An item of property, furniture and equipment and any significant part initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising from the derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the consolidated income statements.

The residual value of each asset, its useful life and the selected depreciation method are periodically reviewed to ensure that they are consistent with current economic benefits and useful life expectations.

(r)	Assets seized through legal actions—

Assets seized through legal actions are recorded in the item “Others” of the caption “Accounts receivable and other assets” at the lower value between the cost or the estimated market value (minus cost to sell), determined from valuations made by independent appraisers. Reductions in book value are recorded in the consolidated income statements.

(s)	Intangible assets with finite useful lives—

Generally, the intangible assets with finite useful lives are included in the “Intangibles and goodwill, net” caption of the consolidated statements of financial position and they are mainly costs incurred in connection with the acquisition of computer software used in operations and other minor intangible assets. The amortization expense is calculated following the straight-line method over the useful life estimated between 4 and 5 years; see Note 10.

On the other hand, when an insurance contract portfolio is acquired, whether directly from another insurance company or as part of a business combination (in the case of the Group, the acquisition of Seguros Sura), the difference between the fair value of the insurance contract liability and the value of the insurance contract liability, as measured with the acquirer’s accounting policies, is recognized as an intangible asset named “Present Value of In-Force Business” (henceforth “PVIF”).

In this sense, PVIFs resulting from the acquisition of Seguros Sura are recognized in the consolidated statements of financial position at their estimated market value at the acquisition date. After the initial recognition, the PVIF is recorded at cost, minus the cumulative amortization and cumulative impairment loss, if any. The PVIF is amortized on a linear basis over the useful life of the acquired policies, which has been estimated in ten years.

The recoverability of PVIF is considered as part of the liability adequacy test performed at each reporting period. PVIF is derecognized when the related contracts are settled or disposed of.

Changes in the estimated useful life or in the pattern of consumption of the expected future economic benefits embedded in the intangible asset (PVIF) are recorded by changing the amortization period or method and are treated as a change in an accounting estimate.

Gains or losses arising from the derecognition of an intangible asset are measured as the difference between the net amount of the disposal of the asset and the book value of said asset and they are recognized in the consolidated income statements at the derecognition date.

(t)	Goodwill—

Goodwill is initially measured at cost, being the excess of the aggregate of the consideration transferred and the amount recognized for non-controlling interests, and any previous interest held, if any, over the net identifiable assets acquired and liabilities assumed.

After initial recognition, goodwill is measured at cost less any cumulative impairment loss, if any. A goodwill impairment testing is performed on a yearly basis. To perform an impairment testing, goodwill acquired in a business combination is allocated, since the acquisition date, to one of the Group’s cash-generating units (henceforth “CGU”) that are expected to benefit from the business combination. Goodwill impairment is determined by assessing the recoverable amount of each CGU (or group of CGUs) to which the goodwill relates. When the recoverable amount of the CGU is less than its carrying amount, an impairment loss is recognized. Impairment losses relating to goodwill cannot be reversed in future periods.

Goodwill, recorded by the Group (see Note 2), arises from the acquisition of Seguros Sura and, considering that this entity was merged with Interseguro, has been allocated to the CGU of the insurance business.

(u)	Business combinations—

Business combinations are accounted for using the acquisition method established by IFRS 3 “Business Combinations”. The cost of an acquisition is measured as the aggregate of the consideration transferred, which is measured at the acquisition date’s fair value, and the amount of any non-controlling interests in the acquiree. For each business combination, the Group chooses whether to measure the non-controlling interests in the acquiree at fair value or at the proportionate share of the acquiree’s identifiable net assets. Acquisition-related costs are expensed as incurred and included in the caption “Administrative expenses” of the consolidated income statements.

When the Group acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions at the acquisition date. This includes the separation of embedded derivatives in host contracts by the acquiree.

Any contingent consideration to be transferred by the acquirer shall be recognized at fair value at the acquisition date. Contingent consideration classified as an asset or liability that is a financial instrument and within the scope of IAS 39, is measured at fair value with the changes in the consolidated income statements or in the consolidated statements of other comprehensive income. If the contingent consideration is not within the scope of IAS 39, this shall be measured according to the applicable IFRS. The contingent consideration that is classified as equity must not be measured again and its subsequent settlement shall be recorded in equity. As of December 31, 2018 and 2017, there have been no contingencies arising from business combinations.

A combination of businesses between entities or businesses under common control is beyond the scope of IFRS 3, because it corresponds to a business combination in which all entities or businesses that are combined are ultimately controlled by the same Part or parts, both before and after the business combination. In these transactions, the Group recognizes the assets acquired under the method of unification of interest, whereby the assets and liabilities of the combined companies are reflected in their book values and no commercial credit is recognized as a result of the combination.

(v)	Impairment of non-financial assets—

Property, furniture and equipment and intangible assets with a finite life are assessed to determine whether there are any indications of impairment as of the closing of each period. If any indication exists, the Group estimates the asset’s recoverable value. The recoverable amount of the assets is the highest between the value of an asset or a cash-generating unit less the costs of sale and its use value, and it is determined for an individual asset, unless the asset does not generate cash revenues that are largely independent from those of other assets or groups of assets.

When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value minus costs to sell, an appropriate valuation model is used.

(w)	Due from customers on acceptances—

Due from customers on acceptances corresponds to accounts receivable from customers for import and export transactions, whose obligations have been accepted by the Group. The obligations that must be assumed by the Group for such transactions are recorded as liabilities.

(x)	Defined contribution pension plan—

The Group only operates a defined contribution pension plan. The defined contribution payable in the pension plan is in proportion to the services rendered to the Group by the employees and it is recorded as an expense in the caption “Salaries and employee benefits” of the consolidated income statements. Unpaid contributions are recorded as liabilities.

(y)	Provisions—

Provisions are recognized when the Group has a present obligation (legal or implicit) as a result of a past event, and it is probable that an outflow of resources embodying economic benefits will be required in order to settle the obligation and a reliable estimate can be made of the amount of the obligation. The expense relating to any provision is presented in the consolidated income statements net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a pre-tax rate that reflects, where appropriate, the specific risks of the liability. When discounting is used, the increase in the provision due to the passage of time is recognized as a financial expense.

(z)	Contingencies—

Contingent liabilities are not recognized in the consolidated financial statements, but are disclosed in the notes to the consolidated financial statements, unless the probability of an outflow of resources is remote. Contingent assets are not recorded in the consolidated financial statements, but they are disclosed if it is probable that an inflow of economic benefits will emerge.

(aa)	Fair value measurement—

Fair value is the price that would be received for the sale of an asset or paid for the transfer of a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

•	On the principal market for the asset or liability; or

•	In the absence of a principal market, on the most advantageous market for the asset or liability.

The principal or the most advantageous market must be accessible by the Group. Also, the fair value of a liability reflects its non-performance risk.

The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

When available, the Group measures the fair value of a financial instrument using the quoted price in an active market for that instrument. A market is regarded as active if transactions for the asset or liability take place with sufficient frequency and volume to provide pricing information on an ongoing basis.

If there is no quoted price in an active market, then the Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure the fair value, maximizing the use of relevant and observable data and variables, and minimizing the use of unobservable data and variables.

The chosen valuation technique incorporates all of the factors that market participants would take into account in pricing a transaction.

In the case of investment property, the Group has considered the specific requirements relating to highest and best use, valuation of premises and principal (or most advantageous) market. The determination of investment property fair value requires the use of estimations such as the future cash flows of the assets (e.g., leases, sales, fixed rents for the different lessees, variable rents based on the sales percentage, operating costs, construction costs -henceforth “CAPEX”-, maintenance and the use of discount rates). Additionally, real estate development risks (such as construction and abandonment) are also taken into account when determining the fair value of the land related to the investment property under construction.

The fair value of investment property in the consolidated statements of financial position must reflect the volatile nature of real estate markets; therefore, Management and its appraisers use their market knowledge and professional criteria and do not depend solely on historical comparable transactions. In this sense, there is a higher degree of uncertainty than when a more active market exists for the estimation of fair value. Significant methods and assumptions used in the estimation of fair value of investment property are detailed in Note 8.

All assets and liabilities for which the fair value is measured or disclosed in the consolidated financial statements are categorized within the fair value hierarchy, described below:

•	Level 1—Quoted (unadjusted) market prices in active markets for identical assets or liabilities.

•	Level 2—Valuation techniques for input that is significant to the fair value measurement is directly or indirectly observable.

•	Level 3—Valuation techniques for input that is significant to the fair value measurement is unobservable.

For assets and liabilities that are recognized at fair value in the consolidated financial statements on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by re-assessing categorization at the end of each reporting period.

For the purpose of fair value disclosures, the Group has determined classes of assets and liabilities on the basis of the nature, characteristics and risks of the asset or liability and the level of hierarchy of the fair value, as explained above.

Fair values of financial instruments measured at amortized cost are disclosed in Note 32(b).

(ab)	Income Tax—

Income Tax is computed based on the separate financial statements of each Subsidiary.

Deferred Income Tax is accounted for in accordance with IAS 12 “Income Taxes”. In this sense, the deferred Income Tax reflects the effects of temporary differences between the carrying amounts of assets and liabilities for accounting purposes and the amounts determined for tax purposes. Deferred assets and liabilities are measured using the tax rates that are expected to be in force in the years in which such temporary differences are expected to be recovered or settled. Consequently, the deferred Income Tax has been calculated by applying the rates that will be effective since January 1, 2017; see Note 18(c). The measurement of deferred tax assets and deferred tax liabilities reflects the tax consequences that arise from the manner in which each individual entity of the Group expects, at the consolidated statements of financial position dates, to recover or settle the carrying amount of their assets and liabilities.

Deferred tax assets and liabilities are recognized regardless of when the temporary differences are likely to reverse. Deferred tax assets are recognized when it is probable that sufficient taxable income will be generated against which the deferred tax assets can be offset. At each consolidated statements of financial position date, unrecognized deferred assets and the carrying amount of deferred tax assets registered are assessed. A previously unrecognized deferred tax asset is recognized to the extent that it has now become probable that future taxable income will allow the deferred tax asset to be recovered. Likewise, the carrying amount of a deferred tax asset is reduced when it is no longer probable that sufficient taxable income will be available to allow all or part of the deferred tax asset to be used.

According to IAS 12, the deferred Income Tax is determined by applying the Income Tax rate applicable to the retained earnings, recognizing any additional tax on distribution of dividends that may arise on the date when the liability is recognized.

(ac)	Segment information—

IFRS 8 “Operating Segments” requires that the information of operating segments be disclosed consistently with information provided by the chief operating decision maker, who allocates resources to the segments and assesses their performance. Segment information is presented in Note 29.

(ad)	Fiduciary activities and management of funds—

The Group provides trust management, investment management, advisory and custody services to third parties that result in the holding of assets on their behalf. These assets and the income arising thereon are excluded from these consolidated financial statements, as they are not assets of the Group; see Note 33.

Commissions generated from these activities are included in the caption “Fee income from financial services, net” of the consolidated income statements.

(ae)	Earnings per share—

The amount of basic earnings per share is calculated by dividing the net profit for the year attributable to common shareholders by the weighted average number of common shares outstanding during the year. As of December 31, 2018 and 2017, the Group does not have financial instruments with dilutive effect, therefore, basic and diluted earnings per share are identical for the years reported.

(af)	Capital surplus—

It is the difference between the nominal value of shares issued and their offering price made in 2007. Capital surplus is presented net of expenses incurred in the issuance of shares.

(ag)	Treasury stock—

Shares repurchased are recorded in the shareholders’ equity under treasury stock caption at their purchase price. No loss or gain is recorded in the consolidated income statements arising from the purchase, sale, issuance or amortization of these instruments. Shares that are subsequently sold are recorded as a reduction in treasury stock, measured at the average price of treasury stock held at such date; and the resulting gain or loss is recorded in the consolidated statements of changes in net equity in the caption “Retained earnings”.

(ah)	Cash and cash equivalents—

Cash presented in the consolidated statements of cash flows includes cash and due from banks balances with original maturities lower than three months, excluding the restricted funds, which are subject to an insignificant risk of changes in value. The cash and cash equivalent item does not include accrued interest.

On the other hand, the cash collateral committed as part of a repurchase agreement is included in the “Cash and due from banks” caption of the consolidated statements of financial position; see Note 5(d).

(ai) Financial statements as of December 31, 2017 and 2016—

In 2018, after carrying out a detailed assessment of the nature of operations related to credit cards, Management decided to reclassify certain income and expenses from the captions “Other income”

and “Administrative expenses”, respectively, to the captions “Fee income from financial services, net”; see Note 21. Said reclassifications allow a better presentation of the transactions based on the nature of operations and were retrospectively performed to compare consolidated financial statements. The reclassified amounts in each comparative period are presented below:

Year 2017	Before reclassification	Reclassification	After reclassification
	S/(000)	S/(000)	S/(000)
Fee income from financial services, net	910,770	(61,528)	849,242
Other income	115,845	(28,406)	87,439
Administrative expenses	(820,498)	89,934	(730,564)

Year 2016	Before reclassification	Reclassification	After reclassification
	S/(000)	S/(000)	S/(000)
Fee income from financial services, net	862,447	(52,995)	809,452
Other income	98,614	(34,519)	64,095
Administrative expenses	(776,318)	87,514	(688,804)

According to Management, these reclassifications allow a better presentation of the consolidated financial statements.

4.5	Standards issued but not yet effective

Following is the description of the new and amended standards and interpretations issued, but which are not yet in force at the date of issuance of these consolidated financial statements. The Group intends to adopt these new and amended standards and interpretations, if applicable, when they become effective.

•	IFRS 16 “Leases”

IFRS 16 was issued in January 2016 and replaces IAS 17 “Leases”, IFRIC 4 “Determining whether an Arrangement Contains a Lease”, SIC 15 “Operating Leases – Incentives”, and SIC 27 “Evaluating the Substance of Transactions in the Legal Form of a Lease”. IFRS 16 sets out the principles for the recognition, measurement, presentation and disclosure of leases and requires lessees to account for all leases under a single on-balance exemption for leases of ’low-value’ assets (e.g., personal computers) and short-term leases (i.e., leases with a lease term of 12 months or less).

At the commencement date of a lease, a lessee will recognize a liability to make lease payments (i.e., the lease liability) and an asset representing the right to use the underlying asset during the lease term (i.e., the right-of-use asset). Lessees will be required to separately recognize the interest expense on the lease liability and the depreciation expense on the right-of-use asset.

Lessees will be also required to remeasure the lease liability upon the occurrence of certain events (e.g., a change in the lease term, a change in future lease payments resulting from a change in an index or rate used to determine those payments). The lessee will generally recognize the amount of the remeasurement of the lease liability as an adjustment to the right-of-use asset.

Lessor accounting under IFRS 16 is substantially unchanged from today’s accounting under IAS 17. Lessors will continue to classify all leases using the same classification principle as in IAS 17 and distinguish between two types of leases: operating and finance leases.

IFRS 16, which is effective for annual periods beginning on or after January 1, 2019, requires lessees and lessors to make more extensive disclosures than under IAS 17.

The Group plans to adopt IFRS 16 under the modified retrospective method through an adjustment due to the cumulative effect at the beginning of the 2019 period and will not restate amounts from comparative periods. The Group will choose to apply the standard to all contracts entered into before January 1, 2019, that were identified as leases in accordance with IAS 17 and IFRIC 4.

The Group will also use the exemptions proposed by the standard on lease contracts for which the lease terms end within 12 months as of the date of initial application, and lease contracts for which the underlying asset is of low value. The Group has leases of certain office equipment (i.e., personal computers, printing and photocopying machines) that are considered of low value.

The impact on the consolidated statement of financial position as of January 1, 2019, due to the adoption of IFRS 16, is as follows:

S/(000)
Assets
Property, furniture and equipment (right to use the asset)	341,746

Liabilities
Financial leases (liabilities)	341,746

The adoption of IFRS 16, is expected to have no impact on the consolidated income statement.

•	IFRS 17 “Insurance contracts”

In May 2017, the IASB issued IFRS 17, a new comprehensive accounting standard for insurance contracts covering recognition and measurement, presentation and disclosure; however, in October 2018 the IASB proposed deferring the validity of IFRS 17 to the year 2022. Early adoption is allowed, provided that the entity also adopts IFRS 9 and IFRS 15 on the date that it adopts IFRS 17 for the first time or earlier. Once in force, IFRS 17 will replace IFRS 4 “Insurance Contracts”, which was issued in 2005.

IFRS 17 applies to all types of insurance contracts (i.e., life, non-life, direct insurance and re-insurance), regardless of the type of entities that issue them, as well as to certain guarantees and financial instruments with discretionary participation features. A few scope exceptions will apply. The overall objective of IFRS 17 is to provide an accounting model for insurance contracts that is more useful and consistent for insurers. In contrast to the requirements in IFRS 4, IFRS 17 provides a comprehensive model for insurance contracts, covering all relevant accounting aspects and which additionally includes:

(i)	A specific adaptation for contracts with direct participation features (the variable fee approach).

(ii)	A simplified approach (the premium allocation approach) mainly for short-duration contracts.

•	Interpretation of IFRIC 23 “Uncertainty over Income Tax Treatments”

The Interpretation addresses the accounting for income taxes when tax treatments involve uncertainty that affects the application of IAS 12. The interpretation does not apply to taxes or levies outside the scope of IAS 12, nor does it specifically include requirements relating to interest and penalties associated with uncertain tax treatments.

The Interpretation specifically addresses the following:

•	Whether an entity considers uncertain tax treatments separately.

•	The assumptions an entity makes about the examination of tax treatments by taxation authorities.

•	How an entity determines taxable profit (tax loss), tax bases, unused tax losses, unused tax credits and tax rates.

•	How an entity considers changes in facts and circumstances.

An entity has to determine whether to consider each uncertain tax treatment separately or together with one or more other uncertain tax treatments. The approach that better predicts the resolution of the uncertainty should be followed. The interpretation is effective for annual reporting periods beginning on or after January 1, 2019, but certain transition reliefs are available.

Although IFS and its Subsidiaries domiciled in the Republic of Panama and the Bahamas are not subject to any income tax or capital gains tax— see Note 18(a), and Peruvian companies of life insurance are exempted from Income Tax regarding the income derived from assets linked to technical reserves for pension insurance (retirement, disability and survival pensions) and annuities from the Private Pension Fund Administration System – see Note 18(e), the Group will apply the interpretation from the entry into force; however, as a result of a preliminary evaluation, Management concluded that this interpretation will not affect the consolidated financial statements.

•	Amendments to IFRS 9: Prepayment features with negative compensation

Under IFRS 9, a debt instrument can be measured at amortized cost or at fair value through other comprehensive income, provided that the contractual cash flows are ‘solely payments of principal and interest on the principal amount outstanding’ (the SPPI criterion) and the instrument is held within the appropriate business model for that classification. The amendments to IFRS 9 clarify that a financial asset passes the SPPI criterion regardless of the event or circumstance that causes the early termination of the contract and irrespective of which party pays or receives reasonable compensation for the early termination of the contract.

The amendments must be applied retrospectively and are effective from January 1, 2019, with early adoption permitted. In this sense, the Group has analyzed these modifications, concluding that they will not have a significant impact on its consolidated financial statements.

•	Amendments to IFRS 10 and IAS 28: Sale or contribution of assets between an investor and its associate or joint venture

The amendments address the conflict between IFRS 10 and IAS 28 in dealing with the loss of control of a subsidiary that is sold or contributed to an associate or joint venture. The amendments clarify that the gain or loss resulting from the sale or contribution of assets that constitute a business, as defined in IFRS 3, between an investor and its associate or joint venture, is recognized in full. However, any gain or loss resulting from the sale or contribution of assets that do not constitute a business is recognized only to the extent of unrelated investors’ interests in the associate or joint venture. The IASB has deferred the effective date of these amendments indefinitely, but an entity that early adopts the amendments must apply them prospectively.

The Group will apply these amendments when they become effective; likewise, the Group does not plan to adopt these modifications in advance.

•	Amendments to IAS 19: Plan amendment, curtailment or settlement

The amendments to IAS 19 address the accounting when a plan amendment, curtailment or settlement occurs during a reporting period. The amendments specify that when a plan amendment, curtailment or settlement occurs during the annual reporting period, an entity is required to:

•

Determine the cost of current services for the remainder of the period after the plan amendment, curtailment or settlement, using the actuarial assumptions used to remeasure the net defined benefit liability (asset) reflecting the benefits offered under the plan and the plan assets after that event.

•

Determine the net interest for the remainder of the period after the plan amendment, curtailment or settlement using: the net defined benefit liability (asset) reflecting the benefits offered under the plan and the plan assets after that event; and the discount rate used to remeasure that net defined benefit liability (asset).

The amendments apply to plan amendments, curtailments, or settlements occurring on or after the beginning of the first annual reporting period that begins on or after January 1, 2019, or after that date. Since the Group does not maintain defined benefit plans, these modifications will not have an impact on its consolidated financial statements.

•	Amendments to IAS 28: Long-term interests in associates and joint ventures

The amendments clarify that an entity applies IFRS 9 to long-term interests in an associate or joint venture to which the equity method is not applied but that, in substance, form part of the net investment in the associate or joint venture (long-term interests). This clarification is relevant because it implies that the expected credit loss model in IFRS 9 applies to such long-term interests.

The amendments also clarified that, in applying IFRS 9, an entity does not take account of any losses of the associate or joint venture, or any impairment losses on the net investment, recognized as adjustments to the net investment in the associate or joint venture that arise from applying IAS 28 “Investments in Associates and Joint Ventures”.

The amendments should be applied retrospectively and are effective from January 1, 2019. Since the Group does not have such long-term interests in associates and joint ventures, the amendments will not have an impact on its consolidated financial statements.

•	Improvements to the IFRS (2015 – 2017 cycle)

•

IFRS 3 “Business Combinations”, the amendments clarify that, when an entity obtains control of a business that is a joint operation, it applies the requirements for a business combination achieved in stages, including remeasuring previously held interests in the assets and liabilities of the joint operation at fair value. In doing so, the acquirer remeasures its entire previously held interest in the joint operation.

An entity applies those amendments to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after January 1, 2019, with early adoption permitted.

In Management’s opinion, these modifications will not have an impact on the Group’s financial statements.

•

IFRS 11 “Joint Arrangements”, a party that participates in, but does not have joint control of, a joint operation might obtain joint control of the joint operation in which the activity of the joint operation constitutes a business as defined by IFRS 3. The amendments clarify that the previously held interests in that joint operation are not remeasured.

An entity applies those amendments to transactions in which it obtains joint control on or after the beginning of the first annual reporting period beginning on or after January 1, 2019, with early adoption permitted.

In Management’s opinion, these modifications will have no impact on the Group’s financial statements because they do not perform joint operations.

•

IAS 12 “Income Taxes”, the amendments clarify that the income tax consequences of dividends are linked more directly to past transactions or events that generated distributable profits than to distributions to owners. Therefore, an entity recognizes the income tax consequences of dividends in profit or loss, other comprehensive income or equity according to where the entity originally recognized those past transactions or events.

An entity applies those amendments for annual reporting periods beginning on or after January 1, 2019, with early adoption permitted. When an entity first adopts those amendments, it applies them to the income tax consequences of dividends recognized on or after the beginning of the earliest comparative period.

Although IFS and its Subsidiaries domiciled in the Republic of Panama and the Bahamas are not subject to any income tax or capital gains tax – see Note 18(a), and Peruvian companies of life insurance are exempted from Income Tax regarding the income derived from assets linked to technical reserves for pension insurance (retirement, disability and survival pensions) and annuities from the Private Pension Fund Administration System— see Note 18(e); legal entities or natural persons not domiciled in Peru are subject to an additional tax on dividends received from entities domiciled in Peru. In this regard, since the Company controls the Subsidiaries that distribute the dividends, it recognizes the amount of the Income Tax as an expense of the year to which these dividends correspond. In this sense, the application of the interpretation will not affect the consolidated financial statements.

•

IAS 23 “Borrowing Costs”, the amendments clarify that an entity treats as part of general borrowings any borrowing originally made to develop a qualifying asset when substantially all of the activities necessary to prepare that asset for its intended use or sale are complete.

An entity applies those amendments to borrowing costs incurred on or after the beginning of the annual reporting period in which the entity first adopts those amendments. An entity applies those amendments for annual reporting periods beginning on or after January 1, 2019, with early adoption permitted.

In Management’s opinion, these modifications will not have any significant impact on the Group’s financial statements because they do not develop qualified assets or obtain financing for these purposes.

4.6	Significant accounting judgments, estimates and assumptions

The preparation of the consolidated financial statements of the Group requires Management to make judgments, estimates and assumptions that affect the reported amount of income, expenses, assets and liabilities, and the accompanying disclosures, as well as the disclosure of contingent liabilities. In the process of applying the Group’s accounting policies, Management has used judgments and assumptions about the future and other key sources to make its estimates at the reporting date, which have a significant risk that may cause a material adjustment to the value in books of assets and liabilities within the next financial year. The estimates and existing assumptions may change due to circumstances beyond the control of the Group and are reflected in assumptions if they occur. The items with the most impact recognized in the consolidated financial statements with judgements and/or considerable estimates are the following: the calculation of the impairment of the portfolio of loans and financial investments, the measurement of the fair value of the financial investments and investment properties, the assessment of the impairment of the goodwill, the liabilities for insurance contracts and the measurement of the fair value of derivative financial instruments; also, there are other estimates such as the estimated useful life of intangible assets, property, furniture and equipment, and the estimation of assets and liabilities for deferred Income Tax. The accounting criteria used for each of these items are described in Note 4.4.

On the other hand, during 2018, the Group made the following changes in the accounting estimate related to the determination of insurance contracts liabilities, as detailed below:

(a)	Adoption of new mortality tables (SPP 2017)

Through SBS Resolution No.886-2018 dated March 7, 2018, the SBS published the new Peruvian mortality and morbidity tables “SPP-S-2017” and “SPP-I-2017” (for men and women) to be used in mathematical reserve calculations of pensions from the Private Pension System (“SPP”, by its Spanish acronym) and the Complementary Insurance of Hazardous Work. These tables gather updated information from Peru’s SPP and show the recent changes in the life expectancy. The population used for the analysis and study were those affiliated to the SPP.

Considering that, according to international actuarial and accounting standards, mortality tables need to be updated on a regular basis with information reflecting the reality of the insured, from June 1, 2018, the Group decided to use these new tables for its pension reserve calculation, as they show the recent changes in mortality and life expectancy and the improvement factors of mortality rates, see Note 15(e).

The effect of the first application of SPP-S-2017 and SPP-I-2017 tables as of June 1, 2018, amounted to S/144,777,000; which, in accordance with IAS 8, has been recognized prospectively, affecting the results of the year within the caption “Net premiums earned”.

(b)	Changes in the assumptions used in calculating interest rates to discount pension reserves

Until May 31, 2018, in order to discount claim reserves, Interseguro used the average market rate of its financial assets portfolio for the matching currency pension flows and a reinvestment rate of 3 percent for non-matching currency pension flows. From the second quarter 2018, Interseguro modified the estimation of these assumptions, using the risk-free rate due to the currency of Peruvian government’s sovereign yield curves plus an illiquidity premium as a portion of the corporate bonds spread that is not related to loss given default or the cost of credit rating downgrade. These corporate bonds spread is calculated based on the performance of the asset portfolio designated by Interseguro to cover its pension obligations.

The purpose of changing the method to build the interest rate is to show the nature of the insurance business over the long term, therefore preventing changes in liability values in the short term caused by the fluctuation of the interest rate, which occurs due to market volatility, the speculative component and economic cycles.

The effects of the first application of interest rates as of June 1, 2018, amount to S/423,080,000, which, according to IAS 8, has been prospectively recognized and is part of the year’s movement in other comprehensive results within the caption “Unrealized results, net”.

In accordance with IAS 8, as the changes above result from new information or events and are not error corrections nor related to previous periods, they are considered changes in accounting estimations and the effects shall be recognized prospectively and included in the consolidated income statements for:

(i)	The period in which a change occurs, if it affects only such period; or

(ii)	The period in which a change occurs and future periods, if it affects all of them.

As a consequence, Management considers that the changes in the mortality and morbidity tables and in the method for determining the discount interest rate reflect a better accounting estimation of insurance contracts liabilities.

4.7.	Transition disclosures

This table presents the impact of the adoption of IFRS 9 in the consolidated statements of financial position and the retained earnings. In addition, it presents the reconciliation between the book values according to IAS 39 and the balances reported according to IFRS 9, as of January 1, 2018:

	IAS 39			Adjustments for first adoption of IFRS 9				IFRS 9
	Category	Balance	Reclassifications	Expected credit loss		Others		Balance	Category
		S/(000)	S/(000)	S/(000)		S/(000)		S/(000)
Assets
Cash and due from banks	Loans and accounts receivable	11,204,843	—	—		—		11,204,843	Amortized cost
Inter-bank funds	Loans and accounts receivable	403,526	—	—		—		403,526	Amortized cost
Financial investments
Trading securities	Fair value through profit or loss	216,008	(216,008)	—		—		—	—
Available-for-sale investments	Available-for-sale	15,459,660	(15,459,660)	—		—		—	—
Held-to-maturity investments	Held-to-maturity	1,248,475	(1,248,475)	—		—		—	—
Investments at fair value through profit or loss	—	—	1,355,638	—		—		1,355,638	Fair value through profit or loss
Debt instruments measured at fair value through other comprehensive income	—	—	13,756,360	—		—		13,756,360	Debt instruments measured at Fair value through other comprehensive income
Equity instruments measured at fair value through other comprehensive income	—	—	563,670	—		—		563,670	Equity instruments measured at Fair value through other comprehensive income
Investments at amortized cost	—	—	1,248,475	—		18,016	A	1,266,491	Amortized cost
Loans, net of non-accrued interest		29,406,286	—	—		—		29,406,286
Impairment loss on loans, net		(1,202,118)	—	(58,229	) B	—		(1,260,347)

Loan portfolio, net	Loans and accounts receivable	28,204,168	—	(58,229)		—		28,145,939	Amortized cost
Investment property	—	1,118,608	—	—		—		1,118,608	—
Property, furniture and equipment, net	—	612,639	—	—		—		612,639	—
Due from customers on acceptances	Loans and accounts receivable	41,715	—	—		—		41,715	Amortized cost
Intangibles and goodwill	—	921,594	—	—		—		921,594	—

	IAS 39			Adjustments for first adoption of IFRS 9			IFRS 9
	Category	Balance	Reclassifications	Expected credit loss		Others	Balance	Category
		S/(000)	S/(000)	S/(000)		S/(000)	S/(000)
Accounts receivable and other assets, net
Financial assets
Accounts receivable related to derivative financial instruments			—	—		—	—
Held for trading, Note 11 (b)	Fair value through profit or loss	90,387	—	—		—	90,387	Fair value through profit or loss
Held as hedges, Note 11 (b)	Fair value through other comprehensive income	2,433	—	—		—	2,433	Fair value through other comprehensive income
Other assets	Loans and accounts receivable	570,965	—	—		—	570,965	Amortized cost
Non-financial assets	—	246,199	—	—		—	246,199	—
Deferred Income Tax assets, net	—	53,277	—	42,646	E	—	95,923	—

Total assets		60,394,497	—	(15,583)		18,016	60,396,930

	IAS 39			Adjustments for first adoption of IFRS 9			IFRS 9
	Category	Balance	Reclassifications	Expected credit loss		Others	Balance	Category
		S/(000)	S/(000)	S/(000)		S/(000)	S/(000)
Liabilities
Deposits and obligations	Amortized cost	32,607,637	—	—		—	32,607,637	Amortized cost
Inter-bank funds	Amortized cost	30,008	—	—		—	30,008	Amortized cost
Due to banks and correspondents	Amortized cost	4,407,392	—	—		—	4,407,392	Amortized cost
Bonds, notes and other obligations	Amortized cost	5,602,358	—	—		—	5,602,358	Amortized cost
Due from customers on acceptances	Amortized cost	41,715	—	—		—	41,715	Amortized cost
Insurance contracts liabilities	Amortized cost	10,514,504	—	—		—	10,514,504	Amortized cost
Accounts payable, provisions and other liabilities
Financial liabilities
Accounts payable related to derivative financial instruments
Held for trading, Note 11 (b)	Fair value through profit or loss	129,736	—	—		—	129,736	Fair value through profit or loss
Held as hedges, Note 11 (b)	Fair value through other comprehensive income	4,185	—	—		—	4,185	Fair value through other comprehensive income
Provision for indirect credits	Amortized cost	52,845	—	86,333	B	—	139,178	Amortized cost
Other liabilities	Amortized cost	972,658	—	—		—	972,658	Amortized cost
Non-financial liabilities	—	194,295	—	—		—	194,295	—
Deferred Income Tax liability, net	—	257	—	—		—	257	—

Total liabilities		54,557,590	—	86,333		—	54,643,923

	IAS 39			Adjustments for first adoption of IFRS 9				IFRS 9
	Category	Balance	Reclassifications	Expected credit loss		Others		Balance	Category
		S/(000)	S/(000)	S/(000)		S/(000)		S/(000)
Equity, net
Equity attributable to IFS’s shareholders:
Capital stock		963,446	—	—		—		963,446
Treasury stock		(467,200)	—	—		—		(467,200)
Capital surplus		268,077						268,077
Reserves		3,700,000	—	—		—		3,700,000
Unrealized results, net		(228,725)	—	(43,936	) C,D	17,891	A	(254,770)
Retained earnings		1,564,945	—	(57,271	) B,C,D,E	—		1,507,674

		5,800,543	—	(101,207)		17,891		5,717,227
Non-controlling interest		36,364	—	(709)		125		35,780

Total equity, net		5,836,907	—	(101,916)		18,016		5,753,007

Total liabilities and equity, net		60,394,497	—	(15,583)		18,016		60,396,930

A

In accordance with IAS 39, from 2015 to 2017, sovereign bonds of the Republic of Peru classified as available-for-sale investments were reclassified as held-to-maturity investments. According to IAS 39 requirements, the unrealized net loss of these instruments was transferred to profit or loss in the remaining term of reclassified bonds.

The balance of said cumulative unrealized net loss in the net equity as of January 1, 2018, amounted to S/18,016,000. As a result of the first adoption of IFRS 9, this amount was transferred as “Financial investments” thus increasing investments at amortized cost; see Note 4.4 (f.11) and 6(e).

B

It corresponds to the reconciliation of the provisions for credit loss according to IAS 39 and the provisions for contingent credits (letter of guarantee, collaterals, import and export letters of credit) according to IAS 37 “Provisions, Contingent Liabilities and Contingent Assets”, with the provisions for expected credit loss according to IFRS 9.

C	Recognition of expected credit losses under IFRS 9 for debt instruments at fair value through other comprehensive income (FVTOCI).

D	Effect of reclassification of available-for-sale investments (IAS 39) to investments at fair value through profit or loss (IFRS 9).

E	Corresponds to the impact of the adoption of IFRS 9 on the deferred Income Tax.

The impact of the transition to IFRS 9 on unrealized results and retained earnings is as follows:

Unrealized results and retained earnings
S/(000)
Unrealized results
Balance according to IAS 39 (as of December 31, 2017)	(228,725)
Impacts of the transition
Initial adjustment to the book value of investments at amortized cost	18,016
Recognition of expected credit losses under IFRS 9 for debt instruments at fair value through other comprehensive income (FVTOCI)	31,567
Effect of reclassification of available-for-sale investments to investments at fair value through profit or loss	(75,503)
Non-controlling interest	(125)

Total effects on unrealized results (i)	(26,045)

Initial balance under IFRS 9 (as of January 1, 2018)	(254,770)

Retained earnings
Balance according to IAS 39 (as of December 31, 2017)	1,564,945
Impacts of the transition
Effect of reclassification of available-for-sale investments at fair value through profit or loss	75,503
Recognition of expected credit losses under IFRS 9 for impairment of credit portfolio (direct and indirect) and debt instruments at fair value through other comprehensive income	(176,129)
Deferred Income Tax and non-controlling interest	43,355

Total effects on retained earnings (ii)	(57,271)

Initial balance under IFRS 9 (as of January 1, 2018)	1,507,674

Changes for the first adoption of IFRS 9 (i) + (ii)	(83,316)

Reconciliation of the provision for expected credit loss

The following table presents the reconciliation of provisions for credit losses under IAS 39 and for contingent loans (letters of guarantee, documentary credits for imports and exports) under IAS 37 “Provisions, Contingent Liabilities and Contingent Assets”, against provisions for expected credit loss under IFRS 9. Additional details are presented in Notes 6(c) and 7(d).

	As of December 31, 2017	Adjustment	As of January 1, 2018
	S/(000)	S/(000)	S/(000)
Provision for impairment
Loans and accounts receivable under IAS 39 (loan portfolio) / financial assets at amortized cost under IFRS 9 (loan portfolio)	1,202,118	58,229	1,260,347
Available-for-sale debt instruments under IAS 39 / Debt instruments at fair value through other comprehensive income under IFRS 9	9,273	31,567	40,840

	1,211,391	89,796	1,301,187

Contingent credits (letters of guarantee, documentary credits of import and export) IAS 37 / IFRS 9, see Note 11 (a)	52,845	86,333	139,178

	1,264,236	176,129	1,440,365

5.	Cash and due from banks and inter-bank funds

(a)	The detail of cash and due from banks is as follows:

	2018	2017
	S/(000)	S/(000)
Cash and clearing (b)	1,860,442	2,073,077
Deposits in BCRP (b)	3,639,927	5,878,534
Deposits in banks (c)	1,586,693	1,274,006
Accrued interest	6,817	1,807

	7,093,879	9,227,424
Restricted funds (d)	1,286,532	1,977,419

Total	8,380,411	11,204,843

(b)

In accordance with rules in force, Interbank is required to maintain a legal reserve in order to honor its obligations with the public. This reserve may be comprised of funds kept in Interbank and in the BCRP and is made up as follows:

	2018	2017
	S/(000)	S/(000)
Legal reserve
Deposits in BCRP	3,370,087	5,178,949
Cash in vaults	1,738,690	1,948,711

Subtotal legal reserve	5,108,777	7,127,660
Non-mandatory reserve
Overnight BCRP deposits	269,840	699,585
Cash and clearing	121,496	124,163

Subtotal non-mandatory reserve	391,336	823,748

Cash and due from banks not subject to legal reserve	256	203

Total	5,500,369	7,951,611

The legal reserve funds maintained in the BCRP are non-interest bearing, except for the part that exceeds the minimum reserve required that accrued interest at an annual rate established by the BCRP. As of December 31, 2018, the excess in foreign currency accrued interest in US Dollars at an annual average rate of 1.95 percent (0.37 percent as of December 31, 2017). During 2018 and 2017, Interbank did not maintain excess reserves in national currency.

In Management’s opinion, Interbank has complied with the requirements established by the rules in force related to the computation of the legal reserve.

(c)	Deposits in domestic banks and abroad are mainly in Soles and US Dollars, they are freely available and accrue interests at market rates.

(d)	The Group maintains restricted funds related to:

	2018	2017
	S/(000)	S/(000)
Repurchase agreements with BCRP (*)	1,189,454	1,882,244
Derivative financial instruments, Note 11(b)	92,456	90,093
Others	4,622	5,082

Total	1,286,532	1,977,419

(*)

As of December 31, 2018, correspond to deposits maintained in the BCRP which guarantee repurchase agreements amounting to S/1,156,825,000 including interests (guaranteed repurchase agreements amounting to S/1,890,962,000 including interests as of December 31, 2017); see Note 13(b).

Cash and cash equivalents presented in the consolidated statements of cash flows exclude the restricted funds and accrued interest; see Note 4.4(ah).

(e)	Inter-bank funds

These are loans made between financial institutions whose maturity, in general, is less than 30 days. As of December 31, 2018, accrue interest at an annual rate of 2.75 percent in national currency (rates between 3.25 percent and 3.30 percent in national currency, and 1.50 percent in foreign currency, as of December 31, 2017) and do not have specific guarantees.

6.	Financial investments

(a)	This caption is made up as follows, as of December 31, 2018 and 2017 is as follow:

	2018	2017
	S/(000)	S/(000)
Debt instruments measured at fair value through other comprehensive income (b)	13,143,526	—
Investments at fair value through profit or loss (d)	1,571,468	—
Investments at amortized cost / held-to-maturity investments (e)	1,843,944	1,221,250
Equity instruments measured at fair value through other comprehensive income (f)	845,317	—
Available-for-sale financial investments (g)	—	15,289,196
Trading securities	—	216,008

Total financial investments	17,404,255	16,726,454

Accrued income
Debt instruments measured at fair value through other comprehensive income (b)	185,067	—
Investments at amortized cost / held-to-maturity investments (e)	40,123	27,225
Available-for-sale financial investments (g)	—	170,464

Total	17,629,445	16,924,143

(b)	Following is the detail of debt instruments measured at fair value through other comprehensive income:

		Unrealized gross amount				Annual effective interest rates
	Amortized cost	Gains	Losses (c)	Estimated fair value	Maturity	S/		US$
	S/(000)	S/(000)	S/(000)	S/(000)		Min %	Max %	Min %	Max %
Corporate, leasing and subordinated bonds (*)	7,687,065	80,122	(286,043)	7,481,144	Jan-19 / Jan-114	2.01	9.58	2.80	8.90
Peruvian Sovereign Bonds	2,702,571	46,714	(65,955)	2,683,330	Aug-20 / Feb-55	2.37	8.19	—	—
Negotiable Certificates of Deposit issued by BCRP (**)	1,381,011	179	(711)	1,380,479	Jan-19 / Apr-20	2.73	3.05	—	—
Bonds guaranteed by the Peruvian Government	804,309	5,166	(14,477)	794,998	May-24 / Jul -34	4.10	6.01	4.97	8.81
Global Bonds of the Republic of Peru	332,311	1,439	(14,692)	319,058	Jul-25 / Feb-55	6.39	7.40	3.66	3.71
Global Bonds of the Republic of Colombia	271,482	—	(4,046)	267,436	Mar-19 / Sep-37	—	—	2.29	7.48
Global Bonds of the United Mexican States	105,749	—	(7,133)	98,616	Oct-23 / Sep-34	—	—	4.16	6.28
United States of America Treasury Bonds	83,888	—	(1,039)	82,849	Dec-20 / Oct-23	—	—	2.47	2.53
Global Bonds of the Republic of Chile	36,983	—	(1,367)	35,616	Feb-28	—	—	3.74	3.74

Total	13,405,369	133,620	(395,463)	13,143,526

Accrued interest				185,067

Total				13,328,593

(*)

As of December 31, 2018, Inteligo holds corporate bonds from different entities for approximately S/411,047,000, which guarantee loans with Credit Suisse First Boston and J. Safra Sarasin; see Notes 13(e) and (h).

(**)	As of December 31, 2018, Interbank holds certificates of deposit issued by the BCRP for approximately S/256,777,000, which guarantee loans with said entity; see Note 13(b).

(c)	The Group has determined that the unrealized losses on debt instruments as of December 31, 2018, not related to credit risk, are of temporary nature.

The Group, according to the business model applied to these debt instruments, has the capacity to maintain these investments for a sufficient period that allows the early recovery of the fair value, up to the maximum period for the early recovery or the due date.

On the other hand, the Group has recognized the losses related to the credit risk of the investments in the consolidated income statements as an impairment loss according to the policies on the estimation of the expected credit loss of the investments indicated in Note 4.4 (h).

As of December 31, 2018, the detail of the unrealized losses of the debt instruments classified as at fair value through other comprehensive income is as follows:

	2018
Issuer	Amortized cost	Unrealized gross gain	Unrealized gross loss	Maturity as of December 31, 2018	Risk rating as of December 31, 2018 (***)
	S/(000)	S/(000)	S/(000)
Peruvian Sovereign Bonds	2,702,571	46,714	(65,955)	2020 - 2055	A- (*)
Global Bonds of the Republic of Peru	332,311	1,439	(14,692)	2025 - 2055	BBB+ (*)
Global Bonds of the Republic of Colombia	271,482	—	(4,046)	2019 - 2037	BBB (*)
Global Bonds of the United Mexican States	105,749	—	(7,133)	2023 - 2034	BBB+ (*)
Bienes Raíces Uno Trust	183,572	—	(23,301)	2044	BBB (*)
Cencosud S.A.	191,388	—	(20,819)	2045	BBB- (*)
Corporación Financiera de Desarrollo S.A.	386,240	—	(19,238)	2019 - 2046	AA (**)
Mexichem SAB de CV	178,387	—	(18,048)	2042 - 2044	BBB- (*)
Banco de Crédito del Perú	222,072	—	(14,536)	2019 - 2023	AA+ (**)
Celulosa Arauco y Constitución S.A.	163,796	—	(12,295)	2047	BBB- (*)
PA Pacifico Trust	166,049	—	(12,280)	2035	BBB- (*)
Fermaca Enterprises S.R.L.	229,906	—	(11,778)	2038	BBB- (*)
Mexico City Airport Trust	94,948	—	(11,129)	2047	BBB (*)
Electricite de France S.A.	72,431	—	(8,673)	2114	A- (*)
Lima Metro Line 2 Finance Limited	149,512	—	(7,935)	2034	BBB (*)
Southern Perú Copper Coporation	220,634	—	(7,653)	2028 - 2042	BBB+ (*)
Goldman Sachs	63,129	—	(6,572)	2030 - 2042	BBB+ (*)
Falabella Perú S.A.A.	101,341	—	(6,474)	2028 - 2035	AA+ (**)
Celeo Redes Operación CL	94,252	—	(6,014)	2047	BBB (*)
Enel Distribución Perú S.A.A.	85,665	426	(5,864)	2025 - 2038	AAA (**)
México Generadora de Energía	72,009	—	(5,324)	2032	BBB (*)
Línea Amarilla S.A.C.	173,130	1,042	(4,998)	2037	AA (**)
H2Olmos S.A.	230,838	—	(4,793)	2025 - 2032	AA (**)
BBVA Continental	199,326	2,039	(4,737)	2022 - 2033	BBB+ (*)
PA Costera Trust	75,046	—	(4,716)	2034	BBB- (*)
Taboada Finance Ltda.	93,010	612	(4,694)	2029 - 2033	BBB+ (*)
Comisión Federal de Electricidad CFE.	35,007	—	(4,180)	2045	BBB+ (*)
Red de Energia del Perú	109,665	—	(4,111)	2026 - 2031	AAA (**)
Instruments with individual losses less than S/4 million	3,559,022	296	(73,475)

Total	10,562,488	52,568	(395,463)

(*)	Instrument rated abroad.
(**)	Instrument rated in Peru.
(***)	Corresponds to the instrument’s rating with the largest unrealized loss.

The analysis of changes in fair value and the corresponding expected credit loss is presented below:

	2018
Gross carrying amount of debt instruments measured at fair value through other comprehensive income	Stage 1	Stage 2	Stage 3	Total
	S/(000)	S/(000)	S/(000)	S/(000)
Beginning of year balances	13,182,318	444,418	—	13,626,736
New assets originated or purchased	4,629,335	—	—	4,629,335
Assets derecognized or matured (excluding write-offs)	(4,659,757)	(148,240)	—	(4,807,997)
Change in fair value	(508,133)	35,254	—	(472,879)
Transfers to Stage 1	—	—	—	—
Transfers to Stage 2	—	—	—	—
Transfers to Stage 3	—	—	—	—
Write offs	—	—	—	—
Foreign exchange effect	192,964	3,417	—	196,381

End of year balances	12,836,727	334,849	—	13,171,576

	2018
Movement of the allowance for expected credit losses for debt instruments measured at fair value through other comprehensive income	Stage 1	Stage 2	Stage 3	Total
	S/(000)	S/(000)	S/(000)	S/(000)
Expected credit loss under IFRS 9 at the beginning of the period	5,330	35,510	—	40,840
New assets originated or purchased	1,215	—	—	1,215
Assets derecognized or matured (excluding write-offs)	(324)	(13,139)	—	(13,463)
Transfers to Stage 1	—	—	—	—
Transfers to Stage 2	—	—	—	—
Transfers to Stage 3	—	—	—	—
Effect on the expected credit loss due to the change of the Stage during the year	—	—	—	—
Effect on the expected credit loss different to changes of the stage during the year (*)	181	(1,010)	—	(829)
Write offs	—	—	—	—
Recoveries	—	—	—	—
Foreign exchange effect	44	243	—	287

Expected credit loss under IFRS 9 at the end of the period	6,446	21,604	—	28,050

(*)	Corresponds mainly to the variation in the inputs used for calculating the expected credit losses different to changes in the stage during the year.

As a result of the assessment of the impairment of its debt instruments at fair value through other comprehensive income, the Group recorded a reversal of the impairment of S/13,077,000 during the year 2018, which was presented in the caption “Recovery (loss) due to impairment of financial investments” in the consolidated income statements. The movement of unrealized results of investments at fair value through other comprehensive, net of Income Tax and non-controlling interest, is presented in Notes 17(d) and (e).

(d)	The composition of financial instruments at fair value through profit or loss is as follows:

2018
S/(000)
Equity instruments
Local and foreign mutual funds and investment funds participations	1,144,771
BioPharma Credit PLC (j)	144,157
Royalty Pharma (l)	78,808
LendUp	23,720
ViaSat Inc.	21,705
Ishare Core MSCI Word UCIT	18,195
Other minors	72,046

Debt instruments
Corporate, leasing and subordinated bonds	42,625
Peruvian Sovereign Bonds	21,927
United States of America Treasury Bonds	3,514

Total	1,571,468

(e)

As of December 31, 2018 and 2017, the investments at amortized costs and held-to-maturity investments are totally comprised of Peruvian Sovereign Bonds for an amount of S/1,884,067,000 and S/1,248,475,000, respectively, including accrued interest. These investments present a low credit risk and the expected credit loss is insignificant.

As of December 31, 2018, these investments have maturity dates that range from August 2020 to August 2037, have accrued interests at an effective annual rate ranging from 4.05 percent and 6.33 percent, and its estimated fair value amounts to approximately S/1,856,325,000 (as of December 31, 2017, their maturity dates ranged from August 2020 to August 2037, accrued interests at an effective annual rate between 4.05 percent to 6.33 percent, and its estimated fair value amounts to approximately S/1,303,196,000).

In accordance with IAS 39, in force until December 31, 2017, Interbank reclassified from 2015 to 2017 Peruvian sovereign bonds from available-for-sale investments to held-to-maturity investments for S/487,385,000. Said instruments held an unrealized net loss in the net equity for S/24,690,000. According to IAS 39 requirements, the unrealized net loss of these instruments was transferred to profit and loss in their remaining maturity. Therefore, Interbank recorded in the income statements for the periods 2017 and 2016 a net loss of approximately S/2,608,000 and S/2,537,000, respectively; see Notes 17(d) and (e).

The balance of such cumulative unrealized net loss in the net equity as of December 31, 2017, amounted to S/18,016,000, which as part of the initial adoption of IFRS 9 by the Group was transferred to “Financial investments”, thereby increasing investments at amortized cost; see Note 4.7.

As of December 31, 2018 and 2017, Interbank holds loans with the BCRP that are guaranteed through the Peruvian Sovereign Bonds, which are classified as restricted, for approximately S/738,635,000 and S/362,644,000, respectively; see Note 13(b).

(f)	As of December 31, 2018, the composition of equity instruments measured at fair value through other comprehensive income is as follows:

2018
S/(000)
BioPharma Credit PLC (j)	261,484
InRetail Perú Corp (k)	228,122
Ferreycorp S.A.A.	78,528
Engie—Energía Perú S.A.	51,384
Ishares MSCI Chile—ETF	41,763
Ishare CORE S&P 500 ETF	28,723
Vanguard FTSE Emerging Market	25,702
Luz del Sur S.A.A.	23,727
Ishares MSCI ACW ETF	21,967
Gilead Sciences INC	18,988
Bolsa de Valores de Lima S.A.	15,737
Others below S/10 million	49,192

Total	845,317

(g)	The detail of the available-for-sale financial investments, of the debt instruments that form part of the available-for-sale investments as of December 31, 2017, is as follows:

		Unrealized gross amount				Annual effective interest rates
	Amortized cost	Gains	Losses	Estimated fair value	Maturity	S/		US$
	S/(000)	S/(000)	S/(000)	S/(000)		Min	Max	Min	Max
						%	%	%	%
Corporate, leasing and subordinated bonds	7,073,038	197,914	(48,087)	7,222,865	Jan 2018 / Jan 2114	1.00	14.00	1.66	15.15
Peruvian Sovereign Bonds	2,439,351	67,811	(16,071)	2,491,091	Feb 2018 / Feb 2055	2.00	8.09	—	—
Negotiable Certificates of Deposit issued by BCRP	1,933,640	2,328	(18)	1,935,950	Jan 2018 / Jun 2019	3.50	3.71	—	—
Mutual funds and investment funds participations	895,304	82,440	(21,427)	956,317	—	—	—	—	—
Bonds guaranteed by the Peruvian Government	857,344	15,883	(5,426)	867,801	May 2024 / Jul 2034	4.00	6.01	4.00	6.60
Global Bonds of the Republic of Peru	478,144	1,330	(2,274)	477,200	Jul 2025 / Nov 2050	—	—	2.47	4.20
Global Bonds of the Republic of Colombia	212,818	1,304	(1,509)	212,613	Mar 2019 / Sep 2037	—	—	1.99	5.00
Indexed Certificates of Deposit issued by BCRP	169,002	—	(1,598)	167,404	Feb 2018	—	—	0.00	0.00
Global Bonds of the United Mexican States	105,247	224	(375)	105,096	Dec 2019 / Sep 2034	—	—	2.00	4.00
United States of America Treasury Bonds	45,611	—	(355)	45,256	Jan 2018 / Nov 2024	—	—	1.09	2.31
Global Bonds of the Republic of Panama	35,295	120	(210)	35,205	Apr 2034 / Jan 2036	—	—	4.00	5.00
Certificates of deposits payable in US Dollars issued by BCRP	21,446	—	(1)	21,445	Jan 2018	3.30	3.30	—	—
Global Bonds of Canada	4,005	—	(31)	3,974	Jul 2023	—	—	3.00	3.00

Total	14,270,245	369,354	(97,382)	14,542,217

Listed shares
BioPharma Credit PLC (j)	280,601	11,359	—	291,960
InRetail Perú Corp. (k)	75,376	92,830	—	168,206
Energía del Sur	71,307	—	(7,167)	64,140
Other Peruvian and foreign entities	152,927	6,075	(6,475)	152,527

Non-listed shares and participations
Royalty Pharma (l)	60,766	7,774	—	68,540
Others	936	670	—	1,606

	641,913	118,708	(13,642)	746,979

	14,912,158	488,062	(111,024)	15,289,196

Accrued interest				170,464

Total				15,459,660

(h)

The Group determined that the unrealized losses as of December 31, 2017, were of temporary nature. The Group had the intention and capacity to hold each investment for a sufficient period that allows the early recovery of the fair value, up to the maximum period for the early recovery or the due date.

The Group, in accordance with IAS 39, considered the following criteria to determine whether a loss was temporary or not for capital investments (shares) and, when applicable, for mutual and investment funds:

•	The duration and magnitude at which the fair value was below cost;

•	The severity of the impairment;

•	The cause of the impairment, the financial condition and the short-term prospects of the issuer; and

•	The activity in the issuer’s market, which could indicate adverse credit conditions.

The Group, in accordance with IAS 39, considered the following criteria to determine whether a loss was temporary or not for debt instruments (fixed maturity):

•

For the assets in which it was probable that the Group would receive all the amounts owed in accordance with the contractual terms of the instrument (principal and interest), the identification of the instruments with credit impairment considered a series of factors, such as the nature of the instrument and the related guarantee, the amount of subordination or credit enhancement that supports the instrument, the credit rating and other evidence analysis of the probable cash flows of the instrument. If the recovery of all the amounts owed was not probable, it was considered that there was a “credit impairment” and the unrealized loss was recorded directly in the consolidated income statements. This unrealized loss recorded in the consolidated income statements represented the decrease in the fair value of the instrument generated as a result of the decrease in projected cash flows and the increase in market interest rates.

•

For financial instruments with unrealized losses but not identified as impaired, the Group determined whether it had the intention and ability to maintain each investment for a sufficient period to allow an early recovery of the fair value. The Group estimated the projected recovery period using current estimates of volatility in market interest rates (including liquidity and risk premiums). The Group’s assertion regarding its intention and ability to maintain said investments considered a number of factors, including a quantitative estimate of the expected recovery period and the duration of that period (which may be extended to maturity), the severity of the impairment and the strategy of the Group with respect to the identified security or portfolio. If the Group did not have the intention or capacity to hold the security for a sufficient period, the unrealized loss was recorded directly in the consolidated income statements.

(i)

As a result of the impairment assessment of its available-for-sale financial investments, the Group recorded an impairment loss of S/20,759,000 and S/28,323,000 during the years 2017 and 2016, respectively, which was presented in the caption “Recovery (loss) due to impairment of financial investments” in the consolidated income statements. The movement of the unrealized results of investments available for sale, net of deferred Income Tax and non-controlling interest, is presented in Notes 17(d) and (e). The following is a detail of the unrealized losses of debt instruments and mutual funds and investment funds participations classified as available-for-sale as of December 31, 2017:

	2017
Issuer	Amortized cost	Unrealized gross gain	Unrealized gross loss	Maturity as of December 31, 2017	Risk rating as of December 31, 2017 (***)
	S/(000)	S/(000)	S/(000)
Peruvian Sovereign Bonds	2,439,351	67,811	(16,071)	2018 - 2055	A-	(*)
Bonds guaranteed by the Peruvian Government	857,344	15,883	(5,426)	2024 - 2034	BBB+	(*)
Global Bonds of the Republic of Peru	478,144	1,330	(2,274)	2025 - 2050	BBB+	(*)
Banco de Crédito del Perú S.A.	180,064	420	(12,283)	2020 - 2069	BB-	(*)
Corporación Financiera de Desarrollo S.A.	376,004	8,416	(8,641)	2019 - 2046	AA+	(*)
H2Olmos S.A.	173,838	35	(3,951)	2018 - 2032	AA+	(**)
Fibra Uno	177,271	2,016	(3,329)	2044	BBB	(*)
Instruments with individual losses minor than S/3 million		107,900	(45,407)

		203,811	(97,382)

(*)	Instrument rated abroad.
(**)	Instrument rated in Peru.
(***)	Corresponds to the instrument’s rating with the largest unrealized loss.

(j)

The Group has investments in BioPharma Credit PLC, a public limited liability company dedicated to the biological sciences industry and which is quoted in the “Specialist Fund Segment” (segment designed for highly specialized investment entities, which focus on highly informed institutional investors or professional investors) of the London Stock Exchange.

As of December 31, 2018, the Group, through IFS and its Subsidiary Inteligo Bank, holds a total of 40,159,328 shares classified as investments at fair value through profit and loss. Additionally, through its Subsidiary Interseguro, the Group holds a total of 72,791,326 shares classified as investment at fair value through other comprehensive income. Combined, it holds 112,950,654 shares that represent 8.22 percent of the capital stock of the entity.

As of December 31, 2017, the Group, through its Subsidiaries Interseguro, Inteligo Bank and Seguros Sura, held a total of 85,957,350 shares, which represented 9.40 percent of the share capital of BioPharma Credit PLC, classified as available-for-sale investments.

(k)

As of December 31, 2018, the Group holds 2,396,920 shares, which represent 2.33 percent of the capital stock of InRetail Perú Corp. (a related entity), classified as equity instruments measured at fair value through other comprehensive income (2,473,621 shares, which represented 2.41 percent of the capital stock of InRetail Perú Corp., classified as available-for-sale investments as of December 31, 2017).

(l)

Corresponds to participations in RPI International Holding, which invests in a series of subordinated funds whose objective is to invest in Royalty Pharma Investments, an investment fund established under the laws of the Republic of Ireland and authorized by the Central Bank of Ireland. This investment fund is dedicated to buying medical and biotechnology patents. The holdings in RPI International Holding are not liquid and require authorization for trading.

As of December 31, 2018, the Group holds 152,251 participations in RPI International Holding classified as investments at fair value through profit or loss (152,251 participations classified as available-for-sale investments as of December 31, 2017).

During the years 2018, 2017 and 2016, the Group received dividends from these investments for approximately S/9,847,000, S/4,467,000 and S/22,097,000, respectively, which are included in the caption “Interest and similar income” in the consolidated income statements.

(m)

The following is the balance of investments at fair value through other comprehensive income (debt and equity instruments) and investments at amortized cost as of December 31, 2018 (available-for-sale and held-to-maturity financial investments as of December 31, 2017), classified by contractual maturity (without considering accrued interest):

	2018		2017
	Investments at fair value through other comprehensive income	Investments at amortized cost	Available-for- sale financial investments	Held-to-maturity investments
	S/(000)	S/(000)	S/(000)	S/(000)
Up to 3 months	763,539	—	1,592,653	—
From 3 months to 1 year	966,019	—	749,050	—
From 1 to 3 years	705,687	190,479	749,127	193,998
From 3 to 5 years	706,076	470,976	395,317	—
From 5 years onwards	10,002,205	1,182,489	10,099,753	1,027,252
Equity instruments (without maturity)	845,317	—	1,703,296	—

Total	13,988,843	1,843,944	15,289,196	1,221,250

(n)	Below are the debt instruments measured at fair value through other comprehensive income and at amortized cost according to the stages indicated by IFRS 9 as of December 31, 2018:

	2018
Debt instruments measured at fair value through other comprehensive income and at amortized cost (*)	Stage 1	Stage 2	Stage 3	Total
	S/(000)	S/(000)	S/(000)	S/(000)
Corporate, leasing and subordinated bonds	7,167,899	313,245	—	7,481,144
Peruvian Sovereign Bonds	4,527,274	—	—	4,527,274
Negotiable Certificates of Deposit issued by BCRP	1,380,479	—	—	1,380,479
Bonds guaranteed by the Peruvian Government	794,998	—	—	794,998
Global Bonds of the Republic of Peru	319,058	—	—	319,058
Global Bonds of the Republic of Colombia	267,436	—	—	267,436
Global Bonds of the United Mexican States	98,616	—	—	98,616
United States of America Treasury Bonds	82,849	—	—	82,849
Global Bonds of the Republic of Chile	35,616	—	—	35,616

Total	14,674,225	313,245	—	14,987,470

(*)	The amounts presented do not consider impairment.

7.	Loans, net

(a)	This caption is made up as follows:

	2018	2017
	S/(000)	S/(000)
Direct loans
Loans	25,569,152	21,833,083
Credit cards	4,881,404	3,798,746
Leasing	1,682,629	1,706,745
Discounted notes	494,953	547,857
Factoring	309,558	162,598
Advances and overdrafts	50,219	57,774
Refinanced loans	210,384	273,448
Past due and under legal collection loans	856,909	794,450

	34,055,208	29,174,701

Plus (minus)
Accrued interest from performing loans	318,250	286,543
Unearned interest and interest collected in advance	(47,737)	(54,958)
Impairment allowance for loans (d)	(1,364,804)	(1,202,118)

Total direct loans, net	32,960,917	28,204,168

Indirect loans, Note 19(a)	4,071,460	4,266,495

(b)	The classification of the direct loan portfolio is as follows:

	2018 (***)	2017
	S/(000)	S/(000)
Commercial loans (*)	16,032,068	13,545,195
Consumer loans	10,891,278	9,187,000
Mortgage loans (**)	6,407,479	5,756,403
Small and micro-business loans	724,383	686,103

Total	34,055,208	29,174,701

(*)

In 2018, Interbank acquired commercial loans from Bancolombia Panamá S.A., Bancolombia Puerto Rico Internacional Inc. and Itaú Corbanca NY Branch for approximately S/306,168,000, S/90,531,000 and S/198,000,000, respectively.

(**)	In October 2017, Interbank acquired a mortgage loan portfolio from Seguros Sura and Hipotecaria Sura for approximately S/217,776,000 and S/3,757,000, respectively.
(***)

For purposes of estimating the impairment loss in accordance with IFRS 9, the Group’s loan portfolio is segmented by homogeneous groups that share similar risk characteristics; the Group determined these 3 types of portfolios: Retail Banking (groups consumer and mortgage loans), Commercial Banking (groups commercial loans) and Small Business Banking (group loans to small and micro-business).

(c)	The following table shows the credit quality and maximum exposure to credit risk based on the Group’s internal credit rating as of December 31, 2018. The amounts presented do not consider impairment:

	2018
Direct loans, see (c.1)	Stage 1	Stage 2	Stage 3	Total
	S/(000)	S/(000)	S/(000)	S/(000)
Not impaired
High grade	25,062,456	372,197	—	25,434,653
Standard grade	3,853,640	849,073	—	4,702,713
Sub-standard grade	417,701	845,995	—	1,263,696
Past due but not impaired	1,048,378	791,096	—	1,839,474

Impaired
Individually impaired	—	—	7,349	7,349
Collectively impaired	—	—	807,323	807,323

Total direct loans	30,382,175	2,858,361	814,672	34,055,208

	2018
Contingent Credits: Guarantees and stand by letters, import and export letters of credit (substantially all indirect loans correspond to commercial loans)	Stage 1	Stage 2	Stage 3	Total
	S/(000)	S/(000)	S/(000)	S/(000)
Not impaired
High grade	3,256,280	223,735	—	3,480,015
Standard grade	211,784	110,420	—	322,204
Sub-standard grade	33,472	192,699	—	226,171
Past due but not impaired	—	—	—	—

Impaired
Individually impaired	—	—	35,738	35,738
Collectively impaired	—	—	7,332	7,332

Total indirect loans	3,501,536	526,854	43,070	4,071,460

(c.1)	The following tables present the credit quality and maximum exposure to credit risk for each classification of the direct loan portfolio:

	2018
Commercial loans	Stage 1	Stage 2	Stage 3	Total
	S/(000)	S/(000)	S/(000)	S/(000)
Not impaired
High grade	12,088,746	106,480	—	12,195,226
Standard grade	2,305,607	125,090	—	2,430,697
Sub-standard grade	226,849	124,051	—	350,900
Past due but not impaired	714,034	134,730	—	848,764

Impaired
Individually impaired	—	—	7,349	7,349
Collectively impaired	—	—	199,132	199,132

Total commercial loans	15,335,236	490,351	206,481	16,032,068

	2018
Consumer loans	Stage 1	Stage 2	Stage 3	Total
	S/(000)	S/(000)	S/(000)	S/(000)
Not impaired
High grade	7,481,529	223,261	—	7,704,790
Standard grade	980,918	643,553	—	1,624,471
Sub-standard grade	163,050	534,181	—	697,231
Past due but not impaired	97,943	442,380	—	540,323

Impaired
Individually impaired	—	—	—	—
Collectively impaired	—	—	324,463	324,463

Total consumer loans	8,723,440	1,843,375	324,463	10,891,278

	2018
Mortgage loans	Stage 1	Stage 2	Stage 3	Total
	S/(000)	S/(000)	S/(000)	S/(000)
Not impaired
High grade	5,003,914	22,297	—	5,026,211
Standard grade	478,576	56,958	—	535,534
Sub-standard grade	22,575	170,556	—	193,131
Past due but not impaired	224,588	188,839	—	413,427

Impaired
Individually impaired	—	—	—	—
Collectively impaired	—	—	239,176	239,176

Total mortgage loans	5,729,653	438,650	239,176	6,407,479

	2018
Small and micro-business loans	Stage 1	Stage 2	Stage 3	Total
	S/(000)	S/(000)	S/(000)	S/(000)
Not impaired
High grade	488,267	20,159	—	508,426
Standard grade	88,539	23,472	—	112,011
Sub-standard grade	5,227	17,207	—	22,434
Past due but not impaired	11,813	25,147	—	36,960

Impaired
Individually impaired	—	—	—	—
Collectively impaired	—	—	44,552	44,552

Total small and micro-business loans	593,846	85,985	44,552	724,383

(d)	The balances of the direct and indirect loan portfolio and the movement of the respective allowance for expected credit loss, calculated according to IFRS 9, is as follows:

(d.1)	Direct loans

	2018
Gross carrying amount of direct loans	Stage 1	Stage 2	Stage 3	Total
	S/(000)	S/(000)	S/(000)	S/(000)
Beginning of year balances	25,492,417	2,941,897	740,387	29,174,701
New assets originated or purchased	16,526,772	—	—	16,526,772
Assets derecognized or repaid (excluding write offs)	(9,417,223)	(918,338)	(71,826)	(10,407,387)
Transfers to Stage 1	660,625	(659,573)	(1,052)	—
Transfers to Stage 2	(2,142,391)	2,178,029	(35,638)	—
Transfers to Stage 3	(402,281)	(508,498)	910,779	—
Write offs (***)	—	—	(791,107)	(791,107)
Others (*)	(630,465)	(197,590)	50,625	(777,430)
Foreign exchange effect	294,721	22,434	12,504	329,659

End of year balances	30,382,175	2,858,361	814,672	34,055,208

	2018
Changes in the allowance for expected credit losses for direct loans, see (d.1.1)	Stage 1	Stage 2	Stage 3	Total
	S/(000)	S/(000)	S/(000)	S/(000)
Expected credit loss under IFRS 9 at the beginning of year balances	329,161	477,616	453,570	1,260,347

Impact of the expected credit loss in the consolidated income statements— New assets originated or purchased	366,155	—	—	366,155
Assets derecognized or repaid (excluding write offs)	(84,229)	(77,827)	(36,833)	(198,889)
Transfers to Stage 1	86,656	(85,814)	(842)	—
Transfers to Stage 2	(165,351)	181,679	(16,328)	—
Transfers to Stage 3	(62,418)	(155,034)	217,452	—
Impact on the expected credit loss for credits that change stage in the year	(72,574)	147,616	511,285	586,327
Others (**)	(3,598)	(28,858)	18,086	(14,370)

	64,641	(18,238)	692,820	739,223
Write offs (***)	—	—	(791,107)	(791,107)
Recovery of written-off loans	—	—	145,586	145,586
Foreign exchange effect	999	3,371	6,385	10,755

Expected credit loss under IFRS 9 at the end of year balances	394,801	462,749	507,254	1,364,804

(d.1.1)	The following tables present the changes in the allowance for expected credit losses for direct loans for each classification of the direct loan portfolio:

Changes in the allowance for expected credit losses for direct loans—Commercial

	2018
	Stage 1	Stage 2	Stage 3	Total
	S/(000)	S/(000)	S/(000)	S/(000)
Expected credit loss under IFRS 9 at the beginning of year balances	48,699	28,437	75,335	152,471

Impact of the expected credit loss in the consolidated income statements— New assets originated or purchased	72,297	—	—	72,297
Assets derecognized or repaid (excluding write offs)	(28,714)	(10,828)	(10,812)	(50,354)
Transfers to Stage 1	3,542	(3,542)	—	—
Transfers to Stage 2	(13,919)	15,308	(1,389)	—
Transfers to Stage 3	(13,744)	(3,873)	17,617	—
Impact on the expected credit loss for credits that change stage in the year	(2,937)	4,748	38,308	40,119
Others (**)	2,703	(3,366)	11,498	10,835

	19,228	(1,553)	55,222	72,897
Write offs (***)	—	—	(34,355)	(34,355)
Recovery of written-off loans	—	—	1,163	1,163
Foreign exchange effect	778	513	746	2,037

Expected credit loss under IFRS 9 at the end of year balances	68,705	27,397	98,111	194,213

Changes in the allowance for expected credit losses for direct loans—Consumer

	2018
	Stage 1	Stage 2	Stage 3	Total
	S/(000)	S/(000)	S/(000)	S/(000)
Expected credit loss under IFRS 9 at the beginning of year balances	262,829	408,167	275,650	946,646

Impact of the expected credit loss in the consolidated income statements— New assets originated or purchased	276,193	—	—	276,193
Assets derecognized or repaid (excluding write offs)	(51,040)	(62,795)	(15,165)	(129,000)
Transfers to Stage 1	73,436	(72,594)	(842)	—
Transfers to Stage 2	(145,196)	149,864	(4,668)	—
Transfers to Stage 3	(47,111)	(138,483)	185,594	—
Impact on the expected credit loss for credits that change stage in the year	(60,980)	136,396	407,614	483,030
Others (**)	(4,295)	(24,826)	3,239	(25,882)

	41,007	(12,438)	575,772	604,341
Write offs (***)	—	—	(710,980)	(710,980)
Recovery of written-off loans	—	—	140,049	140,049
Foreign exchange effect	117	2,624	4,154	6,895

Expected credit loss under IFRS 9 at the end of year balances	303,953	398,353	284,645	986,951

Changes in the allowance for expected credit losses for direct loans—Mortgage

	2018
	Stage 1	Stage 2	Stage 3	Total
	S/(000)	S/(000)	S/(000)	S/(000)
Expected credit loss under IFRS 9 at the beginning of year balances	8,368	24,742	71,977	105,087

Impact of the expected credit loss in the consolidated income statements— New assets originated or purchased	2,035	—	—	2,035
Assets derecognized or repaid (excluding write offs)	(1,292)	(1,795)	(8,770)	(11,857)
Transfers to Stage 1	7,839	(7,839)	—	—
Transfers to Stage 2	(1,117)	11,388	(10,271)	—
Transfers to Stage 3	(231)	(5,084)	5,315	—
Impact on the expected credit loss for credits that change stage in the year	(7,248)	440	30,230	23,422
Others (**)	20	(1,917)	(1,135)	(3,032)

	6	(4,807)	15,369	10,568
Write offs (***)	—	—	(2,689)	(2,689)
Recovery of written-off loans	—	—	—	—
Foreign exchange effect	54	207	1,383	1,644

Expected credit loss under IFRS 9 at the end of year balances	8,428	20,142	86,040	114,610

Changes in the allowance for expected credit losses for direct loans—Small and micro-business

	2018
	Stage 1	Stage 2	Stage 3	Total
	S/(000)	S/(000)	S/(000)	S/(000)
Expected credit loss under IFRS 9 at the beginning of year balances	9,265	16,270	30,608	56,143

Impact of the expected credit loss in the consolidated income statements— New assets originated or purchased	15,630	—	—	15,630
Assets derecognized or repaid (excluding write offs)	(3,183)	(2,409)	(2,086)	(7,678)
Transfers to Stage 1	1,839	(1,839)	—	—
Transfers to Stage 2	(5,119)	5,119	—	—
Transfers to Stage 3	(1,332)	(7,594)	8,926	—
Impact on the expected credit loss for credits that change stage in the year	(1,409)	6,032	35,133	39,756
Others (**)	(2,026)	1,251	4,484	3,709

	4,400	560	46,457	51,417
Write offs (***)	—	—	(43,083)	(43,083)
Recovery of written-off loans	—	—	4,374	4,374
Foreign exchange effect	50	27	102	179

Expected credit loss under IFRS 9 at the end of year balances	13,715	16,857	38,458	69,030

(d.2)	Indirect loans (substantially all indirect loans correspond to commercial loans)

	2018
Gross carrying amount of contingent credits, guarantees and stand-by letters, import and export letters of credit	Stage 1	Stage 2	Stage 3	Total
	S/(000)	S/(000)	S/(000)	S/(000)
Beginning of year balances	3,763,245	470,231	33,019	4,266,495
New assets originated or purchased	1,599,629	—	—	1,599,629
Assets derecognized or repaid	(1,532,320)	(224,143)	(22,846)	(1,779,309)
Transfers to Stage 1	27,937	(27,937)	—	—
Transfers to Stage 2	(378,387)	382,098	(3,711)	—
Transfers to Stage 3	(34)	(50,348)	50,382	—
Others (*)	(48,421)	(30,765)	(13,993)	(93,179)
Foreign exchange effect	69,887	7,718	219	77,824

End of year balances	3,501,536	526,854	43,070	4,071,460

	2018
Changes in the allowance for expected credit losses for contingent credits, guarantees and stand-by letters, import and export letters of credit	Stage 1	Stage 2	Stage 3	Total
	S(000)	S(000)	S(000)	S(000)
Expected credit loss under IFRS 9 at beginning of year balances	46,890	77,299	14,989	139,178

Impact of the expected credit loss in the consolidated income statements—
New assets originated or purchased	12,138	—	—	12,138
Assets derecognized or repaid	(8,925)	(34,620)	(10,245)	(53,790)
Transfers to Stage 1	1,177	(1,177)	—	—
Transfers to Stage 2	(7,004)	8,753	(1,749)	—
Transfers to Stage 3	(12)	(25,039)	25,051	—
Impact on the expected credit loss for credits that change stage in the year	(838)	3,519	(5,690)	(3,009)
Others (**)	(24,607)	(9,972)	89	(34,490)

	(28,071)	(58,536)	7,456	(79,151)
Foreign exchange effect and others (****)	1,010	990	24	2,024

Expected credit loss under IFRS 9 at the end of year balances, Note 11(b)	19,829	19,753	22,469	62,051

(*)

Corresponds mainly to: (i) the variation between the amortized cost of the loan at the beginning of year and its amortized cost at the end of period (partial amortizations that did not represent a reduction or cancellation of the loan), and (ii) the execution of contingent loans (conversion of indirect debt into direct debt).

(**)

Corresponds mainly to: (i) the variation between the amortized cost of the loan at the beginning of year and its amortized cost at the end of year (variation in the provision recorded for partial amortizations that did not represent a reduction or cancellation of the loan), (ii) variations in credit risk that did not generate transfers to other stages; and (iii) the execution of contingent loans (conversion of indirect debt into direct debt).

(***)

The Group writes off financial assets that are still subject to collection activities. In this regard, the Group seeks to recover the amounts legally owed in full, but have been written off because there is no reasonable expectation of recovery.

(****)	Corresponds mainly to the effect of the exchange rate and the variation of the value of money over time.

(e)	The movement of the provision for impairment of the loan portfolio (direct and indirect) in accordance with IAS 39 for the years 2017 and 2016, is as follows:

	2017
	Commercial	Consumer and mortgage	Small and micro- business	Total
	S/(000)	S/(000)	S/(000)	S/(000)
Beginning of year balances	221,134	912,424	57,200	1,190,758
Provision	47,325	752,629	27,981	827,935
Recovery of written-off loans	187	123,226	4,723	128,136
Written-off portfolio and sales	(19,772)	(811,758)	(26,174)	(857,704)
Translation result and others	(5,759)	(28,104)	(299)	(34,162)

End of year balances (*)	243,115	948,417	63,431	1,254,963

	2016
	Commercial	Consumer and mortgage	Small and micro- business	Total
	S/(000)	S/(000)	S/(000)	S/(000)
Beginning of year balances	197,167	817,734	50,291	1,065,192
Provision	46,343	715,882	21,420	783,645
Recovery of written-off loans	527	115,108	3,429	119,064
Written-off portfolio and sales	(14,116)	(734,395)	(23,519)	(772,030)
Translation result and others	(8,787)	(1,905)	5,579	(5,113)

End of year balances (*)	221,134	912,424	57,200	1,190,758

(*)

The allowance for loan losses includes the allowance for direct and indirect loans amounting to S/1,202,118,000 and S/52,845,000, respectively, as of December 31, 2017 (S/1,166,782,000 and S/23,976,000, respectively, as of December 31, 2016). The allowance for loan losses for indirect loans is presented in the “Accounts payable, provisions and other liabilities” caption of the consolidated statements of financial position; see Note 11(a).

(f)

In Management’s opinion, the allowance for loan losses recorded as of December 31, 2018 and 2017, has been established in accordance with IFRS 9 and IAS 39, respectively; and it is sufficient to cover incurred losses on the loan portfolio.

(g)	Interest rates on loans are freely determined based on the rates prevailing in the market.

(h)	Interest income from loans classified in Stage 3 is calculated through the effective interest rate adjusted for credit quality at amortized cost.

(i)	The refinanced loans during the 2018 period amounted to approximately S/115,669,000, which had no significant effect on the consolidated income statements.

(j)

The table below presents the direct loan portfolio without including accrued interest and interest to be accrued and collected in advance as of December 31, 2018 and 2017, classified by maturity dates:

	2018	2017
	S/(000)	S/(000)
Outstanding
Up to 1 month	3,084,717	2,658,985
From 1 to 3 months	4,092,882	3,584,372
From 3 months to 1 year	7,546,896	6,074,474
From 1 to 5 years	13,950,227	10,707,514
Over 5 years	4,523,577	5,354,906

	33,198,299	28,380,251
Past due and under legal collection loans, see (j.1)
Up to 4 months	184,587	171,189
Over 4 months	297,146	280,238
Under legal collection	375,176	343,023

	34,055,208	29,174,701

(j.1)	The following tables present the past due and under legal collection loans for each classification of the direct loan portfolio:

	2018	2017
	S/(000)	S/(000)
Past due and under legal collection loans—Commercial loans
Up to 4 months	25,848	22,380
Over 4 months	63,804	53,148
Under legal collection	120,902	105,251

	210,554	180,779

	2018	2017
	S/(000)	S/(000)
Past due and under legal collection loans—Consumer loans
Up to 4 months	106,366	111,587
Over 4 months	144,175	160,244
Under legal collection	89,322	77,772

	339,863	349,603

	2018	2017
	S/(000)	S/(000)
Past due and under legal collection loans—Mortgage loans
Up to 4 months	38,912	24,476
Over 4 months	76,452	59,815
Under legal collection	137,008	131,702

	252,372	215,993

	2018	2017
	S/(000)	S/(000)
Past due and under legal collection loans—Small and micro-business loans
Up to 4 months	13,461	12,746
Over 4 months	12,715	7,031
Under legal collection	27,944	28,298

	54,120	48,075

See credit risk analysis in Note 31.1.

(k)

Part of the loan portfolio is collateralized with guarantees received from clients, which mainly consist of mortgages, trust assignments, financial instruments as well as industrial commercial pledges.

8.	Investment property

(a)	This caption is made up as follows:

	2018	2017	Acquisition or construction year	Hierarchy level (i)	Valuation methodology (f) 2018/2017
	S/(000)	S/(000)
Land
San Isidro—Lima	249,377	240,715	2009	Level 3	Appraisal
Miraflores—Lima	70,800	72,421	2017	Level 3	Appraisal
San Martín de Porres—Lima	64,501	63,299	2015	Level 3	Appraisal
Piura	50,708	40,142	2008	Level 3	Appraisal
Sullana	16,491	25,419	2012	Level 3	Appraisal
Santa Clara—Lima	10,342	9,937	2017	Level 3	Appraisal
Chimbote	7,421	9,399	2015	Level 3	Appraisal
Lurin (e)	4,032	5,322	2008	Level 3	Appraisal
Yanahuara—Arequipa (e)	—	26,323	2017	Level 3	Appraisal
Others	11,672	10,142	—	Level 3	Appraisal

	485,344	503,119

Completed investment property—“Real Plaza” Shopping Malls
Talara	41,337	37,932	2015	Level 3	DCF
Pucallpa (e)	—	190,676	2014	Level 3	DCF (2018) / appraisal (2017)

	41,337	228,608

Buildings
Orquídeas—San Isidro—Lima	144,645	116,317	2017	Level 3	DCF
Ate Vitarte—Lima	67,894	57,781	2006	Level 3	DCF
Chorrillos—Lima	51,552	24,798	2017	Level 3	DCF
Maestro—Huancayo	32,901	30,510	2017	Level 3	DCF
Cusco	28,472	23,794	2017	Level 3	DCF
Panorama—Lima	20,437	20,653	2016	Level 3	DCF
Pardo y Aliaga—Lima, Note 4.4(p)	19,164	3,310	2008	Level 3	DCF / appraisal
Trujillo	16,270	15,369	2016	Level 3	DCF
Cercado de Lima—Lima	12,929	11,577	2017	Level 3	DCF
Orquídeas—San Isidro—Lima, Note 4.4(p)	—	16,913	2017	Level 3	DCF
Others, Note 4.4(p)	24,100	26,971	2017	Level 3	DCF / appraisal

	418,364	347,993

Built on leased land
San Juan de Lurigancho—Lima	41,493	37,726	2017	Level 3	DCF
Others (e)	—	1,162	—	Level 3	DCF

	41,493	38,888

Total	986,538	1,118,608

DCF:	Discounted cash flow
(i)	During 2018 and 2017, there were no transfers between levels of hierarchy.
(ii)	As of December 31, 2018 and 2017, there are no liens on investment property.

(b)	The net gain on investment properties as of December 31, 2018, 2017 and 2016, consists of the following:

	2018	2017	2016
	S/(000)	S/(000)	S/(000)
Gain (loss) on valuation of investment property	47,765	(1,878)	(1,380)
Income for rental of investment property	32,878	27,284	21,849
Gain on sale of investment property (e)	4,655	—	2,655

Total	85,298	25,406	23,124

(c)	The movement of investment property for the years ended December 31, 2018, 2017 and 2016, is as follows:

	2018	2017	2016
	S/(000)	S/(000)	S/(000)
Beginning of year balances	1,118,608	745,185	713,262
Acquisition of Seguros Sura, Note 2	—	251,212	—
Additions (d)	55,795	124,089	56,833
Sales (e)	(226,091)	—	(23,530)
Valuation gain (loss)	47,765	(1,878)	(1,380)
Net transfers, Note 4.4(p)	(9,539)	—	—

End of year balances	986,538	1,118,608	745,185

(d)	In 2018, the main additions are outlays related to the construction of the “Orquídeas” (San Isidro—Lima) and “Chorrillos” (Lima) buildings.

During 2017, main additions correspond to the acquisition of a percentage of a land lot located in Miraflores, Lima (called “Cuartel San Martin”), for approximately S/48,600,000 from a related entity; also, a building located in Chorrillos, Lima, for approximately S/26,550,000, acquired from an unrelated entity and another building located in Cusco for approximately S/22,515,000 acquired from a related entity. The latter two amounts include subsequent disbursements related to the construction of said buildings.

During 2016, main additions correspond to the acquisition from unrelated parties of a land lot in Talara, a building in Trujillo and the “Panorama” building located in Lima.

(e)

In January 2018, Interseguro sold, in cash and at market value, the Real Plaza Pucallpa shopping center, a parcel located in Lurín and a building through a surface rights agreement to related entities. Likewise, in October 2018, Interseguro sold, in cash and at market value, a parcel located in Arequipa to a related entity. For these sales, Interseguro reported a net profit of about S/4,655,000.

In May 2016, Interseguro sold, in cash and at fair value, the land lot located in Lurín, to a related entity, recognizing a gain amounting to approximately S/2,655,000.

(f)	Fair value measurement—Investment property and investment property under construction

Valuation techniques

The discounted cash flow (DCF) method is used for completed shopping malls, buildings and investment property built on land leases and own lands.

This method involves the projection of a series of periodic cash flows at present value through a discount rate. The periodic calculation of the cash flows is normally determined as rental income net of operating expenses. The series of periodic net operating income, together with an estimation of the terminal value (which uses the traditional valuation method) at the end of the projection period, is discounted at present value. The sum of the net current values is equal to the investment property’s fair value.

The fair value of land is determined based on the value assigned by an external appraiser. The external appraiser uses the market comparable method; under this method a property’s fair value is estimated based on comparable transactions. The unit of comparison applied by the Group is the price per square meter. The following shows the minimum ranges, maximum ranges and the average price for the land:

	Minimum range	Maximum range	Average
	US$ per m2	US$ per m2	US$ per m2
San Isidro—Lima	4,750	7,000	6,288
Miraflores—Lima	2,011	2,960	2,440
San Martin de Porres—Lima	606	748	683
Other minors	—	—	228

Main assumptions

A brief description of the assumptions considered in the determination of cash flows as of December 31, 2018 and 2017, is presented below:

•	ERV (Estimated Rental Value)

Corresponds to the Estimated Rental Value, which is the rent at which the space could be leased under the market conditions prevailing at the date of valuation.

•	Long-term inflation

It is the increase of the general level of prices expected in Peru for the long term.

•	Long-term occupancy rate

It is the expected occupancy level of lessees in the leased properties.

•	Average growth rate of rental income

It is the rate that expresses the rental income growth and includes growth factors of the industry, inflation rates, stable exchange rate, per capita income and increasing expenses.

•	Average Net Operating Income (NOI) margin

It is projected from the rental income from leasable areas, by property and marketing income, minus costs related to administration fees, other administrative expenses, insurance, taxes and other expenses.

•	Discount rate

It reflects the current market risk and the uncertainty associated to obtaining cash flows.

The main assumptions used in the valuation and estimation of the market value of investment property are detailed below:

	US$ / Percentage
	2018		2017
Average ERV	US$	59.1	US$	66.2
Long-term inflation		2.6%		2.5%
Long-term occupancy rate		98.9%		95.0%
Average growth rate of rental income		2.6%		3.3%
Average NOI margin		95.3%		94.2%
Discount rate		9.0%		9.0%

Sensitivity analysis

The sensitivity analysis on the valuation of investment property, against changes in factors deemed relevant by Management, is presented below:

		2018	2017
		S/(000)	S/(000)
Average growth rate of rental income (basis)
Increase	+0.25%	14,836	15,608
Decrease	-0.25%	(13,964)	(14,486)
Long-term inflation (basis)
Increase	+0.25%	14,081	15,127
Decrease	-0.25%	(12,949)	(14,018)
Discount rate (basis)
Increase	+0.5%	(36,422)	(41,218)
Decrease	-0.5%	42,485	47,817

A significant increase (decrease) in the price per square meter of the land lots could result in a significantly higher (lower) fair value measurement.

(g)	The amounts of future minimum fixed rental income of the Group’s investment property are as follows:

Year	2018	2017
	S/(000)	S/(000)
Within 1 year	34,753	44,004
After 1 year but not more than 5 years	138,016	230,397
Over 5 years	657,485	1,142,181

Total	830,254	1,416,582

The minimum rental income is computed considering a period between 20 and 25 years, the decrease compared to December 31, 2017, is mainly due to the sale of the “Real Plaza” Shopping Center in Pucallpa.

9.	Property, furniture and equipment, net

(a)	The movement of property, furniture and equipment and cumulative depreciation for the years ended December 31, 2018, 2017 and 2016, is as follows:

Description	Land	Buildings, facilities and leasehold improvements	Furniture and equipment	Vehicles	In-transit equipment and work-in-progress	Total 2018	Total 2017	Total 2016
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Cost
Balance as of January 1	179,354	502,546	580,371	1,170	50,113	1,313,554	1,252,023	1,202,180
Acquisition of Seguros Sura and Hipotecaria Sura, Note 2	—	—	—	—	—	—	8,201	—
Additions	—	9,712	38,035	392	24,570	72,709	84,685	79,835
Transfers	—	11,446	18,857	—	(30,303)	—	—	—
Transfer (to) from investment property, Note 4.4(p)	8,739	(6,488)	—	—	—	2,251	—	—
Disposals, write-offs and others (d)	—	(5,308)	(30,460)	(142)	(5)	(35,915)	(31,355)	(29,992)

Balance as of December 31	188,093	511,908	606,803	1,420	44,375	1,352,599	1,313,554	1,252,023

Cumulative depreciation
Balance as of January 1	—	(276,813)	(423,161)	(941)	—	(700,915)	(662,203)	(623,022)
Depreciation of the year	—	(18,241)	(52,907)	(96)	—	(71,244)	(68,177)	(65,840)
Transfer (to) from investment property, Note 4.4(p)	—	7,288	—	—	—	7,288	—	—
Disposals, write-offs and others (d)	—	4,648	30,015	134	—	34,797	29,465	26,659

Balance as of December 31	—	(283,118)	(446,053)	(903)	—	(730,074)	(700,915)	(662,203)

Net book value	188,093	228,790	160,750	517	44,375	622,525	612,639	589,820

(b)	Financial entities in Peru are prohibited from pledging their fixed assets.

(c)

Management periodically reviews the residual values, useful life and the depreciation method to ensure they are consistent with the economic benefits and life expectation of property, furniture and equipment. In Management’s opinion, there is no evidence of impairment in property, furniture and equipment as of December 31, 2018, and 2017.

(d)	During 2018 and 2017, corresponded mainly to write-offs performed on fully depreciated assets.

10.	Intangible assets and goodwill, net

(a)	Intangible assets

The movement of intangible assets and cumulative amortization for the years ended December 31, 2018, 2017 and 2016, is as follows:

	2018						2017	2016
Description	Software	In-transit- software	Present value of acquired in-force business (PVIF)	Other intangible assets	Goodwill	Total	Total	Total
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Cost
Balance as of January 1 (Note 4.2.1(ii) Restated)	560,964	131,099	137,900	25,364	432,879	1,288,206	557,329	425,237
Acquisition of Seguros Sura and Hipotecaria Sura, Note 2	—	—	—	—	—	—	571,305	—
Additions and transfers	25,517	96,230	—	6,181	—	127,928	160,515	132,579
Disposals and write-offs	(256)	—	—	(1,266)	—	(1,522)	(943)	(487)
Transfers	95,625	(95,625)	—	—	—	—	—	—

Balance as of December 31	681,850	131,704	137,900	30,279	432,879	1,414,612	1,288,206	557,329

Cumulative amortization
Balance as of January 1	(352,365)	—	(4,807)	(9,440)	—	(366,612)	(289,928)	(225,876)
Amortization of the year	(79,467)	—	(11,281)	(2,706)	—	(93,454)	(76,985)	(64,278)
Disposals and write-offs	—	—	—	—	—	—	301	226

Balance as of December 31	(431,832)	—	(16,088)	(12,146)	—	(460,066)	(366,612)	(289,928)

Net book value	250,018	131,704	121,812	18,133	432,879	954,546	921,594	267,401

Management assesses periodically the amortization method used with the purpose of ensuring that it is consistent with the economic benefit of the intangible assets. In Management’s opinion, there is no evidence of impairment in the Group’s intangible assets as of December 31, 2018, 2017 and 2016.

(b)	Goodwill

The goodwill recorded by the Group (see Note 2), comes from the purchase of Seguros Sura and, considering that this entity merged with Interseguro, it was allocated to the resulting CGU (Cash-generating units).

The recoverable amount for the CGU was determined based on the income approach, specifically the dividend discount model.

As of December 31, 2018, the key assumptions used for the calculation of fair value are:

•	Perpetuity growth rate: 4.5%.

•	Discount rate: 12.0%.

10-year cash flows and a perpetuity estimate were included in the dividend discount model. The estimated growth rates are based on the historical performance and the expectations of Management over the development of the market. Long-term perpetuity growth rate was determined based on reports from the sector.

The discount rate represents the assessment of the CGU specific risks. The discount rate was established considering the Company’s capital structure, the cost of capital coming from the benefits that the Group’s investors expect to obtain, from the specific risk incorporated by applying comparable individual beta factors adapted to the CGU’s debt structure and from the country and market specific risk premiums for the CGU. Beta factors are assessed on an annual basis using available market information.

The key assumptions above can change if the market conditions and the economy change. As of December 31, 2018, the Group estimates that the reasonableness of possible changes in these assumptions would not make the recoverable amount of all the CGUs decrease to an amount lower than its book value.

11.	Accounts receivable and other assets, net; accounts payable, provisions and other liabilities

(a)	These captions are comprised of the following:

	2018	2017
	S/(000)	S/(000)
Accounts receivable and other assets
Financial instruments
Other accounts receivable, net	440,531	239,671
Accounts receivable from sale of investments (c)	367,902	60,892
Accounts receivable related to derivative financial instruments (b)	185,376	92,820
Assets for technical reserves for claims and premiums by reinsurers	147,891	124,441
Operations in process (d)	54,428	67,783
Insurance operations receivables, net	42,795	27,200
Accounts receivable from reinsurers and coinsurers	39,875	36,427
Credit card commissions receivable	13,237	14,551

Total	1,292,035	663,785

Non-financial instruments
Deferred charges	80,113	78,114
Investments in associates	63,233	55,993
Public works tax deduction	22,608	4,664
Prepaid Income Tax	19,860	44,429
Prepaid rights to related entity, Note 28(f)	8,856	10,876
Value Added Tax credit (e)	5,517	50,571
Others	10,332	1,552

	210,519	246,199

Total	1,502,554	909,984

Accounts payable, provisions and other liabilities

Financial instruments
Other accounts payable	471,412	425,135
Contract liability with investment component, Note 4.4(d)	298,382	129,592
Accounts payable for acquisitions of investments (c)	228,687	96,804
Accounts payable related to derivative financial instruments (b)	154,116	133,921
Workers’ profit sharing and salaries payable	127,516	114,084
Operations in process (d)	116,717	148,483
Accounts payable to reinsurers and coinsurers	62,879	58,560
Allowance for indirect loan losses, Note 7(d)	62,051	52,845

	1,521,760	1,159,424

Non-financial instruments
Taxes payable	101,085	65,261
Deferred income	59,482	54,161
Provision for other contingencies	46,506	50,815
Others	21,530	24,058

	228,603	194,295

Total	1,750,363	1,353,719

(b)

The following table presents, as of December 31, 2018 and 2017, the fair value of derivative financial instruments recorded as assets or liabilities, including their notional amounts. The notional amount is the nominal amount of the derivative’s underlying asset and it is the base over which changes in the fair value of derivatives are measured; see Note 19(a):

2018	Note		Assets	Liabilities	Notional amount	Effective part recognized in other comprehensive income during the year	Maturity	Hedged instruments	Caption of the consolidated statements of financial position where the hedged item has been recognized
			S/(000)	S/(000)	S/(000)	S/(000)
Derivatives held for trading
Forward exchange contracts			20,009	21,529	5,177,208	—	Between January 2019 and February 2020	—	—
Interest rate swaps			19,249	19,854	2,018,220	—	Between November 2020 and December 2029	—	—
Currency swaps			48,452	48,915	909,114	—	Between January 2019 and January 2025	—	—
Cross currency swaps			—	59,683	198,529	—	January 2023	—	—
Options			628	1,956	234,780	—	Between January 2019 and June 2020	—	—

			88,338	151,937	8,537,851	—
Derivatives held as hedges
Cash flow hedges:
Cross currency swaps (CCS)	14	(g)	74,144	—	1,349,200	25,775	January 2023	Senior bonds	Bonds, notes and other obligations
Cross currency swaps (CCS)	14	(f)	22,675	—	505,950	3,420	October 2027	Senior bonds	Bonds, notes and other obligations
Interest rate swaps (IRS)	13	(g)	—	1,002	134,920	(684)	November 2020	Due to banks	Due to banks and correspondents
Interest rate swaps (IRS)	13	(i)	—	588	84,325	(393)	December 2020	Due to banks	Due to banks and correspondents
Interest rate swaps (IRS)	13	(j)	—	589	84,325	(394)	December 2020	Due to banks	Due to banks and correspondents
Cross currency swaps (CCS)	14	(e)	219	—	67,460	2,562	October 2020	Senior bonds	Bonds, notes and other obligations

			97,038	2,179	2,226,180	30,286

			185,376	154,116	10,764,031	30,286

2017	Note		Assets	Liabilities	Notional amount	Effective part recognized in other comprehensive income during the year	Maturity	Hedged instruments	Caption of the consolidated statements of financial position where the hedged item has been recognized
			S/(000)	S/(000)	S/(000)	S/(000)
Derivatives held for trading
Forward exchange contracts			22,221	17,138	5,473,643	—	Between January 2018 and October 2018	—	—
Interest rate swaps			16,463	11,937	2,220,102	—	Between February 2018 and December 2029	—	—
Currency swaps			51,697	47,405	989,181	—	Between January 2018 and January 2025	—	—
Options			6	1,587	227,647	—	Between January 2018 and April 2018	—	—
Cross currency swaps			—	51,669	190,759	—	January 2023	—	—

			90,387	129,736	9,101,332	—
Derivatives held as hedges
Cash flow hedges:
Cross currency swaps (CCS)	14	(f)	505	—	486,150	1,453	October 2027	Senior bonds	Bonds, notes and other obligations
Interest rate swaps (IRS)	13	(i)	217	—	162,050	(335)	January 2018	Due to banks	Due to banks and correspondents
Interest rate swaps (IRS)	13	(k)	1,036	—	162,050	48	October 2018	Due to banks	Due to banks and correspondents
Interest rate swaps (IRS)	13	(l)	675	—	129,640	72	August 2018	Due to banks	Due to banks and correspondents
Cross currency swaps (CCS)	14	(e)	—	4,185	64,820	(2,586)	October 2020	Senior bonds	Bonds, notes and other obligations

			2,433	4,185	1,004,710	(1,348)

			92,820	133,921	10,106,042	(1,348)

(i)	As of December 31, 2018 and 2017, certain derivative financial instruments required the establishment of collateral deposits; see Note 5(d).

(ii)

For the designated hedging derivatives mentioned in the chart above, changes in fair values of hedging instruments completely offset the changes in fair values of hedged items; therefore, there has been no hedge ineffectiveness in the fiscal years 2018 and 2017. Likewise, in 2018 and 2017, no hedge was discontinued.

(iii)

Derivatives held for trading are traded mainly to satisfy clients’ needs. The Group may also take positions with the expectation of profiting from favorable movements in prices or rates. Also, this caption includes any derivatives which do not comply with IFRS 9 hedging accounting requirements, since January 1, 2018, and with IAS 39, until December 31, 2017.

(iv)

The future effect of current cash flow hedges on the consolidated income statements, net of the deferred Income Tax, which will be included in the caption “Net (gains) losses of financial assets at fair value through profit or loss” when realized, is presented below:

	As of December 31, 2018				As of December 31, 2017
	Up to 1 year	From 1 to 3 years	Over 3 years	Expected effect	Up to 1 year	From 1 to 3 years	Over 3 years	Expected effect
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Consolidated income statements—Income (expense)	571	4,608	22,732	27,911	713	(749)	—	(36)

The transfer of net unrealized losses on cash flow hedges to the consolidated income statements is presented in Note 17(d).

(v)	The gain (loss) for cash flow hedges reclassified to the consolidated income statements as of December 31, 2018, is as follows:

December 31, 2018	S/(000)
Interest expenses from cash flow hedges	(58,792)
Interest income from cash flow hedges	44,795
Expenses for exchange differences from cash flow hedges	(7,893)
Income for exchange differences from cash flow hedges	35,094

13,204

The following table shows the hedging instruments that the Group uses in its cash flow hedges due to maturities:

December 31, 2018	1 to 5 years	Over 5 years	Total
Cross currency swaps (CCS)
Notional	1,416,660	505,950	1,922,610
Average interest rate in US Dollars	3.49%	—	—
Average interest rate in Soles	5.06%	1.88%	—
Average exchange rate Soles / US Dollars	3.26	3.24	—
Interest rate swaps (IRS)
Notional	303,570	—	303,570
Average interest rate in US Dollars	3.96%	—	—

(c)

As of December 31, 2018 and 2017, correspond to accounts receivable and payable for the sale and purchase of financial investments in the last days of the month, which have been settled during the first days of the following month, the balance corresponds mainly to the purchase and sale of Sovereign Bonds issued by the Peruvian Government.

(d)

Operations in process include transactions made during the last days of the month and other types of similar transactions that are reclassified to their corresponding accounting accounts in the following month. These transactions do not affect the consolidated income statements.

(e)	Corresponds mainly to the Value-Added Tax resulting from the purchase of goods devoted mostly to grant financial leasing loans, which is recovered through the collection of the loans.

12.	Deposits and obligations

(a)	This caption is made up as follows:

	2018	2017
	S/(000)	S/(000)
Time deposits (d)	11,074,316	11,562,024
Saving deposits	10,728,257	9,092,846
Demand deposits	10,109,492	10,364,653
Compensation for service time	1,763,826	1,582,278
Other obligations	6,059	5,836

Total	33,681,950	32,607,637

(b)	Interest rates applied to deposits and obligations are determined based on the market interest rates.

(c)	As of December 31, 2018 and 2017, approximately S/9,734,215,000 and S/8,689,589,000, respectively, of deposits and obligations are covered by the Peruvian Deposit Insurance Fund.

(d)	The table below presents the balance of time deposits classified by maturity as of December 31, 2018 and 2017:

	2018	2017
	S/(000)	S/(000)
Up to 1 month	3,779,198	4,248,085
From 1 to 3 months	2,219,826	2,908,367
From 3 months to 1 year	4,176,935	3,652,917
From 1 to 5 years	783,575	722,699
Over 5 years	114,782	29,956

Total	11,074,316	11,562,024

13.	Due to banks and correspondents

(a)	This caption is comprised of the following:

	2018	2017
	S/(000)	S/(000)
By type
BCRP (b)	2,073,919	2,205,423
Promotional credit lines (c)	1,386,603	1,441,931
Loans received from foreign entities (d)	796,028	712,777
Loans received from Peruvian entities	763	20,668

	4,257,313	4,380,799
Interest and commissions payable	36,048	26,593

	4,293,361	4,407,392

By term
Short term	2,507,623	2,447,091
Long term	1,785,738	1,960,301

Total	4,293,361	4,407,392

(b)

As of December 31, 2018 and 2017, correspond to currency repurchase operations according to which Interbank receives Soles for approximately S/1,154,500,000 and S/1,880,200,000, respectively, and delivers US Dollars to the BCRP (for an amount equivalent to the one received). The US Dollars delivered are recorded as restricted funds; see Note 5(d). As of December 31, 2018, these obligations have maturities between February and June 2019 and bear an effective interest rate between 0.28 and 1.22 percent; these operations accrued interest payable for approximately S/2,325,000 (with maturities between April 2018 and June 2019, and bearing effective interest rates between 3.00 and 6.38 percent; these operations generated interest payable for approximately S/10,762,000, as of December 31, 2017).

Additionally, as of December 31, 2018 and 2017, it includes repurchase agreements whereby Interbank receives Soles for approximately S/919,419,000 and S/325,223,000, respectively, and delivers securities of its investment portfolio as guarantees. In relation to such operations, as of December 31, 2018, Interbank delivered Peruvian Sovereign Bonds and certificates of deposit issued by BCRP as guarantee, which are recorded as investments at amortized cost and investments at fair value through other comprehensive income, see Note 6(e) and 6(b), respectively. These operations mature from January 2019 to July 2020 and accrue interests at effective annual interest rates between 3.22 percent to 4.72 percent. In addition, as of December 31, 2017, Interbank delivered Peruvian Sovereign Bonds, which were recorded as held-to-maturity investments, see Note 6(e) with maturities from June 2018 to July 2020 and effective annual interest rates between 4.05 percent and 4.72 percent.

(c)

Promotional credit lines are loans in Soles and US Dollars from the Corporación Financiera de Desarrollo (COFIDE) and Fondo Mivivienda (FMV) whose purpose is to promote development in Peru. These liabilities are guaranteed by a loan portfolio up to the amount of the line and include specific agreements on the use of funds, the financial conditions to be met and other management issues. In Management’s opinion, Interbank is meeting these requirements.

COFIDE’s loans earned, in local currency, an effective annual interest rate between 7.55 percent to 10.00 percent and maturities from January 2027 to November 2031, and in foreign currency from 6.67 percent and 8.84 percent and maturities from April 2028 to December 2029 (as of December 31,

2017, they generated, in local currency, an effective annual rate that between 7.55 percent to 10.00 percent and maturities from December 2018 to November 2031, and, in foreign currency, between 4.62 percent to 8.55 percent and maturities from December 2021 to March 2030).

FMV’s loans earned, in local currency, an effective annual interest rate between 5.00 percent and 8.30 percent and maturities from January 2019 and December 2038 and in foreign currency of 7.75 percent and maturities from January 2019 and November 2028 (as of December 31 2017, these generated, in local currency, the effective annual between 6.00 percent to 8.30 percent and maturities from January 2018 to December 2037 and in foreign currency of 7.75 percent and maturities from January 2018 to November 2028).

(d)	As of December 31, 2018 and 2017, corresponds to the following funding in foreign currency:

Entity	Country	Final maturity	2018	2017
			S/(000)	S/(000)
Credit Suisse First Boston (e)	Switzerland	2019	229,364	—
Sumitomo Bank—U.S. (f)	United States of America	2019	168,650	—
Development Bank of Latin America—CAF (g)	Supranational	2020	134,920	—
Bank J. Safra Sarasin (h)	Switzerland	2019	94,444	—
Wells Fargo Bank & Co. (i)	United States of America	2020	84,325	—
Citibank N.A. (j)	United States of America	2020	84,325	—
Development Bank of Latin America—CAF (g)	Supranational	2018	—	243,075
HSBC Bank PLC (k)	United States of America	2018	—	162,050
Wells Fargo Bank & Co. (i)	United States of America	2018	—	162,050
JP Morgan Chase & Co. (l)	United States of America	2018	—	129,640
Foreign Trade Bank of Latin America, Inc.	Supranational	2018	—	15,962

			796,028	712,777

As of December 31, 2018, the operations with foreign entities accrue interests at effective annual rates between 2.51 percent to 3.65 percent (in 2017, effective annual rates between 1.45 percent to 4.55 percent).

(e)

It corresponds to a loan received by Inteligo Bank in February 2018 for US$68,000,000 (equivalent to approximately S/229,364,000), which accrues interest at an effective annual rate of 2.56 percent, and is guaranteed by corporate bonds, see Note 6(b).

(f)	It corresponds to a loan received by Interbank in October 2018 for US$50,000,000 (equivalent to approximately S/168,650,000) which accrues interest at a 3-month Libor rate plus 0.30 percent.

(g)

As of December 31, 2018, it corresponds to a loan received by Interbank in October 2018 for US$40,000,000 (equivalent to approximately S/134,920,000), which accrues interests at a 6-month Libor rate plus 0.85 percent. Regarding this loan, in November 2018, Interbank signed an interest rate swap for US$40,000,000 (equivalent to approximately S/134,920,000), which was designated as cash flow hedge—see Note 11(b); through this operation, the loan was converted economically at a fixed rate of 4.00 percent.

As of December 31, 2017, it corresponded to a loan received by Interbank in September 2017 for US$75,000,000 (equivalent to approximately S/243,075,000) which accrued interests at a 4-month Libor rate plus 0.30 percent and with maturity in January 2018.

(h)

It corresponds to a loan received by Inteligo Bank in February 2018 for US$28,000,000 (equivalent to approximately S/94,444,000), which accrues interests at an effective annual rate of 2.64 percent and is guaranteed by corporate bonds; see Note 6(b).

(i)

As of December 31, 2018, it corresponds to a loan received by Interbank in November 2018 for US$25,000,000 (equivalent to approximately S/84,325,000), which accrues interests at a 3-month Libor rate plus 0.90 percent. Regarding this loan, in December 2018, Interbank signed an interest rate swap for US$25,000,000 (equivalent to approximately S/84,325,000), which was designated as cash flow hedge, see Note 11(b); through this operation, the loan was converted economically at a fixed rate of 3.93 percent.

As of December 31, 2017, it corresponds to two loans received by Interbank in September 2016 for US$40,000,000 and US$10,000,000 (equivalent to approximately S/162,050,000), which accrued interests at a 3-month Libor rate plus 1.20 percent and a 3-month Libor rate plus 1.10 percent respectively. Regarding these loans, in October 2016, Interbank signed two interest rate swaps for US$50,000,000 (equivalent to approximately S/162,050,000), which were designated as cash flow hedges, see Note 11(b); through these operations, the loans were converted economically at fixed rates of 2.20 percent and 2.30 percent.

(j)

It corresponds to a loan received by Interbank in November 2018 for US$25,000,000 (equivalent to approximately S/84,325,000), which accrues interests at a 3-month Libor rate plus 0.90 percent. Regarding this loan, in December 2018, Interbank signed an interest rate swap for US$25,000,000 (equivalent to approximately S/84,325,000), which was designated as cash flow hedge, see Note 11(b); through this operation, the loan was converted economically at a fixed rate of 3.93 percent.

(k)

It corresponded to a loan received by Interbank in December 2015 for US$50,000,000 (equivalent to approximately S/162,050,000), which accrued interests at a 3-month Libor rate plus 0.90 percent. In July 2016, Interbank signed an interest rate swap for US$50,000,000 (equivalent to approximately S/162,050,000), which was designated as cash flow hedge, see Note 11(b); through this operation, the loan was converted economically at a fixed rate of 1.80 percent and matured in December 2018.

(l)

It corresponded to a loan received by Interbank in July 2016 for US$40,000,000 (equivalent to approximately S/129,640,000) which accrued interests at a 6-month Libor rate plus 1.15 percent. In July 2016, Interbank signed an interest rate swap for US$40,000,000 (equivalent to approximately S/129,640,000), which was designated as a cash flow hedge, see Note 11(b); through this operation, the loan was economically converted at a fixed rate of 2.34 percent and matured in July 2018.

(m)

As of December 31, 2018 and 2017, some of the Group loans agreements include standard clauses regarding the compliance of financial ratios, assets disposals and intercompany transactions under certain conditions, the use of funds and other management issues, such as:

(i)	Submit audited financial statements on an annual basis and unaudited financial statements on a quarterly basis (both in Spanish and English).

(ii)	Maintain a determined global capital ratio.

(iii)	Maintain a determined coverage margin of non-performing loan portfolio.

(iv)	Maintain a determined past due loans rate.

In the opinion of Management and its legal advisers, the Group complies with all covenants arising from its due to bank and correspondents as of December 31, 2018 and 2017.

(n)	As of December 31, 2018 and 2017, maturities of due to bank and other financial obligations are the following:

Year	2018	2017
	S/(000)	S/(000)
2018	—	2,447,091
2019	2,507,623	527,678
2020	633,572	328,482
2021 onwards	1,152,166	1,104,141

Total	4,293,361	4,407,392

14.	Bonds, notes and other obligations

(a)	This caption is comprised of the following:

Issuance	Issuer	Annual interest rate	Interest payment	Maturity	Amount issued	2018	2017
					(000)	S/(000)	S/(000)
Local issuances
Subordinated bonds—first program (b)
Second (B series)	Interbank	9.50%	Semi-annually	2023	US$30,000	94,086	89,977
Third (A series)	Interbank	3.5% + VAC (*)	Semi-annually	2023	S/110,000	70,000	70,000
Fifth (A series)	Interbank	8.50%	Semi-annually	2019	S/3,300	3,300	3,300
Sixth (A series)	Interbank	8.16%	Semi-annually	2019	US$15,110	50,966	48,972
Eighth (A series)	Interbank	6.91%	Semi-annually	2022	S/137,900	137,130	137,125
Second, first tranch	Interseguro	6.97%	Semi-annually	2024	US$35,000	118,055	113,435
Second, second tranch	Interseguro	6.00%	Semi-annually	2024	US$15,000	50,594	48,615
First—Interseguro	Interseguro	6.67%	Quarterly	2018	US$3,000	—	9,723

						524,131	521,147

Subordinated bonds—second program (b)
Second (A series)	Interbank	5.81%	Semi-annually	2023	S/150,000	149,776	149,729
Third (A series)	Interbank	7.50%	Semi-annually	2023	US$50,000	168,312	155,192

						318,088	304,921

Total local issuances						842,219	826,068

International issuances
Subordinated bonds (c)	Interbank	6.625%	Semi-annually	2029	US$300,000	1,006,875	966,729
Junior subordinated notes (d)	Interbank	8.50%	Semi-annually	2070	US$200,000	671,546	643,314
Senior bonds—First and second issuance (e)	Interbank	5.75%	Semi-annually	2020	US$650,000	1,309,248	2,109,565
Senior bonds (f)	IFS	4.125%	Semi-annually	2027	US$300,000	993,241	957,476
Senior bonds (g)	Interbank	3.375%	Semi-annually	2023	US$484,895	1,558,979	—

Total international issuances						5,539,889	4,677,084

Total local and international issuances						6,382,108	5,503,152

Interest payable						114,670	99,206

Total						6,496,778	5,602,358

(*)	The Spanish term “Valor de actualización constante” is referred to an amount subject to adjustments.

(b)	Subordinated bonds do not have specific guarantees and in accordance with SBS rules, qualify as second level equity (Tier 2) in the determination of the effective equity; see Note 17(f).

(c)

Starting in March 2024, the applicable interest rate will be a floating rate of 3-month Libor for US Dollar deposits plus 576 basis points payable quarterly. Starting on that date and on any interest payment date, Interbank can redeem all the notes without penalties.

In accordance with SBS regulation, this issuance qualifies as second level equity (Tier 2) in the determination of the effective equity; see Note 17(f).

As of December 31, 2018, Management does not intend to redeem these bonds before their maturity date.

(d)

Starting in April 2020, the applicable interest rate will be a floating rate of 3-month Libor plus 674 basis points payable on a semi-annual basis, provided that the floating rate for any interest period will not be less than 10.5 percent per annum. Starting at that date, Interbank can redeem all the notes, without penalties. In accordance with the issuance conditions, the payment of principal will take place at the maturity date of the notes or when Interbank redeems the notes. Interest payments are non-cumulative if they cease to be made. Interest can stop being paid by mandatory prohibitions established by the SBS, or if it is determined that Interbank is in non-compliance with applicable minimum regulatory capital requirements. Interbank may not declare, pay or distribute any dividend for the period in which interest payments are not made.

This issuance qualifies as first level equity (Tier 1), nevertheless, the SBS establishes a 17.65 percent limit, which is computed over the capital, reserves and retained earnings pending capitalization of Interbank in the determination of its effective equity; any excess qualifies as second level equity (Tier 2); see Note 17(f).

As of December 31, 2018, Management does not intend to redeem these bonds before their maturity date.

(e)	Starting in April 2016, Interbank can redeem these bonds, at the coupon payment date, paying a penalty equal to the United States Treasury rate plus 50 basis points.

The principal payment of both issuances will take place at the maturity date of the bonds or when Interbank redeems them.

As of December 31, 2018, Management does not intend to redeem these bonds before their maturity date; however, in the first quarter of the year, an exchange of part of these bonds was made; see (g) below.

In June 2017, Interbank entered into cross currency swaps for US$20,000,000 (as of December 31, 2018 and 2017, equivalents to approximately S/67,460,000 and S/64,820,000, respectively), which were designated as cash flow hedges – see Note 11(b); through these operations part of the issued amount of these bonds was economically converted into Soles at a fix rate of 4.61 percent.

(f)

From 2018 until July 2027, IFS, on any time, can redeem these bonds, paying a penalty equal to the United States Treasury rate plus 30 basis points. The payment of principal will take place on the maturity date of the notes or when IFS redeems the notes.

In October 2017, IFS entered into a cross currency swap for US$150,000,000 (As of December 31, 2018 and 2017, equivalents to approximately S/505,950,000 and S/486,150,000, respectively), which was designated as a cash flow hedge, see Note 11(b); through this operation part of the issued amount of these bonds was economically converted to Soles at a fix rate of 5.063 percent.

As of December 31, 2018, Management does not intend to redeem these bonds before their maturity date.

(g)

In January 2018, Interbank issued corporate bonds called “3.375% Senior Unsecured Notes” for US$200,000,000, under Rule 144A and Regulation S of the U.S. Securities Act of 1993 of the United States of America.

Likewise, as part of that program, Interbank made an exchange offer addressed to the holders of the corporate bonds denominated “5.750% Senior Notes due 2020” issued by the Panama Branch (see (e) above), managing to exchange bonds for an amount to US$263,322,000, which generated an exchange premium of approximately US$21,573,000 that are presented together in the caption “Bonds, notes and other obligations” for an amount of US$284,895,000.

In this regard, considering the issuance of bonds in January 2018 and the exchange of bonds made, the total balance of the “3.375 Senior Unsecured Notes” amounted to US$484,895,000.

The Group concluded that the aforementioned exchange did not generate any substantial modification in the terms and conditions of the financial liability; therefore, it did not recognize a new financial liability. Additionally, according to IFRS 9, the Group reported a gain of approximately US$4,672,000 (equivalent to S/15,286,000), caused by the difference between the present values of both obligations, which were discounted at the effective interest rate of the original financial liability and included in caption “Interest and similar expenses” of the consolidated income statements, thus decreasing the interest expenses generated by these issuances.

In 2018, Interbank entered into seven cross-currency swaps for a total of US$400,000,000 (equivalent to approximately S/1,349,200,000), which were designated as cash flow hedges; see Note 11(b). Through these operations, part of the issued amount by these bonds was economically converted into Soles at a fixed rate of 4.86 percent.

As of December 31, 2018, Management has no intention of redeeming these bonds before their maturity date.

(h)

The international issuances are listed at the Luxembourg Stock Exchange. On the other hand, the local and international issuances include standard clauses of compliance with financial ratios, the use of funds and other administrative matters.

As of December 31, 2018 and 2017, the international issuances maintain mainly this clause: Submit audited financial statements on an annual basis and unaudited financial statements on a quarterly basis (both in Spanish and English).

In the opinion of Management and its legal advisers, this clause has been met by the Group as of December 31, 2018 and 2017.

(i)	As of December 31, 2018 and 2017, the repayment schedule of these obligations is as follows:

Year	2018	2017
	S/(000)	S/(000)
2018	—	75,608
2019	132,512	52,272
2020	1,309,248	2,109,565
2021 onwards	5,055,018	3,364,913

Total	6,496,778	5,602,358

15.	Insurance contract liabilities

(a)	This caption is comprised of the following:

	2018	2017
	S/(000)	S/(000)
Technical reserves for insurance premiums (b)	10,006,960	10,273,889
Technical reserves for claims (c)	293,508	240,615

	10,300,468	10,514,504

By term
Short term	935,182	583,692
Long term	9,365,286	9,930,812

Total	10,300,468	10,514,504

(b)	The movement of technical reserves for insurance premiums disclosed by type of insurance for the years ended December 31, 2018, 2017 and 2016, is as follows:

	2018					2017					2016
	Annuities	Retire ment, disa bility and survival annuities	Life insurance	General insurance	Total	Annuities	Retire ment, disa bility and survival annuities	Life insurance	General insurance	Total	Annuities	Retire ment, disa bility and survival annuities	Life insurance	General insurance	Total
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Beginning of year balances	9,034,796	676,949	525,662	36,482	10,273,889	4,526,171	121,592	152,957	37,540	4,838,260	4,061,692	122,527	131,186	32,329	4,347,734
Insurance subscriptions	287,869	—	6,383	30,301	324,553	294,267	—	3,064	27,941	325,272	425,895	—	3,953	27,631	457,479
Acquisition of Seguros Sura, Note 2	—	—	—	—	—	4,012,506	541,749	340,242	—	4,894,497	—	—	—	—	—
Acquisition of Mapfre portfolio (*)	—	—	—	—	—	181,849	855	—	—	182,704	—	—	—	—	—
Time passage adjustments (**)	(798,978)	32,015	69,978	(26,269)	(723,254)	92,964	12,753	43,803	(29,402)	120,118	68,318	(935)	30,996	(22,523)	75,856
Maturities and recoveries	—	—	(35,289)	—	(35,289)	—	—	(9,596)	—	(9,596)	—	—	(10,879)	—	(10,879)
Exchange differences	142,207	—	19,710	(829)	161,088	(67,975)	—	(4,808)	403	(72,380)	(29,734)	—	(2,299)	103	(31,930)
Others	—	6,253	(278)	(2)	5,973	(4,986)	—	—	—	(4,986)	—	—	—	—	—

End of year balances	8,665,894	715,217	586,166	39,683	10,006,960	9,034,796	676,949	525,662	36,482	10,273,889	4,526,171	121,592	152,957	37,540	4,838,260

(*)

On May 25, 2017, after the approval by the SBS, Interseguro acquired a portfolio of insurance policies from Mapfre Perú Vida Compañía de Seguros y Reaseguros S.A. (henceforth "Mapfre", an unrelated party), through the transfer of assets, liabilities, rights and obligations. The assets and liabilities transferred amounted to S/182,704,000 and comprised cash and technical reserves, respectively.

(**)	The table below presents the composition of the adjustments due to time passage as of December 31, 2018, 2017 and 2016:

	2018				2017				2016
	Annuities (***)	Life insurance	General insurance	Total	Annuities (***)	Life insurance	General insurance	Total	Annuities (***)	Life insurance	General insurance	Total
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Interest rate effect (****)	(750,794)	—	—	(750,794)	195,619	—	—	195,619	116,468	—	—	116,468
Aging insured population effect	(232,828)	69,978	(26,269)	(189,119)	(97,539)	43,803	(29,402)	(83,138)	(78,202)	30,996	(22,523)	(69,729)
Effect by table change, Note 4.6 (a)	144,777	—	—	144,777	—	—	—	—	—	—	—	—
Inflation and other effects	71,882	—	—	71,882	7,637	—	—	7,637	29,117	—	—	29,117

Time passage adjustments	(766,963)	69,978	(26,269)	(723,254)	105,717	43,803	(29,402)	120,118	67,383	30,996	(22,523)	75,856

(***)	It includes retirement, disability and survival annuities.
(****)

From March 31, 2018, the Group records interest rate effects in the caption “Unrealized results, net”. This change has been made retrospectively; see Note 4.2.1. Additionally, it includes the effect of changing the interest rate methodology for approximately S/423,080,000, which was registered prospectively; see Note 4.6 (b).

(c)	Below is the balance of technical reserves for outstanding claims (according to the type of insurance) as of December 31, 2018 and 2017:

	2018					2017
	Annuities	Retirement, disability and survival annuities	Life insurance	General insurance	Total	Annuities	Retirement, disability and survival annuities	Life insurance	General insurance	Total
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Reported claims	1,812	157,065	36,886	11,338	207,101	1,320	128,991	39,315	10,047	179,673
IBNR	—	56,996	29,133	278	86,407	—	42,583	18,085	274	60,942

	1,812	214,061	66,019	11,616	293,508	1,320	171,574	57,400	10,321	240,615

The movement of technical reserves for claims for the years ended December 31, 2018, 2017 and 2016, is as follows:

	2018
	Annuities	Retirement, disability and survival annuities	Life insurance	General insurance	Total
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Beginning of year balances	1,320	171,574	57,400	10,321	240,615
Claims of the period	573,883	(25,568)	34,106	12,981	595,402
Adjustments to prior years claims	—	240,784	23,355	3,848	267,987
Payments	(573,785)	(172,728)	(45,794)	(15,564)	(807,871)
Exchange difference	394	(1)	(3,048)	30	(2,625)

End of year balances	1,812	214,061	66,019	11,616	293,508

	2017
	Annuities	Retirement, disability and survival annuities	Life insurance	General insurance	Total
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Beginning of year balances	991	124,062	38,122	9,078	172,253
Claims of the period	331,888	24,316	33,191	26,834	416,229
Acquisition of Seguros Sura, Note 2	27	105,923	13,720	981	120,651
Adjustments to prior years claims	625	8,804	13,867	(8,351)	14,945
Payments	(332,201)	(91,762)	(41,312)	(18,164)	(483,439)
Exchange difference	(10)	231	(188)	(57)	(24)

End of year balances	1,320	171,574	57,400	10,321	240,615

	2016
	Annuities	Retirement, disability and survival annuities	Life insurance	General insurance	Total
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Beginning of year balances	655	93,361	26,336	9,003	129,355
Claims of the period	251,911	75,342	35,441	12,710	375,404
Adjustments to prior years claims	—	60,606	12,991	5,685	79,282
Payments	(251,568)	(105,246)	(36,602)	(18,287)	(411,703)
Exchange difference	(7)	(1)	(44)	(33)	(85)

End of year balances	991	124,062	38,122	9,078	172,253

(d)	In Management’s opinion, these balances reflect the exposure of life and general insurance contracts as of December 31, 2018, 2017 and 2016, in accordance with IFRS 4.

(e)	The main assumptions used in the estimation of retirement, disability and survival annuities and individual life reserves as of December 31, 2018 and 2017, were the following:

	2018 (***)		2017
Type	Mortality table	Technical rates	Mortality table	Technical rates
Annuities	SPP-S-2017, SPP-I-2017 with improvement factor for mortality	5.63% in US$ 2.74% in S/ VAC 5.84% in adjusted S/	RV - 2009, B- 2006 and MI - 2006 with improvement factor for mortality	5.51 - 4.66% (*) (**) in US$ 3.92 - 3.64% (*) (**) in S/ VAC 6.44 - 6.43% (*) (**) in adjusted S/
Retirement, disability and survival	SPP-S-2017, SPP-I-2017 with improvement factor for mortality	2.74% in S/ VAC	B - 2006 and MI - 2006 with improvement factor for mortality	3.92 – 3.64% (*) (**) in S/ VAC
Individual life insurance contracts (included linked insurance contracts)	CSO 80 adjusted	4.00 - 6.00%	CS0 80 adjusted	4.00 - 6.00%

(*)	Adjusted by credit risk.
(**)

In the tranches where the term of the investment differs from that of the obligations, the discount rate considered is the lowest between the market price published monthly by the SBS and 3 percent, which is the technical rate established by the SBS.

(***)	As explained in Notes 4.6(a) and (b), Interseguro adopted new mortality tables and modified the assumptions used to determine the discount rate to discount the pension reserves.

The sensitivity of the estimates used by the Group to measure its insurance risks is represented primarily by life insurance risks; the main variables as of December 31, 2018 and 2017, are the interest rates and the mortality tables. The Group has assessed the changes of the reserves related to its most significant life insurance contracts included in the reserves of annuities, retirement, disability and survival of +/- 100 basis points (bps) in the interest rates and of +/- 500 basis points (bps) of the mortality factors, being the results as follows:

	2018			2017
		Variation of the reserve			Variation of the reserve
Variables	Reserve	Amount	Percentage	Reserve	Amount	Percentage
	S/(000)	S/(000)%		S/(000)	S/(000)%
Annuities

Portfolio in S/ and US Dollars—Basis amount
Changes in interest rate: + 100 bps	7,816,973	(848,921)	(9.80)	8,735,367	(457,282)	(4.97)
Changes in interest rate: - 100 bps	9,696,893	1,030,999	11.90	9,707,500	514,851	5.60
Changes in mortality table at 105%	8,587,633	(78,261)	(0.90)	9,083,954	(108,695)	(1.18)
Changes in mortality table at 95%	8,747,817	81,923	0.95	9,307,683	115,034	1.25

Retirements, disability and survival

Portfolio in S/—Basis amount
Changes in interest rate: + 100 bps	635,838	(79,379)	(11.10)	681,795	(32,640)	(4.57)
Changes in interest rate: - 100 bps	813,614	98,397	13.76	750,967	36,532	5.11
Changes in mortality table at 105%	706,495	(8,722)	(1.22)	705,980	(8,455)	(1.18)
Changes in mortality table at 95%	724,366	9,149	1.28	723,290	8,855	1.24

16.	Deferred Income Tax asset and liability

(a)

As indicated in Note 4.4(ab), the net tax position has been met based on the financial statements of each Subsidiary domiciled in Peru. The following table presents a summary of the items comprising the Subsidiaries’ deferred Income Tax:

	2018	2017
	S/(000)	S/(000)
Deferred assets
Provision for loan portfolio and other provisions	184,014	142,085
Deferred income by stand-by letters	9,072	8,426
Net unrealized losses from fluctuation in investments through other comprehensive income	6,449	45
Unrealized losses from derivatives	—	628
Others	14,737	14,001

Deferred liabilities
Deemed cost of fixed assets	(58,859)	(56,178)
Amortization of intangible assets, net	(57,265)	(51,918)
Unrealized gain from derivatives	(9,707)	—
Unrealized gain from fluctuation in investments through other comprehensive income	(424)	—
Others	(8,542)	(3,812)

Total deferred Income Tax asset, net	79,475	53,277

Deferred liabilities
Net unrealized gain from fluctuation in investments through other comprehensive income	259	586
Others	(207)	(329)

Total deferred Income Tax liability, net	52	257

(b)

In Management’s opinion, the deferred Income Tax assets will be recovered from the taxable income that will be generated by the Group over the coming years, including the portion that is recorded in the consolidated statements of equity.

(c)	The table below presents the amounts reported in the consolidated income statements for the years ended December 31, 2018, 2017 and 2016:

	2018	2017	2016
	S/(000)	S/(000)	S/(000)
Current—Expense	401,788	330,902	332,820
Deferred—Expense (Income)	13,727	(4,376)	1,043

	415,515	326,526	333,863

(d)	The table below presents the reconciliation of the effective Income Tax rate to the statutory tax rate for the Group:

	2018		2017		2016
	S/(000)%		S/(000)%		S/(000)%
Income before Income Tax	1,506,909	100.0	1,359,980	100.0	1,284,052	100.0

Peruvian theoretical tax	444,538	29.5	401,194	29.5	359,535	28.0
Decrease from the income of Subsidiaries not domiciled in Peru	(37,681)	(2.5)	(32,365)	(2.4)	(55,984)	(4.4)
Non-taxable income, net	(49,484)	(3.3)	(87,891)	(6.5)	(33,432)	(2.6)
Permanent non-deductible expenses	80,555	5.3	43,571	3.2	42,226	3.3
Translation results non-taxable	(22,413)	(1.4)	2,017	0.2	20,371	1.6
Change in the Income Tax rate, see Note 18(c)	—	—	—	—	1,147	0.1

Income Tax	415,515	27.6	326,526	24.0	333,863	26.0

As of December 31, 2016, the effect of the change in the Income Tax rate generated an expense amounting to S/1,147,000, recorded in the 2016 consolidated income statements; see Note 18(c).

17.	Equity

(a)	Capital stock—

As of December 31, 2018 and 2017, IFS’s capital stock is represented by 113,110,864 common shares subscribed and paid in. IFS’s shares are quoted at the Lima Stock Exchange; have no nominal value and their issuance value was US$9.72 per share.

The General Shareholders’ Meeting of IFS held on April 1, 2019 agreed to distribute dividends for the year 2018 for approximately US$197,187,000 (equivalent to approximately S/654,464,000), US$1.75 per share, payable on May 3, 2019.

The General Shareholders’ Meeting of IFS, held on April 2, 2018, agreed to distribute dividends from the year 2017 for approximately US$157,750,000 (equivalent to approximately S/510,688,000), $1.40 per share.

The General Shareholders’ Meeting of IFS, held on April 10, 2017, agreed to distribute dividends from the year 2016 for approximately US$146,482,000 (equivalent to approximately S/475,773,000), US$1.30 per share.

The General Shareholders’ Meeting of IFS, held on April 11, 2016, agreed to distribute dividends from the year 2015 for approximately US$147,044,000 (equivalent to approximately S/496,862,000), US$1.30 per share.

(b)	Treasury stock held by Subsidiaries—

As of December 31, 2018 and 2017, the Group holds shares issued by IFS, as detailed below:

	2018		2017
Entity	Number of shares	Cost	Number of shares	Cost
	(000)	S/(000)	(000)	S/(000)
Interbank	1,986	164,295	4,996	423,317
IFS	432	43,883	432	43,883

Total	2,418	208,178	5,428	467,200

In the Shareholders’ Meeting of IFS, held on May 25, 2016, the program of acquisition of own issuance shares was approved. Such acquisition, as agreed, may be carried out on one or more occasions, as appropriate to IFS’s interests, according to market conditions and other legal limits and factors in force at the time of the acquisition. These acquisitions shall be subject to the current legal limit (10-percent limit of the capital stock) established in Article 84 of the Securities Market Act. Likewise, the Shareholders’ Meeting set a limit for the acquisitions made under this program, which may not exceed 3,500,000 shares (equivalent to 3.09 percent of the Company’s capital stock). Without taking into account the shares acquired prior to this program. In this sense, during 2017, IFS and its Subsidiaries bought treasury stock for 500,000 shares for an amount of approximately S/52,774,000 (1,889,000 shares for an amount of approximately S/199,892,000, during 2016). Also, in said Meeting, it was approved to delegate to Management the termination of this program, when it deems appropriate.

On August 9, 2017, Management, pursuant to said delegation, informed the Board of Directors of IFS its decision to terminate the program of acquisition of own issuance shares.

On the other land, in December 2017, Interbank sold 1,000,000 shares of IFS at their market price for US$34,542,000 (equivalent to approximately S/111,287,000) and Inteligo and Interfondos sold 251,000 shares of IFS at their market price for US$9,227,000 (equivalent to approximately S/31,377,000). Said sales were recorded as a decrease in “Treasury stock” by S/107,680,000; the aforementioned amount was determined by using the average cost of unit of treasury stock the Group held at the date of the transactions; and the highest value charged for the sale amounting to S/34,984,000 was recorded in “Retained earnings”.

In 2018, Interbank sold 3,009,490 shares of IFS at their market price for approximately US$121,133,000 (equivalent to approximately S/382,727,000) through the Lima Stock Exchange. Said sale was recorded as a decrease in “Treasury stock” by S/259,022,000 and the difference amounting to S/123,705,000 was recorded in “Retained earnings”.

(c)	Capital surplus—

Corresponds to the difference between the nominal value of the shares issued and their public offering price, which was performed in 2007. Capital surplus is presented net of the expenses incurred and related to the issuance of such shares.

(d)	Unrealized results, net—

This item is made up as follows:

	Unrealized gain (loss)
	Instruments that will not be reclassified to consolidated income statements	Instruments to be reclassified to the consolidated income statements
	Equity instruments at fair value	Debt instruments at fair value	Insurance premiums reserve, Note 4.2.1(i)	Available-for-sale investments reserve	Cash flow hedge reserve	Foreign currency translation reserve	Total
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Balances as of January 1, 2016 (Restated, Note 4.2.1)	—	—	(363,008)	(471,151)	(458)	110,214	(724,403)
Effect of changes in the discount rates of pension reserves, Note 4.2.1(i)	—	—	(116,468)	—	—	—	(116,468)
Unrealized gain from available-for-sale investments, net of unrealized loss	—	—	—	405,349	—	—	405,349
Transfer to realized gain from available-for-sale investments, net of realized loss	—	—	—	(48,875)	—	—	(48,875)
Transfer of impairment loss of available-for-sale investments to consolidated income statements, Note 6(i)	—	—	—	28,323	—	—	28,323
Accrual of unrealized loss from held-to-maturity investment to consolidated income statements, Note 6(e)	—	—	—	2,537	—	—	2,537
Variation for net unrealized gain on cash flow hedges	—	—	—	—	1,111	—	1,111
Transfer of realized loss on cash flow hedges to consolidated income statements, net of realized gain	—	—	—	—	648	—	648
Foreign currency translation	—	—	—	—	—	(11,340)	(11,340)

Balances as of December 31, 2016 (Restated, Note 4.2.1)	—	—	(479,476)	(83,817)	1,301	98,874	(463,118)

Effect of changes in the discount rates of pension reserves, Note 4.2.1(i)	—	—	(195,619)	—	—	—	(195,619)
Unrealized gain from available-for-sale investments, net of unrealized loss	—	—	—	543,768	—	—	543,768
Transfer to realized gain from available-for-sale investments, net of realized loss	—	—	—	(113,306)	—	—	(113,306)
Transfer of impairment loss of available-for-sale investments to consolidated income statements, Note 6(i)	—	—	—	20,759	—	—	20,759
Accrual of unrealized loss from held-to-maturity investment to consolidated income statements, Note 6(e)	—	—	—	2,608	—	—	2,608
Variation for net unrealized loss on cash flow hedges	—	—	—	—	(1,477)	—	(1,477)
Transfer of realized loss on cash flow hedges to consolidated income statements, net of realized gain	—	—	—	—	140	—	140
Foreign currency translation	—	—	—	—	—	(22,480)	(22,480)

	Unrealized gain (loss)
	Instruments that will not be reclassified to consolidated income statements	Instruments to be reclassified to the consolidated income statements
	Equity instruments at fair value	Debt instruments at fair value	Insurance premiums reserve, Note 4.2.1(i)	Available-for-sale investments reserve	Cash flow hedge reserve	Foreign currency translation reserve	Total
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Balances as of December 31, 2017 (Restated, Note 4.2.1)	—	—	(675,095)	370,012	(36)	76,394	(228,725)
Changes due to the first adoption of IFRS 9, Note 4.7	105,619	238,348	—	(370,012)	—	—	(26,045)

Balances as of January 1, 2018 (Restated, Note 4.2.1)	105,619	238,348	(675,095)	—	(36)	76,394	(254,770)
Balances as of January 1, 2018 (Restated, Note 4.2.1)	105,619	238,348	(675,095)	—	(36)	76,394	(254,770)
Effect of changes in the discount rates of pension reserves, Note 4.2(a)(i)	—	—	750,670	—	—	—	750,670
Unrealized gain from equity instruments at fair value through other comprehensive income, net of unrealized loss	41,935	—	—	—	—	—	41,935
Unrealized loss from debt instruments at fair value through other comprehensive income, net of unrealized gain	—	(471,940)	—	—	—	—	(471,940)
Transfer to realized loss from debt instruments at fair value through other comprehensive income, net of unrealized gain	—	14,315	—	—	—	—	14,315
Transfer of reversal of impairment loss on debt instruments at fair value through other comprehensive income, Note 6(c)	—	(13,060)	—	—	—	—	(13,060)
Variation for net unrealized gain on cash flow hedges	—	—	—	—	32,798	—	32,798
Transfer of realized loss on cash flow hedges to consolidated income statements, net of realized gain.	—	—	—	—	(4,851)	—	(4,851)
Foreign currency translation	—	—	—	—	—	26,589	26,589

Balances as of December 31, 2018	147,554	(232,337)	75,575	—	27,911	102,983	121,686

(e)	Components of other comprehensive income—

The consolidated statements of comprehensive income include: (i) Other comprehensive income that will not be reclassified to the consolidated income statements in future periods, such as the revaluation of gain (loss) in equity instruments at fair value through other comprehensive income and; (ii) Other comprehensive income to be reclassified to the consolidated income statements in future periods, such as the comprehensive income of premium reserves, available-for-sales investments (until December 31, 2017), derivatives used as cash flow hedges, debt instruments at fair value through other comprehensive income (from January 1, 2018) and translation for foreign operations. Below is the movement of the caption:

	2018	2017	2016
	S/(000)	S/(000)	S/(000)
Other comprehensive income that will not be reclassified to the consolidated income statements in future periods:
Equity instruments at fair value through other comprehensive income
Revaluation of gain in equity instruments at fair value through other comprehensive income	41,935	—	—

Subtotal	41,935	—	—

Non-controlling interest	(511)	—	—
Income Tax	(26)	—	—

Total	41,398	—	—

Other comprehensive income to be reclassified to the consolidated income statements in future periods: Debt instruments at fair value through other comprehensive income
Net unrealized loss from debt instruments at fair value through other comprehensive income	(471,940)	—	—
Transfer of net realized loss from debt instruments at fair value through other comprehensive income	14,315	—	—
Transfer of reversal of impairment loss of debt instruments at fair value through other comprehensive income	(13,060)	—	—

Subtotal	(470,685)	—	—

Non-controlling interest	(1,011)	—	—
Income Tax	(6,309)	—	—

Total	(478,005)	—	—

	2018	2017	2016
	S/(000)	S/(000)	S/(000)
Insurance premiums reserve, Note 4.2.1 (i)	750,670	(195,619)	(116,468)

Non-controlling interest	124	—	—

Total	750,794	(195,619)	(116,468)

Available-for-sale investments:
Unrealized gain from available-for-sale investments	—	543,768	405,349
Transfer to realized gain from available-for-sale investments, net of realized loss	—	(113,306)	(48,875)
Transfer of impairment loss from available-for-sale investments to consolidated income statements, Note 6 (i)	—	20,759	28,323
Accrual of unrealized loss from held-to-maturity investments to consolidated income statements, Note 6 (e)	—	2,608	2,537

Subtotal	—	453,829	387,334

	2018	2017	2016
	S/(000)	S/(000)	S/(000)
Non-controlling interest	—	470	935
Income Tax	—	(14,471)	4,837

Total	—	439,828	393,106

Cash flow hedges:
Net unrealized gain (loss) from cash flow hedges	32,798	(1,477)	1,111
Transfer of net realized loss (gain) from cash flow hedge to consolidated income statements	(4,851)	140	648

Subtotal	27,947	(1,337)	1,759

Non-controlling interest	171	(19)	12
Income Tax	10,335	(1,172)	723

Total	38,453	(2,528)	2,494

Foreign currency translation reserve	26,589	(22,480)	(11,340)

(f)	Shareholders’ equity for legal purposes (regulatory capital)—

IFS and Inteligo Group Corp. are not required to establish a regulatory capital for statutory purposes. As of December 31, 2018 and 2017, the regulatory capital required for Interbank, Interseguro and Hipotecaria Sura, is calculated based on the separate financial statements of each Subsidiary prepared following the accounting principles and practices stated by the SBS. Also, as of those dates, the regulatory capital required for Inteligo Bank is calculated in accordance with the requirements of the Central Bank of the Bahamas. The regulatory capital required for Interbank, Interseguro, Inteligo Bank and Hipotecaria Sura is detailed below:

Interbank’s regulatory capital

According to the provisions of Legislative Decree No. 1028, Interbank’s regulatory capital must be equal to or higher than 10 percent of the assets and contingent credits weighted by total risk represented by the sum of: the regulatory capital requirement for market risk multiplied by 10, the regulatory capital requirement for operational risk multiplied by 10 and the assets and contingent credits weighted by credit risk.

In application of Legislative Decree No. 1028, as amended, as of December 31, 2018 and 2017, Interbank maintains the following amounts related to its assets and contingent credits weighted by risk and regulatory capital (basic and supplementary):

	2018	2017
	S/(000)	S/(000)
Total risk weighted assets and credits	44,390,985	37,745,504
Total regulatory capital	7,007,381	6,066,349
Basic regulatory capital (Level 1)	5,042,037	4,250,426
Supplementary regulatory capital (Level 2)	1,965,344	1,815,923
Global capital to regulatory capital ratio	15.79%	16.07%

As of December 31, 2018 and 2017, Interbank has complied with SBS Resolutions No.2115-2009, No.6328-2009, No.14354-2009 and No.4128-2014, “Regulations for the Regulatory Capital Requirement for Operational Risk”, “Market Risk” and “Credit Risk”, respectively, as amended. These resolutions establish, mainly, the methodologies to be applied by financial entities to calculate the assets and credits weighted per type of risk.

In July 2011, the SBS issued Resolution No. 8425-2011, which states that financial entities must determine an additional regulatory capital level and develop a process to assess the adequacy of their regulatory capital in relation with their risk profile, which must follow the methodology described in said resolution. The additional regulatory capital requirement shall be equivalent to the amount of regulatory capital requirements calculated for each of the following components: economic cycle, concentration risk, market concentration risk and interest rate risk in the bank book, among others.

As of December 31, 2018 and 2017, the additional regulatory capital estimated by Interbank amounts to approximately S/735,483,000 and S/710,314,000, respectively.

Interseguro’s regulatory capital

In accordance with SBS Resolution No. 1124-2006, and its amendments, Interseguro is required to maintain a level of regulatory capital in order to maintain a minimum equity to support technical risks and other risks that could affect it. The regulatory capital must be higher than the amount resulting from the sum of the solvency net equity, the guarantee fund and the regulatory capital intended to cover credit risks.

The solvency net equity is represented by the higher amount between the solvency margin and the minimal capital. As of December 31, 2018 and 2017, the solvency net equity is represented by the solvency margin. The solvency margin is the complementary support that insurance entities must maintain to deal with possible situations of excess claims not foreseen in the establishment of technical reserves. The total solvency margin corresponds to the sum of the solvency margins of each branch in which Interseguro operates.

Also, the guarantee fund represents the additional equity support that insurance companies must maintain to deal with the other risks that can affect them and that are not covered by the solvency net equity, such as investment risks and other risks. The monthly amount of said fund must be equivalent to 35 percent of the solvency net equity, calculated in accordance with SBS Resolution No. 1124-2006.

As of December 31, 2018 and 2017, Interseguro’s surplus equity is as follows:

	Interseguro		Seguros Sura
	2018 (*)	2017	2017
	S/(000)	S/(000)	S/(000)
Regulatory capital	1,042,699	549,281	488,262
Less:
Solvency equity (solvency margin)	559,930	301,671	231,720
Guarantee fund	195,975	105,584	81,102

Surplus	286,794	142,026	175,440

(*)	As of December 31, 2018, Seguros Sura’s balances are part of Interseguro’s balances, as a result of the business combination carried out on March 31, 2018; see Note 2.

Inteligo Bank’s regulatory capital

The Central Bank of the Bahamas requires Inteligo Bank to maintain a regulatory capital of not less than 8 percent of its risk weighted assets. Inteligo Bank’s capital ratio as of December 31, 2018 and 2017 is the following:

	2018	2017
	US$(000)	US$(000)
Total eligible capital	216,977	212,459

Total risk weighted assets	850,069	652,229

Capital adequacy ratio (in percentage)	25.52	32.57

Hipotecaria Sura’s regulatory capital

As of December 31, 2017, Hipotecaria Sura maintained a regulatory capital of S/11,171,000, assets and contingent credits weighted by total risk of S/4,289,000, keeping a ratio of 260.45 percent. Also, the additional regulatory capital estimated by Hipotecaria Sura amounts to approximately S/680,000. As of December 31, 2018, Hipotecaria Sura is in liquidation process, therefore it is not subject to these requirements.

In Management’s opinion, its Subsidiaries have complied with the requirements set forth by the SBS.

(g)	Reserves—

The Board of Directors of IFS sessions held on June 25, 2018, and May 9, 2018, agreed to constitute a reserve of up to S/1,000,000,000 charged to retained earnings.

The Board of Directors of IFS session held on September 18, 2017, agreed to constitute a reserve of up to S/600,000,000 charged to retained earnings as of June 30, 2017. Likewise, the Board of Directors of IFS session, held on August 9, 2017, agreed to constitute a reserve of up to S/500,000,000 charged to retained earnings as of December 31, 2016.

The General Shareholders’ Meeting of IFS held on April 11, 2016, agreed to constitute a reserve of up to S/600,000,000 charged to retained earnings as of December 31, 2015.

(h)	Subsidiaries’ legal and special reserves

The Subsidiaries domiciled in Peru are required to establish a reserve equivalent to a certain percentage of their paid-in capital (20 or 35 percent, depending on their economic activity) through annual transfers of 10 percent of their net income. As of December 31, 2018 and 2017, these reserves amounted to approximately S/1,000,764,000 and S/892,103,000, respectively.

18.	Tax situation

(a)

IFS and its Subsidiaries incorporated and domiciled in the Republic of Panama and the Commonwealth of the Bahamas (see Note 3), are not subject to any Income Tax, or any other taxes on capital gains, equity or property; nevertheless, IFS is subject to an additional tax on dividends received from its Subsidiaries incorporated and domiciled in Peru; see paragraph (b). The Subsidiaries incorporated and domiciled in Peru (see Note 3) are subject to the Peruvian Tax legislation; see paragraph (c).

(b)	Legal entities or individuals not domiciled in Peru are subject to an additional tax on dividends received from entities domiciled in Peru. The corresponding tax is withheld by the entity that distributes the dividends. In this regard, since IFS controls the entities that distribute the dividends, it recognizes the amount of the additional Income Tax as expense of the financial year of the dividends. In this sense, as of December 31, 2018 and 2017, the Company has recorded expenses for S/37,880,000 and S/23,677,000, respectively, in the caption “Income Tax” of the consolidated income statements.

As of December 31, 2018 and 2017, dividends distributed by Peruvian Subsidiaries to IFS were subject to a withholding of 5.0 percent of the profits generated in those years, whereas as of December 31, 2016, dividends distributed by Peruvian Subsidiaries to IFS were subject to a withholding of 6.8 percent.

(c)

IFS’s Subsidiaries incorporated in Peru are subject to the payment of Peruvian taxes; hence, they must calculate their tax expenses on the basis of their separate financial statements. The Income Tax rate as of December 31, 2018 and 2017, was 29.5 percent, over the taxable income.

Through Legislative Decree No.1261, published on December 10, 2016, the rate applicable to the third category Income Tax of domiciled taxpayers was modified, thus establishing a rate of 29.5 percent which shall be effective starting on January 1, 2017.

As of December 31, 2016, the applicable Income Tax rate was 28 percent over the taxable income.

On the other hand, there are considered as Peruvian-source income those arisen from the indirect sale of shares of stock or ownership interests of legal entities domiciled in the country. For that purpose, an indirect sale shall be considered to have occurred when shares of stock or ownership interests of a legal entity are sold and this legal entity is not domiciled in the country and, in turn, is the holder—whether directly or through other legal entity or entities—of shares of stock or ownership interests of one or more legal entities domiciled in the country, provided that certain conditions established by law occur. The law also defines the cases in which the issuer is jointly and severally liable thereof.

(d)

The Tax Authority (henceforth “SUNAT”, by its Spanish acronym) is legally entitled to perform tax audits procedures for up to four years subsequent to the date at which the tax return regarding a taxable period must be filed. The Income Tax and the Value-Added-Tax returns subject to inspection by the Tax Authority in each of the Subsidiaries, are the following:

•	Interbank, Hipotecaria Sura and Seguros Sura: Income Tax returns of the years 2012 and from 2014 to 2018, and Value-Added-Tax returns of the years 2014 to 2018, are pending reviewing by SUNAT.

•	Interseguro: Income Tax returns of the years 2013, 2015, 2017 and 2018, and Value-Added-Tax returns of the years 2014 to 2018, are pending reviewing by SUNAT.

Given the possible interpretations that SUNAT may give to the legislation in effect, up to date it is not possible to determine whether or not any review to be conducted would result in liabilities for the Subsidiaries; any increased tax or surcharge that could arise from possible tax reviews would be applied to the results of the period in which such tax increase or surcharge may be determined.

In the case of Interbank, in April 2004, June 2006, February 2007, June 2007, November 2007, October 2008 and December 2010, it received a number of Tax Determination and Tax Penalty notices corresponding mainly to the Income Tax determination for the fiscal years 2000 to 2006. As a result, claims and appeals were filed and subsequent contentious administrative proceedings were started, with the exception of Income Tax 2006, which is still pending in the Tax Court.

Regarding the tax litigations followed by the Bank related to the annual Income Tax returns for the years 2000 to 2006, the most relevant matter subject to discrepancy with SUNAT corresponds to whether the “interests in suspense” are subject to Income Tax or not. In this sense, the Bank considers that the interests in suspense do not constitute accrued income, in accordance with the SBS and the IFRS, which is also supported by a ruling of the Permanent Constitutional and Social Law Chamber of the Supreme Court issued in August 2009.

Notwithstanding the foregoing, in February 2018, the Bank was informed that the Third Transitory Chamber of Constitutional and Social Law of the Supreme Court, issued a ruling regarding a third bank that impacts the Bank’s original estimation regarding the degree of contingency indicated in the previous paragraph; which, based on this new circumstance and in compliance with the IFRS, the Bank estimates as possible as of the date of this report.

The tax liability requested for this concept and other minors matters by SUNAT as of December 31, 2018, amounts to approximately S/393,000,000, out of which S/50,000,000 correspond to taxes and the difference to fines and interest arrears.

From the tax and legal analysis carried out, the Bank’s Management and its external legal advisors consider that there is sufficient technical support for the prevalence of the Bank’s position; as a result, it has not recorded any provision for this contingency as of December 31, 2018 and 2017.

On the other hand, during the years 2013 and 2014, SUNAT closed the audit processes corresponding to the assessment of the Income Tax of the fiscal years 2007, 2008 and 2009, respectively, thus issuing a series of Assessment Resolutions without any additional levying of said tax.

On January 11, 2016, SUNAT closed the partial audit corresponding to the fiscal year 2013 for withholding of Income Tax from non-domiciled beneficiaries, issuing a series of Final Assessment Resolutions without any additional levying of the tax in question.

On February 3, 2017, SUNAT closed the inspection corresponding to the fiscal year 2010 related to Income Tax. The Bank paid the amount of the deficiency under protest and filed a complaint.

On February 14, 2018, SUNAT, through Letter No.180011585680-01-SUNAT notified Interbank of the beginning of the partial inspection process for the Income Tax for the year 2014.

On September 7, 2018, SUNAT closed the partial inspection process for the fifth category tax for the year 2014; without additional tax request.

On January 14, 2019, Interbank was notified of the Determination and Penalty Resolutions corresponding to the audit of the Income Tax for the fiscal year 2013. The tax debt sought by SUNAT amounts to approximately S/50,000,000. To date, Interbank Management has submitted the respective complaint to the resolutions indicated above. In Management opinion and its legal advisors, any eventual additional tax would not be significant for the financial statements as of December 31, 2018 and 2017.

On January 4, 2019, Interseguro was notified through a Tax Determination notice about the partial auditing of the Income Tax for non-domiciled entities for Sura corresponding to January 2015; see Note 2. The tax debt claimed by SUNAT amounts to approximately S/19,000,000 Considering that this debt corresponds to a period prior to the acquisition of Seguros Sura by the Group (see Note 2), and according to the conditions of the purchase and sale agreement of this entity, this tax assessment, if confirmed after the legal actions that Management is to file, would be assumed by the sellers. To date, Management and its legal advisors are evaluating the measures to be followed.

Finally, as of the date of this report, SUNAT is reviewing the 2012 tax return of Interbank. In the opinion of Management and its legal advisors, any eventual additional tax assessment would not be significant for the consolidated financial statements as of December 31, 2018 and 2017.

(e)

Peruvian life insurance companies are exempt from Income Tax regarding the income derived from assets linked to technical reserves for pension insurance (retirement, disability and survival pensions) and annuities from the Private Pension Fund Administration System.

(f)

For the purpose of determining the Income Tax, the transfer prices of transactions with related companies and with companies domiciled in countries or territories that are non-cooperating or low or zero tax countries or territories, or with entities or permanent establishments whose income, revenues or gains from said contracts are subject to a preferential tax regime, must be supported by documented information on the valuation methods used and the criteria considered for their determination. On the basis of the analysis of the operations of the Group’s Subsidiaries, Management and its internal legal advisors believe that, as a consequence of the application of these standards, contingencies of importance to the Subsidiaries domiciled in Peru will not arise as of December 31, 2018 and 2017.

Through Legislative Decree No. 1312, published on December 31, 2016, the formal obligations for entities included within the scope of application of transfer pricing are modified, thus incorporating three new information requirements: (i) Local Report; (ii) Master Report; and (iii) Country Report. The first validity is as of 2017 for the operations that occurred during 2016 and the last two as of 2018 for the operations that have occurred since the fiscal year 2017.

(g)

Through Legislative Decree No.1381, published on August 24, 2018, incorporated in the Income Tax Act the concept of “non-cooperating” countries or territories and preferential tax regimes to which are imposed the defensive measures already existing for countries and territories with low or zero taxation.

In this regard, it is important to emphasize that, at present, Interbank maintains a branch in Panama, a country that is considered “non-cooperating”, in accordance with the provisions of Legislative Decree No. 1381.

(h)

In July 2018, Act No. 30823 was published, whereby the Congress delegated power to the Executive Branch to legislate on various issues, including tax and financial matters. In this sense, the main tax regulations issued are the following:

(i)

Beginning on January 1, 2019, the treatment applicable to royalties and remuneration for services rendered by non-domiciled persons was modified, eliminating the obligation to pay the amount equivalent to the withholding due to the accounting record of the cost or expense. Now the Income Tax is withheld at the payment of the compensation. In order for said cost or expense to be deductible for the local company, the remuneration must have been paid to the filing date of the annual tax return for the Income Tax (Legislative Decree No. 1369).

(ii)

The rules that regulate the obligation of legal persons and/or legal entities to inform the identification of their final beneficiaries (Legislative Decree No. 1372) were established. These rules are applicable to legal entities domiciled in the country, in accordance with the provisions of Article 7 of the Income Tax Act, and legal entities established in the country. The obligation covers non-domiciled legal entities and legal entities established abroad, provided that: a) they have a branch, agency or other permanent establishment in the country; b) the natural or juridical person who manages the autonomous patrimony or the investment funds from abroad, or the natural or legal person who has the status of trustee or administrator, is domiciled in the country; c) any of the members of a consortium is domiciled in the country. This obligation will be fulfilled through the presentation to SUNAT of an informative Sworn Statement, which must contain the information of the final beneficiary and be submitted, in accordance with the regulations and within the deadlines established by Superintendence Resolution issued by SUNAT.

(iii)	The Tax Code was amended regarding the application of the general anti-avoidance rule (Rule XVI of the Preliminary Title of the Tax Code—Legislative Decree No. 1422).

As part of this amendment, a new assumption of joint and several liability is envisaged, when the tax debtor is subject to the application of the measures provided by Rule XVI in the event that tax evasion cases are detected; in such case, the joint and several liability shall be attributed to the legal representatives provided that they have collaborated with the design or approval or execution of actions or situations or economic relations viewed as evasion in Rule XVI. In the case of companies that have a Board of Directors, it is up to this corporate body to define the tax strategy of the entity, having to decide on the approval or not of actions, situations or economic relations to be carried out within the framework of tax planning, this power being non-delegable. The actions, situations and economic relations carried out within the framework of tax planning and implemented on the date of entry into force of Legislative Decree No. 1422 (September 14, 2018) and which continue to have effect, must be evaluated by the Board of Directors of the legal entity for the purpose of ratification or modification until March 29, 2019, without prejudice to the fact that the management or other managers of the company have approved the aforementioned actions, situations and economic relations.

Likewise, it has been established that the application of Rule XVI, regarding the re-characterization of tax evasion cases, will take place in the final inspection procedures in which acts, events or situations produced since July 19, 2012, are reviewed.

(iv)	Amendments to the Income Tax Act were included, effective as of January 1, 2019, to improve the tax treatment applicable to the following (Legislative Decree No. 1424):

•

Income obtained from the indirect transfer of shares of stock or capital representing participations of legal persons domiciled in the country. Among the most significant changes is the inclusion of a new indirect sale assumption, which is triggered when the total amount of the shares of the domiciled legal entity whose indirect disposal is made is equal to or higher than 40,000 Tax Units.

•

Permanent establishments of sole proprietorships, companies and entities of any nature incorporated abroad. For this purpose, new cases of permanent establishment have been included, among them, when the rendering of services in the country occurs, with respect to the same project, service or related one, for a period that exceeds 183 calendar days in total within any period of twelve months.

•

The system of credits against Income Tax for taxes paid abroad, to be included in the indirect credit (corporate tax paid by foreign subsidiaries) as credit applicable against the Income Tax of domiciled legal persons, in order to avoid double taxation.

•

The deduction of interest expenses for the determination of corporate Income Tax. In the years 2019 and 2020, it shall be applicable the debt limit set at up to three times the net equity as of December 31 of the previous year will be applicable, both to loans with related parties, and to loans with third parties contracted as of September 14, 2018. Beginning in 2021, the limit for the deduction of financial expenses shall be equivalent to 30 percent of the entity’s EBITDA.

(v)	Regulations have been adopted for the accrual of income and expenses for tax purposes as of January 1, 2019 (Legislative Decree No. 1425). Until 2018, there was no rule definition of this concept, so in many cases accounting rules were used for its interpretation. In general terms, with the new criterion, for the purpose of determining the Income Tax, it shall be considered whether the substantial events for the generation of income or expense agreed upon by the parties have occurred, provided they are not subject to a subsequent condition, in which case the recognition shall take place when it is fulfilled and when collection or payment is to take place will not be taken into account; and, if the determination of the consideration depends on a future action or event, the total or part of the corresponding income or expense will be deferred until that action or event occurs.

19.	Off-balance sheet accounts

(a)	The table below presents the components of this caption:

	2018	2017
	S/(000)	S/(000)
Contingent credits—indirect loans (b), Note 7(a)
Guarantees and stand-by letters	3,763,591	4,044,614
Import and export letters of credit	307,869	221,881

	4,071,460	4,266,495

Derivatives
Held for trading: Note 11(b)
Forward foreign currency agreements, see Note 31.2(b)(ii):
Forward currency agreements—purchase	2,023,812	2,317,935
Forward currency agreements—sale	2,709,626	2,776,324
Forward foreign currency agreements in other currencies	443,770	379,384
Interest rate swaps	2,018,220	2,220,102
Foreign currency options	234,780	227,647
Currency swap agreements, see Note 31.2(b)(ii):
Foreign currency delivery / receipt in Soles	484,553	499,816
Soles delivery / receipt in foreign currency	424,561	489,365
Cross currency swaps	198,529	190,759
Held as hedges: Note 11(b)
Cash flows:
Interest rate swaps	303,570	453,740
Cross currency swaps	1,922,610	550,970

	10,764,031	10,106,042

Responsibilities for credit lines granted (cancellable) (c)	7,916,890	7,048,951
Responsibilities for credit lines—commercial and others (d)	1,255,713	940,689

Total	24,008,094	22,362,177

(b)

In the normal course of its operations, the Group performs contingent operations (indirect loans). These transactions expose the Group to additional credit risks to the amounts recognized in the consolidated statements of financial position.

The Group applies the same credit policies for granting and evaluating the provisions required for direct loans when performing contingent operations—see Note 7(a), including obtaining guarantees when deemed necessary. Guarantees vary and include deposits in financial institutions or other assets.

Taking into account that most of the contingent operations are expected to expire without the Group having to disburse cash, the total committed amounts do not necessarily represent future cash requirements.

(c)	Responsibilities under credit lines agreements include consumer credit lines and other consumer loans that are cancellable by the Bank.

(d)

Corresponds to commitments of disbursement of future loans that Interbank has committed to carry out; provided that the borrower complies with the obligations under the corresponding loan agreements, however, they may be cancelled by Interbank.

20.	Interest and similar income and expenses

(a)	This caption is comprised of the following:

	2018	2017	2016
	S/(000)	S/(000)	S/(000)
Interest and similar income
Interest on loan portfolio	3,356,718	3,201,545	3,184,336
Interest on investments at fair value through other comprehensive income	761,411	—	—
Interest on available-for sale investments	—	513,545	436,534
Interest on investments at amortized cost	86,215	—	—
Interest on held-to-maturity investments	—	44,452	26,835
Interest on due from banks and inter-bank funds	51,592	30,057	20,537
Dividends on financial instruments through other comprehensive income	61,725	16,659	33,022
Other interest and similar income	3,621	2,762	3,548

Total	4,321,282	3,809,020	3,704,812

Interest and similar expenses
Interest and fees on deposits and obligations	(562,495)	(534,211)	(461,959)
Interest on bonds, notes and other obligations	(377,506)	(315,758)	(320,986)
Interest and fees on obligations with financial institutions	(173,740)	(222,406)	(255,268)
Deposit insurance fund fees	(40,697)	(37,304)	(35,165)
Result from hedging transactions	(9,241)	(1,848)	—
Other interest and similar expenses	(6,907)	(8,362)	(8,481)

Total	(1,170,586)	(1,119,889)	(1,081,859)

(b)	The amounts shown in 20(a) include interest income and expenses calculated using the effective interest rate (EIR), which are related to the following items:

	2018	2017	2016
	S/(000)	S/(000)	S/(000)
Financial assets measured at amortized cost	3,494,525	3,276,054	3,231,708
Financial assets measured at fair value through other comprehensive income	761,411	513,545	436,534

Total interest from financial assets not measured at fair value	4,255,936	3,789,599	3,668,242

Financial liabilities measured at amortized cost	1,113,741	1,072,375	1,038,213

21.	Fee income from financial services, net

This caption is comprised of the following:

	2018	2017	2016
	S/(000)	S/(000)	S/(000)
Income
Maintenance and mailing of accounts, transfer fees and commissions on credit and debit card	623,480	601,091	575,914
Commissions for banking services	186,783	167,805	157,812
Funds management fees	148,048	139,215	131,975
Fees from indirect loans	61,766	60,205	60,249
Collection services fees	37,068	32,792	30,205
Brokerage and custody services fees	11,035	11,638	13,204
Others	33,758	27,207	29,240

Total	1,101,938	1,039,953	998,599

Expenses
Credit cards	(103,645)	(81,459)	(80,353)
Debtor’s life insurance premiums	(58,931)	(50,777)	(54,689)
Fees paid to foreign banks	(15,324)	(12,937)	(10,749)
Brokerage and custody services	(1,877)	(3,754)	(2,777)
Others	(47,735)	(41,784)	(40,579)

Total	(227,512)	(190,711)	(189,147)

Net	874,426	849,242	809,452

22.	Other income (and expenses)

(a)	This caption is comprised of the following:

	2018	2017	2016
	S/(000)	S/(000)	S/(000)
Other income
Income from investments in associates	17,454	18,475	14,856
Gain from sale of written-off-loans (b)	13,615	16,956	8,207
Other technical income from insurance operations	10,908	9,273	10,308
Income from ATM rentals	4,606	4,562	3,184
Services rendered to third parties	2,779	5,160	4,827
Insurance recovery	940	1,122	268
Other income	18,741	31,891	22,445

Total other income	69,043	87,439	64,095

Other expenses
Sundry technical insurance expenses	(40,593)	(16,753)	(14,999)
Commissions from insurance activities	(38,650)	(50,971)	(31,671)
Provision for assets seized	(9,754)	—	—
Donations	(5,068)	(6,696)	(5,932)
Provision for sundry risk	(3,504)	(9,748)	(14,685)
Administrative and tax penalties	(2,963)	(2,185)	(3,152)
Provision for accounts receivable	(2,134)	(8,699)	(2,758)
Expenses related to rental income	(3,901)	(659)	(1,091)
Other expenses	(35,048)	(24,615)	(27,848)

Total other expenses	(141,615)	(120,326)	(102,136)

(b)

During the years 2018, 2017 and 2016, Interbank sold in cash to non-related third parties written-off loan portfolios with gross value amounting to S/466,264,000, S/714,379,000 and S/302,248,000, respectively.

23.	Net premiums earned

This caption is comprised of the following:

	Premiums assumed			Adjustment of technical reserves			Gross premiums earned (*)			Premiums ceded to reinsurers			Net premiums earned
	2018	2017	2016	2018	2017	2016	2018	2017	2016	2018	2017	2016	2018	2017	2016
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Life insurance
Annuities (**)	264,305	226,564	337,755	(229,097)	(191,612)	(377,745)	35,208	34,952	(39,990)	—	—	—	35,208	34,952	(39,990)
Group life	110,049	128,259	119,534	1,351	5	(630)	111,400	128,264	118,904	(4,232)	(3,437)	(3,538)	107,168	124,827	115,366
Individual life	130,419	64,467	48,986	(40,861)	(35,010)	(20,230)	89,558	29,457	28,756	(3,678)	(2,778)	(2,177)	85,880	26,679	26,579
Retirement, disability and survival (***) and (****)	160,388	36,436	139,633	(42,603)	(12,753)	935	117,785	23,683	140,568	(107,296)	(26,189)	(130,536)	10,489	(2,506)	10,032
Others	3	10	539	(1,562)	(2,266)	(3,250)	(1,559)	(2,256)	(2,711)	—	(1)	(131)	(1,559)	(2,257)	(2,842)

Total life insurance	665,164	455,736	646,447	(312,772)	(241,636)	(400,920)	352,392	214,100	245,527	(115,206)	(32,405)	(136,382)	237,186	181,695	109,145
Total general insurance	96,921	77,894	84,109	(4,032)	1,461	(3,952)	92,889	79,355	80,157	(1,509)	(1,701)	(1,942)	91,380	77,654	78,215

Total general	762,085	533,630	730,556	(316,804)	(240,175)	(404,872)	445,281	293,455	325,684	(116,715)	(34,106)	(138,324)	328,566	259,349	187,360

(*)	It includes the annual variation of technical reserves and unearned premiums.
(**)	The variation of the adjustment of technical reserves is due to variation in the rates with which technical reserves are determined; see rates in Note 15(e).
(***)

As part of the SPP reform that started in 2013, as regards to the coverage of survival and disability of the pension insurance, the affiliates portfolio was divided into seven parts so that insurance companies manage obligations and rights as a whole. In this way, when an affiliate needs a pension from the pension insurance, the pension will be divided into seven parts and each insurance company will have to assume a corresponding part. This coverage is allocated through a public tender. In December 2016, the call for the “Third Public Tender No. 03/2016” was made to cover the period from January 1, 2017 to December 31, 2018; Interseguro did not win the allocation, but Seguros Sura was awarded a seventh part of this coverage, which is 70 percent reinsured.

(****)

In April 2016, the Congress of the Republic of Peru approved the amendment of the SPP Act, through which the affiliates of the Pension Fund Administrators (AFPs) who turn 65 and retire, can choose, among other existing retirement modalities, the return of 95.5 percent of the total fund available from their Individual Capitalization Account (“CIC”, by its Spanish acronym). During 2017, in order to offset the contraction of retirement income as a result of the aforementioned amendment to the SPP Act, Interseguro launched the “Renta Particular Plus” product and raised funds from said product as of December 31, 2018 and 2017, for S/ 174,632,000 and S/128,200,000, respectively; see Note 11 (a). This allowed to maintain the product portfolio level and the long-term cash fundraising. As of December 31, 2018, retirement premiums amounted to S/10,469,000 (in 2017 and 2016, amounted to S/24,786,000 and S/137,119,000, respectively).

24.	Net claims and benefits incurred for life insurance contracts and others

This caption is comprised of the following:

	Gross claims and benefits			Ceded claims and benefits			Net insurance claims and benefits
	2018	2017	2016	2018	2017	2016	2018	2017	2016
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Life insurance
Annuities	(573,884)	(332,513)	(251,911)	—	—	—	(573,884)	(332,513)	(251,911)
Group life	(48,213)	(41,110)	(40,164)	2,864	2,582	3,649	(45,349)	(38,528)	(36,515)
Individual life	(7,539)	(2,666)	(3,404)	1,410	518	830	(6,129)	(2,148)	(2,574)
Retirement, disability and survival	(215,217)	(33,120)	(135,948)	122,976	12,262	128,718	(92,241)	(20,858)	(7,230)
Others	(1,710)	(3,282)	(4,864)	85	3,386	3,215	(1,625)	104	(1,649)
General insurance	(16,829)	(18,483)	(18,395)	25	150	74	(16,804)	(18,333)	(18,321)

	(863,392)	(431,174)	(454,686)	127,360	18,898	136,486	(736,032)	(412,276)	(318,200)

25.	Salaries and employee benefits

This caption is comprised of the following:

	2018	2017	2016
	S/(000)	S/(000)	S/(000)
Salaries	538,190	515,333	507,691
Workers’ profit sharing	81,837	70,267	70,441
Social security	50,244	47,116	45,868
Severance indemnities	39,862	37,655	36,942
Vacations, health insurance and others	45,781	44,211	50,416

Total	755,914	714,582	711,358

The average number of employees for the years 2018, 2017 and 2016 was 7,742, 7,817 and 7,955 respectively.

26.	Administrative expenses

This caption is comprised of the following:

	2018	2017	2016
	S/(000)	S/(000)	S/(000)
Services received from third parties	740,261	699,621	658,728
Taxes and contributions	34,993	30,943	30,076

Total	775,254	730,564	688,804

Services received from third parties correspond mainly to computer equipments maintenance services, credit cards associated expenses, securities transportation services, rental of premises (agencies), telecommunications, advertising, among others.

27.	Earnings per share

The following table presents the calculation of the weighted average number of shares and the basic and diluted earnings per share, determined and calculated based on the earnings attributable to the Group, as described in Note 4.4(ae):

	Outstanding shares	Shares considered in computation	Effective days in the year	Weighted average number of shares
	(in thousands)	(in thousands)		(in thousands)
2016
Balance as of January 1, 2016	108,820	108,820	365	108,820
Sale of treasury stock	8	8	275	6
Purchase of treasury stock	(1,897)	(1,897)	85	(442)

Balance as of December 31, 2016	106,931	106,931		108,384

Net earnings attributable to IFS S/(000) modified, Note 4.2.1				944,611

Basic and diluted earnings per share attributable to IFS (Soles), modified, Note 4.2.1				8.715

2017
Balance as of January 1, 2017	106,931	106,931	365	106,931
Purchase of treasury stock	(500)	(500)	213	(292)
Sale of treasury stock	1,251	1,251	28	97

Balance as of December 31, 2017	107,682	107,682		106,736

Net earnings attributable to IFS S/(000), modified, Note 4.2.1				1,027,379

Basic and diluted earnings per share attributable to IFS (Soles), modified, Note 4.2.1				9.625

2018
Balance as of January 1, 2018	107,682	107,682	365	107,682
Sale of treasury stock	3,010	3,010	334	2,754

Balance as of December 31, 2018	110,692	110,692		110,436

Net earnings attributable to IFS S/(000)				1,084,280

Basic and diluted earnings per share attributable to IFS (Soles)				9.818

28.	Transactions with shareholders, related parties and affiliated entities

(a)	The table below presents the main transactions with shareholders, related parties and affiliated companies as of December 31, 2018 and 2017:

	2018	2017
	S/(000)	S/(000)
Assets
Instruments at fair value through profit or loss
Participations—Royalty Pharma, Note 6(l)	78,808	—
Negotiable certificates of deposit—Financiera Oh! S.A.	20,809	—
Shares—InRetail Perú Corp.	7,322	—
Investment funds participations—NGCP	2,890	—
Other minors	205	—

	110,034	—

Investments at fair value through other comprehensive income
Shares—InRetail Perú Corp, Note 6(k)	228,122	—
Corporate bonds—InRetail Shopping Malls S.A.	59,131	—
Corporate bonds—Colegios Peruanos S.A.	58,913	—
Corporate bonds—Intercorp Perú Ltd.	15,766	—
Corporate bonds—Cineplex S.A.	7,317	—

	369,249	—

Trading securities	—	7,808
Available-for-sale investments
Shares—InRetail Perú Corp. Note 6(k)	—	168,206
Participations—Royalty Pharma, Note 6(l)	—	68,540
Corporate bonds—InRetail Shopping Malls S.A.	—	65,334
Corporate bonds—Colegios Peruanos S.A.	—	64,985
Corporate bonds—Financiera Oh! S.A.	—	27,843
Corporate bonds—Intercorp Perú Ltd.	—	16,051
Corporate bonds—Cineplex S.A.	—	13,399
Corporate bonds—InRetail Consumer	—	10,194
Corporate bonds—Intercorp Retail Inc.	—	6,874

	—	441,426

Loans, net (b)	1,157,158	828,597
Accounts receivable from UTP (h)	58,968	32,713
Accounts receivable from Homecenters Peruanos S.A. (g)	20,877	23,009
Accounts receivable from Supermercados Peruanos S.A	18,264	—
Accounts receivable related to derivative financial instruments	3,908	5,832
Other assets (f)	10,183	15,089

Liabilities
Deposits and obligations	571,032	311,092
Other liabilities	214	2,251
Accounts payable related to derivative financial instruments	—	723

Off-balance sheet accounts
Indirect loans (b)	139,702	133,571

	2018	2017	2016
	S/(000)	S/(000)	S/(000)
Income (expenses)
Interest and similar income	90,703	67,703	63,506
Interest and similar expenses	(17,747)	(9,397)	(3,383)
Valuation of financial derivative instruments	(201)	520	(229)
Rental income	13,461	3,318	2,190
Gain on sale of investment property	4,655	—	2,655
Administrative expenses	(40,279)	(42,743)	(33,982)
Others, net	17,114	37,383	31,041

(b)	As of December 31, 2018 and 2017, the detail of loans is the following:

	2018			2017
	Direct loans	Indirect loans	Total	Direct loans	Indirect loans	Total
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Supermercados Peruanos S.A.	236,826	701	237,527	198,843	6,753	205,596
Inretail Pharma S.A.	163,596	5,060	168,656	19,926	4,862	24,788
Nessus Hoteles Perú S.A.	102,851	169	103,020	67,767	—	67,767
GTP Inversionistas S.A.C.	102,027	—	102,027	105,527	—	105,527
Colegios Peruanos S.A.C.	80,379	1,843	82,222	50,006	810	50,816
Universidad Tecnológica del Perú	80,000	—	80,000	—	—	—
Financiera Oh! S.A.	65,009	291	65,300	28	321	349
Intercorp Perú Ltd.	65,046	—	65,046	45,004	—	45,004
Homecenters Peruanos S.A.	55,995	6,327	62,322	59,508	2,053	61,561
San Miguel Industrias PET S.A.	9,873	36,366	46,239	9,750	31,173	40,923
Cineplex S.A.	33,844	8,996	42,840	44,317	12,594	56,911
San Miguel Industrias Ecuador	32,910	—	32,910	32,500	—	32,500
Bembos S.A.C.	26,747	6,130	32,877	26,802	855	27,657
Procesos de Medios de Pago S.A.	7,704	20,575	28,279	10,357	19,770	30,127
PF Interproperties Perú	—	21,126	21,126	—	21,291	21,291
Centro de Salud Peruanos	20,701	—	20,701	—	—	—
Servicio de Transferencia Electrónica de Beneficios y Pagos S.A.	—	14,439	14,439	569	13,522	14,091
Tiendas Peruanas S.A.	12,388	9	12,397	20,249	4,032	24,281
EP de Franquicias S.A.C.	11,791	539	12,330	12,971	257	13,228
EP de Restaurantes S.A.C.	11,962	265	12,227	12,311	186	12,497
Corporación Peruana de Restaurantes S.A.	10,988	995	11,983	11,322	299	11,621
Agrícola Don Ricardo S.A.C.	—	—	—	57,933	—	57,933
Others	26,521	15,871	42,392	42,907	14,793	57,700

	1,157,158	139,702	1,296,860	828,597	133,571	962,168

(c)

As of December 31, 2018 and 2017, the directors, executives and employees of the Group have been involved, directly and indirectly, in credit transactions with certain subsidiaries of the Group, as permitted by Peruvian law, which regulates and limits on certain transactions with employees, directors and officers of financial entities. As of December 31, 2018 and 2017, direct loans to employees, directors and officers amounted to S/223,381,000 and S/183,550,000, respectively; said loans are repaid monthly and bear interest at market rates.

There are no loans to the Group’s directors and key personnel guaranteed with shares of any Subsidiary.

(d)	The Group’s key personnel compensations, including the Income Tax assumed for the years ended December 31, 2018, 2017 and 2016, are presented below:

	2018	2017	2016
	S/(000)	S/(000)	S/(000)
Salaries	22,295	18,880	16,583
Board of Directors’ compensations	1,925	1,940	1,706

Total	24,220	20,820	18,289

(e)

As of December 31, 2018 and 2017, the Group holds participations in different mutual funds managed by Interfondos that are classified as investment at fair value through profit or loss and amount to S/9,934,000 and S/324,000, respectively.

(f)

It corresponds mainly to prepaid expenses for spaces ceded to Interbank in the stores of Supermercados Peruanos S.A. for the operation of financial agencies until the year 2030, and for an amount of approximately S/8,856,000 and S/10,876,000 as of December 31, 2018 and 2017, respectively (see Note 11(a)). Interbank may renew the term of the agreement for an additional term of 15 years.

(g)	It corresponds to a loan with maturity in 2046 and bears interests at market value.

(h)	As of December 31, 2018, corresponds to a financial lease for the construction of educational facilities in San Juan de Lurigancho and Ate Vitarte districts.

(i)

In Management’s opinion, transactions with related companies have been performed under standard market conditions and within the limits permitted by the SBS. Taxes generated by these transactions and the taxable base used for computing them are those customarily used in the industry and they are determined according to the tax rules in force.

29.	Business segments

The Chief Operating Decision Maker (“CODM”) of IFS is the Chief Executive Officer (“CEO”), and presents three operating segments based on products and services, as follows:

Banking

Mainly loans, credit facilities, deposits and current accounts.

Insurance

It provides annuities and conventional life insurance products, as well as other retail insurance products.

Wealth management

It provides brokerage and investment management services. Inteligo serves mainly Peruvian citizens.

The operating segments monitor the operating results of their business units separately for the purpose of making decisions on the distribution of resources and performance assessment. Segment performance is evaluated based on operating profit or loss and it is measured consistently with operating profit or loss in the consolidated financial statements.

Transfer prices between operating segments are on an arm’s length basis in a manner similar to transactions with third parties.

No revenue from transactions with a single external customer or counterparty exceeded 10 percent of the Group’s total revenues in the years 2018 and 2017.

The following table presents the Group’s financial information by business segments for the years ended December 31, 2018, 2017 and 2016:

	2018
	Banking	Insurance	Wealth management	Holding and consolidation adjustments	Total consolidated
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Total income (*)
Third party	4,628,369	1,002,607	351,518	(49,500)	5,932,994
Inter-segment	(57,276)	—	12,226	45,050	—

Total income	4,571,093	1,002,607	363,744	(4,450)	5,932,994

Extracts of results
Interest and similar income	3,559,112	610,990	154,090	(2,910)	4,321,282
Interest and similar expenses	(1,067,710)	(54,343)	(44,096)	(4,437)	(1,170,586)

Net interest and similar income	2,491,402	556,647	109,994	(7,347)	3,150,696

Impairment loss on loans, net of recoveries	(660,858)	—	786	—	(660,072)
Recovery (loss) due to impairment of financial investments	(63)	11,349	1,791	—	13,077

Net interest and similar income after impairment loss on loans	1,830,481	567,996	112,571	(7,347)	2,503,701

Fee income from financial services, net	759,518	(4,593)	164,184	(44,683)	874,426
Net gain on sale of financial investments	16,364	(30,684)	28,560	—	14,240
Other income	293,375	98,328	4,684	(1,907)	394,480
Total net premiums earned minus claims and benefits	—	(407,466)	—	—	(407,466)
Depreciation and amortization	(138,543)	(16,982)	(9,147)	(26)	(164,698)
Other expenses	(1,364,155)	(256,670)	(97,377)	45,419	(1,672,783)

Income before translation result and Income Tax	1,397,040	(50,071)	203,475	(8,544)	1,541,900
Translation result	(10,208)	(11,405)	(227)	(13,151)	(34,991)
Income Tax	(375,911)	—	(5,725)	(33,879)	(415,515)

Net profit for the year	1,010,921	(61,476)	197,523	(55,574)	1,091,394

Attributable to:
IFS’s shareholders	1,010,921	(61,476)	197,523	(62,688)	1,084,280
Non-controlling interest	—	—	—	7,114	7,114

	1,010,921	(61,476)	197,523	(55,574)	1,091,394

(*)	Corresponds to interest and similar income, other income and net premiums earned.

	2017
	Banking	Insurance (**)	Wealth management	Holding and consolidation adjustments	Total consolidated
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Total income (*)
Third party	4,455,055	703,262	380,518	(103,260)	5,435,575
Inter-segment	(93,242)	(46)	(7,917)	101,205	—

Total income	4,361,813	703,216	372,601	(2,055)	5,435,575

Extracts of results
Interest and similar income	3,346,238	334,753	151,785	(23,756)	3,809,020
Interest and similar expenses	(1,047,102)	(19,713)	(53,852)	778	(1,119,889)

Net interest and similar income	2,299,136	315,040	97,933	(22,978)	2,689,131

Impairment loss on loans, net of recoveries	(830,474)	—	2,539	—	(827,935)
Loss due to impairment of financial investments	—	(5,496)	(15,263)	—	(20,759)

Net interest and similar income after impairment loss on loans	1,468,662	309,544	85,209	(22,978)	1,840,437

Fee income from financial services, net	740,519	(3,692)	152,028	(39,613)	849,242
Net gain on sale of financial investments	39,604	65,009	74,158	6,076	184,847
Gain on sale of IFS shares	25,220	—	9,764	(34,984)	—
Other income	303,474	47,843	(7,217)	(10,983)	333,117
Total net premiums earned minus claims and benefits	—	(152,927)	—	—	(152,927)
Depreciation and amortization	(127,431)	(9,656)	(8,068)	(7)	(145,162)
Other expenses	(1,271,804)	(217,164)	(103,640)	27,136	(1,565,472)

Income before translation result and Income Tax	1,178,244	38,957	202,234	(75,353)	1,344,082
Translation result	13,908	873	1,233	(116)	15,898
Income Tax	(298,641)	41	(4,296)	(23,630)	(326,526)

Net profit for the year	893,511	39,871	199,171	(99,099)	1,033,454

Attributable to:
IFS’s shareholders	893,511	39,960	199,171	(105,263)	1,027,379
Non-controlling interest	—	(89)	—	6,164	6,075

	893,511	39,871	199,171	(99,099)	1,033,454

(*)	Corresponds to interest and similar income, other income and net premiums earned.
(**)	For the year 2017, includes Interseguro and Seguros Sura.

	2016
	Banking	Insurance	Wealth management	Holding and consolidation adjustments	Total consolidated
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Total income (*)
Third party	4,300,677	555,309	349,725	(97,278)	5,108,433
Inter-segment	(60,916)	(44)	(6,573)	67,533	—

Total income	4,239,761	555,265	343,152	(29,745)	5,108,433

Extracts of results
Interest and similar income	3,274,127	292,960	157,558	(19,833)	3,704,812
Interest and similar expenses	(1,009,900)	(14,420)	(59,396)	1,857	(1,081,859)

Net interest and similar income	2,264,227	278,540	98,162	(17,976)	2,622,953

Impairment loss on loan losses, net of recoveries	(783,645)	—	—	—	(783,645)
Loss due to impairment of financial investments	—	(28,323)	—	—	(28,323)

Net interest and similar income after impairment loss on loans	1,480,582	250,217	98,162	(17,976)	1,810,985

Fee income from financial services, net	707,604	(2,994)	146,656	(41,814)	809,452
Net gain on sale of financial investments	19,583	46,406	34,342	3,007	103,338
Other income	299,363	31,577	11,169	(38,638)	303,471
Total net premiums earned minus claims and benefits	—	(130,840)	—	—	(130,840)
Depreciation and amortization	(118,129)	(4,457)	(7,532)	—	(130,118)
Other expenses	(1,250,555)	(196,019)	(99,868)	44,144	(1,502,298)

Income before translation result and Income Tax	1,138,448	(6,110)	182,929	(51,277)	1,263,990
Translation result	1,240	8,137	(1,289)	11,974	20,062
Income Tax	(300,628)	(662)	(2,961)	(29,612)	(333,863)

Net profit of the year	839,060	1,365	178,679	(68,915)	950,189

Attributable to:
IFS’s shareholders	839,060	1,680	178,679	(74,808)	944,611
Non-controlling interest	—	(315)	—	5,893	5,578

	839,060	1,365	178,679	(68,915)	950,189

(*)	Corresponds to interest and similar income, other income and net premiums earned.

	2018
	Banking	Insurance	Wealth management	Holding and eliminations	Total consolidated
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Capital expenditures (*)	176,082	70,333	9,718	41	256,174
Total assets	47,440,393	12,572,396	3,808,939	(77,319)	63,744,409
Total liabilities	41,986,416	11,795,308	2,996,179	(121,970)	56,655,933

	2017
	Banking	Insurance	Wealth management	Holding and eliminations	Total consolidated
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Capital expenditures (*)	231,412	131,117	5,508	1,252	369,289
Total assets	45,430,249	12,317,209	3,083,295	(436,256)	60,394,497
Total liabilities	40,566,849	11,637,693	2,313,375	39,673	54,557,590

(*)	It includes the purchase of property, furniture and equipment, intangible assets and investment property.

(i)

The distribution of the Group’s total income based on the location of the customer and its assets, for the year ended December 31, 2018, is S/5,632,540,000 in Peru and S/319,383,000 in Panama (for the year ended December 31, 2017, it is S/5,108,239,000 in Peru and S/342,461,000 in Panama and for the year ended December 31, 2016, it is S/4,760,973,000 in Peru and S/3,013,892,000 in Panama). The distribution of the Group’s total assets based on the location of the customer and its assets, as of December 31, 2018 is S/60,012,231,000 in Peru S/3,732,178,000 in Panama (for the year ended December 31, 2017, it is S/57,380,605,000 in Peru and S/3,013,892,000 in Panama). It should be noted that both income and assets located in Panama correspond mainly to Peruvian citizens.

30.	Financial instruments classification

The financial assets and liabilities of the consolidated statements of financial position as of December 31, 2018 and 2017, are presented below. As detailed in Note 4.2, the Group did not reformulate the comparative information for the year 2017, for those financial instruments within the scope of IFRS 9. Therefore, the comparative information for the year 2017 is presented according to IAS 39 and is not comparable with the information presented in the 2018 year. The differences arising from the adoption of IFRS 9 have been recognized directly in retained earnings as of January 1, 2018, and are disclosed in Note 4.7.

	As of December 31, 2018
	At fair value through profit or loss	Debt instruments measured at fair value through other comprehensive income	Equity instruments measured at fair value through other comprehensive income	Amortized cost	Total
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Financial assets
Cash and due from banks	—	—	—	8,380,411	8,380,411
Inter-bank funds	—	—	—	495,037	495,037
Financial investments	1,571,468	13,328,593	845,317	1,884,067	17,629,445
Loans, net	—	—	—	32,960,917	32,960,917
Due from customers on acceptances	—	—	—	132,961	132,961
Accounts receivable and other assets, net	185,376	—	—	1,106,659	1,292,035

	1,756,844	13,328,593	845,317	44,960,052	60,890,806

Financial liabilities
Deposits and obligations	—	—	—	33,681,950	33,681,950
Due to banks and correspondents	—	—	—	4,293,361	4,293,361
Bonds, notes and other obligations	—	—	—	6,496,778	6,496,778
Due from customers on acceptances	—	—	—	132,961	132,961
Insurance contract liabilities	—	—	—	10,300,468	10,300,468
Accounts payable, provisions and other liabilities	154,116	—	—	1,367,644	1,521,760

	154,116	—	—	56,273,162	56,427,278

	As of December 31, 2017
	Financial assets and liabilities designated at fair value
	Held for trading or hedging	Loans and accounts receivable	Available-for-sale investments	Held-to-maturity investments	Financial liabilities at amortized cost	Total
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Financial assets
Cash and due from banks	—	11,204,843	—	—	—	11,204,843
Inter-bank funds	—	403,526	—	—	—	403,526
Trading securities	216,008	—	—	—	—	216,008
Available-for-sale investments	—	—	15,459,660	—	—	15,459,660
Held-to-maturity investments	—	—	—	1,248,475	—	1,248,475
Loans, net	—	28,204,168	—	—	—	28,204,168
Due from customers on acceptances	—	41,715	—	—	—	41,715
Accounts receivable and other assets, net	92,820	570,965	—	—	—	663,785

	308,828	40,425,217	15,459,660	1,248,475	—	57,442,180

Financial liabilities
Deposits and obligations	—	—	—	—	32,607,637	32,607,637
Inter-bank funds	—	—	—	—	30,008	30,008
Due to banks and correspondents	—	—	—	—	4,407,392	4,407,392
Bonds, notes and other obligations	—	—	—	—	5,602,358	5,602,358
Due from customers on acceptances	—	—	—	—	41,715	41,715
Insurance contract liabilities	—	—	—	—	10,514,504	10,514,504
Accounts payable, provisions and other liabilities	133,921	—	—	—	1,025,503	1,159,424

	133,921	—	—	—	54,229,117	54,363,038

31.	Financial risk management

It comprises the management of the main risks, that due to the nature of their operations, IFS and its Subsidiaries are exposed to; and correspond to: credit risk, market risk, liquidity risk, and insurance and real estate risk.

•	Credit risk: possibility of loss due to inability or lack of willingness to pay of debtors, counterparts or third parties bound to comply with their contractual obligations.

•

Market risk: probability of loss in positions on and off the consolidated statements of financial position derived from variations in market conditions. It generally includes the following types of risk: exchange rate, fair value by interest rate, price, among others.

•	Liquidity risk: possibility of loss due to noncompliance with the requirements of financing and fund application that arise from mismatches of cash flows.

•	Insurance risk: possibility that the actual cost of claims and payments will differ from the estimates.

•

Real estate risk: possibility of significant loss in rental income due to the insolvency of the lessee or, a decrease in the market price of real estate investments, due to economic slowdown and supply and demand distortions.

In order to manage the described risks, every Subsidiary of the Group has a specialized structure and organization in their management, measurement systems, mitigation and coverage processes that considers the specific needs and regulatory requirements to develop its business. The Group and its Subsidiaries, mainly Interbank, Interseguro and Inteligo Bank, operate independently but in coordination with the general provisions issued by the Board of Directors and Management of IFS; however, the Board of Directors and Management of IFS are ultimately responsible for identifying and controlling risks. The main objectives of IFS’ Audit Committee will be to verify the adequacy of the financial and accounting information process of each subsidiary, as well as to evaluate the activities conducted by the internal and external auditors. The Group is in the process of establishing its audit committee. Once formed, it expects its audit committee to comply with the criteria set forth under “Audit Committee Charter”, the rules of the NYSE and Rule 10A-3(b)(1) of the Exchange Act, each of applicable to foreign private issues.

(a)	Structure and organization of risk management—

The Group’s risk management structure and organization for each of its Subsidiaries is as follows:

(i)	Interbank

Board of Directors

Interbank’s Board of Directors is responsible for establishing an appropriate and integral risk management and promoting an internal environment that facilitates its development. The Board is continuously informed about the exposure degree of the various risks managed by Interbank.

The Board has created several specialized committees to which it has delegated specific tasks in order to strengthen risk management and internal control.

Audit Committee

The Audit Committee’s main purpose is to monitor that the accounting financial reporting processes are appropriate, as well as to evaluate the activities performed by the auditors, both internal and external. The Committee is comprised of three members of the Board and the Chief Executive Officer, the Internal Auditor, the Vice-President of Corporate and Legal Affairs. Other executives may also participate therein, when required. The Committee meets at least six times a year in ordinary sessions and informs the Board about the most relevant issues discussed.

Comprehensive Risk Management Committee

The Comprehensive Risk Management Committee (“GIR”, by its Spanish acronym) is responsible for approving the policies and organization for comprehensive risk management, as well as the amendments to said policies. This Committee defines the level of tolerance and the exposure degree to risk that Interbank is willing to assume in its business and also decides on the necessary actions aimed at implementing the required corrective measures in case of deviations from the levels of tolerance to risk. The Committee is comprised of two Directors, the Chief Executive Officer and the Vice-Presidents. The Committee reports monthly to the Board of Directors the main issues it has discussed and the resolutions taken in the previous meeting.

Assets and Liabilities Committee

The main purpose of the Assets and Liabilities Committee (“ALCO”) is to manage the financial structure of the statements of financial position of Interbank, based on profitability and risk targets. The ALCO is also responsible for the proposal of new products or operations that contain components of market risk. Likewise, it is the communication channel with the units that generate market risk. The ALCO meets monthly and it is comprised of the Chief Executive Officer, the Vice-Presidents of Risks, Retail, Commercial, Finance, Operations, Channel of Distribution, Capital Market and the Manager of Treasury / Position Desk.

Internal Audit Division

Risk management processes of Interbank are monitored by the Internal Audit Division, which examines both the adequacy of the procedures and the compliance with them. The Internal Audit Division discusses the results of all assessments with Management and reports its findings and recommendations to the Audit Committee and Board of Directors.

(ii)	Interseguro

Board of Directors

The Board of Directors is responsible for the overall approach to risk management and it is responsible for the approval of the policies and strategies currently used. The Board of Directors provides the principles for overall risk management, as well as the policies prepared for specific areas, such as foreign exchange risk, interest rate risk, credit risk and the use of derivative and non-derivative financial instruments.

Risk Committee

The Risk Committee is a corporate body created by Board of Directors; responsible for defining risk limits for Interseguro’s business approving risk policies and approving required corrective measures necessary to maintain adequate levels of risk tolerance. The Risk Committee is comprised of three board members and the Chief Executive Officer.

Investment Committee

The Investment Committee is responsible for approving the limits of each security or real estate which could be included in Interseguro’s investment portfolio. This Committee is comprised of several members of the board; the Chief Executive Officer and Vice President of investments. At Interseguro the functions of the ALCO Committee are assumed by the Investment Committee.

Internal Audit Division

Risk management processes throughout Interseguro are monitored by the Internal Audit Division, which examines both the adequacy of the procedures and the compliance of them. The Internal Audit Division discusses the results of all assessments with Management and reports its findings and recommendations to the Audit Committee and Board of Directors.

(iii)	Inteligo Bank

Inteligo Bank’s Board of Directors is responsible for the establishment and monitoring of the risk administration policies. In order to manage and monitor the various risks Inteligo Bank is exposed to, the Board of Directors has created the Credit Committee, Investment Committee, the Assets and Liabilities Committee, the Integral Risk Management Committee and the Audit Committee. These committees are engaged in managing these risks and in making periodic reviews.

(b)	Risk measurement and reporting systems—

The Group uses different models and rating tools. These tools measure and value the risk with a prospective vision, thus allowing the making of better risk decisions in the different stages or life cycle of client or product.

Said models and tools are permanently monitored and periodically validated in order to assure that the levels of prediction and performance are being maintained and to make the corrective actions or adjustments, when needed.

(c)	Risk mitigation and risk coverage—

In order to mitigate its exposure to the various financial risks and provide adequate coverage, the Group has established a series of measures, among which the following stand out:

•	Policies, procedures, methodologies, models and parameters aimed to allow for the identification, measurement, control and reporting of financial risks;

•	Review and assessment of credit risk, through specialized units of risk screening;

•	Timely monitoring and tracking of financial risks and their maintenance within a defined tolerance level; and

•	Compliance with regulatory limits and establishment of internal limits for exposure concentrations.

•	Procedures for the management of guarantees.

Likewise, as part of its comprehensive risk management, in certain circumstances the Group uses derivative financial instruments to mitigate its risk exposure, which arises from the variations in interest rates and foreign exchange rates.

(d)	Risk concentration—

Through its policies and procedures, the Group has established the guidelines and mechanisms needed to prevent excessive risk concentration. In case any concentration risk is identified, the Group works with specialized units that enable it to control and manage said risks.

31.1	Credit risk

(a)

The Group opts for a credit risk policy that ensures sustained and profitable growth in all its products and business segments it operates. In doing so, it applies assessment procedures for the adequate decision-making, and uses tools and methodologies that allow the identification, measurement, mitigation and control of the different risks in the most efficient manner. Likewise, the Group incorporates, develops and reviews regularly management models that allow an adequate measurement, quantification and monitoring of the loans granted by each business unit and also encouraging the continuous improvement of its policies, tools, methodologies and processes.

(b)

The Group is exposed to credit risk, which is the risk that a counterparty causes a financial loss by failing to comply with an obligation. Credit risk is the most important risk for the Group’s business; therefore, Management carefully manages its exposure to credit risk. Credit risk exposures arise mainly in lending activities that lead to loans and investment activities that contribute with securities and other financial instruments to the Group’s asset portfolio. There is also credit risk in the financial instruments of the consolidated statements of financial position, such as contingent credits (indirect loans), which expose the Group to risks similar to those of direct loans, being mitigated with the same control processes and policies. Likewise, credit risk arising from derivative financial instruments is, at any time, limited to those with positive fair values, as recorded in the consolidated statements of financial position.

Until December 31, 2017, the Impairment allowances were established for losses that have been incurred as of the date of the consolidated statements of financial position under IAS 39; and from January 1, 2018, impairment allowances are established for expected credit losses at the date of the consolidated statements of financial position under IFRS 9. Significant changes in the economy or in the particular situation of an economic sector that represents a concentration in the Group’s portfolio could result in losses that are different from those provisioned for as of the date of the consolidated statements of financial position.

The Group structures the levels of credit risk it undertakes by placing limits on the amount of risk accepted in relation to one borrower or groups of borrowers and to geographical location and industry segments. Such risks are monitored on a revolving basis and subject to frequent reviews.

The Group’s exposure to credit risk is managed through the regular assessment of debtors and their potential capability to pay the principal and interest of their obligations, and through the change in exposure limits, when appropriate.

The exposure to credit risk is also mitigated, in part, through the obtaining of personal and corporate collateral. Nevertheless, there is a significant part of the financial instruments where said collateral cannot be obtained. Following is a description of the procedures and policies related to collateral management and valuation of guarantees:

Policies and procedures for management and valuation

Collateral required for financial assets other than the loan portfolio are determined according to the nature of the instrument. However, debt instruments, treasury papers and other financial assets are in general not guaranteed, except for securities guaranteed with similar assets and instruments.

The Group has policies and guidelines established for the management of collaterals received for loans granted. The assets that guarantee loan operations bear a certain value prior to the loan approval and the procedures for their updating are described in the internal rules.

In order to manage guarantees, the Group operates specialized divisions for the establishment, management and release of guarantees.

Collateral that backs loan operations include different goods, property and financial instruments (including cash and securities). Their preferential status depends on the following conditions:

•	Easy convertibility into cash.

•	Proper legal documentation, duly registered with the corresponding public registry.

•	Do not present previous obligations that could reduce their value.

•	Their fair value must be updated.

Long-term loans and fundings to corporate entities are generally guaranteed. Consumer loans to small companies are not generally guaranteed.

Management monitors the fair value of collateral, and with the purpose of mitigating credit losses, requests additional collateral to the counterparty as soon as impairment evidence exists. The proceeds from the settlement of the collateral obtained are used to reduce or repay the outstanding claim. In general, the Group does not use repossessed properties for its own business.

In the case of derivative financial instruments, the Group maintains strict control limits on net open derivative positions (the difference between purchase and sale contracts), both in amount and term. The amount subject to credit risk is limited to the current fair value of instruments that are favorable to the Group (for example, an asset when its fair value is positive), which in relation to derivatives is only a small fraction of the contract, or notional amount used to express the volume of instruments outstanding. This credit risk exposure is managed as part of the overall lending limits with customers, together with potential exposures from market movements. Collateral or other securities are not usually obtained for credit risk exposures on these instruments.

Settlement risk arises in any situation where a payment in cash, securities or equity is made in the expectation of a corresponding receipt in cash. Daily settlement limits are established for each counterparty in order to cover the aggregate of all settlement risk arising from the Group’s market transactions on any single day.

(c)	Maximum exposure to credit risk—

As of December 31, 2018 and 2017, Management estimates that the maximum credit risk to which the Group is exposed is represented by the book value of the financial assets which show a potential credit risk and consist mostly of deposits in banks, inter-bank funds, investments, loans (direct and indirect), without considering the fair value of the collateral or guarantees, derivative financial instruments transactions, receivables from insurance transactions and other monetary assets. In this sense, as of December 31, 2018 and 2017:

•	79.8 percent and 87.8 percent, respectively, of the cash and due from banks represent amounts deposited in the Group’s vaults or in the BCRP;

•

89.0 percent, of the loan portfolio are classified into the two lower credit risk categories defined by the Group under IFRS 9 (high and standard grade) and 95.1 percent of the loan portfolio is classified in the two lowest-risk categories under IAS 39;

•	92.2 percent and 92.1 percent, respectively, of the loan portfolio is deemed non-past-due and non-impaired;

•

90.0 percent and 85.4 percent, respectively, of investments at fair value through other comprehensive income (before available-for-sale investments) and investments at amortized cost (before held-to-maturity investments) have at least an investment grade (BBB- or higher) or are debt instruments issued by the BCRP or the Peruvian Government; and

•	98.2 percent and 98.0 percent of the accounts receivable from insurance premiums and leases of the investment properties is considered as non-past due and non-impaired.

•

In addition, as of December 31, 2018, the Group holds loans (direct and indirect) and investments in fixed income instruments issued by entities related to the infrastructure sector that, in recent months, have been exposed to local and international events, for an amount of approximately S/861,544,000 (S/50,434,000 in direct loans and S/811,110,000 in indirect loans) and S/874,618,000, respectively (S/1,166,218,000 (S/102,298,000 in direct loans and S/1,063,920,000 in indirect loans) and S/844,593,000, respectively, as of December 31, 2017). The performance of these instruments will depend on the future development of the aforementioned events, which are out of the Group control. However, it is important to mention that none of the instruments had a significant negative change in the credit category at the date of this report and have guarantees and coverage that significantly reduce the credit risk.

(d)	Impairment assessment for loan portfolios (Policy applicable from January 1, 2018)—

The main objective of the impairment requirements is to recognize expected credit losses during the average life of financial instruments when there has been a significant increase in credit risk after the initial recognition—as evaluated on a collective or individual basis—considering all reasonable and sustainable information, including that which refers to the future. If the instrument does not show a significant increase in credit risk after the initial recognition, the provision for credit losses shall be calculated as 12-month expected credit losses (Stage 1).

Under some circumstances, entities may not have reasonable and sustainable information available without disproportionate effort or cost to measure the expected credit losses during the lifetime of the asset on an individual instrument basis. In that case, expected credit losses during the asset’s lifetime shall be recognized on a collective basis considering information about the overall credit risk. The financial assets for which the Group calculates the expected loss under a collective assessment include:

•

All direct and indirect (contingent) credits related to stand-by letters, guarantees, bank guarantees and letters of credit. Except for current situations with certain clients that belong to the infrastructure sector.

•	Debt instruments measured at amortized cost or at fair value through other comprehensive income.

Expected credit losses are estimated collectively for each loan portfolio with shared credit risk characteristics. Not only default indicators, but all information such as macroeconomic projections, type of instrument, credit risk ratings, types of guarantees, date of initial recognition, remaining time to maturity, among others.

For the collective impairment assessment, the financial assets are grouped together based on the Group’s internal credit rating system, which considers credit risk characteristics such as type of asset, economic sector, geographical location, type of guarantee, among other relevant factors.

Expected losses are calculated under the identification and multiplication of the following risk parameters:

•	Probability of Default (PD): It is the likelihood of a default over a particular time horizon that a counterpart will be unable to meet its debt obligations and with it is cataloged as default.

•	Loss Given Default (LGD): Measures the loss in percentage terms on total exposure at default (see Exposure at default).

•	Exposure at Default (EAD): It represents the total value that the Group can lose upon default of a counterpart.

Definition of default:

Credit-impaired financial assets are defined by IFRS 9 in a manner similar to credit-impaired financial assets according to IAS 39.

In accordance with IFRS 9, the Group determines that there is default on a financial asset when:

•	The borrower is unlikely to pay their credit obligations to the Group in full, without recourse by the Group to actions such as realizing guarantee (if applicable); or

•	The borrower is past due by more than 90 days on any material credit obligation to the Group.

In assessing whether a borrower presents default, the Group considers the following indicators:

•	Qualitative: contracts in judicial and prejudicial proceedings.

•	Quantitative: contracts in default for more than 90 days.

•	Data elaborated internally and obtained from external sources such as:

•	Significant changes in indicators of credit risk;

•	Significant changes in external market indicators;

•	Actual or expected significant change in the external and/or internal credit rating;

•	Existing or forecast adverse changes in the business, economic or financial conditions that are expected to cause a significant change in the borrower’s ability to meet their debt obligations;

•	Actual or expected significant change in the operating results of the borrower; or

•	Existing or future adverse changes in the regulatory, economic or technological environment of the borrower that results in a significant change in their ability to meet their debt obligations.

Likewise, losses recognized in the period are affected by several factors, as described below:

•

Financial assets moving from Stage 1 to Stage 2 or Stage 3 because there has been a significant increase in credit risk since initial recognition or they have shown impairment when analyzed, respectively. As a result, lifetime expected losses are calculated.

•	Impact on the measurement of expected losses due to changes in PD, EAD and LGD resulting from the update of the inputs used.

•	Impact on the measurement of expected losses due to changes in the models and assumptions used.

•	Additional provisions for new financial instruments reported during the period.

•	Periodic reversion of the discount of expected losses due to the passage of time, as they are measured based on the present value.

•	Financial assets written off during the period.

•	Exchange difference arising from financial assets denominated in foreign currency (US Dollars).

Internal rating and PD:

Interbank’s loan portfolio is segmented into homogeneous groups with shared similar credit risk characteristics as detailed below:

•	Retail Banking (credit card, mortgage, payroll loan, consumer loan and vehicular loan)

•	Small Business Banking (segments S1, S2 and S3)

•	Commercial Banking (corporate, institutional, companies and real estate)

Interbank’s Credit Risk Department determines its internal credit rating models in the following manner:

Banking	Segment	High grade PD less than or equal to:	Standard grade PD Range	Grade lower than standard PD equal or higher
	Credit card	9.48%	9.49% - 20.77%	20.78%
	Mortgage	2.17%	2.18% - 7.38%	7.39%
Retail Banking	Payroll loan	3.61%	3.62% - 8.27%	8.28%
	Consumer	8.26%	8.27% - 19.63%	19.64%
	Vehicular	3.56%	3.57% - 10.90%	10.91%
	Segments S1 and S2	6.01%	6.02% - 16.11%	16.12%
Small Business Banking	Segments S3	3.26%	3.27% - 7.91%	7.92%
	Corporate	1.80%	1.81% - 4.56%	4.57%
Commercial Banking	Institutional	0.50%	0.50%	0.50%
	Companies	2.23%	2.24% - 5.34%	5.35%
	Real estate	4.46%	4.47% - 7.11%	7.12%
		9.48%	9.49% - 20.77%	20.78%

The main objective is to generate statistical models that allow forecasting the applicant’s level of credit risk. The development of these models incorporates both qualitative and quantitative information, as well as client specific information that may affect their performance.

These qualification models shall be monitored on a regular basis because some factors may have a negative impact on the model’s discriminating power and stability due to changes in the population or its characteristics. Monitoring shall be done for all the qualification tools (Retail Banking and Commercial Banking).

Each rating has an associated PD, which is adjusted to incorporate prospective information. This is replicated for each macroeconomic scenario, as appropriate.

To calculate the PD, two differentiated methodologies have been developed, which are described below:

•	Transition matrix

Its objective is to determine the probability of default over a 12-month horizon based on the maturity of the operation, by analyzing the conditional probability of transition from one credit rating state to another. This method is suitable for loans with high exposure and wide data availability. The intention is to calculate the PD based on the maturity of the operation.

•	Default ratio

Its objective is to determine the probability of default over a 12-month horizon based on the level of risk with which the operation begins, based on a counting analysis and the percentage of cases that report a default mark. This method is suitable for loans with poor data availability by type of maturity.

Given the nature of the portfolios and the availability of historical information, the method to estimate the PD for each portfolio is presented below:

Banking / Segments	Transition matrix	Default ratio
Retail banking:
Credit cards	X
Mortgage
With cure		X
Without cure	X
Payroll loan	X
Consumer		X
Vehicular		X
Small business banking		X
Commercial banking
With cure and without rating		X
Without cure and with rating	X

Likewise, Interbank has implemented a system to monitor its commercial sector clients in a more personalized way, based on warnings, changes in rating, reputation problems, among others.

Additionally, as happens for direct credits, the expected loss for indirect loans (contingent loans) is calculated at each reporting date, depending on the stage in which each operation is found; that is, if it is in Stage 1, the expected loss is calculated with a 12-month view. If it is in Stage 2 (if the operation shows a significant risk increase since the initial recognition) or Stage 3 (if the operation has a default), the expected loss is calculated for the remaining life of the asset.

The Group considers the changes in credit risk based on the probability that the obligor will fail to comply with the loan agreement.

Likewise, as of December 31, 2018, the Group holds stand-by letters and guarantees with entities related to the infrastructure sector that, in recent months, has been exposed to national and international events. To determine the expected losses of these entities, the Group, in a complementary manner, has performed an individual assessment to determine if the operation is in Stage 1, Stage 2 or Stage 3.

The criteria established to assign the risk to each one of the operations that are evaluated under an individual evaluation use the following combination of factors: quantitative, qualitative and financial.

At Inteligo Bank, both for Retail Banking and Commercial Banking, the internal model developed (scorecard) assigns 5 levels of credit risk: low risk, medium low risk, medium risk, medium high risk, and high risk.

This methodology follows a three-phase approach to assess the scoring, increase or decrease of risks, taking into consideration the loan structure and the type of client. Therefore, there is one scorecard for Retail Banking and another for Commercial Banking.

To estimate the PD for the lifetime of a financial asset, a transformation of the PD to 12-months is made according to the year of remaining life. That is, the PD is determined for a lifetime by an exponentiation of the PD at 12 months.

LGD:

It is an estimated loss in case of default. It is the difference between contractual cash flows due and those expected to be received, including guarantees. Generally, it is expressed as an EAD percentage.

In the case of Interbank, the calculation of the LGD has been developed under three differentiated methods, which are described below:

•	Closed recoveries

Closed recovery processes are those in which a client entered and left default (due to debt settlement, application of penalty or refinancing) over a course of up to 24 months.

•	Open recoveries

Open recovery processes are those in which a client entered and did not manage to exit default over a course of up to 24 months. This method identifies the adjustment factor that allows to simulate the effect of a closed recovery process. Thus, a recovery curve is built from the information of closed recovery processes and a recovery rate curve is estimated based on the number of months of each process.

These two methodologies are applied to all portfolios with the exception of Commercial Banking.

•	Recoveries with coverage of guarantees

LGD is estimated based on the coverage rate of the guarantees associated with each client.

This methodology is applied to the Mortgage and Commercial Banking portfolios.

In the case of Inteligo Bank, for those credits that are classified in Stage 1 or Stage 2 at the reporting date, the regulatory recoveries of the Central Bank of the Bahamas and the Superintendency of Banks of Panama are used, using stressed scenarios for each type of guarantee.

EAD:

Exposure at default represents the gross carrying amount of financial instruments subject to impairment, which involves both the client’s ability to increase exposure as default approaches and possible early repayments. To calculate the EAD of a loan in Stage 1, potential default events are evaluated over a 12–month horizon. For financial assets in Stage 2 and Stage 3, exposure at default is determined over the life of the instrument.

A calculation methodology has been developed for those portfolios that present a defined schedule, differentiating those transactions that consider prepayment and those that do not consider prepayment; and another methodology that is based on building the credit risk factor for those portfolios that allow the client the ability to use a line of credit (revolving products) and, therefore, the percentage of additional use of the credit line that the client could use in the event of a default must be calculated.

Significant increase in credit risk:

The Group has established a framework that incorporates quantitative and qualitative information to determine whether the credit risk on a financial instrument has significantly increased since initial recognition, both for loans and investments. The framework is aligned with the Group’s internal credit risk management process.

In certain cases, using its expert credit judgment and, where possible, relevant historical experience, the Group may determine that an exposure has experienced a significant increase in credit risk when certain qualitative indicators that may not be captured by a timely quantitative analysis point to it.

At each reporting date, expected losses are calculated depending on the stage of each loan, as each one is evaluated with a different life period.

•	Stage 1

12-month expected losses are calculated. For this, the following risk parameters are multiplied: the 12-month forward-looking PD for year 1 of the remaining life, the client’s LGD, and the EAD for year 1 of the remaining life for operations with payment schedule or the balance as of the reporting date for operations without payment schedule.

•	Stage 2

Lifetime expected losses are calculated for the entire remaining life of the asset. For operations with payment schedule, they are calculated in each year of remaining life by multiplying the following risk parameters: 12-month forward-looking PD, the client’s LGD, and the EAD of the corresponding year of remaining life, and then the summation is done. For operations without payment schedule, they are calculated by multiplying the lifetime forward-looking PD, the client’s LGD, and the balance as of the reporting date.

•	Stage 3

Expected losses are calculated by multiplying the PD (equal to 100 percent) by the client’s LGD and the balance as of the reporting date.

The Group classifies the operations with a significant increase in the risk of each portfolio such as marked refinanced operations, operations with arrears longer than 30 days (for all portfolios except Mortgages that considers arrears longer than 60 days), or operations marked “Leave” or “Reduce” in the surveillance system for the Commercial Banking portfolio.

Likewise, the evaluation of the significant risk increase is made by comparing the PD to 12 months to the date of origin and the PD to 12 months to the date of the report adjusted by the forward-looking factor, according to the quantitative criteria of absolute variation and relative variation. The Group has established a range of absolute variation between 1 and 7 percent and a relative variation between 20 and 110 percent, depending on the type of portfolio.

The Group periodically evaluates the following warning signs and criteria to assess whether the placement presents a significant increase in credit risk (stage 2):

•	Violation of to the covenants.

•	Forced interventions by governments in the primary and secondary markets of obligors.

•	Involvement of the borrower in illicit, political and fraud business.

•	Impairment of collateral (underlying assets).

•	Arrears or short and frequent failures to pay installments.

•	Significantly adverse macroeconomic, regulatory, social, technological and environmental changes.

•	Other assessments and/or warnings (financial statements, EBIT evaluation, financial indicators by industry, regulatory criteria, others).

On the other hand, the Group will monitor the effectiveness of the criteria used to identify significant increases in credit risk through periodic reviews to confirm that:

•	Criteria are able to identify significant increases in credit risk before an exposure is in default;

•	Criteria do not align with point in time (PiT) when an asset is more than 30 days past due;

•	The average time between the identification of a significant increase in credit risk and default is reasonable;

•	Exposures usually do not transfer directly from the measurement of 12-month expected losses to impaired loans; and

•	There is no unjustified volatility in the allocation of expected credit losses between the measurement of 12-month expected credit losses and lifetime expected credit losses.

Subsequently, the expected loss of each scenario (optimistic, base and pessimistic) is calculated as the sum of the expected loss of each Stage. Finally, the expected loss of the portfolio is calculated by assigning weights to each scenario based on their respective probability of occurrence.

An operation transition from Stage 2 to Stage 1 will depend on whether or not it meets the aforementioned classification assignment requirements. That is, if the operation fails to meet the requirements that were the reason for its classification in Stage 2, the operation will be reclassified to Stage 1, except in Mortgage, Corporate and Company portfolios. For these portfolios, there is a mandatory period of permanence due to the volatility that may be caused given the nature of these loans. Therefore, in addition to failing to comply with the requirements to be reclassified to Stage 2, the operation must not have a mark of default in the last twelve months, otherwise it would stay in Stage 2.

Prospective information

Expected credit losses consider information about the overall credit risk. Information about the overall credit risk must incorporate not only information on delinquency, but also all relevant credit information, including forward-looking macroeconomic information.

In order to comply with the regulatory requirement, it has been determined that the methodology includes the aforementioned effects within the expected loss.

The estimation of expected credit losses will always reflect the possibility of a credit loss, even if the most likely result is not credit loss. Therefore, estimates of expected credit losses are required to reflect a weighted, unbiased amount that is determined by evaluating a range of possible outcomes.

To capture these effects, the Group uses internally developed stress models that seek to stress the probability of default based on different macroeconomic variable projection scenarios. The Group has defined three possible scenarios for each portfolio: base, optimistic and pessimistic, assigning the following weights to each of them:

•	Base—40%

•	Optimistic—30%

•	Pessimistic—30%

Within the analysis carried out for the projection of probability of default, the projection period determined is 36 months (3 years). For projections after that period, the same information of that last year is considered, because it is deemed that projections beyond this period lose statistical significance, as evidenced by observing thresholds of confidence levels.

Macroeconomic variables used as of January 1, 2018

	Scenario	2018	2019	2020
Gross domestic product	Base	2.4%	3.3%	3.3%
	Optimistic	4.2%	3.9%	3.6%
	Pessimistic	(3.4%)	(1.2%)	2.6%
Economically active population	Base	2.2%	1.4%	1.5%
	Optimistic	3.0%	1.7%	1.6%
	Pessimistic	(0.4%)	0.6%	2.0%
Economically active population occupied	Base	1.6%	1.7%	1.7%
	Optimistic	4.7%	2.0%	1.9%
	Pessimistic	0.9%	0.6%	2.3%
Inflation	Base	3.9%	2.3%	2.0%
	Optimistic	4.3%	2.0%	2.0%
	Pessimistic	6.1%	0.8%	1.8%
Terms of exchange	Base	(0.5%)	(0.7%)	(0.4%)
	Optimistic	(2.9%)	1.6%	0.5%
	Pessimistic	11.1%	(7.3%)	(5.4%)

Macroeconomic variables used as of December 31, 2018

	Scenario	2019	2020	2021
Gross domestic product	Base	4.6%	2.6%	3.1%
	Optimistic	6.5%	3.1%	3.2%
	Pessimistic	(1.0%)	1.8%	1.9%
Unemployment rate	Base	4.7%	(1.6%)	(1.1%)
	Optimistic	3.1%	(1.0%)	(0.6%)
	Pessimistic	25.3%	34.1%	(12.0%)
Public consumption	Base	3.8%	3.7%	3.6%
	Optimistic	10.4%	10.2%	10.2%
	Pessimistic	(2.7%)	(2.9%)	2.9%
Inflation	Base	1.9%	1.7%	2.0%
	Optimistic	0.8%	1.7%	1.1%
	Pessimistic	4.1%	2.8%	3.1%
Domestic demand	Base	4.9%	2.5%	3.1%
	Optimistic	6.8%	2.6%	5.1%
	Pessimistic	(1.3%)	0.2%	0.9%
Exchange rate	Base	(2.8%)	(1.3%)	(0.4%)
	Optimistic	(2.8%)	(1.3%)	(0.4%)
	Pessimistic	3.4%	(2.8%)	(3.2%)

The percentages presented correspond to the annual variations of the macroeconomic variables indicated above. Likewise, for the calculation of these variables, have been considered different external sources of recognized prestige.

The impact of these macroeconomic variables on the expected loss differs for each portfolio depending on the sensitivity of each of them.

As part of the review and calibration of the expected loss model, Management has estimated the expected loss of the loan portfolio as of December 31, 2018, using forward-looking information of certain economic variables other than the economic variables used at the date of adoption of IFRS 9. Management has assessed the impact that these new economic variables would have on the expected loss of the loan portfolio estimated at the adoption date, determining that said impact is not significant in the Group’s consolidated financial statements.

Guarantees:

The fair value of the loan guarantees as of December 31, 2018 is presented below:

As of December 31, 2018		Fair value of the credit guarantee under the base scenario
	Maximum exposure to credit risk	Cash	Investments	Guarantees from third parties or governments	Properties	Others	Compensation agreements	Surplus of guarantee	Total guarantee (*)	Net exposure	Expected loss associated
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Type of guarantee or credit improvement
Commercial loans	16,032,068	892,911	792,218	—	10,139,704	2,609,190	—	—	14,434,023	1,598,045	194,214
Small and micro-business loans	724,383	—	—	—	—	—	—	—	—	724,383	69,030
Consumer and mortgage loans	17,298,757	—	—	—	11,100,975	—	—	—	11,100,975	6,197,782	1,099,560

	34,055,208	892,911	792,218	—	21,240,679	2,609,190	—	—	25,534,998	8,520,210	1,364,804

Indirect loans	4,071,460	25,829	122,837	—	925,802	732,831	—	—	1,807,299	2,264,161	62,051

The following table shows the analysis of the fair values of the guarantees classified in Stage 3 (2018) or impaired (2017).

		Fair value of the credit guarantee under the base scenario
As of December 31, 2018	Maximum exposure to credit risk	Cash	Investments	Guarantees from third parties or governments	Properties	Others	Compensation agreements	Surplus of guarantee	Total guarantee (*)	Net exposure	Expected loss associated
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Type of guarantee or credit improvement
Commercial loans	206,481	1	166	—	343,062	3,061	—	—	346,290	(139,809)	98,110
Small and micro-business loans	44,552	—	—	—	—	—	—	—	—	44,552	38,459
Consumer and mortgage loans	563,639	—	—	—	465,144	—	—	—	465,144	98,495	370,685

	814,672	1	166	—	808,206	3,061	—	—	811,434	3,238	507,254

Indirect loans	43,070	—	—	—	—	—	—	—	—	43,070	22,469

(*)	Only for presentation purposes, corresponds to the realization value of the guarantees held by the Group as of December 31, 2018.

The following is the detail of the gross amount of credits impaired by type of credit, together with the fair value of the related guarantee and the amounts of their allowances for loan losses:

As of December 31, 2017

Impaired loans	Commercial loans	Consumer and mortgage loans	Small and micro- business loans	Total
	S/(000)	S/(000)	S/(000)	S/(000)
Impaired loans	207,361	1,172,767	57,594	1,437,722

Fair value of the guarantee	174,894	357,907	47,266	580,067

Allowances for loan losses	123,419	523,744	44,076	691,239

(e)	Assessment of impairment for the loan portfolio (policy applicable until December 31, 2017)—

The Group classified each client that is part of its credit portfolio in one of the following five risk categories, depending on the degree of risk of default in the payment of each debtor: (i) Normal—A, (ii) with potential problems—B, (iii) deficient—C, (iv) doubtful—D, and (v) loss—E, which had the following characteristics:

Normal (category A): Debtors of commercial loans that fall into this category have complied on a timely basis with their obligations and at the time of evaluation do not present any reason for doubt with respect to repayment of interest and principal on the agreed dates and there was no reason to believe that this situation will change before the next evaluation. To classify a loan into category A, a clear understanding of the use to be made of the funds and the origin of the cash flows to be used by the debtor to repay the loan is required. Consumer and small and micro-business loans are classified into category A if payments are made when due or up to 8 days past-due. Mortgage loans are classified as category A when payments are made when due or up to 30 days past-due.

With potential problems (category B): Debtors of commercial loans included in this category are those that at the time of the evaluation show certain deficiencies, which, if not corrected on a timely manner, imply risks with respect to the recovery of the loan. Certain common characteristics of loans in this category include: delays in loan payments which are promptly covered, a general lack of information required to analyze the credit, out-of-date financial information, temporary economic or financial imbalances on the part of the debtor which could affect its ability to repay the loan and market conditions that could affect the economic sector in which the debtor participates. Consumer and small and micro-business loans are classified as category B if payments are between 9 and 30 days past-due. Mortgage loans are classified as category B if payments are between 31 and 60 days past-due.

Substandard (category C): Debtors of commercial loans included in this category show serious financial weaknesses, often with operating results or available income insufficient to cover their financial obligations on agreed upon terms, with no reasonable short-term prospects for strengthening of their financial capacity. Debtors showing the same deficiencies that determine classification as category B, obtain a classification as category C if those deficiencies are such that if they are not corrected in the short term, they could impede the recovery of principal and interest on the loan on the originally agreed terms. In addition, commercial loans are classified in this category when payments are between 61 and 120 days past-due. Consumer and small and micro-business loans are classified as category C if payments are between 31 and 60 days past-due. Mortgage loans are classified as category C when payments are between 61 and 120 days past-due.

Doubtful (category D): Debtors of commercial loans included in this category present characteristics that make doubtful the recovery of the loan. Although the loan recovery is doubtful, if there is a reasonable possibility that in the near future the creditworthiness of the debtor might improve, it is advisable to include it in this category. These credits are distinguished from category E credits by the requirement that the debtor remain in operation, generate cash flows and make payments on the loan, although at a rate lower than the one specified in its contractual obligations. In addition, commercial loans are classified in this category when payments are between 121 and 365 days past-due. Consumer and small and micro-business loans are classified as category D if payments are between 61 and 120 days past-due. Residential mortgage loans are classified as category D when payments are between 121 and 365 days past-due.

Loss (category E): Commercial loans which are considered unrecoverable or which for any other reason cannot be included in the Group’s assets based on the originally contracted terms fall into this category. In addition, commercial loans are classified in this category when payments are more than 365 days past-due. Consumer and small and micro-business loans are classified as category E if payments are more than 120 days past-due. Residential mortgage loans are classified as category E when payments are more than 365 days past-due.

The Group evaluated and reviewed the classification of the debtors of its credit portfolio permanently in order to maintain an adequate risk identification, assigning the corresponding risk category.

All loans deemed impaired (those classified as deficient, doubtful or loss) were analyzed by Management, which assesses the deterioration of its portfolio at two levels: individual provision and collective provision, as follows:

•	Individually assessed allowance

The Group determined the appropriate allowance for each significant loan individually. The criteria considered to determine the measure of an allowance comprise the sustainability of the debtor’s business plan, its ability to improve its performance once a financial difficulty has arisen, projected cash flows and the expected payout should bankruptcy happens, the availability of other financial support, including the realizable value of collateral and the timing of the expected cash flows.

The methodology and assumptions used for the future cash flows were reviewed regularly by the Group in order to reduce any difference between the loss estimates and the actual loss experience.

•	Collectively assessed allowance

The allowances required were assessed collectively in the case of loans and obligations that are not individually significant (including consumer, small and micro-business loans and residential mortgage loans) and for individually significant loans, where there is not yet objective evidence of individual impairment (included in categories A and B).

The collective allowance takes into account the impairment that is likely to be present in the portfolio even though there is not yet objective evidence of individual impairment. Impairment losses are estimated by taking into consideration the following information: historical losses on the portfolio, current economic conditions, the approximate delay between the time a loss is likely to have been incurred and the time it will be identified as requiring an individually assessed impairment allowance and expected receipts and recoveries once impaired. Management is responsible for deciding on the length of this period which can be extended for as long as one year. The impairment allowance is reviewed by Management to ensure consistency with the Group’s overall policy.

The methodology includes three estimation scenarios: base, upper threshold and lower threshold. These scenarios are generated by modifying some assumptions, such as collateral recovery values and adverse effects due to changes in the political and economic environments. The process to select the best estimate within said range is based on Management’s best judgment, complemented by historical loss experience and the Group’s strategy (e.g. penetration in new segments).

Impairment loss was assessed at each reporting date as to whether there is any objective evidence that an asset or group of financial assets were impaired.

Financial guarantees and letters of credit (indirect loans) were assessed and a provision is estimated for them following a procedure similar to that of loans.

When a loan was uncollectible, it was written off against the provision for related impaired loans. Such loans were written off after all the necessary legal procedures had been completed. Subsequent recoveries of amounts previously written off decrease the amount of the allowance for loan impairment in the consolidated income statements.

In accordance with the provisions of IFRS 7, the total balance of the loan was considered past due when the debtor stopped making a payment at its contractual maturity. In this sense, as of December 31, 2017, the total past due loan amounted to S/2,301,186,000 of which S/1,437,722,000 were considered impaired and loans with a value of approximately S/807,969,000 were not impaired and had a maturity of less than 30 days.

As of December 31, 2017, refinanced loans in effect amounted to approximately S/273,448,000. The refinanced loans matured at such date amounted to S/41,724,000, of which S/4,022,000 were classified as past due but not impaired and S/37,702,000 as impaired.

In accordance with the requirements of the SBS regulations, the Group modified the contractual terms of the loans granted in areas affected by the weather phenomenon called “El Niño Costero” during the first quarter of 2017, without this modification resulting in “refinanced loans”. The balance of the rescheduled loans amounted to approximately S/388,000,000, which are not considered as refinanced loans. As of December 31, 2018 and 2017, the balance of the credits reprogrammed and not considered as “refinanced loans” amounts to approximately S/109,300,000 and S/274,300,000, respectively.

(f)	Credit risk management for investments—

Scoring or internal rating and PD:

For this type of financial instruments, the Group analyzes the public information available from international risk rating agencies such as: Fitch, Moody’s and Standard & Poor’s, and assigns a rating to each instrument.

For each rating agency, the ratings associated with higher to lower credit quality are shown:

Fitch	Moody’s	Standard & Poor’s
A-	A3	A-
BBB+	Baa1	BBB+
BBB	Baa2	BBB
BBB-	Baa3	BBB-
BB+	Ba1	BB+
BB	Ba2	BB
BB-	Ba3	BB-
B+	B1	B+
B	B2	B
B-	B3	B-
CCC+	Caa1	CCC+

Finally, each instrument is assigned a PD according to the transition matrices published by Fitch.

LGD:

For those issuers that are classified in Stage 1 or Stage 2 at the reporting date, the Group uses the recovery matrix published by Moody’s.

For those investments in Stage 3, an evaluation must be made to determine the severity of the expected loss according to the progress of the recovery process initiated.

EAD:

EAD represents the gross book value of the financial instruments subject to impairment. To calculate the EAD of an investment in Stage 1, possible non-compliance events are evaluated within 12 months. For financial assets in Stage 2 and Stage 3, exposure at default is determined for events throughout the life of the instrument.

Significant increase in credit risk:

The Group has assumed that the credit risk of a financial instrument has not increased significantly since the initial recognition if it is determined that the investment has a low credit risk at the reporting date, which occurs when the issuer has a strong ability to meet its contractual cash flow obligations in the near term and adverse changes in economic and business conditions in the long term may reduce, but not necessarily, the ability of the issuer to meet its cash flow obligations contractual cash.

In accordance with the assignment of ratings to each debt instrument, the Group determines whether there is a significant increase in credit risk by comparing the rating at the date of acquisition with the rating at the reporting date, and designates the Stage in which each debt instrument is classified according to the quantitative and qualitative criteria, defined as follows:

(i)	Quantitative criteria

The Group holds an investment that does not present a significant increase in risk if there is a movement of its credit risk rating within the investment grade. In case there is a movement of its credit risk rating outside the investment grade, it is deemed that the instrument presents a significant increase in risk.

(ii)	Qualitative criteria

The Group periodically evaluates the following warning signs and criteria to assess whether the financial instrument presents a significant risk increase (stage 2) at the reporting date:

•	Significant decrease (30 percent of its original value) and prolonged (12 months) of the market value of the investment.

•	Infringements of covenants without exemption from the bondholders committee.

•	Forced interventions by governments in the primary and secondary markets of the issuers.

•	Linkage of the issuer in illicit, political and fraud activities.

•	Impairment of collateral (underlying assets) in the case of securitized instruments (project finance).

•	Delays or short and frequent breaches in the payment of coupons.

•	Macroeconomic, regulatory, social, technological and environmental changes are significantly adverse.

•	Other evaluations and / or alerts made by each Subsidiary (financial statements, evaluation of EBIT, Financial indicators by industry, regulatory criteria, others).

Until December 31, 2017, the Group controlled the credit risk of its available-for-sale investments and held-to-maturity investments based on the risk assessment of the issuers. In the case of foreign investments, the assessment considers the risk classifications issued by international risk rating agencies, as well as the country risk of the issuer, which is evaluated considering its main macroeconomic variables.

The table below presents the credit risk ratings issued by risk rating agencies of recognized prestige local and international of available-for-sale investments and held-to-maturity investments:

	As of December 31, 2018		As of December 31, 2017
	S/(000)%		S/(000)%
Instruments issued and rated in Peru:
AAA	874,261	5.0	1,176,330	7.0
AA- / AA+	2,308,698	13.1	1,951,211	11.5
A- / A+	321,128	1.8	345,453	2.0
BBB- / BBB+	—	—	890	0.0
BB- / BB+	4,884	0.0	60,311	0.4

	3,508,971	19.9	3,534,195	20.9

Instruments issued in Peru and rated abroad:
A- / A+	4,619,911	26.2	3,811,758	22.5
BBB- / BBB+	2,193,074	12.4	2,428,728	14.4
BB- / BB+	139,849	0.8	173,146	1.0
B- / B+	—	—	9,211	0.1

	6,952,834	39.4	6,422,843	38.0

Instruments issued and rated abroad:
AAA	86,364	0.5	89,852	0.5
AA- / AA+	129,972	0.7	199,760	1.2
A- / A+	334,708	1.9	283,906	1.7
BBB- / BBB+	2,246,423	12.7	1,861,354	11.0
BB- / BB+	97,925	0.6	141,736	0.8
B- / B+	3,436	0.0	—	—
Less than B-	65	0.0	—	—

	2,898,893	16.4	2,576,608	15.2

Unrated
Certificates of deposits issued by the BCRP	1,380,479	7.8	2,124,799	12.6
Mutual funds and investment funds participations (*)	1,144,771	6.5	1,120,845	6.6
Securitized bonds	4,456	0.0	8,744	0.1
Other	309,905	1.8	166,630	1.0
Listed shares
Peruvian and foreign entities	458,663	2.6	241,478	1.4
BioPharma Credit PLC	405,641	2.3	291,960	1.7
InRetail Perú Corp.	235,443	1.3	168,206	1.0
Non-listed shares and participations
Royalty Pharma	78,808	0.4	68,540	0.4
LendUP	23,720	0.1	—	—
Other	1,671	0.0	1,606	—

Total	17,404,255	98.7	16,726,454	98.8

Accrued interest	225,190	1.3	197,689	1.2

Total	17,629,445	100.0	16,924,143	100.0

(*)	It includes mutual and investment funds which do not have risk rating.

(g)	Concentration of financial instruments exposed to credit risk—

Financial instruments exposed to credit risk were distributed according to the following economic sectors:

	As of December 31, 2018
	Designated at fair value through profit or loss	Debt instruments measured at fair value through other comprehensive income	Equity instruments measured at fair value through other comprehensive income	Amortized cost		Total
	S/(000)	S/(000)	S/(000)	S/(000)		S/(000)
BCRP	—	1,380,479	—	4,834,307		6,214,786
Consumer loans	—	—	—	11,747,061		11,747,061
Financial services	1,294,850	1,914,500	434,870	5,212,356	(*)	8,856,576
Mortgage loans	47,842	—	—	6,416,037		6,463,879
Manufacturing	85,105	681,104	97,516	3,622,652		4,486,377
Commerce	36,352	121,758	228,122	2,875,503		3,261,735
Construction and infrastructure	6,666	2,824,885	—	668,035		3,499,586
Government of Peru	21,397	3,002,388	—	1,843,944		4,867,729
Electricity, gas, water and oil	19,102	1,091,042	75,111	894,156		2,079,411
Agriculture	8,307	27,678	3,059	1,001,789		1,040,833
Leaseholds and real estate activities	22,618	79,596	4,336	1,144,567		1,251,117
Communications, storage and transportation	11,801	221,661	—	946,585		1,180,047
Mining	5,793	376,511	—	601,893		984,197
Community services	16,440	486,304	—	2,715,245		3,217,989
Insurance	1,089	—	—	239,092		240,181
Fishing	4,588	—	2,303	253,663		260,554
Commercial and small and micro-business loans	—	—	—	171,707		171,707
Activities of foreign organizations and bodies	—	—	—	39,879		39,879
Foreign governments	—	484,516	—	—		484,516
Education, health and other services	10,877	154,037	—	241,235		406,149
Medicine and biotechnology	92,746	156,326	—	—		249,072
Public administration and defense	68,800	133,516	—	227,438		429,754
Others	2,471	7,225	—	317,076		326,772

Total	1,756,844	13,143,526	845,317	46,014,220		61,759,907

Impairment allowance for loans						(1,364,804)
Accrued interest						495,703

Total						60,890,806

(*)	It includes mainly the available funds deposited in the vaults of Interbank and in foreign banks; see Note 5.

	As of December 31, 2017
	Financial assets designated at fair value
	Held for trading or hedging	Loans and accounts receivable		Available-for-sale Investments	Held-to-maturity investments	Total
	S/(000)	S/(000)		S/(000)	S/(000)	S/(000)
BCRP	—	7,761,975		2,124,798	—	9,886,773
Consumer loans	—	9,681,178		—	—	9,681,178
Financial services	224,687	4,677,612	(*)	2,789,881	—	7,692,180
Mortgage loans	—	5,764,054		70,541	—	5,834,595
Manufacturing	13,010	3,072,624		651,585	—	3,737,219
Commerce	8,689	2,354,948		464,844	—	2,828,481
Construction and infrastructure	2,430	716,179		2,391,384	—	3,109,993
Government of Peru	—	—		2,968,289	1,221,250	4,189,539
Electricity, gas, water and oil	11,008	999,245		1,468,043	—	2,478,296
Agriculture	—	989,184		30,154	—	1,019,338
Leaseholds and real estate activities	6,989	883,547		326,258	—	1,216,794
Communications, storage and transportation	1,129	769,748		436,474	—	1,207,351
Mining	22,120	551,202		669,218	—	1,242,540
Community services	3,885	305,563		14,302	—	323,750
Insurance	1,337	288,363		333	—	290,033
Fishing	—	189,128		2,102	—	191,230
Foreign governments	—	—		402,144	—	402,144
Education, health and other services	1,221	114,721		197,606	—	313,548
Medicine and biotechnology	—	—		163,165	—	163,165
Public administration and defense	8,043	222,725		113,651	—	344,419
Others	4,280	2,053,754		4,424	—	2,062,458

Total	308,828	41,395,750		15,289,196	1,221,250	58,215,024

Impairment allowance for loans						(1,202,118)
Accrued interest						429,274

Total						57,442,180

(*)	It includes mainly the available funds deposited in the vaults of Interbank and in foreign banks; see Note 5.

The financial instruments exposed to credit risk were distributed according to their geographic area:

	As of December 31, 2018
	Designated at fair value through profit or loss	Debt instruments measured at fair value through other comprehensive income	Equity instruments measured at fair value through other comprehensive income	Amortized cost		Total
	S/(000)	S/(000)	S/(000)	S/(000)		S/(000)
Peru	175,400	10,308,648	410,282	43,514,628		54,408,958
United States of America	647,378	543,091	171,759	1,121,268		2,483,496
United Mexican States	10,341	909,462	—	1,349		921,152
Cayman Islands	258,394	3,333	—	84,325		346,052
Canada	9,994	—	—	183,712		193,706
Luxembourg	282,816	3,110	—	29,687		315,613
Colombia	932	500,018	—	24,685		525,635
Chile	69,336	528,708	—	49,636		647,680
Panama	—	1,421	—	310,393	(*)	311,814
Brazil	103	107,940	—	40,636		148,679
United Kingdom	184,937	37,008	261,484	21,955		505,384
Germany	382	—	—	95,141		95,523
Ireland	79,636	—	—	—		79,636
Ecuador	2,028	—	—	95,000		97,028
Belgium	—	—	138	67,343		67,481
Others	35,167	200,787	1,654	374,462		612,070

Total	1,756,844	13,143,526	845,317	46,014,220		61,759,907

Impairment allowance for loans						(1,364,804)
Accrued interest						495,703

Total						60,890,806

(*)	It corresponds mainly to the loan portfolio maintained by Inteligo Bank (domiciled in Panama) with Peruvian citizens.

	As of December 31, 2017
	Financial assets designated at fair value
	Held for trading or hedging	Loans and accounts receivable		Available-for-sale Investments	Held-to-maturity investments	Total
	S/(000)	S/(000)		S/(000)	S/(000)	S/(000)
Peru	196,555	39,645,712		11,229,972	1,221,250	52,293,489
United States of America	48,454	746,025		1,146,596	—	1,941,075
United Mexican States	10,013	2,475		875,016	—	887,504
Colombia	6,913	26,811		414,534	—	448,258
Chile	—	35,199		377,380	—	412,579
Panama	—	273,183	(*)	35,206	—	308,389
Brazil	102	113,240		243,149	—	356,491
United Kingdom	6,030	11,423		315,028	—	332,481
Germany	2,268	119,256		—	—	121,524
Ireland	19,303	—		99,234	—	118,537
Supranational	—	—		106,268	—	106,268
Ecuador	10	97,928		—	—	97,938
Belgium	—	12,858		133	—	12,991
Others	19,180	311,640		446,680	—	777,500

Total	308,828	41,395,750		15,289,196	1,221,250	58,215,024

Impairment allowance for loans						(1,202,118)
Accrued interest						429,274

Total						57,442,180

(*)	It corresponds mainly to the loan portfolio maintained by Inteligo Bank (domiciled in Panama) with Peruvian citizens.

(h)	Offsetting of financial assets and liabilities -

The information contained in the tables below includes financial assets and liabilities that:

•	Are offset in the statements of financial position of the Group; or

•

Are subject to an enforceable master netting arrangement or similar agreement that covers similar financial instruments, regardless of whether they are offset in the consolidated statements of financial position or not.

Similar arrangements of the Group include derivatives clearing agreements. Financial instruments such as loans and deposits are not disclosed in the following tables since they are offset in the consolidated statements of financial position.

The offsetting framework agreement issued by the International Swaps and Derivatives Association Inc. (“ISDA”) and similar master netting arrangements do not meet the criteria for offsetting in the statements of financial position because of such agreements were created in order for both parties to have an enforceable offsetting right in cases of default, insolvency or bankruptcy of the Group or the counterparties or following other predetermined events. In addition, the Group and its counterparties do not intend to settle such instruments on a net basis or to realize the assets and settle the liabilities simultaneously.

The Group receives and delivers guarantees in the form of cash with respect to transactions with derivatives; see Note 5.

Financial assets subject to offsetting, enforceable master netting arrangements and similar agreements as of December 31, 2018 and 2017:

	Gross amounts of recognized financial assets	Gross amounts of recognized financial liabilities and offset in the consolidated statements of financial position	Net amounts of financial assets presented in the consolidated statements of financial position	Related amounts not offset in the consolidated statements of financial position		Net amount
				Financial instruments (including non-cash collateral)	Cash collateral received
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
2018
Description
Derivatives, Note 11(b)	185,376	—	185,376	(41)	—	185,335

Total	185,376	—	185,376	(41)	—	185,335

2017
Description
Derivatives, Note 11(b)	92,820	—	92,820	(20,010)	—	72,810

Total	92,820	—	92,820	(20,010)	—	72,810

Financial liabilities subject to offsetting, enforceable master netting arrangements and similar agreements as of December 31, 2018 and 2017:

	Gross amounts of recognized financial liabilities	Gross amounts of recognized financial assets and offset in the consolidated statements of financial position	Net amounts of financial liabilities presented in the consolidated statements of financial position	Related amounts not offset in the consolidated statements of financial position		Net amount
				Financial instruments (including non-cash collateral)	Cash collateral pledged
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
2018
Description
Derivatives, Note 11(b)	154,116	—	154,116	(41)	(92,456)	61,619

Total	154,116	—	154,116	(41)	(92,456)	61,619

2017
Description
Derivatives, Note 11(b)	133,921	—	133,921	(20,010)	(90,093)	23,818

Total	133,921	—	133,921	(20,010)	(90,093)	23,818

31.2	Market risk management

Market risk is the possibility of loss due to variations in the financial market conditions. The main variations to which the Group is exposed to are exchange rates, interest rates and prices. Said variations can affect the value of the Group’s financial assets and liabilities.

The Group separates its exposure to market risk into two blocks: (i) the one that arises from the fluctuation of the value of the trading investment portfolios, due to movements of market rates or prices (“Trading Book”) and; (ii) the one that arises from the changes in the structural positions (“Banking Book”) due to movements in interest rates, prices and exchange rates.

(a)	Trading Book—

In order to control and monitor the risks arising from the volatility of risk factors involved within each instrument, maximum exposure limits by currency, by type of investment and Value-at-Risk (“VaR”), which are controlled on a daily basis, have been established.

The main measurement technique used to measure and control market risk is VaR, which is a statistical measurement that quantifies the maximum loss expected for a period of time and a determined significance level under normal market conditions. The Group uses the Montecarlo VaR model for a period of one day, with exponential volatility and a 99-percent confidence level. VaR is calculated by risk factor: interest rate, price or exchange rate and by type of investment: derivatives, fixed income and variable income.

VaR models are designed to measure the market risk within a normal market environment. Those models assume that all modifications in risk factors affecting the normal market environment will follow a normal distribution. Said distribution is calculated through the use of historical data weighted in an exponential manner. Since VaR is based mainly on historical data to provide information and does not clearly predict future changes and modifications in risk factors, the probability of big market movements may be underestimated if said changes in risk factors cannot be aligned with the considered normal distribution. VaR can also be under or overestimated due to the hypotheses made on the risk factors and the relation among these factors with the specific instruments. In order to determine the reliability of VaR models, the actual results are regularly monitored to prove the validity of the assumptions and parameters used in the calculation of VaR.

The Group includes within the VaR calculation the potential loss that may arise from the exposure to exchange rate risk. This risk is included in the VaR calculation because the exchange position is the result of the spot position plus the position in derivative products. Likewise, the total VaR includes the diversification effect that arises as a result of the interaction of the various market risk factors to which the Group is exposed.

The validity of the VaR calculation is proven through back-testing, which uses historical data to ensure that the model adequately estimates the potential losses. Additionally, the sensitivity of risk factors is calculated, which shows the potential portfolio losses in the event of certain fluctuations in factors. Said fluctuations include: interest rate shocks, exchange rate shocks and price shocks.

The VaR results of the Group’s portfolio by type of asset are presented below:

	2018	2017
	S/(000)	S/(000)
Equity investments	(41,075)	18,844
Debt investments	4,955	13,970
Derivatives	30,291	15,708
Diversification effect	(25,853)	(27,038)

Consolidated VaR by type of asset (*)	(31,682)	21,484

The Group’s VaR results by type of risk are the following:

	2018	2017
	S/(000)	S/(000)
Exchange rate risk	682	2,285
Interest rate risk	13,138	6,525
Price risk	(40,857)	18,839
Diversification effect	(4,645)	(6,165)

Consolidated VaR by type of risk (*)	(31,682)	21,484

(*)	The total VaR is lower than the sum of its components due to the benefits of risk diversification.

(b)	Banking Book—

The portfolios which are not for trading are exposed to different financial risks, since they are sensitive to movements of the market rates, which can result in a negative effect on the value of the assets compared to its liabilities and, therefore, on its net value.

(i)	Interest rate risk

Interest rates fluctuate permanently on the market. These fluctuations affect the Group in two ways: first, through the change in the valuation of assets and liabilities; and secondly, affecting the cash flows at repricing. The variation in the valuation of assets and liabilities is increasingly sensitive as the term at which the asset or liability is repriced is extended. This process consists in the assessment of repricing periods. On the other hand, cash flows are affected when the instruments reach maturity, when they are invested or placed at new interest rates effective in the market.

Repricing gap

An analysis of the repricing gaps is performed in order to determine the impact of the interest rates movements. Said analysis consists of assigning the balances of the operations that will change the interest rate into different time gaps. Based on this analysis, the impact of the variation in the valuation of assets and liabilities on each gap is calculated.

The following table summarizes the Group’s exposure to interest rate risk. The Group’s financial instruments are presented at book value (including interest accrued), classified by the repricing period of the contract’s interest rate or maturity date, whichever occurs first:

	As of December 31, 2018
	Up to 1 month	From 1 to 3 months	From 3 to 12 months	From 1 to 5 years	More than 5 years	Non-interest bearing	Total
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Financial assets
Cash and due from banks	3,906,236	825,326	510,512	36,087	—	3,102,250	8,380,411
Inter-bank funds	495,037	—	—	—	—	—	495,037
Investments at fair value through other comprehensive income	455,279	681,102	1,628,586	5,174,381	5,785,617	448,945	14,173,910
Investments at amortized cost	—	40,125	—	661,455	1,182,487	—	1,884,067
Loans, net	4,068,510	3,711,803	6,712,551	14,466,596	4,552,542	(551,085)	32,960,917
Accounts receivable and other assets, net	144,800	243,632	119,893	76,334	82,789	3,522,813	4,190,261

Total assets	9,069,862	5,501,988	8,971,542	20,414,853	11,603,435	6,522,923	62,084,603

Financial liabilities
Deposits and obligations	21,343,198	1,865,574	3,541,866	1,495,507	114,780	5,321,025	33,681,950
Due to banks and correspondents	710,945	1,194,249	894,641	685,258	808,268	—	4,293,361
Bonds, notes and other obligations	177,602	192,641	935,070	4,034,094	1,157,371	—	6,496,778
Insurance contract liabilities	79,169	156,334	699,678	3,125,961	6,239,326	—	10,300,468
Accounts payable, provisions and other liabilities	129,763	111,198	84,968	31,786	6,172	1,367,552	1,731,439
Equity	16,117	—	—	1,030	—	7,071,329	7,088,476

Total liabilities and equity	22,456,794	3,519,996	6,156,223	9,373,636	8,325,917	13,759,906	63,592,472

Off-balance sheet accounts
Derivatives held as hedge assets	—	168,650	134,920	1,416,660	—	—	1,720,230
Derivatives held as hedge liabilities	—	—	—	1,720,230	—	—	1,720,230

	—	168,650	134,920	(303,570)	—	—	—

Marginal gap	(13,386,932)	2,150,642	2,950,239	10,737,647	3,277,518	(7,236,983)	(1,507,869)

Cumulative gap	(13,386,932)	(11,236,290)	(8,286,051)	2,451,596	5,729,114	(1,507,869)	—

	As of December 31, 2017
	Up to 1 month	From 1 to 3 months	From 3 to 12 months	From 1 to 5 years	More than 5 years	Non-interest bearing	Total
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Financial Assets
Cash and due from banks	6,548,959	1,485,381	112,435	94,983	—	2,963,085	11,204,843
Inter-bank funds	403,526	—	—	—	—	—	403,526
Available-for-sale investments	434,120	1,375,908	1,233,907	3,827,066	6,885,360	1,703,299	15,459,660
Held-to-maturity investments	—	27,223	—	193,998	1,027,254	—	1,248,475
Loans, net	3,535,147	3,303,452	5,819,868	10,623,790	5,351,888	(429,977)	28,204,168
Accounts receivable and other assets, net	21,172	152,662	51,476	—	92,267	3,249,853	3,567,430

Total assets	10,942,924	6,344,626	7,217,686	14,739,837	13,356,769	7,486,260	60,088,102

Financial liabilities
Deposits and obligations	20,871,597	2,585,304	3,592,924	736,067	29,953	4,791,792	32,607,637
Inter-bank funds	592,017	16,070	1,839,099	1,089,558	870,648	—	4,407,392
Due to banks and correspondents	30,008	—	—	—	—	—	30,008
Bonds, notes and other obligations	152,722	19,783	49,733	2,943,835	2,436,285	—	5,602,358
Insurance contract liabilities	74,098	147,504	657,369	3,008,814	6,822,058	(195,339)	10,514,504
Accounts payable, provisions and other liabilities	70,630	122,290	51,931	22,464	133,342	865,298	1,265,955
Equity	—	—	—	—	—	5,836,907	5,836,907

Total liabilities and equity	21,791,072	2,890,951	6,191,056	7,800,738	10,292,286	11,298,658	60,264,761

Off- balance sheet accounts
Derivatives held as hedge assets	291,690	162,050	—	64,820	—	—	518,560
Derivatives held as hedge liabilities	162,050	—	291,690	64,820	—	—	518,560

	129,640	162,050	(291,690)	—	—	—	—

Marginal gap	(10,718,508)	3,615,725	734,940	6,939,099	3,064,483	(3,812,398)	(176,659)

Cumulative gap	(10,718,508)	(7,102,783)	(6,367,843)	571,256	3,635,739	(176,659)	—

Sensitivity to changes in interest rates

The table below presents the sensitivity to a reasonable possible change in interest rates, with all other variables kept constant, in the consolidated income statements and in the consolidated statements of changes in equity, before Income Tax and non-controlling interest.

In the case of Interbank, the exposure to the interest rate is supervised by the Integral Risk Management Committee and the ALCO Committee. The Integral Risk Management Committee approves the various limits applicable to the management of financial instruments. ALCO Committee analyzes and monitors the results of the asset and liability management strategies and decisions implemented. Likewise, it defines the strategies and analyzes the sources of financing, as well as the coverage of the balance executed by the Bank. In particular, the latter could be considered to cover the exposure due to the variation in cash flows attributed to changes in variable market rates, to fix the cost of funds considering the global context of future movement of rates in the currencies under evaluation, to transform the cost of funds from foreign currency to the functional currency, among other casuistic as reviewed and approved by the Committee, considering the risk limits.

In this regard, the effect of movements in interest rates is analyzed on the basis of the Regulatory Model and takes into account: (i) the financial margin for the next 12 months or Earning at Risk (EaR) and (ii) the Equity Value at Risk (EVaR), as detailed below:

•	Earning at risk, calculated as a percentage of the effective equity, establishes the legal limit of 5 percent and an early warning of 4 percent.

•	Value at Risk, calculated as a percentage of the effective equity, establishes the internal limit of 15 percent and an early warning of 13 percent.

Thus, interest rate risk is managed and controlled by monitoring the aforementioned indicators, which allows Management to assess the potential effect of interest rates movements on the Group’s financial margin and thus manage the terms and the fixed and/or variable yields generated by the financial instruments held by the Group, including strategies on the derivative financial instruments designated as hedge accounting; see Note 31.2(b)(i).

For its part, the GIR Committee is in charge of approving levels of structural interest-rate risk capacity and appetite, which are detailed in the Bank’s Risk Appetite Framework.

In the case of Interseguro and Inteligo Bank, their Boards establish limits, which are controlled by their respective Investment Risk Unit.

The effects of the estimated changes in interest rates are as follows:

	As of December 31, 2018
Currency	Changes in basis points	Sensitivity of net income		Sensitivity of other net comprehensive income
		S/(000)		S/(000)
US Dollar	+/-25	+/-	5,331	+/-	14,381
US Dollar	+/-50	+/-	10,662	+/-	34,822
US Dollar	+75	+	15,994	+	61,365
US Dollar	+100	+	21,325	+	94,077
Sol	+/-50	-/+	19,032	-/+	115,524
Sol	+/-75	-/+	28,549	-/+	191,921
Sol	+/-100	-/+	38,065	-/+	280,145
Sol	+/-150	-/+	57,097	-/+	493,870

	As of December 31, 2017
Currency	Changes in basis points	Sensitivity of net income		Sensitivity of other net comprehensive income
		S/(000)		S/(000)
US Dollar	+/-25	+/-	4,435	+/-	62,091
US Dollar	+/-50	+/-	8,869	+/-	127,389
US Dollar	+75	+	13,304	+	196,026
US Dollar	+100	+	17,739	+	268,142
Sol	+/-50	-/+	22,361	-/+	238,883
Sol	+/-75	-/+	33,541	-/+	366,080
Sol	+/-100	-/+	44,721	-/+	499,962
Sol	+/-150	-/+	67,082	-/+	760,362

The interest rate sensitivities shown in the tables above are only illustrative and are based on simplified scenarios. The figures represent the effect of the pro-forma movements in the net interest income based on the projected scenarios yield curve and the Group’s current interest rate risk profile. However, this effect, does not include actions that would be taken by Management to mitigate the impact of this interest rate risk. In addition, the Group seeks proactively to change the interest rate risk profile to minimize losses and optimize net revenues. The above projections also assume that interest rate of all maturities move by the same amount and, therefore, do not reflect the potential impact on net interest income of some rates changing while others remain unchanged. The projections also include assumptions to facilitate calculations, such as that all positions are held to maturity.

Sensitivity to price variation

Shares classified as investments at fair value through other comprehensive income, for the year 2018, and available-for-sale investments in shares and in mutual funds, for the year 2017, are not considered as part of the investments for interest rate sensitivity calculation purposes. However, a calculation of sensitivity in market prices and the effect on expected unrealized gain or loss in the consolidated statements of other comprehensive income, before Income Tax and non-controlling interest, as of December 31, 2018 and 2017, is presented below:

	Changes in market price	2018	2017
	%	S/(000)	S/(000)
Shares	+/-10	84,532	74,698
Shares	+/-25	211,329	186,745
Shares	+/-30	253,595	224,094
Mutual funds and investment funds participations	+/-10	—	95,632
Mutual funds and investment funds participations	+/-25	—	239,079
Mutual funds and investment funds participations	+/-30	—	286,895

(ii)	Foreign exchange risk

The Group is exposed to fluctuations in the exchange rates of the foreign currency prevailing in its financial position and cash flows. Management sets limits on the levels of exposure by currency and total daily and overnight positions, which are monitored daily. Most of the assets and liabilities in foreign currency are stated in US Dollars. Transactions in foreign currency are made at the exchange rates of free market.

As of December 31, 2018, the weighted average exchange rate of free market published by the SBS for transactions in US Dollars was S/3.369 per US$1 bid and S/3.379 per US$1 ask (S/3.238 and S/3.245 as of December 31, 2017, respectively). As of December 31, 2018, the exchange rate for the accounting of asset and liability accounts in foreign currency set by the SBS was S/3.373 per US$1 (S/3.241 as of December 31, 2017).

The table below presents the detail of the Group’s position:

	As of December 31, 2018
	US Dollars	Soles	Other currencies	Total
	S/(000)	S/(000)	S/(000)	S/(000)
Assets
Cash and due from banks	6,802,749	1,224,791	352,871	8,380,411
Inter-bank funds	—	495,037	—	495,037
Financial investments	7,670,084	9,941,459	17,902	17,629,445
Loans, net	10,048,173	22,912,744	—	32,960,917
Due from customers on acceptances	112,653	—	20,308	132,961
Accounts receivable and other assets, net	154,643	1,102,800	34,592	1,292,035

	24,788,302	35,676,831	425,673	60,890,806

Liabilities
Deposits and obligations	13,584,983	19,807,644	289,323	33,681,950
Due to banks and correspondents	1,046,545	3,246,816	—	4,293,361
Bonds, notes and other obligations	6,110,077	386,701	—	6,496,778
Due from customers on acceptances	112,653	—	20,308	132,961
Insurance contract liabilities	4,072,811	6,227,657	—	10,300,468
Accounts payable, provisions and other liabilities	215,093	1,297,074	9,593	1,521,760

	25,142,162	30,965,892	319,224	56,427,278

Forwards position, net	(629,147)	685,813	(56,666)	—
Currency swaps position, net	(59,991)	59,991	—	—
Cross currency swaps position, net	1,724,081	(1,724,081)	—	—
Options position, net	81	(81)	—	—

Monetary position, net	681,164	3,732,581	49,783	4,463,528

	As of December 31, 2017
	US Dollars	Soles	Other currencies	Total
	S/(000)	S/(000)	S/(000)	S/(000)
Assets
Cash and due from banks	9,497,021	1,385,533	322,289	11,204,843
Inter-bank funds	113,449	290,077	—	403,526
Financial investments	7,131,951	9,691,509	100,683	16,924,143
Loans, net	8,566,434	19,637,734	—	28,204,168
Due from customers on acceptances	21,138	—	20,577	41,715
Accounts receivable and other assets, net	166,001	497,043	741	663,785

	25,495,994	31,501,896	444,290	57,442,180

Liabilities
Deposits and obligations	14,469,686	17,877,317	260,634	32,607,637
Inter-bank funds	—	30,008	—	30,008
Due to banks and correspondents	1,031,657	3,375,735	—	4,407,392
Bonds, notes and other obligations	5,215,011	387,347	—	5,602,358
Due from customers on acceptances	21,138	—	20,577	41,715
Insurance contract liabilities	4,142,822	6,371,682	—	10,514,504
Accounts payable, provisions and other liabilities	145,774	932,020	81,630	1,159,424

	25,026,088	28,974,109	362,841	54,363,038

Forwards position, net	(406,225)	458,390	(52,165)	—
Currency swaps position, net	54,369	(54,369)	—	—
Cross currency swaps position, net	295,391	(295,391)	—	—
Options position, net	(388)	388	—	—

Monetary position, net	413,053	2,636,805	29,284	3,079,142

As of December 31, 2018, the Group granted indirect loans (contingent operations) in foreign currency for approximately US$696,510,000, equivalent to S/2,349,328,000 (US$673,040,000, equivalent to S/2,181,322,000 as of December 31, 2017); see Note 19.

The Group manages the exchange rate risk through the matching of its active and passive operations, supervising its global exchange position on a daily basis. The global exchange position of the Group is equivalent to long positions minus short positions in currencies other than the Sol. The global exchange position includes balance positions (spot) and also the positions in derivatives, including the positions of derivatives that have been designated as accounting hedges with the purpose of covering the exposure due to the variation of the exchange rate; see Note 11(b). Any depreciation/appreciation of the foreign currency would affect the consolidated income statements. An imbalance in the monetary position would make the Group’s consolidated statements of financial position vulnerable to the fluctuation of the foreign currency (exchange rate shock).

The table below shows the analysis of variations of the US Dollar, the main currency to which the Group has exposure as of December 31, 2018 and 2017. The analysis determines the effect of a reasonably possible variation of the exchange rate of US Dollar against the Sol, considering all the other variables constant in the consolidated statements of other comprehensive income before Income Tax. A negative amount shows a potential net reduction in the consolidated income statements, while a positive amount reflects a net potential increase:

Sensitivity analysis	Changes in currency rates	2018	2017
	%	S/(000)	S/(000)
Devaluation
US Dollar	5	(746)	51,084
US Dollar	10	(1,492)	102,168
US Dollar	15	(2,238)	153,252

Revaluation
US Dollar	5	746	(51,084)
US Dollar	10	1,492	(102,168)
US Dollar	15	2,238	(153,252)

31.3	Liquidity risk

Liquidity risk consists in the Group’s inability to comply with the maturity of its obligations, thus incurring in losses that significantly affect its equity position. This risk may arise as a result of various events such as: the unexpected decrease of funding sources, the inability to rapidly settle assets, among others.

The Group has a set of indicators that are controlled and reported daily, which establish the minimum liquidity levels allowed for the short-term and reflect several risk aspects such as: concentration, stability, position by currency, main depositors, etc.

Likewise, the Group assesses medium-term and long-term liquidity through a structural analysis of its funds inflows and outflows in different maturity terms. This process allows to know, for each currency, the various funding sources, how liquidity needs increase and which terms are mismatched. For both, assets and liabilities, assumptions are considered for the operations that do not have determined maturity dates, such as revolving loans, savings and similar ones, as well as contingent liabilities, such as non-used letters of credit or lines of credit. Based on this information, the necessary decisions to maintain target liquidity levels are made.

In the case of Interbank, liquidity is managed by the Vice-Presidency of Capital Markets, which chairs the ALCO Committee, where positions, movements, indicators and limits on liquidity management are presented. Liquidity risk is supervised by the GIR Committee, defining the risk level that Interbank is willing to take and the corresponding indicators, limits and controls are reviewed. The Market Risk Division is in charge of tracking said indicators. Interbank takes short-term deposits and transforms them into longer-term loans. Therefore, its exposure to liquidity risk increases. Interbank maintains a set of deposits that are historically renewed or maintained, and which represent a stable funding source.

In the case of Interseguro, it is exposed to requirements other than their cash resources, mainly claims resulting from their short-term insurance contracts. The Board of Directors of the company establishes limits on the minimum proportion of the maturity funds available to meet these requirements and in a minimum level of lines of credit that must be available to cover claims at unexpected claim levels.

With regards to long-term insurance contracts, considering the types of products offered and the long-term contractual relationship with clients (the liquidity risk is not material), the emphasis is on sufficient availability of flow of assets, and the term matching of the latter with liability obligations (mathematical technical reserves), for which there are sufficiency and adequacy indicators.

In the case of Inteligo Bank, the Board of Directors has established liquidity levels as to the minimum amount of available funds required to meet such requirements and the minimum level of inter-banking facilities and other loan mechanisms that should exist to cover unexpected withdrawals. Inteligo Bank holds a short-term asset portfolio, comprised of loans and liquid investments to ensure sufficient liquidity.

Inteligo Bank’s financial assets include unlisted equity investments, which generally are liquid. In addition, Inteligo Bank holds investments in closed (unlisted) and open-ended investment funds, which may be subject to redemption restrictions such as “side pockets” and redemption limits. As a result, Inteligo Bank may not be able to settle some of its investments in these instruments in due time in order to meet its liquidity requirements.

The following table presents the Group’s undiscounted cash flows payable according to contractual terms agreed (including the payment of future interest):

	As of December 31, 2018
	Up to 1 month	From 1 to 3 months	From 3 to 12 months	From 1 to 5 years	Over 5 years	Total
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Financial liabilities by type
Deposits and obligations	24,873,630	1,984,220	3,808,988	3,061,274	154,111	33,882,223
Inter-bank funds	—	—	—	—	—	—
Due to banks and correspondents	712,677	1,059,913	880,594	1,318,561	1,067,524	5,039,269
Bonds, notes and other obligations	34,249	208,164	330,916	5,239,468	2,113,760	7,926,557
Due from customers on acceptances	59,576	16,715	56,670	—	—	132,961
Insurance contract liabilities	79,169	156,334	699,678	3,125,961	14,620,567	18,681,709
Accounts payable, provisions and other liabilities	588,655	228,554	92,484	92,790	365,161	1,367,644

Total non-derivative financial liabilities	26,347,956	3,653,900	5,869,330	12,838,054	18,321,123	67,030,363

Derivatives held for trading (*)
Contractual amounts receivable (inflow)	595,238	290,639	527,875	1,807,669	1,105,214	4,326,635
Contractual amounts payable (outflow)	599,834	285,191	534,057	1,884,932	1,115,125	4,419,139

Total	(4,596)	5,448	(6,182)	(77,263)	(9,911)	(92,504)

Derivatives held as hedge (**)
Contractual amounts receivable (inflow)	20,697	1,445	30,454	1,886,368	—	1,938,964
Contractual amounts payable (outflow)	29,208	1,567	38,478	1,869,967	7,623	1,946,843

Total	(8,511)	(122)	(8,024)	16,401	(7,623)	(7,879)

	As of December 31, 2017
	Up to 1 month	From 1 to 3 months	From 3 to 12 months	From 1 to 5 years	Over 5 years	Total
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Financial liabilities by type
Deposits and obligations	24,083,530	2,779,048	3,834,095	2,111,523	57,858	32,866,054
Inter-bank funds	30,008	—	—	—	—	30,008
Due to banks and correspondents	526,306	31,744	2,089,969	1,462,291	1,088,029	5,198,339
Bonds, notes and other obligations	9,873	34,889	321,999	3,939,848	2,965,502	7,272,111
Due from customers on acceptances	3,608	28,526	9,581	—	—	41,715
Insurance contract liabilities	61,989	122,234	550,055	2,658,734	13,671,744	17,064,756
Accounts payable, provisions and other liabilities	478,317	158,614	87,067	119,058	182,447	1,025,503

Total non-derivative financial liabilities	25,193,631	3,155,055	6,892,766	10,291,454	17,965,580	63,498,486

Derivatives held for trading (*)
Contractual amounts receivable (inflow)	875,269	1,073,104	1,006,013	1,320,374	739,406	5,014,166
Contractual amounts payable (outflow)	678,260	1,032,535	1,134,853	1,319,377	893,574	5,058,599

Total	197,009	40,569	(128,840)	997	(154,168)	(44,433)

Derivatives held as hedge (**)
Contractual amounts receivable (inflow)	426	233	1,211	—	—	1,870
Contractual amounts payable (outflow)	—	—	11,524	51,148	36,690	99,362

Total	426	233	(10,313)	(51,148)	(36,690)	(97,492)

(*)	It includes contracts with non-deliverable and full-deliverable settlements.
(**)	It only includes contracts with non-deliverable settlements.

The table below shows maturity, by contractual term, of the contingent credits (indirect loans) granted by the Group as of the dates of the consolidated statements of financial position:

	2018	2017
	S/(000)	S/(000)
Contingent credits (indirect loans)
Up to 1 month	1,027,549	1,000,114
From 1 to 3 months	928,192	951,336
From 3 to 12 months	1,987,444	2,195,620
From 1 to 5 years	127,890	118,650
Over 5 years	385	775

Total	4,071,460	4,266,495

The Group expects that not all of the contingent liabilities or commitments will be used before the maturity date of the commitments.

The following table shows the changes in liabilities arising from financing activities according to IAS 7:

	2018
	Balance as of January 1	Dividends payable	Cash flow	Effect of movement in exchange rate	Others	Balance as of December 31
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Payable inter-bank funds	30,008	—	(30,008)	—	—	—
Bonds, notes and other obligations	5,602,358	—	585,139	274,957	34,324	6,496,778
Dividends payable	187	510,784	(510,688)	—	—	283

Total liabilities for financing activities	5,632,553	510,784	44,443	274,957	34,324	6,497,061

	2017
	Balance as of January 1	Dividends payable	Cash flow	Effect of movement in exchange rate	Others	Balance as of December 31
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Payable inter-bank funds	332,255	—	(300,938)	(1,309)	—	30,008
Bonds, notes and other obligations	4,769,390	—	956,575	(145,068)	21,461	5,602,358
Dividends payable	161	475,799	(475,773)	—	—	187

Total liabilities for financing activities	5,101,806	475,799	179,864	(146,377)	21,461	5,632,553

31.4	Operational risk

Operational risk is the risk of loss arising from systems failure, human error, fraud or external events. When internal controls fail, operational risks can cause damage to reputation, have legal or regulatory implications, or lead to financial loss. The Group cannot expect to eliminate all operational risks, but through a control framework and by monitoring and responding to potential risks, the Group is able to manage these risks. Controls include mainly the segregation of duties, accesses, authorization and reconciliation procedures, staff training and assessment processes, including the review by Internal Audit.

31.5	Insurance risk management

The risk under an insurance contract, in any of its various forms, is the possibility that the insured event occurs and, therefore, uncertainty is realized in the amount of the resulting claim. Given the nature of the insurance contract, this risk is aleatory and, therefore, unpredictable.

Regarding a portfolio of insurance contracts where the theory of large numbers and probabilities for pricing and provisions is applied, the main risk faced by the insurance business of the Group, managed by Interseguro, is that claims and/or payments of benefits covered by the policies exceed the book value of insurance liabilities. This could happen to the extent that the frequency and/or severity of claims and benefits are higher than estimated. The factors that are considered to perform the assessment of insurance risks are the following:

•	Frequency and severity of claims;

•	Sources of uncertainty in the calculation of payment of future claims;

•	Mortality tables for different coverage plans in the life insurance segment;

•	Changes in market rates of investments that directly affect the discount rates to calculate mathematical reserves; and

•	Specific requirements established by the SBS according to insurance plans.

On the other hand, Interseguro has signed contracts of automatic reinsurance coverage that protect it from losses due to frequency and severity. The objective of this reinsurance negotiation is that the total net insurance losses do not affect the equity and liquidity of Interseguro in any year. Interseguro’s policy is to sign contracts with companies with international rating determined by the rules of the SBS. Annuities contracts do not have reinsurance coverage.

(a)	Life insurance contracts -

Interseguro has developed its insurance underwriting strategy in order to diversify the type of insurance risks accepted. Factors that aggravate the insurance risk include lack of risk diversification in terms of type and amount of risk and geographic location. The underwriting strategy aims to ensure that underwriting risks are well diversified in terms of type and amount of risk. Underwriting limits serve to implement the selection criteria for appropriate risk. As of December 31, 2018 and 2017, most of the insurance contracts entered into by Interseguro are located in the city of Lima.

The sufficiency of reserves is a principle of insurance management. Technical reserves for claims and premiums are estimated by Interseguro’s actuaries and reviewed by independent experts when deemed necessary.

Interseguro’s Management constantly monitors trends in claims, which allows it to perform estimates of claims incurred but not reported (IBNR) that are supported by recent information.

On the other hand, Interseguro is exposed to the risk that mortality and morbidity rates associated with customers do not reflect the actual mortality and morbidity and may cause the premium calculated for the coverage offered to be insufficient to cover claims. For this reason, Interseguro performs a careful risk selection or underwriting when issuing policies, because by doing so it can classify the degree of risk presented by a proposed insured, analyzing characteristics such as gender, smoking condition, health condition, among others.

In the particular case of annuities, the risk assumed by Interseguro is that the real life expectancy of the insured population is greater than that estimated when determining income, which would mean a deficit of reserves to comply with the payment of pensions.

On the other hand, insurance products do not have particularly relevant terms or clauses that could have a significant impact or represent significant uncertainties over Interseguro’s cash flows.

(b)	Real estate risk management -

Real estate risk is defined as the possibility of losses due to changes or volatility of market prices of properties; see Note 8. Investment properties are held by Interseguro in order to manage its long term inflows and match its technical reserves. SBS Resolution No. 2840-2012, dated May 11, 2012, “Regulations on Real Estate Risk Management in Insurance Companies”, requires that insurance companies adequately identify, measure, control and report the real estate risk level they are exposed to.

Additionally, Interseguro has identified the following risks associated to its real estate portfolios:

•

The cost to develop a project may increase if there are delays in the planning process; however, Interseguro receives services from advisors in order to reduce the risks that may arise in the planning process.

•

A major lessee may become insolvent thus causing a significant loss in rental income and a reduction in the value of the associated property. To reduce this risk, Interseguro reviews the financial position of all prospective lessees and decides on the appropriate level of safety required, such as lease deposits or guarantees.

•	The fair values of the investment property portfolio could be affected by the cash flows generated by the tenants and/or lessees, as well as by the economic conditions of Peru and future expectations.

31.6	Capital management

The Group manages in an active manner a capital base in order to cover the risks inherent to its activities. Capital adequacy of the Group is monitored by using regulations and ratios established by the different regulators; see Note 17(f).

32.	Fair value

(a)	Financial instruments measured at their fair value and fair value hierarchy -

The following table presents an analysis of the financial instruments that are measured at their fair value, including the level of hierarchy of fair value. The amounts are based on the balances presented in the consolidated statements of financial position:

	As of December 31, 2018
	Level 1	Level 2	Level 3	Total
	S/(000)	S/(000)	S/(000)	S/(000)
Financial assets
Financial investments
At fair value through profit or loss (*)	811,238	352,273	407,957	1,571,468
Debt instruments measured at fair value through other comprehensive income	9,822,970	3,320,556	—	13,143,526
Equity instruments measured at fair value through other comprehensive income	843,646	1,671	—	845,317
Derivatives receivable	—	185,376	—	185,376

	11,477,854	3,859,876	407,957	15,745,687

Accrued interest				185,066

Total financial assets				15,930,753

Financial liabilities
Accounts payable by derivatives	—	154,116	—	154,116

(*)	As of December 31, 2018, correspond mainly to mutual funds and investment fund participations.

	As of December 31, 2017
	Level 1	Level 2	Level 3	Total
	S/(000)	S/(000)	S/(000)	S/(000)
Financial asset
Financial investment
Trading securities	200,962	12,704	2,342	216,008
Available-for-sale investments
Debt instruments	9,271,323	4,314,577	—	13,585,900
Mutual funds and investments funds participations	185,079	580,383	190,855	956,317
Shares of the private sector, foreign entities and others	676,832	1,607	68,540	746,979
Derivatives receivable	—	92,820	—	92,820

	10,334,196	5,002,091	261,737	15,598,024

Accrued interest				170,464

Total financial assets				15,768,488

Financial liabilities
Derivatives payable	—	133,921	—	133,921

Financial assets included in Level 1 are those measured on the basis of information that is available on the market, to the extent that their quoted prices reflect an active and liquid market and that are available in some centralized trading mechanism, trading agent, price supplier or regulatory entity.

Financial instruments included in Level 2 are valued based on the market prices of other instruments with similar characteristics or with financial valuation models based on information of variables observable in the market (interest rate curves, price vectors, etc.).

Financial assets included in Level 3 are valued by using assumptions and data that do not correspond to prices of operations traded on the market. Fair value is estimated using a discounted cash flow (DCF) model. The valuation requires Management to make certain assumptions about the model variables and data, including the forecast of cash flow, discount rate, credit risk and volatility.

The table below presents a description of significant unobservable data used in valuation:

	Valuation technique	Significant unobservable inputs	Valuation	Sensitivity of inputs to fair value
Royalty Pharma	DCF Method	Sales forecast	Average sector analysis, estimates	10 percent increase (decrease) in the sales forecast would result in increase (decrease) in fair value by S/9,282,000.
500 basis points increase in the WACC would result in decrease in fair value by S/16,453,000.
		WACC	8.0%	500 basis points decrease in the WACC would result in increase in fair value by S/23,884,000.

Mutual funds and investment funds participations	DCF Method	Discount rate	Depends on the credit risk	500 basis points increase in the discount rate would result in decrease in fair value by S/6,102,000.
500 basis points decrease in the discount rate would result in increase in fair value by S/7,967,000.
		WACC	9.0%	500 basis points increase in the WACC would result in decrease in fair value by S/2,574,000.
500 basis points decrease in the WACC would result in increase in fair value by S/3,245,000.

	Comparable multiples	Price-to-sales ratio	Depends on industry’s entity	10 percent increase (decrease) in the price-to-sales ratio would result in increase (decrease) in fair value by S/2,557,000.
	Equity value		Depends on the credit risk	500 basis points increase (decrease) in the equity value would result in increase (decrease) in fair value by S/462,000.

The table below includes a reconciliation of fair value measurement of financial instruments classified by the Group within Level 3 of the valuation hierarchy:

	2018	2017
	S/(000)	S/(000)
Initial balance as of January 1	261,737	331,729
Purchases	151,231	110,816
Sales	(61,328)	(169,305)
Total gain recognized on the consolidated income statements	56,317	—
Valuation recognized in the consolidated statements of other comprehensive income	—	(11,503)

Balance as of December 31	407,957	261,737

As of December 31, 2017, the unrealized gain on Level 3 financial instruments amounts to S/26,562,000 and the unrealized loss amounts to S/945,000. During 2018 and 2017, there were no transfers of financial instruments from Level 3 to Level 1 or to Level 2. Also, during 2018 and 2017, there were no transfers of financial instruments between Level 1 and Level 2.

(b)	Financial instruments not measured at their fair value -

The table below presents the disclosure of the comparison between the carrying amounts and fair values of the Group’s financial instruments that are not measured at their fair value, presented by level of fair value hierarchy:

	As of December 31, 2018					As of December 31, 2017
	Level 1	Level 2	Level 3	Fair value	Book value	Level 1	Level 2	Level 3	Fair value	Book value
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Assets
Cash and due from banks	—	8,380,411	—	8,380,411	8,380,411	—	11,204,843	—	11,204,843	11,204,843
Inter-bank funds	—	495,037	—	495,037	495,037	—	403,526	—	403,526	403,526
Held-to-maturity investments	—	—	—	—	—	879,559	423,637	—	1,303,196	1,248,475
Investments at amortized cost	700,177	1,156,148	—	1,856,325	1,884,067	—	—	—	—	—
Loans, net	—	33,276,930	—	33,276,930	32,960,917	—	29,019,417	—	29,019,417	28,204,168
Due from customers on acceptances	—	132,961	—	132,961	132,961	—	41,715	—	41,715	41,715
Accounts receivable and other assets, net	—	1,106,659	—	1,106,659	1,106,659	—	570,965	—	570,965	570,965

Total	700,177	44,548,146	—	45,248,323	44,960,052	879,559	41,664,103	—	42,543,662	41,673,692

Liabilities
Deposits and obligations	—	33,699,626	—	33,699,626	33,681,950	—	32,629,914	—	32,629,914	32,607,637
Inter-bank funds	—	—	—	—	—	—	30,008	—	30,008	30,008
Due to banks and correspondents	—	4,291,346	—	4,291,346	4,293,361	—	4,434,484	—	4,434,484	4,407,392
Bonds, notes and notes issued	5,569,970	895,427	—	6,465,397	6,496,778	5,244,757	735,428	—	5,980,185	5,602,358
Due from customers on acceptances	—	132,961	—	132,961	132,961	—	41,715	—	41,715	41,715
Insurance contract liabilities	—	10,300,468	—	10,300,468	10,300,468	—	10,709,843	—	10,709,843	10,709,843
Accounts payable and other liabilities	—	1,367,644	—	1,367,644	1,367,644	—	1,025,303	—	1,025,503	1,025,503

Total	5,569,970	50,687,472	—	56,257,442	56,273,162	5,244,757	49,606,895	—	54,851,652	54,424,456

The methodologies and assumptions used to determine fair values depend on the terms and risk characteristics of each financial instrument and they include the following:

(i)

Long-term fixed-rate and variable-rate loans are assessed by the Group based on parameters such as interest rates, specific country risk factors, individual creditworthiness of the customer and the risk characteristics of the financed project. Based on this evaluation, allowances are taken into account for the estimated losses of these loans. As of December 31, 2018 and 2017, the book value of loans, net of allowances, was not significantly different from the calculated fair values.

(ii)

Instruments whose fair value approximates their book value: For financial assets and financial liabilities that are liquid or have short-term maturity (less than 3 months) it is assumed that the carrying amounts approximate to their fair values. This assumption is also applied to demand deposits, savings accounts without a specific maturity and variable-rate financial instruments.

(iii)

Fixed-rate financial instruments: The fair value of fixed-rate financial assets and financial liabilities at amortized cost is determined by comparing market interest rates when they were first recognized with current market rates related to similar financial instruments for their remaining term to maturity. The fair value of fixed interest rate deposits is based on discounted cash flows using market interest rates for financial instruments with similar credit risk and maturity. For quoted debt issued, the fair value is determined based on quoted market prices. When quotations are not available, a discounted cash flow model is used based on the yield curve of the appropriate interest rate for the remaining term to maturity.

33.	Fiduciary activities and management of funds

The Group provides custody, trustee, investment management and advisory services to third parties; therefore, the Group makes purchase and sale decisions in relation to a wide range of financial instruments. Assets that are held in trust are not included in the consolidated financial statements. These services give rise to the risk that the Group could eventually be held responsible of poor yielding of the assets under its administration.

As of December 31, 2018 and 2017, the value of the managed off-balance sheet financial assets is as follows:

	2018	2017
	S/(000)	S/(000)
Investment funds	12,924,575	11,982,512
Mutual funds	4,668,076	4,247,369

Total	17,592,651	16,229,881

34.	Subsequent events

•

On December 18, 2018, the Board of Directors of Interbank approved the sale of 100 percent of the shares representing the capital stock of Interfondos S.A., Sociedad Administradora de Fondos to Inteligo Perú Holding S.A.C., a subsidiary of Inteligo Group Corp. The transaction was performed through the signing of a purchase and sale contract dated January 8, 2019, between the Bank and Inteligo Perú Holding S.A.C. for 100 percent of the shares of Interfondos S.A. The purchase value amounted to US$30,000,000. This transaction was considered as a transaction under common control and did not generate effects in the consolidated financial statements of the Group.

•

On January 28, 2019, Interseguro made the First Issuance, Single Series, of the Third Program of subordinated bonds on the local market for US$20,000,000 (equivalent to S/67,060,000). This bond matures in January 2029, and the agreed annual interest rate was 6 percent.

•

On March 25, 2019, Interbank made the Fifth Issuance, Series A , of the Second Program of Corporate Bonds on the local market for S/150,000,000. This bond matures in March 2029, and the agreed annual interest rate was VAC plus 3.41 percent.

•

On March 25, 2019, Interbank issued the First Program of Negotiable Certificates of Deposit on the local market for S/150,000,000. These certificates mature in March 2020, and the implied interest rate was 4.28 percent.

Intercorp Financial Services Inc. and Subsidiaries

Unaudited interim condensed consolidated financial statements as of March 31, 2019, and for the three-month period then ended

INTERCORP FINANCIAL SERVICES INC. AND SUBSIDIARIES

Unaudited interim condensed consolidated financial statements as of

March 31, 2019, and for the three-month period then ended

Content

Interim condensed consolidated financial statements

Interim condensed consolidated statements of financial position	F-186
Interim condensed consolidated statements of income	F-187
Interim condensed consolidated statements of other comprehensive income	F-188
Interim condensed consolidated statements of changes in equity	F-189
Interim condensed consolidated statements of cash flows	F-190
Notes to the interim condensed consolidated financial statements	F-192

INTERCORP FINANCIAL SERVICES INC. AND SUBSIDIARIES

Interim condensed consolidated statements of financial position

As of March 31, 2019 (unaudited) and December 31, 2018 (audited)

	Note	As of March 31, 2019	As of December 31, 2018
		S/(000)	S/(000)
Assets
Cash and due from banks	3
Non-interest bearing		2,280,873	3,102,250
Interest bearing		6,532,517	3,991,629
Restricted funds		847,223	1,286,532

		9,660,613	8,380,411
Inter-bank funds		70,017	495,037
Financial investments	4	17,852,773	17,629,445
Loans, net	5
Loans, net of unearned interest		35,018,985	34,325,721
Impairment allowance for loans		(1,396,243)	(1,364,804)

		33,622,742	32,960,917
Investment property	6	989,595	986,538
Property, furniture and equipment, net	2(c)	948,512	622,525
Due from customers on acceptances		89,748	132,961
Intangibles and goodwill, net		946,793	954,546
Accounts receivable and other assets, net	7	1,493,649	1,502,554
Deferred Income Tax asset, net		81,765	79,475

Total assets		65,756,207	63,744,409

	Note	As of March 31, 2019	As of December 31, 2018
		S/(000)	S/(000)
Liabilities and equity
Deposits and obligations	8
Non-interest bearing		7,179,404	5,321,025
Interest bearing		27,610,596	28,360,925

		34,790,000	33,681,950

Inter-bank funds		106,524	—
Due to banks and correspondents	9	3,726,119	4,293,361
Bonds, notes and other obligations	10	6,663,213	6,496,778
Due from customers on acceptances		89,748	132,961
Insurance contract liabilities	11	10,407,237	10,300,468
Accounts payable, provisions and other liabilities	7	2,246,543	1,750,363
Deferred Income Tax liability, net		63	52

Total liabilities		58,029,447	56,655,933

Equity, net	12
Equity attributable to IFS’s shareholders:
Capital stock		963,446	963,446
Treasury stock		(208,178)	(208,178)
Capital surplus		268,077	268,077
Reserves		4,700,000	4,700,000
Unrealized results, net		407,244	121,686
Retained earnings		1,556,198	1,203,043

		7,686,787	7,048,074
Non-controlling interest		39,973	40,402

Total equity, net		7,726,760	7,088,476

Total liabilities and equity, net		65,756,207	63,744,409

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

INTERCORP FINANCIAL SERVICES INC. AND SUBSIDIARIES

Interim condensed consolidated statements of income

For the three-month periods ended March 31, 2019 and 2018 (unaudited)

	Note	2019	2018
		S/(000)	S/(000)
Interest and similar income	14	1,166,740	1,036,275
Interest and similar expenses	14	(335,785)	(266,895)

Net interest and similar income		830,955	769,380
Impairment loss on loans, net of recoveries	5(c)	(186,414)	(172,885)
Impairment recovery on financial investments	4(c)	1,887	2,258

Net interest and similar income after impairment loss		646,428	598,753
Fee income from financial services, net	15	222,998	216,597
Net gain on foreign exchange transactions		41,306	40,878
Net gain on sale of financial investments		29,917	25,262
Net gains on financial assets at fair value through profit or loss		37,061	13,170
Net gain on investment property	6(b)	11,874	3,175
Other income	16	18,730	14,412

		361,886	313,494

Insurance premiums and claims
Net premiums earned	17	97,963	96,271
Net claims and benefits incurred for life insurance contracts and others		(172,037)	(175,138)

		(74,074)	(78,867)

Other expenses
Salaries and employee benefits		(195,375)	(182,433)
Administrative expenses		(176,719)	(180,440)
Depreciation and amortization		(62,904)	(37,620)
Other expenses	16	(46,718)	(43,371)

		(481,716)	(443,864)

Income before translation result and Income Tax		452,524	389,516
Translation result		10,091	5,987
Income Tax	13(c)	(109,890)	(105,519)

Net profit for the period		352,725	289,984

Attributable to:
IFS’s shareholders		350,568	288,209
Non-controlling interest		2,157	1,775

		352,725	289,984

Earnings per share attributable to IFS’s shareholders basic and diluted (stated in Soles)	18	3.167	2.628

Weighted average number of outstanding shares (in thousands)	18	110,692	109,655

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

INTERCORP FINANCIAL SERVICES INC. AND SUBSIDIARIES

Interim condensed consolidated statements of other comprehensive income

For the three-month periods ended March 31, 2019 and 2018 (unaudited)

	2019	2018
	S/(000)	S/(000)
Net profit for the period	352,725	289,984
Other comprehensive income that will not be reclassified to the consolidated income statements in subsequent periods:
Net movement of equity instruments at fair value through other comprehensive income	68,991	(6,392)
Income Tax	(2)	13

Total gains that will not be reclassified to the consolidated income statements	68,989	(6,379)

Other comprehensive income to be reclassified to the consolidated income statements in subsequent periods:
Net movement of debt instruments at fair value through other comprehensive income	387,600	(12,201)
Income Tax	(4,508)	4,000

	383,092	(8,201)
Insurance premiums reserve	(148,100)	21,934

Net movement of cash flow hedges	(9,139)	1,193
Income Tax	3,632	(789)

	(5,507)	404
Translation of foreign operations	(12,254)	(2,871)

Total unrealized gain to be reclassified to the consolidated income statements in subsequent periods	217,231	11,266

Total other comprehensive income for the period, net of Income Tax	638,945	294,871

Attributable to:
IFS’s shareholders	636,126	293,713
Non-controlling interest	2,819	1,158

	638,945	294,871

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

INTERCORP FINANCIAL SERVICES INC. AND SUBSIDIARIES

Interim condensed consolidated statements of changes in equity

For the three-month periods ended March 31, 2019 and 2018 (unaudited)

			Attributable to IFS’s shareholders
							Unrealized results, net
	Number of shares						Instruments that will not be reclassified to the consolidated income statements	Instruments that will be reclassified to the consolidated income statements
	Issued	In treasury	Capital stock	Treasury stock	Capital surplus	Reserves	Equity instruments at fair value	Debt instruments at fair value	Insurance premiums reserves	Cash flow hedges reserve	Foreign currency translation reserve	Retained earnings	Total	Non-controlling interest	Total equity, net
	(in thousands)	(in thousands)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Balances as of January 1, 2018 (Restated, Note 2(b))	113,110	(5,428)	963,446	(467,200)	268,077	3,700,000	105,619	238,348	(675,095)	(36)	76,394	1,507,674	5,717,227	35,780	5,753,007
Net profit for the period	—	—	—	—	—	—	—	—	—	—	—	288,209	288,209	1,775	289,984
Other comprehensive income	—	—	—	—	—	—	(5,845)	(8,070)	21,899	391	(2,871)	—	5,504	(617)	4,887

Total other comprehensive income	—	—	—	—	—	—	(5,845)	(8,070)	21,899	391	(2,871)	288,209	293,713	1,158	294,871
Dividends paid to non-controlling interest of Subsidiaries	—	—	—	—	—	—	—	—	—	—	—	—	—	(2,825)	(2,825)
Sale of treasury stock, Note 12(c)	—	3,010	—	259,022	—	—	—	—	—	—	—	123,705	382,727	862	383,589
Others	—	—	—	—	—	—	—	—	—	—	—	(15,934)	(15,934)	(281)	(16,215)

Balance as of March 31, 2018	113,110	(2,418)	963,446	(208,178)	268,077	3,700,000	99,774	230,278	(653,196)	355	73,523	1,903,654	6,377,733	34,694	6,412,427

Balance as of January 1, 2019	113,110	(2,418)	963,446	(208,178)	268,077	4,700,000	147,554	(232,337)	75,575	27,911	102,983	1,203,043	7,048,074	40,402	7,088,476
Net profit for the period	—	—	—	—	—	—	—	—	—	—	—	350,568	350,568	2,157	352,725
Other comprehensive income	—	—	—	—	—	—	68,876	382,240	(147,857)	(5,447)	(12,254)	—	285,558	662	286,220

Total other comprehensive income	—	—	—	—	—	—	68,876	382,240	(147,857)	(5,447)	(12,254)	350,568	636,126	2,819	638,945
Dividends paid to non-controlling interest of Subsidiaries	—	—	—	—	—	—	—	—	—	—	—	—	—	(3,228)	(3,228)
Others	—	—	—	—	—	—	—	—	—	—	—	2,587	2,587	(20)	2,567

Balance as of March 31, 2019	113,110	(2,418)	963,446	(208,178)	268,077	4,700,000	216,430	149,903	(72,282)	22,464	90,729	1,556,198	7,686,787	39,973	7,726,760

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

INTERCORP FINANCIAL SERVICES INC. AND SUBSIDIARIES

Interim condensed consolidated statements of cash flows

For the three-month periods ended March 31, 2019 and 2018 (unaudited)

	2019	2018
	S/(000)	S/(000)
Cash flows from operating activities
Net profit for the period	352,725	289,984
Plus (minus)
Impairment loss on loans, net of recoveries	186,414	172,885
Impairment recovery on financial investments	(1,887)	(2,258)
Depreciation and amortization	62,904	37,620
Provision for sundry risks	3,190	473
Deferred Income Tax	(5,579)	25,528
Net gain on sale of financial investments	(29,917)	(25,262)
Net gain of financial assets at fair value through profit or loss	(37,061)	(13,170)
Net (gain) loss for the valuation of investment property	(1,322)	5,106
Translation result	(10,091)	(5,987)
Gain on sale of investment property	—	(1,559)
Decrease in accrued interest receivable	38,990	42,607
Increase in accrued interest payable	35,194	38,643

Net changes in assets and liabilities
Increase in loans	(826,104)	(782,861)
Increase in accounts receivable and other assets, net	(123,960)	(57,887)
Net decrease in restricted funds	442,710	20,097
Increase (decrease) in deposits and obligations	1,077,096	(1,383,929)
Decrease in due to banks and correspondents	(570,671)	(265,961)
Increase in accounts payable, provisions and other liabilities	259,055	35,937
Decrease (increase) of investments at fair value through profit or loss	35,061	(184,226)
Income Tax paid	(118,604)	(68,285)

Net cash provided by (used in) operating activities	768,143	(2,122,505)

Interim condensed consolidated statements of cash flows (continued)

	2019	2018
	S/(000)	S/(000)
Cash flows from investing activities
Sale (purchase) of investments at fair value through other comprehensive income and at amortized cost	216,678	(941,532)
Purchase of property, furniture and equipment	(14,435)	(6,663)
Purchase of intangible assets	(20,992)	(11,618)
Purchase of investment property	(1,735)	(22,546)
Sale of investment property	—	194,080

Net cash provided by (used in) investing activities	179,516	(788,279)

Cash flows from financing activities
Issuance of bonds, notes and other obligations	360,287	649,001
Payments of bonds, notes and other obligations	(116,130)	—
Net increase in payable inter-bank funds	106,524	99,531
Net decrease in receivable inter-bank funds	425,020	224,472
Sale of treasury stock, net	—	383,589
Dividend payments to non-controlling interest	(3,228)	(2,825)
Lease payments and others	(26,854)	(8,033)

Net cash provided by financing activities	745,619	1,345,735

Net increase (decrease) in cash and cash equivalents	1,693,278	(1,565,049)
Translation result on cash and cash equivalents	23,947	(2,755)
Cash and cash equivalents at the beginning of the period	7,087,062	9,225,617

Cash and cash equivalents at the end of the period	8,804,287	7,657,813

Supplementary cash flow information:
Cash paid during the period for
Interest	302,691	213,255
Cash received during the period from
Interest	1,187,616	1,067,950

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

INTERCORP FINANCIAL SERVICES INC. AND SUBSIDIARIES

Notes to the interim condensed consolidated financial statements

As of March 31, 2019 (unaudited) and December 31, 2018 (audited)

1.	Business activity and business combination

(a)	Business activity

Intercorp Financial Services Inc. and Subsidiaries (henceforth “IFS”, “the Company” or “the Group”) is a limited liability holding company incorporated in the Republic of Panama on September 19, 2006, and is a Subsidiary of Intercorp Perú Ltd. (henceforth “Intercorp Perú”), a holding company incorporated in 1997 in the Commonwealth of the Bahamas. As of March 31, 2019 and December 31, 2018, Intercorp Perú holds directly and indirectly 76.46 percent, of IFS’s capital stock.

IFS’s legal domicile is located at Av. Carlos Villarán 140 Urb. Santa Catalina, La Victoria, Lima, Peru.

As of March 31, 2019, IFS holds 99.30 percent of the capital stock of Banco Internacional del Perú S.A.A. — Interbank (henceforth “Interbank”), 99.84 percent of the capital stock of Interseguro Compañía de Seguros S.A. (henceforth “Interseguro”) and 100 percent of the capital stock of Inteligo Group Corp. (henceforth “Inteligo”). As of December 31, 2018, IFS holds 99.30 percent of the capital stock of Interbank, 99.84 percent of the capital stock of Interseguro, 100 percent of the capital stock of Inteligo and 99.42 percent of the capital stock of Hipotecaria Sura Empresa Administradora Hipotecaria S.A. (henceforth “Hipotecaria Sura”). Interbank and Interseguro operate in Peru, while Inteligo and its Subsidiaries (Inteligo Sociedad Agente de Bolsa S.A. and Inteligo Bank Ltd.) operate in Peru and Panama. Hipotecaria Sura was liquidated on February 20, 2019.

The interim condensed consolidated financial statements of IFS and Subsidiaries as of March 31, 2019, and for the three-month period then ended were approved by the Board of Directors on June 13, 2019.

(b)	Business combinations

In May 2017, IFS entered into an agreement with Sura Asset Management S.A. (Colombia), Sura Asset Management Perú S.A. (Peru) and Grupo Wiese (Peru) for the purchase of shares, which resulted in the direct and indirect acquisition of up to 100 percent of Seguros Sura S.A. (henceforth “Seguros Sura”) and up to 100 percent of Hipotecaria Sura. The acquisition was approved by Peru’s Superintendence of Banking, Insurance and Private Pension Funds Administrators (henceforth “SBS”, by its Spanish acronym) on September 28, 2017.

As a consequence, in November 2017, IFS acquired directly and indirectly 99.39 percent of Seguros Sura’s capital stock and 99.42 percent of Hipotecaria Sura’s capital stock.

The price of the overall transaction was US$275,865,000 (equivalent to approximately S/891,911,000).

In accordance with the legal regulations in force in Peru, the SBS granted a six-month deadline to complete the merger between Interseguro and Seguros Sura as from the date the SBS approved the acquisition. In this sense, Interseguro merged with Seguro Sura effectively on March 31, 2018, date on which Seguros Sura transferred all its assets and liabilities to the absorbing company, extinguishing after completing this merger process without having to liquidate.

Notes to the interim condensed consolidated financial statements (continued)

The acquisitions were recorded in accordance with the “Acquisition method” established by IFRS 3 “Business Combinations”. The costs related to the acquisition, amounting to S/7,863,000, were registered as an expense at the date of adquisition.

The following are the fair values of the entities acquired at the acquisition date:

Fair value of the acquired entities
S/(000)
Seguros Sura S.A.
Assets	5,543,147
Liabilities	(5,287,650)

Hipotecaria Sura S.A.
Assets	12,560
Liabilities	(2,452)

Total net assets identified	265,605
Non—controlling interest — proportionate share of the acquired entities’ net assets	(1,912)
Goodwill	628,218

Consideration transferred	891,911

The net cash flow used in the acquisition is presented below:
S/(000)
Consideration transferred	891,911
Cash and due from banks of the acquired entities	(239,247)
Transaction cost of the acquisition	7,863

660,527

The goodwill represents the future synergies that are expected to arise from the combination of operations, distribution channels, workforce and other efficiencies not included in the intangible assets of the present value of acquired in-force business.

The net assets recognized in the consolidated financial statements of IFS at the adquisition date were based on a preliminary fair value assessment. During 2018, Management completed the review of the fair value estimate of insurance contracts liabilities as of the acquisition date and, as consequence, the net identifiable assets were modified. Amendments were therefore made to the net identifiable assets, as detailed below:

	Preliminary balance	Amendment	Amended balance
	S/(000)	S/(000)	S/(000)
Insurance contracts liabilities	(5,210,487)	195,339	(5,015,148)
Goodwill	628,218	(195,339)	432,879

Notes to the interim condensed consolidated financial statements (continued)

2.	Significant accounting policies

(a)	Basis of presentation and use of estimates

The interim condensed consolidated financial statements as of March 31, 2019, and for the three-month period ended March 31, 2019 have been prepared in accordance with IAS 34 “Interim Financial Reporting”.

The interim condensed consolidated financial statements do not include all the information and disclosures required in the annual consolidated financial statements, and should be read in conjunction with the Group’s consolidated audited financial statements as of December 31, 2018 and 2017, and as of January 1, 2017 (henceforth “2018 Annual Consolidated Financial Statements”), dated May 8, 2019.

The interim condensed consolidated financial statements have been prepared on a historical cost basis, except for investment property, derivative financial instruments, financial investments at fair value through profit or loss and through other comprehensive income, which have been measured at fair value. The interim condensed consolidated financial statements are presented in Soles, which is the functional currency of the Group, and all values are rounded to the nearest thousand (S/(000)), except when otherwise indicated.

The preparation of the interim condensed consolidated financial statements, in conformity with the International Financial Reporting Standards (henceforth “IFRS”) as issued by the International Accounting Standards Board (IASB), requires Management to make estimations and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of significant events in the notes to the interim condensed consolidated financial statements.

Estimates and criteria are continually assessed and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the current circumstances. Existing circumstances and assumptions about future developments, however, may change due to markets’ behavior or circumstances arising beyond the control of the Group. Such changes are reflected in the assumptions when they occur. Actual results could differ from those estimates. The most significant estimates comprised in the accompanying interim condensed consolidated financial statements are related to the calculation of the impairment of the portfolio of loan and financial investments, the measurement of the fair value of the financial investments and investment property, the assessment of the impairment of goodwill, the liabilities for insurance contracts and measurement of the fair value of derivative financial instruments; also, there are other estimates such as the estimated useful life of intangible assets, property, furniture and equipment, and the estimation of deferred Income Tax.

Regarding the liabilities for insurance contracts, in the second quarter of 2018, the Group made the following changes in its accounting estimates related to the determination of these liabilities:

(i)	Adoption of new mortality tables (SPP 2017)

Through SBS Resolution No.886-2018 dated March 7, 2018, the SBS published the new Peruvian mortality and morbidity tables “SPP-S-2017” and “SPP-I-2017” (for men and women) to be used in mathematical reserve calculations of pensions from the Private Pension System (“SPP”, by its Spanish acronym) and the Complementary Insurance of Hazardous Work. These tables gather updated information from Peru’s SPP and show the recent changes in life expectancy. The population used for the analysis and study were those affiliated to the SPP. From June 1, 2018, the Group decided to use these new tables for its pension reserve calculation.

Notes to the interim condensed consolidated financial statements (continued)

(ii)	Changes in the assumptions used in calculating interest rates to discount pension reserves

Until May 31, 2018, in order to discount claim reserves, Interseguro used the average market rate of its financial assets portfolio for the matching currency pension flows and a reinvestment rate of 3 percent for non-matching currency pension flows. From the second quarter 2018, Interseguro modified the estimation of these assumptions, using the risk-free rate due to the currency of Peruvian government’s sovereign yield curves plus an illiquidity premium as a portion of the corporate bonds spread that is not related to loss given default or the cost of credit rating downgrade. These corporate bonds spread is calculated based on the performance of the asset portfolio designated by Interseguro to cover its pension obligations.

In accordance with IAS 8, “Accounting Policies, Changes in Accounting Estimates and Errors” as the changes above result from new information or events and are not error corrections nor related to previous periods, they are considered changes in accounting estimations and the effects were recognized prospectively and included in the interim condensed consolidated income statements for:

(i)	The period in which a change occurs, if it affects only such period; or

(ii)	The period in which a change occurs and future periods, if it affects all of them.

As a consequence, Management considers that the changes in the mortality and morbidity tables and in the method for determining the discount interest rate reflect a better accounting estimation of insurance contracts liabilities; see Note 4.6 (a) and (b) of the 2018 Annual Consolidated Financial Statements. Since these changes in accounting estimates were recorded during the second quarter of 2018, the interim condensed consolidated financial statements as of March 31, 2018, did not contain such modifications.

(b)	Change in accounting policy

As of December 31, 2017, the Subsidiary Interseguro recognized in its consolidated income statements the effect of the change in the value of liabilities coming from retirement, disability and survivor’s pensions, caused by the variations in the market interest rates used to discount these liabilities. In the first quarter of 2018, Management decided to modify its accounting policy in order to show the effect of the change in market interest rates on the interim condensed consolidated statements of other comprehensive income. This change was made to reduce volatility in the profits or losses associated to the effect of changes in market interest rates, as the financial assets supporting such insurance liabilities are measured at fair value through other comprehensive income. According to IAS 8, as the aforementioned change constitutes a voluntary change in the accounting policy of the Company and, in compliance with said the standard, was applied retrospectively, see Note 4.2.1 of the 2018 Annual Consolidated Financial Statements.

(c)	New standards, interpretations and amendments adopted by the Group

The accounting policies adopted in the preparation of the interim condensed consolidated financial statements are consistent with those followed in the preparation of the Group’s annual consolidated financial statements for the year ended December 31, 2018, except for the adoption of new standards effective as of January 1, 2019. The Group has not early adopted any other standard, interpretation or amendment that has been issued but is not yet effective.

The Group has adopted, for the first time, IFRS 16 “Leases” and, as required by IAS 34, the nature and effect of these changes are disclosed below. Several other amendments and interpretations have been

Notes to the interim condensed consolidated financial statements (continued)

adopted for the first time in 2019, but do not have an impact on the interim condensed consolidated financial statements of the Group.

•	IFRS 16 “Leases”

IFRS 16 supersedes IAS 17 “Leases”, IFRIC 4 “Determining whether an Arrangement Contains a Lease”, SIC 15 “Operating Leases-Incentives” and SIC 27 “Evaluating the Substance of Transactions Involving the Legal Form of a Lease”. The standard sets out the principles for the recognition, measurement, presentation and disclosure of leases and requires lessees to account for all leases under a single on-balance sheet model.

Lessor accounting under IFRS 16 is substantially unchanged from the one under IAS 17. Lessors will continue to classify leases as either operating or finance leases using similar principles as in IAS 17. Therefore, IFRS 16 did not have an impact for leases where the Group is the lessor.

As permitted by the transitional provisions of IFRS 16, the Group elected to apply the modified retrospective approach and has not restated comparative figures. Under this method, the Group recognizes lease liabilities for an amount equivalent to the current values of future payments agreed as of January 1, 2019. The Group also chose to use the recognition exemptions for lease contracts that, at the commencement date, the underlying asset is of low value (‘low-value assets’).

The effect of adoption IFRS 16 as of January 1, 2019, is as follows:

S/(000)
Assets
Property, furniture and equipment (Right-of-use assets)	341,746

Liabilities
Accounts payable, provisions and other liabilities (Lease liabilities)	341,746

The adoption of IFRS 16 does not have impact neither on the interim condensed consolidated statements of income nor on the interim condensed consolidated statements of changes in equity.

(c.1)	Nature of the effect of adoption of IFRS 16

Before the adoption of IFRS 16, the Group classified each of its leases (as lessee) at the inception date as either a finance lease or an operating lease. A lease was classified as a finance lease if it transferred substantially all of the risks and rewards incidental to ownership of the leased asset to the Group; otherwise it was classified as an operating lease. Finance leases were capitalized at the commencement of the lease at the fair value of the inception date of the leased property or, if lower, at the present value of the minimum lease payments. Lease payments were apportioned between interest (recognized as finance costs) and reduction of the lease liability. In an operating lease, the leased property was not capitalized and the lease payments were recognized as rent expense in the consolidated income statements on a straight-line basis over the lease term. Any prepaid rent and accrued rent were recognized under the captions “Prepaid rights” and Other accounts payable, respectively. Upon adoption of IFRS 16, the Group applied a single recognition and measurement approach for all leases, except for leases of low-value assets. The

Notes to the interim condensed consolidated financial statements (continued)

standard provides specific transition requirements and practical expedients, which have been applied by the Group.

•	Leases previously classified as finance leases

The Group did not change the initial carrying amounts of recognized assets and liabilities at the date of initial adoption for leases previously classified as finance leases (i.e., the right-of-use assets and lease liabilities equal the lease assets and liabilities recognized under IAS 17). The requirements of IFRS 16 were applied to these leases from January 1, 2019.

•	Leases previously classified as operating leases

The Group recognized right-of-use assets and lease liabilities for leases previously classified as operating leases, except for leases of low-value assets. The right-of-use assets for most leases were recognized based on the amount equal to the lease liabilities, adjusted for any related prepaid and accrued lease payments previously recognized. Lease liabilities were recognized based on the present value of the remaining lease payments, discounted by using the incremental borrowing rate at the date of initial application.

The Group also applied the available practical expedients wherein it:

•	Used a single discount rate to a portfolio of leases with reasonably similar characteristics.

•	Relied on its assessment of whether leases are onerous immediately before the date of initial application.

•	Applied the exemption to leases of low-value assets at the date of initial application.

•	Excluded the initial direct costs from the measurement of the right-of-use asset at the date of initial application.

The leases liabilities as of January 1, 2019 can be reconciled to the operating lease commitments as of December 31, 2018 as follows:

S/(000)
Operating lease commitments as of December 31, 2018	508,085
Weighted average incremental borrowing rate as of January 1, 2019	5.58%
Discounted operating lease commitments as of January 1, 2019	341,749
Minus:
Commitments relating to leases of low-value assets	(3)

Lease liabilities as of January 1, 2019	341,746

Notes to the interim condensed consolidated financial statements (continued)

(c.2)	Summary of new accounting policies

Set out below are the new accounting policies of the Group upon adoption of IFRS 16, which have been applied from the date of initial application:

•	Right-of-use assets

The Group recognizes right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, minus any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognized, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Unless the Group is reasonably certain to obtain ownership of the leased asset at the end of the lease term, the recognized right-of-use assets are depreciated on a straight-line basis over the shorter of its estimated useful life and the lease term. Right-of-use assets are subject to impairment.

•	Lease liabilities

At the commencement date of the lease, the Group recognizes lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in- substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Group and payments of penalties for terminating a lease, if the lease term reflects the Group exercising the option to terminate it. The variable lease payments that do not depend on an index or a rate are recognized as expense in the period on which the event or condition that triggers the payment occurs.

In calculating the present value of lease payments, the Group uses the incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the in-substance fixed lease payments or a change in the assessment to purchase the underlying asset.

•	Leases and leases of low-value assets

The Group applies the lease of low-value assets recognition exemption to leases of small items of office furniture. Lease payments and leases of low-value assets are recognized as expense on a straight-line basis over the lease term.

•	Significant judgement in determining the lease term of contracts with renewal options

The Group determines the lease term as the non-cancellable term of the lease, together with any periods covered by an option to extend the lease if it is reasonably certain to be exercised, or any periods covered by an option to terminate the lease, if it is reasonably certain not to be exercised.

Notes to the interim condensed consolidated financial statements (continued)

The Group has the option, under some of its leases, to lease the assets for additional terms. The Group applies judgement in evaluating whether it is reasonably certain to exercise the option to renew the lease. That is, it considers all relevant factors that create an economic incentive for it to exercise the renewal the lease. After the commencement date, the Group reassesses the lease term if there is a significant event or change in circumstances that is within its control and affects its ability to exercise (or not to exercise) the option to renew (e.g., a change in business strategy).

The Group includes the renewal period as part of the lease term for leases, if it is appropriate, based on the paragraphs described above.

(c.3)	Amounts recognized in the interim condensed statements of financial position and interim condensed consolidated statements of income

Set out below, are the carrying amounts of the Group’s right-of-use assets and lease liabilities and the movements during the period:

	Right-of-use assets
	Land	Buildings and facilities	Total	Lease liabilities
	S/(000)	S/(000)	S/(000)	S/(000)
As of January 1, 2019	56,657	285,089	341,746	341,746
Additions	—	7,037	7,037	7,037
Depreciation expense	—	(18,746)	(18,746)	—
Interest expense	—	—	—	765
Payments	—	—	—	(19,355)

As of March 31, 2019	56,657	273,380	330,037	330,193

•	Interpretation of IFRIC 23 “Uncertainty over Income Tax Treatments”

The Interpretation addresses the accounting for income taxes when tax treatments involve uncertainty that affects the application of IAS 12 “Income Taxes”. The interpretation does not apply to taxes or levies outside the scope of IAS 12, nor does it specifically include requirements relating to interest and penalties associated with uncertain tax treatments.

The Interpretation specifically addresses the following:

•	Whether an entity considers uncertain tax treatments separately.

•	The assumptions an entity makes about the examination of tax treatments by taxation authorities.

•	How an entity determines taxable profit (tax loss), tax bases, unused tax losses, unused tax credits and tax rates.

•	How an entity considers changes in facts and circumstances.

An entity has to determine whether to consider each uncertain tax treatment separately or together with one or more other uncertain tax treatments. The approach that better predicts the resolution of the uncertainty should be followed.

Notes to the interim condensed consolidated financial statements (continued)

Although IFS and its Subsidiaries domiciled in the Republic of Panama and the Bahamas are not subject to any income tax or capital gains tax, and Peruvian companies of life insurance are exempted from Income Tax regarding the income derived from assets linked to technical reserves for pension insurance (retirement, disability and survival pensions) and annuities from the Private Pension Funds Administration System—see Note 13(a), the Group applied the interpretation from the entry into force; however, as a result of the evaluation made, Management concluded that this interpretation has not affected the interim condensed consolidated financial statements.

•	Amendments to IFRS 9 “Financial Instruments”: Prepayment features with negative compensation

Under IFRS 9, a debt instrument can be measured at amortized cost or at fair value through other comprehensive income, provided that the contractual cash flows are ‘solely payments of principal and interest on the principal amount outstanding’ (the SPPI criterion) and the instrument is held within the appropriate business model for that classification. The amendments to IFRS 9 clarify that a financial asset passes the SPPI criterion regardless of the event or circumstance that causes the early termination of the contract and irrespective of which party pays or receives reasonable compensation for the early termination of the contract. These amendments had no significant impact on the interim condensed consolidated financial statements of the Group.

•	Amendments to IAS 19 “Employee Benefits”: Plan amendment, curtailment or settlement

The amendments to IAS 19 address the accounting when a plan amendment, curtailment or settlement occurs during a reporting period. The amendments specify that when a plan amendment, curtailment or settlement occurs during the annual reporting period, an entity is required to determine the cost of current services for the remainder of the period after the plan amendment, curtailment or settlement, using the actuarial assumptions used to remeasure the net defined benefit liability (asset) reflecting the benefits offered under the plan and the plan assets after that event. An entity is also required to determine the net interest for the remainder of the period after the plan amendment, curtailment or settlement using the net defined benefit liability (asset) reflecting the benefits offered under the plan and the plan assets after that event; and the discount rate used to remeasure that net defined benefit liability (asset).

The amendments had no impact on the interim condensed consolidated financial statements of the Group as it does not maintain defined benefit plans.

Amendments to IAS 28 “Investments in Associates and Joint Ventures”: Long-term interests in associates and joint ventures

The amendments clarify that an entity applies IFRS 9 to long-term interests in an associate or joint venture to which the equity method is not applied but that, in substance, form part of the net investment in the associate or joint venture (long-term interests). This clarification is relevant because it implies that the expected credit loss model in IFRS 9 applies to such long-term interests.

The amendments also clarified that, in applying IFRS 9, an entity does not take account of any losses of the associate or joint venture, or any impairment losses on the net investment, recognized as adjustments to the net investment in the associate or joint venture that arise from applying IAS 28.

These amendments had no impact on the interim condensed consolidated financial statements as the Group does not have long-term interests in associates and joint ventures.

Notes to the interim condensed consolidated financial statements (continued)

•	Annual improvements 2015—2017 cycle

•

IFRS 3 “Business Combinations”, the amendments clarify that, when an entity obtains control of a business that is a joint operation, it applies the requirements for a business combination achieved in stages, including remeasuring previously held interests in the assets and liabilities of the joint operation at fair value. In doing so, the acquirer remeasures its entire previously held interest in the joint operation.

An entity applies those amendments to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after January 1, 2019, with early adoption permitted.

These amendments had no impact on the interim condensed consolidated financial statements of the Group as there is no transaction where a joint control is obtained.

•

IFRS 11 “Joint Arrangements”, a party that participates in, but does not have joint control of, a joint operation might obtain joint control of the joint operation in which the activity of the joint operation constitutes a business as defined by IFRS 3. The amendments clarify that the previously held interests in that joint operation are not remeasured.

An entity applies those amendments to transactions in which it obtains joint control on or after the beginning of the first annual reporting period beginning on or after January 1, 2019, with early adoption permitted.

These amendments had no impact on the interim condensed consolidated financial statements of the Group as there is no transaction where a joint control is obtained.

•

IAS 12 “Income Taxes”, the amendments clarify that the income tax consequences of dividends are linked more directly to past transactions or events that generated distributable profits than to distributions to owners. Therefore, an entity recognizes the income tax consequences of dividends in profit or loss, other comprehensive income or equity according to where the entity originally recognized those past transactions or events.

An entity applies those amendments for annual reporting periods beginning on or after January 1, 2019, with early adoption permitted. When an entity first adopts those amendments, it applies them to the income tax consequences of dividends recognized on or after the beginning of the earliest comparative period.

Although IFS and its Subsidiaries domiciled in the Republic of Panama and the Bahamas are not subject to any income tax or capital gains tax—see Note 13(a), and Peruvian companies of life insurance are exempted from Income Tax regarding the income derived from assets linked to technical reserves for pension insurance (retirement, disability and survival pensions) and annuities from the Private Pension Fund Administration System; legal entities or natural persons not domiciled in Peru are subject to an additional tax on dividends received from entities domiciled in Peru. In this regard, since the Company controls the Subsidiaries that distribute the dividends, it recognizes the amount of the Income Tax as an expense of the year to which these dividends correspond. Since the Group´s currect practice is in line with these amendments, they had no impact on the interim condensed consolidated financial statements of the Group.

Notes to the interim condensed consolidated financial statements (continued)

•

IAS 23 “Borrowing Costs”, the amendments clarify that an entity treats as part of general borrowings any borrowing originally made to develop a qualifying asset when substantially all of the activities necessary to prepare that asset for its intended use or sale are complete.

An entity applies those amendments to borrowing costs incurred on or after the beginning of the annual reporting period in which the entity first adopts those amendments. An entity applies those amendments for annual reporting periods beginning on or after January 1, 2019, with early adoption permitted.

These modifications had no impact on the Group’s interim condensed consolidated financial statements because they do not develop qualified assets or obtain financing for these purposes.

(d)	Basis of consolidation

There were no changes in the composition of IFS in the period. The interim condensed consolidated financial statements of IFS comprise the condensed financial statements of Intercorp Financial Services Inc. and Subsidiaries. The method adopted by IFS to consolidate its Subsidiaries is described in Note 4.3 of the 2018 Annual Consolidated Financial Statements.

As described in Note 34 of the 2018 Annual Consolidated Financial Statements, in January 8, 2019, Interbank sold Interfondos S.A., Sociedad Administradora de Fondos (henceforth “Interfondos”) to Inteligo Perú Holding S.A.C.. Such transaction was eliminated for consolidation purposes.

3.	Cash and due from banks

(a)	This caption is made up as follows:

	As of March 31, 2019	As of December 31, 2018
	S/(000)	S/(000)
Cash and clearing	1,611,311	1,860,442
Deposits in the Central Reserve Bank of Peru—BCRP	5,897,045	3,639,927
Deposits in banks	1,295,931	1,586,693
Accrued interest	9,103	6,817

	8,813,390	7,093,879
Restricted funds (b)	847,223	1,286,532

Total	9,660,613	8,380,411

Cash and cash equivalents presented in the interim condensed consolidated statements of cash flows exclude the restricted funds and accrued interest.

Notes to the interim condensed consolidated financial statements (continued)

(b)	The Group maintains restricted funds related to:

	As of March 31, 2019	As of December 31, 2018
	S/(000)	S/(000)
Repurchase agreements with BCRP (*)	759,686	1,189,454
Derivative financial instruments	82,837	92,456
Others	4,700	4,622

Total	847,223	1,286,532

(*)

As of March 31, 2019, correspond to deposits maintained in the BCRP which guarantee repurchase agreements amounting to S/751,700,000 (guaranteed repurchase agreements amounting to S/1,154,500,000 as of December 31, 2018), see Note 9(a).

4.	Financial investments

(a)	As of March 31, 2019 and December 31, 2018, this caption is made up as follows:

	As of March 31, 2019	As of December 31, 2018
	S/(000)	S/(000)
Debt instruments measured at fair value through other comprehensive income (b)	13,361,566	13,143,526
Investments at fair value through profit or loss (d)	1,565,096	1,571,468
Investments at amortized cost (e)	1,837,509	1,843,944
Equity instruments measured at fair value through other comprehensive income (f)	928,737	845,317

Total financial investments	17,692,908	17,404,255

Accrued income
Debt instruments measured at fair value through other comprehensive income (b)	148,643	185,067
Investments at amortized cost (e)	11,222	40,123

Total	17,852,773	17,629,445

Notes to the interim condensed consolidated financial statements (continued)

(b)	Following is the detail of debt instruments measured at fair value through other comprehensive income:

		Unrealized gross amount				Annual effective interest rates
	Amortized cost	Gains	Losses (c)	Estimated fair value	Maturity	S/		US$
	S/(000)	S/(000)	S/(000)	S/(000)		Min %	Max %	Min %	Max %
As of March 31, 2019
Corporate, leasing and subordinated bonds (*)	7,941,503	172,324	(138,384)	7,975,443	Apr-19 / Jan-114	2.00	9.00	2.77	11.00
Peruvian Sovereign Bonds	2,512,686	107,755	(19,293)	2,601,148	Sep-23 / Feb-55	2.00	8.00	—	—
Negotiable Certificates of Deposit issued by BCRP	1,490,243	1,057	(31)	1,491,269	Apr-19 / Aug-20	2.56	2.95	—	—
Bonds guaranteed by the Peruvian Government	745,420	12,062	(6,953)	750,529	May-24 / Jul -34	4.00	6.00	5.00	7.00
Global Bonds of the Republic of Peru	331,653	2,271	(1,343)	332,581	Jul-25 / Feb-55	6.00	7.00	2.88	2.92
United States of America Treasury Bonds	83,405	—	(537)	82,868	Dec-20 / Oct-23	—	—	2.25	2.29
Global Bonds of the Republic of Colombia	64,273	448	(98)	64,623	Jul-21 / Jan-33	—	—	3.09	7.00
Global Bonds of the United Mexican States	63,738	—	(633)	63,105	Oct-23	—	—	3.32	3.32

Total	13,232,921	295,917	(167,272)	13,361,566

Accrued interest				148,643

Total				13,510,209

As of December 31, 2018
Corporate, leasing and subordinated bonds (*)	7,687,065	80,122	(286,043)	7,481,144	Jan-19 / Jan-114	2.01	9.58	2.80	8.90
Peruvian Sovereign Bonds	2,702,571	46,714	(65,955)	2,683,330	Aug-20 / Feb-55	2.37	8.19	—	—
Negotiable Certificates of Deposit issued by BCRP (**)	1,381,011	179	(711)	1,380,479	Jan-19 / Apr-20	2.73	3.05	—	—
Bonds guaranteed by the Peruvian Government	804,309	5,166	(14,477)	794,998	May-24 / Jul -34	4.10	6.01	4.97	8.81
Global Bonds of the Republic of Peru	332,311	1,439	(14,692)	319,058	Jul-25 / Feb-55	6.39	7.40	3.66	3.71
Global Bonds of the Republic of Colombia	271,482	—	(4,046)	267,436	Mar-19 / Sep-37	—	—	2.29	7.48
Global Bonds of the United Mexican States	105,749	—	(7,133)	98,616	Oct-23 / Sep-34	—	—	4.16	6.28
United States of America Treasury Bonds	83,888	—	(1,039)	82,849	Dec-20 / Oct-23	—	—	2.47	2.53
Global Bonds of the Republic of Chile	36,983	—	(1,367)	35,616	Feb-28	—	—	3.74	3.74

Total	13,405,369	133,620	(395,463)	13,143,526

Accrued interest				185,067

Total				13,328,593

(*)

As of March 31, 2019 and December 31, 2018, Inteligo holds corporate bonds from different entities for approximately S/450,590,000 and S/411,047,000, respectively, which guarantee loans with Credit Suisse First Boston and J. Safra Sarasin; see Note 9(a).

(**)

As of December 31, 2018, Interbank holds certificates of deposit issued by the BCRP for approximately S/256,777,000, which guarantee loans with said entity for approximately S/268,557,000; see Note 9(a).

Notes to the interim condensed consolidated financial statements (continued)

(c)	The Group has determined that the unrealized losses on debt instruments as of March 31, 2019 and December 31, 2018, not related to credit risk, are of temporary nature.

The Group, according to the business model applied to these debt instruments, has the capacity to hold these investments for a sufficient period that allows the early recovery of the fair value, up to the maximum period for the early recovery or the due date.

Notes to the interim condensed consolidated financial statements (continued)

As of March 31, 2019 and December 31, 2018, the detail of the unrealized losses of the debt instruments classified as at fair value through other comprehensive income is as follows:

	As of March 31, 2019			As of December 31, 2018
Issuer	Amortized Cost	Unrealized gross gain	Unrealized gross loss	Amortized cost	Unrealized gross gain	Unrealized gross loss	Maturity as of March 31, 2019	Risk rating as of December 31, 2018 (***)
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Peruvian Sovereign Bonds	2,512,686	107,755	(19,293)	2,702,571	46,714	(65,955)	2023 - 2055	A- (*)
Global Bonds of the Republic of Peru	331,653	2,271	(1,343)	332,311	1,439	(14,692)	2025 - 2055	BBB+ (*)
Global Bonds of the Republic of Colombia	64,273	448	(98)	271,482	—	(4,046)	2021 - 2033	BBB (*)
Global Bonds of the United Mexican States	63,738	—	(633)	105,749	—	(7,133)	2023	BBB+ (*)
Corporación Financiera de Desarrollo S.A.	386,581	301	(12,696)	386,240	—	(19,238)	2019 - 2046	AA (**)
PA Pacifico Trust	162,982	—	(10,147)	166,049	—	(12,280)	2035	BBB- (*)
Cencosud S.A.	143,448	—	(9,740)	191,388	—	(20,819)	2045	BBB- (*)
Banco de Crédito del Perú	227,007	—	(9,453)	222,072	—	(14,536)	2019 - 2023	AA+ (**)
Bienes Raíces Uno Trust	180,499	—	(9,342)	183,572	—	(23,301)	2044	BBB (*)
Fermaca Enterprises S.R.L.	223,019	—	(9,089)	229,906	—	(11,778)	2038	BBB- (*)
Mexico City Airport Trust	93,512	—	(7,299)	94,948	—	(11,129)	2047	BBB (*)
BBVA Continental	247,292	5,042	(6,900)	199,326	2,039	(4,737)	2020 - 2033	BBB+ (*)
Electricite de France S.A.	71,246	—	(5,243)	72,431	—	(8,673)	2114	A- (*)
Línea Amarilla S.A.C.	173,499	2,525	(4,030)	173,130	1,042	(4,998)	2037	AA (**)
Taboada Finance Ltda.	92,414	892	(3,913)	93,010	612	(4,694)	2029 - 2033	BBB+ (*)
Celeo Redes Operación CL	92,714	—	(3,594)	94,252	—	(6,014)	2047	BBB (*)
Enel Distribución Perú S.A.A.	85,609	680	(3,375)	85,665	426	(5,864)	2025 - 2038	AAA (**)
Falabella Perú S.A.A.	101,294	206	(3,130)	101,341	—	(6,474)	2028 - 2035	AA+ (**)
Mexichem SAB de CV	175,449	—	(3,065)	178,387	—	(18,048)	2042 - 2044	BBB- (*)
Lima Metro Line 2 Finance Limited	146,903	—	(3,040)	149,512	—	(7,935)	2034	BBB (*)
Celulosa Arauco y Constitución S.A.	161,186	—	(2,480)	163,796	—	(12,295)	2047	BBB- (*)
Goldman Sachs	63,471	2,253	(2,386)	63,129	—	(6,572)	2030 - 2042	BBB+ (*)
H2Olmos S.A.	229,707	—	(2,268)	230,838	—	(4,793)	2025 - 2032	AA (**)
México Generadora de Energía	70,812	—	(1,663)	72,009	—	(5,324)	2032	BBB (*)
Southern Perú Copper Corporation	216,795	11,111	(992)	220,634	—	(7,653)	2028 - 2042	BBB+ (*)
PA Costera Trust	73,807	—	(689)	75,046	—	(4,716)	2034	BBB- (*)
Comisión Federal de Electricidad CFE	—	—	—	35,007	—	(4,180)	—	BBB+ (*)
Red de Energía del Perú	107,800	1,362	—	109,665	—	(4,111)	2026 - 2031	AAA (**)
Instruments with individual losses less than S/4 million as of March 31, 2019 or December 31, 2018	1,445,484	449	(31,371)	3,559,022	296	(73,475)

Total	7,944,880	135,295	(167,272)	10,562,488	52,568	(395,463)

(*)	Instrument rated abroad.
(**)	Instrument rated in Peru.
(***)	Corresponds to the instrument’s rating with the largest unrealized loss.

Notes to the interim condensed consolidated financial statements (continued)

The movement of the allowance for expected credit losses for debt instruments measured at fair value through other comprehensive income is presented below:

	As of March 31, 2019	As of December 31, 2018	As of March 31, 2018
	S/(000)	S/(000)	S/(000)
Expected credit loss under IFRS 9 at the beginning of the period	28,050	40,840	40,840
New assets originated or purchased	588	1,215	455
Assets derecognized or matured (excluding write-offs)	(177)	(13,463)	(2,438)
Effect on the expected credit loss due to the change of the Stage during the period	—	—	—
Effect on the expected credit loss different to changes of the stage during the period (*)	(2,298)	(829)	(275)
Change in the models and inputs used to calculate the expected credit losses	—	—	—
Write offs	—	—	—
Foreign exchange effect	(28)	287	108

Expected credit loss under IFRS 9 at the end of the period	26,135	28,050	38,690

(*)	Corresponds mainly to the variation in the inputs used for calculating the expected credit losses.

As a result of the assessment of the impairment of its debt instruments at fair value through other comprehensive income, the Group recorded a recovery of the impairment of S/1,887,000 and S/2,258,000 for the three-month periods ended March 31, 2019 and 2018, respectively; and a recovery of the impairment of S/13,077,000 during the year 2018, which were presented in the caption “Impairment recovery on financial investments” in the interim condensed consolidated statements of income.

Notes to the interim condensed consolidated financial statements (continued)

(d)	The composition of financial instruments at fair value through profit or loss is as follows:

	As of March 31, 2019	As of December 31, 2018
	S/(000)	S/(000)
Equity instruments
Local and foreign mutual funds and investment funds participations	1,102,969	1,144,771
BioPharma Credit PLC.	140,558	144,157
Royalty Pharma, Note 19 (a)	140,126	78,808
ViaSat Inc.	28,286	21,705
LendUp	23,389	23,720
Ishare Core MSCI World UCIT	20,068	18,195
Others	62,320	72,046

Debt instruments
Corporate, leasing and subordinated bonds	31,762	42,625
Peruvian Sovereign Bonds	15,618	21,927
United States of America Treasury Bonds	—	3,514

Total	1,565,096	1,571,468

(e)

As of March 31, 2019 and December 31, 2018, the investments at amortized costs are totally comprised of Peruvian Sovereign Bonds for an amount of S/1,848,731,000 and S/1,884,067,000, respectively, including accrued interest. These investments present a low credit risk and the expected credit loss is non-significant.

As of March 31, 2019, the estimated fair value of these investments amounts to approximately S/1,858,634,000 (S/1,856,325,000, as of December 31, 2018).

As of March 31, 2019 and December 31, 2018, Interbank holds loans with the BCRP for approximately S/768,988,000 and S/650,862,000, respectively, see Note 9(a), that are guaranteed through the Peruvian Sovereign Bonds; which are classified as restricted for approximately S/792,262,000 and S/738,635,000, respectively.

Notes to the interim condensed consolidated financial statements (continued)

(f)	As of March 31, 2019 and December 31, 2018, the composition of equity instruments measured at fair value through other comprehensive income is as follows:

	As of March 31, 2019	As of December 31, 2018
	S/(000)	S/(000)
InRetail Perú Corp., Note 19 (a)	283,750	228,122
BioPharma Credit PLC	254,806	261,484
Ishares diverse countries (ETF)	141,076	130,155
Ferreycorp S.A.A.	76,365	78,528
Engie Energía Perú S.A.	57,866	51,384
Luz del Sur S.A.A.	40,660	23,727
Vanguard FTSE Emerging Markets	28,203	25,702
Gilead Sciences INC	19,413	18,988
Bolsa de Valores de Lima S.A.	15,661	15,737
Others below S/5 million	10,937	11,490

Total	928,737	845,317

(g)	Below are the debt instruments measured at fair value through other comprehensive income and at amortized cost according to the stages indicated by IFRS 9 as of March 31, 2019 and December 31, 2018:

	March 31, 2019				December 31, 2018
Debt instruments measured at fair value through other comprehensive income and at amortized cost (*)	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Corporate, leasing and subordinated bonds	7,659,654	315,789	—	7,975,443	7,167,899	313,245	—	7,481,144
Peruvian Sovereign Bonds	4,438,657	—	—	4,438,657	4,527,274	—	—	4,527,274
Negotiable Certificates of Deposit issued by BCRP	1,491,269	—	—	1,491,269	1,380,479	—	—	1,380,479
Bonds guaranteed by the Peruvian Government	750,529	—	—	750,529	794,998	—	—	794,998
Global Bonds of the Republic of Peru	332,581	—	—	332,581	319,058	—	—	319,058
United States of America Treasury Bonds	82,868	—	—	82,868	82,849	—	—	82,849
Global Bonds of the Republic of Colombia	64,623	—	—	64,623	267,436	—	—	267,436
Global Bonds of the United Mexican States	63,105	—	—	63,105	98,616	—	—	98,616
Global Bonds of the Republic of Chile	—	—	—	—	35,616	—	—	35,616

Total	14,883,286	315,789	—	15,199,075	14,674,225	313,245	—	14,987,470

(*)	The amounts presented do not consider impairment.

Notes to the interim condensed consolidated financial statements (continued)

5.	Loans, net

(a)	This caption is made up as follows:

	As of March 31, 2019	As of December 31, 2018
	S/(000)	S/(000)
Direct loans
Loans	26,107,303	25,569,152
Credit cards	5,131,764	4,881,404
Leasing	1,635,600	1,682,629
Discounted notes	467,285	494,953
Factoring	256,149	309,558
Advances and overdrafts	39,918	50,219
Refinanced loans	213,747	210,384
Past due and under legal collection loans	867,239	856,909

	34,719,005	34,055,208

Plus (minus)
Accrued interest from performing loans	342,297	318,250
Unearned interest and interest collected in advance	(42,317)	(47,737)
Impairment allowance for loans (c)	(1,396,243)	(1,364,804)

Total direct loans, net	33,622,742	32,960,917

Indirect loans	3,992,027	4,071,460

(b)	The classification of the direct loan portfolio is as follows:

	As of March 31, 2019	As of December 31, 2018
	S/(000)	S/(000)
Commercial loans	16,013,120	16,032,068
Consumer loans	11,380,611	10,891,278
Mortgage loans	6,586,861	6,407,479
Small and micro-business loans	738,413	724,383

Total	34,719,005	34,055,208

For purposes of estimating the impairment loss in accordance with IFRS 9, the Group’s loan portfolio is segmented by homogeneous groups that share similar risk characteristics; the Group determined these 3 types of portfolios: Retail Banking (groups consumer and mortgage loans), Commercial Banking (groups commercial loans) and Small Business Banking (groups loans to small and micro-business).

Notes to the interim condensed consolidated financial statements (continued)

(c)	The movement of the allowance for expected credit loss, calculated according to IFRS 9, is as follows:

(c.1)	Total direct loans

	As of March 31, 2019				As of March 31, 2018				As of December 31, 2018
Changes in the allowance for expected credit losses for direct loans	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total	Total
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Expected credit loss under IFRS 9 at the beginning of period balances	394,801	462,749	507,254	1,364,804	329,161	477,616	453,570	1,260,347	1,260,347

Impact of the expected credit loss in the consolidated income statements—
New assets originated or purchased	93,533	—	—	93,533	81,456	—	—	81,456	366,155
Assets derecognized or repaid (excluding write offs)	(33,186)	(22,042)	(9,612)	(64,840)	(32,555)	(22,249)	(26,745)	(81,549)	(198,889)
Transfers to Stage 1	78,148	(77,386)	(762)	—	71,692	(70,973)	(719)	—	—
Transfers to Stage 2	(60,936)	74,221	(13,285)	—	(55,940)	69,402	(13,462)	—	—
Transfers to Stage 3	(3,152)	(73,550)	76,702	—	(2,206)	(75,309)	77,515	—	—
Impact on the expected credit loss for credits that change stage in the period	(55,334)	122,047	116,857	183,570	(51,322)	105,639	102,987	157,304	586,327
Others (*)	(6,160)	(5,770)	(2,673)	(14,603)	2,933	(3,508)	21,148	20,573	(14,370)

	12,913	17,520	167,227	197,660	14,058	3,002	160,724	177,784	739,223
Write offs (**)	—	—	(193,042)	(193,042)	—	—	(213,810)	(213,810)	(791,107)
Recovery of written-off loans	—	—	31,312	31,312	—	—	35,129	35,129	145,586
Foreign exchange effect (***)	(362)	(1,156)	(2,973)	(4,491)	(102)	(419)	(824)	(1,345)	10,755

Expected credit loss under IFRS 9 at the end of period balances	407,352	479,113	509,778	1,396,243	343,117	480,199	434,789	1,258,105	1,364,804

Notes to the interim condensed consolidated financial statements (continued)

(c.1.1)	The following tables present the changes in the allowance for expected credit losses for direct loans for each classification of the direct loan portfolio:

Changes in the allowance for expected credit losses for direct loans—Commercial

	As of March 31, 2019				As of March 31, 2018				As of December 31, 2018
	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total	Total
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Expected credit loss under IFRS 9 at the beginning of period balances	68,705	27,397	98,111	194,213	48,692	28,438	75,341	152,471	152,471

Impact of the expected credit loss in the consolidated income statements—
New assets originated or purchased	22,939	—	—	22,939	21,842	—	—	21,842	72,297
Assets derecognized or repaid (excluding write offs)	(16,696)	(4,757)	(749)	(22,202)	(18,258)	(4,867)	(1,822)	(24,947)	(50,354)
Transfers to Stage 1	1,892	(1,892)	—	—	2,066	(2,066)	—	—	—
Transfers to Stage 2	(5,453)	5,765	(312)	—	(5,646)	7,017	(1,371)	—	—
Transfers to Stage 3	(613)	(2,435)	3,048	—	—	(2,095)	2,095	—	—
Impact on the expected credit loss for credits that change stage in the period	(1,186)	4,372	4,717	7,903	(1,350)	3,496	5,668	7,814	40,119
Others (*)	(4,502)	(1,551)	(417)	(6,470)	1,265	331	1,321	2,917	10,835

	(3,619)	(498)	6,287	2,170	(81)	1,816	5,891	7,626	72,897
Write offs (**)	—	—	(1,124)	(1,124)	—	—	(2,588)	(2,588)	(34,355)
Recovery of written-off loans	—	—	213	213	—	—	306	306	1,163
Foreign exchange effect (***)	(275)	(164)	(579)	(1,018)	(83)	(58)	(148)	(289)	2,037

Expected credit loss under IFRS 9 at the end of period balances	64,811	26,735	102,908	194,454	48,528	30,196	78,802	157,526	194,213

Changes in the allowance for expected credit losses for direct loans—Consumer

	As of March 31, 2019				As of March 31, 2018				As of December 31, 2018
	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total	Total
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Expected credit loss under IFRS 9 at the beginning of period balances	303,953	398,353	284,645	986,951	262,827	408,166	275,653	946,646	946,646

Impact of the expected credit loss in the consolidated income statements—
New assets originated or purchased	64,494	—	—	64,494	53,781	—	—	53,781	276,193
Assets derecognized or repaid (excluding write offs)	(14,707)	(16,532)	(5,814)	(37,053)	(12,728)	(15,134)	(17,195)	(45,057)	(129,000)
Transfers to Stage 1	70,421	(69,659)	(762)	—	63,373	(62,654)	(719)	—	—
Transfers to Stage 2	(53,224)	58,372	(5,148)	—	(46,295)	52,174	(5,879)	—	—
Transfers to Stage 3	(2,371)	(65,351)	67,722	—	(2,142)	(67,914)	70,056	—	—
Impact on the expected credit loss for credits that change stage in the period	(49,057)	113,558	97,081	161,582	(44,774)	97,624	81,689	134,539	483,030
Others (*)	960	(4,256)	(1,561)	(4,857)	642	(3,499)	14,361	11,504	(25,882)

	16,516	16,132	151,518	184,166	11,857	597	142,313	154,767	604,341
Write offs (**)	—	—	(179,361)	(179,361)	—	—	(201,877)	(201,877)	(710,980)
Recovery of written-off loans	—	—	30,086	30,086	—	—	33,883	33,883	140,049
Foreign exchange effect (***)	(58)	(917)	(1,761)	(2,736)	(12)	(338)	(508)	(858)	6,895

Expected credit loss under IFRS 9 at the end of period balances	320,411	413,568	285,127	1,019,106	274,672	408,425	249,464	932,561	986,951

Notes to the interim condensed consolidated financial statements (continued)

Changes in the allowance for expected credit losses for direct loans—Mortgage

	As of March 31, 2019				As of March 31, 2018				As of December 31, 2018
	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total	Total
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Expected credit loss under IFRS 9 at the beginning of period balances	8,428	20,142	86,040	114,610	8,377	24,743	71,967	105,087	105,087

Impact of the expected credit loss in the consolidated income statements—
New assets originated or purchased	544	—	—	544	579	—	—	579	2,035
Assets derecognized or repaid (excluding write offs)	(160)	(290)	(2,768)	(3,218)	(375)	(484)	(7,094)	(7,953)	(11,857)
Transfers to Stage 1	4,207	(4,207)	—	—	4,670	(4,670)	—	—	—
Transfers to Stage 2	(732)	8,416	(7,684)	—	(661)	6,873	(6,212)	—	—
Transfers to Stage 3	(24)	(1,774)	1,798	—	(40)	(2,655)	2,695	—	—
Impact on the expected credit loss for credits that change stage in the period	(3,776)	12	8,927	5,163	(4,104)	301	10,676	6,873	23,422
Others (*)	221	(278)	(788)	(845)	741	(760)	4,246	4,227	(3,032)

	280	1,879	(515)	1,644	810	(1,395)	4,311	3,726	10,568
Write offs (**)	—	—	—	—	—	—	(455)	(455)	(2,689)
Recovery of written-off loans	—	—	—	—	—	—	—	—	—
Foreign exchange effect (***)	(22)	(72)	(581)	(675)	(6)	(22)	(146)	(174)	1,644

Expected credit loss under IFRS 9 at the end of period balances	8,686	21,949	84,944	115,579	9,181	23,326	75,677	108,184	114,610

Changes in the allowance for expected credit losses for direct loans—Small and micro-business

	As of March 31, 2019				As of March 31, 2018				As of December 31, 2018
	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total	Total
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Expected credit loss under IFRS 9 at the beginning of period balances	13,715	16,857	38,458	69,030	9,265	16,269	30,609	56,143	56,143

Impact of the expected credit loss in the consolidated income statements—
New assets originated or purchased	5,556	—	—	5,556	5,254	—	—	5,254	15,630
Assets derecognized or repaid (excluding write offs)	(1,623)	(463)	(281)	(2,367)	(1,194)	(1,764)	(634)	(3,592)	(7,678)
Transfers to Stage 1	1,628	(1,628)	—	—	1,583	(1,583)	—	—	—
Transfers to Stage 2	(1,527)	1,668	(141)	—	(3,338)	3,338	—	—	—
Transfers to Stage 3	(144)	(3,990)	4,134	—	(24)	(2,645)	2,669	—	—
Impact on the expected credit loss for credits that change stage in the period	(1,315)	4,105	6,132	8,922	(1,094)	4,218	4,954	8,078	39,756
Others (*)	(2,839)	315	93	(2,431)	285	420	1,220	1,925	3,709

	(264)	7	9,937	9,680	1,472	1,984	8,209	11,665	51,417
Write offs (**)	—	—	(12,557)	(12,557)	—	—	(8,890)	(8,890)	(43,083)
Recovery of written-off loans	—	—	1,013	1,013	—	—	940	940	4,374
Foreign exchange effect (***)	(7)	(3)	(52)	(62)	(1)	(1)	(22)	(24)	179

Expected credit loss under IFRS 9 at the end of period balances	13,444	16,861	36,799	67,104	10,736	18,252	30,846	59,834	69,030

Notes to the interim condensed consolidated financial statements (continued)

(c.2)	Indirect loans (substantially all indirect loans correspond to commercial loans)

	As of March 31, 2019				As of March 31, 2018				As of December 31, 2018
	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total	Total
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Expected credit loss under IFRS 9 at the beginning of period balances	19,829	19,753	22,469	62,051	46,890	77,299	14,989	139,178	139,178

Impact of the expected credit loss in the consolidated income statements—
New assets originated or purchased	2,201	—	—	2,201	4,528	—	—	4,528	12,138
Assets derecognized or repaid (excluding write offs)	(6,200)	(5,046)	(12)	(11,258)	(3,061)	(7,152)	(117)	(10,330)	(53,790)
Transfers to Stage 1	572	(572)	—	—	705	(705)	—	—	—
Transfers to Stage 2	(586)	612	(26)	—	(1,890)	1,890	—	—	—
Transfers to Stage 3	(2)	(1)	3	—	—	(24)	24	—	—
Impact on the expected credit loss for credits that change stage in the period	(344)	31	97	(216)	(231)	986	509	1,264	(3,009)
Others (*)	(314)	654	(2,313)	(1,973)	286	(785)	138	(361)	(34,490)

	(4,673)	(4,322)	(2,251)	(11,246)	337	(5,790)	554	(4,899)	(79,151)
Write offs (**)	—	—	—	—	—	—	—	—	—
Recovery of written-off loans	—	—	—	—	—	—	—	—	—
Foreign exchange effect (***)	(156)	(227)	(8)	(391)	(107)	(105)	(10)	(222)	2,024

Expected credit loss under IFRS 9 at the end of period balances	15,000	15,204	20,210	50,414	47,120	71,404	15,533	134,057	62,051

(*)

Corresponds mainly to: (i) the variation between the amortized cost of the loan at the beginning of period and its amortized cost at the end of period (variation in the provision recorded for partial amortizations that did not represent a reduction or cancellation of the loan), (ii) variations in credit risk that did not generate transfers to other stages; and (iii) the execution of contingent loans (conversion of indirect debt into direct debt).

(**)

The Group writes off financial assets that are still subject to collection activities. In this regard, the Group seeks to recover the amounts legally owed in full, but have been written off because there is no reasonable expectation of recovery.

(***)	Corresponds mainly to the effect of the exchange rate and the variation of the value of money over time.

(d)

In Management’s opinion, the impairment allowance for loan recorded as of March 31, 2019 and 2018 and December 31, 2018 has been established in accordance with NIIF 9 and is sufficient to cover incurred losses on the loan portfolio.

Notes to the interim condensed consolidated financial statements (continued)

6.	Investment property

(a)	This caption is made up as follows:

	As of March 31, 2019	As of December 31, 2018	Acquisition or construction year	Hierarchy level (i)	Valuation methodology As of March 31, 2019 / As of December 31, 2018
	S/(000)	S/(000)
Land
San Isidro—Lima	245,768	249,377	2009	Level 3	Appraisal
Miraflores—Lima	69,646	70,800	2017	Level 3	Appraisal
San Martín de Porres—Lima	63,449	64,501	2015	Level 3	Appraisal
Piura	49,881	50,708	2008	Level 3	Appraisal
Sullana	16,223	16,491	2012	Level 3	Appraisal
Santa Clara—Lima	10,128	10,342	2017	Level 3	Appraisal
Chimbote	7,300	7,421	2015	Level 3	Appraisal
Lurin	4,032	4,032	2008	Level 3	Appraisal
Others	11,631	11,672	—	Level 3	Appraisal

	478,058	485,344

Completed investment property—“Real Plaza” Shopping Malls
Talara	39,837	41,337	2015	Level 3	DCF

Buildings
Orquídeas—San Isidro—Lima	138,689	144,645	2017	Level 3	DCF
Ate Vitarte—Lima	69,319	67,894	2006	Level 3	DCF
Chorrillos—Lima, (d)	64,572	51,552	2017	Level 3	DCF
Maestro—Huancayo	32,229	32,901	2017	Level 3	DCF
Cusco	30,740	28,472	2017	Level 3	DCF
Panorama—Lima	20,571	20,437	2016	Level 3	DCF
Pardo y Aliaga—Lima	18,627	19,164	2008	Level 3	DCF
Trujillo	17,636	16,270	2016	Level 3	DCF
Cercado de Lima—Lima	12,783	12,929	2017	Level 3	DCF
Others	24,773	24,100	2017	Level 3	DCF

	429,939	418,364

Built on leased land
San Juan de Lurigancho—Lima	41,761	41,493	2017	Level 3	DCF

Total	989,595	986,538

DCF:	Discounted cash flow
(i)	There were no transfers between levels of hierarchy.
(ii)	As of March 31, 2019 and December 31, 2018, there are no liens on any investment property.

(b)	The net gain on investment property as of March 31, 2019 and 2018, consists of the following:

	As of March 31, 2019	As of March 31, 2018
	S/(000)	S/(000)
Gain (loss) on valuation of investment property	1,322	(5,106)
Income for rental of investment property	10,552	6,722
Gain on sale of investment property (e)	—	1,559

Total	11,874	3,175

Notes to the interim condensed consolidated financial statements (continued)

(c)	The movement of investment property is as follows:

	As of March 31, 2019	As of March 31, 2018
	S/(000)	S/(000)
Beginning of period balances	986,538	1,118,608
Additions (d)	1,735	22,546
Sales (e)	—	(192,521)
Valuation gain (loss)	1,322	(5,106)

Balance as of March 31	989,595	943,527

Balance as of December 31, 2018		986,538

(d)	During 2019, the main additions are outlays related to the construction of the “Chorrillos-Lima” building.

During 2018, the main additions are outlays related to the construction of the “Orquídeas-San Isidro—Lima” building.

(e)

In January 2018, Interseguro sold, in cash and at market value, the Real Plaza Pucallpa shopping center, a parcel located in Lurín (Lima) and a building through a surface rights agreement to related entities.

(f)	Fair value measurement—Investment property—Valuation techniques

The valuation techniques to estimate the fair value and the main assumptions used are described in Note 8 “Investment property” of the 2018 Annual Consolidated Financial Statements.

The main assumptions used in the valuation and estimation of the fair value of investment property are detailed below:

	As of March 31, 2019		As of December 31, 2018
Average ERV	US$	61.3	US$	59.1
Long-term inflation		2.6%		2.6%
Long-term occupancy rate		99.0%		98.9%
Average growth rate of rental income		2.6%		2.6%
Average NOI margin		93.0%		95.3%
Discount rate		9.0%		9.0%

Notes to the interim condensed consolidated financial statements (continued)

7.	Accounts receivable and other assets, net; accounts payable, provisions and other liabilities

(a)	These captions are comprised of the following:

	As of March 31, 2019	As of December 31, 2018
	S/(000)	S/(000)
Accounts receivable and other assets
Financial instruments
Accounts receivable from sale of investments	556,613	367,902
Other accounts receivable, net	371,294	440,531
Accounts receivable related to derivative financial instruments (b)	138,367	185,376
Assets for technical reserves for claims and premiums by reinsurers	122,207	147,891
Accounts receivable from reinsurers and coinsurers	37,762	39,875
Operations in process	33,553	54,428
Insurance operations receivables, net	14,606	42,795
Credit card commissions receivable	13,534	13,237

Total	1,287,936	1,292,035

Non-financial instruments
Deferred charges	95,081	80,113
Investments in associates	66,507	63,233
Prepaid Income Tax	16,725	19,860
Prepaid rights to related entity	8,175	8,856
Public works tax deduction	7,637	22,608
Value Added Tax credit	5,310	5,517
Others	6,278	10,332

	205,713	210,519

Total	1,493,649	1,502,554

Accounts payable, provisions and other liabilities

Financial instruments
Accounts payable for acquisitions of investments	446,179	228,687
Other accounts payable	430,086	471,412
Contract liability with investment component	348,160	298,382
Lease liabilities, Note 2(c)	330,193	—
Accounts payable related to derivative financial instruments (b)	144,142	154,116
Operations in process	129,094	116,717
Workers’ profit sharing and salaries payable	79,314	127,516
Allowance for indirect loan losses	50,414	62,051
Accounts payable to reinsurers and coinsurers	36,500	62,879

	1,994,082	1,521,760

Non-financial instruments
Taxes payable	130,517	101,085
Deferred income	63,159	59,482
Provision for other contingencies	47,567	46,506
Others	11,218	21,530

	252,461	228,603

Total	2,246,543	1,750,363

Notes to the interim condensed consolidated financial statements (continued)

(b)	The following table presents, as of March 31, 2019 and December 31, 2018, the fair value of derivative financial instruments recorded as assets or liabilities, including their notional amounts.

As of March 31, 2019	Assets	Liabilities	Notional amount	Effective part recognized in other comprehensive income during the three-month period ended March 31, 2019	Maturity	Hedged instruments	Caption of the interim condensed consolidated statements of financial position where the hedged item has been recognized
	S/(000)	S/(000)	S/(000)	S/(000)
Derivatives held for trading
Forward exchange contracts	10,948	9,856	3,057,613	—	Between April 2019 and March 2020	—	—
Interest rate swaps	29,005	36,479	2,385,006	—	Between November 2020 and December 2029	—	—
Currency swaps	35,529	36,226	1,018,894	—	Between April 2019 and January 2025	—	—
Cross currency swaps	—	54,766	195,291	—	January 2023	—	—
Options	263	838	128,975	—	Between April 2019 and June 2020	—	—

	75,745	138,165	6,785,779	—
Derivatives held as hedges
Cash flow hedges:
Cross currency swaps (CCS)	46,626	1,307	1,393,560	(8,015)	January 2023	Senior bonds	Bonds, notes and other obligations
Cross currency swaps (CCS)	15,996	—	497,700	3,174	October 2027	Senior bonds	Bonds, notes and other obligations
Interest rate swaps (IRS)	—	1,436	132,720	(231)	November 2020	Due to banks	Due to banks and correspondents
Interest rate swaps (IRS)	—	862	82,950	(176)	December 2020	Due to banks	Due to banks and correspondents
Interest rate swaps (IRS)	—	861	82,950	(176)	December 2020	Due to banks	Due to banks and correspondents
Cross currency swaps (CCS)	—	1,511	66,360	(83)	October 2020	Senior bonds	Bonds, notes and other obligations

	62,622	5,977	2,256,240	(5,507)

	138,367	144,142	9,042,019	(5,507)

Notes to the interim condensed consolidated financial statements (continued)

As of December 31, 2018	Assets	Liabilities	Notional amount	Effective part recognized in other comprehensive income during the year	Maturity	Hedged instruments	Caption of the interim condensed consolidated statements of financial position where the hedged item has been recognized
	S/(000)	S/(000)	S/(000)	S/(000)
Derivatives held for trading
Forward exchange contracts	20,009	21,529	5,177,208	—	Between January 2019 and February 2020	—	—
Interest rate swaps	19,249	19,854	2,018,220	—	Between November 2020 and December 2029	—	—
Currency swaps	48,452	48,915	909,114	—	Between January 2019 and January 2025	—	—
Cross currency swaps	—	59,683	198,529	—	January 2023	—	—
Options	628	1,956	234,780	—	Between January 2019 and June 2020	—	—

	88,338	151,937	8,537,851	—
Derivatives held as hedges
Cash flow hedges:
Cross currency swaps (CCS)	74,144	—	1,349,200	25,775	January 2023	Senior bonds	Bonds, notes and other obligations
Cross currency swaps (CCS)	22,675	—	505,950	3,420	October 2027	Senior bonds	Bonds, notes and other obligations
Interest rate swaps (IRS)	—	1,002	134,920	(684)	November 2020	Due to banks	Due to banks and correspondents
Interest rate swaps (IRS)	—	588	84,325	(393)	December 2020	Due to banks	Due to banks and correspondents
Interest rate swaps (IRS)	—	589	84,325	(394)	December 2020	Due to banks	Due to banks and correspondents
Cross currency swaps (CCS)	219	—	67,460	2,562	October 2020	Senior bonds	Bonds, notes and other obligations

	97,038	2,179	2,226,180	30,286

	185,376	154,116	10,764,031	30,286

(i)	As of March 31, 2019 and December 31, 2018, certain derivative financial instruments required the establishment of collateral deposits, see Note 3(b).

(ii)

For the designated hedging derivatives mentioned in the chart above, changes in fair values of hedging instruments completely offset the changes in fair values of hedged items; therefore, there has been no hedge ineffectiveness during the three-month period ended March 31, 2019 and during the fiscal year 2018. Likewise, during the three-month period ended March 31, 2019 and during the fiscal year 2018 no hedge was discontinued.

(iii)

Derivatives held for trading are traded mainly to satisfy clients’ needs. The Group may also take positions with the expectation of profiting from favorable movements in prices or rates. Also, this caption includes any derivatives which do not comply with IFRS 9 hedge accounting requirements.

Notes to the interim condensed consolidated financial statements (continued)

8.	Deposits and obligations

(a)	This caption is made up as follows:

	As of March 31, 2019	As of December 31, 2018
	S/(000)	S/(000)
Demand deposits	11,721,409	10,109,492
Time deposits	10,710,418	11,074,316
Savings deposits	10,678,989	10,728,257
Severance indemnity deposits	1,664,804	1,763,826
Other obligations	14,380	6,059

Total	34,790,000	33,681,950

(b)	Interest rates applied to deposits and obligations are determined by Interbank based on the market interest rates.

(c)	As of March 31, 2019 and December 31, 2018, approximately S/9,694,219,000 and S/9,734,215,000, respectively, of deposits and obligations are covered by the Peruvian Deposit Insurance Fund.

9.	Due to banks and correspondents

(a)	This caption is made up as follows:

	As of March 31, 2019	As of December 31, 2018
	S/(000)	S/(000)
By type
BCRP, Notes 3(b), 4(b) (**) and (e)	1,520,688	2,073,919
Promotional credit lines	1,381,431	1,386,603
Loans received from foreign entities, (b) and Note 4(b) (*)	783,048	796,028
Loans received from Peruvian entities	1,482	763

	3,686,649	4,257,313
Interest and commissions payable	39,470	36,048

	3,726,119	4,293,361

By term
Short term	1,935,638	2,507,623
Long term	1,790,481	1,785,738

Total	3,726,119	4,293,361

(b)

As of March 31, 2019 and December 31, 2018, some of the Group loan agreements include standard clauses regarding the compliance of financial ratios, assets disposals and intercompany transactions under certain conditions, the use of funds and other management issues, such as:

(i)	Submit audited financial statements on an annual basis and unaudited financial statements on a quarterly basis (both in Spanish and English).

(ii)	Maintain a determined global capital ratio.

Notes to the interim condensed consolidated financial statements (continued)

(iii)	Maintain a determined coverage margin of non-performing loan portfolio.

(iv)	Maintain a determined past due loans rate.

In the opinion of Management and its legal advisors, the Group complies with all covenants arising from its due to banks and correspondents as of March 31, 2019 and December 31, 2018.

Notes to the interim condensed consolidated financial statements (continued)

10.	Bonds, notes and other obligations

(a)	This caption is made up as follows:

Issuance	Issuer	Annual interest rate	Interest payment	Maturity	Amount issued	As of March 31, 2019	As of December 31, 2018
					(000)	S/(000)	S/(000)
Local issuances
Subordinated bonds—first program
Second (B series)	Interbank	9.50%	Semi-annually	2023	US$30,000	92,568	94,086
Third (A series)	Interbank	3.5% + VAC (*)	Semi-annually	2023	S/110,000	70,000	70,000
Fifth (A series)	Interbank	8.50%	Semi-annually	2019	S/3,300	3,300	3,300
Sixth (A series)	Interbank	8.16%	Semi-annually	2019	US$15,110	50,135	50,966
Eighth (A series)	Interbank	6.91%	Semi-annually	2022	S/137,900	137,120	137,130
Second, first tranch (**)	Interseguro	6.97%	Semi-annually	2024	US$35,000	—	118,055
Second, second tranch	Interseguro	6.00%	Semi-annually	2024	US$15,000	49,770	50,594

						402,893	524,131

Subordinated bonds—second program
Second (A series)	Interbank	5.81%	Semi-annually	2023	S/150,000	149,789	149,776
Third (A series)	Interbank	7.50%	Semi-annually	2023	US$50,000	165,582	168,312

						315,371	318,088

Subordinated bonds—third program
First (Single series)	Interseguro	9.50%	Semi-annually	2029	US$20,000	66,360	—
Corporate bonds—second program
Fifth (A series)	Interbank	3.41% + VAC (*)	Semi-annually	2029	S/150,000	150,000	—
Negotiable certificates of deposits—first program
First (A series)	Interbank	4.28%	Annually	2020	S/150,000	143,927	—

Total local issuances						1,078,551	842,219

International issuances
Subordinated bonds	Interbank	6.625%	Semi-annually	2029	US$300,000	990,633	1,006,875
Junior subordinated notes	Interbank	8.50%	Semi-annually	2070	US$200,000	661,075	671,546
Senior bonds—First and second issuance	Interbank	5.75%	Semi-annually	2020	US$650,000	1,287,160	1,309,248
Senior bonds	IFS	4.125%	Semi-annually	2027	US$300,000	979,078	993,241
Senior bonds	Interbank	3.375%	Semi-annually	2023	US$484,895	1,537,962	1,558,979

Total international issuances						5,455,908	5,539,889

Total local and international issuances						6,534,459	6,382,108

Interest payable						128,754	114,670

Total						6,663,213	6,496,778

(*)	The Spanish term “Valor de actualización constante” is referred to an amount subject to adjustments.
(**)	On February 12, 2019, Interseguro executed the early redemption of said instruments and paid interest for approximately US$1,200,000.

Notes to the interim condensed consolidated financial statements (continued)

(b)

The international issuances are listed at the Luxembourg Stock Exchange. On the other hand, the local and international issuances include standard clauses of compliance with financial ratios, the use of funds and other administrative matters.

As of March 31, 2019 and December 31, 2018, the international issuances maintain mainly this clause: Submit audited financial statements on an annual basis and unaudited financial statements on a quarterly basis (both in Spanish and English).

In the opinion of Management and its legal advisors, this clause has been met by the Group as of March 31, 2019 and December 31, 2018.

11.	Insurance contract liabilities

(a)	This caption is made up as follows:

	As of March 31, 2019	As of December 31, 2018
	S/(000)	S/(000)
Technical reserves for insurance premiums (b)	10,150,835	10,006,960
Technical reserves for claims	256,402	293,508

	10,407,237	10,300,468

By term
Short term	938,338	935,182
Long term	9,468,899	9,365,286

Total	10,407,237	10,300,468

Notes to the interim condensed consolidated financial statements (continued)

(b)	The movement of technical reserves disclosed by type of insurance for the periods ended March 31, 2019 and 2018, is as follows:

	2019					2018
	Annuities	Retirement, disability and survival annuities	Life insurance	General insurance	Total	Annuities	Retirement, disability and survival annuities	Life insurance	General insurance	Total
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Beginning of period balances	8,665,894	715,217	586,166	39,683	10,006,960	9,034,796	676,949	525,662	36,482	10,273,889
Insurance subscriptions	78,343	—	548	28,792	107,683	58,117	1	4,256	17,916	80,290
Interest rate effect	136,166	11,934	—	—	148,100	(32,143)	10,209	—	—	(21,934)
Time passage adjustments	(27,041)	(1,646)	29,533	(27,459)	(26,613)	(28,288)	377	11,500	(17,513)	(33,924)
Maturities and recoveries	—	—	(8,037)	—	(8,037)	—	—	(3,393)	—	(3,393)
Exchange differences	(68,531)	—	(8,718)	(9)	(77,258)	(11,591)	121	(988)	(702)	(13,160)

Balances as of March 31	8,784,831	725,505	599,492	41,007	10,150,835	9,020,891	687,657	537,037	36,183	10,281,768

Balances as of December 31						8,665,894	715,217	586,166	39,683	10,006,960

(c)	In Management’s opinion, these balances reflect the exposure of life and general insurance contracts as of March 31, 2019 and December 31, 2018 in accordance with IFRS 4.

Notes to the interim condensed consolidated financial statements (continued)

(d)	As of March 31, 2019 and December 31, 2018, the main assumptions used in the estimation of retirement, disability and survival annuities and individual life reserves are the following:

	As of March 31, 2019		As of December 31, 2018
Type	Mortality table	Technical rates	Mortality table	Technical rates
Annuities	SPP-S-2017, SPP-I-2017 with improvement factor for mortality	5.19% in US$ 2.61% in S/ VAC 6.00% in adjusted S/	SPP-S-2017, SPP-I-2017 with improvement factor for mortality	5.63% in US$ 2.74% in S/VAC 5.84% in adjusted S/
Retirement, disability and survival	SPP-S-2017, SPP-I-2017 with improvement factor for mortality	2.61% in S/ VAC	SPP-S-2017, SPP-I-2017 with improvement factor for mortality	2.74% in S/ VAC
Individual life insurance contracts (included linked insurance contracts)	CSO 80 adjusted	4.00 - 5.00%	CSO 80 adjusted	4.00 - 6.00%

The sensitivity of the estimates used by the Group to measure its insurance risks is represented primarily by life insurance risks; the main variables as of March 31, 2019 and December 31, 2018, are the interest rates and the mortality tables. The Group has assessed the changes of the reserves related to its most significant life insurance contracts included in the reserves of annuities, retirement, disability and survival of +/- 100 basis points (bps) in the interest rates and of +/- 500 bps of the mortality factors, being the results as follows:

	As of March 31, 2019			As of December 31, 2018
		Variation of the reserve			Variation of the reserve
Variables	Reserve	Amount	Percentage	Reserve	Amount	Percentage
	S/(000)	S/(000)%		S/(000)	S/(000)%
Annuities
Portfolio in S/ and US Dollars—Basis amount
Changes in interest rate: + 100 bps	7,917,218	(867,613)	(9.88)	7,816,973	(848,921)	(9.80)
Changes in interest rate: - 100 bps	9,839,830	1,054,999	12.01	9,696,893	1,030,999	11.90
Changes in mortality table at 105%	8,703,412	(81,419)	(0.93)	8,587,633	(78,261)	(0.90)
Changes in mortality table at 95%	8,870,098	85,267	0.97	8,747,817	81,923	0.95

Retirements, disability and survival

Portfolio in S/—Basis amount
Changes in interest rate: + 100 bps	644,088	(81,417)	(11.22)	635,838	(79,379)	(11.10)
Changes in interest rate: - 100 bps	826,534	101,029	13.93	813,614	98,397	13.76
Changes in mortality table at 105%	716,446	(9,059)	(1.25)	706,495	(8,722)	(1.22)
Changes in mortality table at 95%	735,014	9,509	1.31	724,366	9,149	1.28

12.	Equity

(a)	Capital stock—

As of March 31, 2019 and December 31, 2018, IFS’s capital stock is represented by 113,110,864 common shares subscribed and paid in. IFS’s shares are quoted at the Lima Stock Exchange; have no nominal value and their issuance value was US$9.72 per share.

The General Shareholders’ Meeting of IFS held on April 1, 2019, agreed to distribute dividends for the year 2018 for approximately US$197,187,000 (equivalent to approximately S/654,464,000), US$1.75 per share, paid on May 3, 2019.

Notes to the interim condensed consolidated financial statements (continued)

The General Shareholders’ Meeting of IFS held on April 2, 2018, agreed to distribute dividends for the year 2017 for approximately US$157,750,000 (equivalent to approximately S/510,688,000), US$1.40 per share.

(b)	Shareholders’ equity for legal purposes (regulatory capital)—

IFS and Inteligo Group Corp. are not required to establish a regulatory capital for statutory purposes. As of March 31, 2019 and December 31, 2018, the regulatory capital required for Interbank and Interseguro is calculated based on the separate financial statements of each Subsidiary prepared following the accounting principles and practices stated by the SBS. Also, as of those dates, the regulatory capital required for Inteligo Bank is calculated in accordance with the requirements of the Central Bank of the Bahamas. The regulatory capital required for Interbank, Interseguro and Inteligo Bank is detailed in Note 17(f) of the 2018 Annual Consolidated Financial Statements.

(c)	Treasury stock held by IFS and Subsidiaries—

As of March 31, 2019 and December 31, 2018, the Group holds shares issued by IFS, as detailed below:

Entity	Number of shares	Cost
	(000)	S/(000)
Interbank	1,986	164,295
IFS	432	43,883

Total	2,418	208,178

In the Shareholders’ Meeting of IFS, held on May 25, 2016, the program of acquisition of own issuance shares was approved. Such acquisition, as agreed, may be carried out on one or more occasions, as appropriate to IFS’s interests, according to market conditions and other legal limits and factors in force at the time of the acquisition. These acquisitions shall be subject to the current legal limit (10-percent limit of the capital stock) established in Article 84 of the Securities Market Act. Likewise, the Shareholders’ Meeting set a limit for the acquisitions made under this program, which may not exceed 3,500,000 shares (equivalent to 3.09 percent of the Company’s capital stock), without taking into account the shares acquired prior to this program. On August 9, 2017, Management, pursuant to said delegation, informed the Board of Directors of IFS its decision to terminate the program of acquisition of own issuance shares.

In 2018, Interbank sold 3,009,490 shares of IFS at their market price for approximately US$121,133,000 (equivalent to approximately S/382,727,000) through the Lima Stock Exchange. Said sale was recorded as a decrease in “Treasury stock” by S/259,022,000 and the difference amounting to S/123,705,000 was recorded in “Retained earnings”.

13.	Tax situation

(a)

IFS and its Subsidiaries incorporated and domiciled in the Republic of Panama and the Commonwealth of the Bahamas are not subject to any Income Tax, or any other taxes on capital gains, equity or property; nevertheless, IFS is subject to an additional tax on dividends received from its Subsidiaries incorporated and domiciled in Peru. The Subsidiaries incorporated and domiciled in Peru are subject to the Peruvian Tax legislation.

Notes to the interim condensed consolidated financial statements (continued)

(b)

The Tax Authority (henceforth “SUNAT”, by its Spanish acronym) is legally entitled to perform tax audits procedures for up to four years subsequent to the date at which the tax return regarding a taxable period must be filed. The Income Tax and the Value-Added-Tax returns subject to inspection by the Tax Authority in each of the Subsidiaries, are the following:

•	Interbank, Hipotecaria Sura and Seguros Sura: Income Tax returns of the years 2012 and from 2014 to 2018, and Value-Added-Tax returns of the years 2014 to 2018, are pending reviewing by SUNAT.

•	Interseguro: Income Tax returns of the years 2013, 2015, 2017 and 2018, and Value-Added-Tax returns of the years 2014 to 2018, are pending reviewing by SUNAT.

Given the possible interpretations that SUNAT may give to the legislation in effect, up to date it is not possible to determine whether or not any review to be conducted would result in liabilities for the Subsidiaries; any increased tax or surcharge that could arise from possible tax reviews would be applied to the results of the period in which such tax increase or surcharge may be determined.

In the case of Interbank, in April 2004, June 2006, February 2007, June 2007, November 2007, October 2008 and December 2010, it received a number of Tax Determination and Tax Penalty notices corresponding mainly to the Income Tax determination for the fiscal years 2000 to 2006. As a result, claims and appeals were filed and subsequent contentious administrative proceedings were started, with the exception of Income Tax 2006, which is still pending in the Tax Court.

Regarding the tax litigations followed by Interbank related to the annual Income Tax returns for the years 2000 to 2006, the most relevant matter subject to discrepancy with SUNAT corresponds to whether the “interests in suspense” are subject to Income Tax or not. In this sense, Interbank considers that the interests in suspense do not constitute accrued income, in accordance with the SBS and the IFRS, which is also supported by a ruling of the Permanent Constitutional and Social Law Chamber of the Supreme Court issued in August 2009.

Notwithstanding the foregoing, in February 2018, Interbank was informed that the Third Transitory Chamber of Constitutional and Social Law of the Supreme Court, issued a ruling regarding a third bank that impacts Interbank’s original estimation regarding the degree of contingency indicated in the previous paragraph; which, based on this new circumstance and in compliance with the IFRS, Interbank estimates as possible as of the date of this report.

The tax liability requested for this concept and other minor matters by SUNAT as of March 31, 2019, amounts to approximately S/382,000,000. This amount has been calculated according to the resolutions issued by SUNAT on March, 2019, in compliance with the mandate of the Tax Court.

From the tax and legal analysis carried out, Interbank’s Management and its external legal advisors consider that there is sufficient technical support for the prevalence of Interbank’s position; as a result, it has not recorded any provision for this contingency as of March 31, 2019.

On the other hand, during the years 2013 and 2014, SUNAT closed the audit processes corresponding to the assessment of the Income Tax of the fiscal years 2007, 2008 and 2009, respectively, thus issuing a series of Assessment Resolutions without any additional levying of said tax.

On January 11, 2016, SUNAT closed the partial audit corresponding to the fiscal year 2013 for withholding of Income Tax from non-domiciled beneficiaries, issuing a series of Final Assessment Resolutions without any additional levying of the tax in question.

Notes to the interim condensed consolidated financial statements (continued)

On February 14, 2018, SUNAT, through Letter No.180011585680-01-SUNAT notified Interbank of the beginning of the partial inspection process for the Income Tax for the year 2014.

On September 7, 2018, SUNAT closed the partial inspection process for the fifth category tax for the year 2014; without additional tax request.

On November 6, 2018, SUNAT closed the inspection corresponding to the fiscal year 2010 related to Income Tax. Interbank paid the amount of the deficiency under protest and filed a tax claim. Currently, the claim is pending resolution by the Tax Administration.

On January 14, 2019, Interbank was notified of the Determination and Penalty Resolutions corresponding to the audit of the Income Tax for the fiscal year 2013. The tax debt sought by SUNAT amounts to approximately S/53,000,000. To date, Interbank Management has submitted the respective complaint to the resolutions indicated above. In Management opinion and its legal advisors, consider that there are technical arguments for the prevalence of Interbank’s position.

On January 4, 2019, Interseguro was notified through a Tax Determination notice about the partial auditing of the Income Tax for non-domiciled entities for Sura corresponding to January 2015; see Note 1. The tax debt claimed by SUNAT amounts to approximately S/19,000,000 Considering that this debt corresponds to a period prior to the acquisition of Seguros Sura by the Group (see Note 1), and according to the conditions of the purchase and sale agreement of this entity, this tax assessment, if confirmed after the legal actions that Management is to file, would be assumed by the sellers. On January 30, 2019, the Company filed an appeal against the determination decision with the Tax Authority.

Finally, as of the date of this report, SUNAT is reviewing the 2012 tax return of Interbank. In the opinion of Management, any eventual additional tax assessment would not be significant for the interim condensed consolidated financial statements as of March 31, 2019.

(c)

IFS calculates the period’s Income Tax expense using the best estimate of the weighted average annual tax rate expected for the full annual earnings. The table below presents the amounts reported in the interim condensed consolidated statements of income for the three-month periods ended March 31, 2019 and 2018:

	For the three-month periods ended March 31,
	2019	2018
	S/(000)	S/(000)
Current — Expense	115,469	79,991
Deferred — (Income) expense	(5,579)	25,528

	109,890	105,519

Notes to the interim condensed consolidated financial statements (continued)

14.	Interest and similar income and expenses

(a)	This caption is comprised of the following:

	For the three-month periods ended March 31,
	2019	2018
	S/(000)	S/(000)
Interest and similar income
Interest on loan portfolio	905,215	797,290
Interest on investments at fair value through other comprehensive income	194,159	197,819
Interest on due from banks and inter-bank funds	27,289	11,256
Interest on investments at amortized cost	21,961	18,979
Dividends on financial instruments through other comprehensive income	17,113	9,760
Other interest and similar income	1,003	1,171

Total	1,166,740	1,036,275

Interest and similar expenses
Interest and fees on deposits and obligations	(178,154)	(129,374)
Interest on bonds, notes and other obligations	(99,639)	(79,742)
Interest and fees on obligations with financial institutions	(42,373)	(44,253)
Deposit insurance fund fees	(10,900)	(9,824)
Result from hedging transactions	(2,502)	(2,279)
Other interest and similar expenses	(2,217)	(1,423)

Total	(335,785)	(266,895)

(b)	The amounts shown in Note 14(a) include interest income and expenses calculated using the effective interest rate (EIR), which are related to the following items:

	For the three-month periods ended March 31,
	2019	2018
	S/(000)	S/(000)
Financial assets measured at amortized cost	954,465	827,525
Financial assets measured at fair value through other comprehensive income	194,159	197,819

Total interest from financial assets not measured at fair value	1,148,624	1,025,344

Financial liabilities measured at amortized cost	320,166	253,369

Notes to the interim condensed consolidated financial statements (continued)

15.	Fee income from financial services, net

This caption is comprised of the following:

	For the three-month periods ended March 31,
	2019	2018
	S/(000)	S/(000)
Income
Maintenance and mailing of accounts, transfer fees and commissions on credit and debit card	155,391	151,385
Commissions for banking services	51,951	58,392
Funds management fees	35,116	38,204
Fees from indirect loans	13,797	15,237
Collection services fees	9,786	8,426
Brokerage and custody services fees	2,092	3,397
Others	8,944	8,885

Total	277,077	283,926

Expenses
Credit cards	(24,385)	(24,091)
Debtor’s life insurance premiums	(10,533)	(23,288)
Fees paid to foreign banks	(3,671)	(3,262)
Brokerage and custody services	(172)	(963)
Others	(15,318)	(15,725)

Total	(54,079)	(67,329)

Net	222,998	216,597

Notes to the interim condensed consolidated financial statements (continued)

16.	Other income and expenses

This caption is comprised of the following:

	For the three-month periods ended March 31,
	2019	2018
	S/(000)	S/(000)
Other income
Income from investments in associates	5,736	3,501
Other technical income from insurance operations	3,129	2,518
Income from ATM rentals	1,419	708
Services rendered to third parties	995	691
Other income	7,451	6,994

Total other income	18,730	14,412

Other expenses
Commissions from insurance activities	(13,412)	(16,922)
Sundry technical insurance expenses	(10,359)	(9,912)
Provision for sundry risk	(3,190)	(473)
Expenses related to rental income	(1,544)	(42)
Donations	(1,291)	(1,361)
Other expenses	(16,922)	(14,661)

Total other expenses	(46,718)	(43,371)

Notes to the interim condensed consolidated financial statements (continued)

17.	Net premiums earned

(a)	For the three-month periods ended March 31, 2019 and 2018, this caption is comprised of the following:

	Premiums assumed		Adjustment of technical reserves		Gross premiums earned (*)		Premiums ceded to reinsurers		Net premiums earned (incurred)
	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Life insurance
Annuities (**)	78,324	47,389	(56,553)	(19,042)	21,771	28,347	—	—	21,771	28,347
Group life	33,083	26,660	(85)	131	32,998	26,791	(1,275)	(1,435)	31,723	25,356
Individual life	33,297	32,531	(21,939)	(12,194)	11,358	20,337	(1,155)	(1,442)	10,203	18,895
Retirement, disability and survival	4,980	38,316	6,934	(10,737)	11,914	27,579	(1,700)	(24,818)	10,214	2,761
Others	—	1	(68)	(411)	(68)	(410)	—	—	(68)	(410)

Total life insurance	149,684	144,897	(71,711)	(42,253)	77,973	102,644	(4,130)	(27,695)	73,843	74,949
Total general insurance	25,776	22,088	(1,548)	(338)	24,228	21,750	(108)	(428)	24,120	21,322

Total	175,460	166,985	(73,259)	(42,591)	102,201	124,394	(4,238)	(28,123)	97,963	96,271

(*)	Includes the annual variation of technical reserves and unearned premiums.
(**)	The variation of the adjustment of technical reserves is due to the variation in the rates with which technical reserves are determined; see rates in Note 11(d).

Notes to the interim condensed consolidated financial statements (continued)

18.	Earnings per share

The following table presents the basic and diluted earnings per share computations:

	Outstanding shares	Shares considered in computation	Effective days in the period	Weighted average number of shares
	(in thousands)	(in thousands)		(in thousands)
2018
Balance as of January 1, 2018	107,682	107,682	90	107,682
Sale of treasury stock	3,010	3,010	59	1,973

Balance as of March 31, 2018	110,692	110,692		109,655

Net earnings attributable to IFS S/(000)				288,209

Basic and diluted earnings per share attributable to IFS (Soles)				2.628

2019
Balance as of January 1, 2019	110,692	110,692	90	110,692

Balance as of March 31, 2019	110,692	110,692		110,692

Net earnings attributable to IFS S/(000)				350,568

Basic and diluted earnings per share attributable to IFS (Soles)				3.167

Notes to the interim condensed consolidated financial statements (continued)

19.	Transactions with shareholders, related parties and affiliated entities

(a)	The table below presents the main transactions with shareholders, related parties and affiliated companies as of March 31, 2019 and December 31, 2018:

	As of March 31, 2019	As of December 31, 2018
	S/(000)	S/(000)
Assets
Instruments at fair value through profit or loss
Participations—Royalty Pharma	140,126	78,808
Negotiable certificates of deposit—Financiera Oh! S.A.	20,062	20,809
Investment funds participations—NGCP	2,850	2,890
Shares—InRetail Perú Corp.	—	7,322
Others	216	205

	163,254	110,034

Investments at fair value through other comprehensive income
Shares—InRetail Perú Corp.	283,750	228,122
Corporate bonds—InRetail Shopping Malls S.A.	72,843	59,131
Corporate bonds—Colegios Peruanos S.A.	56,100	58,913
Corporate bonds—Intercorp Perú Ltd.	4,342	15,766
Corporate bonds—Intercorp Retail Inc.	29,394	—
Corporate bonds—Cineplex S.A.	—	7,317

	446,429	369,249

Loans, net (b)	1,274,733	1,157,158
Accounts receivable from UTP (h)	66,334	58,968
Accounts receivable from Homecenters Peruanos S.A. (g)	20,877	20,877
Accounts receivable from Supermercados Peruanos S.A	18,264	18,264
Accounts receivable related to derivative financial instruments	2,596	3,908
Other assets (f)	11,399	10,183

Liabilities
Deposits and obligations	665,818	571,032
Other liabilities	148	214

Off-balance sheet accounts
Indirect loans (b)	120,186	139,702

Notes to the interim condensed consolidated financial statements (continued)

	For the three-month periods ended March 31,
	2019	2018
	S/(000)	S/(000)
Income (expenses)
Interest and similar income	21,947	31,314
Interest and similar expenses	(4,599)	(2,398)
Valuation of financial derivative instruments	7	(1,146)
Rental income	1,198	1,386
Gain on sale of investment property	—	1,559
Administrative expenses	(11,453)	(10,010)
Others, net	10,424	6,317

(b)	As of March 31, 2019 and December 31, 2018, the detail of loans to shareholders and related entities is the following:

	As of March 31, 2019			As of December 31, 2018
	Direct loans	Indirect loans	Total	Direct loans	Indirect loans	Total
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Supermercados Peruanos S.A.	221,154	701	221,855	236,826	701	237,527
Intercorp Perú Ltd.	169,168	—	169,168	65,046	—	65,046
InRetail Pharma S.A.	152,458	4,977	157,435	163,596	5,060	168,656
GTP Inversionistas S.A.C.	100,364	—	100,364	102,027	—	102,027
Nessus Hoteles Perú S.A.	97,871	166	98,037	102,851	169	103,020
Financiera Oh! S.A.	84,009	287	84,296	65,009	291	65,300
Colegios Peruanos S.A.C.	79,053	1,830	80,883	80,379	1,843	82,222
Universidad Tecnológica del Perú	80,000	—	80,000	80,000	—	80,000
Homecenters Peruanos S.A.	61,113	—	61,113	55,995	6,327	62,322
San Miguel Industrias PET S.A.	26,463	30,395	56,858	9,873	36,366	46,239
Cineplex S.A.	31,483	8,096	39,579	33,844	8,996	42,840
San Miguel Industrias Ecuador	32,910	—	32,910	32,910	—	32,910
Bembos S.A.C.	26,289	6,128	32,417	26,747	6,130	32,877
Centros de Salud Peruanos	28,717	—	28,717	20,701	—	20,701
Procesos de Medios de Pago S.A.	6,805	20,240	27,045	7,704	20,575	28,279
PF Interproperties Perú	—	20,925	20,925	—	21,126	21,126
Others	76,876	26,441	103,317	73,650	32,118	105,768

	1,274,733	120,186	1,394,919	1,157,158	139,702	1,296,860

(c)

As of March 31, 2019 and December 31, 2018, the directors, executives and employees of the Group have been involved, directly and indirectly, in credit transactions with certain subsidiaries of the Group, as permitted by Peruvian law, which regulates and limits certain transactions with employees, directors and officers of financial entities. As of March 31, 2019 and December 31, 2018, direct loans to employees, directors and officers amounted to S/212,288,000 and S/223,381,000, respectively; said loans are repaid monthly and bear interest at market rates.

There are no loans to IFS’s directors and key personnel guaranteed with shares of any Subsidiary.

Notes to the interim condensed consolidated financial statements (continued)

(d)	IFS’s key personnel compensation, including the Income Tax assumed for the three-month periods ended March 31, 2019 and 2018, comprised the following:

	2019	2018
	S/(000)	S/(000)
Salaries	7,415	4,079
Board of Directors’ compensations	367	372

Total	7,782	4,451

(e)

As of March 31, 2019 and December 31, 2018, the Group holds participations in different mutual funds managed by Interfondos, which are classified as investments at fair value through profit or loss and amounted S/13,000 and S/9,934,000, respectively.

(f)

It corresponds mainly to prepaid expenses for spaces ceded to Interbank in the stores of Supermercados Peruanos S.A. for the operation of financial agencies until the year 2030, and for an amount of approximately S/8,175,000 and S/8,856,000 as of March 31, 2019 and December 31, 2018, respectively, see Note 7(a). Interbank may renew the term of the agreements for an additional term of 15 years.

(g)	It corresponds to a loan with maturity in 2046 and bears interests at market value.

(h)	As of March 31, 2019 and December 31, 2018, correspond to a finance lease for the construction of educational facilities in San Juan de Lurigancho and Ate Vitarte districts.

(i)

In Management’s opinion, transactions with related parties have been performed under standard market conditions and within the limits permitted by the SBS. Taxes generated by these transactions and the taxable base used for computing them are those customarily used in the industry and they are determined according to the tax rules in force.

20.	Business segments

The Chief Operating Decision Maker (“CODM”) of IFS is the Chief Executive Officer (“CEO”) and presents three operating segments based on products and services as follows:

Banking

Mainly loans, credit facilities, deposits and current accounts.

Insurance

It provides annuities and conventional life insurance products, as well as other retail insurance products.

Wealth management

It provides brokerage and investment management services. Inteligo serves mainly Peruvian citizens.

The operating segments monitor the operating results of their business units separately for the purpose of making decisions on the distribution of resources and performance assessment. Segment performance is evaluated based on operating profit or loss and it is measured consistently with operating profit or loss in the interim condensed consolidated financial statements.

Notes to the interim condensed consolidated financial statements (continued)

Transfer prices between operating segments are on an arm’s length basis in a manner similar to transactions with third parties.

No revenue from transactions with a single external customer or counterparty exceeded 10 percent of the Group’s total revenues in the three-month periods ended March 31, 2019 and 2018.

Notes to the interim condensed consolidated financial statements (continued)

The following table presents the Group’s financial information by business segments for the three-month periods ended March 31, 2019 and March 31, 2018:

	For the three-month period ended March 31, 2019					For the three-month period ended March 31, 2018
	Banking	Insurance	Wealth management	Holding and consolidation adjustments	Total consolidated	Banking	Insurance	Wealth management	Holding and consolidation adjustments	Total consolidated
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Total income (*)
Third party	1,291,408	278,593	121,325	(64,737)	1,626,589	1,113,075	264,023	77,897	(8,955)	1,446,040
Inter-segment	(10,557)	—	(227)	10,784	—	(4,362)	—	(2,003)	6,365	—

Total income	1,280,851	278,593	121,098	(53,953)	1,626,589	1,108,713	264,023	75,894	(2,590)	1,446,040

Extracts of results
Interest and similar income	964,986	156,801	45,586	(633)	1,166,740	843,132	157,632	33,749	1,762	1,036,275
Interest and similar expenses	(307,418)	(13,640)	(14,860)	133	(335,785)	(242,449)	(13,728)	(9,135)	(1,583)	(266,895)

Net interest and similar income	657,568	143,161	30,726	(500)	830,955	600,683	143,904	24,614	179	769,380

Impairment loss on loans, net of recoveries	(186,342)	—	(72)	—	(186,414)	(173,268)	—	383	—	(172,885)
Impairment recovery on financial investments	(2)	2,361	(472)	—	1,887	(130)	97	2,291	—	2,258

Net interest and similar income after impairment loss	471,224	145,522	30,182	(500)	646,428	427,285	144,001	27,288	179	598,753

Fee income from financial services, net	193,361	(999)	38,914	(8,278)	222,998	179,719	(1,682)	43,079	(4,519)	216,597
Net gain on sale of financial investments	11,543	(6,169)	24,543	—	29,917	11,583	2,091	11,588	—	25,262
Other income (**)	121,518	30,997	12,282	(55,826)	108,971	78,641	9,711	(10,519)	(6,198)	71,635
Total net premiums earned minus claims and benefits	—	(74,074)	—	—	(74,074)	—	(78,867)	—	—	(78,867)
Depreciation and amortization	(55,399)	(5,031)	(2,474)	—	(62,904)	(34,137)	(2,244)	(2,168)	929	(37,620)
Other expenses	(335,392)	(65,657)	(24,420)	6,657	(418,812)	(327,967)	(59,537)	(24,274)	5,534	(406,244)

Income before translation result and Income Tax	406,855	24,589	79,027	(57,947)	452,524	335,124	13,473	44,994	(4,075)	389,516
Translation result	233	4,353	683	4,822	10,091	1,900	1,020	530	2,537	5,987
Income Tax	(107,386)	—	(1,408)	(1,096)	(109,890)	(94,469)	—	(1,565)	(9,485)	(105,519)

Net profit for the year	299,702	28,942	78,302	(54,221)	352,725	242,555	14,493	43,959	(11,023)	289,984

Attributable to:
IFS’s shareholders	299,702	28,942	78,302	(56,378)	350,568	242,555	14,493	43,959	(12,798)	288,209
Non-controlling interest	—	—	—	2,157	2,157	—	—	—	1,775	1,775

	299,702	28,942	78,302	(54,221)	352,725	242,555	14,493	43,959	(11,023)	289,984

(*)	Corresponds to interest and similar income, other income and net premiums earned.
(**)

For Banking Segment “Other income” for the three months ended March 31, 2019, included approximately S/32,422,000, after taxes, as gain on the sale of Interfondos to Inteligo Perú Holding S.A.C., which is eliminated upon consolidation, see Note 2(d).

Notes to the interim condensed consolidated financial statements (continued)

	As of March 31, 2019
	Banking	Insurance	Wealth management	Holding and eliminations	Total consolidated
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Capital expenditures (*)	30,354	13,364	1,992	—	45,710
Total assets	49,231,104	12,967,548	3,754,231	(196,676)	65,756,207
Total liabilities	43,850,841	11,938,997	2,923,890	(684,281)	58,029,447

	As of December 31, 2018
	Banking	Insurance	Wealth management	Holding and eliminations	Total consolidated
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Capital expenditures (*)	176,082	70,333	9,718	41	256,174
Total assets	47,440,393	12,572,396	3,808,939	(77,319)	63,744,409
Total liabilities	41,986,416	11,795,308	2,996,179	(121,970)	56,655,933

(*)	It includes the purchase of property, furniture and equipment, intangible assets and investment property.

The distribution of the Group’s total income based on the location of the customer and its assets, for the three-month period ended March 31, 2019 amounts to S/1,519,101,000 in Peru and S/107,488,000 in Panama (for the three-month period ended March 31, 2018 amounts to S/1,384,142,000 in Peru and S/61,898,000 in Panama). The distribution of the Group’s total assets based on the location of the customer and its assets, as of March 31, 2019 is S/62,164,114,000 in Peru and S/3,592,093,000 in Panama (S/60,033,938,000 in Peru and S/3,710,471,000 in Panama as of December 31, 2018). It should be noted that both income and assets located in Panama correspond mainly to Peruvian citizens.

Notes to the interim condensed consolidated financial statements (continued)

21.	Financial instruments classification

The financial assets and liabilities of the interim condensed consolidated statements of financial position as of March 31, 2019 and December 31, 2018, are presented below:

	As of March 31, 2019					As of December 31, 2018
	At fair value through profit or loss	Debt instruments measured at fair value through other comprehensive income	Equity instruments measured at fair value through other comprehensive income	Amortized cost	Total	At fair value through profit or loss	Debt instruments measured at fair value through other comprehensive income	Equity instruments measured at fair value through other comprehensive income	Amortized cost	Total
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Financial assets
Cash and due from banks	—	—	—	9,660,613	9,660,613	—	—	—	8,380,411	8,380,411
Inter-bank funds	—	—	—	70,017	70,017	—	—	—	495,037	495,037
Financial investments	1,565,096	13,510,209	928,737	1,848,731	17,852,773	1,571,468	13,328,593	845,317	1,884,067	17,629,445
Loans, net	—	—	—	33,622,742	33,622,742	—	—	—	32,960,917	32,960,917
Due from customers on acceptances	—	—	—	89,748	89,748	—	—	—	132,961	132,961
Accounts receivable and other assets, net	138,367	—	—	1,149,569	1,287,936	185,376	—	—	1,106,659	1,292,035

	1,703,463	13,510,209	928,737	46,441,420	62,583,829	1,756,844	13,328,593	845,317	44,960,052	60,890,806

Financial liabilities
Deposits and obligations	—	—	—	34,790,000	34,790,000	—	—	—	33,681,950	33,681,950
Inter-bank funds	—	—	—	106,524	106,524	—	—	—	—	—
Due to banks and correspondents	—	—	—	3,726,119	3,726,119	—	—	—	4,293,361	4,293,361
Bonds, notes and other obligations	—	—	—	6,663,213	6,663,213	—	—	—	6,496,778	6,496,778
Due from customers on acceptances	—	—	—	89,748	89,748	—	—	—	132,961	132,961
Insurance contract liabilities	—	—	—	10,407,237	10,407,237	—	—	—	10,300,468	10,300,468
Accounts payable, provisions and other liabilities	144,142	—	—	1,849,940	1,994,082	154,116	—	—	1,367,644	1,521,760

	144,142	—	—	57,632,781	57,776,923	154,116	—	—	56,273,162	56,427,278

Notes to the interim condensed consolidated financial statements (continued)

22.	Financial risk management

It comprises the management of the main risks, that due to the nature of their operations, IFS and its Subsidiaries are exposed to; and correspond to: credit risk, market risk, liquidity risk, insurance risk and real estate risk.

In order to manage this risks, every Subsidiary of the Group has a specialized structure and organization in their management, measurement systems, mitigation and coverage processes that considers the specific needs and regulatory requirements to develop its business. The Group and its Subsidiaries, mainly Interbank, Interseguro and Inteligo Bank, operate independently but in coordination with the general provisions issued by the Board of Directors and the Management of IFS.

A full description of the Group’s financial risk management is presented in Note 31 “Financial risk management” of the 2018 Annual Consolidated Financial Statements; following is presented the financial information related to credit risk management for the loan portfolio, offsetting of financial assets and liabilities, and foreign exchange risk.

(a)	Credit risk management for loans

Interbank’s loan portfolio is segmented into homogeneous groups that shared similar credit risk characteristics. These groups are: (i) Retail Banking (credit card, mortgage, payroll loan, consumer loan and vehicular loan), (ii) Small Business Banking (segments S1, S2 and S3), and (iii) Commercial Banking (corporate, institutional, companies and real estate). In addition, at Inteligo Bank, the internal model developed (scorecard) assigns 5 levels of credit risk classified as follows: low risk, medium low risk, medium risk, medium high risk, and high risk. These categories are described in Note 31.1.(d) of the 2018 Annual Consolidated Financial Statements.

The following table shows the credit quality and maximum exposure to credit risk of loans (direct and indirect) based on the Group’s internal credit rating as of March 31, 2019 and December 31, 2018. The amounts presented do not consider impairment.

	As of March 31, 2019				As of December 31, 2018
Total direct loans	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Not impaired
High grade	25,136,048	375,369	—	25,511,417	25,062,456	372,197	—	25,434,653
Standard grade	3,814,678	899,704	—	4,714,382	3,853,640	849,073	—	4,702,713
Sub-standard grade	332,470	936,820	—	1,269,290	417,701	845,995	—	1,263,696
Past due but not impaired	1,576,701	829,420	—	2,406,121	1,048,378	791,096	—	1,839,474
Impaired
Individually impaired	—	—	8,007	8,007	—	—	7,349	7,349
Collectively impaired	—	—	809,788	809,788	—	—	807,323	807,323

Total direct loans	30,859,897	3,041,313	817,795	34,719,005	30,382,175	2,858,361	814,672	34,055,208

Notes to the interim condensed consolidated financial statements (continued)

	As of March 31, 2019				As of December 31, 2018
Commercial loans	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Not impaired
High grade	11,568,705	96,842	—	11,665,547	12,088,746	106,480	—	12,195,226
Standard grade	2,202,440	157,987	—	2,360,427	2,305,607	125,090	—	2,430,697
Sub-standard grade	128,702	205,612	—	334,314	226,849	124,051	—	350,900
Past due but not impaired	1,301,234	138,211	—	1,439,445	714,034	134,730	—	848,764
Impaired
Individually impaired	—	—	8,007	8,007	—	—	7,349	7,349
Collectively impaired	—	—	205,380	205,380	—	—	199,132	199,132

Total commercial loans	15,201,081	598,652	213,387	16,013,120	15,335,236	490,351	206,481	16,032,068

	As of March 31, 2019				As of December 31, 2018
Consumer loans	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Not impaired
High grade	7,842,258	235,714	—	8,077,972	7,481,529	223,261	—	7,704,790
Standard grade	1,034,900	658,099	—	1,692,999	980,918	643,553	—	1,624,471
Sub-standard grade	174,934	522,278	—	697,212	163,050	534,181	—	697,231
Past due but not impaired	109,561	477,270	—	586,831	97,943	442,380	—	540,323
Impaired
Individually impaired	—	—	—	—	—	—	—	—
Collectively impaired	—	—	325,597	325,597	—	—	324,463	324,463

Total consumer loans	9,161,653	1,893,361	325,597	11,380,611	8,723,440	1,843,375	324,463	10,891,278

	As of March 31, 2019				As of December 31, 2018
Mortgage loans	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Not impaired
High grade	5,191,469	25,530	—	5,216,999	5,003,914	22,297	—	5,026,211
Standard grade	514,422	60,950	—	575,372	478,576	56,958	—	535,534
Sub-standard grade	25,599	194,787	—	220,386	22,575	170,556	—	193,131
Past due but not impaired	151,920	185,810	—	337,730	224,588	188,839	—	413,427
Impaired
Individually impaired	—	—	—	—	—	—	—	—
Collectively impaired	—	—	236,374	236,374	—	—	239,176	239,176

Total mortgage loans	5,883,410	467,077	236,374	6,586,861	5,729,653	438,650	239,176	6,407,479

Notes to the interim condensed consolidated financial statements (continued)

	As of March 31, 2019				As of December 31, 2018
Small and micro-business loans	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Not impaired
High grade	533,616	17,283	—	550,899	488,267	20,159	—	508,426
Standard grade	62,916	22,668	—	85,584	88,539	23,472	—	112,011
Sub-standard grade	3,235	14,143	—	17,378	5,227	17,207	—	22,434
Past due but not impaired	13,986	28,129	—	42,115	11,813	25,147	—	36,960
Impaired
Individually impaired	—	—	—	—	—	—	—	—
Collectively impaired	—	—	42,437	42,437	—	—	44,552	44,552

Total small and micro-business loans	613,753	82,223	42,437	738,413	593,846	85,985	44,552	724,383

Total indirect loans (substantially all indirect loans correspond to commercial loans)

Contingent Credits: Guarantees and stand by letters, import and export letters of credit	As of March 31, 2019				As of December 31, 2018
	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Not impaired
High grade	3,292,599	194,085	—	3,486,684	3,256,280	223,735	—	3,480,015
Standard grade	177,172	20,023	—	197,195	211,784	110,420	—	322,204
Sub-standard grade	19,479	253,533	—	273,012	33,472	192,699	—	226,171
Past due but not impaired	—	—	—	—	—	—	—	—
Impaired
Individually impaired	—	—	27,692	27,692	—	—	35,738	35,738
Collectively impaired	—	—	7,444	7,444	—	—	7,332	7,332

Total indirect loans	3,489,250	467,641	35,136	3,992,027	3,501,536	526,854	43,070	4,071,460

b)	Offsetting of financial assets and liabilities

The information contained in the tables below includes financial assets and liabilities that: (i) are offset in the interim condensed consolidated statements of financial position of the Group or; (ii) are subject to an enforceable master netting arrangement or similar agreement that covers similar financial instruments, regardless of whether they are offset in the interim condensed consolidated statements of financial position or not.

Similar arrangements of the Group include derivatives clearing agreements. Financial instruments such as loans and deposits are not disclosed in the following tables since they are offset in the interim condensed consolidated statements of financial position.

The offsetting framework agreement issued by the International Swaps and Derivatives Association Inc. (“ISDA”) and similar master netting arrangements do not meet the criteria for offsetting in the interim condensed consolidated statements of financial position because of such agreements were created in order for both parties to have an enforceable offsetting right in cases of default, insolvency or bankruptcy of the Group or the counterparties or following other predetermined events. In addition, the Group and its counterparties do not intend to settle such instruments on a net basis or to realize the assets and settle the liabilities simultaneously.

The Group receives and delivers guarantees collaterals in the form of cash with respect to transactions with derivatives; see Note 3.

Notes to the interim condensed consolidated financial statements (continued)

Financial assets and liabilities subject to offsetting, enforceable master netting arrangement and similar agreement as of March 31, 2019 and December 31, 2018 are as follows:

	Gross amounts of recognized financial instruments	Gross amounts of recognized financial instruments and offset in the interim condensed consolidated statements of financial position	Net amounts of financial instruments presented in the interim condensed consolidated statements of financial position	Related amounts not offset in the interim condensed consolidated statements of financial position		Net amount
				Financial instruments (including non-cash collateral)	Cash collateral received (pledged), Note 3(b)
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Assets
As of March 31, 2019
Derivatives, Note 7(b)	138,367	—	138,367	(45)	—	138,322

Total assets	138,367	—	138,367	(45)	—	138,322

As of December 31, 2018
Derivatives, Note 7(b)	185,376	—	185,376	(41)	—	185,335

Total assets	185,376	—	185,376	(41)	—	185,335

Liabilities
As of March 31, 2019
Derivatives, Note 7(b)	144,142	—	144,142	(45)	(82,837)	61,260

Total liabilities	144,142	—	144,142	(45)	(82,837)	61,260

As of December 31, 2018
Derivatives, Note 7(b)	154,116	—	154,116	(41)	(92,456)	61,619

Total liabilities	154,116	—	154,116	(41)	(92,456)	61,619

(c)	Foreign exchange risk

The Group is exposed to fluctuations in the exchange rates of the foreign currency prevailing on its financial position and cash flows. Management sets limits on the levels of exposure by currency and total daily and overnight positions, which are monitored daily. Most of the assets and liabilities in foreign currency are stated in US Dollars. Transactions in foreign currency are made at the exchange rates of the free market.

As of March 31, 2019, the weighted average exchange rate of the free market published by the SBS for transactions in US Dollars was S/3.361 per US$1 ask and S/3.321 per US$1 bid (S/3.369 and S/3.379 as of December 31, 2018, respectively). As of March 31, 2019, the exchange rate for the accounting of asset and liability accounts in foreign currency set by the SBS was S/3.318 per US$1 (S/3.373 as of December 31, 2018).

Notes to the interim condensed consolidated financial statements (continued)

The table below presents a detail of the Group’s position:

	As of March 31, 2019				As of December 31, 2018
	US Dollars	Soles	Other currencies	Total	US Dollars	Soles	Other currencies	Total
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Assets
Cash and due from banks	8,325,676	1,010,807	324,130	9,660,613	6,802,749	1,224,791	352,871	8,380,411
Inter-bank funds	—	70,017	—	70,017	—	495,037	—	495,037
Financial investments	7,684,914	10,156,160	11,699	17,852,773	7,670,084	9,941,459	17,902	17,629,445
Loans, net	10,115,034	23,507,708	—	33,622,742	10,048,173	22,912,744	—	32,960,917
Due from customers on acceptances	72,242	—	17,506	89,748	112,653	—	20,308	132,961
Accounts receivable and other assets, net	287,365	982,555	18,016	1,287,936	154,643	1,102,800	34,592	1,292,035

	26,485,231	35,727,247	371,351	62,583,829	24,788,302	35,676,831	425,673	60,890,806

Liabilities
Deposits and obligations	14,964,017	19,538,035	287,948	34,790,000	13,584,983	19,807,644	289,323	33,681,950
Inter-bank funds	—	106,524	—	106,524	—	—	—	—
Due to banks and correspondents	1,030,288	2,695,831	—	3,726,119	1,046,545	3,246,816	—	4,293,361
Bonds, notes and other obligations	5,982,827	680,386	—	6,663,213	6,110,077	386,701	—	6,496,778
Due from customers on acceptances	72,242	—	17,506	89,748	112,653	—	20,308	132,961
Insurance contract liabilities	3,839,190	6,568,047	—	10,407,237	4,072,811	6,227,657	—	10,300,468
Accounts payable, provisions and other liabilities, net	458,518	1,527,633	7,931	1,994,082	215,093	1,297,074	9,593	1,521,760

	26,347,082	31,116,456	313,385	57,776,923	25,142,162	30,965,892	319,224	56,427,278

Forwards position, net	(984,364)	1,016,617	(32,253)	—	(629,147)	685,813	(56,666)	—
Currency swaps position, net	(14,423)	14,423	—	—	(59,991)	59,991	—	—
Cross currency swaps position, net	1,762,329	(1,762,329)	—	—	1,724,081	(1,724,081)	—	—
Options position, net	(279)	279	—	—	81	(81)	—	—

Monetary position, net	901,412	3,879,781	25,713	4,806,906	681,164	3,732,581	49,783	4,463,528

As of March 31, 2019, the Group granted indirect loans (contingent operations) in foreign currency for approximately US$649,612,000, equivalent to S/2,155,412,000 (US$696,510,000, equivalent to S/2,349,328,000 as of December 31, 2018).

Notes to the interim condensed consolidated financial statements (continued)

23.	Fair value

(a)	Financial instruments measured at fair value and fair value hierarchy

The following table presents an analysis of the financial instruments that are measured at their fair value including the level of hierarchy of fair value. The amounts are based on the balances presented in the interim condensed consolidated statements of financial position:

	As of March 31, 2019				As of December 31, 2018
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Financial assets
Financial investments
At fair value through profit or loss (*)	813,479	304,653	446,964	1,565,096	811,238	352,273	407,957	1,571,468
Debt instruments measured at fair value through other comprehensive income	10,221,076	3,140,490	—	13,361,566	9,822,970	3,320,556	—	13,143,526
Equity instruments measured at fair value through other comprehensive income	927,093	1,644	—	928,737	843,646	1,671	—	845,317
Derivatives receivable	—	138,367	—	138,367	—	185,376	—	185,376

	11,961,648	3,585,154	446,964	15,993,766	11,477,854	3,859,876	407,957	15,745,687

Accrued interest				148,643				185,067

Total financial assets				16,142,409				15,930,754

Financial liabilities
Accounts payable by derivatives	—	144,142	—	144,142	—	154,116	—	154,116

(*)	As of March 31, 2019 and December 31, 2018, correspond mainly to mutual funds and investments funds participations.

Financial assets included in Level 1 are those measured on the basis of information that is available in the market, to the extent that their quoted prices reflect an active and liquid market and that are available in some centralized trading mechanism, trading agent, price supplier or regulatory entity.

Financial instruments included in Level 2 are valued based on the market prices of other instruments with similar characteristics or with financial valuation models based on information of variables observable in the market (interest rate curves, price vectors, etc.).

Financial assets included in Level 3 are valued by using assumptions and data that do not correspond to prices of operations traded on the market. Fair value is estimated using a discounted cash flow (DCF) model. The valuation requires Management to make certain assumptions about the model variables and data, including the forecast of cash flow, discount rate, credit risk and volatility.

Notes to the interim condensed consolidated financial statements (continued)

The table below presents a description of significant unobservable data used in valuation:

	Valuation technique	Significant unobservable inputs	Valuation	Sensitivity of inputs to fair value
Royalty Pharma	DCF Method	Sales forecast	Average sector analysis, estimates	10 percent increase (decrease) in the sales forecast would result in increase (decrease) in fair value by S/14,676,000.
500 basis points increase in the WACC would result in decrease in fair value by S/27,032,000.
		WACC	8.0%	500 basis points decrease in the WACC would result in increase in fair value by S/38,704,000.

Mutual funds and investment funds participations	DCF Method	Discount rate	Depends on the credit risk	500 basis points increase in the discount rate would result in decrease in fair value by S/4,768,000.
500 basis points decrease in the discount rate would result in increase in fair value by S/6,221,000.
		WACC	9.0%	500 basis points increase in the WACC would result in decrease in fair value by S/1,344,000.
500 basis points decrease in the WACC would result in increase in fair value by S/1,632,000.

	Comparable multiples	Price-to-sales ratio	Depends on industry’s entity	10 percent increase (decrease) in the price-to-sales ratio would result in increase (decrease) in fair value by S/2,459,000.
	Equity value		Depends on the credit risk	500 basis points increase (decrease) in the equity value would result in increase (decrease) in fair value by S/208,000.

The table below includes a reconciliation of fair value measurement of financial instruments classified by the Group into Level 3 of the valuation hierarchy:

	As of March 31, 2019	As of December 31, 2018
	S/(000)	S/(000)
Balance as of January 1	407,957	261,737
Purchases	68,384	151,231
Sales	(14,145)	(61,328)
Valuation recognized in the interim condensed consolidated statements of income	(15,232)	56,317

Ending balance	446,964	407,957

Notes to the interim condensed consolidated financial statements (continued)

During the three-month period ended March 31, 2019, and during the year 2018, there were no transfers of financial instruments from Level 3 to Level 1 or to Level 2. Also, during the three-month period ended March 31, 2019 and during the year 2018, there were no transfers of financial instruments between Level 1 and Level 2.

(b)	Financial instruments not measured at fair value

The table below presents the disclosure of the comparison between the carrying amounts and fair values of the Group’s financial instruments that are not measured at their fair value, presented by level of fair value hierarchy:

	As of March 31, 2019					As of December 31, 2018
	Level 1	Level 2	Level 3	Fair value	Book value	Level 1	Level 2	Level 3	Fair value	Book value
	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)	S/(000)
Assets
Cash and due from banks	—	9,660,613	—	9,660,613	9,660,613	—	8,380,411	—	8,380,411	8,380,411
Inter-bank funds	—	70,017	—	70,017	70,017	—	495,037	—	495,037	495,037
Investments at amortized cost	706,998	1,151,636	—	1,858,634	1,848,731	700,177	1,156,148	—	1,856,325	1,884,067
Loans, net	—	33,524,234	—	33,524,234	33,622,742	—	33,276,930	—	33,276,930	32,960,917
Due from customers on acceptances	—	89,748	—	89,748	89,748	—	132,961	—	132,961	132,961
Accounts receivables and other assets, net	—	1,149,569	—	1,149,569	1,149,569	—	1,106,659	—	1,106,659	1,106,659

Total	706,998	45,645,817	—	46,352,815	46,441,420	700,177	44,548,146	—	45,248,323	44,960,052

Liabilities
Deposits and obligations	—	34,787,155	—	34,787,155	34,790,000	—	33,699,626	—	33,699,626	33,681,950
Inter-bank funds	—	106,524	—	106,524	106,524	—	—	—	—	—
Due to banks and correspondents	—	3,730,437	—	3,730,437	3,726,119	—	4,291,346	—	4,291,346	4,293,361
Bonds, notes and other obligations	5,659,642	1,145,784	—	6,805,426	6,663,213	5,569,970	895,427	—	6,465,397	6,496,778
Due from customers on acceptances	—	89,748	—	89,748	89,748	—	132,961	—	132,961	132,961
Insurance contract liabilities	—	10,407,237	—	10,407,237	10,407,237	—	10,300,468	—	10,300,468	10,300,468
Accounts payable and other liabilities	—	1,849,940	—	1,849,940	1,849,940	—	1,367,644	—	1,367,644	1,367,644

Total	5,659,642	52,116,825	—	57,776,467	57,632,781	5,569,970	50,687,472	—	56,257,442	56,273,162

The methodologies and assumptions used to determine fair values depend on the terms and risk characteristics of each financial instruments and they include the following:

(i)

Long-term fixed-rate and variable-rate loans are assessed by the Group based on parameters such as interest rates, specific country risk factors, individual creditworthiness of the customer and the risk characteristics of the financed project. Based on this evaluation, allowances are taken into account for the estimated losses of these loans. As of March 31, 2019 and December 31, 2018, the book value of loans, net of allowance, was not significantly different from the calculated fair values.

Notes to the interim condensed consolidated financial statements (continued)

(ii)

Instruments whose fair values approximates their book value—For financial assets and financial liabilities that are liquid or have short-term maturity (less than three months) it is assumed that the carrying amounts approximate to their fair values. This assumption is also applied to demand deposits, savings accounts without a specific maturity and variable-rate financial instruments.

(iii)

Fixed rate financial instruments—The fair value of fixed-rate financial assets and financial liabilities at amortized cost is determined by comparing market interest rates when they were first recognized with current market rates related to similar financial instruments for their remaining term to maturity. The fair value of fixed interest rate deposits is based on discounted cash flows using market interest rates for financial instruments with similar credit risk and maturity. For quoted debt issued, the fair value is determined based on quoted market prices. When quotations are not available, a discounted cash flow model is used based on the yield curve of the appropriate interest rate for the remaining term to maturity.

24.	Fiduciary activities and management of funds

The Group provides custody, trustee, investment management and advisory services to third parties; therefore, the Group makes purchase and sale decisions in relation to a wide range of financial instruments. Assets that are held in trust are not included in the interim condensed consolidated financial statements. These services give rise to the risk that the Group could eventually be held responsible of poor yielding of the assets under its administration.

As of March 31, 2019 and December 31, 2018, the value of the managed off-balance sheet financial assets is as follows:

	As of March 31, 2019	As of December 31, 2018
	S/(000)	S/(000)
Investment funds	13,256,297	12,924,575
Mutual funds	4,512,724	4,668,076

Total	17,769,021	17,592,651

25.	Subsequent events

Since March 31, 2019, and as of the date of this report, no significant event that could impact the interim condensed consolidated financial statements has occurred that would not have been disclosed in notes.

9,000,000 Shares of Common Stock

Intercorp Financial Services Inc.

Global Coordinators and Joint Bookrunners

BofA Merrill Lynch	J.P. Morgan

Joint Bookrunner

Itaú BBA

Through and including                 , 2019 (the 25th day after the date of this prospectus), U.S. federal securities law requires all dealers that effect transactions in our common shares, whether or not participating in this offering, to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscription.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.	Indemnification of Directors and Officers

According to the Registrant’s Articles of Incorporation, its directors and its chief executive officer shall be indemnified by the Registrant for any reasonable expenses incurred and for any loss or damage suffered in connection with any action, lawsuit or proceeding to which they have been a party as a result of their position as director or chief executive officer, to the extent such action, lawsuit or proceeding is not attributable to them. We maintain liability insurance which insure our directors and officers against liability which he or she may incur in his or her capacity as such.

Item 7.	Recent Sales of Unregistered Securities

Within the last three years the Registrant has not sold any securities other than its U.S.$300,000,000 4.125% Senior Notes due 2027 issued pursuant to the indenture, dated October 19, 2017, among the Registrant, The Bank of New York Mellon, as trustee, and The Bank of New York Mellon SA/NV, Luxembourg Branch, as Luxembourg transfer and paying agent and sold pursuant to Rule 144A/Regulation S. The Registrant believes that these sales did not require registration under the Securities Act because these securities were offered and sold outside the United States in reliance upon the exemption from the registration requirements of the Securities Act contained in Regulation S under the Securities Act or, alternatively, in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144A thereof.

Item 8.	Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement

3.1	Legalized Translation of the Articles of Incorporation of the Registrant, as currently in effect

5.1	Form of Opinion of Arias, Aleman & Mora regarding the validity of the common shares being registered

9.1*	Irrevocable Proxy Agreement as of June 12, 2019, by and among International Financial Holdings Group Inc., in favor of George Pastor, Carlos Rodriguez Pastor, and Anne Marie See.

10.1	IFS Indenture, dated October 19, 2017, among the Registrant, The Bank of New York Mellon, as Trustee, and The Bank of New York Mellon SA/NV, Luxembourg, as Luxembourg transfer and paying agent (relating to our U.S.$300,000,000 4.125% Senior Notes due 2027).

21.1	Subsidiaries of the Registrant

23.1	Consent of Paredes, Burga, & Asociados Sociedad Civil de Responsabilidad Limitada, a member firm of Ernst & Young Global Limited

24.1	Powers of Attorney (included on signature pages in Part II to the Registration Statement)

*	Redacted.

(b)	Financial Statement Schedules

All schedules are omitted because the required information is included in the Registrant’s financial statements in the prospectus part of this Registration Statement.

Item 9.	Undertakings

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(4) For the purposes of Item 512(F) of Regulation S-K, the Registrant undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement common shares in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Luis Felipe Castellanos López Torres, Michela Casassa Ramat, Fernando Martín Zavala Lombardi and Juan Antonio Castro Molina, as attorneys-in-fact, and each of them with full power of substitution, for them in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the U.S. Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of common shares of the registrant, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to any amendment or supplement to the registration statement on Form F-1, or the Registration Statement, to be filed with the U.S. Securities and Exchange Commission with respect to such common shares, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on July 3, 2019.

Name	Title

/S/ LUIS FELIPE CASTELLANOS LOPEZ TORRES	Chief Executive Officer
Luis Felipe Castellanos Lopez Torres

/S/ MICHELA CASASSA RAMAT	Chief Financial Officer
Michela Casassa Ramat

/S/ LILIANA ELCIRA VERA VILLACORTA	Chief Accounting Officer
Liliana Elcira Vera Villacorta

/S/ CARLOS TOMÁS RODRÍGUEZ PASTOR PERSIVALE	Director
Carlos Tomás Rodríguez Pastor Persivale

/S/ FERNANDO MARTÍN ZAVALA LOMBARDI	Director
Fernando Martín Zavala Lombardi

/S/ FELIPE FEDERICO ROY MORRIS GUERINONI	Director
Felipe Federico Roy Morris Guerinoni

/S/ JOSÉ ALFONSO BUSTAMANTE Y BUSTAMANTE	Director
José Alfonso Bustamante y Bustamante

/S/ LUCÍA CAYETANA ALJOVÍN GAZZANI	Director
Lucía Cayetana Aljovín Gazzani

/S/ HUGO ANTONIO SANTA MARÍA GUZMÁN	Director
Hugo Antonio Santa María Guzmán

/S/ GUILLERMO MARTINEZ BARROS	Director
Guillermo Martinez Barros

/S/ DONALD J. PUGLISI	Authorized Representative in the United States
Donald J. Puglisi

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lima, Peru, on this third day of July, 2019.

Intercorp Financial Services Inc.

/S/ LUIS FELIPE CASTELLANOS LOPEZ TORRES
Name:	Luis Felipe Castellanos Lopez Torres
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on July 3, 2019 in the capacities indicated.

Signature	Title

/S/ LUIS FELIPE CASTELLANOS LOPEZ TORRES	Chief Executive Officer
Luis Felipe Castellanos Lopez Torres

/S/ MICHELA CASASSA RAMAT	Chief Financial Officer
Michela Casassa Ramat

/S/ LILIANA ELCIRA VERA VILLACORTA	Chief Accounting Officer
Liliana Elcira Vera Villacorta

/S/ CARLOS TOMÁS RODRÍGUEZ PASTOR PERSIVALE	Director
Carlos Tomás Rodríguez Pastor Persivale

/S/ FERNANDO MARTÍN ZAVALA LOMBARDI	Director
Fernando Martín Zavala Lombardi

/S/ FELIPE FEDERICO ROY MORRIS GUERINONI	Director
Felipe Federico Roy Morris Guerinoni

/S/ JOSÉ ALFONSO BUSTAMANTE Y BUSTAMANTE	Director
José Alfonso Bustamante y Bustamante

/S/ LUCÍA CAYETANA ALJOVÍN GAZZANI	Director
Lucía Cayetana Aljovín Gazzani

/S/ HUGO ANTONIO SANTA MARÍA GUZMÁN	Director
Hugo Antonio Santa María Guzmán

/S/ GUILLERMO MARTINEZ BARROS	Director
Guillermo Martinez Barros

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, the Registrant’s duly authorized representative has signed this registration statement or amendment thereto on July 3, 2019.

/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Authorized Representative in the United States